               New England Electric System and
               Eastern Utilities Associates

               Massachusetts Electric Company and
               Eastern Edison Company Rate Plan
               Filing In Support of Merger



               Volume 1



               Filing Letter & Petition


               Testimony & Exhibits of:
               Michael E. Jesanis
               Robert G. Powderly
               Lawrence J. Reilly
               Jennifer K. Zschokke



               April 30, 1999

               Submitted to:
               Massachusetts Department of
               Telecommunications and Energy

               Docket D.T.E. 99-_____

               Submitted by:

               NEES Logo

               EUA Logo

         [NEES logo]                                      [EUA logo]


                                                          April 30, 1999
                                                          by hand



Mary L. Cottrell, Secretary
Dept. of Telecommunications and Energy
100 Cambridge Street, 12th Floor
Boston, MA 02202

          Re:  New England Electric System and Eastern Utilities
               Associates Merger: Petition for Approval of Mergers, Financings, and Retail Rate Plan

Dear Secretary Cottrell:

          As announced on February 1, 1999, New England Electric System ("NEES") agreed to acquire all of the outstanding shares of Eastern Utilities Associates ("EUA") for $31 per share subject to adjustment for the date of closing. Because NEES and EUA are both holding companies, the Department's approval is not required for the parent-level acquisition. However, following the acquisition, NEES intends to merge EUA's electric operating subsidiaries into NEES's electric operating subsidiaries. Thus, in Massachusetts, Eastern Edison Company ("Eastern") will merge into Massachusetts Electric Company ("Mass. Electric"), and Montaup Electric Company ("Montaup") will merge into New England Power Company ("NEP"). Enclosed is a Petition that requests approval for the merger of the NEES and EUA subsidiaries.

          Following the merger and the expiration of the distribution rate freeze in its Restructuring Settlement, Mass. Electric proposes to implement a rate consolidation plan under which Eastern's customers will be moved onto Mass. Electric's rates. This rate consolidation plan will reduce the average rates to Eastern's customers by 14.2 percent or $23 million in 2001. In addition, Mass. Electric will propose to extend the rate freeze on the distribution component of its delivery rate for up to four years beyond the end of the rate freeze in its Restructuring Settlement. This extension occurs in two steps. Upon the merger with Eastern, the distribution rate freeze will be extended through 2001 and 2002. If the National Grid Group's merger with NEES is approved, the distribution rate freeze will be extended through 2003 and 2004. Thus, under the rate plan, Mass. Electric's customers will see stable distribution charges through December 31, 2004. The enclosed Petition also requests approval by the Department of the rate plan.

          The mergers and rate plan are supported in the testimony of several witnesses. Michael E. Jesanis, Senior Vice President and Chief Financial Officer of NEES, describes the merger and the rate plan. Robert G. Powderly, Executive Vice President of EUA, discusses EUA's decision to enter the transaction and its compliance with the Department's standards for mergers and acquisitions. Lawrence J. Reilly, President and Chief Executive Officer of Mass. Electric, describes the service improvements and service quality plan that Mass. Electric proposes following the merger. Jennifer K. Zschokke, Manager of Finance for the NEES companies, explains the mergers of Mass. Electric and Eastern and of NEP and Montaup and the required financing approvals to implement the mergers.

          In the second volume of the filing, David M. Webster, Principal Financial Analyst for the NEES companies, explains the accounting issues associated with the mergers and describes the proposed amendments to Mass. Electric's funds for recovery of hazardous waste and extraordinary storm costs. The rate consolidation plan and the mapping of the availability provisions of Eastern's and Mass. Electric's tariffs are described in the testimonies of Theresa M. Burns, Principal Rate Analyst for the NEES companies and James J. Bonner, Jr., Manager of Retail Pricing and Rate Administration for the EUA companies. Finally, David J. Hoffman and Richard J. Levin of Mercer Management Consulting set forth the synergies and savings associated with the merger in third volume of our filing.1/

          The NEES-EUA combination provides significant economic benefits to customers of both Eastern and Mass. Electric. As mentioned above, Eastern's customers receive a 14.2 percent average rate reduction upon the implementation of the rate plan. Over the four year period of the rate plan, the customers of the consolidated company receive economic benefits equal to $128 million. Almost $106 million of this amount stems directly from the economic value of the distribution rate freeze. The consolidation of the companies will also produce ongoing efficiency gains equal to $35 million annually after the expiration of the rate freeze in 2005.2/ The service quality standards proposed as part of the rate plan assure that reliability and responsiveness will be maintained during the period of the rate freeze. Finally, the consolidation of the companies and the integration of the Mass. Electric and Eastern billing systems should promote

---------------

          1/Exhibit 3 to Mr. Hoffman and Mr. Levin's testimony is being filed under separate cover. This exhibit contains confidential payroll and personnel information. The companies request confidential treatment of the exhibit pursuant to G.L. c. 25, ss. 5D. As grounds for this request, the companies state that Exhibit 3 contains confidential information about employees and their salaries and release to the public would unnecessarily reveal personal information. Accordingly, the information in Exhibit 3 has been redacted from the public filing.

          2/Under our proposal, these savings are applied first to the cost of the EUA acquisition and are then divided equally between customers and the recovery of the acquisition costs resulting from the NEES-National Grid transaction. Recovery of the EUA acquisition costs in accordance with the Department's precedent, is a condition of the merger agreement. See Essex County Gas Co., Docket D.T.E. 98-27 (1998).

the competitive market for electricity supplies by lowering marketing and transaction costs for suppliers and customers.

          For the reasons set forth here and in the accompanying testimony, we request the Department to grant the approvals and make the findings set forth in the accompanying Petition. Thank you for your attention to our filing.


                                      Very truly yours,


                                      /s/ Thomas G. Robinson
                                        ----------------------------------------
                                      Thomas G. Robinson
                                      Attorney for New England Electric System
                                      and its subsidiaries,
                                      Massachusetts Electric Company and
                                      New England Power Company


                                      /s/ David A. Fazzone
                                      ----------------------------------------
                                      David A. Fazzone of
                                      David A. Fazzone, P.C. and
                                      McDermott, Will & Emery
                                      Attorney for Eastern Utilities Associates
                                      and its subsidiaries,
                                      Eastern Edison Company and
                                      Montaup Electric Company

cc:  George B. Dean, Esq.
     Robert F. Sydney, Esq.

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


---------------------------------------------
                                             )
Massachusetts Electric Company and           )
New England Power Company, subsidiaries of   )
NEW ENGLAND ELECTRIC SYSTEM                  )
                                             )
         and                                 )    Docket D.T.E. 99-___
                                             )
Eastern Edison Company and                   )
Montaup Electric Company, subsidiaries of    )
EASTERN UTILITIES ASSOCIATES                 )
---------------------------------------------)


                        PETITION FOR APPROVAL OF MERGERS,
                        FINANCINGS, AND RETAIL RATE PLAN


          By this Petition, Massachusetts Electric Company ("Mass. Electric"),

New England Power Company ("NEP"), Eastern Edison Company ("Eastern"), and

Montaup Electric Company ("Montaup") (together the "Petitioners") request the

Department of Telecommunications and Energy ("Department") to:

          1. Approve Eastern's merger into Mass. Electric pursuant to G.L. c. 164, section 96;

          2. Provide, pursuant to G.L. c. 164, section 96, confirmation and authorization of the rights and franchises of Mass. Electric to carry on its business in all cities and towns in which Eastern is now doing an electric business, and find that further action of the Commonwealth of Massachusetts under G.L. c. 164, section 21 is not required to consummate the merger;

          3.   Approve Montaup's merger into NEP pursuant to G.L. c. 164, section 96;

          4. Provide, pursuant to G.L. c. 164, section 96, confirmation and authorization of the rights and franchises of NEP to carry on its business in all cities and towns in which Montaup is now doing an electric business, and find that further action of the Commonwealth of Massachusetts under G.L. c. 164, section 21 is not required to consummate the merger;

          5. Approve Mass. Electric's and NEP's increase in capital stock to the extent necessary pursuant to G.L. c. 164, section 99;

          6. Approve the disposition of Montaup's securities by Eastern to the extent necessary pursuant to G.L. c. 164, section 9A;

          7. Approve the issuance of preferred stock, bonds, or other evidences of indebtedness by Mass. Electric to the extent necessary pursuant to G.L. c. 164, sections 14, 15, 15A, 16, 18 and 19.

          8. Approve the amendments to the NEES Moneypool to permit the participation by Eastern, Montaup, and their affiliates in EUA in the NEES Moneypool pursuant to G.L. c. 164, section 17A.

          9. Approve Mass. Electric's assumption of Eastern's obligations and NEP's assumption of Montaup's obligations to the extent necessary pursuant to G.L. c. 164, section 14; and

          10. Approve the rate plan proposed for Mass. Electric and Nantucket Electric Company after the merger with Eastern detailed in the accompanying filing, including the recovery of the acquisition premium and transaction costs as set forth in the filing, the service quality standards, the accounting changes, and the treatment of the funds for environmental response costs and extraordinary storm costs pursuant to G.L. c. 164, section 94.


          In support of this Petition, Petitioners state the following:

          1. The Petitioners are all electric companies in Massachusetts as defined pursuant to G.L. c. 164, section 1, and are subject to the Department's jurisdiction;

          2. Mass. Electric and NEP are subsidiaries of New England Electric

System ("NEES"), and Eastern and Montaup and subsidiaries of Eastern Utilities

Associates ("EUA");

          3. On February 1, 1999, NEES and EUA agreed to the acquisition of EUA by NEES;

          4. Following that acquisition, the Petitioners plan is for Eastern to merge into Mass. Electric, and Montaup to merge into NEP following votes of the holders of at least two thirds of each class of stock outstanding and entitled to vote on the question of each of the companies;

          5. Following its merger with Eastern, Mass. Electric intends to implement the rate plan documented in the accompanying filing; and

          6. The consummation of the mergers and rate plan requires the

Department's approvals as set forth at the outset of this Petition and documented in the accompanying testimony.

          For the reasons stated in the accompanying filing, the Petitioners request the Department to grant the approvals and make the findings set forth at the outset of this Petition.

                                        Respectfully submitted,

                                        MASSACHUSETTS ELECTRIC COMPANY
                                        NEW ENGLAND POWER COMPANY
                                        By its attorney,



                                        /s/  Thomas G. Robinson
                                        -------------------------------------
                                        Thomas G. Robinson
                                        25 Research Drive
                                        Westborough, MA 01582
                                        (508) 389-2877
                                        EASTERN EDISON COMPANY
                                        MONTAUP ELECTRIC COMPANY
                                        By its attorney,


                                        /s/  David A. Fazzone
                                        ----------------------------------------
                                        David A. Fazzone, Esq. of
                                        David A. Fazzone, P.C., and
                                        McDermott, Will & Emery
                                        28 State Street
                                        Boston, MA 02109-1775
                                        (617) 535-4016


April 30, 1999

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





-----------------------------------
                                   )
New England Electric System        )                       Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------







                                DIRECT TESTIMONY

                                       OF

                               MICHAEL E. JESANIS

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





-----------------------------------
                                   )
New England Electric System        )                       Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------







                                DIRECT TESTIMONY

                                       OF

                               MICHAEL E. JESANIS


                                Table of Contents

                                                                            Page
I.       Qualifications........................................................1
II.      Purpose of Testimony and Summary of Filing............................2
III.     Terms, Conditions, and Structure of the Transaction...................6
IV.      Rate Plan.............................................................8
         1.       Rate Consolidation...........................................8
         2.       Distribution Rate Freeze.....................................9
                           a.       NEES-EUA:  Two-Year Extension.............10
                           b.       NEES-National Grid:  An Additional
                                    Two Year Extension........................12
         3.       Service Quality Plan........................................14
         4.       Recovering the Costs of Consolidation.......................15
V.       Benefits Created by the NEES Acquisition of EUA......................21
VI.      The Acquisition Premium and Transaction Costs........................30
VII.     Compliance With Department's Merger Standards........................38
VIII.    Other Regulatory Approvals...........................................39

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 1 of 40


1    I.   Qualifications.

2    Q.   Please state your name and business address.

3    A.   Michael E. Jesanis, 25 Research Drive, Westborough, Massachusetts.

4

5    Q.   By whom are you employed and what is your position?

6    A.   I am Senior Vice President and Chief Financial Officer of New England Electric System

7         ("NEES"). I am also Vice President of New England Power Company ("NEP"), The

8         Narragansett Electric Company ("Narragansett"), and New England Power Service

9         Company ("NEPSCO").

10

11   Q.   Please summarize your professional and educational background.

12   A.   I joined the NEES companies in 1983 as a financial analyst and was elected Treasurer of

13        NEES in 1992. I was elected a Vice President of NEES in 1997 and Senior Vice

14        President and Chief Financial Officer effective March 1, 1998. I earned bachelor's and

15        master's degrees in mathematics from Clarkson College of Technology and a master of

16        business administration degree from the Wharton School at the University of

17        Pennsylvania.

18

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 2 of 40


1    Q.   Have you previously testified before any regulatory commission?

2    A.   Yes. I have testified before the Department of Telecommunications and Energy

3         ("Department"), the Rhode Island Public Utilities Commission, the New Hampshire Public

4         Utilities Commission, and the Federal Energy Regulatory Commission.

5

6    II.  Purpose of Testimony and Summary of Filing.

7    Q.   What is the purpose of this filing?

8    A.   On February 1, 1999, NEES, Eastern Utilities Associates ("EUA"), and Research Drive

9         LLC ("Research Drive"), a directly and indirectly wholly owned subsidiary of NEES

10        entered into an Agreement and Plan of Merger ("EUA Agreement"). This filing requests

11        certain approvals which are necessary for consummation of the EUA acquisition.

12

13   Q.   Please describe the companies involved in this transaction?

14   A.   NEES is a registered holding company under the Public Utility Holding Company Act of

15        1935 ("Holding Company Act") and owns the common equity of several electric utility

16        companies, including Massachusetts Electric Company and Nantucket Electric Company

17        (together "Mass. Electric"), NEP, Granite State Electric Company ("Granite State"), and

18        Narragansett. NEES has entered into an agreement to merge with National Grid Group

19        ("National Grid"), completion of which is awaiting regulatory approvals.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 3 of 40


1              EUA is also a registered holding company under the Holding Company Act and

2         owns directly or indirectly the common equity of several electric utility companies,

3         including Eastern Edison Company ("Eastern"), Montaup Electric Company

4         ("Montaup"), Blackstone Valley Electric Company ("Blackstone Valley") and Newport

5         Electric Corporation ("Newport").

6

7    Q.   What approvals are being sought from the Department?

8    A.   This filing requests Department approval of a number of transactions necessary to

9         consummate the acquisition of EUA. These transactions include:

10        1)   the merger of Mass. Electric and Eastern, including the issuances of securities

11             pertaining to such merger;

12        2)   the merger of NEP and Montaup, including the issuances of securities pertaining

13             to such merger;

14        3)   amendments to the NEES Moneypool, an agreement among NEES companies that

15             allows daily borrowings between companies, to allow participation by EUA and

16             its subsidiaries for the period between the closing of the NEES-EUA merger and

17             the mergers of the operating companies;

18        4)   the implementation of a rate plan for the combined Mass. Electric/Eastern which

19             incorporates recovery the acquisition premium paid to acquire EUA and a

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 4 of 40


1              mechanism for recovering a portion of the premium paid by National Grid to

2              acquire NEES, which has allowed this transaction to move forward; and

3         5)   approval of service quality standards, certain accounting changes, and

4              amendments to Mass. Electric storm and hazardous waste funds.

5

6    Q.   What issues will your testimony address?

7    A.   NEES and EUA believe that this transaction provides significant benefits for our

8         constituencies, is in the public interest, and meets the standards for approval by the

9         Department. I will explain the structure and terms of the NEES-EUA merger and

10        summarize our plan for consolidating the NEES and EUA operating companies, moving

11        Eastern's customers to Mass. Electric's lower rates, and freezing Mass. Electric's

12        distribution rates to all customers in the combined companies. I then describe the

13        benefits of the merger and rate plan for customers, employees, and shareholders, and

14        describe the regulatory approvals necessary to implement the transaction. Finally, I

15        address the transaction and acquisition costs associated with the transaction and explain

16        our plans for allocating these costs among the NEES and EUA operating companies and

17        addressing them in the ratemaking process.

18

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 5 of 40


1    Q.   Who else is supporting the filing?

2    A.   In addition to my testimony, Robert G. Powderly, Executive Vice President of EUA, will

3         discuss the reasons behind EUA's decision to be acquired by NEES. The service quality

4         improvements and longer term benefits of the merger are discussed by Lawrence J.

5         Reilly, President and Chief Executive Officer of Mass. Electric. Mr. Reilly describes the

6         integration process now underway between the two companies and the goals for

7         developing both efficiency gains and service quality improvements through development

8         of best practices. He also describes the service quality plan for Mass. Electric and

9         Eastern following the consolidation. Jennifer K. Zschokke, Manager of Finance, explains

10        the corporate consolidations of the operating companies and the resulting financing

11        savings from those consolidations, and our request for the Department's approval of the

12        amendments to the NEES Moneypool.

13             David M. Webster, Principal Financial Analyst with the NEES companies,

14        addresses the accounting issues associated with the combination of the two companies,

15        including for example, the development of consistent depreciation schedules and accruals

16        for accounting purposes. He also supports our requested amendments to the storm and

17        hazardous waste funds following the Mass. Electric and Eastern merger. Theresa M.

18        Burns, Principal Rate Analyst for the NEES companies, and James J. Bonner, Manager of

19        Retail Pricing and Rate Administration for the EUA companies, support the rate plan

20        following the consolidation of the operating companies. Their testimonies document the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 6 of 40


1         rates and rate mapping associated with consolidating the NEP and Montaup transmission

2         rates and contract termination charges, and moving Eastern's customers onto Mass.

3         Electric's rates.

4              Finally, David J. Hoffman and Richard J. Levin of Mercer Management

5         Consulting provide the analysis of synergies and savings that were identified as part of

6         our analysis leading to the merger decision. These savings support the recovery of the

7         acquisition premium and transaction costs associated with the merger.

8

9    III. Terms, Conditions, and Structure of the Transaction.

10   Q.   Mr. Jesanis, would you please summarize the transaction between NEES and EUA?

11   A.   The transaction is set forth in the merger agreement included as Exhibit MEJ-1. Pursuant

12        to the EUA Agreement, Research Drive will merge with and into EUA with EUA

13        becoming a wholly owned subsidiary of NEES. EUA shareholders will receive $31 per

14        share in cash, which will be increased at a rate of $.003 each day beginning six months

15        after EUA shareholder approval of the EUA acquisition. The merger agreement contains

16        terms and conditions which are typical to a merger transaction. Closing of the merger is

17        subject to obtaining approval of EUA shareholders and obtaining required regulatory

18        approvals.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 7 of 40


1    Q.   How will the acquisition affect EUA's utility subsidiaries?

2    A.   At the time of closing, there will be no immediate impact on EUA's utility subsidiaries.

3         For example, Eastern, currently a subsidiary of EUA, will remain so, with EUA

4         becoming a subsidiary of NEES. However, as soon as practicable thereafter, we intend to

5         merge the operating companies of EUA with the operating companies of NEES. We

6         propose that Eastern merge with Mass. Electric, Montaup merge with NEP, and

7         Blackstone Valley and Newport merge with Narragansett. Finally, we expect to combine

8         the operations of the two service companies, NEPSCO and EUA Service Corporation.

9         Therefore, with the exception of the addition of EUA's unregulated companies, the

10        corporate structure resulting from completion of the operating company consolidations

11        will look essentially the same as the current NEES corporate structure. A diagram

12        showing the proposed corporate structures immediately after the acquisition of EUA and

13        after the later consolidation of the operating companies is provided in Exhibit MEJ-2.

14        Even though the consolidation of the operating utility subsidiaries will occur after

15        NEES's acquisition of EUA, we are requesting the Department's approval of all steps and

16        financings necessary to complete the full consolidation of EUA and the utility

17        subsidiaries as well as the proposed rate plan for the consolidation of Mass. Electric and

18        Eastern customers.

19

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 8 of 40


1    IV.  Rate Plan.

2    Q.   Please describe the proposed rate plan for Mass. Electric and Eastern customers following

3         the merger.

4    A.   The rate plan has four elements. First, we propose to put all Eastern customers on Mass.

5         Electric's rates on January 1, 2001. Second, we propose to freeze the distribution

6         component of the rates for the combined Mass. Electric/Eastern for up to four years after

7         January 1, 2001. Third, we will implement service quality standards for the combined

8         company. Finally, we propose a mechanism to recover the acquisition premium for the

9         NEES-EUA transaction and a portion of the acquisition for the NEES-National Grid

10        transaction. Each of these elements is discussed below.

11        1.   Rate Consolidation. First, we propose to put all Eastern customers on Mass.

12             Electric's delivery rates effective with the first billing cycle in January, 2001.

13             When combined with the second element of the rate plan, the distribution rate

14             freeze, Eastern customers will save $23 million in 2001 or 14.2 percent of total

15             retail delivery service charges to Eastern's customers. See Exhibit MEJ-3, page 1.

16             Both Mass. Electric's and Eastern's delivery rates are composed of separate

17             charges for distribution, Renewables and Demand Side Management,

18             transmission, and transition. Under the proposed plan, Eastern's customers will

19             be placed directly on Mass. Electric's existing distribution rates. The individual

20             transmission expenses and contract termination charge costs that were billed from

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                        Page 9 of 40


1              NEP to Mass. Electric and from Montaup to Eastern before consolidation will be

2              blended into consolidated transmission and transition factors after the merger of

3              Mass. Electric and Eastern.

4                   The consolidation reduces average rates to Eastern's customers by 14.2

5              percent. As shown on Exhibit MEJ-3, page 4, Mass. Electric's customers will

6              also experience a rate decrease in 2001. However, as the result of the averaging

7              of the contract termination charge, the transition component of Mass. Electric's

8              rates is higher than it would have been otherwise. This increase is offset in part

9              by the lower transmission factor that results from blending Montaup's lower

10             transmission charge with NEP's to arrive at a consolidated transmission rate

11             applicable to the combined Mass. Electric. The net result is a slight increase of

12             $0.00062 per kilowatthour or 1.4 percent to Mass. Electric's customers from the

13             rates that would have otherwise been charged in 2001. See Exhibit MEJ-3, pages

14             1 and 4.

15        2.   Distribution Rate Freeze. The economic effect of this blending of the transition

16             charge is more than offset by the second component of the rate plan -- a

17             distribution rate freeze. The freeze is proposed for four years beyond the

18             distribution rate freeze in Mass. Electric's and Eastern's Restructuring Settlements

19             which expire on December 31, 2000. The freeze consists of the two extensions

20             discussed below.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 10 of 40


1                   a. NEES-EUA: Two-Year Extension. Mass. Electric commits as

2                   part of the NEES-EUA transaction to freeze the distribution component of

3                   its rates for two years beyond the rate freeze currently in place under

4                   Mass. Electric's Restructuring Settlement in D.P.U./D.T.E. Docket No.

5                   96-25. The distribution rate freeze will apply to both Mass. Electric's and

6                   Eastern's customers under the consolidated rate plan. Thus, it provides

7                   significantly greater benefits than the rate freeze in the Essex County Gas

8                   Co. acquisition, Docket D.T.E. 98-27 (1998), that applied only to the rates

9                   of the acquired company, Essex County Gas, but not its Massachusetts

10                  affiliate, Boston Gas Company. As shown on Exhibit MEJ-4, page 1, line

11                  4, the freeze produces lower average rates for Mass. Electric in 2002, more

12                  than offsetting the effects associated with the blending of the transition

13                  charge. As a result, total delivery rates to Mass. Electric's existing

14                  customers are lower as the result of the merger in 2002, the second year of

15                  the EUA rate freeze.

16                       Under the Restructuring Settlement, the distribution component of

17                  Mass. Electric's rates has been frozen since March 1, 1998. Through this

18                  new commitment, the freeze will be extended from December 31, 2000

19                  through December 31, 2002. This means that, if the EUA merger is

20                  completed, distribution rates to Mass. Electric's customers, which are

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 11 of 40


1                   among the lowest in the state, will have remained at the same level for

2                   almost five years. The Company would retain only the ability to adjust

3                   rates to reflect exogenous events occurring during the rate freeze period

4                   such as changes to local, state, and federal tax laws, regulations or

5                   precedents, and changes to accounting rules and practices. The return on

6                   equity cap and floor in the restructuring settlement would not apply to the

7                   extended rate freeze. Assuming distribution rates would have otherwise

8                   increased at an inflation rate of 2.2 percent per annum, the cumulative

9                   value of the rate plan for the customers of the consolidated Mass. Electric

10                  is approximately $38 million through December 31, 2002. See Exhibit

11                  MEJ-4, page 1, line 12.

12                       The two year distribution rate freeze shares the savings from the

13                  NEES-EUA merger. As described more fully later in my testimony, we

14                  believe that the merger will allow the combined system to reduce annual

15                  costs by $35 million. In contrast, the distribution rate freeze eliminates

16                  two inflationary increases that would otherwise add $28 million additional

17                  revenues to the base distribution charges of the combined companies.

18                       Thus, the NEES-EUA merger allows us to meet and extend the rate

19                  targets imposed as a result of industry restructuring and to continue to

20                  confer substantial economic benefits on customers from regulated

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 12 of 40


1                   operations following industry restructuring. These rate benefits from

2                   regulated operations are in addition to the benefits produced by the

3                   competitive retail market for power supplies that provided the rationale for

4                   industry restructuring.

5                   b. NEES-National Grid: An Additional Two Year Extension. We

6                   intend to continue this pattern of savings from consolidations and

7                   efficiency gains through the National Grid merger that was described to

8                   the Department in our March 10, 1998 filing. We believe that the National

9                   Grid merger will allow us to produce significant additional savings

10                  through improved operations, further efficiency gains, the adoption of best

11                  practices, and improved scale economies. To reflect and share these

12                  anticipated savings, Mass. Electric proposes to extend the distribution rate

13                  freeze an additional two years through December 31, 2004 contingent

14                  upon the closing of the NEES-National Grid merger. This provides Mass.

15                  Electric's customers price stability for regulated service for almost seven

16                  years following the introduction of retail choice. The value of the rate

17                  plan will grow to over $50 million per year by 2004 and will total

18                  approximately $128 million over the rate freeze period. See Exhibit MEJ-

19                  4, page 1, line 12.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 13 of 40


1                        The distribution rate freeze represents the most significant element

2                   of these savings. As shown on page 2, lines 21 and 22 of Exhibit MEJ-4,

3                   the savings associated with the distribution rate freeze total $45 million in

4                   2004 and $106 million over the 4 year period. Because of the length of

5                   the rate freeze and the potential that inflation may exceed current

6                   projections by a significant amount, we propose to add an adjustment in

7                   the event that inflation occurring during the extended rate freeze in

8                   calendar years 2003 and 2004 exceeds 3.0 percent. Specifically, the

9                   average distribution rate at the Consolidation Date is 2.549 cents per

10                  kilowatthour as shown in Exhibit MEJ-3, page 1, line 4. This amount will

11                  be adjusted by the actual inflation rate in accordance with the

12                  methodology illustrated in Exhibit MEJ-5, which compares actual

13                  inflation as measured by the Consumer Price Index Deflator - All Urban

14                  Consumers ("CPI-U") to 3.0 percent, and adjusts distribution rates in

15                  effect in 2003 for 75 percent of the excess over 3.0 percent. The

16                  adjustment would be calculated at the end of September, 2002 prior to the

17                  first year of the extended rate freeze, and the adjustment, if any, would

18                  be rolled into distribution rates as a permanent increase. The process

19                  would be followed again for the end of September, 2003 for the following year,

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 14 of 40


1                   2004 which is the last year of the rate freeze. This adjustment would be in

2                   addition to any adjustments for other exogenous factors.

3         3.   Service Quality Plan. These distribution rate freezes confer substantial savings in

4              the price of regulated distribution service for Mass. Electric's customers.  The

5              Department has made it clear that these savings should not come at the expense of

6              quality service. We agree. Mr. Reilly addresses in his testimony the service

7              quality plan that we will be implementing to maintain and improve service,

8              customer satisfaction, and reliability. These efforts will continue the

9              commitments of both Eastern and Mass. Electric to provide the best service in the

10             state at the lowest rates in the state.

11                  Distribution service represents only 2.5 cents per kilowatthour of Mass.

12             Electric's current average rate. The significant savings from industry

13             restructuring lie in the power supply component of the bill. Standard Offer

14             Service provided by Mass. Electric ends in February 2005, two months after the

15             end of the proposed distribution rate freeze. At the time it ends, Mass. Electric's

16             base standard service charge will be 5.1 cents per kilowatthour. Our most

17             significant challenge over this period is to provide the infrastructure, billing, and

18             data transfer systems necessary for the supply market to provide the economic

19             benefits to customers that we all expect from industry restructuring. The mergers

20             with EUA and National Grid will provide us with the savings and financial

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 15 of 40


1              resources necessary to accomplish this task within the constraints of our current

2              rates. If we are successful, the savings from the competitive market will greatly

3              exceed the savings under the rate plan. Our customers will doubly benefit from

4              the mergers that we have proposed.

5         4.   Recovering the Costs of Consolidation. The final element of the proposed rate plan

6              focuses on Mass. Electric's financial integrity and the rate setting process

7              following the period of the distribution rate freeze. As set forth later in my

8              testimony, there are significant costs associated with producing the savings that

9              stem from the consolidation of NEES and EUA and NEES and National Grid.

10             These costs for the NEES-EUA transaction are quantified in this filing and

11             compared directly to the savings from the consolidation. As I explain below, the

12             savings from the NEES-EUA consolidation exceed the acquisition premium and

13             the transaction costs of the NEES-EUA acquisition. As a result, the transaction

14             meets the Department's standards for merger approval, and the acquisition

15             premium and costs of the transaction should be recovered in rates. Accordingly,

16             we are proposing to amortize for ratemaking purposes the EUA acquisition

17             premium and transaction costs that are allocated to Mass. Electric over 20 years as

18             shown on Exhibit MEJ-6. We are also proposing to retain 50 percent of the

19             savings from the EUA acquisition above and beyond the amortization of the EUA

20             acquisition premium and transaction costs to recover a portion of the acquisition

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 16 of 40


1              premium and transaction costs paid by National Grid to acquire NEES.

2              The remaining 50 percent of the excess savings will flow through to customers

3              following the rate freeze producing a reduction in distribution rates over the level

4              that customers would have experienced absent the merger.

5

6    Q.   How will the sharing mechanism work?

7    A.   The annual savings from the consolidation of the companies will equal $35 million per

8         year in the first full year after the rate freeze. These savings are expected to grow by

9         inflation over the long term. Of this amount, we expect that approximately 72 percent or

10        $25.2 million will flow to the consolidated Mass. Electric. These savings provide the

11        basis for the sharing plan.

12             Under our plan, the future annual savings will be fixed and determined in this

13        proceeding. At the time of any future Mass. Electric distribution rate proceeding, Mass.

14        Electric would be allowed to include in its cost of service the annual amortization of the

15        EUA acquisition premium and transaction costs, because the annual amortization is less

16        than the savings produced by the merger. As shown in Exhibit MEJ-6, the Massachusetts

17        portion of the annual amortization expense for the EUA transaction is $16,421,000 for 20

18        years and zero thereafter. Under our proposal, the amortization would first be subtracted

19        from the annual savings and 50 percent of the remaining savings would then be applied to

20        recover the NEES-National grid acquisition premium and transaction costs. For example,

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 17 of 40


1         if the Department found that the EUA consolidation produced $35 million of annual

2         savings in 2005 when the distribution rate freeze ends, and that $25,176,000 would be

3         allocated to Mass. Electric, Mass. Electric could include in its first cost of service

4         following the rate freeze, an annual amortization of the EUA-NEES acquisition premium

5         equal to $16,421,000 plus one half of the remaining savings to apply against the NEES-

6         National Grid acquisition premium. Thus, 50 percent of $8,755,000 ($25,176,000 -

7         $16,421,000 = $8,755,000) equal to 4,377,500 would be applied against the National

8         Grid premium and transaction costs, and $4,377,500 will be reflected in a lower cost of

9         service.

10             The amount of savings available for the 50/50 sharing mechanism grows over

11        time as the savings grow by inflation, and amortization of the EUA acquisition premium

12        is eliminated after 20 years. Exhibit MEJ-7 illustrates the calculation based on an

13        assumed level of inflation equal to 2.2 percent, and shows the annual sharing amounts.

14        The actual level of sharing will be based on actual inflation experience over the period.

15        Under our proposal, except for the adjustment to reflect actual inflation, these amounts

16        would be fixed for the NEES-EUA transaction in this proceeding.

17

18   Q.   Does the share of savings that is applied against the National Grid acquisition premium

19        and transaction costs match the amortization of the premium for accounting purposes?

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 18 of 40


1    A.   No. As we have explained, the ratemaking treatment for the acquisition premium and

2         transaction costs is different from the accounting treatment. As with the EUA acquisition

3         premium and transaction costs, the National Grid acquisition premium and transaction

4         costs will be pushed down to the NEES companies, including Mass. Electric, and

5         amortized for accounting purposes over 20 years. The sharing mechanism postpones rate

6         recovery of the portion of the National Grid acquisition premium recovered through the

7         proposed sharing mechanism to a later period.

8

9    Q.   What is the portion of the NEES-National Grid premium that is recovered through this

10        mechanism?

11   A.   The present values of the savings from the NEES-EUA merger, the amortization of the

12        EUA acquisition premium and transaction costs, and the remaining savings are shown on

13        Exhibit MEJ-8. As that exhibit shows, the net present value of the Massachusetts portion

14        of the merger savings in excess of the EUA recovery is $249 million. Fifty percent of

15        this present value or $125 million is the recovery of the NEES-National Grid premium.

16        This amount will be deducted from the present value of the amortization of the NEES-

17        National Grid premium allocated to Mass. Electric and will not be recovered in any other

18        way.

19

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 19 of 40


1    Q.   Would this sharing mechanism be applied to future acquisitions?

2    A.   Yes. Our goal is to generate further savings through future consolidations in the

3         Northeast. Under our plan, 50 percent of the savings in excess of the acquisition

4         premium and transaction costs allocated to Massachusetts customers will also be applied

5         to recover the NEES-National Grid acquisition premium and the transaction costs. As we

6         explained in the NEES-National Grid informational filing, the National Grid acquisition

7         of NEES is essential for the consolidation of other low cost utilities in the Northeast.

8         Even if these consolidations involve acquisitions outside of Massachusetts, savings will

9         flow to Mass. Electric automatically without any associated acquisition premium or

10        transaction costs. For example, as shown on Exhibit MEJ-8, a portion of the savings

11        from the EUA transaction is automatically flowing to New Hampshire customers, but the

12        acquisition costs are not, because EUA has no operations in New Hampshire. These

13        benefits are the direct result of this and future consolidations. If we successfully

14        implement other mergers in the future, Mass. Electric's customers will share the benefits

15        of these consolidations even if they occur outside of Massachusetts. As in this case,

16        Mass. Electric would demonstrate the savings and the sharing at the outset through a

17        synergy study.

18

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 20 of 40


1    Q.   Would the 50 percent sharing apply to savings from ongoing efficiency gains?

2    A.   No. Ongoing efficiencies will be generated through an array of activities beyond

3         consolidations. We propose to maintain flexibility to design incentives and sharing

4         mechanisms tailored to specific issues and problems. A simple sharing mechanism may

5         not produce the correct economic incentive for specific operations and programs. For

6         example, our DSM incentive has been based upon both a sharing the value produced by

7         the program and our performance and commitment to DSM programs. Other program-

8         specific incentive designs may be necessary in the future to encourage capital investment

9         to reduce operating costs, losses, or congestion, or to further specific public policy

10        objectives.

11

12   Q.   Will there be a cap on recovery of the NEES-National Grid acquisition premium?

13   A.   Yes. Mass. Electric's recovery will stop when the portion of the acquisition premium and

14        transaction costs associated with the National Grid transaction that is allocated to Mass.

15        Electric has been recovered. As explained above, the EUA transaction reduces the

16        present value of this recovery by $125 million. Future transactions will be applied to

17        reduce the premium in the same way. When the premium is fully offset, recovery of the

18        National Grid premium will cease.

19

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 21 of 40


1    V.   Benefits Created by the NEES Acquisition of EUA

2    Q.   Would you summarize the benefits created through the NEES acquisition of EUA?

3    A.   The acquisition of EUA by NEES will result in the creation of substantial benefits which

4         can be used to provide improved service at lower rates to customers, greater opportunities

5         for employees, a premium to EUA shareholders, and an opportunity for NEES and

6         National Grid shareholders to earn reasonable returns on their investments in the

7         companies.

8              The benefits to customers will be delivered through the proposed rate plan

9         described above. These benefits are financed in part by the savings produced by the

10        NEES-EUA consolidation. The acquisition and consolidation produce synergies which

11        are typical of utility combinations. These synergies build on efficiencies already

12        achieved by Mass. Electric and Eastern, which are already the lowest cost utilities in the

13        state.

14

15   Q.   How will the cost savings you described be achieved?

16   A.   The cost savings will come from a variety of categories. Approximately 70 percent of the

17        savings will come from eliminating approximately 250 positions from the combined

18        organization. These reductions will come from across the organization. Administrative

19        areas such as accounting and finance, where significant redundancies exist between the

20        two companies, will be reduced. EUA's and NEES' customer service operations will be

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 22 of 40


1         integrated to handle increased volumes at a lower unit cost. The unit cost of field

2         operations will also be reduced through standardization and mutual support. The

3         remainder of the operating savings will come from disposing of duplicate facilities,

4         realizing greater purchasing power, and eliminating redundant administrative costs, such

5         as corporate governance expense. Mr. Hoffman testifies at length on these savings.

6

7    Q.   What is your estimate of savings that will be achieved?

8    A.   Based on the analysis performed by NEES and Mercer Management, the savings will be

9         about $31.1 million per year by the end of the distribution rate freeze period. For reasons

10        I describe below, I believe that the estimate developed by Mercer Management is

11        conservative and that we will achieve total savings of $35 million per year by the end of

12        the rate freeze period. These savings will grow with inflation over time. As shown on


13        Exhibit MEJ-8, the present value of the savings after amortization of the EUA acquisition

14        premium and transaction costs will be at least $356 million. Mass. Electric's share of that

15        amount is $249 million.

16

17   Q.   Please describe the goals of the NEES/EUA integration process.

18   A.   In my view, there are two overriding goals to the integration process. First, the

19        integration process is critical to achieving the efficiency gains upon which the transaction

20        was predicated. Second, it is equally important to combine the two organizations in a

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 23 of 40


1         way that maintains or improves service quality. The integration process is providing us

2         the opportunity to review our business practices to identify additional opportunities to

3         streamline operations. The integration process also provides us the opportunity to

4         compare business processes and adopt best practices where they can improve service to

5         customers.

6

7    Q.   How is the integration effort organized?

8    A.   Following the announcement of the NEES-EUA transaction, the two companies created a

9         transition team charged with consolidating the companies in a manner which creates more

10        cost savings than were assumed in the Mercer analysis. The transition team is led by

11        Thomas E. Rogers, Vice President and Director of Corporate Planning for NEPSCO, who

12        directed the sale of our non-nuclear generating business, and Mr. Powderly of EUA, who

13        was responsible for integration activities following EUA's acquisition of Newport

14        Electric. The transition team has formed over 60 individual sub-teams covering all

15        aspects of the business. Each of these teams is charged with the task of identifying

16        savings and efficiency gains.

17

18   Q.   What is the schedule for the integration effort?

19   A.   The various transition teams have been established and are meeting regularly. For

20        planning purposes, we are targeting October 1, 1999, as the completion date for the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 24 of 40


1         process so that we will be ready to move forward with implementation as soon as the

2         necessary regulatory approvals are in hand.

3

4    Q.   How do you expect that the integration efforts will lead to an improvement on Mercer's

5         estimate of $30 million in annual savings?

6    A.   One example of my expectation of better performance is within administrative functions.

7         The Mercer analysis concluded that the combined NEES-EUA companies would need 18

8         percent more personnel in administrative functions than NEES presently has today when

9         the combined company has 22 percent more customers. Given that we will be merging

10        the operating companies into a structure that is nearly identical to NEES's structure, I do

11        not believe that we will need 18 percent more accountants, information systems

12        professional, lawyers and rate analysts when we have no more utility companies in our

13        holding company creating accounting statements, making rate filings or requiring

14        information system resources. Reducing the incremental administrative needs by half

15        will increase savings by $3-5 million per year at the end of the rate freeze. I further

16        believe that Mercer's estimates in customer service and distribution operations understate

17        the benefits we will achieve from the larger scale of the combined NEES-EUA system.

18

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 25 of 40


1    Q.   Are there other savings that are not included in your analysis?

2    A.   Yes. We believe that the NEES-National Grid merger will produce additional savings

3         and efficiency gains. We are now evaluating integration possibilities between NEES and

4         National Grid that will implement best practices. These efforts will produce savings for

5         NEES and for the newly acquired EUA companies. Equally important, we expect that

6         over time National Grid's significantly larger scale, both in financial and operational

7         terms, will enhance our ability to be at the leading edge of developments in transmission

8         and distribution technology, information systems and capital markets. The increased

9         expertise and resources will enhance our ability to provide customers of both NEES and

10        EUA with high quality transmission and distribution service at reasonable costs. The

11        benefits that will accrue to EUA from the NEES-National Grid integration process are not

12        reflected in our savings estimates for the NEES-EUA merger. Rather, the NEES-

13        National Grid savings will be demonstrated in a separate proceeding.

14             In addition, the savings study performed by Mr. Hoffman excludes certain cost

15        savings which are typically counted in other utility mergers. For example, most utility

16        mergers include as savings the costs of building one rather than two sets of new

17        information systems (usually customer or financial) at some time in the future. Both

18        NEES and EUA have older customer information systems. The cost of replacing these

19        systems would currently be in excess of $10 million per company. We did not include

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 26 of 40


1         these costs in our study because of the difficulty in pinpointing the timeframe in which

2         the savings will occur. Nevertheless, the savings are real and will provide future benefits.

3              Finally, as Ms. Zschokke testifies, we expect the higher credit ratings of the

4         NEES companies to lead to financing savings as the debt of the EUA companies is

5         refinanced over time.

6

7    Q.   Can the annual savings included in your analysis be achieved absent the proposed

8         acquisition?

9    A.   No. NEES and EUA have superb long-term records of managing costs. One measure of

10        this record is the rates charged to customers. As shown on Exhibit MEJ-9, NEES and

11        EUA customers in Massachusetts enjoy lower rates than the customers of any other

12        investor owned utility system in the Commonwealth. Residential customers of other

13        investor-owned utilities pay as much as 49% more than those of Mass. Electric and 33%

14        more than those of Eastern, and medium sized commercial customers pay as much as

15        66% more than Mass. Electric and 46% more than Eastern.

16             Another measure of cost efficiency is the number of employees required to serve

17        each 1,000 customers. Prior to the combination, NEES (at 2.4 employees/1,000

18        customers) and EUA (at 2.8 employees/1,000 customers) are significantly more efficient

19        than Boston Edison Company, the next largest utility in Massachusetts (which has 3.4

20        employees/1,000 customers). EUA's performance is particularly noteworthy because it

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 27 of 40


1         has achieved this record of performance despite the fact that it has less than half the

2         customers of Boston Edison. Both NEES and EUA have met their obligations to reduce

3         their costs on a stand alone basis. The combination of NEES, EUA and National Grid

4         represents the best opportunity to continue the track record of NEES and EUA in

5         controlling costs for the benefit of customers.

6

7    Q.   How will EUA shareholders benefit from the combination?

8    A.   The benefits to EUA shareholders stem from the consideration received for their shares at

9         closing. The base consideration of $31 per share is equal to 105 percent of the $29-1/16

10        market value of the shares on the last trading day before the merger was announced and

11        approximately 169 percent of EUA's book value per share of $18.29 as of December 31,

12        1998. The purchase is equal to a 23 percent premium over the market price on December

13        4, 1998, the last trading day before the BEC Energy-Commonwealth Energy merger was

14        announced. As explained earlier, the purchase price is subject to adjustment depending

15        on the timing of the closing. The purchase price will be paid in cash. Mr. Powderly

16        further describes the basis for EUA's conclusion that the price to be paid is fair to EUA

17        shareholders.

18

19   Q.   Why did you use the December 4, 1998 closing price in determining the value to

20        shareholders?

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 28 of 40


1    A.   Beginning on December 7, 1998 with the announcement of the BEC Energy -

2         Commonwealth Energy merger, EUA's share began rising substantially above the range

3         in which they had traded in recent months. Based on the long-term previous performance

4         of EUA shares in the market, I believe that this price appreciation is the result of

5         speculation that EUA would enter into some kind of merger agreement at a price

6         significantly higher than the trading price on December 4, 1998.

7

8    Q.   What about the benefits to employees?

9    A.   Although the merger is expected to reduce employment by about 250 positions in the

10        combined companies, we believe that these employee reductions can be achieved

11        predominantly through attrition or voluntary early retirement and without significant

12        involuntary layoffs. The efficiency gains are essential to the viability of our companies in

13        the restructured utility industry. For remaining employees, the merger and the NEES-

14        National Grid transaction represent a superb opportunity for growth as we move forward

15        as the United States base of operations for a large international group. The expanded

16        opportunities in this country will stem from National Grid's express intention to expand

17        and consolidate its operations here in this country. The fulfillment of this plan ensures

18        that NEES and EUA employees will remain active in the industry restructuring debate in

19        the United States. National Grid's expanding foreign operations will also provide

20        opportunities for employees abroad.

                                                                                        New England Electric System
                                                                                       Eastern Utilities Associates
                                                                                         Testimony of M. E. Jesanis
                                                                                                    Page 29 of 40


1    Q.   Are NEES and EUA taking steps to mitigate the loss of positions following the NEES-

2         EUA merger?

3    A.   Yes. In anticipation of the merger's approval, we have placed a limitation on hiring for

4         our company. The NEES companies expect to have a significant number of vacant

5         positions by the time the transaction closes. Natural attrition at EUA is expected to add

6         more positions. We are making every effort to leave these positions vacant until

7         employees affected by the acquisition have an opportunity to be considered for a position.

8         Beyond vacancies and attrition, we can economically offer 200 to 250 NEES and EUA

9         employees a voluntary early retirement program. Through these measures, we expect to

10        meet our workforce reduction targets without having a significant impact on individual

11        employees.

12             NEES has also agreed in the merger agreement to honor EUA's collective

13        bargaining agreements and to provide non-union employees joining the NEES companies

14        with compensation and benefits in the aggregate at least equivalent to those obtained

15        prior to the merger for a year following closing. EUA employees joining the NEES

16        system will find that the compensation and benefit philosophies of the two companies are

17        very similar, allowing us to merge benefit plans without significant disruption to

18        employees.

19

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 30 of 40


1    VI.  The Acquisition Premium and Transaction Costs.

2    Q.   What are the costs associated with NEES's acquisition of EUA?

3    A.   NEES is acquiring EUA at a premium of approximately $260 million above the book

4         value of EUA's shares. The exact amount will be determined at closing based on EUA's

5         financial results prior to closing and any endorsements required to conform EUA's banks

6         of account to NEES practices. Because the acquisition of EUA is for cash, the conditions

7         for pooling of interest accounting are not met in this transaction and therefore, purchase

8         accounting must be used. Under Generally Accepted Accounting Principles ("GAAP")

9         for purchase accounting, the premium is recorded as goodwill on the acquired company's

10        accounts. The premium will be allocated to each of the EUA operating companies

11        following the closing and added to their balance sheets as goodwill. The goodwill will be

12        amortized over 20 years for ratemaking purposes.

13             In addition to the acquisition premium, we expect that the transaction costs and

14        the cost of integrating EUA into NEES and achieving our savings targets will be

15        approximately $64 million. Mr. Hoffman provides support for our cost estimates.

16

17   Q.   How will these costs be allocated among the EUA subsidiaries?

18   A.   A "fair value" study will be conducted around the time of closing the merger to

19        determine the allocation of the purchase price among the EUA subsidiaries. The

20        acquisition premium and transaction costs will be allocated in two steps. First, the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 31 of 40


1         acquisition premium will be allocated to the unregulated subsidiaries based on the

2         difference between their market value and their book value. This adjustment brings the

3         value of the unregulated firms up to the value reflected in the acquisition. For the

4         purpose of this filing, we have estimated this allocation based on the underlying book

5         value of the unregulated firms. Because the book value of an unregulated enterprise does

6         not bear any direct relationship to its market value, the actual allocation will be

7         determined in the valuation study.

8              The second step of the analysis allocates the remainder of the acquisition premium

9         among the regulated companies. This analysis includes the allocation of the transaction

10        and integration costs which are in this transaction all related to regulated operations.

11        Because of the similar operating structures of NEES and EUA, we believe that savings

12        achieved by Mass. Electric/Eastern will approximate its size relative to the combined

13        Rhode Island companies. Therefore, we propose that the portion of the allocation

14        premium that is allocated to the regulated businesses be allocated between Eastern and

15        the two Rhode Island subsidiaries on the basis of a three-year average of kilowatthour

16        deliveries to Rhode island and Massachusetts customers of the consolidated utility

17        following the merger. The integration costs, which are entirely related to the regulated

18        subsidiaries, would be allocated among them in a similar manner.

19             This allocation matches the allocation of savings from the transaction, and the

20        economic value that is produced by the consolidation and reflected in the purchase price.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 32 of 40


1         Given that transmission and distribution remain regulated businesses priced at the cost of

2         providing service, the value added by the transaction is related to the underlying savings

3         produced by the consolidation. As the result of rate design and service company

4         allocations, these savings will generally be based on kilowatthour deliveries to retail

5         customers. The allocation of the acquisition premium and transaction costs follows this

6         methodology.

7

8    Q.   Have you allocated any transaction costs or acquisition premium to Montaup/NEP?

9    A.   Not in the analysis included in this filing. The primary savings associated with the EUA

10        transaction will be realized in distribution to retail delivery customers. Retail delivery

11        and its associated cost of service represent the bulk of the costs on the system and will

12        represent the most significant source of our savings, directly and indirectly through lower

13        administrative and general expense per customer service. This approach also matches the

14        allocation of the acquisition premium for other utilities whose transmission and

15        distribution rates remain unbundled in the same operating company.

16             Moreover, to the extent transmission savings exist, they will flow to retail

17        customers automatically through NEP's formula rate in proportion to Mass. Electric's

18        retail deliveries. NEP's transmission charges are based on demands at the time of NEP's

19        peak, and although NEP's rate includes deliveries to both affiliated and non-affiliated

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 33 of 40


1         customers, the allocation of acquisition costs parallels the kilowatthour allocation. Our

2         proposed allocation also maintains the Department's jurisdiction over the issue.

3              This approach also matches the allocation of the acquisition premium for other

4         utilities whose transmission and distribution rates remain bundled in the same operating

5         company.

6

7    Q.   Do you have an estimate of the acquisition costs to be allocated to Eastern?

8    A.   Yes. Eastern would be allocated $171,028,000 of acquisition premium which, when

9         adjusted for income taxes, produces a revenue requirement of $281,409,000. In addition

10        to this amount, Eastern would be allocated $47,007,000 of transaction costs producing a

11        total revenue requirement of $328,416,000. With a 20 year amortization period, the

12        annual revenue requirement is estimated at $16,421,000. This compares to about $25

13        million for Massachusetts' share of savings in the last year of the rate freeze. Exhibit

14        MEJ-6, page 1 illustrates the allocation of the costs of the transaction. The savings grow

15        with inflation over time, but the amortization of the acquisition premium and transaction

16        costs does not. As explained earlier, 50 percent of the excess of savings each year will be

17        applied to recover the NEES-National Grid premium, and following the rate freeze, the

18        remaining 50 percent of excess savings will be reflected in the cost of service to Mass.

19        Electric's customers.

20

                                                                                        New England Electric System
                                                                                       Eastern Utilities Associates
                                                                                         Testimony of M. E. Jesanis
                                                                                                    Page 34 of 40


1    Q.   Please explain Mass. Electric's proposal to retain savings to pay the premium paid by

2         National Grid to acquire NEES.

3    A.   As we described in the informational filing made with the Department describing the

4         National Grid-NEES merger, one of the benefits of the National Grid-NEES merger was the

5         facilitation of consolidation of transmission and distribution companies by low-cost

6         companies such as NEES. The benefits from NEES's acquisition of EUA are the first

7         step in realizing the vision behind the National Grid-NEES merger. Therefore, we are

8         proposing that a portion of the benefits from the NEES-EUA acquisition be shared

9         between customers and National Grid-NEES. The sharing mechanism we propose is fair

10        and efficient. It provides customers with $90 million of up-front value through the

11        extension of the rate freeze, (Exhibit MEJ-4, page 1, line 12 ($128,418,140 - $38,325,170

12        = $90,092,970)), and with matching savings throughout the remainder of the period. The

13        proposal puts the risk on the Company to realize the savings during the rate freeze period,

14        and significantly postpones the recovery for this portion of the National Grid premium.

15        In short, the proposal is fair and efficient. It assures that Mass. Electric's customers are

16        better off economically because of the merger with National Grid and EUA, and the

17        future consolidations that will be produced from our new, larger and more financially

18        sound organization.

19

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 35 of 40


1    Q.   Wouldn't the benefits of the EUA acquisition be achieved without the National Grid-

2         NEES merger?

3    A.   Without the National Grid-NEES merger, the full benefits of the EUA acquisition would

4         not be realized. First, it is unlikely that NEES would have agreed to acquire EUA at this

5         time absent the National Grid-NEES merger agreement. As described in NEES's proxy

6         statement dated March 26, 1999, over the course of 1998, the management and board of

7         directors of NEES determined that finding a strategic partner such as National Grid was

8         in the Company's best interest. As I have explained, the National Grid merger is

9         essential for a low cost utility like Mass. Electric to compete in the consolidation of the

10        industry. An agreement to acquire EUA by NEES prior to NEES finding a strategic

11        partner could have significantly impaired or delayed NEES's ability to find and reach

12        agreement with a strategic partner. Under these circumstances, an acquisition of EUA by

13        NEES would have been deferred for a year or longer and perhaps not have occurred at all.

14             Second, while EUA had alternatives to an acquisition by NEES, in my opinion,

15        those alternatives would not have produced the level of savings or the rate reductions to

16        EUA customers that can be achieved in this proposed acquisition. I believe that EUA's

17        alternatives generally involved mergers with or acquisitions by higher-cost regional

18        utilities. Those utilities do not possess the track record to operate their own service

19        territories at the efficiency levels of NEES or EUA. Therefore they cannot produce the

20        economic benefits by combining with EUA than NEES can achieve. In addition, to the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 36 of 40


1         extent savings are achieved, EUA customers are less likely to benefit from these savings

2         since they would most likely be applied to reducing the rates of the acquiring company.

3         EUA's customers could actually be faced with higher costs as the acquiring company

4         combined its higher cost operations with EUA's low-cost operations.

5              The EUA acquisition by NEES represents the first tangible benefits of the

6         National Grid-NEES merger. Therefore, a portion of the savings should be used to

7         compensate National Grid for its investment in NEES.
8

9    Q.   Does the proposed rate plan have any potential accounting ramifications?

10   A.   Yes. Presently, both NEES and EUA apply Financial Accounting Standard No. 71

11        (FAS 71) to their regulated operations. Pursuant to FAS 71, regulated entities are

12        required to record regulatory assets and liabilities to reflect certain differences between

13        accounting and ratemaking principles. If the NEES-EUA and NEES-National Grid

14        transactions are completed under the rate plan proposed in this docket, Mass.

15        Electric/Eastern and NEP/Montaup may be required to discontinue use of FAS 71,

16        effective upon consummation of the NEES-National Grid merger.

17

18   Q.   Why might these companies be required to discontinue use of FAS 71?

19   A.   In order to apply FAS 71, a regulated entity must meet certain criteria, including the

20        criteria that the entity's rates are based on its costs of service. It is my understanding that

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 37 of 40


1         in interpreting FAS 71, that the accounting profession considers long-term fixed rate

2         plans to be inconsistent with the criteria of FAS 71. The extension of our current rate

3         freeze by an additional four years may require Mass. Electric/Eastern to discontinue use

4         of FAS 71. In the case of NEP/Montaup, their ability to continue to use FAS 71 for costs

5         being recovered through contract termination charges depends on their continued

6         recovery as part of cost-based rates. Because the underlying distribution companies may

7         no longer qualify to use FAS 71, NEP/Montaup may also be required to discontinue use

8         of FAS 71.

9

10   Q.   What impact would the discontinuation of FAS 71 have on the financial statements of

11        NEES's affected subsidiaries including Mass. Electric?

12   A.   There are several principal impacts. First, in establishing the initial balance sheet of

13        Mass. Electric/Eastern and NEP/Montaup, following the consummation of the mergers,

14        regulatory assets would not be recognized. The impact of not recognizing regulatory

15        assets would be to increase the goodwill account by the amount of the regulatory assets.

16        In addition, because the operation of FAS 71 would be discontinued, future differences

17        between accounting and ratemaking principles would not lead to the creation of

18        regulatory assets and liabilities.

19             The discontinuation of FAS 71 could cause other differences in accounting to

20        occur as well. Mass. Electric/Eastern and NEP/Montaup have traditionally adhered to the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 38 of 40


1         accounting rules included in the FERC Uniform System of Accounts, which set of rules

2         have been adopted by the Department with limited exceptions. While those rules are in

3         most cases the same accounting rules followed by unregulated companies, there may be

4         some exceptions. For example, the companies would no longer record AFDC, but would

5         instead record capitalized interest calculated in accordance with accounting standards for

6         unregulated businesses.

7              In addition, while we have described previously the amount of goodwill that we

8         expect to be allocated to the companies and the amortization period for such goodwill for

9         ratemaking purposes, those amounts could differ for accounting purposes.

10

11   Q.   Would the discontinuation of FAS 71 affect rates?

12   A.   No. The recovery of regulatory assets today reflects ratemaking, rather than accounting

13        principles. While goodwill would be increased as a result of discontinuing FAS 71, the

14        definition of the acquisition premium to be recovered through rates would not include

15        goodwill resulting from regulatory assets otherwise being recovered through rates.

16

17   VII. Compliance With Department's Merger Standards.

18   Q.   Is the merger consistent with the standards established by the Department for transactions

19        of this kind?

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 39 of 40


1    A.   Yes. The Department set forth its merger standards in Docket 93-167-A, pp. 7-9 (1994)

2         and has recently applied them in Eastern Enterprises acquisition of Essex County Gas

3         Company, Essex County Gas Co., Docket D.T.E. 98-27, pp. 8-9 (1998) and in Northern

4         Indiana Public Service Company's acquisition of Bay State Gas Company, Bay State Gas

5         Co., Docket D.T.E. 98-31, pp. 9-10 (1998). In those orders, the Department established

6         several criteria for consideration. Mr. Powderly explains how this transaction and the

7         Eastern consolidation comply with the Department's standards.

8

9    VIII. Other Regulatory Approvals.

10   Q.   Mr. Jesanis, what other regulatory approvals are necessary before the transaction can be

11        closed?

12   A.   Federal approval is required from the SEC under the Holding Company Act. In addition,

13        the merger requires approval by FERC under Section 203 of the Federal Power Act.

14        FERC will also approve the consolidation of NEP and Montaup's transmission rates

15        under Section 205 of the Federal Power Act. A Nuclear Regulatory Commission

16        approval under the Atomic Energy Act, will be required to transfer Montaup's nuclear

17        entitlements to NEP as part of the merger. Approval of state commissions in Connecticut,

18        Vermont, and New Hampshire where Montaup owns property may also be required. The

19        Rhode Island Public Utilities Commission, like the Department, has direct jurisdiction

20        over the rate plan for the Rhode Island companies. The Rhode Island Division of Public

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                          Testimony of M. E. Jesanis
                                                                                       Page 40 of 40


1         Utilities and Carriers has jurisdiction over the consolidation of the Rhode Island

2         companies. Finally, the merger requires a Hart Scott Rodino filing with the Department

3         of Justice and the Federal Trade Commission. Our filings with the SEC and FERC will

4         be provided to the Department when they are made. The other filings will be provided on

5         request, except for the Hart Scott Rodino filing, which is treated confidentially.

6

7    Q.   What is the estimated time schedule for those proceedings?

8    A.   We hope to complete all regulatory proceedings on the merger this year and implement

9         the merger of NEES and EUA during the fourth quarter of this year. Consolidation of the

10        operating companies will be completed as soon as possible thereafter, and the rate plan

11        will be implemented on January 1, 2001 after the distribution rate freezes in both the

12        Mass. Electric and Eastern restructuring settlements expire.

13

14   Q.   Does this complete your testimony?

15   A.   Yes.

                            EXHIBITS OF M. E. JESANIS



MEJ-1          NEES-EUA Merger Agreement

MEJ-2          NEES-EUA:  Simplified Corporate Organization, Post-Closing

MEJ-3          Rate Comparison for Eastern and Mass. Electric in 2001

MEJ-4          Economic Impact of Rate Freeze Extensions

MEJ-5 Illustration of Calculation of Inflation Adjustment to Distribution Rates in 2003 and 2004

MEJ-6          Eastern Acquisition Premium and Transaction Cost Amortization

MEJ-7          Sharing of Savings Following NEES/EUA Merger

MEJ-8 Present Value Analysis of Acquisition Costs and Savings from NEES-EUA Consolidation

MEJ-9          Rate Comparison by Utility

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-1



                                 Exhibit MEJ-1

                           NEES-EUA Merger Agreement

                              See Separate Volume

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-2



                                 Exhibit MEJ-2

            NEES-EUA Simplified Corporate Organization, Post-Closing

                                                                   Exhibit MEJ-2


                         Simplified Corporate Structure
                        for Regulated Operating Companies
                          (Plan for Full Consolidation)
             ------------------------------------------------------

        -----------------------
        |    National Grid     |
        |         Group        |
        -----------------------
              | |
              |
              | |
              |
              | |
          ----------                                      -----------
          |  NEES   |  <- - - - - - - - - - - -  - - - - - -|   EUA   |
          ----------                                      -----------
              | |                                           |
              | |                                            ---------------|
              | |     -----------------        --------------------         |
              | |----| Mass. Electric | < -  - | Eastern Edison    | ------ |
              | |     -----------------        --------------------         |
              | |                                 |                         |
              | |                                 |                         |
 -----------  | |     ---------------          -----------                  |
 | Granite  | | |----| New England  | < -  -  |  Montaup |                  |
 |   State  |---|    |   Power      |         -----------                   |
 | Electric |   |     --------------      -  -  -  -  -  -  -  -  -  -  -   |
  -----------   |                        |  --------------------         |  |
                |                        | | Blackstone Valley  |-       |--|
                |     ---------------    |  --------------------         |  |
                |----|  Narragansett | < - - -|                          |  |
                      ---------------    |      -------------            |  |
                                         |     | Newport     |-----------|--|
                                         |     --------------            |
                                          -  -  -  -  -  -  -  -  -

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-3



                                 Exhibit MEJ-3

             Rate Comparison for Eastern and Mass. Electric in 2001

S:\RADATA1\EASTED\Mej-3rev.wk4                                                   New England Electric System
PAGE 1                                                                           Eastern Utilities Associates
15-Jun-99                                                                        M.D.T.E. Docket No. 99-___
                                                                                 Exhibit MEJ-3, Revised
                                                                                 Page 1 of 4

                                       Massachusetts Electric Company
                                            Eastern Edison Company
                               Effect on Individual Billing Components in 2001


                                                                        Mass. Electric    Eastern          Total
                                                                        --------------    -------          -----
DISTRIBUTION WITHOUT MERGER

(1)          Average Rate                                                      2.557          2.803           2.592
(2)          Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(3)          Revenue                                                    $438,039,670    $78,568,090    $516,607,760

-------------------------------------------------------------------------------------------------------------------

DISTRIBUTION WITH MERGER

(4)          Average Rate                                                      2.502          2.838           2.549
(5)          Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(6)          Revenue                                                    $428,617,620    $79,549,140    $508,166,760

--------------------------------------------------------------------------------------------------------------------

(7) BENEFIT TO TOTAL CUSTOMERS                                            $9,422,050      ($981,050)     $8,441,000

====================================================================================================================

TRANSMISSION WITHOUT MERGER

(8)          Average Rate                                                      0.559          0.291           0.521
(9)          Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(10)         Revenue                                                     $95,762,290     $8,156,730    $103,919,020

--------------------------------------------------------------------------------------------------------------------

TRANSMISSION WITH MERGER

(11)         Average Rate                                                      0.518          0.518           0.518
(12)         Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(13)         Revenue                                                     $88,738,580    $14,519,540    $103,258,120

--------------------------------------------------------------------------------------------------------------------

(14) BENEFIT TO TOTAL CUSTOMERS                                           $7,023,710    ($6,362,810)       $660,900

====================================================================================================================

TRANSITION WITHOUT MERGER

(15)         Average Rate                                                      1.070          2.300           1.243
(16)         Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(17)         Revenue                                                    $183,301,700    $64,469,000    $247,770,700

--------------------------------------------------------------------------------------------------------------------

TRANSITION WITH MERGER

(18)         Average Rate                                                      1.250          1.250           1.250
(19)         Projected GWh Sales                                              17,131          2,803          19,934
                                                                             -------         ------          ------
(20)         Revenue                                                    $214,137,500    $35,037,500    $249,175,000

--------------------------------------------------------------------------------------------------------------------

(21) BENEFIT TO TOTAL CUSTOMERS                                         ($30,835,800)   $29,431,500     ($1,404,300)

====================================================================================================================

(22) TOTAL BENEFIT (COST) TO CUSTOMERS                                  ($14,390,040)   $22,087,640      $7,697,600

(23) TOTAL RETAIL DELIVERY RATE W/O MERGER (INCL. .370(CENT)DSM/RENEW)         4.556          5.764           4.726

(24) TOTAL RETAIL DELIVERY RATE W/ MERGER (INCL. .370(CENT)DSM/RENEW)          4.640          4.976           4.687

(25) % BENEFIT (COST) TO CUSTOMERS                                            -1.84%         13.67%           0.82%

S:\RADATA1\EASTED\Mej-3rev.wk4                                                    New England Electric System
PAGE 2                                                                            Eastern Utilities Associates
15-Jun-99                                                                         M.D.T.E. Docket No. 99-___
                                                                                  Exhibit MEJ-3
                                                                                  Page 2 of 4


                                    Massachusetts Electric Company
                                        Eastern Edison Company
                           Effect on Individual Billing Components in 2001



(1)      Mass. Electric: Exhibit TMB-1, Line (1)             Eastern: Exhibit TMB-2, Revised, Line (1)
(2)      Mass. Electric: Per NEP's December 1, 1998CTC       Eastern: Per EUA's February 12, 1999 RVC Filing
         Reconciliation Filing
(3)      Line (1) x Line (2)
(4)      Mass. Electric: Exhibit TMB-8, Revised, Line (1)    Eastern: Exhibit TMB-9, Revised Line (1) and Exhibit TMB-7,
                                                             Revised, Total
                                                             Company Average Distribution Rate on Mass. Electric's
                                                             Distribution Rates
(5)      Line (2)
(6)      Line (4) x Line (5)
(7)      Line (3) - Line (6)
(8)      Mass. Electric: Exhibit TMB-1, Line (2)             Eastern: Exhibit TMB-2, Revised, Line (2)
(9)      Line (2)
(10)     Line (8) x Line (9)
(11)     Mass. Electric: Exhibit TMB-8, Revised Line (2)     Eastern: Exhibit TMB-9, Revised, Line (2)
(12)     Line (2)
(13)     Line (11) x Line (12)
(14)     Line (10) - Line (13)
(15)     Mass. Electric: Exhibit TMB-1, Revised, Line (3)    Eastern: Exhibit TMB-2, Revised, Line (3)
(16)     Line (2)
(17)     Line (15) x Line (16)
(18)     Mass. Electric: Exhibit TMB-8, Revised, Line (3)    Eastern: Exhibit TMB -9, Revised, Line (3)
(19)     Line (2)
(20)     Line (18) x Line (19)
(21)     Line (17) - Line (20)
(22)     Line (7) + Line (14) + Line (21)
(23)     Line (1) + Line (8) + Line (15)
(24)     Line (4) + Line (11) + Line (18)
(25)     [Line (23) - Line (24)] / Line (23)

                             Eastern Edison Company

                                Avg cents per kWh

                                  Exhibit MEJ-3

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Four time periods, as listed below.

Y-axis (left side of chart): Average cents per kWh (listed in increments of 1 cent between and including 0 and 7 cents per kWh).

[Bar Chart lists five sets of rates for Eastern Edison Company (i) distribution,
(ii) DSM and Renewables, (iii) transmission, (iv) transition, and (iv) total rates. Total rates equal the sum of distribution, DSM and Renewables, transmission and transition rates.]


Time                                    DSM &
Period                 Distrib.         Renew.         Transmission              Transition               Total

4/1999                   2.74            0.41               0.30                     2.10                 5.55
2000                     2.74            0.41               0.29                     2.38                 5.82
2001
 Pre-Merger              2.80            0.37               0.29                     2.30                 5.76
2001
 Post-Merger             2.84            0.37               0.52                     1.25                 4.98


Future prices are subject to adjustment, but the total rates are capped in accordance with the Massachusetts statute.

                         Massachusetts Electric Company

                                Avg cents per kWh

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Four time periods, as listed below.

Y-axis (left side of chart): Average cents per kWh (listed in increments of 1 cent between and including 0 and 6 cents per kWh).

[Bar Chart lists five sets of rates for Eastern Edison Company (i) distribution,
(ii) DSM and Renewables, (iii) transmission, (iv) transition, and (iv) total rates. Total rates equal the sum of distribution, DSM and Renewables, transmission and transition rates.]

Time                                    DSM &
Period                 Distrib.         Renew.         Transmission              Transition               Total

3/1999                   2.50            0.41               0.64                     1.33                 4.88
2000                     2.50            0.41               0.55                     1.32                 4.78
2001
 Pre-Merger              2.56            0.37               0.56                     1.07                 4.56
2001
 Post-Merger             2.50            0.37               0.52                     1.25                 4.64


Future prices are subject to adjustment, but the total rates are capped in accordance with the Massachusetts statute.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-4



                                 Exhibit MEJ-4

                    Economic Impact of Rate Freeze Extensions

S:\RADATA1\EASTED\Mej-4rev.wk4                                      New England Electric System
SUMMARY                                                             Eastern Utilities Associates
      15-Jun-99                                                     M.D.T.E. Docket No. 99-___
                                                                    Exhibit MEJ-4, Revised
                                                                    Page 1 of 4


                                  Massachusetts Electric Company
                                      Eastern Edison Company
                             Effects of Merger and Rate Consolidation
                                   Benefit (Cost) to Customers


                                       2001          2002           2003           2004          Total
                                       ----          ----           ----           ----          -----
      MASS. ELECTRIC

(1)       Distribution              $9,422,050    $19,257,390    $29,573,040    $40,671,590    $98,924,070

(2)       Transmission              $7,023,710     $7,286,580     $7,569,290     $7,883,480    $29,763,060

(3)       Transition              ($30,835,800)  ($27,758,400)  ($19,363,300)  ($19,708,700)  ($97,666,200)
                                  ------------   ------------   ------------   ------------    -----------

(4)       Total Net Effect        ($14,390,040)   ($1,214,430)   $17,779,030    $28,846,370    $31,020,930

(5)       Cumulative Net Effect   ($14,390,040)  ($15,604,470)    $2,174,560    $31,020,930

      -----------------------------------------------------------------------------------------------------

      EASTERN

(6)       Distribution               ($981,050)      $765,450     $2,590,200     $4,509,120     $6,883,720

(7)       Transmission             ($6,362,810)   ($6,577,200)   ($6,820,860)   ($7,085,760)  ($26,846,630)

(8)       Transition               $29,431,500    $28,066,500    $21,009,400    $18,739,200    $97,246,600
                                   -----------    -----------    -----------    -----------    -----------

(9)       Total Net Effect         $22,087,640    $22,254,750    $16,778,740    $16,162,560    $77,283,690

(10)      Cumulative Net Effect    $22,087,640    $44,342,390    $61,121,130    $77,283,690

      -----------------------------------------------------------------------------------------------------

      COMBINED MASS. ELECTRIC

(11)      Total Net Effect          $7,697,600    $21,040,320    $34,557,770    $45,008,930   $108,304,620

(12)      Cumulative Net Effect     $7,697,600    $28,737,920    $63,295,690    $108,304,620



(1)   Page 2, Line (3) - Line (13)
(2)   Page 3, Line (3) - Line (13)
(3)   Page 4, Line (3) - Line (13)
(4)   Line (1) + Line (2) + Line (3)
(5)   Accumulation of Line (4)
(6)   Page 2, Line (7) - Line (17)
(7)   Page 3, Line (7) - Line (17)
(8)   Page 4, Line (7) - Line (17)
(9)   Line (6) + Line (7) + Line (8)
(10)  Accumulation of Line (9)
(11)  Line (4) + Line (9)
(12)  Accumulation of Line (11)

C:\eua files on disk\Mej-4rev.wk4                                                  New England Electric System
DISTRIBUTION                                                                       Eastern Utilities Associates
15-Jun-99                                                                          M.D.T.E. Docket No. 99-___
                                                                                   Exhibit MEJ-4, Revised
                                                                                   Page 2 of 4


                                    Massachusetts Electric Company
                                        Eastern Edison Company
                             Estimated Value of Distribution Rate Freeze
                                       Over 4 Additional Years


                                                2001            2002             2003            2004         Cumulative
                                                ----            ----             ----            ----         ----------
DISTRIBUTION WITHOUT MERGER
          MASS. ELECTRIC

(1)       Average Distribution Rate              2.557            2.613            2.670            2.729
(2)       Projected GWh Sales                   17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(3)       Revenue                         $438,039,670     $453,329,370     $470,000,100     $488,954,930   $1,850,324,070

(4)       Cumulative Revenue              $438,039,670     $891,369,040   $1,361,369,140   $1,850,324,070

          EASTERN

(5)       Average Distribution Rate              2.803            2.865            2.928            2.992
(6)       Projected GWh Sales                    2,803            2,835            2,878            2,928
                                                 -----            -----            -----            -----
(7)       Revenue                          $78,568,090      $81,222,750      $84,267,840      $87,605,760     $331,664,440

(8)       Cumulative Revenue               $78,568,090     $159,790,840     $244,058,680     $331,664,440

          TOTAL OF INDIVIDUAL COMPANIES

(9)       Total Revenue                   $516,607,760     $534,552,120     $554,267,940     $576,560,690   $2,181,988,510

(10)      Cumulative Total Revenue        $516,607,760   $1,051,159,880   $1,605,427,820   $2,181,988,510

--------------------------------------------------------------------------------------------------------------------------

DISTRIBUTION WITH MERGER
          MASS. ELECTRIC

(11)      Average Distribution Rate              2.502            2.502            2.502            2.502
(12)      Projected GWh Sales                   17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(13)      Revenue                         $428,617,620     $434,071,980     $440,427,060     $448,283,340   $1,751,400,000

(14)      Cumulative Revenue              $428,617,620     $862,689,600   $1,303,116,660   $1,751,400,000

          EASTERN

(15)      Average Distribution Rate              2.838            2.838            2.838            2.838
(16)      Projected GWh Sales                    2,803            2,835            2,878            2,928
                                                 -----            -----            -----             ----
(17)      Revenue                          $79,549,140      $80,457,300      $81,677,640      $83,096,640     $324,780,720

(18)      Cumulative Revenue               $79,549,140     $160,006,440     $241,684,080     $324,780,720

          TOTAL OF INDIVIDUAL COMPANIES

(19)      Total Revenue                   $508,166,760     $514,529,280     $522,104,700     $531,379,980   $2,076,180,720

(20)      Cumulative Total Revenue        $508,166,760   $1,022,696,040   $1,544,800,740   $2,076,180,720

--------------------------------------------------------------------------------------------------------------------------

          BENEFIT TO ALL CUSTOMERS

(21)      Annual                            $8,441,000      $20,022,840      $32,163,240      $45,180,710     $105,807,790
                                                            -----------      -----------
(22)      Cumulative                        $8,441,000      $28,463,840      $60,627,080     $105,807,790
                                                            -----------      -----------

--------------------------------------------------------------------------------------------------------------------------

(1)       Exhibit TMB-1, Line (1)                                (12)       Per NEP's December 1, 1998 CTC Reconciliation Filing
(2)       Per NEP's December 1, 1998 CTC Reconciliation Filing   (13)       Line(11) x Line (12)
(3)       Line (1) x Line (2)                                    (14)       Accumulation of Line (13)
(4)       Accumulation of Line (3)                               (15)       Consolidated Rate Frozen for 5 years
(5)       Exhibit TMB-2, Line (1)                                (16)       Per EUA's February 12, 1999 RVC Filing
(6)       Per EUA's February 12, 1999 RVC Filing                 (17)       Line (15) x Line (16)
(7)       Line (4) x Line (5)                                    (18)       Accumulation of Line (17)
(8)       Accumulation of Line (7)                               (19)       Line (13) + Line (17)
(9)       Line (3) + Line (7)                                    (20)       Accumulation of Line (19)
(10)      Accumulation of Line (9)                               (21)       Line (9) - Line (19)
(11)      Consolidated Rate Frozen for 5 years                   (22)       Accumulation of Line (21)

C:\eua files on disk\Mej-4rev.wk4                                                        New England Electric System
TRANSMISSION                                                                             Eastern Utilities Associates
15-Jun-99                                                                                M.D.T.E. Docket No. 99-___
                                                                                         Exhibit MEJ-4, Revised
                                                                                         Page 3 of 4


                                            Massachusetts Electric Company
                                                Eastern Edison Company
                                    Estimated Value of Combined Transmission Costs
                                                     Over 4 Years


                                                2001            2002             2003            2004         Cumulative
                                                ----            ----             ----            ----         ----------
TRANSMISSION WITHOUT MERGER
         MASS. ELECTRIC

(1)      Average Transmission Rate               0.559            0.571            0.584            0.597
(2)      Projected GWh Sales                    17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(3)      Revenue                           $95,762,290      $99,062,790     $102,801,520     $106,964,490     $404,591,090

(4)      Cumulative Revenue                $95,762,290     $194,825,080     $297,626,600     $404,591,090

         EASTERN

(5)      Average Transmission Rate               0.291            0.297            0.304            0.311
(6)      Projected GWh Sales                     2,803            2,835            2,878            2,928
                                                 -----            -----            -----            -----
(7)      Revenue                            $8,156,730       $8,419,950       $8,749,120       $9,106,080      $34,431,880

(8)      Cumulative Revenue                 $8,156,730      $16,576,680       $25,325,80      $34,431,880

         TOTAL OF INDIVIDUAL COMPANIES

(9)      Total Revenue                    $103,919,020     $107,482,740     $111,550,640     $116,070,570     $439,022,970

(10)     Cumulative Total Revenue         $103,919,020     $211,401,760     $322,952,400     $439,022,970

--------------------------------------------------------------------------------------------------------------------------

TRANSMISSION WITH MERGER
         MASS. ELECTRIC

(11)     Average Transmission Rate               0.518            0.529            0.541            0.553
(12)     Projected GWh Sales                    17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(13)     Revenue                           $88,738,580      $91,776,210      $95,232,230      $99,081,010     $374,828,030

(14)     Cumulative Revenue                $88,738,580     $180,514,790     $275,747,020     $374,828,030

         EASTERN

(15)     Average Transmission Rate               0.518            0.529            0.541            0.553
(16)     Projected GWh Sales                     2,803            2,835            2,878            2,928
                                                 -----            -----            -----            -----
(17)     Revenue                           $14,519,540      $14,997,150      $15,569,980      $16,191,840      $61,278,510

(18)     Cumulative Revenue                $14,519,540      $29,516,690      $45,086,670      $61,278,510

         TOTAL OF INDIVIDUAL COMPANIES

(19)     Total Revenue                    $103,258,120     $106,773,360     $110,802,210     $115,272,850     $436,106,540

(20)     Cumulative Total Revenue         $103,258,120     $210,031,480     $320,833,690     $436,106,540

--------------------------------------------------------------------------------------------------------------------------

         BENEFIT TO ALL CUSTOMERS

(21)     Annual                               $660,900         $709,380         $748,430         $797,720       $2,916,430

(22)     Cumulative                           $660,900       $1,370,280       $2,118,710       $2,916,430

--------------------------------------------------------------------------------------------------------------------------

(1)      Exhibit TMB-1, Line (2)                                 (12)      Per NEP's December 1, 1998 CTC Reconciliation Filing
(2)      Per NEP's December 1, 1998 CTC Reconciliation Filing    (13)      Line (11) x Line (12)
(3)      Line (1) x Line (2)                                     (14)      Accumulation of Line (13)
(4)      Accumulation of Line (3)                                (15)      Consolidated Rate Frozen for 5 years
(5)      Exhibit TMB-2, Revised, Line (2)                        (16)      Per EUA's February 12, 1999 RVC Filing
(6)      Per EUA's February 12, 1999 RVC Filing                  (17)      Line (15) x Line (16)
(7)      Line (4) x Line (5)                                     (18)      Accumulation of Line (17)
(8)      Accumulation of Line (7)                                (19)      Line (13) + Line (17)
(9)      Line (3) + Line (7)                                     (20)      Accumulation of Line (19)
(10)     Accumulation of Line (9)                                (21)      Line (9) - Line (19)
(11)     Exhibits TMB-8, Revised, and TMB-9, Revised, Line       (22)      Accumulation of Line (21)

C:\eua files on disk\Mej-4rev.wk4                                                            New England Electric System
TRANSITION                                                                                   Eastern Utilities Associates
15-Jun-99                                                                                    M.D.T.E. Docket No. 99-___
                                                                                             Exhibit MEJ-4, Revised
                                                                                             Page 4 of 4


                                          Massachusetts Electric Company
                                              Eastern Edison Company
                                 Estimated Value of Combined Transition Charge
                                                   Over 4 Years


                                                2001            2002             2003            2004         Cumulative
                                                ----            ----             ----            ----         ----------
TRANSITION WITHOUT MERGER
         MASS. ELECTRIC

(1)      Transition Charge                       1.070            1.070            1.000            0.940
(2)      Projected GWh Sales                    17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(3)      Revenue                          $183,301,700     $185,634,300     $176,030,000     $168,419,800     $713,385,800

(4)      Cumulative Revenue               $183,301,700     $368,936,000     $544,966,000     $713,385,800

         EASTERN

(5)      Transition Charge                       2.300            2.220            1.840            1.690
(6)      Projected GWh Sales                     2,803            2,835            2,878            2,928
                                                 -----            -----            -----            -----
(7)      Revenue                           $64,469,000      $62,937,000      $52,955,200      $49,483,200     $229,844,400

(8)      Cumulative Revenue                $64,469,000     $127,406,000     $180,361,200     $229,844,400

         TOTAL OF INDIVIDUAL COMPANIES

(9)      Total Revenue                    $247,770,700     $248,571,300     $228,985,200     $217,903,000     $943,230,200

(10)     Cumulative Total Revenue         $247,770,700     $496,342,000     $725,327,200     $943,230,200

---------------------------------------------------------------------------------------------------------------------------

TRANSITION WITH MERGER
         MASS. ELECTRIC

(11)     Transition Charge                       1.250            1.230            1.110            1.050
(12)     Projected GWh Sales                    17,131           17,349           17,603           17,917
                                                ------           ------           ------           ------
(13)     Revenue                          $214,137,500     $213,392,700     $195,393,300     $188,128,500     $811,052,000

(14)     Cumulative Revenue               $214,137,500     $427,530,200     $622,923,500     $811,052,000

         EASTERN

(15)     Transition Charge                       1.250            1.230            1.110            1.050
(16)     Projected GWh Sales                     2,803            2,835            2,878            2,928
                                                 -----            -----            -----            -----
(17)     Revenue                           $35,037,500      $34,870,500      $31,945,800      $30,744,000     $132,597,800

(18)     Cumulative Revenue                $35,037,500      $69,908,000     $101,853,800     $132,597,800

         TOTAL OF INDIVIDUAL COMPANIES

(19)     Total Revenue                    $249,175,000     $248,263,200     $227,339,100     $218,872,500     $943,649,800

(20)     Cumulative Total Revenue         $249,175,000     $497,438,200     $724,777,300     $943,649,800

---------------------------------------------------------------------------------------------------------------------------

         BENEFIT TO ALL CUSTOMERS

(21)     Annual (Difference due to         ($1,404,300)        $308,100       $1,646,100        ($969,500)       ($419,600)
         rounding vs. truncating
         methodologies in CTC/RVC
         calculations)

(22)     Cumulative                        ($1,404,300)     ($1,096,200)        $549,900        ($419,600)

---------------------------------------------------------------------------------------------------------------------------

(1)      Exhibit TMB-1, Line (3)                                 (12)      Per NEP's December 1, 1998 CTC Reconciliation Filing
(2)      Per NEP's December 1, 1998 CTC Reconciliation Filing    (13)      Line (11) x Line (12)
(3)      Line (1) x Line (2)                                     (14)      Accumulation of Line (13)
(4)      Accumulation of Line (3)                                (15)      Consolidated Rate Frozen for 5 years
(5)      Exhibit TMB-2, Line (3)                                 (16)      Per EUA's February 12, 1999 RVC Filing
(6)      Per EUA's February 12, 1999 RVC Filing                  (17)      Line (15) x Line (16)
(7)      Line (4) x Line (5)                                     (18)      Accumulation of Line (17)
(8)      Accumulation of Line (7)                                (19)      Line (13) + Line (17)
(9)      Line (3) + Line (7)                                     (20)      Accumulation of Line (19)
(10)     Accumulation of Line (9)                                (21)      Line (9) - Line (19)
(11)     Exhibits TMB-8 and TMB-9, Line (3)                      (22)      Accumulation of Line (21)

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-5



                                 Exhibit MEJ-5

             Illustration of Calculation of Inflation Adjustment to
                       Distribution Rates in 2003 and 2004

S:\RADATA1\EASTED\Mej-5.wk4                                                                           New England Electric System
INFLAT ADJ 3                                                                                          Eastern Utilities Associates
15-Jun-99                                                                                             M.D.T.E. Docket No.  99-__
                                                                                                      Exhibit MEJ- 5
                                                                                                      Page 1 of 1


                                                  Massachusetts Electric Company
                              Illustration of Calculation Inflation Adjustment to Distribution Rates
                                                         in 2003 and 2004


                     3%                          Annual            Annual                           Benchmark       Illustrative
                   Annual         CPI          Percentage       Inflation in        75% of        Distribution      Distribution
End of Month     Inflation       Index           Change         Excess of 3%        Excess            Rate           Adjustment
    (1)             (2)           (3)             (4)               (5)              (6)               (7)              (8)

September 2001                 136.6 2/

September 2002                 140.9 2/

Annual Total     3.000% 1/                     3.148% 3/           0.148% 4/        0.111% 5/         2.549 6/         0.002 7/


September 2002                 140.9 2/

September 2003                 144.8 2/

Annual Total     3.000% 1/                     2.768% 3/                               n/a            2.551 8/            n/a


----------------------------------------------------------------------------------------------------------------------------------
1/   Annual rate of 3% for inflation benchmark
2/   Historical Consumer Price Index - All Urban Consumers (CPI-U) obtained from the Bureau of Laor Statistics
3/   Percentage change between prior month's CPI-U and current month's CPI-U
4/   Difference between actual inflation (3/) and assumed inflation benchmark of 3% (1/)
5/   75% x excess inflation in 4/
6/   Exhibit MEJ-3, Page 3
7/   75% of excess inflation in 5/ multiplied by benchmark distribution rate in 6/
8/   Prior year net distribution charge (6/) + (7/) as current year's distribution benchmark

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-6



                                 Exhibit MEJ-6


          Eastern Acquisition Premium and Transaction Cost Amortization

                                                                               New England Electric System
                                                                               Eastern Utilities Associates
                                                                               M.D.T.E. Docket No. ____
                                                                               Exhibit MEJ-6
                                                                               Page 1 of 3


                                        NEES/EUA Acquisition Premium
                         Amortization of Acquisition Premium and Transaction Costs
                                          In Thousands of Dollars

            Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                                               Allocation to States 12/
                                                                           --------------------------------
                                                                            Massachusetts      Rhode Island
                                                             Total         (Eastern Edison)
 1 ACQUISITION PREMIUMS:                                     100.00%             73.91%            26.09%
 2 Total Acquisition Premium 1/                            $260,000
 3 Less: Allocation to Unregulated Subsidiaries 2/           28,600
 4 Net Acquisition Premium to Regulated Subsidiaries 3/    $231,400            $171,028           $60,372
 5
 6 Times Tax Gross-Up Factor 4/                                                  1.6454            1.5384
 7
 8 Acquisition Premium at Revenue Requirement 5/           $374,285            $281,409           $92,876
 9
10 Amortization Period (Years) 6/                                20                  20                20
11
12 Amortization per year for Acquisition Premiums 7/        $18,714             $14,070            $4,644
13
14
15 TRANSACTION COSTS:
16 Total Estimated Transaction Costs 8/                     $63,600             $47,007           $16,593
17
18 Amortization Period (Years) 9/                                20                  20                20
19
20 Amortization per year for Transaction Costs 10/           $3,180              $2,351              $829
21
22 TOTAL AMORTIZATION PER YEAR 11/                          $21,894             $16,421            $5,473



Notes:
1/   Exhibit MEJ-6, Page 3, Line 15.
2/   Allocation of costs to unregulated subsidiaries. (Exhibit MEJ-6, Page 3, Line 35 times Line 2.)
3/   Line 1 minus Line 2.
4/   For Massachusetts: 1 plus Federal Income Tax (FIT) Rate divided by 1 minus FIT rate plus State Income Tax (SIT) rate divided by 1 minus SIT rate divided by 1 minus FIT rate (1+(35%/(1-35%))+((6.5%/(1-6.5%)/(1-35%))). For Rhode Island: 1 plus Federal
     Income Tax (FIT) Rate divided by 1 minus FIT rate. (1+(35%/(1-35%))).
5/   Line 4 times Line 6.
6/   Proposed amortization period for Acquisition Premiums.
7/   Line 8 divided by Line 10.
8/   Total Estimated Transaction costs to complete NEES/EUA merger.
9/   Proposed amortization period for Transaction Costs.
10/  Line 16 divided by Line 18.
11/  Line 12 plus Line 20.
12/  Exhibit MEJ-6, Page 2, Column (f).

                                                                               New England Electric System
                                                                               Eastern Utilities Associates
                                                                               M.D.T.E. Docket ____
                                                                               Exhibit MEJ-6
                                                                               Page 2 of 3

                                        NEES/EUA Acquisition Premium
                          Allocation of Acquisition Premium and Transaction Costs

            Illustrative Calculation pending completion of Acquisition Premium Allocation Study


                                 1998           1997           1996           Total       3 Year Ave.
                               MWh Sales      MWh Sales      MWh Sales      MWh Sales      MWh Sales      Allocation
                              to Ultimates   to Ultimates   to Ultimates   to Ultimates   to Ultimates   Percentage
                              Column (a) 1/  Column (b) 2/  Column (c) 3/  Column (d) 4/  Column (e) 5/  Column (f) 6/

1 Massachusetts Electric      16,590,946     16,141,173     16,009,209     48,741,328
2 Eastern Edison               2,707,973      2,641,448      2,622,517      7,971,938
3    Total Massachusetts      19,298,919     18,782,621     18,631,726     56,713,266     18,904,422         73.91%
4
5 Narragansett Electric        4,977,637      4,822,669      4,778,027     14,578,333
6 Blackstone Valley Electric   1,290,871      1,289,116      1,256,978      3,836,965
7 Newport Electric               542,466        536,209        525,372      1,604,047
8    Total Rhode I             6,810,974      6,647,994      6,560,377     20,019,345      6,673,115         26.09%
9
          Grand Total         26,109,893     25,430,615     25,192,103     76,732,611     25,577,537        100.00%


Notes:
1/   1998 FERC Form 1, Pages 300-301.
2/   1997 FERC Form 1, Pages 300-301.
3/   1996 FERC Form 1, Pages 300-301.
4/   Sum of Columns (a) through (c).
5/   Column (d) divided by three.
6/   Ratio of Average MWh Sales to Total MWh Sales (Column (e)).

                                                                               New England Electric System
                                                                               Eastern Utilities Associates
                                                                               M.D.T.E. Docket No. ____
                                                                               Exhibit MEJ-6
                                                                               Page 3 of 3


                                        NEES/EUA Acquisition Premium
                         Amortization of Acquisition Premium and Transaction Costs
                                          In Thousands of Dollars

            Illustrative Calculation pending completion of Acquisition Premium Allocation Study

 1 Calculation of Acquisition Premium:
 2 Acquisition Price Per Share                                     $31.00  1/
 3
 4 Outstanding EUA Common Shares
 5   as of December 31, 1998                                   20,435,997  2/
 6
 7 Total Acquisition Cost                                        $633,516  3/
 8
 9
10 EUA Consolidated Net Book Value
11   as of December 31, 1998                                     $373,674  4/
12
13 Total Acquisition Premium                                     $259,842  5/
14
15 Total Acquisition Premium (Rounded)                           $260,000  6/
16
17
18 Calculation of Allocation to Unregulated Subsidiaries:
19
20 Net Book Value of Unregulated Subsidiaries  as of
21   December 31, 1998:
22
23    EUA Cogenex                                                 $48,361
24    EUA Energy Inv.                                             (24,204)
25    EUA Energy Services                                             (34)
26    EUA Ocean State                                              16,546
27    EUA Telecommunications                                         (131)
28        Total Net Book Value of Unregulated Subsidiaries         40,538  7/
29
30 Net Book Value of EUA Consolidated
31   as of December 31, 1998 (In Thousands)                       373,674  8/
32
33 Percentage of Unregulated Subsidiaries to Total                 10.85%  9/
34
35 Percentage (Rounded)                                            11.00% 10/

Notes:
1/   Acquisition Price per Share per NEES/EUA Merger Agreement.
2/   EUA common shares outstanding as of December 31, 1998 per EUA annual report.
3/   Line 2 times Line 5.
4/   Net Book Value (Common Equity) as of December 31, 1998 per EUA annual report before any adjustments required under purchase accounting rules.
5/   Line 7 minus Line 11.
6/   Line 13 rounded to tens on millions.
7/   Net Book Value (Common Equity) as of December 31, 1998 before any adjustments required under purchase accounting rules.
8/   Net Book Value (Common Equity) as of December 31, 1998 before any adjustments required under purchase accounting rules.
9/   Line 28 divided by Line 31.
10/  Line 33 rounded to nearest whole percent.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-7



                                 Exhibit MEJ-7


                  Sharing of Savings Following NEES/EUA Merger

                                                                          New England Electric System
                                                                          Eastern Utilities Associates
                                                                          M.D.T.E. Docket ____
                                                                          Exhibit MEJ-7
                                                                          Page 1 of 1
                        NEES/EUA Acquisition Premium
                Sharing of Savings following NEES/EUA Merger
                          In Thousands of Dollars

            Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                    Massachusetts                    Sharing of Net Savings
                                 Massachusetts      Apportionment                    ----------------------
                   Anticipated   Apportionment   of EUA Acquisition  Massachusetts   National Grid   Massachusetts
                     Savings       (71.93%)      Premium Recovery     Net Savings      Premium         Customers
         Year      Column (a) 1   Column (b) 2/   Column (c) 3/      Column (d) 4/   Column (e) 5/    Column (f) 6/
         ----      ------------  -------------   ----------------   --------------   -------------   -------------
   1     2005          $35,000      $25,176          $16,421           $8,755          $4,377           $4,378
   2     2006           35,770       25,729           16,421            9,308           4,654            4,654
   3     2007           36,557       26,295           16,421            9,874           4,937            4,937
   4     2008           37,361       26,874           16,421           10,453           5,227            5,226
   5     2009           38,183       27,465           16,421           11,044           5,522            5,522
   6     2010           39,023       28,069           16,421           11,648           5,824            5,824
   7     2011           39,882       28,687           16,421           12,266           6,133            6,133
   8     2012           40,759       29,318           16,421           12,897           6,449            6,448
   9     2013           41,656       29,963           16,421           13,542           6,771            6,771
  10     2014           42,572       30,622           16,421           14,201           7,101            7,100
  11     2015           43,509       31,296           16,421           14,875           7,438            7,437
  12     2016           44,466       31,984           16,421           15,563           7,782            7,781
  13     2017           45,444       32,688           16,421           16,267           8,134            8,133
  14     2018           46,444       33,407           16,421           16,986           8,493            8,493
  15     2019           47,466       34,142           16,421           17,721           8,861            8,860
  16     2020           48,510       34,893           16,421           18,472           9,236            9,236
  17 2021 and beyond    49,577       35,661                0           35,661          17,831 7/        17,830 7/

Notes:
 1/ Anticipated Savings from NEES/EUA Merger in 2005 dollars escalated by inflation of 2.2% per year.
 2/ Column (a) times Massachusetts Savings Apportionment factor. (Exhibit
    MEJ-8, Page 2, Line 3, column (f)).
 3/ Exhibit MEJ-6, Page 1, Line 22. 4/ Column (b) minus Column (c).
 5/ Proposed Merger Savings Sharing  (Column (d) times 50%).
 6/ Column (d) minus Column (e).
 7/ Increases by inflation beginning in 2021.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-8



                                 Exhibit MEJ-8


          Present Value Analysis of Acquisition costs and Savings from
                             NEES-EUA Consolidation

                                                                    New England Electric System
                                                                    Eastern Utilities Associates
                                                                    M.D.T.E. Docket ____
                                                                    Exhibit MEJ-8
                                                                    Page 1 of 2

                        NEES/EUA Acquisition Premium
       Net Present Value of Estimated Savings and Acquisition Premium
                          In Thousands of Dollars

 Illustrative Calculation pending completion of Acquisition Premium Allocation Study

                                                                Allocation to States 15/
                                                        --------------------------------------------
                                                       Massachusetts   Rhode Island   New Hampshire
                                           Total     (Eastern Edison)
Net Present Value of Merger Savings:      100.00%        71.93%        25.39%         2.68%
-----------------------------------       -------        -----         -----          -----

Estimated Annual Savings 1/              $30,716       $22,094        $7,799          $823

Estimated After Tax Cost of Capital 2/      7.50%         7.50%         7.50%         7.50%
Less: Estimated Inflation Rate 3/           2.20%         2.20%         2.20%         2.20%
                                            ----          ----          ----          ----
Net Discount Rate 4/                        5.30%         5.30%         5.30%         5.30%

Net Present Value of Estimated Annual
Savings 5/                               $579,547      $416,868      $147,151       $15,528
                                         ========      ========      ========       =======

Net Present Value of Merger Costs:
---------------------------------
Annual Amortization of Acquisition
Premium 6/                                $18,714       $14,070        $4,644

Net Present Value of Amortization
of Acquisition
  Premiums  using 7.50% Discount
  Rate 7/                               $190,780      $143,436        $47,343
                                        --------      --------        -------

Annual Amortization of Transaction
Premium 8/                                $3,180        $2,351          $829

Net Present Value of Amortization
of Acquisition
  Premiums using 7.50% Discount
  Rate 9/                               $32,418        $23,967        $8,451
                                        -------        -------        ------

Total Net Present Value of Merger
   Costs 10/                           $223,198       $167,403       $55,794
                                       ========       ========       =======

Net Present Value of Excess
  Merger Savings 11/                   $356,349      $249,465        $91,357        $15,528

Sharing of Excess Merger Savings 12/        50%           50%            50%            50%
                                            ---           ---            ---            ---

Allocation of Excess Merger
  Savings to National
  Grid Acquisition Premium 13/        $178,174      $124,732         $45,679         $7,764
                                      --------      --------         -------         ------

Allocation of Excess Merger
  Savings to Customers 1              $178,175      $124,733         $45,678         $7,764
                                      ========      ========         =======         ======


Notes:
1/   $35 million of estimated savings in 2005 discounted to 1999 dollars by inflation rate of 2.2%.
2/   Estimated after tax cost of capital. 3/ Estimated annual inflation rate.
4/   Line 4 minus Line 5.
5/   Line 2 divided by Line 6.
6/   Exhibit MEJ-6, Page 1, Line 12.
7/   Net Present Value of amortization of Acquisition Premium over 20 years.
8/   Exhibit MEJ-6, Page 1, Line 20.
9/   Net Present Value of amortization of Transaction Costs over 20 years.
10/  Line 15 plus Line 21.
11/  Line 8 minus Line 23.
12/  Proposed Sharing of Excess Savings between customers and shareholders.
13/  Line 25 times Line 27.
14/  Line 25 minus Line 30.
15/  Exhibit MEJ-8, Page 2, Column (f).

                                                                                      New England Electric System
                                                                                      Eastern Utilities Associates
                                                                                      M.D.T.E. Docket ____
                                                                                      Exhibit MEJ-8
                                                                                      Page 2 of 2


                                               NEES/EUA Acquisition Premium
                                 Allocation of Acquisition Premium and Transaction Costs

                   Illustrative Calculation pending completion of Acquisition Premium Allocation Study


                                   1998             1997            1996         Total        3 Year Ave.
                                 MWh Sales        MWh Sales      MWh Sales     MWh Sales       MWh Sales       Allocation
                               to Ultimates     to Ultimates   to Ultimates   to  Ultimates   to Ultimates    Percentage
                               Column (a) 1/    Column (b) 2/  Column (c) 3/  Column (d) 4/   Column (e) 5/   Column (f) 6/
                               -------------    ------------   -------------  ------------    -------------   -------------

   Massachusetts Electric         16,590,946    16,141,173      16,009,209    48,741,328
   Eastern Edison                  2,707,973     2,641,448       2,622,517     7,971,938
                                  ----------    ----------      ----------    ----------
     Total Massachusetts          19,298,919    18,782,621      18,631,726    56,713,266       18,904,422        71.93%
                                 -----------   -----------     -----------   -----------

   Narragansett Electric           4,977,637     4,822,669       4,778,027    14,578,333
   Blackstone Valley Electric      1,290,871     1,289,116       1,256,978     3,836,965
   Newport Electric                  542,466       536,209         525,372     1,604,047
                                    --------      --------        --------    ---------
     Total Rhode Island            6,810,974     6,647,994       6,560,377    20,019,345        6,673,115        25.39%
                                  ----------    ----------      ----------   -----------

   Granite State Electric            718,452       693,879         699,569     2,111,900
                                    --------      --------        --------    ---------
     Total New Hampshire             718,452       693,879         699,569     2,111,900         703,967          2.68%
                                    --------      --------        --------    ----------        --------          -----

         Grand Total              26,828,345    26,124,494      25,891,672    78,844,511      26,281,504        100.00%
                                  -----------   -----------     -----------   -----------     -----------       -------


Notes:
1/   1998 FERC Form 1, Pages 300-301.
2/   1997 FERC Form 1, Pages 300-301.
3/   1996 FERC Form 1, Pages 300-301.
4/   Sum of Columns (a) through (c).
5/   Column (d) divided by three.
6/   Ratio of Average MWh Sales to Total MWh Sales (Column (e)).

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit MEJ-9



                                 Exhibit MEJ-9

                           Rate Comparison by Utility

                  Comparison of Massachusetts "Delivery" Rates

                      Residential Customer (500 kWh Usage)

                                 (Cents per kWh)
                                  Exhibit MEJ-9

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to residential customers (listed in increments of 2.0 cents between and including 0.0 and 10.0 cents per kWh).

[Bar Chart lists four sets of rates for each of seven Massachusetts utilities
(i) distribution rates, (ii) transmission rates, (iii) transition rates, and
(iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility           Distribution              Transmission               Transition                Total

MECO                     4.1                       0.7                      1.3                    6.1
EECO                     4.2                       0.3                      2.1                    6.6
Camb                     4.0                       1.3                      1.4                    6.7
WMeco*                   5.1                       0.3                      2.8                    8.2
Fitchburg*               5.4                       0.5                      2.5                    8.4
BECO                     5.6                       0.3                      2.8                    8.7
Comm Elec                5.5                       0.4                      3.2                    9.1


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of April 1, 1999.

                  Comparison of Massachusetts "Delivery" Rates

             Average G-1 Customer (6 kW Demand and 1,500 kWh Usage)

                                 (Cents per kWh)
                                  Exhibit MEJ-9

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-1 customers (listed in increments of 2.0 cents between and including 0.0 and 10.0 cents per kWh).

[Bar Chart lists four sets of rates for each of seven Massachusetts utilities
(i) distribution rates, (ii) transmission rates, (iii) transition rates, and
(iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility           Distribution              Transmission               Transition                Total

Camb                     2.6                       1.2                      1.4                    5.2
MECO                     4.8                       0.7                      1.3                    6.8
EECO                     4.8                       0.3                      2.1                    7.2
Comm Elec                4.3                       0.4                      3.2                    7.8
WMeco*                   4.8                       0.3                      2.8                    7.9
Fitchburg*               5.5                       0.5                      2.4                    8.4
BECO                     5.8                       0.4                      2.7                    8.9


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of April 1, 1999.

                  Comparison of Massachusetts "Delivery" Rates

            Average G-2 Customer (50 kW Demand and 16,700 kWh Usage)

                                 (Cents per kWh)
                                  Exhibit MEJ-9

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-2 customers (listed in increments of 2.0 cents between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for each of seven Massachusetts utilities
(i) distribution rates, (ii) transmission rates, (iii) transition rates, and
(iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility           Distribution              Transmission               Transition                Total

MECO                     2.4                       0.6                      1.3                    4.4
Camb Elec                2.1                       1.1                      1.4                    4.5
EECO                     2.7                       0.3                      1.8                    4.8
WMeco*                   3.0                       0.3                      2.8                    6.1
Fitchburg*               4.2                       0.4                      2.2                    6.8
BECO                     4.3                       0.4                      2.4                    7.1
Comm                     3.8                       0.4                      3.2                    7.3


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of April 1, 1999.

                  Comparison of Massachusetts "Delivery" Rates

           Average G-3 Customer (610 kW Demand and 255,400 kWh Usage)

                                 (Cents per kWh)
                                  Exhibit MEJ-9

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to average G-3 customers (listed in increments of 1.0 cent between and including 0.0 and 8.0 cents per kWh).

[Bar Chart lists four sets of rates for each of seven Massachusetts utilities
(i) distribution rates, (ii) transmission rates, (iii) transition rates, and
(iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility           Distribution              Transmission               Transition                Total

MECO                     1.8                       0.6                      1.3                    3.7
Camb                     1.2                       1.2                      1.4                    3.8
EECO                     1.8                       0.3                      2.2                    4.3
Comm                     1.4                       0.3                      3.2                    4.9
Fitchburg*               3.1                       0.4                      1.7                    5.2
WMeco*                   2.1                       0.3                      2.9                    5.3
BECO                     2.3                       0.3                      2.8                    5.4


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of April 1, 1999.

                  Comparison of Massachusetts "Delivery" Rates

        Very Large C&I Customer (5,000 kW Demand and 2,000,000 kWh Usage)

                                 (Cents per kWh)
                                  Exhibit MEJ-9

                          [Vertical, Stacked Bar Chart]

X-axis (bottom of chart): Massachusetts utilities.

Y-axis (left side of chart): Cents per kWh charged to very large C&I customers (listed in increments of 1.0 cents between and including 0.0 and 6.0 cents per kWh).

[Bar Chart lists four sets of rates for each of seven Massachusetts utilities
(i) distribution rates, (ii) transmission rates, (iii) transition rates, and
(iv) total rates. Total rates equal the sum of distribution, transmission and transition rates.]

Utility           Distribution              Transmission               Transition                Total
MECO                     1.8                       0.6                      1.3                    3.7
Camb                     1.2                       1.4                      1.4                    4.0
EECO                     1.8                       0.3                      2.2                    4.3
Comm Elec                1.1                       0.3                      3.2                    4.7
WMeco*                   1.7                       0.3                      3.0                    5.0
Fitchburg*               3.1                       0.4                      1.7                    5.2
BECO                     2.3                       0.3                      2.8                    5.4


[NEES Logo]
(*) Rates do not include any adjustment reflecting divestiture.
Based on rates as of April 1, 1999.

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY




-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------




                                DIRECT TESTIMONY

                                       OF

                               ROBERT G. POWDERLY

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY




-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------




                                DIRECT TESTIMONY

                                       OF

                               ROBERT G. POWDERLY


                                Table of Contents
                                                                            Page

I.       Qualifications........................................................1
II.      Purpose of Testimony..................................................4
III.     Terms, Conditions, and Structure of the Transaction...................4
IV.      Benefits to Customers, Employees and Shareholders.....................9
V.       Compliance with the Department's Merger and Acquisition Standards....13
         1.       Effect on Rates.............................................14
         2.       Quality of Service..........................................14
         3.       Resulting Net Savings.......................................15
         4.       Effect on Competition.......................................15
         5.       Cost Allocation Issues......................................16
         6.       Financial Integrity of the Post-Merger Entity...............17
         7.       Societal Costs-Employment...................................17
         8.       Economic Development........................................18
         9.       Alternatives to Mergers or Acquisitions.....................18
VI.      Conclusion...........................................................19

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 1 of 19


1    I.   Qualifications.

2    Q.   Please state your name and business address.

3    A.   My name is Robert G. Powderly and my business address is 750 West Center Street,

4         West Bridgewater, Massachusetts.

5

6    Q.   By whom are you employed and in what capacity?

7    A.   I am employed by EUA Service Corporation ("EUASC"). I am Executive Vice President

8         of Blackstone Valley Electric Company ("Blackstone"), Eastern Edison Company

9         ("Eastern"), Newport Electric Corporation ("Newport") and Montaup Electric Company

10        ("Montaup"). Additionally, I hold the same position for Eastern Utilities Associates

11        ("EUA"), the parent company of the above three retail affiliates and EUASC, the service

12        company for EUA's subsidiaries. My areas of responsibility for regulated companies in

13        the EUA system include Customer Service, Human Resources, Information Systems, and

14        Rates.

15

16   Q.   Please summarize your educational background and your professional qualifications.

17   A.   I was graduated from the College of the Holy Cross in 1969 with a Bachelor of Arts

18        degree in mathematics. After serving five years in the U. S. Navy, I attended

19        Northeastern University, and received a Master of Science in Accounting degree in 1975.

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 2 of 19


1         While in the Navy, I was involved in the operation of naval nuclear propulsion units and

2         in 1973 I qualified as Engineer of Naval Nuclear Propulsion plants.

3              After graduate school, I was employed for almost four years by an international

4         public accounting firm (Ernst & Ernst, now called Ernst & Young). During this period,

5         my responsibilities included audits of publicly-held, regulated, and non-profit

6         organizations. In 1978, I joined EUASC as Audit Supervisor. My responsibilities were

7         to develop and implement a comprehensive audit program for the EUA system companies

8         and to report the results of that program to both management and the Audit Committee of

9         the Board of Trustees. After three years as Audit Supervisor, I was promoted to the

10        position of Manager of System Revenue Requirements. In this position, I was

11        responsible for the detailed coordination and preparation of rate cases for EUA's

12        companies. I participated personally in these cases in various ways, including testifying

13        on matters reflected in the cost of service or preparing cost-of-service adjustments under

14        the direction of company accounting witnesses. Effective August 1, 1985, I was

15        promoted to Assistant Vice President and I assumed responsibilities for special projects

16        in the areas of accounting, taxes, finance, and personnel. On April 15, 1986, I was named

17        Vice President of EUA Service Corporation wherein I assumed responsibility for the

18        EUA's Rate and Customer Service Departments. In March 1990, I was elected President

19        of Newport upon its acquisition by EUA. I was responsible for the integration of

20        operations of Newport and EUA. In April 1992, I was elected Executive Vice President

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 3 of 19


1         with EUA system responsibilities of Corporate Communications, Customer Service,

2         Information Systems, and Rates.

3              I am a Certified Public Accountant in the Commonwealth of Massachusetts. In

4         addition, I have participated in several professional and utility associations, such as the

5         American Institute of Certified Accountants, the Massachusetts Society of Certified

6         Public Accountants, both the Audit Committee and the Rate Research Committee of the

7         Edison Electric Institute, both the Audit Committee and Energy Management Committee

8         of the Electric Council of New England, and the National Association of Accountants.

9

10   Q.   Do you serve on any other boards or committees?

11   A.   Yes. I serve on the Board of Directors of Blackstone, Eastern, Newport, EUASC,

12        Montaup, and the Southeastern Massachusetts Manufacturing Partnership. Also, I am the

13        past chairperson of the Electric Council of New England and the Rhode Island Good

14        Neighbor Energy Fund and past Vice Chairperson of the United Way of Newport County.

15

16   Q.   Have you previously testified before any regulatory commission?

17   A.   Yes. I have testified before the Department of Telecommunications and Energy

18        ("Department") in Eastern's general rate cases. I have also testified before the Rhode

19        Island Public Utilities Commission in general rate cases filed by Blackstone and

20        Newport, and presented testimony before the Federal Energy Regulatory Commission on

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 4 of 19


1         behalf of Montaup, EUA's transmission and generation company. Additionally, I have

2         testified before legislative committees in Rhode Island and Massachusetts on the subject

3         matter of electric utility restructuring.

4

5    II.  Purpose of Testimony.

6    Q.   What is the purpose of your testimony?

7    A.   The purpose of my testimony is twofold. The first is to explain the benefits of the merger

8         of EUA with New England Electric System ("NEES") for the customers, employees, and

9         shareholders of the EUA companies. The second is to describe how this merger meets

10        the standard of review for mergers and acquisitions established by the Department in

11        Mergers and Acquisitions, D.P.U. 93-167A, and in recent merger cases.

12

13   III. Terms, Conditions, and Structure of the Transaction.

14   Q.   What is the corporate form of EUA?

15   A.   EUA is a Massachusetts voluntary association and a registered holding company under

16        the Public Utility Holding Company Act of 1935 ("Holding Company Act"). EUA owns

17        the common equity of three electric companies, Eastern, Blackstone, and Newport.

18        Eastern owns the common equity of Montaup. EUA also owns the common equity of

19        EUASC, the entity that provides nearly all professional, technical, and scientific services

20        to EUA affiliates. EUA owns the common equity of non-regulated subsidiaries,

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 5 of 19


1         including EUA Cogenex Corporation, EUA Energy Investment Corporation, and EUA

2         Ocean State Corporation.

3

4    Q.   Mr. Powderly, would you please summarize the transaction between EUA and NEES?

5    A.   Under the merger agreement, EUA shareholders will receive $31.00 for each share held

6         when the acquisition becomes effective. The cash payment will be subject to an increase

7         of $0.003 per share per day if the merger is not completed on or before the date following

8         six months after approval of the merger by EUA's shareholders. The precise structure of

9         the transaction will be a merger between Research Drive LLC ("Research Drive"), a

10        Massachusetts limited liability company which is owned by NEES, and EUA. Research

11        Drive will merge with and into EUA, with EUA becoming a wholly-owned subsidiary of

12        NEES. The Agreement and Plan of Merger, dated February 1, 1999, (the "Agreement")

13        contains terms and conditions which are typical of a merger transaction. A condition of

14        closing the merger is obtaining approval of the shareholders of EUA.

15

16   Q.   Will the merger affect the corporate structure of the EUA operating companies?

17   A.   Yes. At closing, EUA will become a wholly-owned subsidiary of NEES. Thereafter,

18        NEES and EUA plan, as part of this transaction, to merge both the holding companies

19        and to consolidate the underlying operating and service companies. Thus, Eastern will

20        merge with Massachusetts Electric Company ("Mass. Electric"), Montaup with New

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 6 of 19


1         England Power Company, and Blackstone and Newport with Narragansett Electric

2         Company. Finally, EUASC and New England Power Service Company ("NEPSCO")

3         will also be consolidated to lower administrative costs. In each case, the surviving entity

4         will be the existing NEES company.

5

6    Q.   Will the merger affect the Department's jurisdiction over the EUA operating companies?

7    A.   No. At all times, the Department will have the same jurisdiction over the EUA

8         subsidiaries and their ultimate successors as it has now.

9

10   Q.   Please explain the impetus for EUA to seek a merger.

11   A.   EUA began to consider a combination strategy as soon as it became apparent that the

12        electric utility industry would be restructured and generation deregulated at both the

13        federal and state levels. An integral part of restructuring, supported by both the

14        Department in its generic investigation in D.P.U. 96-100 and the Legislatures of

15        Massachusetts and Rhode Island, was the divestiture by the incumbent utilities of their

16        generation portfolios. In the divested environment, EUA determined, as did other electric

17        utilities, that our skills and assets were best focused on the transmission and distribution

18        business. At the same time, it became evident that if our transmission and distribution

19        companies were to realize greater efficiencies, cost reductions, and attractive returns,

20        EUA would have to grow by orders of magnitude. Put another way, without the

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 7 of 19


1         generation business and with relatively small service territories, EUA lost important

2         economies of scale and scope. The reduced scale and scope of the organization after

3         divestiture would make it impossible to sustain the infrastructure necessary to maintain

4         same level of low-cost, high-quality service our customers have come to expect. Our

5         options would be to reallocate fixed costs over a significantly smaller, wires-only, sales

6         base or cut back on service. Maintaining or improving performance in providing

7         customer service, delivering safe, adequate, and reliable electricity at a low cost, and

8         fairly compensating our investors would not likely be the results of operating a small

9         wires-only business. Therefore, we concluded that the only acceptable affiliation must be

10        one that would produce these positive results for all our stakeholders.

11             Consolidation was clearly foreseen by the Department in Mergers and

12        Acquisitions, D.P.U. 93-197A, where the Department found that:

13             Changes in the structure of electricity and gas markets may alter
14             the efficient scale of operations for firms in these industries and
15             may cause a move toward consolidation in some instances. Order
16             at 5.
17
18             In an increasingly competitive market, mergers and acquisitions
19             may represent one of many measures that could achieve savings,
20             efficiencies, increased reliability and better quality of service for
21             Massachusetts utilities. Id. at 5.
22
23        Moreover, in Electric Industry Restructuring, D.P.U./D.T.E. 96-100, the Department

24        specifically incorporated this initial finding into its evaluation of restructuring proposals:

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 8 of 19


1              We reaffirm our policy, articulated in Mergers and Acquisitions,

2              D.P.U. 93-167, at 5, that we expect utilities to explore thoroughly

3              all cost-saving measures to achieve efficiencies, including mergers

4              and acquisitions, and we encourage all companies to consider

5              combinations that are consistent with our long range objectives of

6              fostering effective competition and driving down rates. Order at

7              82

8

9    Q.   How did EUA identify potential business combination partners?

10   A.   From late 1996 to early 1999, management and the Board continually evaluated the

11        various strategic options available to EUA as restructuring and the transition to

12        competition were taking place. Among the options considered were remaining a

13        relatively small, independent transmission and distribution company, growing the

14        company by acquiring other, smaller electric and/or gas companies within the region,

15        looking for a merger partner of similar size, and looking for a merger partner of larger

16        size. EUA retained its long-time advisor, Salomon Smith Barney, to assist us in our

17        review of alternatives and, if appropriate, to seek out potential merger or acquisition

18        partners. To meet financial and customer objectives, EUA would seek out a partner of a

19        size that would allow the resulting enterprise to achieve the economics of scale necessary

20        to increase efficiency and reduce costs. The most desirable partners would also have

21        characteristics such as being a low cost provider, a similar philosophy of system

22        operations, a strong customer service commitment, and a quality workforce. Discussions

23        with possible partners ensued.

24

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 9 of 19


1    Q.   When did EUA reach a conclusion on its future?

2    A.   On January 31, 1999 and February 1, 1999, the EUA Board held a special meeting to

3         review and consider the proposals received. After presentations by legal and financial

4         advisors and a full discussion and analysis, the Board unanimously determined that it was

5         in the best interests of all EUA stakeholders to enter into a business combination with

6         NEES and that the terms of the merger were fair to and in the best interests of EUA

7         shareholders; it authorized, approved, and adopted the plan of merger and the transaction

8         described in the Agreement. EUA was advised that NEES obtained the consent of

9         National Grid to enter into the Agreement and on the morning of February 1, 1999, at the

10        conclusion of the EUA Board meeting and prior to the opening of the financial markets,

11        EUA and NEES executed and delivered the Agreement.

12

13   IV.  Benefits to Customers, Employees and Shareholders.

14   Q.   Would you summarize the benefits of the merger for EUA customers?

15   A.   Eastern's customers will realize quantifiable benefits almost immediately as a result of

16        the rate plan proposed by Mass. Electric. Put simply, all of Eastern's customers will be

17        moved to Mass. Electric's lower rates on January 1, 2001. The movement to Mass.

18        Electric's rates will save Eastern's customers approximately $23 million in the first year

19        of rate consolidation, or 14.2 percent over the retail delivery service rates that would

20        otherwise be in effect (See Exhibit MEJ-3). Eastern's customers will further benefit from

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 10 of 19


1         the distribution rate freeze of up to four years proposed by Mass. Electric under the rate

2         plan. Mr Jesanis's Exhibit MEJ-4 demonstrates that, during the four year period, the

3         economic benefits to Eastern's customers are $81 million as compared to the retail

4         delivery service rates that Eastern would have otherwise charged. These economic

5         benefits to customers are compelling. Moreover, the proposed rate plan assures that

6         economic benefits will not come at the sacrifice of quality service. Following the

7         acquisition, both Mass. Electric and Eastern will continue their commitment to maintain

8         the same high standards of service and reliability that their customers have come to

9         expect. Our historic commitment to our communities and local charities will also be

10        maintained. Eastern's record of quality service at low rates will be enhanced by this

11        transaction and we will join in Mass. Electric's exemplary performance of delivering low

12        rates, reliability, and innovation to our customers.

13             In addition to the distribution rate freeze, the merger will produce ongoing savings

14        and efficiency gains. The merger savings after the cost to achieve are projected by Mr.

15        Hoffman, Mr. Jesanis, and Ms. Zschokke to total at least $35 million per year in the first

16        full year after the rate freeze. These savings will endure and, as Mr. Hoffman

17        demonstrates, increase with inflation. Finally, Mr. Jesanis testifies that the NEES merger

18        with National Grid promises additional resources, scale, and the ability to implement

19        further consolidations in the Northeast. The benefits of savings from such future

20        consolidations and efficiencies gains would inure to Eastern's customers as well. The

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 11 of 19


1         promise of savings from future consolidations, together with the distribution rate freeze

2         and the savings from this transaction, provide compelling economic benefits to Eastern's

3         customers. After the merger, Eastern's customers will receive service from a wires

4         company several times larger than their former distribution company with more financial

5         and operational resources to deal with emerging issues regarding customer service and

6         reliability. Eastern's customers will enjoy lower rates and the benefit of rate stability

7         without sacrificing performance and reliability.

8

9    Q.   How will the merger affect Eastern's employees?

10   A.   As with most mergers, including ours, the achievable benefits are determined in major

11        part by the number and productivity of the employees retained by the surviving entity;

12        some workforce reduction is inevitable. One of EUA's chief concerns in seeking a

13        combination has been that its employees be treated fairly after the merger, a concern

14        shared by the Department as well. Several factors peculiar to this merger lead to the

15        conclusion that our employees will be treated fairly. First, as I describe below, the

16        number of necessary employee reductions is small. Second, we anticipate that most of

17        the employee reductions can be accomplished through attrition and voluntary early

18        retirement incentives. Third, we are combining with an organization that is structured

19        and operates much like EUA. Fourth, NEES has made clear its intention to grow its

20        transmission and distribution business and has the financial backing to do so. This

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 12 of 19


1         growth provides opportunities for our employees they would not otherwise have. Fifth,

2         National Grid is looking for candidates for assignment elsewhere in its operations; these

3         international job opportunities could also be very attractive to our employees. And last,

4         but not least, NEES has committed to honor EUA's labor contracts. For our non-union

5         workforce, NEES has agreed that for 12 months following the closing date,

6         compensation, benefits, and coverage shall not be less favorable, in the aggregate, than

7         those provided, in the aggregate, immediately prior to the closing date. Our employees

8         have heard directly from Richard P. Sergel, NEES's Chief Executive Officer, that their

9         opportunities in the post-merger organization will not be limited because they came from

10        EUA.

11             EUA has been steadfastly committed to maximizing the effectiveness of its

12        workforce through a combination of training and motivating employees and optimizing

13        their numbers. Consistent with that objective, we have reduced our electric company and

14        EUASC populations from 1,343 at the end of 1990 to 946 at the end of 1998 (a 30

15        percent reduction), while improving the quality of service. Our stringent control of

16        personnel counts has positioned us in this merger so that we will be able to achieve

17        synergy savings and still treat our employees fairly. The pre-merger combined staffing is

18        about 4,100. Projected merger savings are based on a reduction from that figure of

19        approximately 250 employees, or about 6 percent of the combined total. We fully expect

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 13 of 19


1         to achieve these reductions almost entirely through attrition and voluntary early

2         retirement programs.

3

4    Q.   Would you summarize the benefits of the merger for EUA shareholders?

5    A.   The benefits to EUA shareholders are directly related to the consideration they will

6         receive for their shares at the closing of the merger. The base consideration of $31.00 per

7         share represents a 23 percent premium above the price of EUA shares on December 4,

8         1998, the last trading day before other regional merger announcements caused the price

9         of its shares to increase significantly, and a 5 percent premium above the closing price on

10        January 29, 1999. As explained earlier, the purchase price is subject to an upward

11        adjustment related to the timing of the closing, and will be paid in cash. EUA's Board

12        received an opinion from Salomon Smith Barney that the consideration being paid to our

13        common stockholders is fair. We will request shareholder approval at our annual meeting

14        this spring.

15

16   V.   Compliance with the Department's Merger and Acquisition Standards.

17   Q.   Please address each factor the Department will use to determine whether the acquisition

18        is "consistent with the public interest."

19   A.   At the outset, I would note that although the Department has cautioned that the list of

20        factors set forth in Mergers and Acquisitions is not exhaustive, these factors have been

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 14 of 19


1         used when evaluating the merits of other merger cases. In the instant case, I will also rely

2         upon them to demonstrate the public interest benefits of this transaction as it relates to

3         this transaction.

4              1. Effect on Rates. The merger will provide compelling rate benefits for

5              Eastern's customers. The proposed rate plan for consolidating Eastern and Mass.

6              Electric rates and freezing the distribution rates thereafter is summarized by Mr.

7              Jesanis. The economic benefits of the plan are detailed by Ms. Burns. The effect

8              of this plan on Eastern's customers will be a $23 million, 14.2 percent reduction

9              in retail delivery service billings in the first year after the consolidation of rates,

10             assuming a January 1, 2001 effective date. Eastern's rates are already among the

11             lowest in Massachusetts. A rate reduction and a distribution rate freeze promote

12             the economic well being of customers in our service territory. Furthermore, with the

13             cost savings described by Mr. Hoffman, we have the foundation for keeping

14             rates low through lower costs in the future.

15             2. Quality of Service. Both Eastern and Mass. Electric are now operating

16             under performance standards established in their Restructuring Settlement

17             Agreements, which were approved by the Department in D.P.U./D.T.E. 96-24 and

18             96-25, respectively. These standards are discussed in the testimony of Mr. Reilly.

19             As Mr. Reilly explains, the standards will be consolidated and updated for the

20             combined companies. As the Department found in D.P.U/D.T.E 96-24 and 96-25,

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 15 of 19


1              these standards provide the required assurance that Eastern and Mass. Electric will

2              maintain their historic levels of reliability and customer service. Pursuant to the

3              Settlements, these standards are in effect until 2001 and may be revised by the

4              Department if it adopts more stringent standards applicable to the other

5              distribution companies operating in the Commonwealth. These performance

6              standards meet the Department' requirements for a Service Quality Standards

7              under its merger policy. D.T.E. 98-31 at 31, inter alia.

8              3. Resulting Net Savings. The savings from consolidation, economies of

9              scale and other efficiency gains as a result of the merger support the proposed rate

10             plan for the customers of the regulated transmission and distribution businesses of

11             EUA and NEES subsidiaries. In their testimony, David J. Hoffman and Richard

12             J. Levin project net savings that, when added to further savings projected by Mr.

13             Jesanis, total $35 million in the first year after the rate freeze and grow higher

14             over time. The savings exceed the requirements associated with the amortization

15             of the acquisition premium and the transaction costs and will produce benefits to

16             Eastern's customers.

17             4. Effect on Competition. Both Eastern and Mass. Electric provide only

18             regulated retail delivery services for which there is no relevant competition. Thus,

19             there can be no competitive impact or harm from the merger to the wires business

20             in our respective service territories. With regard to competitive generation

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 16 of 19


1              services, EUA and NEES have disposed of nearly all of their generation and thus

2              the merger does not significantly affect competition. I do envision, however, that

3              the proposed merger is likely to enhance the development of competition for

4              customers of both Eastern and Mass. Electric. Competitive suppliers will have

5              the opportunity to serve a larger base of customers under a single set of terms and

6              conditions and under a single load settlement process. This consolidation will

7              reduce the administrative and transaction costs for competitive suppliers and

8              reduced costs can be expected to result in both lower barriers to entry for

9              competitive suppliers and ultimately lower costs to customers.

10             5. Cost Allocation Issues. As part of the consolidation of the NEES and

11             EUA subsidiaries, EUASC will be merged into NEPSCO. The service company

12             allocations will continue to be subject to review by the Department in Mass.

13             Electric's rate cases. Cost allocations for the other NEES companies will

14             continue to be subject to the SEC's requirements under the Holding Company

15             Act, and the standards of conduct promulgated by the Department, other state

16             commissions, and FERC. These regulatory controls assure that costs will be

17             allocated appropriately among subsidiaries.

18                  Mr. Jesanis has testified regarding allocation of the acquisition costs and

19             merger savings to the regulated EUA companies. As he explains, under the

20             proposed rate plan, EUA customers realize immediate and substantial savings in

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 17 of 19


1              their rates. Moreover, following the distribution rate freeze period, the remaining

2              costs of the NEES-EUA merger will be entirely offset by savings produced as a

3              result of the merger. This proposal provides a fair distribution of these benefits

4              between customers and shareholders while encouraging and supporting further

5              consolidations in accordance with the Department's policy.

6              6. Financial Integrity of the Post-Merger Entity. Ms. Zschokke's testimony

7              demonstrates that the merger of EUA and NEES will enhance the financial

8              resources and access to financial markets of the combined entity, and reduce the

9              financing costs of Eastern. The post-merger entity, at the holding company level,

10             will continue to be regulated by the SEC as a registered holding company under

11             the Holding Company Act. The financings of the Massachusetts electric

12             companies will continue to be supervised and regulated by the Department. This

13             level of regulatory oversight will not diminish for the merged companies.

14             7. Societal Costs-Employment. Earlier in my testimony, I discussed

15             generally employee benefits and how the merger will provide EUA employees

16             with significant new opportunities. As a result of long-standing programs of cost

17             control and efficiency enhancements, we anticipate achieving almost all of the

18             required personnel reductions though attrition and voluntary early retirement

19             programs with minimal impact on individual employees. Overall, this merger

20             will provide the region with financially strong, technically sophisticated

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 18 of 19


1              transmission and distribution companies, lower rates, and an ongoing

2              commitment to customer service.

3              8. Economic Development. Low rates and good customer service promote

4              economic development, business growth, and enhance job markets in

5              Massachusetts. As I have shown above, the combination of EUA and NEES will

6              produce low rates and quality service. Under the proposed rate plan, customers of

7              Eastern will see their retail delivery service rates reduced by approximately $23

8              million, or 14.2 percent, one year after completion of the merger, with the

9              distribution component frozen thereafter. In the longer term after the rate freeze,

10             the synergies between the companies will produce annual net savings of $35

11             million per year. These economic benefits will make our region more

12             competitive. In addition, we will be participating in economic development

13             activities in the larger Mass. Electric franchise area, creating additional

14             opportunities for our communities to attract jobs. Finally, the merger with NEES

15             and National Grid will allow us to be a center of activity for National Grid's

16             activity in the Northeast providing growth in our own operations.

17             9. Alternatives to Mergers or Acquisitions. I am not aware of alternatives to

18             this merger that would produce benefits comparable to those described in this

19             application. As a stand-alone entity, EUA would either have to reduce drastically

20             its cost of doing business or increase rates to compensate for the loss of its

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of R. G. Powderly
                                                                        Page 19 of 19


1              generation business. The required cost reductions would have to come by way of

2              reducing services or reliability to inadequate levels. Equally unacceptable as an

3              alternative is an EUA expansion of its unregulated ventures as a means of

4              increasing financial resources and economies of scale. This course of action

5              would significantly increase EUA's risk profile and, ultimately, its equity capital

6              would come at a higher price. Finally, other potential merger partners for EUA do

7              not have contiguous service territories and low distribution rates and EUA-

8              reliability and EUA-customer satisfaction levels and similarity of operations and

9              low costs. Our partner, NEES, does. EUA's affiliation with NEES makes the

10             most sense -- for our customers, for our employees, and for our shareholders.

11

12   VI.  Conclusion.

13   Q.   Does the proposed transaction between NEES and EUA satisfy the Department's criteria

14        for merger and acquisition?

15   A.   Yes. Measured by the Department's standards, this merger is consistent with the public

16        interest and should be approved as filed.

17

18   Q.   Does this complete your testimony?

19   A.   Yes.

                                    COMMONWEALTH OF MASSACHUSETTS
                             DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY




-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------




                                DIRECT TESTIMONY

                                       OF

                               LAWRENCE J. REILLY

                                    COMMONWEALTH OF MASSACHUSETTS
                             DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY




-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------




                                DIRECT TESTIMONY

                                       OF

                               LAWRENCE J. REILLY

                                Table of Contents


                                                                            Page

I.       Qualifications....................................................... 1
II.      Purpose of Testimony................................................. 4
III.     Organization of NEES Distribution Companies.......................... 4
IV.      Service Benefits from the Merger..................................... 7
V.       Service Quality Performance Standards................................10
         A.       Introduction................................................10
         B.       Proposed Service Quality Performance Standards..............11
                  1.       Reliability Performance Standard...................13
                  2.       Customer Service Performance Standard..............15
                  3.       Line Loss Standard.................................16
         C.       Implementation..............................................17
VI.      Development of the Competitive Power Supply Market...................18

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 1 of 21


1    I.   Qualifications.

2    Q.   Please state your name and business address.

3    A.   My name is Lawrence J. Reilly. I have two business addresses: 55 Bearfoot Road,

4         Northborough, Massachusetts 05132; and 280 Melrose Street, Providence, Rhode Island

5         02907.

6

7    Q.   By whom are you employed and in what position?

8    A.   I am employed by New England Power Service Company ("NEPSCO"). I am President

9         and Chief Executive Officer of New England Electric System's ("NEES's") electricity

10        distribution subsidiaries: Massachusetts Electric Company and Nantucket Electric

11        Company (together "Mass. Electric" or the "Company"); The Narragansett Electric

12        Company ("Narragansett Electric"); and Granite State Electric Company ("Granite State

13        Electric"). I am also a Director of each of these companies.

14

15   Q.   Please describe your educational background and training.

16   A.   In 1978, I received a Bachelor of Arts degree magna cum laude from the State University

17        of New York at Albany. In 1982, I received the degree of Master in City and Regional

18        Planning from the John F. Kennedy School of Government at Harvard University where I

19        specialized in Energy and Environmental Policy. Also in 1982, I received a Juris Doctor

20        degree cum laude from Boston University School of Law.

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 2 of 21


1    Q.   Please describe your professional experience.

2    A.   I joined NEPSCO as an Attorney in the Corporate Legal Department in 1982. In that

3         capacity I advised various NEES companies in the areas of finance and securities law as

4         well as in the areas of environmental licensing and permitting. In 1987, I became legal

5         counsel to, and Secretary of, Narragansett Electric, in Providence, Rhode Island. In that

6         capacity my responsibilities included advising Narragansett Electric on a variety of

7         regulatory and rate matters as well as permitting for the Manchester Street Station

8         Repowering Project. In July 1990, I became Director of Rates for NEPSCO with

9         responsibility for wholesale and retail rate matters for all of the NEES companies. In

10        1993, I was elected a Vice President and assumed additional responsibility for retail

11        revenue requirements. Effective June 1, 1996, I became President of Mass. Electric. I

12        became President of Granite State Electric and Narragansett Electric in January, 1997,

13        and October, 1997, respectively. In my capacity as Vice President and Director of Rates

14        and as President and CEO of the NEES electricity distribution companies I have been

15        actively involved with electric industry restructuring matters. My current areas of

16        responsibility for the NEES electricity distribution companies include transmission and

17        distribution system operations, customer service, and business service functions.

18

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 3 of 21


1    Q.   Do you serve on the boards of any other organizations?

2    A.   Yes. I am a Director of the Massachusetts Technology Park Corporation, the quasi-

3         public entity responsible for, among other things, administering the renewable energy

4         trust fund established by the 1997 Massachusetts electric restructuring law. I also

5         currently serve as Chairman of the Massachusetts Alliance for Economic Development, a

6         privately funded non-profit organization dedicated to promoting economic growth in

7         Massachusetts. I am also on the Board of Grow Smart Rhode Island, a non-profit

8         organization focused on the interaction of economic growth, environment, and land use

9         issues. In addition, I serve on the Boards of the United Way of Central Massachusetts,

10        the United Way of Southeastern New England, the Foundation for Ocean State Public

11        Radio, the Worcester State Foundation, and as a Corporator of the Worcester Art

12        Museum.

13

14   Q.   Have you previously testified before any regulatory commission?

15   A.   Yes, I have previously testified before the Department of Telecommunications and

16        Energy ("Department"), the Rhode Island Public Utilities Commission, the New

17        Hampshire Public Utilities Commission, and the Federal Energy Regulatory

18        Commission.

19

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 4 of 21


1    II.  Purpose of Testimony.

2    Q.   What is the purpose of your testimony?

3    A.   The purpose of my testimony is four-fold. First, I will describe how the NEES

4         distribution companies are organized today to provide quality service to customers.

5         Second, I will describe the integration process that is underway with Eastern Utilities

6         Associates ("EUA") and the anticipated benefits for customers. Third, as required by the

7         Department, I will propose a specific set of service quality performance standards to be

8         put in place prospectively to ensure that the high quality service customers currently

9         enjoy will continue after the merger. Finally, I will outline a program that is currently

10        under development to foster a robust power supply market where customers can fully

11        realize the economic benefits of competition in the restructured industry.

12

13   III. Organization of NEES Distribution Companies.

14   Q.   Mr. Reilly, will you please describe how the NEES distribution companies are organized

15        to provide service to customers.

16   A.   The NEES distribution companies currently provide service to almost 1.4 million

17        customers in 209 cities and towns in Massachusetts, Rhode Island, and New Hampshire.

18        The breakdown of customers by distribution company is detailed on Exhibit LJR-1.

19        Although each of the distribution companies is a separate legal entity, to the extent

20        possible we operate them as an integrated organization. This allows us to operate more

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 5 of 21


1         efficiently and provide better service to customers than if each company were managed

2         independently. For example, this method of operation allows us to implement best

3         practices uniformly across the system and provides us flexibility in terms of assigning

4         crews where needed most in response to major storms. Through this integrated

5         management we are able to achieve the efficiency gains that have historically been

6         available through the sharing of administrative functions such as accounting and legal

7         services through NEPSCO.

8                   Because the three state service area of the combined organization covers almost

9         5000 square miles, we divide the territory up into six operating districts and a number of

10        operating satellites that are run from each district. Exhibit LJR-2 is a map showing the

11        current district boundaries within the service territory and the location of key facilities.

12        For the most part, each operating district includes a functional head for operations,

13        customer service, and business services. These individuals are responsible for service

14        performance and program implementation throughout their respective districts. In

15        general, where there is a need to be close to the customers (because of travel time or

16        because detailed knowledge of the local conditions is required), individuals work out of

17        the local district offices or satellite locations; where frequent local contact is not critical,

18        individuals tend to work in the central locations, principally, Northborough,

19        Westborough, and Providence. The degree to which each operating district is supported

20        centrally varies from function to function.

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 6 of 21


1    Q.   Please explain the split between district and central functions in the Operations area.

2    A.   In Operations, the physical workers (linemen, underground workers, substation

3         maintenance workers) are assigned to a district or satellite location. Certain engineering

4         functions are performed locally while other engineering functions such as substation

5         design and standards are performed centrally. Operating functions handled centrally for

6         all system companies include: training; material supply; relay & telecommunications;

7         transmission line engineering; engineering laboratory; construction; environment; safety;

8         and property assets. In some cases there are individuals assigned to local district offices

9         to implement programs and polices that are administered centrally. Safety,

10        environmental management, and vegetation management are examples of areas that fall

11        into this category.

12

13   Q.   How is responsibility divided between the field and central office in the customer service

14        area?

15   A.   Meter reading is the clearest example of a function where it is most efficient to have the

16        workers located near the customers. The meter operations group, which is responsible for

17        installing, maintaining, exchanging, and testing meters, is also decentralized; however,

18        field personnel receive central support from the Meter Operations and Engineering Group

19        in Worcester. Supplier services along with load research and load estimation, which have

20        become increasingly important in the restructured environment, are located centrally in

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 7 of 21


1         Northborough. Customer calls are handled in call centers located in Northborough and

2         Providence that are linked through telecommunications equipment which automatically

3         transfers calls between these two centers to minimize wait times for customers. This

4         arrangement also provides us access to two job markets for customer service

5         representatives and diversity of locations in the event of bad weather or a disaster at either

6         location.

7

8    Q.   How is the Business Service function organized?

9    A.   Each district office has a local Business Services Vice President and a staff of account

10        managers. The account managers handle service requests for our largest customers (200

11        kilowatts or greater demand per month) and are actively involved in the marketing of our

12        various Demand Side Management ("DSM") programs. DSM programs for residential

13        and small commercial and industrial customers are handled centrally from Northborough.

14        Special programs and new initiatives are also developed in Northborough and

15        implemented in close coordination with Business Services personnel in the field.

16

17   IV.  Service Benefits from the Merger.

18   Q.   Do you believe that the merger will create service benefits for the customers of both

19        companies?

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 8 of 21


1    A.   Yes. Several factors lead us to conclude that the merger will improve service to

2         customers. First is geographic proximity. A map showing the relationship between the

3         NEES and EUA distribution companies is included as Exhibit LJR-3. As shown, the

4         service territories of these two companies are in very close proximity. It is this

5         geographic proximity that makes this merger so attractive from an operating perspective.

6         This merger goes a long way to rationalizing the service territories of the distribution

7         companies in southeastern New England and, with the integration of NEES and EUA

8         field and central functions, should enable us to provide comparable or better service at a

9         lower cost. Second, there is a long history of good working relationships between our

10        companies, including a history where a number of employees have moved between the

11        companies over time. Third, perhaps related to the first two items mentioned above, there

12        appears to be a very similar culture between the two companies -- one where quality

13        customer service and cost control are widely recognized objectives. In my opinion, all

14        three of these factors will facilitate a successful integration of the businesses.

15

16   Q.   Are the companies also addressing service quality issues in the integration process for the

17        merger?

18   A.   Yes. The proper integration of the companies is central to the effectiveness and

19        efficiency of our operations and the quality of our service following the merger. I am a

20        member of the integration steering committee that is responsible for the successful

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 9 of 21


1         integration of the companies. Our progress during the integration process has been

2         substantial. We have already found several ways to improve service and efficiency that

3         we will build upon as we complete the integration progress and following the merger.

4         The transition teams cover ten different disciplines and approximately sixty subgroups

5         have been established as part of the effort to focus on specific areas. The teams and the

6         areas they are responsible for are outlined on Exhibit LJR-4.

7

8    Q.   What benefits of the merger have you identified to date?

9    A.   Although it is still early in the process, it is apparent that several key benefits will flow

10        from the eventual consolidation of Eastern Edison Company ("Eastern") into Mass.

11        Electric. Specifically:

12        o    The larger company will have more resources to draw upon in the event of storms

13             or natural disasters;

14        o    Customer service costs and other costs associated with administering separate

15             rates and maintaining separate companies will be reduced;

16        o    Eastern's customers will be provided 24 hour per day access to customer service

17             representatives for routine billing and payment inquires (currently such access is

18             limited to 7 a.m. to 9 p.m. Monday through Saturday);

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 10 of 21


1         o    The consolidation of Mass. Electric and Eastern will produce administrative

2              savings for the Department by reducing the number of regulated companies and

3              associated reporting requirements;

4         o    The customers of Mass. Electric and Eastern will benefit from the rate plan

5              proposed as part of this filing; and

6         o    The consolidation of Mass. Electric and Eastern will help in the development of

7              the competitive power supply market. This benefit and other actions we are

8              planning to take to help facilitate development of that market are discussed in

9              Section VI of my testimony below.

10

11   V.   Service Quality Performance Standards.

12   A.   Introduction.

13   Q.   Please describe the Mass. Electric's Service Quality Performance Standards proposal.

14   A.   After the merger, the Company is proposing a single set of Service Quality Performance

15        Standards that is consistent with the Performance Standards adopted pursuant to

16        Restructuring Settlements approved in D.P.U./D.T.E. 96-24 (Eastern) and 96-25 (Mass.

17        Electric). Mass. Electric's currently effective standards for reliability and customer

18        service are attached as Exhibit LJR-5. Eastern's currently effective standards, which are

19        generally consistent with Mass. Electric's, are attached as Exhibit LJR-6. The

20        benchmarks for both companies under each performance standard are based on averages

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 11 of 21


1         of historic performance, plus one standard deviation. Each standard carries a maximum
2         penalty of $1,000,000 for Mass. Electric and $250,000 for Eastern.
3
4    B.   Proposed Service Quality Performance Standards.

5    Q.   Please summarize the Company's proposed Service Quality Performance Standards.

6    A.   The Company's proposed Service Quality Performance Standards represent a

7         continuation of the present, Department-approved performance standards for Mass.

8         Electric and Eastern, with the addition of three important changes. First, the benchmarks

9         for the proposed standards are based on the average of the combined historic data for

10        Mass. Electric and Eastern. Second, the historic data used for the benchmarks has been

11        updated to reflect a more recent time period than that used in the original standards.

12        Finally, the Company is proposing a maximum penalty under the standards of

13        $2,500,000. All other characteristics of the proposed standards are consistent with the

14        standards approved in D.P.U./D.T.E. 96-24 and 96-25. The proposed performance

15        standards marked to show changes are included in Exhibit LJR-7. A clean version is

16        included in Exhibit LJR-8

17

18   Q.   Please describe the development of the benchmarks for the proposed standards.

19   A.   Mass. Electric and Eastern compiled their historic data under each of the areas covered by

20        the standards and found that the data were generally comparable and consistent. For

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 12 of 21


1         example, both companies use similar definitions for service outages and conduct similar

2         customer satisfaction surveys. The comparability and consistency of the data allowed the

3         companies to create a composite benchmark for each standard using data from Mass.

4         Electric and Eastern.

5

6    Q.   Please describe the time period covered by the historic data used to develop the

7         benchmarks.

8    A.   After reviewing their historical records, we determined that data from more recent years

9         was generally more comparable and consistent than data from earlier periods.

10        Accordingly, we have limited the time period for data used in the development of the

11        benchmarks to no earlier than 1991. Thus, to set the benchmarks for the reliability and

12        customer service standards after the merger, Mass. Electric has used the average of

13        historic data for 1991 through 1998, plus one standard deviation.

14

15   Q.   Does this updating cause the benchmarks to be more stringent?

16   A.   Yes, it does.

17

18   Q.   Please describe the maximum penalty under the proposed standards.

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 13 of 21


1    A.   The maximum penalty under both standards totals $2,500,000. This amount represents

2         the sum of the maximum penalties under the present standards for Mass. Electric and

3         Eastern.

4

5    Q.   How does the proposal weight the two areas covered by the standards?

6    A.   The total maximum penalty is split evenly between the two standards. Thus, each

7         standard has a maximum penalty of $1,250,000. The proposed standards preserve the

8         50/50 split in the present standards approved by the Department.

9

10   Q.   How were the proposed penalty schedules under the standards developed?

11   A.   The schedule of penalties under the proposed standards is designed in the same manner as

12        the schedules under the existing standards. The rationale behind the schedules is to

13        ensure that significant deviations from historic levels result in penalties under the

14        standards.

15

16   1.   Reliability Performance Standard

17   Q.   Please describe the proposed Reliability Service Quality Performance Standard.

18   A.   As in the standard under the Restructuring Settlements, reliability of service is measured

19        by the duration of outages. The standard defines a customer interruption as the loss of

20        electric service to more than one customer for more than one minute. The duration of

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 14 of 21


1         outages per customer served is the total length of time in minutes that an average

2         customer is without service per year, as measured by the System Average Interruption

3         Duration Index (SAIDI).

4

5    Q.   Please describe the development of the Duration of Outages Performance Standard.

6    A.   Combining Mass. Electric's and Eastern's data for 1991 through 1998 results in an

7         average duration of outages (plus one standard deviation) of 96 minutes. Based on this

8         data, the companies are proposing a benchmark duration of outages of 96 minutes.

9         Exhibit LJR-9 provides the derivation of the duration of outages standard and its schedule

10        of penalties, with a maximum penalty of $1,250,000.

11

12   Q.   Are any events excluded from reliability measurements?

13   A.   Yes. Excluded from the companies' historic reliability measurements are severe weather

14        events, under-frequency load shedding events, and other extraordinary circumstances.

15        Severe weather events are defined as those resulting in the interruption of 10 percent or

16        more of the customers in a district at any given time during the storm. We are proposing

17        to use the same criteria for exclusion as under the present standards. The criteria for

18        exclusion of an event from reliability measurements is included in Exhibit LJR-8.

19

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 15 of 21


1    2.   Customer Service Performance Standard.

2    Q.   Please describe the proposed Customer Service Performance Standard.

3    A.   As in the existing standard under the Restructuring Settlements, we are proposing a

4         Customer Service standard based on overall residential customer satisfaction. The

5         standard has a maximum penalty of $1,250,000, or half of the total maximum penalty.

6

7    Q.   How is customer satisfaction measured?

8    A.   Mass. Electric and Eastern have historically commissioned an independent third party to

9         conduct a survey of customers to determine their overall level of satisfaction with the

10        companies. Comparable data for this survey is available from 1991.

11

12   Q.   How have the surveys been conducted?

13   A.   An independent market research firm conducts interviews with a representative sample of

14        customers. Several questions are asked as part of this interview, most of which change

15        annually. However, for the past several years, a consistent question has been asked

16        regarding customer satisfaction. For Mass. Electric, the question has been: "All things

17        considered, how would you rate Mass. Electric's service to you?" For Eastern, the

18        question has been: "I would like to know how you rate your electric company overall."

19        Respondents to both companies' surveys are asked to rate their service on a scale of 1 to

20        7, where 1 means poor and 7 means excellent. The responses in the top three categories

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 16 of 21


1         of satisfaction (i.e. 5, 6, and 7) are tabulated in Exhibit LJR-10 and form the basis for

2         developing the Customer Service Performance Standard.

3

4    Q.   How is the proposed Customer Service Performance Standard established?

5    A.   We are proposing a Customer Satisfaction Performance Standard based on the historical

6         results of the Mass. Electric's and Eastern's residential customer satisfaction surveys.

7         Using the average and standard deviation of data for 1991 through 1998, the proposed

8         Customer Service Performance Standard is 86 percent of responses in the top three

9         categories of customer satisfaction. Consistent with the existing performance standards,

10        we are proposing a sliding scale for penalties. Exhibit LJR-10 provides the calculation

11        and the schedule of penalties under this standard.

12

13   3.   Line Loss Standard

14   Q.   Is Mass. Electric proposing a line loss standard in this proceeding?

15   A.   Not at this time. The Restructuring Settlements also required Mass. Electric and Eastern

16        to "propose ... a performance standard for the effective management of line losses." Both

17        Mass. Electric and Eastern filed such proposals with the Department. The Department,

18        however, has not ruled on these proposed standards and they have not been implemented.

19        In addition, both proposals were based on FERC Form 1 Sources and Disposition of

20        Energy data which is no longer available in a meaningful manner. For these two reasons,

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 17 of 21


1         we have not included a distribution line losses standard in our proposal. Rather, we are

2         reviewing the line loss issue and data as part of the integration team process discussed

3         more fully above and, if feasible, will design an alternative to the line loss standard

4         that has already been developed that will reflect current data and provide a meaningful

5         incentive.

6

7    C.   Implementation

8    Q.   When will the proposed standards become effective?

9    A.   We propose to have the proposed standards be effective for consolidated Mass. Electric

10        beginning on the effective date of the rate plan or January 1, 2001 (the "Consolidation

11        Date"). Before that date the current standards would remain in effect.

12

13   Q.   How will rate adjustments be implemented pursuant to the Performance Standards?

14   A.   Mass. Electric would file a Performance Standards Report with the Department by May

15        1, 2002 and every year thereafter. In these filings, Mass. Electric would provide the

16        following:

17        (1)  a determination of the Mass. Electric's performance against each of the

18             Performance Standards based on actual data for the 12 months ending December

19             31 of the previous year;

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 18 of 21


1         (2)  a determination of the total penalty payment, if any, required under the plan by

2              summing the results of the Performance Standards; and

3         (3)  a schedule showing the development of a per kilowatthour factor to credit

4              customers with any penalty payment required under the Performance Standards.

5              This factor would take effect at the time of Mass. Electric's next annual rate

6              adjustment and reflected over the following year.

7

8    VI.  Development of the Competitive Power Supply Market.

9    Q.   Earlier in your testimony you stated that you expected the consolidation of Mass. Electric

10        and Eastern to help in the development of the competitive power supply market. Please

11        explain why you believe this is to be the case.

12   A.   Although it is certainly not the only barrier to development of a competitive market, the

13        multitude of distribution companies within the Commonwealth of Massachusetts has no

14        doubt retarded the growth of the competitive market in a number of ways. First, differing

15        distribution rates and availability clauses for providing distribution service complicate the

16        terrain for power suppliers considering entry into the market. Second, the patchwork

17        nature of the existing service territories complicates marketing efforts. Third, differing

18        electronic data interchange formats and testing requirements add to administrative

19        overheads for suppliers. The consolidation of Mass. Electric's and Eastern's rates for

20        delivery service, the contiguous nature of the expanded service territory, and one less

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 19 of 21


1         point of contact for suppliers entering the market here should all help to reduce barriers to

2         entry into the competitive supply market.

3

4    Q.   Why is reducing barriers to entry for suppliers entering the competitive market

5         important?

6    A.   Prior to restructuring, the generation or supply component of customer bills accounted for

7         roughly two-thirds of the total cost of electricity. The significant potential for savings in

8         that portion of the bill was one of the factors that led to restructuring. Nothing has

9         changed in this area. Power supply costs are still the area where customers stand to save

10        the most money on their bills. Without regulation, however, there must be an efficient

11        and vigorous market for electricity supplies for customers to realize the full benefits of

12        competition.

13

14   Q.   In your opinion what other barriers exist to the development of a robust competitive

15        power supply market?

16   A.   Lack of information is certainly a problem on several levels. Not all customers are aware

17        of their options or have ready access to billing data needed to minimize supply costs.

18        Power marketers may also lack information about potential customers that could benefit

19        from their products.

20

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 20 of 21


1    Q.   What actions are you planning to take to reduce these barriers?

2    A.   We have a number of initiatives under way to inform customers of their options in the

3         power supply market. We currently offer "Power Talk", a speakers bureau program for

4         customer groups of all kinds. We have implemented a comprehensive education program

5         that includes bill inserts, participation in state-wide education efforts with the Division of

6         Energy Resources ("DOER"), and participation in trade shows and shopping mall

7         displays. We are including information in "PowerLink", a newsletter for our business

8         customers, and are hosting breakfast meetings for our largest customers to highlight

9         opportunities available in the market. Under our "Power Connection" program, with a

10        customer's consent, we will provide billing data to all registered suppliers in electronic

11        format so that prospective suppliers can develop offers suited to the individual customers.

12        We are also distributing a software product called "Energy Smart" to our customers that

13        provides educational information to customers and is expected to eventually aid

14        customers who wish to shop for power supplies on-line.

15             We have also developed a series of optional metering services that are available to

16        any customer that wants detailed interval or real time demand and energy use data. To

17        assist power marketers in getting access to prospective customers, we intend to offer a

18        mailing service to all power marketers whereby we would mail their marketing

19        information to customer segments they determine without disclosing any customer data to

20        the power marketer.

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of L. J. Reilly
                                                                   Page 21 of 21


1    Q.   How will the merger improve this effort?

2    A.   As part of the integration process, we will continue to look for ways to improve our

3         outreach and education programs and make them more effective. The merger will assure

4         that the finally implemented programs will reach more customers, more efficiently. The

5         consolidation of Mass. Electric and Eastern will also facilitate marketers' efforts to reach

6         our customers with ideas and products that will provide our customers with more value at

7         lower prices.

8

9    Q.   Does this conclude your testimony.

10   A.   Yes.

                            EXHIBITS OF L. J. REILLY



LJR-1     Customers Served by NEES Distribution Company

LJR-2     Current Map of NEES Service Territory

LJR-3     Map of Combined NEES-EUA Service Territory

LJR-4     Integration Teams and Responsibilities

LJR-5     Mass. Electric's Present Performance Standards

LJR-6     Eastern's Present Performance Standards

LJR-7 Proposed Performance Standards After Consolidation Date (Marked to Show Changes)

LJR-8     Proposed Performance Standards After Consolidation Date

LJR-9     Derivation of Duration of Outage Standard

LJR-10    Calculation of Customer Satisfaction Measure

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-1


                                  Exhibit LJR-1

                  Customers Served by NEES Distribution Company

S:\RADATA1\EASTED\Ljr-1.wk4                        Narragansett Electric
PAGE 1                                             Eastern Utilities Associates
15-Jun-99                                          M.D.T.E. Docket No. 99-_____
                                                   Exhibit LJR-1
                                                   Page 1 of 1


                           New England Electric System

                  Number of Customers per Distribution Company

                                                       Number of
                                                       Customers
                                                       ---------
Massachusetts:

     Massachusetts Electric Company                      983,191

     Nantucket Electric Company                           10,169
                                                          ------
     Total Massachusetts                                 993,360


Rhode Island:

     Narragansett Electric Company                       336,029


New Hampshire:

     Granite State Electric Company                       37,114
                                                          ------

3 State Total                                          1,366,503
                                                       =========

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-2


                                  Exhibit LJR-2

                      Current Map of NEES Service Territory

                                                                   Exhibit LJR-2









                     Map of Existing NEES Service Territory

                                    Two Maps

First Map: Reflects service territories, headquarters, customer service and operations centers and operating satellites for Granite State, Mass. Electric, Nantucket and Narragansett in Rhode Island, Massachusetts and New Hampshire.

Second Map: Reflects Narragansett service territory, headquarters and operating satellites in Rhode Island.

Granite State Electric             Massachusetts Electric
     Company                       Company

Lebanon                                 Western                                 Merrimack Valley
     Acworth                       Adams               Mount Washington              Amesbury
     Alstead                       Alford              New Marlboro                  Andover
     Bath                          Athol               New Salem                     Billerica
     Canaan                        Barre               North Adams                   Boxford
     Charlestown                   Belchertown         Northampton                   Chelmsford
     Cornish                       Brimfield           Orange                        Dracut
     Enfield                       Charlemont          Palmer                        Haverhill
     Grafton                       Cheshire            Petersham                     Lawrence
     Hanover                       Clarksburg          Phillipston                   Lowell
     Lnagdon                       East Longmeadow     Rowe                          Methuen
     Lebanon                       Erving              Royalton                      Newbury
     Marlow                        Florida             Sheffield                     Newburyport
     Monroe                        Goshen              Shutesbury                    North Andover
     Orange                        Granby              South Egremont                Salisbury
     Plainfield                    Great Barrington    Stockbridge                   Tewksbury
     Surry                         Hampden             Templeton                     Tyngsboro
     Walpole                       Hancock             Wales                         West Newbury
                                   Hardwick            Ware                          Westford
                                   Hawley              Warren
Salem                              Heath               Warwick                  North Shore
     Derry                         Holland             Wendell                       Beverly
     Pelham                        Lenox               West Stockbridge              Essex
     Salem                         Monroe              Wilbraham                     Everett
     Windham                       Monson              Williamsburg                  Gloucester
                                   Monterey            Williamstown                  Hamilton
                                                                                     Lynn
Narrangansett Electric                                                               Malden
  Company                               Central                                      Manchester
                                   Auburn              New Braintree                 Medford
Southern                           Ayer                North Brookfield              Melrose
     Charlestown                   Berlin              Oakham                        Nahant
     Coventry                      Bolton              Oxford                        Revere
     East Greenwich                Brookfield          Paxton                        Rockport
     Exeter                        Charlton            Pepperell                     Salem
     Hopkinton                     Clinton             Rutland                       Saugus
     Narragansett                  Dudley              Shirley                       Swampscott
     North Kingstown               Dunstable           Southbridge                   Topsfield
     Richmond                      East Brookfield     Spencer                       Wenham
     South Kingstown               Gardner             Sturbridge                    Winthrop
     Warwick                       Grafton             Sutton
     West Greenwich                Harvard             Webster
     West Warwick                  Hubbardston         West Brookfield
     Westerly                      Lancaster           West Groton
                                   Leicester           Westminster
Providence                         Leominster          Winchendon
     Barrington                    Millbury            Worcester
     Bristol
     Cranston                           Southeast
     East Providence               Attleboro           Northborough
     Foster                        Bellingham          Northbridge
     Glocester                     Blackstone          Norton
     Johnston                      Douglas             Plainville
     Little Compton                Foxborough          Quincy
     North Providence              Franklin            Randolph
     Providence                    Hingham             Rehoboth
     Scituate                      Holbrook            Seekonk
     Smithfield                    Hopedale            Southborough
     Tiverton                      Marlborough         Upton
     Warren                        Mendon              Uxbridge
                                   Milford             Westborough
                                   Milville            Weymouth
                                   Nantucket           Wrentham

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-2


                                  Exhibit LJR-3


                   Map of Combined NEES-EUA Service Territory

                                                                   Exhibit LJR-3









                  [Map of Combined NEES-EUA Service Territory]

S:\RADATA1\EASTED\Ljr-4.wk4                                                                    New England Electric System
TEAMS                                                                                          Eastern Utilities Associates
15-Jun-99                                                                                      M.D.T.E. Docket No. 99-___
                                                                                               Exhibit LJR-4
                                                                                               Page 1 of 1

                                              EUA/ NEES TRANSITION TEAMS
------------------------------------------------------------------------------------------------------------------------------
                                                             General Business Areas
------------------------------------------------------------------------------------------------------------------------------
   HR &
  Supply        Retail     Information     Power                Rate/Rev    Accou-    Communi-                         Consul-
  Chain        Companies    Systems       Company    Treasury    Req        nting     cations         Legal   Other    tants
------------------------------------------------------------------------------------------------------------------------------
R Compen-     EO-           Retail        Trans-     Finance    Revenue    General     External      Legal   Audit   A&G Best
sation        Central       Appli-        mission               Require-   Accounting  and Employee                  Practices
& Benefits    Operations    cations       Marketing             ment and               Communi-
                                                                Rates                  cations

HR-Labor      EO-Central    Corporate     Trans-     Risk                  Plant                     Corpo-  Plan-   Early
              Engineering   Applic-       mission    Manage-               Accounting                rate    ning,   Decisions
                            ations        Planning   ment                                            Gover-  Bud-    Support
                                                                                                     nance   gets,
                                                                                                             and
                                                                                                             Re-
                                                                                                             porting
                                                                                                             Facil-
                                                                                                             ities

HR-Culture    EO-Field                    Divesti-   Investor   Service    Revenue                                   Organization
Integration   Operations    Operations    tures      Relations  Contracts  Accounting                                Planning

HR-Employee   EO-Dispatch-  Technology    Nuclear    Property              Payroll                                   Team
Relations     ing           Services      Issues     Tax                                                             Support

                                                                                                             Asset
SCM-          CS-Call       Y2000         PPA/PS     Taxes                                                   Separa-
Inventory     Center                      A Power                                                            tion
                                          Contracts

SCM-Goods     CS-Meters     IS Support    NEPOOL Issues                                                      Records
                                                                                                             Management

SCM-Accounts  CS-Billing                                                                                     "Cut-over"Plan
Payables                                                          "Tier 1    Transition    Teams

Health and    CS-Credit
Safety        & Collections

Benefit Plan  RM&S-Demand
Funding       Side Management

              RM&S-Business Services

              Telecommunication

              Property

              Environmental and Safety

              External Affairs
---------------------------------------------------------------------------------------------------------------------------------

Transition Steering Committee


Chairmen: T. Rogers / R. Powderly
---------------------------------------------------------------------------------------------------------------------------------
DC Kennedy    LJ Reilly  DL Holt  PG Flynn  J. Zschokke  TL Schwennese  WR Richer  SM Stevens  MA Katz    T. Rogers   Mercer
                                                                                                                      Management
HE Stapleford            JL McGrath                                                                                   Consultants
---------------------------------------------------------------------------------------------------------------------------------
B Hassan      J Carney   W Norko  K Kirby   C Hebert      D. St.Pierre  A.Camara   F. Mason    D Fazzone   M Hirsh
---------------------------------------------------------------------------------------------------------------------------------

Key Coordination Areas

---------------------------------------------------------------------------------------------------------------------------------
Regulatory    Unregulated   NGG Coord:
Approvals     Businesses
---------------------------------------------------------------------------------------------------------------------------------

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-5


                                  Exhibit LJR-5


                 Mass. Electric's Present Performance Standards

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-5
                                                                     Page 1 of 3

                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS


          Under the retail access tariffs, the Company shall establish performance standards for reliability and customer service. The standards are designed as a penalty-only approach, under which the Company would be penalized if its performance did not meet the standards, and there would be no reward for performance which exceeds the standard. The standards are set based on averages of historic data, as shown on page 3 of this exhibit. In the event that the Department establishes additional performance standards or performance standards for reliability and customer satisfaction for all electric utilities in Massachusetts that are more stringent than the standards set forth below, then Mass. Electric shall implement the additional or more stringent standards.

SERVICE RELIABILITY PERFORMANCE STANDARD

          The Service Reliability Performance Standard shall be set at a duration of outages per customer served of 105 minutes. An outage is defined as the loss of electric service to more than one customer for more than one minute. The duration per customer served is the total length of time in minutes that an average customer is without service per year. Excluded from reliability measurements are extraordinary events such as severe storms and load shedding events resulting from generation or transmission problems. An event excluded from reliability measurements must meet one of the following criteria:

          o The event resulted in customer outages that represent more than ten percent (10%) of the customers in a district at any given time during the event;

          o The outages resulting from the event were as a result of the failure of other companies' supply or transmission to Massachusetts Electric Company customers and restoration of service was beyond the control of the Company and its employees;

          o The circumstances of the event were extraordinary, such as major disasters, earthquakes, wildfires, floods, hurricanes, tornadoes, ice storms, wind storms or other weather events beyond the control of the Company.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-5
                                                                     Page 2 of 3

                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS

          The schedule of customer credits under the Service Reliability Performance Standard is as follows:

                    Duration
                    of Outages                          Customer
                    (minutes)                            Credit

                    Up to 105                                  $0
                    106 to 112                           $125,000
                    113 to 118                           $250,000
                    119 to 124                           $500,000
                    More than 124                      $1,000,000

CUSTOMER SERVICE PERFORMANCE STANDARD

          The Customer Service Performance Standard shall be set at a customer satisfaction level of 85 percent. The Company will commission annual surveys of its customers to determine their overall level of satisfaction with the Company. The Company's measurement of customer satisfaction under this standard shall be based on the percentage of responses in the top three categories of customer satisfaction under a seven point scale (1=poor and 7=excellent).

          The schedule of customer credits under the Customer Service Performance Standard is as follows: % of Responses In Top Three Categories Customer (5,6,7) Credits

                    Less than 76%             $1,000,000
                    76% to 78%                  $500,000
                    79% to 81%                  $250,000
                    82% to 84%                  $125,000
                    85% or more                       $0


C:\eua files on disk\Ljr-5.wk4                                                         New England Electric System
STANDARDS                                                                              Eastern Utilities Associates
15-Jun-99                                                                              M.D.T.E. Docket No. 99-___
                                                                                       Exhibit LJR-5
                                                                                       Page 3 of 3


                                      MASSACHUSETTS ELECTRIC COMPANY
                                   DEVELOPMENT OF PERFORMANCE STANDARDS
                               FOR SERVICE RELIABILITY AND CUSTOMER SERVICE


------------------------------------------------      ------------------------------------------------------
             SERVICE RELIABILITY:                                       CUSTOMER SERVICE:
              DURATION OF OUTAGES                                     CUSTOMER SATISFACTION
------------------------------------------------      ------------------------------------------------------

                                                                                         % of Respondents
                                    Duration                                               Satisfied or
                                   of Outages                                               Extremely
               YEAR                (minutes)                           YEAR                 Satisfied

               1995                         116                        1995 *                  93%
               1994                          90                        1994                    92%
               1993                          79                        1993                    87%
               1992                          74                        1992                    83%
               1991                          83                        1991                    90%
               1990                          65                        1990                    93%
               1989                         100                        1989                    90%
               1988                         105                        1988                    88%
               1987                         100                        1987                    91%
               1986                          86                        1986                    90%


Mean (Average)                             89.8       Mean (Average)                                  89.5%

Sample Standard Deviation                  15.5       Sample Standard Deviation                        3.1%

------------------------------------------------      ------------------------------------------------------
PERFORMANCE STANDARD                        105       PERFORMANCE STANDARD                              85%
------------------------------------------------      ------------------------------------------------------


Duration per Customer Served (minutes) =              * Survey question response changed from four point scale
              Customer Minutes Interrupted            (extremely satisfied, satisfied, somewhat dissatisfied, very
              Number of Customers Served              dissatisfied) to seven point scale (1 = poor and 7 = excellent). 1995 amount represents % of responses in top 3 categories, i.e. 5, 6, and 7.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-6


                                  Exhibit LJR-6

                     Eastern's Present Performance Standards

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. 99-___
                                                                   Exhibit LJR-6
                                                                     Page 1 of 4

                             EASTERN EDISON COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS


          Under the retail access tariffs, Eastern Edison (Company) shall establish performance standards for reliability and customer service. The Company shall establish these performance standards to ensure that historic levels of reliability and customer service are maintained. The standards are set based on averages of historic data, as shown on page 3. In the event that the Department establishes additional performance standards or performance standards for reliability and customer satisfaction for all electric utilities in Massachusetts that are more stringent than the standards set below, then Eastern Edison shall implement the additional or more stringent standards.

SERVICE RELIABILITY PERFORMANCE STANDARD

          The reliability measure selected measures Company performance at minimizing outage duration and how quickly the Company responds to an outage problem. This measure is calculated by most utilities making it an appropriate benchmark of performance.

          The Service Reliability Performance Standard shall be set at a duration of outage per customer served of 81 minutes. The System Average Interruption Duration Index (SAIDI) is the total length of time, in minutes, the average customer is without service per calendar year. An event excluded from reliability measurements must meet one of the following criteria:

          o Any interruption of service lasting more than 24 consecutive hours for more than 10% of the number of customers being served at the time of the interruption and interruptions of less than one minute;

          o The outages resulting from the event were as a result of the failure of other companies' supply or transmission to Eastern Edison Company customers and restoration of service was beyond the control of the Company and its employees;

          o The circumstances of the event were extraordinary, such as major disasters, earthquakes, wildfires, floods, hurricanes, tornadoes, ice storms, wind storms or other weather events beyond the control of the Company.

          The schedule of penalties under Service Reliability Performance Standard is as follows:

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. 99-___
                                                                   Exhibit LJR-6
                                                                     Page 2 of 4

                             EASTERN EDISON COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS


               Duration                  Eastern
               of Outage                 Edison
               (minutes)                 Penalty

               up to 81                        $0
               82 to 88                   $62,500
               89 to 95                  $125,000
               96 to 102                 $187,000
               103 or more               $250,000

CUSTOMER SERVICE PERFORMANCE STANDARD

          The Customer Service Performance Standard shall be set at a customer satisfaction level of 76 percent. The customer service measure selected is the result of a Customer Attitude Survey. The Company will utilize the results of the EUA Customer Attitude Survey produced by Cambridge Reports Research International (CRRI) to track this measure. This survey is used as part of the Company's "Teaming Up for Performance" employee incentive program.

          The Company has historic data from 1991 through the present as a benchmark. The Company's measurement is based on the percentage of responses in the top three categories (categories 5,6, & 7) of customer satisfaction under a seven point scale (1 = poor and 7 = excellent).

          The schedule of penalties under Customer Service Performance Standard is as follows:


               Duration                  Eastern
               of Outage                 Edison
               (minutes)                 Penalty

               less than 66%            $250,000
               67% to 69%               $187,000
               70% to 72%               $125,000
               73% to 75%                $62,500
               76% or more                    $0

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. 99-___
                                                                   Exhibit LJR-6
                                                                     Page 3 of 4

                             EASTERN EDISON COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS


PERFORMANCE STANDARDS: DURATION OF OUTAGE (SAIDI)

                                                Historic Data
                                                Duration of
                                                   Outage
               Year                                (Minutes)
               ----                             --------------
               1996                                    97
               1995                                    66
               1994                                    77
               1993                                    64
               1992                                    49
               1991                                    48
               1990                                    71
               1989                                    64
               1988                                    56
               1987                                    74
               1986                                    74

               Mean (Average)                          67.3
               Sample Standard Deviation               13.2
               Performance Standard                    81


               Duration                  Eastern
               of Outage                 Edison
               (minutes)                 Penalty
               ---------                 --------
               up to 81                        $0
               82 to 88                   $62,500
               89 to 95                  $125,000
               96 to 102                 $187,000
               103 or more               $250,000

SAIDI is defined as:
Total # of customer outage hours X 60
Average number of customers served

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. 99-___
                                                                   Exhibit LJR-6
                                                                     Page 4 of 4

                             EASTERN EDISON COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS

PERFORMANCE STANDARDS:
CUSTOMER ATTITUDE SURVEY
                                                Historic Data
                                                Of Responses
                                                In Top Three
                                                Categories
               Year                             (5, 6, & 7)
               ----                             -------------
               1996                                   84%
               1995                                   81%
               1994                                   82%
               1993                                   78%
               1992                                   72%
               1991                                   84%

               Mean (Average)                         80%
               Sample Standard Deviation               4%
               Performance Standard                   76%

               % of Responses
               in Top Three                     Eastern
               Categories                       Edison
               (5, 6, & 7)                      Penalty

               less than 66%                    $250,000
               67% to 69%                       $187,000
               70% to 72%                       $125,000
               73% to 75%                        $62,500
               76% or more                            $0

Customer Attitude Survey is based on the percentage of responses in the top three categories (categories 5, 6, & 7) of customer satisfaction under a seven point scale. (1 = poor and 7 = excellent)

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-7


                                  Exhibit LJR-7

       Proposed Performance Standards After Consolidation Date (Marked to
          Show Changes)

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-7
                                                                     Page 1 of 2


                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS



          Under the retail access tariffs, the Massachusetts Electric Company ("Mass. Electric or "the Company") shall establish performance standards for reliability and customer service. The standards are designed as a penalty-only approach, under which the Company would be penalized if its performance did not meet the standards, and there would be no reward for performance which exceeds the standard. The standards are set based on averages of historic data, as shown on page 3 of this exhibit. In the event that the Department establishes additional performance standards or performance standards for reliability and customer satisfaction for all electric utilities in Massachusetts that are more stringent than the standards set forth below, then Mass. Electric shall implement the additional or more stringent standards.


SERVICE RELIABILITY PERFORMANCE STANDARD

          The Service Reliability Performance Standard shall be set at a duration of outages per customer served of [[105]] [96] minutes. An outage is defined as the loss of electric service to more than one customer for more than one minute. The duration per customer served is the total length of time in minutes that an average customer is without service per year. Excluded from reliability measurements are extraordinary events such as severe storms and load shedding events resulting from generation or transmission problems. An event excluded from reliability measurements must meet one of the following criteria:

          o The event resulted in customer outages that represent more than ten percent (10%) of the customers in a district at any given time during the event;

          o The outages resulting from the event were as a result of the failure of other companies' supply or transmission to [[Massachusetts Electric]] Company customers and restoration of service was beyond the control of the Company and its employees;

          o The circumstances of the event were extraordinary, such as major disasters, earthquakes, wildfires, floods, hurricanes, tornadoes, ice storms, wind storms or other weather events beyond the control of the Company.

          The schedule of customer credits under the Service Reliability Performance Standard is as follows:


Legend:   [     ] = insertion
          [[   ]] = deletion

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-7
                                                                     Page 2 of 2

                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS

          Duration
          Of Outages                         Customer
          (minutes)                          Credit

          Up to [[105]] [96]                 $0
          [[106]] [97] to [[112]] [103]      $[[125,000]] [156,250]
          [[113]] [104] to [[118]] [110]     $[[250,000]] [312,500]
          [[119]] [111] to [[124]] [117]     $[[500,000]] [625,000]
          More than [[124]] [117]            $[[1,000]] [1,250,000]

CUSTOMER SERVICE PERFORMANCE STANDARD

          The Customer Service Performance Standard shall be set at a customer satisfaction level of [[85]] [86] percent. The Company will commission annual surveys of its customers to determine their overall level of satisfaction with the Company. The Company's measurement of customer satisfaction under this standard shall be based on the percentage of responses in the top three categories of customer satisfaction under a seven point scale (1=poor and 7=excellent).

          The schedule of customer credits under the Customer Service Performance Standard is as follows:

          % of Responses
           In Top Three
            Categories                  Customer
             (5,6,7)                    Credits

          Less than 76%                 $[[1,000]] [1,250,000]
          7[[6]][7]% to 7[[8]][9]%      $[[500]] [625],000
          [[79]][80]% to 8[[1]][2]%     $[[250,000]] [312,500]
          8[[2]][3]% to 8[[4]][5]%      $[[125,000]] [156,250]
          8[[5]]6% or more              $0

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-8


                                  Exhibit LJR-8

             Proposed Performance Standards After Consolidation Date

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-8
                                                                     Page 1 of 2


                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS


          Under the retail access tariffs, the Massachusetts Electric Company ("Mass. Electric or "the Company") shall establish performance standards for reliability and customer service. The standards are designed as a penalty-only approach, under which the Company would be penalized if its performance did not meet the standards, and there would be no reward for performance which exceeds the standard. The standards are set based on averages of historic data, as shown on page 3 of this exhibit. In the event that the Department establishes additional performance standards or performance standards for reliability and customer satisfaction for all electric utilities in Massachusetts that are more stringent than the standards set forth below, then Mass. Electric shall implement the additional or more stringent standards.

SERVICE RELIABILITY PERFORMANCE STANDARD

          The Service Reliability Performance Standard shall be set at a duration of outages per customer served of 96 minutes. An outage is defined as the loss of electric service to more than one customer for more than one minute. The duration per customer served is the total length of time in minutes that an average customer is without service per year. Excluded from reliability measurements are extraordinary events such as severe storms and load shedding events resulting from generation or transmission problems. An event excluded from reliability measurements must meet one of the following criteria:

          o The event resulted in customer outages that represent more than ten percent (10%) of the customers in a district at any given time during the event;

          o The outages resulting from the event were as a result of the failure of other companies' supply or transmission to Company customers and restoration of service was beyond the control of the Company and its employees;

          o The circumstances of the event were extraordinary, such as major disasters, earthquakes, wildfires, floods, hurricanes, tornadoes, ice storms, wind storms or other weather events beyond the control of the Company.

          The schedule of customer credits under the Service Reliability Performance Standard is as follows:

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                       M.D.T.E. Docket No. 99-__
                                                                   Exhibit LJR-8
                                                                     Page 2 of 2

                         MASSACHUSETTS ELECTRIC COMPANY

                              PERFORMANCE STANDARDS
                           UNDER RETAIL ACCESS TARIFFS

               Duration
               Of Outages                    Customer
               (minutes)                     Credit

               Up to 96                              $0
               97 to 103                       $156,250
               104 to 110                      $312,500
               111 to 117                      $625,000
               More than 117                 $1,250,000


CUSTOMER SERVICE PERFORMANCE STANDARD

          The Customer Service Performance Standard shall be set at a customer satisfaction level of 86 percent. The Company will commission annual surveys of its customers to determine their overall level of satisfaction with the Company. The Company's measurement of customer satisfaction under this standard shall be based on the percentage of responses in the top three categories of customer satisfaction under a seven point scale (1=poor and 7=excellent).

          The schedule of customer credits under the Customer Service Performance Standard is as follows: % of Responses In Top Three Categories Customer (5,6,7) Credits

               Less than 76%                 $1,250,000
               77% to 79%                      $625,000
               80% to 82%                      $312,500
               83% to 85%                      $156,250
               86% or more                           $0

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                   Exhibit LJR-9


                                  Exhibit LJR-9

                    Derivation of Duration of Outage Standard

C:\eua files on disk\Ljr-9.WK4                  New England Electric System
SAIDI-MA                                        Eastern Utilities Associates
15-Jun-99                                       M.D.T.E. Docket No. 99-___
                                                Exhibit LJR-9
                                                Page 1 of 2


                       MASSACHUSETTS ELECTRIC COMPANY
                           EASTERN EDISON COMANY
          PROPOSED COMBINED PERFORMANCE STANDARDS FOR RELIABILITY



                      --------------------------------
                            SERVICE RELIABILITY:
                        DURATION OF OUTAGES (SAIDI)
                      --------------------------------

                                           Duration
                                          of Outages
                       Year               (minutes)

                       1998                     80
                       1997                     84
                       1996                     99
                       1995                    108
                       1994                     76
                       1993                     77
                       1992                     70
                       1991                     78

          Mean (Average)                        84
          Sample Standard Deviation           12.1

      ----------------------------------------------------------------
                       PERFORMANCE STANDARD BASELINE
                     Duration per Customer Served  =        96
      ----------------------------------------------------------------

     Duration per Customer Served (minutes) =     Customer Minutes Interrupted
                                                  ----------------------------
                                                  Average Number of Customers
                                                    Served



                -------------------------------------------
                           SCHEDULE OF PENALTIES
                -------------------------------------------

                    Duration of
                      Outages                    Customer
                     (Minutes)                    Credit
                =====================           ===========
                 Minimum    Maximum
                 -------    -------

                  up to       96                        $0
                    97        103                 $156,250
                   104        110                 $312,500
                   111        117                 $625,000
                more than     117               $1,250,000




                                                 New England Electric System
                                                 Eastern Utilities Associates
                                                 M.D.T.E. Docket No. 99-___
                                                 Exhibit LJR-9
                                                 Page 2 of 2


                       Massachsuetts Electric Company
                           Eastern Edison Company
                 Derivation of Combined Reliablity Standard
                      for Duration of Outages (SAIDI)


            ===========================================
                          Eastern Edison
                Performance Standard =          81
            -------------------------------------------
            -------------------------------------------
            Cust Hrs In# Cust Int.Ave. Cust   SAIDI
            -------------------------------------------
   1991      139,418    195,816    174,204      48
   1992      143,836    180,408    174,944      49
   1993      188,591    243,817    176,070      64
   1994      227,715    265,283    177,603      77
   1995      196,281    211,833    179,346      66
   1996      292,478    335,617    180,863      97
   1997      236,748    250,976    182,672      78
   1998      149,437    231,484    182,672      49
            ===========================================
  Average                                       66
            ===========================================
    STD                                         16
            ===========================================
 Baseline                                       82
            ===========================================

            ===========================================
            Massachusetts Electric (Including Nantucket
            Electric in 1998)
                Performance Standard =         105
            -------------------------------------------
            -------------------------------------------
            Cust Hrs In# Cust Int.Ave. Cust   SAIDI
            -------------------------------------------
   1991     1,290,690   991,154    929,885      83
   1992     1,160,294   971,684    936,480      74
   1993     1,246,980   922,246    942,710      79
   1994     1,196,328  1,003,317   950,950      75
   1995     1,852,848  1,296,755   961,035     116
   1996     1,616,230  1,291,653   970,420     100
   1997     1,396,605  1,126,221   984,875      85
   1998     1,442,755  1,185,766  1,006,475     86
            ===========================================
  Average                                       87
            ===========================================
    STD                                         13
            ===========================================
 Baseline                                      100
            ===========================================

            ===========================================
                     Massachusetts Composite

            ---------------------------------------------
            ---------------------------------------------
            Cust Hrs Int  # Cust Int.  Ave. Cust   SAIDI
            ---------------------------------------------
   1991     1,430,108      1,186,970  1,104,089     78
   1992     1,304,130      1,152,092  1,111,424     70
   1993     1,435,571      1,166,063  1,118,780     77
   1994     1,424,043      1,268,600  1,128,553     76
   1995     2,049,129      1,508,588  1,140,381    108
   1996     1,908,708      1,627,270  1,151,283     99
   1997     1,633,353      1,377,197  1,167,547     84
   1998     1,592,192      1,417,250  1,189,147     80
            ===============================================
  Average                                           84
            ===============================================
    STD                                            12.1
            ===============================================
 Baseline                                          96.1
            ===============================================


   Notes
   -----
1. The Performance Standard is based on the average of historic data less one standard deviation.
2. Mass. Electric data includes Nantucket Electric beginning in 1998.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                                  Exhibit LJR-10


                                  Exhibit LJR-10

                  Calculation of Customer Satisfaction Measure

C:\eua files on disk\Ljr-10.WK4                   New England Electric System
RELIAB-MA                                         Eastern Utilities Associates
15-Jun-99                                         M.D.T.E. Docket No. 99-____
                                                  Exhibit LJR-10
                                                  Page 1 of 2



                       MASSACHUSETTS ELECTRIC COMPANY
                           EASTERN EDISON COMPANY
        PROPOSED COMBINED PERFORMANCE STANDARDS FOR CUSTOMER SERVICE


                      --------------------------------
                             CUSTOMER SERVICE:
                           CUSTOMER SATISFACTION
                      --------------------------------

                                            % of Respondents
                                              Satisfied or
                                                Extremely
                             Year               Satisfied

                             1998                  89%
                             1997                  82%
                             1996                  86%
                             1995                  90%
                             1994                  91%
                             1993                  89%
                             1992                  93%
                             1991                  92%

                       Mean (Average)                     89%
                       Sample Standard Deviation           3%

            ----------------------------------------------------------------
                         PERFORMANCE STANDARD BASELINE
                        Customer Satisfaction Index =     86%
            ----------------------------------------------------------------

            Customer Satisfaction = percentage of responses in the top three categories of customer satisfaction under the seven point scale.
            (1=poor and 7 = excellent)


                       -------------------------------------------
                                 SCHEDULE OF PENALTIES
                       -------------------------------------------

                         % of Respondents
                           Satisfied or
                            Extremely                   Customer
                            Satisfied                    Credit
                       =====================           ===========
                        Minimum    Maximum
                        -------    -------

                          86%      or more                     $0
                          83%        85%                 $156,250
                          80%        82%                 $312,500
                          77%        79%                 $625,000
                       less than     76%               $1,250,000



C:\eua files on disk\Ljr-10.WK4                                                        New England Electric System
RELIAB CALC                                                                            Eastern Utilities Associates
15-Jun-99                                                                              M.D.T.E. Docket No. 99-____
                                                                                       Exhibit LJR-10
                                                                                       Page 2 of 2

                   Massachsuetts Electric/ Eastern Edison
           Derivation of Combined Customer Satisfaction Standard
      for Residential Customers - Top 3 Categories on a 7-Point Scale

 ======================================================================================
                    Eastern Edison - BROCKTON                 Eastern Edison - FALL RIVER
                    Performance Standard =76%                  Performance Standard =76%
            --------------------------------------------------------------------------------------
            --------------------------------------------------------------------------------------
                  Percent Scale Value         Total          Percent Scale Value         Total
                5          6          7                    5          6         7
            --------------------------------------------------------------------------------------
   1991        31%        20%        33%       84%        26%        24%       31%        81%
   1992        28%        21%        27%       76%        30%        22%       25%        77%
   1993        27%        19%        31%       77%        25%        22%       33%        80%
   1994        22%        23%        36%       81%        20%        18%       42%        80%
   1995        21%        23%        35%       79%        22%        24%       41%        87%
   1996        24%        21%        38%       83%        21%        17%       49%        87%
   1997        24%        25%        36%       85%        18%        21%       42%        81%
   1998        20%        19%        41%       80%        19%        17%       50%        86%
            ======================================================================================
  Average                                      81%                                        82%
            ======================================================================================
    STD                                        3.0%                                       3.5%
            ======================================================================================
 Baseline                                      78%                                        79%
            ======================================================================================

            ======================================================================================
                      Massachusetts Electric                    MASSACHUSETTS COMPOSITE
                                                         --------------------------------
                    Performance Standard = 85%                   WEIGHTED AVERAGE
            -------------------------------------------                                -----------
                  Percent Scale Value         Total                                      Total
                5          6          7                 Brockton  Fall River  Mass. Elec.
            --------------------------------------------------------------------------------------
   1991                                        90%         9%        4%        76%        89%
   1992                                        83%         8%        4%        70%        82%
   1993                                        87%         8%        4%        73%        86%
   1994                                        92%         9%        4%        78%        90%
   1995        20%        24%        49%       93%         8%        4%        78%        91%
   1996        21%        24%        45%       90%         9%        4%        76%        89%
   1997        18%        24%        53%       95%         9%        4%        80%        93%
   1998        17%        25%        52%       94%         8%        4%        79%        92%
            ======================================================================================
  Average                                     90.5%                                       89%
            ======================================================================================
    STD                                        3.7%                                        3%
            ======================================================================================
 Baseline                                      87%                                        86%
            ======================================================================================


                                               CUSTOMER WEIGHT
            ---------------------------------------------------------------------------------------
                                              Mass.               % Weight    % Weight   % Weight
            Eastern =  Brockton + Fall River  Elec      Total     Brockton   Fall River  Mass. Elec.
            ---------------------------------------------------------------------------------------

   1991      174,204    118,459    55,745    929,885   1,104,089     11%        5%        84%
   1992      174,944    118,962    55,982    936,480   1,111,424     11%        5%        84%
   1993      176,070    119,728    56,342    942,710   1,118,780     11%        5%        84%
   1994      177,603    120,770    56,833    950,950   1,128,553     11%        5%        84%
   1995      179,346    121,955    57,391    961,035   1,140,381     11%        5%        84%
   1996      180,863    122,987    57,876    970,420   1,151,283     11%        5%        84%
   1997      182,672    124,217    58,455    984,875   1,167,547     11%        5%        84%
   1998      182,672    124,217    58,455    997,016   1,179,688     11%        5%        85%


   Notes
   -----
1.  EUA Surveys are conducted by Cambridge Reports
2.  NEES Surveys were conducted by Cambridge Reports up to 1995. Now conducted by Applied Marketing Science (1996 - 1998). In the years 1991
    - 1995 survey question responses were based on a 4-point scale
    (extremely satisfied, somewhat dissatisfied, very dissatisfied) and percentages shown represent the top 2 categories on the 4-point scale.
3.  The Performance Standard is based on the average of historic data less one standard deviation. Massachusetts composite is based on a weighted value by number of customers for each company in each year. Each year's weight is the percentage of each company's number of customers as a percent of the total number of customers.

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY






-----------------------------------
                                   )
New England Electric System        )                    Docket D.T.E. 99- ______
Eastern Utilities Associates       )
                                   )
-----------------------------------






                                DIRECT TESTIMONY

                                       OF

                              JENNIFER K. ZSCHOKKE

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY






-----------------------------------
                                   )
New England Electric System        )                    Docket D.T.E. 99- ______
Eastern Utilities Associates       )
                                   )
-----------------------------------






                                DIRECT TESTIMONY

                                       OF

                              JENNIFER K. ZSCHOKKE


                                Table of Contents

                                                                            Page

I.       Qualifications                                                        1
II.      Purpose of Testimony and Summary of Filing                            1
III.     Consolidation of Distribution Companies                               3
IV.      Consolidation of Transmission Companies                               7
V.       Short-Term Financing for the Transition Period                        9

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 1 of 10


1    I.   Qualifications

2    Q.   Please state your name, title, and business address.

3    A.   My name is Jennifer K. Zschokke. I am Manager of Finance for New England Power

4         Service Company (NEPSCO), a New England Electric System (NEES) Company. My

5         business address is 25 Research Drive, Westborough, MA 01582.

6

7    Q.   Please describe your educational background and training.

8    A.   I have earned a Bachelor of Arts degree in Management Science from Westminster

9         College and a Masters of Science in Finance from Boston College.

10

11   Q.   Please describe your professional experience.

12   A.   I joined NEPSCO in 1987 as an assistant financial analyst and have been promoted several

13        times within the Finance Department, most recently to Manager in 1998. My

14        responsibilities include the long and short-term financing of NEES and its subsidiaries. In

15        addition, the Finance Department provides a variety of financial advisory services to other

16        functions in the NEES System.

17

18   II.  Purpose of Testimony and Summary of Filing

19   Q.   What is the purpose of your testimony?

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of J. K. Zschokke
                                                                   Page 2 of 10


1    A.   I will describe, from a financial perspective, the consolidation of the subsidiary companies

2         of NEES and Eastern Utilities Associates (EUA) which operate in the state of

3         Massachusetts. Specifically, I will explain the planned merger of Eastern Edison Company

4         (Eastern), an EUA distribution company, with and into Massachusetts Electric Company

5         (Mass. Electric), a NEES distribution company. Similarly, I will explain the planned

6         merger of Montaup Electric Company (Montaup), the EUA wholesale transmission

7         company, with and into New England Power Company (NEP), the NEES wholesale

8         transmission company. In addition, I will explain the financing benefits that will result

9         from the acquisition of EUA by NEES.

10             I will also address NEES's plan to include EUA and its regulated subsidiaries in the

11        NEES Moneypool, which is currently an efficient means for managing the daily cash

12        position of NEES and its subsidiaries.

13

14        Q.   What approvals are you requesting from the Massachusetts Department of

15             Telecommunications and Energy (Department)?

16        A.   The mergers require approval of the Department under Section 96 of Chapter 164. As I

17             will discuss later, Mass. Electric will be issuing preferred stock in exchange for the

18             preferred stock of Eastern and will be assuming liabilities for Eastern's pollution control

19             revenue bonds first mortgage and possibly its first mortgage bonds. I am advised by

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of J. K. Zschokke
                                                                        Page 3 of 10


1        counsel that this transaction requires authorization under Section 99. As explained in the

2        filing letter, further authority is also requested from the Department under Sections 9A,

3        14, 15, 15A, 16, 18 or 19 to the extent it is necessary.

4                 As mentioned above, we are requesting that after the merger of NEES and EUA

5         the regulated subsidiaries of EUA be authorized to participate in the NEES Moneypool

6         which is authorized under Section 17A. Other approvals are also requested of the

7         Department as part of this filing, but are addressed by other witnesses.

8

9    Q.   When do you propose to consolidate the operating subsidiaries?

10   A.   Subject to the receipt of necessary regulatory approvals, our objective is to complete the

11        merger of the operating subsidiaries during the first half of 2000.

12

13   III. Consolidation of Distribution Companies

14        Mass Electric and Eastern

15

16   Q.   Please describe the balance sheets of Mass. Electric and Eastern as of year end 1998.

17   A.   Please see Exhibit JKZ-1 for Mass. Electric's year end 1998 balance sheet and JKZ-2 for

18        Eastern's year end 1998 balance sheet.  Mass. Electric is noticeably larger than Eastern.

19        This is evidenced by the fact that assets and liabilities for Mass. Electric total $1.455

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 4 of 10


1         billion and are approximately three times the size of Eastern's total assets and liabilities of

2         $522 million. At year end 1998, Mass. Electric owned $1.143 billion of net utility plant

3         and Eastern owned $151 million (excluding its interest in Montaup), approximately a

4         seven fold differential. As for capital structure, Mass. Electric and Eastern have similar

5         capitalization ratios as of year end 1998.

6

7    Q.   Please describe where Mass. Electric and Eastern fit into the organizational structure of

8         the NEES and EUA systems, respectively.

9    A.   Mass. Electric is a direct subsidiary of NEES which is a holding company subject to the

10        Public Utility Holding Company Act of 1935 (Holding Company Act). Similarly, Eastern

11        is a direct subsidiary of EUA which is also a holding company subject to the Holding

12        Company Act. NEES owns 100% of the common stock of Mass. Electric and EUA holds

13        100% of the common stock of Eastern. Both Mass. Electric and Eastern operate solely in

14        Massachusetts for the purpose of distributing electricity to the retail customer.

15

16   Q.   Do either Mass. Electric or Eastern have any subsidiaries?

17   A.   Mass. Electric does not have any subsidiaries. However, within the EUA system today,

18        Eastern is the sole owner of Montaup's securities, including 100% of the common equity.

19        Therefore, Montaup is a wholly owned subsidiary of Eastern and an indirect subsidiary of

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 5 of 10


1         EUA.

2

3    Q.   Are you aware of any changes in the EUA corporate organizational structure which may

4         occur prior to NEES's acquisition of EUA?

5    A.   Yes. Eastern is contemplating a spin off its investment in Montaup to EUA. Thus, EUA

6         would hold Montaup's stock directly rather than indirectly through its ownership of

7         Eastern. The spinoff of Montaup by Eastern would i) complete the functional unbundling

8         of the generation business from the distribution business through the complete corporate

9         separation of Eastern and Montaup, ii) eliminate any risk that Eastern may have associated

10        with its direct ownership of Montaup pertaining to, for example, contingent liabilities and

11        nuclear ownership, iii) isolate Eastern's capital structure so that it applies to distribution

12        ratemaking only, and iv) simplify EUA's corporate structure. We will update the

13        Department during the proceeding as the details of this plan become available.

14

15   Q.   What are the financial transactions necessary to consolidate Eastern with Mass. Electric?

16   A.   Eastern would merge with and into Mass. Electric. Mass. Electric will assume the

17        obligation for repayment of Eastern's indebtedness. Mass Electric will issue preferred

18        stock to the holders of Eastern in exchange for their existing preferred stock. In addition,

19        we expect that Montaup will repay its debt and preferred stock held by Eastern.

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 6 of 10


1    Q.   Have you prepared a proforma balance sheet illustrating the impact of these transactions?

2    A.   Yes. Exhibit JKZ-3 illustrates the impact of the merger of Eastern and Mass. Electric, the

3         spinoff of Montaup and the repayment by Montaup of its debt and preferred stock. As

4         permitted by accounting rules, the balance sheet of the combined entity will reflect the sum

5         of the balance sheets of the separate entities prior to the subsidiary merger.

6

7    Q.   Are there any savings associated with the Eastern refinancing?

8    A.   Yes. Because Mass. Electric is a larger company with higher credit ratings than Eastern,

9         Mass. Electric is able to access capital markets at rates generally lower than those Eastern

10        is able to obtain. Mass. Electric is rated "A1" by Moody's Investors Service, and "A+" by

11        Standard and Poor's, and "AA- " by Duff & Phelps Credit Rating Company. Eastern's

12        ratings are "Baa1", "BBB+", and "A-", respectively.

13

14   Q.   How much do you expect the financing savings to be?

15   A.   The difference between Eastern's cost of debt and Mass. Electric's, due solely to the

16        difference in credit rating is approximately 15 basis points in today's marketplace.

17        Historically this differential has been as high as 50 basis points. In addition to this spread,

18        Eastern would typically pay another 10 to 15 basis points more than Mass. Electric

19        because of the smaller size of its bond issuances and the overall illiquidity of those bonds.

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of J. K. Zschokke
                                                                        Page 7 of 10


1         The total savings, which will be realized as Eastern's debt is refinanced, would be

2         approximately $300,000 to $400,000 per year.

3

4    IV.  Consolidation of Transmission Companies

5         NEP and Montaup

6

7    Q.   Please describe where NEP and Montaup fit into the organizational structure of the NEES

8         and EUA systems, respectively.

9    A.   Similar to Mass. Electric, NEP is a direct subsidiary of NEES. This means that NEES

10        owns 100% of the common stock of NEP. Montaup is an indirect subsidiary of EUA

11        today; however, as I previously mentioned, Eastern is contemplating a spin off of 100% of

12        its ownership of the common stock of Montaup to EUA prior to the NEES's acquisition of

13        EUA.

14             NEP operates in several states, which include Massachusetts, Rhode Island, New

15        Hampshire, and Vermont. Montaup operates in Massachusetts and Rhode Island. Both

16        NEP and Montaup have minority interests in nuclear properties in Connecticut, Maine,

17        New Hampshire and Vermont as well as a fossil unit in Maine. Since the divestiture of

18        substantially all of its generating business in 1998, NEP is primarily a transmission

19        company. Montaup recently completed the sale of the Canal and Somerset generating

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 8 of 10


1         stations and anticipates closing on its share of Wyman 4 shortly. Therefore, Montaup is

2         primarily a transmission company going forward similar to NEP.

3              In addition, NEP and Montaup each recover through Contract Termination

4         Charges (CTC's), stranded costs associated with prior investments in the generating

5         business. NEP and Montaup collect CTC's from affiliated and nonaffiliated customers.

6         Mass. Electric pays 72.6% of NEP's, and Eastern pays 59.0% of Montaup's total stranded

7         costs recovered through CTC's. Mass. Electric and Eastern recover their costs associated

8         with the CTC from distribution customers through a Transition Charge authorized by the

9         Massachusetts Utility Restructuring Act of 1997 as well as a Federal Energy Regulatory

10        Commission (FERC) approved settlement with various state parties.

11

12   Q.   Please describe the balance sheets of NEP and Montaup?

13   A.   Please see Exhibit JKZ-4 and JKZ-5, respectively. At year end 1998, NEP's balance sheet

14        was approximately four times the size of Montaup's. NEP's assets and liabilities totaled

15        $2.415 billion and Montaup's assets and liabilities totaled $641 million. As of year end,

16        NEP owned $458 million of net utility plant, most of which is transmission and Montaup

17        owned about $341 million of net utility plant, which still included the Somerset units

18        subsequently sold on April 27, 1999. Both NEP and Montaup have significant regulatory

19        assets which represent the future collection of Contract Termination Charges. As for

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 9 of 10


1         capital structure, NEP and Montaup have similar capitalization ratios as of year end 1998.

2

3    Q.   What are the financial transactions necessary to implement the consolidation of Montaup

4         and NEP?

5    A.   Montaup will merge with and into NEP, and their balance sheets will be consolidated,

6         similar to the Mass. Electric/Eastern combination. We are assuming as part of this

7         transaction, NEP uses its cash on hand to pay off Montaup's debentures and preferred

8         stock currently held by Eastern. In addition, $147 million of common equity is expected

9         to be repaid to the parent.

10

11   Q.   Have you prepared proforma financial statements for the merger of NEP and Montaup?

12   A.   Yes. Exhibit JKZ-6 illustrates the impact of the merger of Montaup and NEP, and the

13        repayment by Montaup of its debt and preferred stock. As permitted by accounting rules,

14        the balance sheet of the combined entity will reflect the sum of the balance sheets of the

15        separate entities prior to the subsidiary merger.

16

17   V.   Short-Term Financing for the Transition Period

18

19   Q.   Please explain NEES's request to include EUA and its subsidiaries in the NEES

                                                              New England Electric System
                                                              Eastern Utilities Associates
                                                              Testimony of J. K. Zschokke
                                                              Page 10 of 10

1         Moneypool.

2    A.   We are proposing that for the period between the NEES acquisition of EUA and the

3         merger of the subsidiaries, that the EUA regulated subsidiaries be granted approval to

4         participate in the NEES Moneypool both as borrowers and investors. The NEES

5         Moneypool is an efficient method of utilizing the excess cash of affiliated companies to

6         meet the needs of borrowing companies on a daily basis. This process reduces the

7         transaction costs that would otherwise be incurred if the affiliates were to invest or

8         borrow in the public markets. It also provides opportunities for those smaller companies

9         who do not have the ability to readily access public markets. The NEES Moneypool has

10        been in existence since 1981, and participation is authorized by the Department. For these

11        reasons, it is desirable to grant the same opportunities to the regulated EUA subsidiaries

12        once they are subsidiaries of NEES by amending the NEES Moneypool.

13

14   Q.   Are there any other issues pertaining to the consolidation of the subsidiary companies?

15   A.   No. This concludes my testimony.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                    EXHIBITS
                                       OF
                              JENNIFER K. ZSCHOKKE



JKZ-1     Massachusetts Electric Company 1998 Balance Sheet

JKZ-2     Eastern Edison Company 1998 Balance Sheet

JKZ-3     Proforma Balance Sheet Illustrating Mass. Electric and Eastern
          Merger

JKZ-4     New England Power Company 1998 Balance Sheet

JKZ-5     Montaup Electric Company 1998 Balance Sheet

JKZ-6     Proforma Balance Sheet Illustrating NEP and Montaup Merger

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-1



                                  Exhibit JKZ-1

                Massachusetts Electric Company 1998 Balance Sheet

                                              New England Electric System
                                              Eastern Utilities Associates
                                              M.D.T.E. Docket No. ____
                                              Exhibit JKZ-1
                                              Page 1 of 1



                       MASSACHUSETTS ELECTRIC COMPANY
                             1998 BALANCE SHEET

                            Dollars in Thousands

                                                       DECEMBER 31,
                                                         1998
          Line  ASSETS

          1     Utility Plant, at original cost        $1,626,569
          2     Less: Accumulated Depreciation            499,975
                                                          -------
          3                                             1,126,594
          4     Construction Work in Progress              16,575
                                                           ------
          5     Net Utility Plant                       1,143,169
          6
          7     Cash                                        6,994
          8     Accounts Receivable, Associated Companies   6,629
          9     Other Current Assets                      256,535
          10
          11    Deferred Charges and Other Assets          41,235
                                                           ------
          12
          13    TOTAL ASSETS                             1,454,562
          14
          15
          16    CAPITALIZATION AND LIABILITIES
                ------------------------------
          17    Common Equity                            508,203
          18    Preferred Stock                           10,674
          19    Long-term Debt                           353,329
                                                         -------
          20    Total Capitalization                     872,206
          21
          22    Long Term Debt due within one year        15,000
          23    Short-term Debt                           80,725
          24    Other Current Liabilities                186,163
          25
          26    Deferred State and Federal Income Taxes  200,965
          27    Unamortized Investment Tax Credits        14,377
          28    Other Liabilities                         85,126
          29
          30    TOTAL CAPITALIZATION AND LIABILITIES   $1,454,562
          31
          32    CAPITALIZATION RATIOS
          33    Common Equity                                58%
          34    Preferred Stock                               1%
          35    Long-term Debt                               41%
          36    Total Capitalization                        100%

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-2




                                  Exhibit JKZ-2

                    Eastern Edison Company 1998 Balance Sheet

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit JKZ-2
                                                Page 1 of 1


                            EASTERN EDISON COMPANY
                              1998 BALANCE SHEET

                             Dollars in Thousands

                                                       DECEMBER 31,
                                                         1998
          Line  ASSETS
          1     Utility Plant, at original cost        $245,700
          2     Less: Accumulated Depreciation           96,143
                                                         ------
          3                                             149,557
          4     Construction Work in Progress             1,384
                                                          -----
          5     Net Utility Plant                       150,941
          6
          7     Investments in Subsidiary               266,499
          8
          9     Cash                                     25,798
          10    Accounts Receivable, Associated
                   Companies                             16,883
          11    Other Current Assets                     43,277
          12
          13    Deferred Charges and Other Assets        18,645
                                                         ------
          14
          15    TOTAL ASSETS                            522,043
          16
          17
          18    CAPITALIZATION AND LIABILITIES
          19    Common Equity                           225,998
          20    Preferred Stock                          27,995
          21    Long-term Debt                          162,550
                                                        -------
          22    Total Capitalization                    416,543
          23
          24    Long Term Debt due within one year            0
          25    Short-term Debt                               0
          26    Other Current Liabilities                69,269
          27
          28    Deferred State and Federal Income Taxes  20,076
          29    Unamortized Investment Tax Credits        3,310
          30    Other Liabilities                        12,845
                                                         ------
          31
          32    TOTAL CAPITALIZATION AND LIABILITIES   $522,043
          33
          34    CAPITALIZATION RATIOS
                ---------------------
          35    Common Equity                               54%
          36    Preferred Stock                              7%
          37    Long-term Debt                              39%
                                                            ---
          38    Total Capitalization                       100%

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-3




                                  Exhibit JKZ-3

      Proforma Balance Sheet Illustrating Mass. Electric and Eastern Merger

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit JKZ-3
                                                Page 1 of 1


                       MASSACHUSETTS ELECTRIC COMPANY
                           EASTERN EDISON COMPANY
                       PROFORMA BALANCE SHEET - MERGED

                            Dollars in Thousands

                                                   ACTUAL                PRO-FORMA
                                            -------------------    -------------------------
                                              MASS.                  IMPACT OF
                                             ELECTRIC  EASTERN      NEP/MONTAUP    MERGED
                                               1998     1998         MERGER       COMPANY
   Line  ASSETS
   ----  ------
   1     Utility Plant, at original cost    $1,626,569 $245,700                  $1,872,269
   2     Less: Accumulated Depreciation        499,975   96,143                     596,118
                                              -------- -------                     -------
   3                                         1,126,594 149,557                    1,276,151
   4     Construction Work in Progress         16,575   1,384                       17,959
                                               -------  ------                      ------
   5     Net Utility Plant                   1,143,169 150,941                    1,294,110
   6
   7     Investment in Subsidiary                   NA 266,499       (266,499)            0
   8
   9     Cash                                    6,994  25,798         38,757  (a)   71,549
   10    Accounts Receivable, Associated
           Companies                             6,629  16,883                       23,512
   11    Other Current Assets                  256,535  43,277                      299,812
   12
   13    Deferred Charges and Other Assets     41,235  18,645                       59,880
                                               ------- -------                      ------
   14
   15    TOTAL ASSETS                        1,454,562 522,043       (227,742)    1,748,863
   16
   17
   18    CAPITALIZATION AND LIABILITIES
   19    Common Equity                         508,203 225,998       (147,017) (b)  587,184  (c)
   20    Preferred Stock                        10,674  27,995              0        38,669
   21    Long-term Debt                       353,329  162,550              0      515,879
                                              -------- --------             -      -------
   22    Total Capitalization                  872,206 416,543       (147,017)    1,141,732
   23
   24    Long Term Debt due within one year     15,000       0                       15,000
   25    Short-term Debt                        80,725       0        (80,725) (a)        0
   26    Other Current Liabilities             186,163  69,269                      255,432
   27
   28    Deferred State and Federal
           Income Taxes                        200,965  20,076                      221,041
   29    Unamortized Investment Tax Credits     14,377   3,310                       17,687
   30    Other Liabilities                      85,126  12,845                       97,971
                                               ------- -------                      ------
   31
   32    TOTAL CAPITALIZATION AND
           LIABILITIES                      $1,454,562 $522,043    ($227,742)   $1,748,863
   33
   34    CAPITALIZATION RATIOS
         ---------------------
   35    Common Equity                             58%     54%                          51%
   36    Preferred Stock                            1%      7%                           3%
   37    Long-term Debt                            41%     39%                          45%
                                                   ---     ---                          ---
   38    Total Capitalization                     100%    100%                         100%



         Notes:
         (a) See Exhibit JKZ-6, Line 23. Proceeds from redemption of Montaup debt and preferred use to paydown short-term debt and increase cash.
         (b) See Exhibit JKZ-5, Line 20.
         (c) The merged balance sheet does not reflect the impact of "push-down" accounting and the aquisition premium.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-4




                                  Exhibit JKZ-4

                  New England Power Company 1998 Balance Sheet

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit JKZ-4
                                                Page 1 of 1



                          NEW ENGLAND POWER COMPANY
                             1998 BALANCE SHEET

                            Dollars in Thousands

                                                            DECEMBER 31,
                                                               1998
     Line  ASSETS                                              ----
     ----  ------
     1     Utility Plant, at original cost                   $1,262,461
     2     Less: Accumulated Depreciation                       837,637
                                                                -------
     3                                                          424,824
     4     Construction Work in Progress                         33,289
                                                                 ------
     5     Net Utility Plant                                    458,113
     6
     7     Investments (Including in Subsidiaries)               88,121
     8
     9     Cash                                                 179,413
    10     Accounts Receivable, Associated Companies            107,878
    11     Other Current Assets                                  63,362
    12
    13     Regulatory Assets                                  1,512,562
    14     Deferred Charges and Other Assets                      5,339
    15
    16     TOTAL ASSETS                                       2,414,788
    17
    18
    19     CAPITALIZATION AND LIABILITIES
           ------------------------------
    20     Common Equity                                        520,896
    21     Preferred Stock                                        1,567
    22     Long-term Debt                                       371,765
                                                                -------
    23     Total Capitalization                                 894,228
    24
    25     Long Term Debt due within one year                         0
    26     Short-term Debt                                            0
    27     Other Current Liabilities                            199,919
    28
    29     Deferred State and Federal Income Taxes              165,115
    30     Unamortized Investment Tax Credits                    30,870
    31     Accrued Yankee Nuclear Plant Costs                   242,138
    32     Purchased Power Obligations                          832,668
    33     Other Liabilities                                     49,850
                                                                 ------
    34
    35     TOTAL CAPITALIZATION AND LIABILITIES              $2,414,788
    36
    37     CAPITALIZATION RATIOS
           ---------------------
    38     Common Equity                                            58%
    39     Preferred Stock                                           0%
    40     Long-term Debt                                           42%
                                                                    ---
    41     Total Capitalization                                    100%

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-5




                                  Exhibit JKZ-5

                   Montaup Electric Company 1998 Balance Sheet

                                                 New England Electric System
                                                 Eastern Utilities Associates
                                                 M.D.T.E. Docket No. ____
                                                 Exhibit JKZ-5
                                                 Page 1 of 1


                          MONTAUP ELECTRIC COMPANY
                             1998 BALANCE SHEET

                            Dollars in Thousands

                                                       DECEMBER 31
                                                         1998
 Line  ASSETS
 1     Utility Plant, at original cost                 $496,203
 2     Less: Accumulated Depreciation                   156,158
                                                        -------
 3                                                      340,045
 4     Construction Work in Progress                      1,307
                                                          -----
 5     Net Utility Plant                                341,352
 6
 7     Investments in Subsidiaries                       12,881
 8
 9     Cash                                                 154
 10    Accounts Receivable, Associated Companies         66,638
 11    Other Current Assets                              15,998
 12
 13    Unrecovered Regulatory Plant Costs                58,503
 14    Deferred Charges and Other Assets                145,445
 15
 16    TOTAL ASSETS                                     640,971
 17
 18
 19    CAPITALIZATION AND LIABILITIES
       ------------------------------
 20    Common Equity                                    147,017
 21    Preferred Stock                                    1,500
 22    Long-term Debt                                   117,982
                                                        -------
 23    Total Capitalization                             266,499
 24
 25    Long Term Debt due within one year                     0
 26    Short-term Debt                                        0
 27    Other Current Liabilities                         69,759
 28
 29    Deferred State and Federal Income Taxes           99,567
 30    Unamortized Investment Tax Credits                 9,840
 31    Other Liabilities                                195,306
 32
 33    TOTAL CAPITALIZATION AND LIABILITIES            $640,971
 34
 35    CAPITALIZATION RATIOS
       ---------------------
 36    Common Equity                                        55%
 37    Preferred Stock                                       1%
 38    Long-term Debt                                       44%
                                                            ---
 39    Total Capitalization                                100%

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit JKZ-6




                                  Exhibit JKZ-6

           Proforma Balance Sheet Illustrating NEP and Montaup Merger

                                                                                    New England Electric System
                                                                                    Eastern Utilities Associates
                                                                                    M.D.T.E. Docket No. ____
                                                                                    Exhibit JKZ-6
                                                                                    Page 1 of 1

                          NEW ENGLAND POWER COMPANY
                          MONTAUP ELECTRIC COMPANY
                       PROFORMA BALANCE SHEET - MERGED

                            Dollars in Thousands



                                                              Actual                        Pro-Forma
                                                         -------------------    -------------------------------
                                                                               Redemption
                                                                               of Montaup  Repayment
                                                           NEP      Montaup    Debt and    of Common    Merged
                                                           1998      1998      Preferred    Equity      Company
    Line  Assets                                           ----      ----      ---------   ---------    -------
    ----  ------
     1    Utility Plant, at original cost               $1,262,461 $496,203                           #########
     2    Less: Accumulated Depreciation                   837,637  156,158                            993,795
     3                                                     424,824  340,045                            764,869
     4    Construction Work in Progress                     33,289    1,307                             34,596
     5    Net Utility Plant                                458,113  341,352                            799,465
     6
     7    Investments (Including in Subsidiaries)           88,121   12,881                            101,002
     8
     9    Cash                                             179,413      154    (119,482)   (60,085)          0
    10    Accounts Receivable, Associated Companies        107,878   66,638                            174,516
    11    Other Current Assets                              63,362   15,998                             79,360
    12
    13    Unrecovered Regulatory Plant Costs             1,512,562   58,503                           1,571,065
    14    Deferred Charges and Other Assets                  5,339  145,445                            150,784
    15
    16    Total Assets                                   2,414,788  640,971    (119,482)   (60,085)   2,876,192
    17
    18
    19    Capitalization and Liabilities
    20    Common Equity                                    520,896  147,017               (147,017)    520,896  (a)
    21    Preferred Stock                                    1,567    1,500      (1,500)         0       1,567
    22    Long-term Debt                                   371,765  117,982    (117,982)         0     371,765
    23    Total Capitalization                             894,228  266,499    (119,482)  (147,017)    894,228
    24
    25    Long Term Debt due within one year                     0        0                                  0
    26    Short-term Debt                                        0        0                 86,932      86,932
    27    Other Current Liabilities                        199,919   69,759                            269,678
    28
    29    Deferred State and Federal Income Taxes          165,115   99,567                            264,682
    30    Unamortized Investment Tax Credits                30,870    9,840                             40,710
    31    Accrued Yankee Costs                             242,138        0                            242,138
    32    Purchased Power Obligations                      832,668        0                            832,668
    33    Other Liabilities                                 49,850  195,306                            245,156
    34
    35                                                  $2,414,788 $640,971    (119,482)   (60,085)   2,876,192
    36
    37
    38    Total Capitalization and Liabilities
    39
    40    Capitalization Ratios
    41    Common Equity                                         58%      55%                                58%
    42    Preferred Stock                                        0%       1%                                 0%
    43    Long-term Debt                                        42%      44%                                42%
    44    Total Capitalization                                 100%     100%                               100%


          (a)  The merged balance sheet does not reflect the impact of "push-down" accounting and the aquisition premium.

                                        New England Electric System
                                        Eastern Utilities Associates



                                        Massachusetts Electric Company and
                                        Eastern Edison Company Rate Plan
                                        Filing In Support of Merger



                                        Volume 2



                                        Testimony & Exhibits of
                                        David M. Webster
                                        Theresa M. Burns
                                        James J. Bonner, Jr.





                                        April 30, 1999

                                        Submitted to:
                                        Massachusetts Department of
                                        Telecommunications and Energy

                                        Docket D.T.E. 99-_____

                                        Submitted by:

                                        NEES Logo

                                        EUA Logo

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


-----------------------------------
                                   )
New England Electric System        )    Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------



                                DIRECT TESTIMONY
                                       OF
                                DAVID M. WEBSTER

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY


-----------------------------------
                                   )
New England Electric System        )    Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------



                                DIRECT TESTIMONY
                                       OF
                                DAVID M. WEBSTER


                                Table of Contents
                                                                            Page
                                                                            ----

I.       Qualifications........................................................1

II.      Purpose of Testimony..................................................3

III.     Depreciation Rates....................................................3

IV.      Storm Contingency Fund................................................4

V.       Environmental Response Fund...........................................7

VI.      Other Amortizations and Accounting Adjustments........................9

VII.     Conclusion...........................................................10

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 1


1    QUALIFICATIONS

2    Q.   Please state your full name and business address.

3    A.   David M. Webster, 25 Research Drive, Westborough, Massachusetts 01582.

4

5    Q.   Please state your position.

6    A.   I am a Principal Financial Analyst in the Rate Department of New England

7         Power Service Company ("NEPSCO"). NEPSCO provides engineering,

8         technical, accounting, and other services for the New England Electric System

9         ("NEES") Companies, including Massachusetts Electric Company ("Mass.

10        Electric") and Nantucket Electric Company.

11

12   Q.   Please describe your educational background and training.

13   A.   In 1986, I graduated with distinction from Southeastern Massachusetts University

14        with a Bachelor of Science degree in accounting.

15

16   Q.   Please outline your professional experience.

17   A.   In 1986, I was hired by NEPSCO as an Assistant Analyst in the Financial

18        Reporting Department. My responsibilities included assisting in the preparation

19        of the various external reporting requirements for NEES and subsidiaries. I was

20        promoted to Analyst in the Financial Analysis section in 1988. My responsibilities

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 2


1         included conducting various calculations and analysis in support of the closing of

2         the accounting books of record for the various NEES companies.

3

4         In 1991, I was promoted to Supervisor of the NEPSCO Accounting Department,

5         responsible for the monthly closing of the accounting books of record as well as

6         all internal and external reporting requirements. In 1992, my supervisory

7         responsibilities were expanded to include overseeing the monthly closing of two

8         additional NEES subsidiaries' books of record as well as all internal and external

9         reporting requirements.

10

11        In 1993, I was promoted to Supervisor of Wholesale Accounting, overseeing the

12        monthly closing and internal reporting requirements for the Wholesale Business

13        unit of NEES. In 1995, I was promoted to Manager of Wholesale Accounting and was

14        given additional responsibilities associated with the Wholesale Accounting

15        section.

16

17        In February 1997, I accepted an assignment to the Rate Department to provide

18        revenue requirement analyses for the NEES retail companies.

19

20   Q.   Have you previously testified before a regulatory commission?

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 3


1    A.   Yes, I have testified in proceedings before the Department, as well as regulatory

2         commissions in Rhode Island and New Hampshire.

3

4    II.  PURPOSE OF TESTIMONY

5    Q.   What is the purpose of your testimony?

6    A.   As a result of the proposed merger, several accounting related issues need to be

7         addressed for the consolidated entity such as consolidation of depreciation rates,

8         storm contingency funds, recovery of hazardous waste expenditures and the

9         amortization of other items such as unfunded deferred taxes and deferred FAS 106

10        costs. My testimony describes the Company's proposals with regard to each of

11        these issues.

12

13   III. DEPRECIATION RATES

14   Q.   What depreciation rates does the Company propose using for the combined

15        entity?

16   A.   As described in the testimony of Ms. Zschokke, Mass. Electric will be the

17        surviving corporation, therefore the Company proposes to apply the depreciation

18        rates approved for Mass. Electric as part of the Electric Utility Industry

19        Restructuring Settlement Agreement ("Settlement Agreement") in Docket No.

20        D.P.U./D.T.E. 96-25, dated October 1, 1996. The depreciation rates approved in

21        the Settlement Agreement have been attached as Exhibit DMW-1.

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 4


1    Q.   What impact will applying Mass. Electric's settlement depreciation rates have on

2         the depreciation expense of the consolidated entity?

3    A.   Since Eastern Edison's depreciation rates are slightly higher than Mass. Electric's

4         depreciation rates, applying Mass. Electric's depreciation rates to the combined

5         entity will decrease depreciation expense by approximately $700,000 per year.

6

7    Q.   Please explain how the estimated decrease in depreciation expense was calculated.

8    A.   As shown in Exhibit DMW-2, depreciation expense was calculated for both Mass.

9         Electric and Eastern Edison based upon their present rates and then based upon

10        Mass. Electric's present depreciation rates. In each case, these rates were applied

11        against depreciable distribution plant balances as of December 31, 1998.

12        This methodology resulted in a depreciation expense amount of approximately

13        $73.5 million, for the combined entity using the Mass. Electric depreciation rates,

14        compared to a consolidated depreciation expense of approximately $74.2 million

15        with each company applying their current depreciation rates.

16

17   IV.  STORM CONTINGENCY FUND

18   Q.   Please describe the how the storm contingency fund works.

19   A.   A storm contingency fund is a reserve recorded on the Company's books to pay

20        for service restoration costs as a result of a major storm. A major storm is defined

21        as one where the incremental operations and maintenance costs of restoring

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 5


1         service exceeds a predetermined threshold amount for each utility. The fund is

2         only intended to reimburse each utility for operation and maintenance costs

3         associated with service restoration. The fund is not intended to reimburse the

4         utility for capital related costs. An annual contribution to the fund is embedded in

5         rates. Interest is also accumulated on the balance in the fund.

6

7    Q.   Please describe Mass. Electric's storm fund.

8    A.   As part of Mass. Electric's Settlement Agreement, the Department authorized

9         Mass. Electric to establish a storm contingency fund. Attached as Exhibit DMW-3

10        is the portion of the Settlement Agreement which establishes the parameters of the

11        storm contingency fund. As stated in Exhibit DMW-3, a major storm is defined

12        for Mass. Electric as one in which the incremental costs of service restoration

13        exceed $1.0 million. The storm fund was established when the Company

14        transferred $3.0 million to the storm fund from its Purchased Power Cost

15        Adjustment reconciliation account. Under the terms of the Settlement Agreement,

16        Mass. Electric was authorized to collect in rates $3.0 million annually for the

17        continued funding of the storm fund beginning on March 1, 1998, the date of

18        Retail Access. This level of funding shall continue until a modification is

19        approved by the Department. As of December 31, 1998, Mass. Electric had

20        accumulated a storm reserve balance of approximately $6.5 million.

21

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 6


1    Q.   Please describe Eastern Edison's storm fund.

2    A.   As part of Eastern Edison's Settlement Agreement in Docket No. D.P.U./D.T.E.

3         96-24, the Department authorized Eastern Edison to establish a storm contingency

4         fund. Attached as Exhibit DMW-4 is the portion of the settlement agreement

5         which establishes the parameters of the storm contingency fund. As stated in

6         Exhibit DMW-4, a major storm is defined for Eastern Edison as one in which the

7         incremental costs of service restoration exceed $250,000. On March 1, 1998, the

8         storm fund was established when Eastern Edison Company transferred $2.0

9         million to the storm fund from its Purchased Power Cost Adjustment

10        reconciliation account. Under the terms of Eastern Edison's restructuring

11        agreement, it is authorized to collect in rates $1.3 million annually for the

12        continued funding of the storm fund beginning on March 1, 1998, the date of

13        Retail Access. This level of funding will continue until a modification is

14        approved by the Department. As of December 31, 1998, Eastern Edison had

15        accumulated a storm reserve balance of approximately $3.3 million.

16

17   Q.   Please describe the Company's proposal with respect to treatment of the storm

18        contingency funds.

19   A.   As shown in Exhibit DMW-5, the Company proposes to combine the current

20        storm contingency fund balances and funding levels of Mass. Electric and Eastern

21        Edison. This will result in an accumulated storm contingency fund balance of

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 7


1         approximately $9.8 million, as of December 31, 1998 and an annual funding

2         level of $4.3 million. The Company proposes to adopt Mass. Electric's threshold

3         amount of $1.0 million per storm occurrence for the combined entity since its

4         threshold amount is larger than Eastern Edison's.

5

6         Also attached as Exhibits DMW-6 is the storm contingency fund guidelines from

7         the Mass. Electric's Settlement Agreement marked to show changes for the

8         combined company under the proposal described above. Exhibit DMW-7 is the

9         clean version of Exhibit DMW-6. The Company is requesting that the Department

10        approve Exhibit DMW-7.

11

12   V.   ENVIRONMENTAL RESPONSE FUND

13   Q.   Could you please describe the purpose of an environmental response fund?

14   A.   Yes. The environmental response fund is a reserve recorded on the books of each

15        utility which is used to pay for the remediation of hazardous waste sites. For

16        Mass. Electric, the fund is primarily used for remediation of Mass. Electric's

17        manufactured gas facilities formerly owned by Mass. Electric or an affiliate of

18        Mass. Electric.

19

20   Q.   Please describe Mass. Electric's environmental response fund.

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 8


1    A.   In M.D.P.U. 93-194, Mass. Electric was authorized to establish an environmental

2         response fund on its books for remediation of hazardous waste sites. Relevant

3         excerpts from the settlement approved in M.D.P.U. 93-194 establishing the

4         environmental response fund has been attached as Exhibit DMW-8.

5

6         The fund was initially created by a $30 million contribution from Mass. Electric's

7         shareholders. Mass. Electric was then authorized to collect $3.0 million annually

8         from customers for additional funding of the environmental response fund. This

9         contribution amount is adjusted annually, effective the first day of October each

10        year, by the change in the Gross Domestic Product Implicit Price Deflator over

11        the previous twelve months. Mass. Electric was also authorized to provide interest

12        on the accumulated balance in the fund using the same methodology as the

13        interest paid on customer deposits.

14

15        As of December 31, 1998, Mass. Electric had recorded on its books a net liability

16        for hazardous waste site remediation costs of approximately $47.1 million,

17        including accrued interest on the fund balance. The annual contribution level for

18        the year October 1, 1998 through September 30, 1999 is estimated to be

19        approximately $3.3 million.

20

21   Q.   Does Eastern Edison currently have a hazardous waste fund?

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                    Page 9


1    A.   No. It does not.

2

3    Q.   What accounting treatment does Eastern Edison apply to hazardous waste costs?

4    A.   Prior to 1995, Eastern Edison had a minimal amount of costs associated with

5         hazardous waste site remediation (less than $50,000 annually). However, during

6         the period January 1, 1995 through December 31, 1997, Eastern Edison incurred

7         approximately $1.1 million of hazardous waste clean-up costs at two sites. Eastern

8         Edison, for book purposes, deferred the clean-up costs for these sites and is

9         currently amortizing them over five years. As of December 31, 1998, Eastern

10        Edison had approximately $205,000 remaining of unamortized hazardous waste

11        site remediation costs. The amortization of these costs will be completed by the

12        end of the year 2000.

13

14   Q.   What is the company's proposal with regard to the environmental response fund?

15   A.   Mass. Electric proposes to charge Eastern Edison's environmental liabilities to the

16        hazardous waste fund upon completion of the merger to the same extent that

17        Mass. Electric's waste costs would be chargeable to the fund.

18

19   VI.  OTHER AMORTIZATIONS AND ACCOUNTING ADJUSTMENTS

20   Q.   Please explain the other amortization and accounting adjustments under the

21        Company's proposed rate plan.

                                                               New England Electric System
                                                              Eastern Utilities Associates
                                                                 Testimony of D.M. Webster
                                                                                   Page 10


1    A.   Currently Mass. Electric and Eastern Edison have certain deferrals that are

2         currently being recovered in rates. These amortizations include recovery of

3         unfunded deferred taxes and deferred FAS 106 costs as well as other regulatory

4         assets. The amortization of these items will be completed at various times during

5         the period of the rate plan.

6

7    Q.   What is the Company's proposal with regards to these amortizations?

8    A.   The Company proposes to consolidate the remaining deferral balances of each

9         item upon completion of the merger and continue the amortization until the

10        recovery of each item is complete. At that point the savings from the reduced

11        amortization offset the expected increase in other costs that will have occurred

12        during the rate freeze period.

13

14        Mass. Electric's current rates are based upon a test year ending March 31, 1996

15        and a projected rate year ended December 31, 1998. These rates do not include an

16        allowance for increases in costs through the end of the rate plan proposed by

17        the Company in this case.

18

19   VIII. CONCLUSION

20   Q.   Does this conclude your testimony?

21   A.   Yes, it does.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____



                                    EXHIBITS
                                       OF
                                DAVID M. WEBSTER



Exhibit DMW-1       Summary of Depreciation Rates

Exhibit DMW-2       Incremental Impact of Depreciation Rate Changes

Exhibit DMW-3       Establishment of Mass. Electric Storm Contingency Fund

Exhibit DMW-4       Establishment of Eastern Edison Storm Contingency Fimd

Exhibit DMW-5       Summary of Storm Contingency Fund Balances

Exhibit DMW-6       Consolidated Storm Contingency Fund (Marked to Show Changes)

Exhibit DMW-7       Consolidation of Storm Contingency Funds (Clean Version)

Exhibit DMW-8       Mass. Electric Environmental Response Fund

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-1



                                 Exhibit DMW-1

                          Summary of Depreciation Rates

                                              New England Electric System
                                              Eastern Utilities Associates
                                              M.D.T.E. Docket No. ____
                                              Exhibit DMW-1
                                              Page 1 of 1

                                              MASSACHUSETTS ELECTRIC COMPANY
                                              AG Settlement
                                              Attachment 5



MASSACHUSETTS ELECTRIC COMPANY
Cost of Service Supporting Schedule
Summary of Depreciation Study Rates
(000)

                                                                 Net
                                                  Depreciation  Salvage Combined
       Acct                                          Accrual    Accrual  Accrual
        No.   Account Title                             Rate       Rate     Rate
  1
  2     353   Station Equipment                       1.79%     -0.04%    1.75%
  3     355   Poles and Fixtures                      2.03%     -0.04%    1.99%
  4     356   Overhead Conductors & Devices           1.86%     -0.04%    1.82%
  5     357   Underground Conduit                     0.76%     -0.04%    0.72%
  6     358   Underground Conductors & Devices        1.15%     -0.04%    1.11%
  7     359   Roads and Trails                        1.52%     -0.04%    1.48%
  8
  9
 10     361   Structures and Improvements             2.09%      0.74%    2.83%
 11     362   Station Equipment                       2.10%      0.74%    2.84%
 12
 13
 14
 15     364   Poles, Towers and Fixtures              3.32%      0.74%    4.06%
 16     365   Overhead Conductors and Devices         3.16%      0.74%    3.90%
 17     366   Underground Conduit                     2.17%      0.74%    2.91%
 18     367   Underground Conductors & Devices        2.37%      0.74%    3.11%
 19     368   Line Transformers                       3.71%      0.74%    4.45%
 20     369   Services                                3.22%      0.74%    3.96%
 21     370   Meters                                  3.68%      0.74%    4.42%
 22     372   Leased Property on Cust. Premises       7.81%      0.74%    8.55%
 23
 24     373   Street Lighting & Signal Systems        7.39%      0.74%    8.13%
 25
 26
 27
 28     390   Structures and Improvements             2.72%      0.20%    2.92%
 29     391   Office Furniture and Equipment                              6.67%1/
 30     393   Stores Equipment                                            6.67%1/
 31     394   Tools, Shop & Garage Equipment                              6.67%1/
 32     395   Laboratory Equipment                                        6.67%1/
 33     397   Communications Equipment                                    6.67%1/
 34     398   Miscellaneous Equipment                                     6.67%1/
 35
 36  1\  The depreciation study recommends the use of 15 year amortization
 37      for all categories of general plant with the exception of A/C# 390.
 38
 39
 40

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-2



                                 Exhibit DMW-2


                 Incremental Impact of Depreciation Rate Changes

                                                                                        New England Electric System
                                                                                        Eastern Utilities Associates
                                                                                        M.D.T.E. Docket No. ____
                                                                                        Exhibit DMW-2
                                                                                        Page 1 of 4






                                                 Massachusetts Electric Company
                                         Incremental Impact of Depreciation Rate Changes







    1                                     Applying Mass. Electric        Applying Each Company's            Incremental
    2                                      Depreciation Rates for         Depreciation Rates for             Increase/
    3              Function                   Combined Entity                Combined Entity                (Decrease)
    4              --------               -----------------------        -----------------------            -----------
    5 Distribution Plant                      $70,277,862 1/                $70,993,351 2/                  ($715,489)
    6
    7 Transmission Plant                         $277,893 3/                   $347,340 4/                   ($69,447)
    8
    9 General Plant                            $2,914,920 5/                 $2,812,827 6/                   $102,093
   10
   11                Total                    $73,470,675                   $74,153,518                     ($682,843)
                                              ===========                    ===========                     =========





Notes:
1/    Exhibit DMW-2, Page 2, Column (b), Line 49.
2/    Exhibit DMW-2, Page 2, Column (b), Line 51.
3/    Exhibit DMW-2, Page 3, Column (b), Line 45.
4/    Exhibit DMW-2, Page 3, Column (b), Line 47.
5/    Exhibit DMW-2, Page 4, Column (b), Line 48.
6/    Exhibit DMW-2, Page 4, Column (b), Line 50.

                                                                  New England Electric System
                                                                  Eastern Utilities Associates
                                                                  M.D.T.E. Docket No. ____
                                                                  Exhibit DMW-2
                                                                  Page 2 of 4


                            Massachusetts Electric Company
                    Incremental Impact of Depreciation Rate Changes

    1                                             Massachusetts       Eastern
    2                                 PUC           Electric          Edison
    3       Distribution            Account       Deprec. Rates    Deprec. Rates
            ------------            -------       -------------    -------------
    4                                 361             2.83%            1.98%
    5                                 362             2.84%            2.59%
    6                                 364             4.06%            5.24%
    7                                 365             3.90%            4.41%
    8                                 366             2.91%            1.72%
    9                                 367             3.11%            3.49%
   10                                 368             4.45%            4.65%
   11                                 369             3.96%            4.40%
   12                                 370             4.42%            3.57%
   13                                 373             8.13%            8.78%
   14
   15                                            Mass. Electric   Eastern Edison
   16         12/31/98               Plant        Depreciation     Depreciation
   17     Depreciable Plant         Balance           Rates            Rates
   18     Mass. Electric 1/       Column (a)       Column (b)       Column (c)
          -----------------       ----------    --------------    --------------

   19            361                 $8,608,358          $243,617        $170,445
   20            362               $170,058,118        $4,829,651      $4,404,505
   21            364               $263,442,408       $10,695,762     $13,804,382
   22            365               $376,534,102       $14,684,830     $16,605,154
   23            366                $94,725,017        $2,756,498      $1,629,270
   24            367               $173,368,214        $5,391,751      $6,050,551
   25            368               $215,285,252        $9,580,194     $10,010,764
   26            369                $88,514,512        $3,505,175      $3,894,639
   27            370                $73,188,383        $3,234,927      $2,612,825
   28            373                $82,381,918        $6,697,650      $7,233,132
   29                                                  ----------      ----------
   30           Total                                 $61,620,055     $66,415,667
   31                                                 -----------     -----------

   32                                            Mass. Electric   Eastern Edison
   33         12/31/98               Plant        Depreciation     Depreciation
   34     Depreciable Plant         Balance           Rates            Rates
   35     Eastern Edison 2/       Column (a)       Column (b)       Column (c)
          -----------------       ----------     --------------   --------------
   36            361                 $1,438,026           $40,696         $28,473
   37            362                $21,840,403          $620,267        $565,666
   38            364                $41,288,534        $1,676,314      $2,163,519
   39            365                $39,792,789        $1,551,919      $1,754,862
   40            366                 $9,943,321          $289,351        $171,025
   41            367                $26,112,335          $812,094        $911,320
   42            368                $36,185,965        $1,610,275      $1,682,647
   43            369                $17,478,576          $692,152        $769,057
   44            370                $12,225,902          $540,385        $436,465
   45            373                $10,139,657          $824,354        $890,262
   46                                                   ---------      ----------
   47           Total                                  $8,657,807      $9,373,296
   48                                                  ----------      ----------
   49    Total Depreciation                           $70,277,862     $75,788,963
   50
   51        Baseline 3/                              $70,993,351     $70,993,351
   52                                                 -----------     -----------
   53         Variance                                  ($715,489)     $4,795,612

Notes:
1/    Mass. Electric's 1998 FERC Form 1, Page 207, Column (g), lines 56 through 68.
2/    Eastern Edison's 1998 FERC Form 1, Page 207, Column (g), lines 56 through 68.
3/    Line 30 Column (b) plus Line 47 Column (c)

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   M.D.T.E. Docket No. ____
                                                                   Exhibit DMW-2
                                                                   Page 3 of 4


                           Massachusetts Electric Company
                  Incremental Impact of Depreciation Rate Changes

 1                                                   Massachusetts        Eastern
 2                                       PUC            Electric          Edison
 3         Transmission                Account       Deprec. Rates     Deprec. Rates
           ------------                -------       -------------     -------------
 4
 5                                       352             1.90%             1.85%
 6                                       353             1.75%             2.69%
 7                                       354             3.32%             2.75%
 8                                       355             1.99%             2.79%
 9                                       356             1.82%             2.67%
10                                       357             0.72%             0.00%
11                                       358             1.11%             0.00%
12                                       359             1.48%             1.27%
13
14                                                   Mass. Electric   Eastern Edison
15           12/31/98                   Plant         Depreciation     Depreciation
16       Depreciable Plant             Balance           Rates             Rates
17       Mass. Electric 1/           Column (a)        Column (b)       Column (c)
         -----------------           ----------      -------------    --------------
18
19              352                          $0               $0                $0
20              353                     488,282            8,545            13,135
21              354                           0                0                 0
22              355                   2,958,000           58,864            82,528
23              356                   1,956,204           35,603            52,231
24              357                      84,935             $612                 0
25              358                     250,648            2,782                 0
26              359                      67,155             $994               853
27                                                           ---               ---
28             Total                                    $107,400          $148,747
29                                                       -------           -------
30
31                                                   Mass. Electric   Eastern Edison
32           12/31/98                   Plant         Depreciation     Depreciation
33       Depreciable Plant             Balance           Rates             Rates
34       Eastern Edison 2/           Column (a)        Column (b)       Column (c)
         -----------------           ----------      -------------    --------------
35
36              352                    $196,761           $3,738            $3,640
37              353                   2,394,252           41,899            64,405
38              354                     273,231            9,071             7,514
39              355                   3,530,308           70,253            98,496
40              356                   2,419,470           44,034            64,600
41              357                           0                0                 0
42              358                           0                0                 0
43              359                     101,185            1,498             1,285
44                                                        ------            ------
45             Total                                    $170,493          $239,940
                                                        --------          --------
46    Total Depreciation                                $277,893          $388,687
47
48        Baseline 3/                                   $347,340          $347,340
                                                        --------          --------
49         Variance                                     ($69,447)          $41,347


Notes:
-----
1/  Mass. Electric's 1998 FERC Form 1, Page 207, Column (g), lines 45 through 52.
2/  Eastern Edison's 1998 FERC Form 1, Page 207, Column (g), lines 45 through 52.
3/  Line 26 Column (b) plus Line 42 Column (c).

                                                                         New England Electric System
                                                                         Eastern Utilities Associates
                                                                         M.D.T.E. Docket No. ____
                                                                         Exhibit DMW-2
                                                                         Page 4 of 4


                                 Massachusetts Electric Company
                        Incremental Impact of Depreciation Rate Changes

    1                                                    Massachusetts        Eastern
    2                                        PUC            Electric          Edison
    3             General                  Account       Deprec. Rates     Deprec. Rates
                  -------                  -------       -------------     -------------
    4                                        390             2.92%             2.66%
    5                                        391             6.67%             4.26%
    6                                        392             0.00%             3.13%
    7                                        393             6.67%             4.22%
    8                                        394             6.67%             3.00%
    9                                        395             6.67%             2.63%
   10                                        396             0.00%             3.13%
   11                                        397             6.67%             5.10%
   12                                        398             6.67%             8.41%
   13
   14                                                    Mass. Electric   Eastern Edison
   15            12/31/98                   Plant         Depreciation     Depreciation
   16        Depreciable Plant             Balance           Rates             Rates
   17        Mass. Electric 1/           Column (a)        Column (b)       Column (c)
             -----------------           ----------      -------------    -------------
   18               390                     $40,245,879       $1,175,180        $1,070,540
   19               391                       1,378,544           91,949            58,726
   20               392                       1,519,116          101,325            64,107
   21               393                               0                0                 0
   22               394                       8,308,271          554,162           249,248
   23               395                       2,735,716          182,472            71,949
   24               396                               0                0                 0
   25               397                       4,057,655          270,646           206,940
   26               398                         584,668           38,997            49,171
   27                                                            -------           -------
   28              Total                                       2,414,731         1,770,681
   29                                                         ----------        ----------
   30
   31                                                    Mass. Electric   Eastern Edison
   32            12/31/98                   Plant         Depreciation     Depreciation
   33        Depreciable Plant             Balance           Rates             Rates
   34        Eastern Edison 2/           Column (a)        Column (b)       Column (c)
             -----------------           ----------      -------------    -------------
   35               390                      $9,125,340          266,460          $242,734
   36               391                         824,842           55,017            35,138
   37               392                          11,068                0               346
   38               393                         139,283            9,290             5,878
   39               394                         775,835           51,748            23,275
   40               395                         512,204           34,164            13,471
   41               396                          11,271                0               353
   42               397                         857,830           57,217            43,749
   43               398                         394,201           26,293            33,152
   44                                                            -------           -------
   45              Total                                        $500,189          $398,096
   46                                                           --------          --------
   47
   48       Total Depreciation                                $2,914,920        $2,168,777
   49
   50           Baseline 3/                                   $2,812,827        $2,812,827
   51                                                         ----------        ----------
   52            Variance                                       $102,093         ($644,050)

Notes:
1/    Mass. Electric's 1998 FERC Form 1, Page 207, Column (g), lines 72 through 81.
2/    Eastern Edison's 1998 FERC Form 1, Page 207, Column (g), lines 72 through 81.
3/    Line 28 Column (b) plus Line 45 Column (c).

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-3



                                 Exhibit DMW-3

             Establishment of Mass. Electric Storm Contingency Fund

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit DMW-3
                                                Page 1 of 2


MASSACHUSETTS ELECTRIC COMPANY
ELECTRIC INDUSTRY RESTRUCTURING--OFFER OF SETTLEMENT
ESTABLISHMENT OF STORM CONTINGENCY FUND--POLICIES AND PROCEDURES

Massachusetts Electric Company (Mass. Electric or the Company) shall establish a storm contingency fund to pay for the incremental costs incurred by the Company as a result of major storms. Major storms shall be defined as those storms with incremental costs of over $1.0 million occurring after the date the settlement proposal is approved by the Department of Public Utilities. The fund shall be established and maintained as follows:

1. Mass. Electric will pre-fund the storm contingency fund effective August 1, 1996 through a $3 million transfer from the Purchased Power Cost Adjustment reconciliation account. Interest will accrue immediately on the balance of the fund and will be accounted for as described in item 3 below. Beginning on the date the Retail Access Rates in Attachment 2 become effective and through the duration of the effective period of the Retail Access Rates included in Attachment 2 to this settlement proposal, Mass. Electric shall collect $3 million annually through base rates. The accounting entry to record monthly contributions to the fund will be the following, provided that the fund is in a positive position:

      DR Account 924 Property insurance-storm contingency
      CR Account 254 Storm contingency reserve

The storm fund will be in a positive position when the cumulative amount collected through rates exceeds amounts disbursed from the fund to pay for major storm costs.

2. Upon the occurrence of a major storm, all incremental costs incurred as a result of the storm shall be offset against the balance in Account 254. If the incremental costs of major storms exceeds the balance in Account 254, such excess (i.e., a negative fund balance) shall be debited to Account 182, Deferred charges-storm fund. As long as the fund balance remains negative, the monthly entry to record the collection of storm fund proceeds will be:

      DR Account 924 Property insurance-storm contingency
      CR Account 182 Deferred charges-storm fund

Incremental costs are defined as the costs which Mass. Electric will incur as a direct result of a storm which are over and above Mass. Electric's normal costs of doing business.

These costs shall include such things as overtime paid to employees to restore service to customers, rest time wages incurred as a result of storm restoration (as stipulated in union contracts), outside vendor costs, lodging and meal charges, material and supply charges, and other. The storm fund is not intended to reimburse Mass. Electric for incremental capital costs.

                                            New England Electric System
                                            Eastern Utilities Associates
                                            M.D.T.E. Docket No. ____
                                            Exhibit DMW-3
                                            Page 2 of 2

3. Interest shall be accrued on any positive or negative balance in the fund, calculated in accordance with the Terms and Conditions for interest expense calculated on customer deposits. If the fund is in a positive position, the entry on Mass. Electric's books will be:

      DR    Account 431 Interest expense
      CR    Account 254 Storm contingency reserve

If the fund is in a negative position, the entry on Mass. Electric's books will be:

      DR    Account 182 Deferred charges-storm fund
      CR    Account 419 Interest income

4. After the occurrence of a major storm, Mass. Electric will account for all amounts charged to the fund, and provide such accounting to the Department of Public Utilities and the Attorney General.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-4



                                 Exhibit DMW-4

             Establishment of Eastern Edison Storm Contingency Fund

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit DMW-4
                                                Page 1 of 3

                           Eastern Edison Company
                   Establishment of Storm Contingency Fund
                                     and
                           Policies and Procedures



     Eastern Edison Company (Eastern Edison or the Company) shall establish a storm contingency fund to pay for the incremental costs incurred by the Company as a result of major storms. A major storm shall be defined as a storm with incremental costs exceeding $250,000. Effective January 1, 1998, retail rates will be deemed to provide for a $1.3M accrual annually. Eastern will report to the M.D.P.U. anytime it is drawing funds from this account to cover incremental costs greater than $250,000. Interest on the account balance (positive or negative) will be accrued monthly at Eastern Edison's short term borrowing rate.

      Incremental costs are defined as the costs which Eastern will incur as a direct result of a storm which are over and above Eastern Edison's normal costs of doing business. These costs shall include such items as overtime paid to employees to restore service to customers, rest time wages incurred as a result of storm restoration (as stipulated in union contracts or company policies), outside vendor costs, lodging and meal charges, material and supply charges, and other. The storm fund is not intended to reimburse Eastern for incremental capital costs.

                                               New England Electric System
                                               Eastern Utilities Associates
                                               M.D.T.E. Docket No. ____
                                               Exhibit DMW-4
                                               Page 2 of 3

      The fund shall be established and maintained as follows:

1. Eastern will pre-fund the storm contingency fund through a $2 million transfer from the reserve established from Montaup's 1996 PCAC refund. Interest will accrue immediately on the balance of the fund and will be accounted for as described in item 3 below. Beginning on the date the Retail Access Rates become effective, Eastern Edison's base rates shall be deemed to collect $1.3 million annually to be contributed to the storm contingency fund and continuing until these rates are superseded by new rates resulting from a base rate revenue requirement rate proceeding. The accounting entry to record monthly contributions to the fund will be the following, provided that the fund is in a positive position:

      DR Account 924 Property insurance-storm contingency

      CR Account 254 Storm contingency reserve

      The storm fund will be in a positive position when the cumulative amount collected through rates exceeds amounts disbursed from the fund to pay for major storm costs.

2. Upon the occurrence of a major storm, all incremental costs incurred as a result of the storm shall be offset against the balance in Account 254. If the incremental costs of major storms exceeds the balance in Account 254, such excess (i.e., a negative fund balance) shall be debited to Account 182, Deferred charges-storm fund. As long as the fund balance remains negative, the monthly entry to record the collection of storm fund proceeds will be:

      DR Account 924 Property insurance-storm contingency

      CR Account 182 Deferred charges-storm fund

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. ____
                                                Exhibit DMW-4
                                                Page 3 of 3

3. Interest shall be accrued on any positive or negative balance in the fund, calculated in accordance with the Terms and Conditions for interest expense calculated on customer deposits. If the fund is in a positive position, the entry on Eastern Edison's books will be:

      DR    Account 431 Interest expense

      CR    Account 254 Storm contingency reserve

If the fund is in a negative position, the entry on Eastern Edison's books will be:

      DR    Account 182 Deferred charges-storm fund

      CR    Account 419 Interest income

4. After the occurrence of a major storm, Eastern Edison will account for all amounts charged to the fund, and provide such accounting to the Department of Public Utilities and the Attorney General.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-5



                                 Exhibit DMW-5


                   Summary of Storm Contingency Fund Balances

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-5
                                                    Page 1 of 1


                         Massachusetts Electric Company
                   Summary of Storm Contingency Fund Balances

                                       Massachusetts     Eastern          Combined
                                       Electric          Edison           Entity

1.  Balance in Storm Fund as of
2.       December 31, 1998             $6,446,735 1/     $3,346,004 2/    $9,792,739
3.
4.  Annual Storm Fund Contributions
5.       Collected through Revenue     $3,000,000 3/     $1,300,000 4/    $4,300,000
6.
7.  Deductible Amount per each
8.       Storm Occurrence              $1,000,000          $250,000       $1,000,000


Notes:
1/   Mass. Electric's 1998 FERC Form 1, page 232.
2/   Eastern Edison's 1998 FERC Form 1, page 232.
3/ Annual Deferral Recovery per Settlement Agreement in M.D.P.U. Nos. 96-100 and 96-25.
4/ Annual Deferral Recovery per Settlement Agreement in M.D.P.U. Nos. 96-100 and 96-24.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-6



                                 Exhibit DMW-6


          Consolidated Storm Contingency Fund (Marked to Show Changes)

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. _____
                                                    Exhibit DMW-6
                                                    Page 1 of 2


Massachusetts Electric Company
NEES/EUA Merger Proceeding
Consolidation of Storm Contingency Funds--Polices and Procedures


Massachusetts Electric Company (Mass. Electric or the Company) shall [maintain] [[establish]] a storm contingency fund to pay for the incremental costs incurred by the Company as a result of major storms. Major storms shall be defined as those storms with incremental costs of over $1.0 million [[occurring after the date the settlement proposal is approved by the Department of Public Utilities]]. The fund shall be established and maintained as follows:

1. Mass. Electric will [consolidate the existing storm contingency fund balances of Mass. Electric and Eastern Edison upon the completion of the merger] [[prefund the storm contingency fund effective August 1, 1996 through a $3 million transfer from the Purchased Power Cost Adjustment reconciliation account]]. Interest will accrue immediately on the balance of the fund and will be accounted for as described in item 3 below. Beginning on the [Rate Consolidation date, planned for January 1, 2001,] [[the Retail Access Rates in Attachment 2 become effective and through the duration of the effective period of the Retail Access Rates included in attachment 2 to this settlement proposal,]] Mass. Electric shall collect $[4.3] [[3]] million annually through base rates. The accounting entry to record monthly contributions to the fund will be the following, provided that the fund is in a positive position:

     DR       Account 924       Property insurance-storm contingency
     CR       Account 254       Storm contingency reserve

The storm fund will be in a positive position when the cumulative amount collected through rates exceeds amounts disbursed from the fund to pay for major storm costs.

2. Upon the occurrence of a major storm, all incremental costs incurred as a result of the storm shall be offset against the balance in Account 254. If the incremental costs of major storms exceeds the balance in Account 254, such excess (i.e. a negative fund balance) shall be debited to Account 182, Deferred charges-storm fund. As long as the fund balance remains negative, the monthly entry to record the collection of storm fund proceeds will be:



Legend:   [     ] = insertion
          [[   ]] = deletion

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No.
                                                    Exhibit DMW-6
                                                    Page 1 of 2


     DR       Account 924       Property insurance-storm contingency
     CR       Account 182       Deferred charges-storm fund

Incremental costs are defined as the costs which Mass. Electric will incur as a direct result of a storm which are over and above Mass. Electric's normal costs of doing business. These costs shall include such things as overtime paid to employees to restore service to customers, rest time wages incurred as a result of storm restoration (as stipulated in union contracts), outside vendor costs, lodging and meal charges, material and supply charges, and other. The storm fund is not intended to reimburse Mass. Electric for incremental capital costs.

3. Interest shall be accrued on any positive or negative balance in the fund, calculated in accordance with the Terms and Conditions for interest expense calculated on customer deposits. If the fund is in a positive position, the entry on Mass. Electric's books will be:

     DR       Account 431       Interest expense
     CR       Account 254       Storm contingency reserve

If the fund is in a negative position, the entry on Mass. Electric's books will be:

     DR       Account 182       Deferred charges-storm fund
     CR       Account 419       Interest income

4. After the occurrence of a major storm, Mass. Electric will account for all amounts charged to the fund, and provide such accounting to the Department of Public Utilities and the Attorney General.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-7



                                 Exhibit DMW-7

            Consolidation of Storm Contingency Funds (Clean Version)

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. _____
                                                    Exhibit DMW-7
                                                    Page 1 of 2


Massachusetts Electric Company
NEES/EUA Merger Proceeding
Consolidation of Storm Contingency Funds--Polices and Procedures

Massachusetts Electric Company (Mass. Electric or the Company) shall maintain a storm contingency fund to pay for the incremental costs incurred by the Company as a result of major storms. Major storms shall be defined as those storms with incremental costs of over $1.0 million. The fund shall be established and maintained as follows:

1. Mass. Electric will consolidate the existing storm contingency fund balances of Mass. Electric and Eastern Edison upon the completion of the merger. Interest will accrue immediately on the balance of the fund and will be accounted for as described in item 3 below. Beginning on the Rate Consolidation date, planned for January 1, 2001, Mass. Electric shall collect $4.3 million annually through base rates. The accounting entry to record monthly contributions to the fund will be the following, provided that the fund is in a positive position:

         DR       Account 924       Property insurance-storm contingency
         CR       Account 254       Storm contingency reserve

The storm fund will be in a positive position when the cumulative amount collected through rates exceeds amounts disbursed from the fund to pay for major storm costs.

2. Upon the occurrence of a major storm, all incremental costs incurred as a result of the storm shall be offset against the balance in Account 254. If the incremental costs of major storms exceeds the balance in Account 254, such excess (i.e. a negative fund balance) shall be debited to Account 182, Deferred charges-storm fund. As long as the fund balance remains negative, the monthly entry to record the collection of storm fund proceeds will be:

         DR       Account 924       Property insurance-storm contingency
         CR       Account 182       Deferred charges-storm fund

Incremental costs are defined as the costs which Mass. Electric will incur as a direct result of a storm which are over and above Mass. Electric's normal costs of doing business. These costs shall include such things as overtime paid to employees to restore service to customers, rest time wages incurred as a result of storm restoration (as stipulated in union contracts), outside vendor costs, lodging and meal charges, material and supply charges, and other. The storm fund is not intended to reimburse Mass. Electric for incremental capital costs.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. _____
                                                    Exhibit DMW-7
                                                    Page 2 of 2


3. Interest shall be accrued on any positive or negative balance in the fund, calculated in accordance with the Terms and Conditions for interest expense calculated on customer deposits. If the fund is in a positive position, the entry on Mass. Electric's books will be:

         DR       Account 431       Interest expense
         CR       Account 254       Storm contingency reserve

If the fund is in a negative position, the entry on Mass. Electric's books will be:

         DR       Account 182       Deferred charges-storm fund
         CR       Account 419       Interest income

4. After the occurrence of a major storm, Mass. Electric will account for all amounts charged to the fund, and provide such accounting to the Department of Public Utilities and the Attorney General.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____
                                                    Exhibit DMW-8



                                 Exhibit DMW-8


                   Mass. Electric Environmental Response Fund

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 1 of 6













B.   Rate Treatment for Environmental Response Costs.

     1.   Mass. Electric shall establish on its books a fund for hazardous waste clean up and liabilities. The fund will pay for Environmental Response

          Costs paid after June 30, 1993. Environmental Response Costs are defined as:

          (a)  Reasonable and prudently incurred costs or expenses associated with the investigation, testing, remediation, or other

               liabilities attributable to NEES and its current subsidiaries relating to gas manufacturing facility sites, disposal sites,

               sites to which material may have migrated, or any sites at which manufactured gas waste may have been deposited as a result of the earlier operation or decommissioning of gas manufacturing

               facilities located in Massachusetts;

          (b)  Reasonable and prudently incurred costs or expenses (excluding all fines or penalties) associated with the investigation,

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 2 of 6


               testing, remediation, or other liabilities attributable to Mass.

               Electric relating to material regulated under the statutes in subparagraph B.1.(d) unrelated to Massachusetts gas manufacturing facilities deposited before 1980 on sites or migrating to sites as a result of the operations of Mass. Electric or its

               predecessor companies;

          (c)  Reasonable and prudently incurred costs or expenses associated with the purchase of property that is acquired as part of an overall mitigation and response plan associated with sites identified in subparagraph B.1.(a) and B.1.(b); and

          (d)  Reasonable and prudently incurred payments for liabilities,

               damages, claims, settlements, or judgments arising from

               Subparagraphs B.1.(a) and B.1.(b) under the Comprehensive

               Environmental Response, Compensation and Liability Act (CERCLA),

               Resource Conservation and Recovery Act (RCRA), Massachusetts G.L.

               c. 21C and 21E, and any other laws, regulations or orders by courts or governmental authorities, or resulting from claims and contentions arising in tort, breach of contract, or violation of law.

          Except for property acquired under Paragraph B.1.(c), Environmental

          Response Costs shall not include costs or expenses associated with the investigation, testing, remediation, or other liabilities relating to property acquired after the Approval Date.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 3 of 6


         2. The fund shall be financed by:

          (a)  A $30 million shareholder contribution will be credited to the fund effective as of October 1, 1993;

               (b)  (i)  Annual contributions by Mass. Electric of $3.0 million commencing as of October 1, 1993, adjusted each October

                         1 for changes to the Gross Domestic Product Implicit

                         Price Deflator (GDPIPD) occurring after October 1,

                         1993. One-twelfth of the annual amount shall be

                         credited to the fund each month.

                    (ii) Interest free loans to the fund by Mass. Electric to

                         the extent that the balance in the fund is inadequate

                         to make the payments from the fund required under

                         Paragraph B.1.

          (c)  Proceeds from insurance companies related to Environmental

               Response Costs, proceeds from the sale of properties purchased under subparagraph B.1.(c), repayments of discounts as required under Paragraph C.1.(c), and recoveries from third parties,

               including natural gas companies; and

          (d)  Interest on the fund credited each October 1 and calculated using the methodology for calculating interest on customer deposits specified in Mass. Electric's terms and conditions.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 4 of 6


     3.   Rate recovery for Mass. Electric shall be as follows:

          (a)  Mass. Electric's contributions and loans to the fund under

               Paragraph B.2.(b) shall be includable in Mass. Electric's cost of service and recoverable in Mass. Electric's rates based on the kilowatthour consumption in each rate class. This recovery shall occur regardless of the prudence of the operations that have given rise to the Environmental Response Costs, provided,

               however, that nothing in this Offer of Settlement shall: (1)

               prevent any party from contending in either a general rate filing or a quarterly adjustment proceeding that the costs associated with clean up activities were unreasonable or imprudent or (2)

               relieve Mass. Electric of the obligation to demonstrate that its actions and the costs incurred associated with any cleanup activities were reasonable and prudent. To the extent that the

               Department concludes that any costs incurred after the test year in Mass. Electric's prior general rate case have not been

               demonstrated to be reasonable and prudent, Mass. Electric shall credit such amounts with interest back to the fund. Mass.

               Electric's recovery of these costs shall be implemented in the following manner:

               (i)  Mass. Electric's annual contribution as adjusted under subparagraph B.2.(b)(i) shall be recovered in base rates.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 5 of 6


               (ii) Any loans made by Mass. Electric under subparagraph

                    B.2.(b)(ii) shall be amortized without interest or carrying charges over seven years and recovered net of the value of the rate base deduction associated with any deferred tax

                    balances on the unamortized amounts through a separate

                    quarterly adjustment included with the adjustment calculated under Mass. Electric's Standard Fuel Clause using the

                    formula included in Attachment 1 to this Offer of

                    Settlement. This recovery shall occur over the twelve months commencing on April 1 of the year following the year in

                    which the loan was made.

               This Paragraph B.3.(a) shall be the exclusive method for rate recovery of the costs defined in Paragraph B.1.

          (b)  All reasonable and prudently incurred fees and costs associated with law firms and consultants outside of Mass. Electric and its affiliates to defend or prosecute claims or liabilities under

               Paragraph B.1. shall be paid directly by Mass. Electric and shall not be paid by the fund. To the extent that these fees and costs are reasonable, prudent, and related to the Environmental

               Response Costs defined in Paragraph B.1., they shall be

               recoverable in Mass. Electric's base rates based on an historical three year rolling average.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                      M.D.T.E. Docket No. ___
                                                                   Exhibit DMW-8
                                                                     Page 6 of 6


     4.   Every three years, the Parties to this Settlement shall reevaluate the annual amount contributed to the fund under Paragraph B.2.(b)(i) for its ability together with the loans under Paragraph B.2.(b)(ii) to provide sufficient resources to satisfy future Environmental Response

          Costs in a prudent and reasonable fashion; provided, however, that under no circumstances shall the amounts contributed under Paragraph

          B.2.(b)(i) be increased. At the completion of payment and rate recovery for all Environmental Response Costs, any balance remaining in the fund shall be returned to customers.

     5.   Mass. Electric shall file with the Department semi-annually the information set forth in Attachment 2.

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





----------------------------------
                                   )
New England Electric System        )    Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
----------------------------------



                                DIRECT TESTIMONY

                                       OF

                                THERESA M. BURNS

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





----------------------------------
                                   )
New England Electric System        )    Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
----------------------------------



                                DIRECT TESTIMONY

                                       OF

                                THERESA M. BURNS



                                Table of Contents


                                                                            Page
I.       Introduction and Qualifications.....................................  1
II.      Purpose of Testimony................................................  2
III.     Summary of Mass. Electric's Current Rates...........................  3
IV.      Summary of Eastern Edison's Current Rates...........................  5
V.       Proposed Rate Plan..................................................  7
                  General....................................................  7
                  Distribution............................................... 12
                  Transmission............................................... 13
                  Transition................................................. 15
                  Results of Rate Plan on Retail Delivery Revenue............ 16
VI.      Typical Bills....................................................... 18
VII.     Tariffs and Terms and Conditions.................................... 25
VIII.    Conclusion.......................................................... 27

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 1 of 27


1    I.   Introduction and Qualifications

2    Q.   Please state your full name and business address.

3    A.   Theresa M. Burns, 25 Research Drive, Westborough, Massachusetts 01582.

4

5    Q.   Please state your position.

6    A.   I am a Principal Rate Analyst for New England Power Service Company ("NEPSCO"),

7         performing rate related services for companies in the New England Electric System,

8         including Massachusetts Electric Company ("Mass. Electric" or "the Company").

9

10   Q.   Please describe your educational background and training.

11   A.   I graduated from Babson College in Wellesley, Massachusetts with a Bachelor of Science

12        degree in Accounting in 1986. In 1994, I received a Masters in Business Administration

13        from Babson College. I am a certified public accountant and a member of the

14        Massachusetts Society of Certified Public Accountants.

15

16   Q.   Please describe your professional experience.

17   A.   From 1986 to 1990, I was an auditor for Ernst & Young in Boston, Massachusetts. In

18        June 1990, I joined NEPSCO as an Accounting Analyst in the Financial Analysis Group

19        of the General Accounting Department. In June 1991, I was given responsibility over

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 2 of 27


1         general ledger accounting for NEPSCO's three retail affiliates. In July 1993, I joined the

2         Internal Audit Department and was responsible for performing both financial and

3         operational audits. In June 1994, I was promoted to Senior Internal Auditor. In July

4         1995, I transferred to the Rate Department as a Senior Rate Analyst. In this position, I

5         have been responsible for the design and implementation of retail access rates. In April

6         1999, I was promoted to Principal Rate Analyst, with responsibility over Mass. Electric's

7         and Granite State Electric Company's retail rate design and implementation.

8

9    Q.   Have you previously testified before the Department of Telecommunications and Energy

10        ("the Department")?

11   A.   Yes I have. I have submitted pre-filed testimony and testified for Nantucket Electric

12        Company's Cable Facilities Surcharge. I have also testified in Massachusetts Electric

13        Company's Docket Nos. 98-69 and 98-76, Proposals for Alternative Street lighting

14        Service and Purchase Price Methodology for the sale of streetlights pursuant to Section 196 of the

15        Restructuring Act.

16

17   II.  Purpose of Testimony

18   Q.   What is the purpose of your testimony?

19   A.   My testimony presents the Company's proposed rate plan with Eastern Edison Company

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 3 of 27


1         ("Eastern"), upon the Company's merger with Eastern following completion of the

2         acquisition of Eastern Utilities Associates ("EUA") by New England Electric System

3         ("NEES"), as described in the testimony of Mr. Jesanis. I will first provide a brief

4         summary of both Mass. Electric's and Eastern's current rates on a total company basis as

5         approved by the Department. Second, I will describe the proposed rate plan which will

6         serve as a means of consolidating the rates of Mass. Electric and Eastern onto one set of

7         retail delivery service tariffs. Third, I will present the anticipated effects of the proposed

8         rate plan on revenue, both at the component level (i.e., distribution, transmission and

9         transition individually) and at the retail delivery service level (i.e., distribution,

10        transmission and transition collectively). Finally, I will discuss the application of tariffs,

11        provisions, and terms and conditions to the combined company.

12

13   III. Summary of Mass. Electric's Current Rates

14   Q.   Please provide a brief summary of Mass. Electric's current rates.

15   A.   Exhibit TMB-1 illustrates Mass. Electric's total average rates for various time periods,

16        both historic and projected. The rates consist of several specific components: distribution

17        charges, transmission charges, transition charges, and DSM and renewables charges

18        (together "delivery rates"). In addition, customers have the option to take standard

19        service or to purchase electricity from the competitive market. In accordance with the

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 4 of 27


1         Company's Settlement Agreement in Docket No. 96-25 ("Settlement"), distribution rates

2         were approved by the Department to collect, on average 2.502(cent) per kilowatt-hour. The

3         distribution component of the delivery rate is to be maintained at its current levels

4         through calendar year 2000. The Company is allowed to file a general rate case to adjust

5         distribution rates for dates on or after January 1, 2001. Demand side management and

6         renewables charges are in accordance with the Electric Utility Restructuring Act of 1997

7         ("the Act").

8

9         The Company's current average transmission rate of 0.641(cent) per kilowatt-hour as

10        approved by the Department collects both the current projection of transmission costs for

11        calendar year 1999 of 0.535(cent) per kilowatt-hour plus the recovery of an under collection

12        of transmission costs for the reconciliation period March 1, 1998 through September 30,

13        1998 of 0.106(cent) per kilowatt-hour. Mass. Electric's transmission rate recovers on a fully

14        reconciling basis the costs it incurs to provide transmission service to its customers. The

15        Company currently incurs transmission costs from New England Power Company

16        ("NEP"), as allocated to it by its load ratio share of NEP's total transmission costs, New

17        England Power Pool ("NEPOOL") and the Independent System Operator of New

18        England ("ISO"). The Company's transmission rate to its retail customers is a uniform

19        cents per kilowatt-hour charge unique to each rate class based upon an allocation of

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 5 of 27


1         transmission costs billed to it by NEP, NEPOOL and the ISO to each rate class. This

2         allocation is based on each rate class' demand at the time of NEP's peak, which is

3         analogous to the method with which NEP bills Mass. Electric.

4

5         The Company's current average transition charge of 1.328(cent) per kilowatt-hour as

6         approved by the Department reflects the contract termination charge being billed to it by

7         NEP of 1.339(cent) per kilowatt-hour, reduced by the refund of an over collection of transition

8         charge revenue for the reconciliation period March 1, 1998 through September 30, 1998

9         of 0.011(cent) per kilowatt-hour. Mass. Electric's transition charge recovers on a fully

10        reconciling basis the contract termination charge billed to it by NEP, and is a uniform

11        cents per kilowatt-hour charge for all rate classes other than the Company's Rate R-4,

12        Residential Time-of-Use (Optional), which maintains and on peak and off peak price

13        differential to ensure the rate reductions required under the Act.

14

15   IV.  Summary of Eastern's Current Rates

16   Q.   Please provide a brief summary of Eastern's current rates.

17   A.   Exhibit TMB-2 illustrates Eastern's total average rates for various time periods, both

18        historic and projected. In accordance with Eastern's Settlement Agreement in Docket

19        No. 96-24, the distribution component of the delivery rate was approved by the

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 6 of 27


1         Department to collect, on average 2.743(cent) per kilowatt-hour. Similar to Mass. Electric's

2         Settlement, distribution rates are to be maintained at their current levels through calendar

3         year 2000. Eastern is also entitled to file a general rate case to adjust distribution rates, to

4         take effect on or after January 1, 2001. As with Mass. Electric, demand side management

5         and renewables charges are in accordance with the Act.

6

7         Eastern's current average transmission rate for calendar year 1999 is 0.298(cent) per kilowatt-

8         hour. Eastern's transmission rate is essentially the transmission rate of Montaup Electric

9         Company ("Montaup"), and recovers actual transmission costs that Montaup, NEPOOL,

10        and the ISO incur to provide transmission service to retail customers based on an historic

11        test year. These costs are allocated to Eastern, Blackstone Valley Electric Company, and

12        Newport Electric Company customers on a monthly basis and are divided by the total

13        monthly kilowatt-hours of the affiliate companies to arrive at a retail transmission rate

14        that Eastern will bill its customers on behalf of Montaup. Montaup's transmission rate,

15        as billed by Eastern, is a uniform cents per kilowatt-hour charge to all retail customers of

16        Montaup's affiliated companies.

17

18        Eastern's current average transition rate of 2.100(cent) per kilowatt-hour reflects the contract

19        termination charge being billed to it by Montaup. Eastern's transition charge recovers on

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 7 of 27


1         a fully reconciling basis Montaup's contract termination charge billed to Eastern, and is

2         billed to customers at differing rate structures, depending upon a customer's rate class. A

3         designed transition charge is included in the Rate R-4 Residential Time-of-Use tariff, and

4         the majority of General Service tariffs, while all other rate classes are billed at a uniform

5         cents per kilowatt-hour level.

6

7    V.   Proposed Rate Plan

8         General

9    Q.   Please provide a general description of the Company's proposed rate plan.

10   A.   The Company's proposal for consolidating the rates of Eastern and Mass. Electric is

11        discussed in the testimony of Mr. Jesanis. As he explains, the rate consolidation and

12        distribution rate freeze will produce a reduction of $23.1 million, or 14.2%, in Eastern's

13        delivery rate in calendar year 2001. Mr. Jesanis's savings amount is based on projected

14        kilowatt-hour deliveries in calendar year 2001. In contrast, my exhibits, based on actual

15        billing determinants in calendar year 1998, reflect a savings amount of only $19.6 million

16        (see Exhibit TMB-7). My analysis also does not reflect the benefits of the distribution

17        rate freeze. As Mr. Bonner explains, the use of actual 1998 billing determinants is

18        necessary for the mapping process and its impacts. The Company is proposing to

19        consolidate all rates of Mass. Electric and Eastern effective on the first day of the billing

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 8 of 27


1         month of January 2001 ("Consolidation Date"). As I present below, the proposed rate

2         consolidation slightly increases distribution and transmission charges to Eastern's

3         customers, but these increases are more than offset by a significant reduction in Eastern's

4         transition charge. Mass. Electric's delivery rate increases slightly over the level

5         anticipated without the merger as the result of the blended transition charge, but still

6         declines in calendar year 2001 below the level expected for calendar year 2000, before

7         the proposed rate consolidation.

8

9         The proposed rate consolidation process begins with an analysis of the availability

10        provisions in the tariffs of the two companies. The rate classes of Eastern under which

11        Eastern's customers are served immediately prior to consolidation are proposed to be

12        mapped over to Mass. Electric's rate classes, as illustrated in Exhibit TMB-3. This

13        proposed rate mapping is performed by referencing the availability provisions of

14        Eastern's retail delivery service tariffs and matching each tariff to a corresponding Mass.

15        Electric retail delivery service tariff. As a result of this review, several Eastern general

16        service rates map to more than one Mass. Electric general service rate. This occurs

17        because the availability provisions of Eastern's general service tariffs encompass a wider

18        range of customer usage levels than those of Mass. Electric's general service tariffs.

19        Accordingly, the billing determinants under Eastern's retail delivery service tariffs have

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 9 of 27


1         been accumulated to match the availability provisions of Mass. Electric's retail delivery

2         service tariffs. The testimony of Mr. Bonner supports in more detail the rate mapping

3         process and the billing determinants that the Company is using as part of its proposed rate

4         plan and its effect on revenue. Once all of Eastern's customers are placed on the

5         appropriate Mass. Electric rate, all customers will be charged the same rates for

6         distribution, transmission, and transition as well as standard service, default service,

7         demand side management, and renewables.

8

9    Q.   How will Mass. Electric implement the consolidated rates for Eastern's customers?

10   A.   Mass. Electric will implement the consolidated rates for Eastern's customers on a bills

11        rendered basis for meter readings on and after the Consolidation Date. Because of the

12        complexity of separate billing systems and rate structures, a shift from Eastern's rates to

13        Mass. Electric's consolidated rates must occur on a bills rendered basis. Proration of

14        usage among two entirely different billing systems and rate structures is extremely

15        difficult and introduces needless complexity for customers, who would receive two

16        separate bills for one billing period under a prorated approach. Thus, the change on a

17        bills rendered basis ensures the proper billing of all usage between the meter reading

18        immediately subsequent to the Consolidation Date and the meter reading immediately

19        prior to the Consolidation Date. Under the Company's proposal, bills issued to Eastern's

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 10 of 27


1         customers for the billing period following the Consolidation Date will be based on Mass.

2         Electric's consolidated rates.

3

4    Q.   Is the Company evaluating the adequacy of customer's meters for billing Mass. Electric's

5         rates as part of the rate consolidation?

6    A.   Yes. First, Eastern's peak hours period is significantly different than Mass. Electric's

7         peak hours period. This will affect both the quantity of on peak kilowatt-hours in a

8         billing period once Eastern's time-of-use customers are placed on Mass. Electric's time-

9         of-use rates as well as the billing demand for the large general service customers

10        (maximum kilowatt usage during the peak hours period). Meters for these customers will

11        require reprogramming or replacement. Mass. Electric's medium general service

12        customers are charged uniform energy charges and their billing demand is based on the

13        maximum kilowatts used in all hours. Thus, for Eastern's general service customers

14        transferring to Mass. Electric's medium general service rate, meter configurations will be

15        evaluated and reprogrammed or replaced as needed. Additionally, some of Eastern's

16        large general service customers are not currently served on a time-of-use rate, and will be

17        placed on Mass. Electric's large general service rate which includes time-of-use pricing.

18        Meters for these customers will be replaced. Mass. Electric also determines billing

19        demand based on a comparison of kilowatts to kilovolt amperes. Eastern does not have

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 11 of 27


1         this provision in its general service tariffs, therefore kilovolt ampere meters are not

2         installed at customer locations. As part of all of Eastern's general service customers

3         transferring to Mass. Electric's medium and large general service tariffs, kilovolt ampere

4         meters will be installed at these customer locations requiring such meters.

5

6    Q.   Who will be evaluating and performing these meter activities?

7    A.   Mass. Electric's Meter Operations and Engineering group and its counterpart at Eastern,

8         along with Customer Service, will be identifying customers affected by required meter

9         activity and implementing the necessary changes. Meters will be reprogrammed,

10        replaced, or installed as soon as possible after the merger is approved to ensure the proper

11        billing of Mass. Electric's distribution rates. If kilovolt ampere meters are not installed

12        by the first billing cycle after the Consolidation Date at a customer's location, the

13        customer will have its demand charge based on maximum kilowatts registered until a

14        kilovolt ampere meter can be installed.

15

16   Q.   What impact will the meter changes have on the revenues following the proposed

17        consolidation?

18   A.   Mass. Electric and Eastern have attempted to redefine the billing units used in this filing

19        for Mass. Electric's peak hours period. This is explained more fully in Mr. Bonner's

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 12 of 27


1         testimony. Therefore, on peak kilowatt-hours and billing demand are estimated under

2         Mass. Electric's rates. Mass. Electric has not attempted to determine the effect on

3         kilovolt ampere usage on billing demand. Therefore, the demand-based revenue

4         calculated in this filing may increase with the installation of kilovolt ampere meters,

5         providing that the maximum kilowatts is less than 90 percent of the maximum kilovolt

6         amperes. Consequently, Eastern's savings projected following the proposed rate

7         consolidation may drop slightly. Moreover, the billing determinants presented in this

8         filing are actual units from calendar year 1998, and amounts and values will change when

9         the rates are applied to actual usage in calendar year 2001.

10

11        Distribution

12   Q.   What is the Company's plan for consolidating the distribution rates of both Mass. Electric

13        and Eastern?

14   A.   The Company is proposing to transfer Eastern's customers from Eastern's distribution

15        rates to those of Mass. Electric. Mass. Electric's distribution rates have been frozen since

16        March 1, 1998. As part of this proposal, Mass. Electric will extend its current

17        distribution rate freeze that expires on December 31, 2000, for either two or four

18        additional years. Mr. Jesanis describes the conditions behind the term of the freeze.

19

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 13 of 27


1    Q.   What is the estimated impact on Mass. Electric's distribution revenue generated from

2         Eastern's customers?

3    A.   The movement of Eastern's customers to Mass. Electric's distribution rates is projected to

4         increase distribution revenues from Eastern's customers by approximately $2.6 million

5         over the distribution revenues under Eastern's current distribution rates. The revenue

6         comparison is shown on Exhibit TMB-4. This exhibit determines the annual normalized

7         distribution revenue of Eastern's customers, both on Eastern's current distribution rates

8         and Mass. Electric's current distribution rates. This analysis, along with many other total

9         company and total rate class analyses included in this filing, are based on calendar year

10        1998 billing determinants, and are explained in more detail in the testimony of Mr.

11        Bonner.

12

13        Transmission

14   Q.   How will transmission costs be billed after the Consolidation Date?

15   A.   After the Consolidation Date, Eastern's customers and Mass. Electric's customers will be

16        charged a consolidated transmission rate. If the NEP and Montaup transmission rates are

17        not fully consolidated, then the retail consolidated transmission rate will be based on the

18        sum of the projected Montaup transmission bill to Mass. Electric's retail delivery service

19        customers in the former Eastern service territory and the projected NEP bill to Mass.

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 14 of 27


1         Electric's existing retail delivery service customers for transmission service along with

2         projected bills from NEPOOL and the ISO to arrive at a total transmission expense for

3         the combined company. Once the NEP and Montaup transmission rates are consolidated,

4         NEP will issue one transmission bill to Mass. Electric that will include transmission

5         service to the combined retail delivery service customer base, and Mass. Electric will

6         continue to be allocated transmission costs from NEPOOL and the ISO. The Company

7         will then allocate the total transmission expense of the combined company to Mass.

8         Electric's rate classes based on coincident peak demand, a methodology that has

9         previously been used by Mass. Electric and approved by the Department. This allocation

10        ensures that transmission costs are allocated to each rate class based on how they

11        contribute to those costs. After allocating transmission expenses to the individual rate

12        classes, the Company will calculate a uniform cents per kilowatt-hour transmission rate

13        unique to each rate class to be charged equally to all customers of the particular rate class.

14        This calculation is illustrated in Workpaper TMB-3.

15

16   Q.   What is the effect of the consolidation of transmission costs on transmission revenue

17        generated from Eastern's customers?

18   A.   Consolidating the transmission rates of Eastern and Mass. Electric into one transmission

19        rate will result in Eastern's customers contributing additional transmission revenue above

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 15 of 27


1         what they otherwise would have contributed absent the consolidation. Exhibit TMB-5

2         illustrates the effect of consolidating transmission rates on the customers of Eastern as

3         compared to the average transmission rate these customers are projected to be charged in

4         calendar year 2001. Eastern's customers are expected to see an increase of approximately

5         $6 million in the transmission component of their delivery rate, as indicated in this

6         exhibit. Mass. Electric's transmission expenses from NEP, NEPOOL, and the ISO are

7         higher per kilowatt-hour than Eastern's transmission expenses from Montaup, NEPOOL,

8         and the ISO. Thus, blending the transmission rates reduces the transmission component

9         of Mass. Electric's delivery rate to Mass. Electric's existing customers and increases the

10        transmission component of the delivery rate to Eastern's existing customers.

11

12        Transition

13   Q.   What is the Company's proposal for billing transition charges after the Consolidation

14        Date?

15   A.   Mass. Electric is proposing to move Eastern's customers and Mass. Electric's customers

16        onto a consolidated transition charge. This consolidated transition charge will sum the

17        Montaup contract termination charge bill to Eastern and the NEP contract termination

18        charge bill to Mass. Electric to arrive at a total contract termination charge for the

19        combined company. This calculation is illustrated in Workpaper TMB-4. From this

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 16 of 27


1         combined contract termination charge, the Company will calculate a uniform cents per

2         kilowatt-hour transition charge to be charged equally to all customers of the combined

3         company.

4

5    Q.   What is the effect of the proposed consolidation of contract termination charges on

6         transition revenue generated from Eastern's customers?

7    A.   Eastern's customers are expected to receive a significant reduction in transition charges

8         as a result of consolidating the transition charges of Eastern and Mass. Electric. Exhibit

9         TMB-6 illustrates the effect of consolidating transition charges on the customers of

10        Eastern as compared to the transition charges these customers would otherwise be

11        charged in calendar year 2001, which is calculated in Workpaper TMB-5. Eastern's

12        customers are expected to see a transition rate decrease of approximately $28 million, as

13        indicated in this exhibit. This decrease is due to Mass. Electric's contract termination

14        charge as billed to it by NEP being significantly lower than Eastern's contract termination

15        charge as billed to it by Montaup.

16

17        Results of Rate Plan

18   Q.   Has the Company determined what the results of the above proposed rate plan are on the

19        retail delivery service revenue to be generated by Eastern's customers?

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 17 of 27


1    A.   Yes it has. The $28 million decrease in transition charges is offset by the increases in

2         transmission and distribution charges discussed above. As illustrated in Exhibit TMB-7,

3         Mass. Electric anticipates that overall, Eastern's customers will see a decrease in the first

4         year of rate consolidation of approximately $19.6 million in retail delivery service

5         billings in accordance with the proposed rate plan. This exhibit compares, for Eastern's

6         customers the estimated retail delivery service revenue generated in calendar year 2001

7         with and without the proposed rate consolidation. The significant reduction is driven by

8         the decrease in the projected consolidated transition charge that Eastern's customers are

9         anticipated to be charged during calendar year 2001 as compared to the Eastern-only

10        projected transition charge for the same year.

11

12   Q.   Will the proposed rate plan still provide the rate reductions required under the Act for

13        Mass. Electric's customers?

14   A.   Yes it will. Page 1 of Exhibit TMB-8 recasts Mass. Electric's total company rate path

15        provided in Exhibit TMB-1 for the proposed rate plan, reflecting the extension of the

16        current distribution rate freeze by two years. The average distribution rate remains at

17        current levels through calendar year 2002. Demand side management and renewables

18        charges are as mandated in the Act. The projected average transmission rate declines

19        slightly as compared to its original projection for calendar year 2001 due to the

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 18 of 27


1         consolidation of transmission expenses of Eastern and Mass. Electric. And the projected

2         average transition charge increases slightly as compared to the originally projected level

3         for calendar year 2001, but continues to decline from its level from calendar year 2000.

4         With these revisions to the total company rate path, the rate reductions required under the

5         Act continue to be met, as illustrated on p. 1, Line (8) of Exhibit TMB-8.

6

7    Q.   Will the proposed rate plan provide the statutory rate reductions if the distribution rate

8         freeze is extended for an additional two years through the end of calendar year 2004?

9    A.   Yes it will. Page 2 of Exhibit TMB-8 presents the effects of a longer distribution rate

10        freeze on the statutory rate reductions. Again, Line (8) reflects that Mass. Electric will

11        continue to provide the statutory rate reductions required under the Act.

12

13   VI.  Typical Bills

14   Q.   Has the Company prepared typical bills showing the impacts on the proposed rate plan at

15        typical usage levels for Eastern?

16   A.   Yes it has. Exhibit TMB-10 presents typical bills for Eastern. This exhibit compares

17        stand-alone actual and projected rates on January 1, 2001 to consolidated actual and

18        projected rates on January 1, 2001 assuming the merger and rate consolidation occur as

19        proposed. A typical 500 kilowatt-hour residential customer on Eastern's Rate R-1 is

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 19 of 27


1         estimated to be billed $52.90 by Eastern after January 1, 2001, and is estimated to be

2         billed $48.16 by Mass. Electric based on consolidated rates after January 1, 2001,

3         reflecting a decrease of $4.74, or 9.0%. Further savings will be realized in the future as

4         the result of the distribution rate freeze. These savings are not reflected in the typical bill

5         analysis.

6

7    Q.   Has the Company prepared similar typical bills showing the impacts on the proposed rate

8         plan at typical usage levels for Mass. Electric?

9    A.   Yes it has. Exhibit TMB-11 presents typical bills for Mass. Electric. As in Exhibit

10        TMB-10, Exhibit TMB-11 presents a bill comparison between stand-alone actual and

11        projected rates after January 1, 2001 and consolidated actual and projected rates after

12        January 1, 2001. The bill for a typical 500 kilowatt-hour residential customer on Mass.

13        Electric's Rate R-1 after January 1, 2001 is estimated to increase by $0.56, or 1.2%, from

14        $47.60 to $48.16. However, the $48.16 monthly bill after the proposed rate consolidation

15        will represent a decrease of $0.84, or 1.7% from Mass. Electric's typical bill in calendar

16        year 2000 that is estimated to be $49.00.

17

18        A comparison of Mass. Electric's average delivery rates from calendar years 2000 to

19        2001 is shown in Exhibit TMB-8. The average delivery rate in calendar year 2001 of

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 20 of 27


1         4.619(cent) per kilowatt-hour represents a decrease of 3.3% from the average delivery rate in

2         calendar year 2000 of 4.779(cent) per kilowatt-hour. Therefore, the proposed rate plan

3         continues to provide lower rates to Mass. Electric's existing customers, despite the slight

4         increase caused by the blending of the transition charge.

5

6    Q.   Do any bills to Eastern's customers increase after the proposed consolidation?

7    A.   Yes. The proposed rate consolidation increases prices to one Eastern rate class as shown

8         in Exhibit TMB-7. In addition, a review of Eastern's typical bills in Exhibit TMB-10

9         shows that, at specific usage levels within rate classes, some customers may see increases

10        after the Consolidation Date as a result of the proposed rate plan. These are identified

11        below.

12

13        Eastern's S-1 Customers to Mass. Electric's S-1 Rate

14        The rate class which experiences an increase is Eastern's streetlight rate class, Rate S-1

15        (see Exhibit TMB-7). Even with the decrease in the transition charge, this rate class will

16        experience an increase in retail delivery service billings. This increase occurs because

17        Mass. Electric's streetlight distribution rates are higher than Eastern's streetlight

18        distribution rates, as shown in Exhibit TMB-4. However, most municipal customers will

19        still experience savings when all of their accounts are aggregated and analyzed in total for

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 21 of 27


1         the impact of the proposed rate consolidation. The results of this analysis by community

2         is presented in Exhibit TMB-12. In addition, Eastern's municipalities will experience a

3         further and ongoing benefit from the proposed distribution rate freeze that would not

4         occur absent the merger. Similar benefits will be realized by private lighting customers

5         who will see rate reductions for general use at their service locations, and will also realize

6         the benefits of the distribution rate freeze.

7

8         Eastern's Small G-2 Customers to Mass. Electric's G-1 Rate

9         Some of Eastern's small commercial and industrial customers now served on demand

10        rates will experience an increase when placed on Mass. Electric's Rate G-1 (Small

11        Commercial and Industrial). The effects are shown on pages 7-10 of Exhibit TMB-10.

12        Eastern's Rate G-2 maps to three of Mass. Electric's general service rates: Rate G-1, Rate

13        G-2 Demand General Service, and Rate G-3 Time-of-Use General Service, as discussed

14        in the testimony of Mr. Bonner. Based upon the differences between the rate structures

15        of Eastern's Rate G-2 tariff and Mass. Electric's Rate G-1 tariff, these small general

16        service customers with high hours use (illustrated on pp. 10-11) are expected to see

17        increases in their bills upon implementation of the rate consolidation in calendar year

18        2001. Eastern's Rate G-2 has a demand component to its rate structure, while Mass.

19        Electric's Rate G-1 does not, and the customer charge under Eastern's Rate G-2 is

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 22 of 27


1         significantly lower than that of Mass. Electric's Rate G-1. The short-term increase for

2         these customers is mitigated by the economic benefits from the proposed distribution rate

3         freeze.

4

5         Eastern's Small T-2 Customers to Mass. Electric's G-1 Rate

6         Small commercial and industrial customers served on Eastern's time-of-use Rate T-2 will

7         also see an increase (see Exhibit TMB-10, pp. 43-47). Eastern Edison's Rate T-2 also

8         maps to the three Mass. Electric general service rates. Again, based upon the differences

9         between the rate structures of Eastern's Rate T-2 tariff and Mass. Electric's Rate G-1

10        tariff, these small general service customers with high hours use (illustrated on pp. 45-47)

11        are expected to see increases in their bills upon implementation of the proposed rate

12        consolidation. Eastern's Rate T-2 has both a demand component and an on peak/off peak

13        kilowatt-hour charge differential to its rate structure, while Mass. Electric's Rate G-1

14        does not. Again, the economic effect of the short-term increase is mitigated by the

15        proposed distribution rate freeze.

16

17        Eastern's Small H-1 Customers to Mass. Electric's G-1 Rate

18        Eastern's smaller customers on Rate H-1, General Space Heating, transferring to Mass.

19        Electric's Rate G-1, Small Commercial and Industrial are also affected by the proposed

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 23 of 27


1         rate consolidation (see Exhibit TMB-10, p. 60, and Exhibit TMB-7). Eastern's Rate H-1

2         also maps to the three Mass. Electric general service rates. Mass. Electric has eliminated

3         its commercial space heating rates, and these small general service customers will see

4         increases in their bills upon transfer to Rate G-1. Both the customer charge and

5         distribution energy charge under Mass. Electric's Rate G-1 are greater than the customer

6         charge and distribution energy charge of Eastern's Rate H-1.

7

8         Eastern's Small H-2 Customers to Mass. Electric's G-1 Rate

9         Eastern's smaller customers on Rate H-2, General Heating, transferring to Mass.

10        Electric's Rate G-1, Small Commercial and Industrial are affected the same way (see

11        Exhibit TMB- 10, p. 73 and Exhibit TMB-7). Eastern's Rate H-2 maps to two of Mass.

12        Electric's general service rates: Rate G-1 and Rate G-2. Mass. Electric has eliminated its

13        commercial heating rate, and these small general service customers are also expected to

14        see increases in their bills upon transfer to Rate G-1. Both the customer charge and

15        distribution energy charge under Mass. Electric's Rate G-1 are greater than the customer

16        charge and distribution energy charge of Eastern's Rate H-2.

17

18        Eastern's Non-Residential W-1 Customers to Mass. Electric's G-1 Rate

19        The other Eastern special end use rate is for water heating and will also be eliminated,

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 24 of 27


1         producing increases in this component of the customer's bill. Eastern's non-residential

2         customers on Rate W-1, Controlled Water Heating, transferring to Mass. Electric's Rate

3         G-1, Small Commercial and Industrial. Eastern's Rate W-1 provides service to both

4         residential and non-residential customers, and therefore maps to Mass. Electric Rate R-1,

5         Regular Residential, Rate R-2, Low Income Residential, and Rate G-1. Mass. Electric

6         Rate R-1 and Rate R-2 include a provision for a controlled water heating credit, however

7         Rate G-1 does not. Therefore Eastern's non-residential Rate W-1 customers will see an

8         increase by transferring to Mass. Electric's Rate G-1. The increases under this rate will

9         be mitigated, if not eliminated, by reductions in the bill for the customer's general usage,

10        and by the proposed distribution rate freeze aspect of the proposed rate plan.

11

12   Q.   Is the Company proposing any rate design changes to address these effects to specific

13        customer groups?

14   A.   No. Eastern's customers as a whole will benefit significantly from the proposed merger

15        and rate consolidation, as illustrated by the approximately $19.6 million reduction in

16        retail delivery service revenue identified in Exhibit TMB-7. The rate increases discussed

17        above largely stem from the movement of Eastern's customers onto Mass. Electric's

18        simpler rate structure. As will occur in any rate design and implementation, the change

19        will produce benefits to one group of customers and detriments to a second group. In this

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 25 of 27


1         case, because the rate designs are similar between the two companies and because

2         Eastern's overall rates are declining, the bill impacts for these customers are relatively

3         small and reasonable. Moreover, many of the bill impacts occur for special end use rates.

4         These effects are mitigated or reversed when evaluated in light of the customer's overall

5         usage of electricity. For example, streetlight increases to municipalities are offset by

6         price reductions at municipal facilities, and as a whole municipal customers benefit from

7         the proposed rate plan, as illustrated in Exhibit TMB-12. Water heating rate increases are

8         substantially reduced or reversed by reductions in the customer's usage from other

9         general purposes. Finally, the short term increases for specific Eastern customers will be

10        offset by the other longer term economic benefits of the merger, such as the long term

11        blending of transition charges and the extension of the distribution rate freeze.

12        Accordingly, the short-term increases in typical bills are reasonable given the longer term

13        benefits conferred upon Eastern's customers as a result of the merger and proposed rate

14        plan.

15

16   VII. Tariffs and Terms and Conditions

17   Q.   Will Eastern's customers be subject to Mass. Electric's terms and conditions and

18        adjustment provisions after the Consolidation Date?

19   A.   Yes. Eastern's customers will be subject to all of Mass. Electric's tariffs and terms and

                                                                        New England Electric System
                                                                        Eastern Utilities Associates
                                                                        Testimony of T. M. Burns
                                                                        Page 26 of 27


1         conditions after the Consolidation Date.

2

3    Q.   Has the Company determined whether or not it needs to make any revisions to its

4         adjustment provisions as a result of the merger?

5    A.   Yes it has. The Company has reviewed its Transmission Service Cost Adjustment

6         Provision (M.D.T.E. No. 977-D), Transition Cost Adjustment Provision (M.D.T.E. No.

7         978-C), Standard Service Cost Adjustment Provision (M.D.T.E. No. 981-A), and Default

8         Service Adjustment Provision (M.D.T.E. No. 987-A) to determine whether the provisions

9         are sufficient to provide for service, reconciliation, and adjustment of rates subsequent to

10        the merger.

11

12   Q.   Based upon this review, are there any adjustment provisions requiring revision?

13   A.   No, there are not.

14

15   Q.   Currently, Eastern has one customer receiving auxiliary service under Rate A-6. What is

16        Mass. Electric's proposal for this customer?

17   A.   Mass. Electric is proposing to provide auxiliary service to this customer under its existing

18        Auxiliary Service Provision, M.D.P.U. No. 649-D. To achieve this transfer, the customer

19        will be placed directly onto Mass. Electric's Rate G-3 and be billed for auxiliary service

                                                                   New England Electric System
                                                                   Eastern Utilities Associates
                                                                   Testimony of T. M. Burns
                                                                   Page 27 of 27


1         as needed under this rate. The shift to Mass. Electric's Rate G-3 will produce a rate

2         reduction for the customer and treats this customer consistently with Mass. Electric's

3         other auxiliary service customers.

4

5    VIII. Conclusion

6    Q.   Does this conclude your testimony?

7    A.   Yes it does.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____


                            EXHIBITS AND WORKPAPERS
                                       OF
                                THERESA M. BURNS


Exhibit TMB-1       Massachusets Electric Company Total Company Rate Path
                    Assuming No Consolidation

Exhibit TMB-2       Eastern Edison Company Total Company Rate Path Assuming No
                    Consolidation

Exhibit TMB-3       Proposed Mapping of Eastern Rate Classes to Mass. Electric
                    Rate Classes

Exhibit TMB-4       Eastern Edison Company - Impact on Distribution Revenue

Exhibit TMB-5       Eastern Edison Company - Impact on Transmission Revenue

Exhibit TMB-6       Eastern Edison Company - Impact on Transition Revenue

Exhibit TMB-7       Eastern Edison Company - Impact on Retail Delivery Service
                    Revenue

Exhibit TMB-8       Massachusetts Electric Company Total Company Rate Path
                    Assuming Rate Consolidation on January 1, 2001

Exhibit TMB-9       Eastern Edison Company Total Company Rate Path Assuming Rate
                    Consolidation on January 1, 2001

Exhibit TMB-10      Eastern Edison Company Typical Bills - January 1, 2001
                    Assuming No Merger vs. January 1, 2001 Combined Rates

Exhibit TMB-11      Massachusetts Electric Company Typical Bills - January 1,
                    2001 Assuming No Merger vs. January 1, 2001 Combined Rates

Exhibit TMB-12      Eastern Edison Company - Total Municipal Revenue Analysis


Workpaper TMB-1     Eastern Edison Company Detail Supporting Revenue Impact

Workpaper TMB-2     Eastern Edison Company Estimated Retail Transmission Rate in
                    Year 2001

Workpaper TMB-3     Massachusetts Electric Company Consolidated Retail
                    Transmission Rates Assuming Rate Consolidation on January 1,
                    2001

Workpaper TMB-4     Massachusetts Electric Company Estimated Combined Transition
                    Charge in Year 2001

Workpaper TMB-5     Eastern Edison Company Estimated Transition Charges in Year
                    2001

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-1

                         Massachusets Electric Company

                            Total Company Rate Path

                            Assuming No Consolidation

C:\eua files on disk\tmb-1.WK4                                                                      New England Electric System
MECO-1                                                                                              Eastern Utilities Associates
15-Jun-99                                                                                           M.D.T.E. Docket No. 99-__
                                                                                                    Exhibit TMB-1
                                                                                                    Page 1 of 2
                                           MASSACHUSETTS ELECTRIC COMPANY
                                                   Average (cent)/kWh
                                     Without Consolidation with Eastern Edison


                                                1998                       1999
                                       --------------------  -------------------------------
                             Benchmark
                              Rates
                              8/01/97  March 1  September 1  January 1  March 1  September 1   2000    2001    2002    2003    2004
                              -------  -------  -----------  ---------  -------  -----------   ----    ----    ----    ----    ----

(1)   Distribution             2.270    2.502       2.502      2.502     2.502     2.502      2.502   2.557   2.613   2.670   2.729

(1a)  DSM                      0.350    0.330       0.330      0.310     0.310     0.310      0.285   0.270   0.250   0.250   0.250

(1b)  Renewables                        0.075       0.075      0.100     0.100     0.100      0.125   0.100   0.075   0.050   0.050
                                        -----       -----      -----     -----     -----      -----   -----   -----   -----   -----

      TOTAL DISTRIBUTION       2.620    2.907       2.907      2.912     2.912     2.912      2.912   2.927   2.938   2.970   3.029

(2)   Transmission             0.429    0.404       0.404      0.535     0.535     0.535      0.547   0.559   0.571   0.584   0.597

(2a)  Transmission
      Adjustment                                               0.106     0.106     0.106        tbd     tbd     tbd     tbd     tbd
                                                               -----     -----     -----      -----   -----   -----   -----    ----

      TOTAL TRANSMISSION       0.429    0.404       0.404      0.641     0.641     0.641      0.547   0.559   0.571   0.584   0.597

(3)   Transition               3.400    2.707       1.407      1.246     1.339     1.339      1.320   1.070   1.070   1.000   0.940

(3a)  Transition Adjustment                                   (0.011)   (0.011)   (0.011)       tbd     tbd     tbd     tbd     tbd
                                                              ------    ------    ------      -----   -----   -----   -----   -----

      TOTAL TRANSITION         3.400    2.707       1.407      1.235     1.328     1.328      1.320   1.070   1.070   1.000   0.940

(4)   TOTAL AVERAGE RETAIL
      DELIVERY PRICE           6.449    6.018       4.718      4.788     4.881     4.881      4.779   4.556   4.579   4.554   4.566

-----------------------------------------------------------------------------------------------------------------------------------

(5)   Standard Service
      Backstop                 3.366    2.800       3.200      3.500     3.500     3.500      3.800   3.800   4.200   4.700   5.100

(5a)  Standard Service
      Adjustment                                               0.207     0.207     0.207        tbd     tbd     tbd     tbd     tbd
                                                               -----     -----     -----      -----   -----   -----   -----   -----

      TOTAL STANDARD SERVICE   3.366    2.800       3.200      3.707     3.707     3.707      3.800   3.800   4.200   4.700   5.100

(6)   TOTAL AVERAGE PRICE
      (EXCL. DISCOUNTS         9.815    8.818       7.918      8.495     8.588     8.588      8.579   8.356   8.779   9.254   9.666

(7)   Statutory Benchmark,
      Adjusted for Inflation            9.815       9.815      9.815     9.815    10.174     10.495  10.726  10.962  11.203  11.449

(8)   Savings Off Inflation-
      Adjusted Price                   10.16%      19.33%     13.45%    12.50%    15.59%     18.26%  22.10%  19.91%  17.40%  15.57%

-----------------------------------------------------------------------------------------------------------------------------------

(1),(2)  Assumed Inflation Rate for Distribution and Transmission Components      2.2%
         and Statutory Benchmark Beyond 2000
(3)      Exhibits of J.K. Zschokke
(7)      Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference Page 2 of 2

C:\eua files on disk\tmb-1.WK4                   New England Electric System
MECO INFLAT                                      Eastern Utilities Associates
15-Jun-99                                        M.D.T.E. Docket No.  99-__
                                                 Exhibit TMB- 1
                                                 Page 2 of 2


                      Massachusetts Electric Company
          Determination of Statutory Benchmark, Adjusted for Inflation
                    August 1, 1997 to December 31, 2000


                                           CPI      Percentage   Benchmark
                                          Index       Change       Rates
                                          -----       ------       -----
      ACTUAL

            Aug-97                        160.5 1/                  9.815
            Sep-97                        160.8 1/     0.187%       9.833
            Oct-97                        161.2 1/     0.249%       9.857
            Nov-97                        161.6 1/     0.248%       9.881
            Dec-97                        161.5 1/    -0.062%       9.875
            Jan-98                        161.3 1/    -0.124%       9.863
            Feb-98                        161.6 1/     0.186%       9.881
            Mar-98                        161.9 1/     0.186%       9.899
            Apr-98                        162.2 1/     0.185%       9.917
            May-98                        162.5 1/     0.185%       9.935
            Jun-98                        162.8 1/     0.185%       9.953
            Jul-98                        163.0 1/     0.123%       9.965
            Aug-98                        163.2 1/     0.123%       9.977
            Sep-98                        163.4 1/     0.123%       9.989
            Oct-98                        163.6 1/     0.122%      10.001
            Nov-98                        164.0 1/     0.244%      10.025
            Dec-98                        164.0 1/     0.000%      10.025

      PROJECTED

      1st Quarter 1999                    165.1 2/     0.670%      10.092
      2nd Quarter 1999                    165.9 2/     0.484%      10.141
      3rd Quarter 1999 (through Aug-99)   166.7-2/     0.321%      10.174
      3rd Quarter 1999 (Sep-99)                        0.160%      10.190
      4th Quarter 1999                    167.7 2/     0.599%      10.251

      1st Quarter 2000                    168.6 2/     0.536%      10.306
      2nd Quarter 2000                    169.6 2/     0.593%      10.367
      3rd Quarter 2000                    170.6 2/     0.589%      10.428
      4th Quarter 2000                    171.7 2/     0.644%      10.495
      -------------------------------------------------------------------
      1/  Historical Consumer Price Index - All Urban Consumers (CPI-U)
            obtained from the Bureau of Labor Statistics
      2/ Projected CPI growth from the Blue Chip Economic Forecast dated
            February 10, 1999

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-2

                             Eastern Edison Company

                             Total Company Rate Path

                            Assuming No Consolidation

S:\RADATA1\EASTED\2001\Path-01a.wk4                                                                  New England Electric System
EEC-1                                                                                                Eastern Utilities Associates
15-Jun-99                                                                                            M.D.T.E. Docket No. 99-__
                                                                                                     Exhibit TMB-2, Revised
                                                                                                     Page 1 of 2

                                                  EASTERN EDISON COMPANY
                                                   Average (cent)/kWh
                                     Without Consolidation with Massachusetts Electric


                                                1998                       1999
                                       --------------------  -------------------------------
                             Benchmark
                              Rates
                              8/01/97  March 1  September 1  January 1  April 1  September 1   2000    2001    2002    2003    2004
                              -------  -------  -----------  ---------  -------  -----------   ----    ----    ----    ----    ----

(1)   Distribution                      2.743       2.743      2.743     2.743     2.743      2.743   2.803   2.865   2.928   2.992

(1a)  DSM                               0.330       0.330      0.310     0.310     0.310      0.285   0.270   0.250   0.250   0.250

(1b)  Renewables                        0.075       0.075      0.100     0.100     0.100      0.125   0.100   0.075   0.050   0.050
                                        -----       -----      -----     -----     -----      -----   -----   -----   -----   -----

      TOTAL DISTRIBUTION        0.000   3.148       3.148      3.153     3.153     3.153      3.153   3.173   3.190   3.228   3.292

(2)   Transmission                      0.258       0.258      0.215     0.270     0.298      0.285   0.291   0.297   0.304   0.311

(2a)  Transmission
      Adjustment                                                           tbd       tbd        tbd     tbd    tbd      tbd     tbd
                                                                         -----     -----      -----   -----   -----   -----   -----

      TOTAL TRANSMISSION        0.000   0.258       0.258      0.215     0.270     0.298      0.285   0.291   0.297   0.304   0.311

(3)   Transition                        3.040       3.040      3.040     2.100     2.100      2.380   2.300   2.220   1.840   1.690

(3a)  Transition Adjustment                                               tbd        tbd        tbd     tbd     tbd     tbd     tbd
                                                                         -----     -----      -----   -----   -----   -----   -----

      TOTAL TRANSITION          0.000   3.040       3.040      3.040     2.100     2.100      2.380   2.300   2.220   1.840   1.690

(4)   TOTAL AVERAGE RETAIL
      DELIVERY PRICE                    6.446       6.446      6.408     5.523     5.551      5.818   5.764   5.707   5.372   5.293

-----------------------------------------------------------------------------------------------------------------------------------

(5)   Standard Service
      Backstop                          2.800       2.800      3.100     3.500     3.500      3.800   3.800   4.200   4.700   5.100

(5a)  Standard Service
      Adjustment                                                           n/a       n/a        tbd     tbd     tbd     tbd     tbd
                                                                         -----     -----      -----   -----   -----   -----   -----

      TOTAL STANDARD SERVICE    0.000   2.800       2.800      3.100     3.500     3.500      3.800   3.800   4.200   4.700   5.100

(6)   TOTAL AVERAGE PRICE
      (EXCL. DISCOUNTS         10.471   9.246       9.246      9.508     9.023     9.051      9.618   9.564   9.907  10.072  10.393

(7)   Statutory Benchmark,
      Adjusted for Inflation           10.471      10.471     10.471    10.471    10.860     11.203  11.449  11.701  11.958  12.221

(8)   Savings Off Inflation-
      Adjusted Price                   11.70%      11.70%      9.20%    13.83%    16.66%     14.15%  16.46%  15.33%  15.77%  14.96%

-----------------------------------------------------------------------------------------------------------------------------------

(1),(2)  Assumed Inflation Rate for Distribution and Transmission Components      2.2%
         and Statutory Benchmark Beyond 2000
(3)      February 12, 1999 Divestiture Filing
(7)      Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference Page 2 of 2

C:\eua files on disk\tmb-2.WK4                  New England Electric System
EEC INFLAT                                      Eastern Utilities Associates
15-Jun-99                                       M.D.T.E. Docket No. 99-__
                                                Exhibit TMB- 2, Revised
                                                Page 2 of 2


                           Eastern Edison Company
          Determination of Statutory Benchmark, Adjusted for Inflation
                     August 1, 1997 to December 31, 2000



                                         CPI        Percentage    Benchmark
                                        Index         Change        Rates
                                        -----         ------        -----
     ACTUAL

          Aug-97                        160.5 1/                    10.471
          Sep-97                        160.8 1/       0.187%       10.491
          Oct-97                        161.2 1/       0.249%       10.517
          Nov-97                        161.6 1/       0.248%       10.543
          Dec-97                        161.5 1/      -0.062%       10.536
          Jan-98                        161.3 1/      -0.124%       10.523
          Feb-98                        161.6 1/       0.186%       10.543
          Mar-98                        161.9 1/       0.186%       10.563
          Apr-98                        162.2 1/       0.185%       10.583
          May-98                        162.5 1/       0.185%       10.603
          Jun-98                        162.8 1/       0.185%       10.623
          Jul-98                        163.0 1/       0.123%       10.636
          Aug-98                        163.2 1/       0.123%       10.649
          Sep-98                        163.4 1/       0.123%       10.662
          Oct-98                        163.6 1/       0.122%       10.675
          Nov-98                        164.0 1/       0.244%       10.701
          Dec-98                        164.0 1/       0.000%       10.701

     PROJECTED

     1st Quarter 1999                   165.1 2/       0.670%       10.773
     2nd Quarter 1999                   165.9 2/       0.484%       10.825
     3rd Quarter 1999 (through Aug-99)  166.7 2/       0.321%       10.860
     3rd Quarter 1999 (Sep-99)                         0.160%       10.877
     4th Quarter 1999                   167.7 2/       0.599%       10.942

     1st Quarter 2000                   168.6 2/       0.536%       11.001
     2nd Quarter 2000                   169.6 2/       0.593%       11.066
     3rd Quarter 2000                   170.6 2/       0.589%       11.131
     4th Quarter 2000                   171.7 2/       0.644%       11.203

     ------------------------------------------------------------------------
     1/  Historical Consumer Price Index - All Urban Consumers (CPI-U)
           obtained from the Bureau of Labor Statistics
     2/  Projected CPI growth from the Blue Chip Economic Forecast dated
           February 10, 1999

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-3


                               Proposed Mapping of

                             Eastern Rate Classes to

                           Mass. Electric Rate Classes

S:\RADATA1\EASTED\Mapping1.wk4                 New England Electric System
SUMMARY                                        Eastern Utilities Associates
     15-Jun-99                                 M.D.T.E. Docket No.  99-__
                                               Exhibit TMB-3
                                               Page 1 of 1


                       Massachusetts Electric Company
                           Eastern Edison Company

                          Summary of Rate Mapping

-------------------------------------------------------------------------------
EEC                                     MECO
Rate   Description                      Rate   Description
-------------------------------------------------------------------------------

 R-1   Residential Service               R-1   Residential Service

-------------------------------------------------------------------------------

 R-2   Residential Low Income Service    R-2   Residential Low Income Service

-------------------------------------------------------------------------------

 R-3   Residential Space Heating Service R-1   Residential Service

-------------------------------------------------------------------------------

 R-4   Residential Time of Use Service   R-1   Residential Service
       (no minimum usage)

-------------------------------------------------------------------------------

 G-1   Small Secondary Voltage Service   G-1   Small C&I
                                               (kWh<10,000 per month)
-------------------------------------------------------------------------------

                                         G-1   Small C&I

 G-2   Medium Secondary Voltage Service  G-2   General Service Demand
                                               (kw<200 per month,
                                               kWh>10,000 per month)
       (10<kw<500, annual kWh>36,000)
                                         G-3   Time of Use
                                               (kw>200 per month)

-------------------------------------------------------------------------------

 G-4   Large Secondary Voltage Service   G-3   Time of Use

-------------------------------------------------------------------------------

                                         G-2   General Service Demand
 G-5   Medium Primary Voltage Service
       (100<kw<500)                      G-3   Time of Use

-------------------------------------------------------------------------------

 G-6   Large Primary Voltage Service     G-3   Time of Use

-------------------------------------------------------------------------------

                                         G-1   Small C&I

 T-2   Medium TOU Secondary Votlage      G-2 General Service Demand
       Service (10<kw<500,
       annual kWh>36,000)                G-3   Time of Use

-------------------------------------------------------------------------------

                                         G-1   Small C&I

 H-1   Space Heating Service             G-2   General Service Demand
       (non-residential)
                                         G-3   Time of Use

-------------------------------------------------------------------------------

                                         G-1   Small C&I
 H-2   Space Heating Service
       (non-industrial)                  G-2   General Service Demand

-------------------------------------------------------------------------------

                                         R-1   Residential Service
 W-1   Controlled Water Heating Service
       (all customer types)              G-1   Small C&I

-------------------------------------------------------------------------------

 S-1   Lighting Service                  S-1   Streetlighting-Company Owned
       (company owned)
-------------------------------------------------------------------------------

 A-6   Auxiliary Service                 G-3   Time of Use

-------------------------------------------------------------------------------

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-4

                             Eastern Edison Company

                         Impact on Distribution Revenue

S:\RADATA1\EASTED\2001\01VS01A.WK4                                                                   New England Electric System
DIST REVENUE                                                                                         Eastern Utilities Associates
                                                                                                     M.D.T.E. Docket No. 99-__
                                                                                                     Exhibit TMB-4
                                                                                                     Page 1 of 1

                                                 Massachusetts Electric Company
                                                     Eastern Edison Company
                                                   Revenue Comparison Based on
                                           Distribution Rates Effective March 1, 1998
                                                      Distribution Revenue


                                                      Eastern                 Eastern                    $
                                                       Edison                  Edison                 Revenue       %
       Eastern Edison            Mass. Electric       Units on                Units on                Increase   Increase
         Rate Class                Rate Class       EEC 2001 Rate  $/kWh  Consol. 2001 Rate  $/kWh   (Decrease) (Decrease)
       ---------------           --------------     -------------  -----  -----------------  -----   ---------  ---------

 R-1: Regular Residential   R-1: Regular Residential $34,195,956  $0.03811     $32,359,837  $0.03606 ($1,836,119)   -5.37%

 R-2: Low Income
        Residential         R-2: Low Income Residential $535,326 $0.00797         $898,391 $0.01338    $363,065     67.82%

 R-3: Residential Space
        Heat                R-1: Regular Residential  $1,836,429 $0.02600       $2,176,005 $0.03081    $339,576     18.49%

 R-4: Large Residential     R-1: Regular Residential     $14,067 $0.02438          $17,600 $0.03050      $3,533     25.12%

 W-1: Controlled Water
        Heat                R-1: Regular Residential  $1,308,877 $0.02688       $1,276,239 $0.02621    ($32,638)    -2.49%
                                                      ----------                ----------             --------

 Total Residential                                   $37,890,656 $0.03494      $36,728,072 $0.03387 ($1,162,583)    -3.07%
---------------------------------------------------------------------------------------------------------------------------

 G-1: Small Secondary
        Voltage             G-1: Small C&I            $4,933,943 $0.04522       $5,944,826 $0.05449  $1,010,883     20.49%

 G-2: Medium Secondary
        Voltage             G-1: Small C&I            $6,763,214 $0.02797       $9,807,323 $0.04055  $3,044,109     45.01%

                            G-2: Medium C&I           $9,725,074 $0.02292       $8,568,240 $0.02020 ($1,156,834)   -11.90%

                            G-3: Large C&I            $3,869,559 $0.02230       $3,011,607 $0.01735   ($857,953)   -22.17%

 G-4: Large Secondary
        Voltage             G-3: Large C&I            $4,518,331 $0.01310       $4,977,073 $0.01443    $458,742     10.15%

 G-5: Medium Primary
        Voltage             G-2: Medium C&I             $146,756 $0.02059         $122,553 $0.01720    ($24,203)   -16.49%

                            G-3: Large C&I              $376,004 $0.02060         $308,082 $0.01688    ($67,922)   -18.06%

 G-6: Large Primary Voltage G-3: Large C&I            $2,623,010 $0.01349       $2,537,193 $0.01305    ($85,818)    -3.27%

 T-2: Medium TOU Secondary  G-1: Small C&I               $19,356 $0.01642          $47,777 $0.04053     $28,422    146.84%

                            G-2: Medium C&I             $174,447 $0.00931         $300,863 $0.01605    $126,416     72.47%

                            G-3: Large C&I              $444,783 $0.00837         $693,296 $0.01304    $248,512     55.87%

 H-1: Space Heating (non-
        resid)              G-1: Small C&I               $74,569 $0.02930         $108,058 $0.04245     $33,489     44.91%

                            G-2: Medium C&I              $19,002 $0.02696          $21,794 $0.03092      $2,792     14.69%

                            G-3: Large C&I              $179,140 $0.02673         $185,431 $0.02767      $6,291      3.51%

 H-2: Space Heating (non-
        indust)             G-1: Small C&I               $67,696 $0.02944         $104,828 $0.04559     $37,131     54.85%

                            G-2: Medium C&I               $3,844 $0.02840           $3,306 $0.02442       ($538)   -14.00%

 W-1: Controlled Water Heat G-1: Small C&I               $20,705 $0.02657          $52,542 $0.06741     $31,837    153.76%
                                                         -------                   -------              ------
 Total Commercial and Industrial                     $33,959,436 $0.02123      $36,794,790 $0.02300  $2,835,354      8.35%
----------------------------------------------------------------------------------------------------------------------------

 S-1: Lighting              S-1: Company Owned        $2,538,661 $0.09083       $3,454,923 $0.12105    $916,262     36.09%
----------------------------------------------------------------------------------------------------------------------------

 Total Company                                       $74,388,752 $0.02743      $76,977,785 $0.02838  $2,589,033      3.48%
----------------------------------------------------------------------------------------------------------------------------

 Total kWh                                          2,711,961,115            2,712,552,392

 Source: Workpaper TMB-1

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-5

                             Eastern Edison Company

                         Impact on Transmission Revenue

                                                                                                   New England Electric System
                                                                                                   Eastern Utilities Associates
                                                                                                   M.D.T.E. Docket No. 99-__
                                                                                                   Exhibit TMB-5, Revised
                                                                                                   Page 1 of 1
                                                    Massachusetts Electric Company
                                                        Eastern Edison Company
                                                     Revenue Comparison Based on
                                                          Transmission Rates
                                                         Transmission Revenue


                                           EASTERN                                                      $
                                           EDISON                      EASTERN EDISON               REVENUE          %
      EASTERN EDISON      MASS. ELECTRIC  UNITS ON                     UNITS ON CONSOL.             INCREASE     INCREASE
        RATE CLASS          RATE CLASS    EEC 2001 RATES       $/KWH     2001 RATES       $/KWH    (DECREASE)   (DECREASE)
        ----------          ----------   --------------        -----    -----------      -------    ----------  ----------

 R-1: Regular            R-1: Regular         $2,611,387     $0.00291      $5,124,062    $0.00571  $2,512,675     96.22%
      Residential        Residential
 R-2: Low Income         R-2: Low Income        $195,402     $0.00291        $383,418    $0.00571    $188,016     96.22%
      Residential        Residential
 R-3: Residential        R-1: Regular           $205,500     $0.00291        $403,232    $0.00571    $197,732     96.22%
      Space Heat         Residential
 R-4: Large              R-1: Regular             $1,679     $0.00291          $3,295    $0.00571      $1,616     96.22%
      Residential        Residential
 W-1: Controlled         R-1: Regular           $141,709     $0.00291        $278,062    $0.00571    $136,353     96.22%
      Water Heat         Residential           ---------                    ---------               ---------

 Total Residential                            $3,155,678     $0.00291      $6,192,068    $0.00571  $3,036,391     96.22%

 ---------------------------------------------------------------------------------------------------------------------------

 G-1: Small Secondary    G-1: Small C&I         $317,475     $0.00291        $619,677    $0.00568    $302,202     95.19%
      Voltage
 G-2: Medium Secondary   G-1: Small C&I         $703,722     $0.00291      $1,373,587    $0.00568    $669,866     95.19%
      Voltage
                         G-2: Medium C&I      $1,234,553     $0.00291      $2,176,377    $0.00513    $941,824     76.29%

                         G-3: Large C&I         $505,004     $0.00291        $798,288    $0.00460    $293,284     58.08%

 G-4: Large Secondary    G-3: Large C&I       $1,003,391     $0.00291      $1,586,117    $0.00460    $582,726     58.08%
      Voltage
 G-5: Medium Primary     G-2: Medium C&I         $20,738     $0.00291         $36,193    $0.00508     $15,455     74.53%
      Voltage
                         G-3: Large C&I          $53,107     $0.00291         $83,109    $0.00455     $30,003     56.49%

 G-6: Large Primary      G-3: Large C&I         $565,847     $0.00291        $885,521    $0.00455    $319,674     56.49%
      Voltage
 T-2: Medium TOU         G-1: Small C&I           $3,431     $0.00291          $6,696    $0.00568      $3,266     95.19%
      Secondary
                         G-2: Medium C&I         $54,544     $0.00291         $96,155    $0.00513     $41,611     76.29%

                         G-3: Large C&I         $154,671     $0.00291        $244,497    $0.00460     $89,826     58.08%

 H-1: Space Heating      G-1: Small C&I           $7,407     $0.00291         $14,457    $0.00568      $7,050     95.19%
      (non-resid)
                         G-2: Medium C&I          $2,051     $0.00291          $3,616    $0.00513      $1,565     76.29%

                         G-3: Large C&I          $19,503     $0.00291         $30,830    $0.00460     $11,327     58.08%

 H-2: Space Heating      G-1: Small C&I           $6,691     $0.00291         $13,060    $0.00568      $6,369     95.19%
      (non-indust)
                         G-2: Medium C&I            $394     $0.00291            $694    $0.00513        $301     76.29%

 W-1: Controlled         G-1: Small C&I           $2,268     $0.00291          $4,427    $0.00568      $2,159     95.19%
      Water Heat                                 -------                      -------                 -------

 Total Commercial                             $4,654,796     $0.00291      $7,973,302    $0.00498  $3,318,506     71.29%
 and Industrial
 --------------------------------------------------------------------------------------------------------------------------

 S-1: Lighting           S-1: Company Owned      $81,333     $0.00291        $137,566    $0.00482     $56,233     69.14%

 --------------------------------------------------------------------------------------------------------------------------

 Total Company                                $7,891,807     $0.00291     $14,302,937    $0.00527  $6,411,130     81.24%

 -------------------------------------------------------------------------------------------------------------------------

 Total kWh                                 2,711,961,115                2,712,552,392

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-6

                             Eastern Edison Company

                          Impact on Transition Revenue

S:\RADATA1\EASTED\2001\01VS01A.WK4                                                                    New England Electric System
TRANSI REVENUE                                                                                        Eastern Utilities Associates
                                                                                                      M.D.T.E. Docket No. 99-__
                                                                                                      Exhibit TMB-6
                                                                                                      Page 1 of 1
                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                     Revenue Comparison Based on
                                                            Transition Rates
                                                           Transition Revenue


                                                               Eastern                 Eastern
                                                               Edison                  Edison                     $
                                                               Units on                Units on                Revenue       %
        Eastern Edison                  Mass. Electric         EEC 2001                Consol.                 Increase   Increase
          Rate Class                      Rate Class              Rate       $/kWh     2001 Rate    $/kWh     (Decrease) (Decrease)
          ----------                      ----------           --------      -----     ---------    -----     ----------  ---------

R-1: Regular Residential         R-1: Regular Residential     $20,639,828   $0.02300  $11,217,298  $0.01250  ($9,422,530)  -45.65%

R-2: Low Income Residential      R-2: Low Income Residential   $1,544,415   $0.02300     $839,356  $0.01250    ($705,059)  -45.65%

R-3: Residential Space Heat      R-1: Regular Residential      $1,624,226   $0.02300     $882,732  $0.01250    ($741,495)  -45.65%

R-4: Large Residential           R-1: Regular Residential         $13,350   $0.02313       $7,214  $0.01250      ($6,136)  -45.96%

W-1: Controlled Water Heat       R-1: Regular Residential      $1,120,039   $0.02300     $608,717  $0.01250    ($511,322)  -45.65%

Total Residential                                             $24,941,858   $0.02300  $13,555,316  $0.01250  ($11,386,54)  -45.65%

----------------------------------------------------------------------------------------------------------------------------------

G-1: Small Secondary Voltage     G-1: Small C&I                $2,509,256   $0.02300   $1,363,726  $0.01250  ($1,145,530)  -45.65%

G-2: Medium Secondary Voltage    G-1: Small C&I                $6,800,623   $0.02812   $3,022,860  $0.01250  ($3,777,763)  -55.55%

                                 G-2: Medium C&I               $8,735,503   $0.02059   $5,303,063  $0.01250  ($3,432,440)  -39.29%

                                 G-3: Large C&I                $3,430,400   $0.01977   $2,169,262  $0.01250  ($1,261,139)  -36.76%

G-4: Large Secondary Voltage     G-3: Large C&I                $7,823,168   $0.02269   $4,310,100  $0.01250  ($3,513,068)  -44.91%

G-5: Medium Primary Voltage      G-2: Medium C&I                 $160,783   $0.02256      $89,080  $0.01250     ($71,703)  -44.60%

                                 G-3: Large C&I                  $432,655   $0.02371     $228,122  $0.01250    ($204,533)  -47.27%

G-6: Large Primary Voltage       G-3: Large C&I                $4,505,296   $0.02317   $2,430,612  $0.01250  ($2,074,684)  -46.05%

T-2: Medium TOU Secondary        G-1: Small C&I                   $39,752   $0.03372      $14,737  $0.01250     ($25,015)  -62.93%

                                 G-2: Medium C&I                 $462,403   $0.02467     $234,295  $0.01250    ($228,108)  -49.33%

                                 G-3: Large C&I                $1,237,834   $0.02329     $664,393  $0.01250    ($573,441)  -46.33%

H-1: Space Heating (non-resid)   G-1: Small C&I                   $58,542   $0.02300      $31,816  $0.01250     ($26,726)  -45.65%

                                 G-2: Medium C&I                  $16,212   $0.02300       $8,811  $0.01250      ($7,401)  -45.65%

                                 G-3: Large C&I                  $154,151   $0.02300      $83,778  $0.01250     ($70,373)  -45.65%

H-2: Space Heating (non-indust)  G-1: Small C&I                   $52,884   $0.02300      $28,742  $0.01250     ($24,143)  -45.65%

                                 G-2: Medium C&I                   $3,113   $0.02300       $1,692  $0.01250      ($1,421)  -45.65%

W-1: Controlled Water Heat       G-1: Small C&I                   $17,927   $0.02300       $9,743  $0.01250      ($8,184)  -45.65%

Total Commercial and Industrial                               $36,440,502   $0.02278  $19,994,829  $0.01250 ($16,445,672)  -45.13%

----------------------------------------------------------------------------------------------------------------------------------

S-1: Lighting                    S-1: Company Owned              $642,838   $0.02300     $356,760  $0.01250    ($286,079)  -44.50%

----------------------------------------------------------------------------------------------------------------------------------

Total Company                                                 $62,025,198   $0.02287  $33,906,905  $0.01250 ($28,118,293)  -45.33%

----------------------------------------------------------------------------------------------------------------------------------

Total kWh                                                     2,711,961,115           2,712,552,392


Source: Workpaper TMB-1

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-7



                             Eastern Edison Company

                    Impact on Retail Delivery Service Revenue

S:\RADATA1\EASTED\2001\01vs01a.wk4                                                                  New England Electric System
WIRES REVENUE                                                                                       Eastern Utilities Associates
                                                                                                    M.D.T.E. Docket No. 99-__
                                                                                                    Exhibit TMB-7, Revised
                                                                                                    Page 1 of 1
                                                 Massachusetts Electric Company
                                                     Eastern Edison Company
                                                   Revenue Comparison Based on
                                                  Rates Effective March 1, 1999
                                                 Retail Delivery Service Revenue


                                                       Eastern                  Eastern                     $
                                                        Edison                   Edison                  Revenue       %
       Eastern Edison            Mass. Electric        Units on                 Units on                Increase    Increase
         Rate Class                Rate Class       EEC 2001 Rates  $/kWh   Consol. 2001 Rates  $/kWh   (Decrease)  (Decrease)
       --------------            --------------     --------------  -----   ------------------  -----   ----------  ---------

 R-1: Regular Residential   R-1: Regular Residential   $57,447,171  $0.06402      $48,701,196 $0.05427  ($8,745,975)   -15.22%

 R-2: Low Income
        Residential         R-2: Low Income Residential $2,275,143  $0.03388       $2,121,165 $0.03159    ($153,978)    -6.77%

 R-3: Residential Space
        Heat                R-1: Regular Residential    $3,666,155  $0.05191       $3,461,968 $0.04902    ($204,187)    -5.57%

 R-4: Large Residential     R-1: Regular Residential       $29,097  $0.05042          $28,110 $0.04871        ($987)    -3.39%

 W-1: Controlled Water Heat R-1: Regular Residential    $2,570,625  $0.05279       $2,163,018 $0.04442    ($407,607)   -15.86%
                                                        ----------                 ----------             ---------

 Total Residential                                    $65,988,191  $0.06085      $56,475,456 $0.05208  ($9,512,735)   -14.42%
------------------------------------------------------------------------------------------------------------------------------

 G-1: Small Secondary
        Voltage             G-1: Small C&I             $7,760,675  $0.07113       $7,928,229 $0.07267     $167,554      2.16%

 G-2: Medium Secondary
        Voltage             G-1: Small C&I            $14,267,559  $0.05900      $14,203,770 $0.05873     ($63,789)    -0.45%

                            G-2: Medium C&I           $19,695,130  $0.04642      $16,047,680 $0.03783  ($3,647,451)   -18.52%

                            G-3: Large C&I             $7,804,964  $0.04497       $5,979,157 $0.03445  ($1,825,807)   -23.39%

 G-4: Large Secondary
        Voltage             G-3: Large C&I            $13,344,890  $0.03870      $10,873,290 $0.03153  ($2,471,600)   -18.52%

 G-5: Medium Primary
        Voltage             G-2: Medium C&I              $328,277  $0.04606         $247,826 $0.03478     ($80,451)   -24.51%

                            G-3: Large C&I               $861,766  $0.04722         $619,313 $0.03394    ($242,452)   -28.13%

 G-6: Large Primary Voltage G-3: Large C&I             $7,694,153  $0.03957       $5,853,325 $0.03010  ($1,840,828)   -23.93%

 T-2: Medium TOU Secondary  G-1: Small C&I                $62,538  $0.05305          $69,210 $0.05871       $6,672     10.67%

                            G-2: Medium C&I              $691,393  $0.03689         $631,312 $0.03368     ($60,081)    -8.69%

                            G-3: Large C&I             $1,837,288  $0.03457       $1,602,185 $0.03014    ($235,103)   -12.80%

 H-1: Space Heating (non-
        resid)              G-1: Small C&I               $140,518  $0.05521         $154,331 $0.06063      $13,814      9.83%

                            G-2: Medium C&I               $37,265  $0.05287          $34,221 $0.04855      ($3,045)    -8.17%

                            G-3: Large C&I               $352,794  $0.05264         $300,039 $0.04477     ($52,756)   -14.95%

 H-2: Space Heating (non-
        indust)             G-1: Small C&I               $127,272  $0.05535         $146,630 $0.06377      $19,358     15.21%

                            G-2: Medium C&I                $7,351  $0.05431           $5,693 $0.04205      ($1,659)   -22.57%

 W-1: Controlled Water Heat G-1: Small C&I                $40,900  $0.05248          $66,712 $0.08559      $25,812     63.11%
                                                          -------                    -------               -------

 Total Commercial and Industrial                      $75,054,734  $0.04692      $64,762,921 $0.04049 ($10,291,812)   -13.71%
------------------------------------------------------------------------------------------------------------------------------

 S-1: Lighting              S-1: Company Owned         $3,262,832  $0.11674       $3,949,249 $0.13837     $686,417     21.04%

------------------------------------------------------------------------------------------------------------------------------
 Total Company                                       $144,305,757  $0.05321     $125,187,627 $0.04615 ($19,118,130)   -13.25%

------------------------------------------------------------------------------------------------------------------------------

 Total kWh                                          2,711,961,115              2,712,552,392

 Source: Workpaper TMB-1

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-8

                         Massachusetts Electric Company

                             Total Company Rate Path

                 Assuming Rate Consolidation on January 1, 2001

S:\RADATA1\EASTED\2001\Path-01a.wk4                                                                 New England Electric System
MECO-2                                                                                              Eastern Utilities Associates
15-Jun-99                                                                                           M.D.T.E. Docket No. 99-__
                                                                                                    Exhibit TMB-8, Revised
                                                                                                    Page 1 of 2


                                                       MASSACHUSETTS ELECTRIC COMPANY
                                                             Average (cent)/kWh
                                       With Consolidation with Eastern Edison on January 1, 2001


                                                1998                       1999
                                       --------------------  -------------------------------
                             Benchmark
                              Rates
                              8/01/97  March 1  September 1  January 1  March 1  September 1   2000    2001    2002    2003    2004
                              -------  -------  -----------  ---------  -------  -----------   ----    ----    ----    ----    ----

(1)   Distribution             2.270    2.502       2.502      2.502     2.502      2.502     2.502   2.502   2.502   2.557   2.613

(1a)  DSM                      0.350    0.330       0.330      0.310     0.310      0.310     0.285   0.270   0.250   0.250   0.250

(1b)  Renewables                        0.075       0.075      0.100     0.100      0.100     0.125   0.100   0.075   0.050   0.050
                                        -----       -----      -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL DISTRIBUTION       2.620    2.907       2.907      2.912     2.912      2.912     2.912   2.872   2.827   2.857   2.913

(2)   Transmission             0.429    0.404       0.404      0.535     0.535      0.535     0.547   0.518   0.529   0.541   0.553

(2a)  Transmission
      Adjustment                                               0.106     0.106      0.106       tbd     tbd     tbd     tbd     tbd
                                                               -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL TRANSMISSION       0.429    0.404       0.404      0.641     0.641      0.641     0.547   0.518   0.529   0.541   0.553

(3)   Transition               3.400    2.707       1.407      1.246     1.339      1.339     1.320   1.250   1.230   1.110   1.050

(3a)  Transition Adjustment                                   (0.011)   (0.011)    (0.011)      tbd     tbd     tbd     tbd     tbd
                                                              ------    ------     ------     -----   -----   -----   -----   -----

      TOTAL TRANSITION         3.400    2.707       1.407      1.235     1.328      1.328     1.320   1.250   1.230   1.110   1.050

(4)   TOTAL AVERAGE RETAIL
      DELIVERY PRICE           6.449    6.018       4.718      4.788     4.881      4.881     4.779   4.640   4.586   4.508   4.516

-----------------------------------------------------------------------------------------------------------------------------------

(5)   Standard Service
      Backstop                 3.366    2.800       3.200      3.500     3.500      3.500     3.800   3.800   4.200   4.700   5.100

(5a)  Standard Service
      Adjustment                                               0.207     0.207      0.207       tbd     tbd     tbd     tbd     tbd
                                                               -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL STANDARD SERVICE   3.366    2.800       3.200      3.707     3.707      3.707     3.800   3.800   4.200   4.700   5.100

(6)   TOTAL AVERAGE PRICE
      (EXCL. DISCOUNTS         9.815    8.818       7.918      8.495     8.588      8.588     8.579   8.440   8.786   9.208   9.616

(7)   Statutory Benchmark,
      Adjusted for Inflation            9.815       9.815      9.815     9.815     10.174    10.495  10.726  10.962  11.203  11.449

(8)   Savings Off Inflation-
      Adjusted Price                   10.16%      19.33%     13.45%    12.50%     15.59%    18.26%  21.31%  19.85%  17.81%  16.01%

-----------------------------------------------------------------------------------------------------------------------------------

(2)   2001: 1999 Combined Company transmission costs per FERC 205 Filing, Exhibit__(PAV-4), Statement BG plus estimated NEPOOL transmission costs / combined kWh sales inflated at 2.2% for 2 years; see Workpaper TMB-3
      2002 & beyond: inflated by 2.2% per year

(3)   2001 & beyond: Workpaper TMB-4

(7)  Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference Exhibit TMB-1,
     Page 2

S:\RADATA1\EASTED\2001\Path-01a.wk4                                                                 New England Electric System
MECO-3                                                                                              Eastern Utilities Associates
15-Jun-99                                                                                           M.D.T.E. Docket No. 99-__
                                                                                                    Exhibit TMB-8, Revised
                                                                                                    Page 2 of 2


                                                     MASSACHUSETTS ELECTRIC COMPANY
                                                             Average (cent)/kWh
                                       With Consolidation with Eastern Edison on January 1, 2001


                                                  1998                 1999
                                           -------------------------------------------
                             Benchmark
                              Rates
                              8/01/97  March 1  September 1  January 1  March 1  September 1   2000    2001    2002    2003    2004
                              -------  -------  -----------  ---------  -------  -----------   ----    ----    ----    ----    ----

(1)   Distribution             2.270    2.502       2.502      2.502     2.502      2.502     2.502   2.502   2.502   2.502   2.502

(1a)  DSM                      0.350    0.330       0.330      0.310     0.310      0.310     0.285   0.270   0.250   0.250   0.250

(1b)  Renewables                        0.075       0.075      0.100     0.100      0.100     0.125   0.100   0.075   0.050   0.050
                                        -----       -----      -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL DISTRIBUTION       2.620    2.907       2.907      2.912     2.912      2.912     2.912   2.872   2.827   2.802   2.802

(2)   Transmission             0.429    0.404       0.404      0.535     0.535      0.535     0.547   0.518   0.529   0.541   0.553

(2a)  Transmission
      Adjustment                                               0.106     0.106      0.106       tbd     tbd     tbd     tbd     tbd
                                                               -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL TRANSMISSION       0.429    0.404       0.404      0.641     0.641      0.641     0.547   0.518   0.529   0.541   0.553

(3)   Transition               3.400    2.707       1.407      1.246     1.339      1.339     1.320   1.250   1.230   1.110   1.050

(3a)  Transition Adjustment                                   (0.011)   (0.011)    (0.011)      tbd     tbd     tbd     tbd     tbd
                                                              ------    ------     ------     -----   -----   -----   -----   -----

      TOTAL TRANSITION         3.400    2.707       1.407      1.235     1.328      1.328     1.320   1.250   1.230   1.110   1.050

(4)   TOTAL AVERAGE RETAIL
      DELIVERY PRICE           6.449    6.018       4.718      4.788     4.881      4.881     4.779   4.640   4.586   4.453   4.405

-----------------------------------------------------------------------------------------------------------------------------------

(5)   Standard Service
      Backstop                 3.366    2.800       3.200      3.500     3.500      3.500     3.800   3.800   4.200   4.700   5.100

(5a)  Standard Service
      Adjustment                                               0.207     0.207      0.207       tbd     tbd     tbd     tbd     tbd
                                                               -----     -----      -----     -----   -----   -----   -----   -----

      TOTAL STANDARD SERVICE   3.366    2.800       3.200      3.707     3.707      3.707     3.800   3.800   4.200   4.700   5.100

(6)   TOTAL AVERAGE PRICE
      (EXCL. DISCOUNTS         9.815    8.818       7.918      8.495     8.588      8.588     8.579   8.440   8.786   9.153   9.505

(7)   Statutory Benchmark,
      Adjusted for Inflation            9.815       9.815      9.815     9.815     10.174    10.495  10.726  10.962  11.203  11.449

(8)   Savings Off Inflation-
      Adjusted Price                   10.16%      19.33%     13.45%    12.50%     15.59%    18.26%  21.31%  19.85%  18.30%  16.98%

-----------------------------------------------------------------------------------------------------------------------------------

(2)   2001: 1999 Combined Company transmission costs per FERC 205 Filing, Exhibit__(PAV-4), Statement BG plus estimated NEPOOL transmission costs / combined kWh sales inflated at 2.2% for 2 years; see Workpaper TMB-3
      2002 & beyond: inflated by 2.2% per year

(3)   2001 & beyond: Workpaper TMB-4

(7)  Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference Exhibit TMB-1,
     Page 2

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-9



                             Eastern Edison Company

                             Total Company Rate Path

                 Assuming Rate Consolidation on January 1, 2001

S:\RADATA1\EASTED\2001\Path-01a.wk4                                                                 New England Electric System
EEC-2                                                                                               Eastern Utilities Associates
15-Jun-99                                                                                           M.D.T.E. Docket No. 99-__
                                                                                                    Exhibit TMB-9, Revised
                                                                                                    Page 1 of 2
                                                     EASTERN EDISON COMPANY
                                                       Average (cent)/kWh
                                With Consolidation with Massachusetts Electric on January 1, 2001



                                                   1998                 1999
                                            -----------------   -----------------------
                                  Benchmark
                                   Rates            Sept-      Jan-             Sept-
                                  8/01/97   March 1 ember 1    uary 1   April 1 ember     2000    2001    2002     2003    2004
                                  -------   ------- -------    ------   ------ ------     ----    ----    ----     ----    ----

(1)      Distribution                         2.743    2.743     2.743   2.743   2.743    2.743   2.838   2.838    2.900   2.964

(1a)     DSM                                  0.330    0.330     0.310   0.310   0.310    0.285   0.270   0.250    0.250   0.250

(1b)     Renewables                          0.075    0.075     0.100   0.100   0.100    0.125   0.100   0.075    0.050   0.050
                                             ------   ------    ------  ------  ------   ------  ------  ------   ------  -----

         TOTAL DISTRIBUTION           0.000   3.148    3.148     3.153   3.153   3.153    3.153   3.208   3.163    3.200   3.264

(2)      Transmission                         0.258    0.258     0.215   0.270   0.298    0.285   0.518   0.529    0.541   0.553

(2a)     Transmission Adjustment                                          tbd     tbd      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL TRANSMISSION           0.000   0.258    0.258     0.215   0.270   0.298    0.285   0.518   0.529    0.541   0.553

(3)      Transition                           3.040    3.040     3.040   2.100   2.100    2.300   1.250   1.230    1.110   1.050

(3a)     Transition Adjustment                                            tbd     tbd      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL TRANSITION             0.000   3.040    3.040     3.040   2.100   2.100    2.300   1.250   1.230    1.110   1.050

(4)      TOTAL AVERAGE RETAIL
           DELIVERY PRICE                     6.446    6.446     6.408   5.523   5.551    5.738   4.976   4.922    4.851   4.867

---------------------------------------------------------------------------------------------------------------------------------

(5)      Standard Service Backstop            2.800    2.800     3.100   3.500   3.500    3.800   3.800   4.200    4.700   5.100

(5a)     Standard Service Adjustment                                      n/a     n/a      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL STANDARD SERVICE       0.000   2.800    2.800     3.100   3.500   3.500    3.800   3.800   4.200    4.700   5.100

(6)      TOTAL AVERAGE PRICE (EXCL.
            DISCOUNTS)               10.471   9.246    9.246     9.508   9.023   9.051    9.538   8.776   9.122    9.551   9.967

(7)      Statutory Benchmark,
            Adjusted for Inflation           10.471   10.471    10.471  10.471  10.860   11.203  11.449  11.701   11.958  12.221

(8)      Savings Off Inflation-
            Adjusted Price                   11.70%   11.70%     9.20%  13.83%  16.66%   14.86%  23.35%  22.04%   20.13%  18.44%

---------------------------------------------------------------------------------------------------------------------------------

(2)      2001: 1999 Combined Company transmission costs per FERC 205 Filing, Exhibit__(PAV-4), Statement BG plus estimated
                   NEPOOL transmission costs / combined kWh sales inflated at 2.2% for 2 years; see Workpaper TMB-3
         2002 & beyond: inflated by 2.2% per year

(3)      2001 & beyond: Workpaper TMB-4

(7)      Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference
                   Exhibit TMB-2, Page 2

S:\RADATA1\EASTED\2001\Path-01a.wk4                                                                   New England Electric System
EEC-3                                                                                                 Eastern Utilities Associates
15-Jun-99                                                                                             M.D.T.E. Docket No. 99-__
                                                                                                      Exhibit TMB-9, Revised
                                                                                                      Page 2 of 2
                                                     EASTERN EDISON COMPANY
                                                       Average (cent)/kWh
                                With Consolidation with Massachusetts Electric on January 1, 2001


                                                   1998                 1999
                                            -----------------   -----------------------
                                  Benchmark
                                   Rates            Sept-      Jan-             Sept-
                                  8/01/97   March 1 ember 1    uary 1   April 1 ember     2000    2001    2002     2003    2004
                                  -------   ------- -------    ------   ------ ------     ----    ----    ----     ----    ----

(1)      Distribution                         2.743    2.743     2.743   2.743   2.743    2.743   2.838   2.838    2.838   2.838

(1a)     DSM                                  0.330    0.330     0.310   0.310   0.310    0.285   0.270   0.250    0.250   0.250

(1b)     Renewables                          0.075    0.075     0.100   0.100   0.100    0.125   0.100   0.075    0.050   0.050
                                             ------   ------    ------  ------  ------   ------  ------  ------   ------  -----

         TOTAL DISTRIBUTION           0.000   3.148    3.148     3.153   3.153   3.153    3.153   3.208   3.163    3.138   3.138

(2)      Transmission                         0.258    0.258     0.215   0.270   0.298    0.285   0.518   0.529    0.541   0.553

(2a)     Transmission Adjustment                                          tbd     tbd      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL TRANSMISSION           0.000   0.258    0.258     0.215   0.270   0.298    0.285   0.518   0.529    0.541   0.553

(3)      Transition                           3.040    3.040     3.040   2.100   2.100    2.300   1.250   1.230    1.110   1.050

(3a)     Transition Adjustment                                            tbd     tbd      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL TRANSITION             0.000   3.040    3.040     3.040   2.100   2.100    2.300   1.250   1.230    1.110   1.050

(4)      TOTAL AVERAGE RETAIL
           DELIVERY PRICE                     6.446    6.446     6.408   5.523   5.551    5.738   4.976   4.922    4.789   4.741

---------------------------------------------------------------------------------------------------------------------------------

(5)      Standard Service Backstop            2.800    2.800     3.100   3.500   3.500    3.800   3.800   4.200    4.700   5.100

(5a)     Standard Service Adjustment                                      n/a     n/a      tbd     tbd     tbd      tbd     tbd
                                                                          ----    ----     ----    ----    ----     ----    ---

         TOTAL STANDARD SERVICE       0.000   2.800    2.800     3.100   3.500   3.500    3.800   3.800   4.200    4.700   5.100

(6)      TOTAL AVERAGE PRICE (EXCL.
            DISCOUNTS)               10.471   9.246    9.246     9.508   9.023   9.051    9.538   8.776   9.122    9.489   9.841

(7)      Statutory Benchmark,
           Adjusted for Inflation            10.471   10.471    10.471  10.471  10.860   11.203  11.449  11.701   11.958  12.221

(8)      Savings Off Inflation-
           Adjusted Price                    11.70%   11.70%     9.20%  13.83%  16.66%   14.86%  23.35%  22.04%   20.65%  19.47%

---------------------------------------------------------------------------------------------------------------------------------

(2)      2001: 1999 Combined Company transmission costs per FERC 205 Filing, Exhibit__(PAV-4), Statement BG plus estimated
                   NEPOOL transmission costs / combined kWh sales inflated at 2.2% for 2 years; see Workpaper TMB-3
         2002 & beyond: inflated by 2.2% per year

(3)      2001 & beyond: Workpaper TMB-4

(7)      Assumed Inflation Rate for Statutory Benchmark Through 2000: All Urban Consumer Price Index (CPI-U); reference
                   Exhibit TMB-2, Page 2

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-10

                             Eastern Edison Company

                                  Typical Bills

                       January 1, 2001 Assuming No Merger

                                       vs.

                         January 1, 2001 Combined Rates

File:         C:\EDGAR\[eectb1a.wk4]Input Section                                                      New England Electric System
Range:        R-1 TO R-1                          Massachusetts Electric Company                       Eastern Utilities Associates
Date:         04-Aug-99                               Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:         12:37 PM                Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 1 of 82
                                                   Impact on R-1 to R-1 Rate Customers
----------------------------------------------------------------------------------------------------------------------------------
                          Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates     Increase/(Decrease)
        Monthly                      Standard   Retail              Standard    Retail
          KWh              Total     Service   Delivery    Total     Service   Delivery     Amount        %
----------------------------------------------------------------------------------------------------------------------------------
           10                 $2.38      $0.38     $2.00     $6.66       $0.38     $6.28        $4.28     179.8%

           50                 $6.51      $1.90     $4.61    $10.06       $1.90     $8.16        $3.55      54.5%

          100                $11.66      $3.80     $7.86    $14.30       $3.80    $10.50        $2.64      22.6%

          250                $27.14      $9.50    $17.64    $27.04       $9.50    $17.54       ($0.10)     -0.4%

          500                $52.93     $19.00    $33.93    $48.28      $19.00    $29.28       ($4.65)     -8.8%

          750                $78.72     $28.50    $50.22    $69.51      $28.50    $41.01       ($9.21)    -11.7%

        1,000               $104.51     $38.00    $66.51    $90.74      $38.00    $52.74      ($13.77)    -13.2%

        1,500               $156.10     $57.00    $99.10   $133.21      $57.00    $76.21      ($22.89)    -14.7%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates       R-1 to R-1                     Year 2001 Consolidated Rates       R-1 to R-1

Customer Charge                                    $1.34           Customer Charge                                    $5.81
Distribution Charge                   KWh x     $0.03556           Distribution Charge                  KWh x      $0.02502
Transition Charge                     KWh x     $0.02300           Transition Charge                    KWh x      $0.01250
Transmission Charge                   KWh x     $0.00291           Transmission Charge                  KWh x      $0.00571
Energy Conservation Charge            KWh x     $0.00270           Energy Conservation Charge           KWh x      $0.00270
Renewables Charge                     KWh x     $0.00100           Renewables Charge                    KWh x      $0.00100


Supplier Services                                                  Supplier Services

Standard Service Charge               KWh x     $0.03800           Standard Service Charge              KWh x      $0.03800

File:        C:\EDGAR\[eectb1a.wk4]Input Section                                                     New England Electric System
Range:       R-2 TO R-2                           Massachusetts Electric Company                     Eastern Utilities Associates
Date:        04-Aug-99                                Eastern Edison Company                         M.D.T.E. Docket No. 99-__
Time:        12:37 PM                 Calculation of Monthly Typical Bill for January 1, 2001        Exhibit TMB-10, Revised
                                                                                                     Page 2 of 82
                                                Impact on R-2 to R-2 Rate Customers
----------------------------------------------------------------------------------------------------------------------------------
                         Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
        Monthly                    Standard    Retail             Standard    Retail
          KWh             Total     Service   Delivery    Total    Service   Delivery     Amount        %
----------------------------------------------------------------------------------------------------------------------------------
          10                 $1.61     $0.38      $1.23     $4.42     $0.38      $4.04        $2.81     174.5%

          50                 $4.55     $1.90      $2.65     $7.00     $1.90      $5.10        $2.45      53.8%

         100                 $8.21     $3.80      $4.41    $10.22     $3.80      $6.42        $2.01      24.5%

         250                $19.23     $9.50      $9.73    $19.91     $9.50     $10.41        $0.68       3.5%

         500                $37.58    $19.00     $18.58    $36.04    $19.00     $17.04       ($1.54)     -4.1%

         600                $44.91    $22.80     $22.11    $42.49    $22.80     $19.69       ($2.42)     -5.4%

         750                $55.92    $28.50     $27.42    $52.18    $28.50     $23.68       ($3.74)     -6.7%

       1,000                $74.27    $38.00     $36.27    $68.31    $38.00     $30.31       ($5.96)     -8.0%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates      R-2 to R-2                     Year 2001 Consolidated Rates      R-2 to R-2

Customer Charge                                   $0.87           Customer Charge                                   $3.77
Distribution Charge                  KWh x     $0.00579           Distribution Charge                 KWh x      $0.00463
Transition Charge                    KWh x     $0.02300           Transition Charge                   KWh x      $0.01250
Transmission Charge                  KWh x     $0.00291           Transmission Charge                 KWh x      $0.00571
Energy Conservation Charge           KWh x     $0.00270           Energy Conservation Charge          KWh x      $0.00270
Renewables Charge                    KWh x     $0.00100           Renewables Charge                   KWh x      $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge              KWh x     $0.03800           Standard Service Charge                        $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      R-3 TO R-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:37 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 3 of 82
                                                Impact on R-3 to R-1 Rate Customers
----------------------------------------------------------------------------------------------------------------------------------
                        Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
       Monthly                    Standard    Retail              Standard    Retail
         KWh             Total     Service   Delivery    Total     Service   Delivery    Amount       %
----------------------------------------------------------------------------------------------------------------------------------
         50                 $6.39     $1.90      $4.49     $10.06     $1.90      $8.16      $3.67      57.4%

        100                $10.97     $3.80      $7.17     $14.30     $3.80     $10.50      $3.33      30.4%

        250                $24.76     $9.50     $15.26     $27.04     $9.50     $17.54      $2.28       9.2%

        500                $47.71    $19.00     $28.71     $48.28    $19.00     $29.28      $0.57       1.2%

        750                $70.67    $28.50     $42.17     $69.51    $28.50     $41.01     ($1.16)     -1.6%

      1,000                $93.62    $38.00     $55.62     $90.74    $38.00     $52.74     ($2.88)     -3.1%

      1,500               $139.54    $57.00     $82.54    $133.21    $57.00     $76.21     ($6.33)     -4.5%

      2,000               $185.45    $76.00    $109.45    $175.67    $76.00     $99.67     ($9.78)     -5.3%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates     R-3 to R-1                      Year 2001 Consolidated Rates    R-3 to R-1

Customer Charge                                  $1.79            Customer Charge                                $5.81
Distribution Charge                 KWh x     $0.02422            Distribution Charge               KWh x     $0.02502
Transition Charge                   KWh x     $0.02300            Transition Charge                 KWh x     $0.01250
Transmission Charge                 KWh x     $0.00291            Transmission Charge               KWh x     $0.00571
Energy Conservation Charge          KWh x     $0.00270            Energy Conservation Charge        KWh x     $0.00270
Renewables Charge                   KWh x     $0.00100            Renewables Charge                 KWh x     $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge             KWh x     $0.03800            Standard Service Charge           KWh x     $0.03800

File:        C:\EDGAR\[eectb1a.wk4]Input Section                                                       New England Electric System
Range:       R-4 TO R-1                           Massachusetts Electric Company                       Eastern Utilities Associates
Date:        04-Aug-99                                Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:        12:37 PM                 Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 4 of 82
                                                Impact on R-4 to R-1 Rate Customers

KWh Split:   - On-Peak     20%
             - Off-Peak    80%
----------------------------------------------------------------------------------------------------------------------------------
                         Estimated Year 2001 EEC Rates     Year 2001 Consolidated Rates    Increase/(Decrease)
        Monthly                    Standard    Retail               Standard     Retail
          KWh             Total     Service   Delivery    Total      Service    Delivery    Amount       %
----------------------------------------------------------------------------------------------------------------------------------
         500                $53.08    $19.00     $34.08     $48.28      $19.00      $29.28    ($4.80)     -9.0%

         750                $75.65    $28.50     $47.15     $69.52      $28.50      $41.02    ($6.13)     -8.1%

       1,000                $98.22    $38.00     $60.22     $90.74      $38.00      $52.74    ($7.48)     -7.6%

       1,250               $120.80    $47.50     $73.30    $111.99      $47.50      $64.49    ($8.81)     -7.3%

       1,500               $143.36    $57.00     $86.36    $133.21      $57.00      $76.21   ($10.15)     -7.1%

       2,000               $188.50    $76.00    $112.50    $175.67      $76.00      $99.67   ($12.83)     -6.8%

       2,500               $233.65    $95.00    $138.65    $218.14      $95.00     $123.14   ($15.51)     -6.6%

       3,000               $278.78   $114.00    $164.78    $260.60     $114.00     $146.60   ($18.18)     -6.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates      R-4 to R-1                      Year 2001 Consolidated Rates      R-4 to R-1

Customer Charge                                   $7.93            Customer Charge                                   $5.81
Distribution Charge                  KWh x     $0.01690            Distribution Charge                 KWh x      $0.02502
Access Charge: On Peak               KWh x     $0.10899            Transition Charge                   KWh x      $0.01250
Access Charge: Off Peak              KWh x     $0.00872            Transmission Charge                 KWh x      $0.00571
Transmission Charge                  KWh x     $0.00291            Energy Conservation Charge          KWh x      $0.00270
Energy Conservation Charge           KWh x     $0.00270            Renewables Charge                   KWh x      $0.00100
Renewables Charge                    KWh x     $0.00100


Supplier Services                                                  Supplier Services

Standard Service Charge              KWh x     $0.03800            Standard Service Charge                        $0.03800

File:        C:\EDGAR\[eectb1a.wk4]Input Section                                                       New England Electric System
Range:       G-1 TO G-1                           Massachusetts Electric Company                       Eastern Utilities Associates
Date:        04-Aug-99                                Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:        12:37 PM                  Calculation of Monthly Typical Bill for January 1, 2001         Exhibit TMB-10, Revised
                                                                                                       Page 5 of 82
                                                Impact on G-1 to G-1 Rate Customers

----------------------------------------------------------------------------------------------------------------------------------
                         Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
        Monthly                    Standard    Retail              Standard    Retail
          KWh             Total     Service   Delivery    Total     Service   Delivery    Amount        %
----------------------------------------------------------------------------------------------------------------------------------
          50                 $6.86     $1.90      $4.96    $13.24       $1.90    $11.34       $6.38      93.0%

         100                $12.36     $3.80      $8.56    $18.15       $3.80    $14.35       $5.79      46.8%

         250                $28.90     $9.50     $19.40    $32.90       $9.50    $23.40       $4.00      13.8%

         500                $56.45    $19.00     $37.45    $57.48      $19.00    $38.48       $1.03       1.8%

       1,000               $111.55    $38.00     $73.55   $106.63      $38.00    $68.63      ($4.92)     -4.4%

       2,500               $276.87    $95.00    $181.87   $254.10      $95.00   $159.10     ($22.77)     -8.2%

       5,000               $552.39   $190.00    $362.39   $499.87     $190.00   $309.87     ($52.52)     -9.5%

       7,500               $827.92   $285.00    $542.92   $745.65     $285.00   $460.65     ($82.27)     -9.9%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     G-1 to G-1                     Year 2001 Consolidated Rates      G-1 to G-1

Customer Charge                                   $1.34           Customer Charge                                   $8.32
Distribution Charge                  KWh x     $0.04260           Distribution Charge                 KWh x      $0.03843
Transition Charge                    KWh x     $0.02300           Transition Charge                   KWh x      $0.01250
Transmission Charge                  KWh x     $0.00291           Transmission Charge                 KWh x      $0.00568
Energy Conservation Charge           KWh x     $0.00270           Energy Conservation Charge          KWh x      $0.00270
Renewables Charge                    KWh x     $0.00100           Renewables Charge                   KWh x      $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge              KWh x     $0.03800           Standard Service Charge                        $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 6 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use:            100
----------------------------------------------------------------------------------------------------------------------------------
               Monthly              Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates       Increase/(Decrease)
                Power                                Standard   Retail                  Standard    Retail
           KW        KWh               Total         Service    Delivery     Total      Service     Delivery     Amount      %
------------------------------------------------------------------------------------------------------------------------------
           10       1,000              $156.70       $38.00     $118.70      $106.39     $38.00      $68.39      ($50.31)  -32.1%

           12       1,200              $186.60       $45.60     $141.00      $126.00     $45.60      $80.40      ($60.60)  -32.5%

           15       1,500              $231.44       $57.00     $174.44      $155.43     $57.00      $98.43      ($76.01)  -32.8%

           17       1,700              $261.33       $64.60     $196.73      $175.04     $64.60     $110.44      ($86.29)  -33.0%

           20       2,000              $306.16       $76.00     $230.16      $204.46     $76.00     $128.46     ($101.70)  -33.2%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-1                    Year 2001 Consolidated Rates                  G-2 to G-1

Customer Charge                                       $7.24       Customer Charge                                    $8.32
Distribution Demand Charge        KW  x               $2.83       Distribution Charge                 KWh x       $0.03843
Transition Demand Charge          KW  x               $6.07       Transition Charge                   KWh x       $0.01250
Distribution Charge               KWh x            $0.01393       Transmission Charge                 KWh x       $0.00544
Transition Charge                 KWh x            $0.00198       Energy Conservation Charge          KWh x       $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                   KWh x       $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 7 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use: 150
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           10       1,500              $186.94       $57.00     $129.94      $155.43     $57.00      $98.43      ($31.51)  -16.9%

           12       1,800              $222.86       $68.40     $154.46      $184.85     $68.40     $116.45      ($38.01)  -17.1%

           15       2,250              $276.78       $85.50     $191.28      $228.98     $85.50     $143.48      ($47.80)  -17.3%

           17       2,550              $312.72       $96.90     $215.82      $258.40     $96.90     $161.50      ($54.32)  -17.4%

           20       3,000              $366.62      $114.00     $252.62      $302.53    $114.00     $188.53      ($64.09)  -17.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-1                    Year 2001 Consolidated Rates                  G-2 to G-1

Customer Charge                                       $7.24       Customer Charge                                    $8.32
Distribution Demand Charge        KW  x               $2.83       Distribution Charge                 KWh x       $0.03843
Transition Demand Charge          KW  x               $6.07       Transition Charge                   KWh x       $0.01250
Distribution Charge               KWh x            $0.01393       Transmission Charge                 KWh x       $0.00544
Transition Charge                 KWh x            $0.00198       Energy Conservation Charge          KWh x       $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                   KWh x       $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 8 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use: 200
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           10       2,000              $217.16       $76.00     $141.16      $204.46     $76.00     $128.46      ($12.70)   -5.8%

           12       2,400              $259.14       $91.20     $167.94      $243.69     $91.20     $152.49      ($15.45)   -6.0%

           15       3,000              $322.12      $114.00     $208.12      $302.53    $114.00     $188.53      ($19.59)   -6.1%

           17       3,400              $364.10      $129.20     $234.90      $341.76    $129.20     $212.56      ($22.34)   -6.1%

           20       4,000              $427.08      $152.00     $275.08      $400.60    $152.00     $248.60      ($26.48)   -6.2%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-1                    Year 2001 Consolidated Rates                  G-2 to G-1

Customer Charge                                       $7.24       Customer Charge                                    $8.32
Distribution Demand Charge        KW  x               $2.83       Distribution Charge                 KWh x       $0.03843
Transition Demand Charge          KW  x               $6.07       Transition Charge                   KWh x       $0.01250
Distribution Charge               KWh x            $0.01393       Transmission Charge                 KWh x       $0.00544
Transition Charge                 KWh x            $0.00198       Energy Conservation Charge          KWh x       $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                   KWh x       $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 9 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use:     250
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           10       2,500              $247.40       $95.00     $152.40      $253.50     $95.00     $158.50        $6.10     2.5%

           12       3,000              $295.42      $114.00     $181.42      $302.53    $114.00     $188.53        $7.11     2.4%

           15       3,750              $367.48      $142.50     $224.98      $376.08    $142.50     $233.58        $8.60     2.3%

           17       4,250              $415.50      $161.50     $254.00      $425.12    $161.50     $263.62        $9.62     2.3%

           20       5,000              $487.54      $190.00     $297.54      $498.67    $190.00     $308.67       $11.13     2.3%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-1                    Year 2001 Consolidated Rates                  G-2 to G-1

Customer Charge                                       $7.24      Customer Charge                                    $8.32
Distribution Demand Charge        KW  x               $2.83      Distribution Charge                 KWh x       $0.03843
Transition Demand Charge          KW  x               $6.07      Transition Charge                   KWh x       $0.01250
Distribution Charge               KWh x            $0.01393      Transmission Charge                 KWh x       $0.00544
Transition Charge                 KWh x            $0.00198      Energy Conservation Charge          KWh x       $0.00270
Transmission Charge               KWh x            $0.00285      Renewables Charge                   KWh x       $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                Supplier Services

Standard Service Charge           KWh x            $0.03800      Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 10 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use:     300
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           10       3,000              $277.62      $114.00     $163.62      $302.53    $114.00     $188.53       $24.91     9.0%

           12       3,600              $331.70      $136.80     $194.90      $361.37    $136.80     $224.57       $29.67     8.9%

           15       4,500              $412.82      $171.00     $241.82      $449.64    $171.00     $278.64       $36.82     8.9%

           17       5,100              $466.89      $193.80     $273.09      $508.48    $193.80     $314.68       $41.59     8.9%

           20       6,000              $548.00      $228.00     $320.00      $596.74    $228.00     $368.74       $48.74     8.9%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-1                    Year 2001 Consolidated Rates                  G-2 to G-1

Customer Charge                                       $7.24       Customer Charge                                    $8.32
Distribution Demand Charge        KW  x               $2.83       Distribution Charge                 KWh x       $0.03843
Transition Demand Charge          KW  x               $6.07       Transition Charge                   KWh x       $0.01250
Distribution Charge               KWh x            $0.01393       Transmission Charge                 KWh x       $0.00544
Transition Charge                 KWh x            $0.00198       Energy Conservation Charge          KWh x       $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                   KWh x       $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 11 of 82
                                                Impact on G-2 to G-1 Rate Customers

Hours Use:      350
-----------------------------------------------------------------------------------------------------------------------------------
            Monthly          Estimated Year 2001 EEC Rates      Year 2001 Consolidated Rates        Increase/(Decrease)
             Power                     Standard    Retail                Standard    Retail
         KW        KWh       Total     Service     Delivery     Total    Service     Delivery       Amount         %
-----------------------------------------------------------------------------------------------------------------------------------
         10       3,500      $308.07     $133.00     $175.07      $352.41    $133.00     $219.41     $44.34       14.4%

         12       4,200      $368.23     $159.60     $208.63      $421.22    $159.60     $261.62     $52.99       14.4%

         15       5,250      $458.48     $199.50     $258.98      $524.45    $199.50     $324.95     $65.97       14.4%

         17       5,950      $518.63     $226.10     $292.53      $593.26    $226.10     $367.16     $74.63       14.4%

         20       7,000      $608.88     $266.00     $342.88      $696.49    $266.00     $430.49     $87.61       14.4%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:       G-2 to G-1                           Year 2001 Consolidated Rates      G-2 to G-1

Customer Charge                                        $7.24              Customer Charge                                   $8.32
Distribution Demand Charge              KW  x          $2.83              Distribution Charge                  KWh x     $0.03843
Transition Demand Charge                KW  x          $6.07              Transition Charge                    KWh x     $0.01250
Distribution Charge                     KWh x       $0.01393              Transmission Charge                  KWh x     $0.00568
Transition Charge                       KWh x       $0.00198              Energy Conservation Charge           KWh x     $0.00270
Transmission Charge                     KWh x       $0.00291              Renewables Charge                    KWh x     $0.00100
Energy Conservation Charge              KWh x       $0.00270
Renewables Charge                       KWh x       $0.00100


Supplier Services                                                         Supplier Services

Standard Service Charge                 KWh x       $0.03800              Standard Service Charge              KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 12 of 82
                                                Impact on G-2 to G-2 Rate Customers

Hours Use:            200
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------

           50      10,000            $1,056.84      $380.00     $676.84      $916.13    $380.00     $536.13     ($140.71)  -13.3%

          100      20,000            $2,106.44      $760.00   $1,346.44    $1,817.03    $760.00   $1,057.03     ($289.41)  -13.7%

          125      25,000            $2,631.24      $950.00   $1,681.24    $2,267.48    $950.00   $1,317.48     ($363.76)  -13.8%

          150      30,000            $3,156.04    $1,140.00   $2,016.04    $2,717.93  $1,140.00   $1,577.93     ($438.11)  -13.9%

          175      35,000            $3,680.84    $1,330.00   $2,350.84    $3,168.38  $1,330.00   $1,838.38     ($512.46)  -13.9%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-2                   Year 2001 Consolidated Rates                  G-2 to G-2

Customer Charge                                       $7.24      Customer Charge                                   $15.23
Distribution Demand Charge        KW  x               $2.83      Distribution Demand Charge          KWh x          $5.92
Transition Demand Charge          KW  x               $6.07      Distribution Charge                 KWh x       $0.00138
Distribution Charge               KWh x            $0.01393      Transition Charge                   KWh x       $0.01250
Transition Charge                 KWh x            $0.00198      Transmission Charge                 KWh x       $0.00491
Transmission Charge               KWh x            $0.00285      Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270      Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                Supplier Services

Standard Service Charge           KWh x            $0.03800      Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 13 of 82
                                                Impact on G-2 to G-2 Rate Customers

Hours Use:     250
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      12,500            $1,208.00      $475.00     $733.00    $1,067.36    $475.00     $592.36     ($140.64)  -11.6%

          100      25,000            $2,408.74      $950.00   $1,458.74    $2,119.48    $950.00   $1,169.48     ($289.26)  -12.0%

          125      31,250            $3,009.12    $1,187.50   $1,821.62    $2,645.54  $1,187.50   $1,458.04     ($363.58)  -12.1%

          150      37,500            $3,609.50    $1,425.00   $2,184.50    $3,171.61  $1,425.00   $1,746.61     ($437.89)  -12.1%

          175      43,750            $4,209.88    $1,662.50   $2,547.38    $3,697.67  $1,662.50   $2,035.17     ($512.21)  -12.2%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-2                   Year 2001 Consolidated Rates                  G-2 to G-2

Customer Charge                                       $7.24      Customer Charge                                   $15.23
Distribution Demand Charge        KW  x               $2.83      Distribution Demand Charge          KW  x          $5.92
Transition Demand Charge          KW  x               $6.07      Distribution Charge                 KWh x       $0.00138
Distribution Charge               KWh x            $0.01393      Transition Charge                   KWh x       $0.01250
Transition Charge                 KWh x            $0.00198      Transmission Charge                 KWh x       $0.00491
Transmission Charge               KWh x            $0.00285      Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270      Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                Supplier Services

Standard Service Charge           KWh x            $0.03800      Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 14 of 82

                                                Impact on G-2 to G-2 Rate Customers

Hours Use:     300
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      15,000            $1,359.14      $570.00     $789.14    $1,218.58    $570.00     $648.58     ($140.56)  -10.3%

          100      30,000            $2,711.04    $1,140.00   $1,571.04    $2,421.93  $1,140.00   $1,281.93     ($289.11)  -10.7%

          125      37,500            $3,387.00    $1,425.00   $1,962.00    $3,023.61  $1,425.00   $1,598.61     ($363.39)  -10.7%

          150      45,000            $4,062.94    $1,710.00   $2,352.94    $3,625.28  $1,710.00   $1,915.28     ($437.66)  -10.8%

          175      52,500            $4,738.90    $1,995.00   $2,743.90    $4,226.96  $1,995.00   $2,231.96     ($511.94)  -10.8%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-2                    Year 2001 Consolidated Rates                  G-2 to G-2

Customer Charge                                       $7.24       Customer Charge                                   $15.23
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $5.92
Transition Demand Charge          KW  x               $6.07       Distribution Charge                 KWh x       $0.00138
Distribution Charge               KWh x            $0.01393       Transition Charge                   KWh x       $0.01250
Transition Charge                 KWh x            $0.00198       Transmission Charge                 KWh x       $0.00491
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 15 of 82
                                                Impact on G-2 to G-2 Rate Customers

Hours Use:     350
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      17,500            $1,510.30      $665.00     $845.30    $1,369.81    $665.00     $704.81     ($140.49)   -9.3%

          100      35,000            $3,013.34    $1,330.00   $1,683.34    $2,724.38  $1,330.00   $1,394.38     ($288.96)   -9.6%

          125      43,750            $3,764.88    $1,662.50   $2,102.38    $3,401.67  $1,662.50   $1,739.17     ($363.21)   -9.6%

          150      52,500            $4,516.40    $1,995.00   $2,521.40    $4,078.96  $1,995.00   $2,083.96     ($437.44)   -9.7%

          175      61,250            $5,267.92    $2,327.50   $2,940.42    $4,756.24  $2,327.50   $2,428.74     ($511.68)   -9.7%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-2                    Year 2001 Consolidated Rates                  G-2 to G-2

Customer Charge                                       $7.24       Customer Charge                                   $15.23
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $5.92
Transition Demand Charge          KW  x               $6.07       Distribution Charge                 KWh x       $0.00138
Distribution Charge               KWh x            $0.01393       Transition Charge                   KWh x       $0.01250
Transition Charge                 KWh x            $0.00198       Transmission Charge                 KWh x       $0.00491
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 16 of 82
                                                Impact on G-2 to G-2 Rate Customers

Hours Use:     400
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      20,000            $1,661.44      $760.00     $901.44    $1,521.03    $760.00     $761.03     ($140.41)   -8.5%

          100      40,000            $3,315.64    $1,520.00   $1,795.64    $3,026.83  $1,520.00   $1,506.83     ($288.81)   -8.7%

          125      50,000            $4,142.74    $1,900.00   $2,242.74    $3,779.73  $1,900.00   $1,879.73     ($363.01)   -8.8%

          150      60,000            $4,969.84    $2,280.00   $2,689.84    $4,532.63  $2,280.00   $2,252.63     ($437.21)   -8.8%

          175      70,000            $5,796.94    $2,660.00   $3,136.94    $5,285.53  $2,660.00   $2,625.53     ($511.41)   -8.8%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-2                    Year 2001 Consolidated Rates                  G-2 to G-2

Customer Charge                                       $7.24       Customer Charge                                   $15.23
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $5.92
Transition Demand Charge          KW  x               $6.07       Distribution Charge                 KWh x       $0.00138
Distribution Charge               KWh x            $0.01393       Transition Charge                   KWh x       $0.01250
Transition Charge                 KWh x            $0.00198       Transmission Charge                 KWh x       $0.00491
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-2 TO G-2                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 17 of 82
                                                Impact on G-2 to G-2 Rate Customers

Hours Use:      450
---------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                   Standard   Retail
        KW      KWh        Total       Service    Delivery      Total      Service    Delivery      Amount          %
---------------------------------------------------------------------------------------------------------------------------
         50      22,500    $1,813.95     $855.00     $958.95    $1,677.21    $855.00     $822.21      ($136.74)      -7.5%

        100      45,000    $3,620.64   $1,710.00   $1,910.64    $3,339.18  $1,710.00   $1,629.18      ($281.46)      -7.8%

        125      56,250    $4,524.00   $2,137.50   $2,386.50    $4,170.17  $2,137.50   $2,032.67      ($353.83)      -7.8%

        150      67,500    $5,427.35   $2,565.00   $2,862.35    $5,001.16  $2,565.00   $2,436.16      ($426.19)      -7.9%

        175      78,750    $6,330.70   $2,992.50   $3,338.20    $5,832.14  $2,992.50   $2,839.64      ($498.56)      -7.9%
---------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     G-2 to G-2                    Year 2001 Consolidated Rates  G-2 to G-2

Customer Charge                                   $7.24          Customer Charge                               $15.23
Distribution Demand Charge         KW  x          $2.83          Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge           KW  x          $6.07          Distribution Charge               KWh x     $0.00138
Distribution Charge                KWh x       $0.01393          Transition Charge                 KWh x     $0.01250
Transition Charge                  KWh x       $0.00198          Transmission Charge               KWh x     $0.00513
Transmission Charge                KWh x       $0.00291          Energy Conservation Charge        KWh x     $0.00270
Energy Conservation Charge         KWh x       $0.00270          Renewables Charge                 KWh x     $0.00100
Renewables Charge                  KWh x       $0.00100


Supplier Services                                                         Supplier Services

Standard Service Charge            KWh x       $0.03800              Standard Service Charge                           $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 18 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:    250

kWh Split:    On Peak:                                                           55%
              Off Peak:                                                          45%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      62,500            $6,011.00    $2,375.00   $3,636.00    $5,043.93  $2,375.00   $2,668.93     ($967.07)  -16.1%

          300      75,000            $7,211.74    $2,850.00   $4,361.74    $6,039.26  $2,850.00   $3,189.26   ($1,172.48)  -16.3%

          350      87,500            $8,412.50    $3,325.00   $5,087.50    $7,034.59  $3,325.00   $3,709.59   ($1,377.91)  -16.4%

          400     100,000            $9,613.24    $3,800.00   $5,813.24    $8,029.92  $3,800.00   $4,229.92   ($1,583.32)  -16.5%

          450     112,500           $10,814.00    $4,275.00   $6,539.00    $9,025.25  $4,275.00   $4,750.25   ($1,788.75)  -16.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-3                    Year 2001 Consolidated Rates                  G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00285       Transmission Charge                 KWh x       $0.00440
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 19 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:                                                           50%
              Off Peak:                                                          50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      75,000            $6,766.74    $2,850.00   $3,916.74    $5,813.40  $2,850.00   $2,963.40     ($953.34)  -14.1%

          300      90,000            $8,118.64    $3,420.00   $4,698.64    $6,962.62  $3,420.00   $3,542.62   ($1,156.02)  -14.2%

          350     105,000            $9,470.54    $3,990.00   $5,480.54    $8,111.85  $3,990.00   $4,121.85   ($1,358.69)  -14.3%

          400     120,000           $10,822.44    $4,560.00   $6,262.44    $9,261.07  $4,560.00   $4,701.07   ($1,561.37)  -14.4%

          450     135,000           $12,174.34    $5,130.00   $7,044.34   $10,410.30  $5,130.00   $5,280.30   ($1,764.04)  -14.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-3                    Year 2001 Consolidated Rates                  G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00285       Transmission Charge                 KWh x       $0.00440
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 20 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:    350

kWh Split:    On Peak:                                                           50%
              Off Peak:                                                          50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      87,500            $7,522.50    $3,325.00   $4,197.50    $6,619.83  $3,325.00   $3,294.83     ($902.67)  -12.0%

          300     105,000            $9,025.54    $3,990.00   $5,035.54    $7,930.35  $3,990.00   $3,940.35   ($1,095.19)  -12.1%

          350     122,500           $10,528.60    $4,655.00   $5,873.60    $9,240.86  $4,655.00   $4,585.86   ($1,287.74)  -12.2%

          400     140,000           $12,031.64    $5,320.00   $6,711.64   $10,551.37  $5,320.00   $5,231.37   ($1,480.27)  -12.3%

          450     157,500           $13,534.70    $5,985.00   $7,549.70   $11,861.88  $5,985.00   $5,876.88   ($1,672.82)  -12.4%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-3                    Year 2001 Consolidated Rates                  G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00285       Transmission Charge                 KWh x       $0.00440
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 21 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:                                                           45%
              Off Peak:                                                          55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250     100,000            $8,278.24    $3,800.00   $4,478.24    $7,367.12  $3,800.00   $3,567.12     ($911.12)  -11.0%

          300     120,000            $9,932.44    $4,560.00   $5,372.44    $8,827.09  $4,560.00   $4,267.09   ($1,105.35)  -11.1%

          350     140,000           $11,586.64    $5,320.00   $6,266.64   $10,287.06  $5,320.00   $4,967.06   ($1,299.58)  -11.2%

          400     160,000           $13,240.84    $6,080.00   $7,160.84   $11,747.03  $6,080.00   $5,667.03   ($1,493.81)  -11.3%

          450     180,000           $14,895.04    $6,840.00   $8,055.04   $13,207.00  $6,840.00   $6,367.00   ($1,688.04)  -11.3%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-3                    Year 2001 Consolidated Rates                  G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00285       Transmission Charge                 KWh x       $0.00440
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 22 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:     450

kWh Split:    On Peak:                                                           45%
              Off Peak:                                                          55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250     112,500            $9,034.00    $4,275.00   $4,759.00    $8,166.16  $4,275.00   $3,891.16     ($867.84)   -9.6%

          300     135,000           $10,839.34    $5,130.00   $5,709.34    $9,785.94  $5,130.00   $4,655.94   ($1,053.40)   -9.7%

          350     157,500           $12,644.70    $5,985.00   $6,659.70   $11,405.72  $5,985.00   $5,420.72   ($1,238.98)   -9.8%

          400     180,000           $14,450.04    $6,840.00   $7,610.04   $13,025.50  $6,840.00   $6,185.50   ($1,424.54)   -9.9%

          450     202,500           $16,255.40    $7,695.00   $8,560.40   $14,645.28  $7,695.00   $6,950.28   ($1,610.12)   -9.9%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-2 to G-3                    Year 2001 Consolidated Rates                  G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00285       Transmission Charge                 KWh x       $0.00440
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-2 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 23 of 82
                                                Impact on G-2 to G-3 Rate Customers

Hours Use:  500

kWh Split:  On Peak:                                             45%
            Off Peak:                                            55%
----------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                   Standard   Retail
        KW      KWh        Total       Service    Delivery      Total      Service    Delivery      Amount          %
----------------------------------------------------------------------------------------------------------------------------------
        10       3,500      $308.07     $133.00     $175.07      $352.41    $133.00     $219.41        $44.34       14.4%

        250    125,000    $9,797.24   $4,750.00   $5,047.24    $8,990.21  $4,750.00   $4,240.21      ($807.03)      -8.2%

        300    150,000   $11,755.24   $5,700.00   $6,055.24   $10,774.80  $5,700.00   $5,074.80      ($980.44)      -8.3%

        350    175,000   $13,713.24   $6,650.00   $7,063.24   $12,559.38  $6,650.00   $5,909.38    ($1,153.86)      -8.4%

        400    200,000   $15,671.24   $7,600.00   $8,071.24   $14,343.97  $7,600.00   $6,743.97    ($1,327.27)      -8.5%

        450    225,000   $17,629.24   $8,550.00   $9,079.24   $16,128.56  $8,550.00   $7,578.56    ($1,500.68)      -8.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:       G-2 to G-3                   Year 2001 Consolidated Rates         G-2 to G-3

Customer Charge                                       $7.24       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.83       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.07       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01393       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge                 KWh x            $0.00198       Transition Charge                   KWh x       $0.01250
Transmission Charge               KWh x            $0.00291       Transmission Charge                 KWh x       $0.00460
Energy Conservation Charge        KWh x            $0.00270       Energy Conservation Charge          KWh x       $0.00270
Renewables Charge                 KWh x            $0.00100       Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge              KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 24 of 82
                                                Impact on G-4 to G-3 Rate Customers

Hours Use:     250

kWh Split:    On Peak:        35%                                                55%
              Off Peak:       65%                                                45%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     150,000           $14,427.12    $5,700.00   $8,727.12   $12,011.25  $5,700.00   $6,311.25   ($2,415.87)  -16.7%

          800     200,000           $19,230.22    $7,600.00  $11,630.22   $15,992.57  $7,600.00   $8,392.57   ($3,237.65)  -16.8%

         1000     250,000           $24,033.32    $9,500.00  $14,533.32   $19,973.90  $9,500.00  $10,473.90   ($4,059.42)  -16.9%

         1500     375,000           $36,041.07   $14,250.00  $21,791.07   $29,927.21 $14,250.00  $15,677.21   ($6,113.86)  -17.0%

         3000     750,000           $72,064.32   $28,500.00  $43,564.32   $59,787.15 $28,500.00  $31,287.15  ($12,277.17)  -17.0%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-4 to G-3                    Year 2001 Consolidated Rates                  G-4 to G-3

Customer Charge                                      $17.82       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.81       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.04       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00657       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01352       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00740       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 25 of 82
                                                Impact on G-4 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     180,000           $16,191.90    $6,840.00   $9,351.90   $13,857.97  $6,840.00   $7,017.97   ($2,333.93)  -14.4%

          800     240,000           $21,583.26    $9,120.00  $12,463.26   $18,454.87  $9,120.00   $9,334.87   ($3,128.39)  -14.5%

         1000     300,000           $26,974.62   $11,400.00  $15,574.62   $23,051.77 $11,400.00  $11,651.77   ($3,922.85)  -14.5%

         1500     450,000           $40,453.02   $17,100.00  $23,353.02   $34,544.02 $17,100.00  $17,444.02   ($5,909.00)  -14.6%

         3000     900,000           $80,888.22   $34,200.00  $46,688.22   $69,020.77 $34,200.00  $34,820.77  ($11,867.45)  -14.7%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-4 to G-3                    Year 2001 Consolidated Rates                  G-4 to G-3

Customer Charge                                      $17.82       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.81       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.04       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00657       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01352       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00740       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 26 of 82
                                                Impact on G-4 to G-3 Rate Customers

Hours Use: 150        350

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     210,000           $18,002.58    $7,980.00  $10,022.58   $15,793.42  $7,980.00   $7,813.42   ($2,209.16)  -12.3%

          800     280,000           $23,997.50   $10,640.00  $13,357.50   $21,035.47 $10,640.00  $10,395.47   ($2,962.03)  -12.3%

         1000     350,000           $29,992.42   $13,300.00  $16,692.42   $26,277.52 $13,300.00  $12,977.52   ($3,714.90)  -12.4%

         1500     525,000           $44,979.72   $19,950.00  $25,029.72   $39,382.65 $19,950.00  $19,432.65   ($5,597.07)  -12.4%

         3000   1,050,000           $89,941.62   $39,900.00  $50,041.62   $78,698.02 $39,900.00  $38,798.02  ($11,243.60)  -12.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-4 to G-3                    Year 2001 Consolidated Rates                  G-4 to G-3

Customer Charge                                      $17.82       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.81       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.04       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00657       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01352       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00740       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 27 of 82

                                                Impact on G-4 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     240,000           $19,739.82    $9,120.00  $10,619.82   $17,586.91  $9,120.00   $8,466.91   ($2,152.91)  -10.9%

          800     320,000           $26,313.82   $12,160.00  $14,153.82   $23,426.79 $12,160.00  $11,266.79   ($2,887.03)  -11.0%

         1000     400,000           $32,887.82   $15,200.00  $17,687.82   $29,266.67 $15,200.00  $14,066.67   ($3,621.15)  -11.0%

         1500     600,000           $49,322.82   $22,800.00  $26,522.82   $43,866.37 $22,800.00  $21,066.37   ($5,456.45)  -11.1%

         3000   1,200,000           $98,627.82   $45,600.00  $53,027.82   $87,665.47 $45,600.00  $42,065.47  ($10,962.35)  -11.1%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-4 to G-3                    Year 2001 Consolidated Rates                  G-4 to G-3

Customer Charge                                      $17.82       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.81       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.04       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00657       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01352       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00740       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 28 of 82
                                                Impact on G-4 to G-3 Rate Customers

Hours Use:    450

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     270,000           $21,541.32   $10,260.00  $11,281.32   $19,504.62 $10,260.00   $9,244.62   ($2,036.70)   -9.5%

          800     360,000           $28,715.82   $13,680.00  $15,035.82   $25,983.73 $13,680.00  $12,303.73   ($2,732.09)   -9.5%

         1000     450,000           $35,890.32   $17,100.00  $18,790.32   $32,462.85 $17,100.00  $15,362.85   ($3,427.47)   -9.5%

         1500     675,000           $53,826.57   $25,650.00  $28,176.57   $48,660.63 $25,650.00  $23,010.63   ($5,165.94)   -9.6%

         3000   1,350,000          $107,635.32   $51,300.00  $56,335.32   $97,254.00 $51,300.00  $45,954.00  ($10,381.32)   -9.6%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-4 to G-3                    Year 2001 Consolidated Rates                  G-4 to G-3

Customer Charge                                      $17.82       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.81       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.04       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00657       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01352       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00740       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-4 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 29 of 82
                                                Impact on G-4 to G-3 Rate Customers
Hours Use:  500

kWh Split:  On Peak:        25%                                     45%
            Off Peak:       75%                                     55%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
        600    300,000    $23,360.82   $11,400.00   $11,960.82    $21,482.32   $11,400.00   $10,082.32    ($1,878.50)     -8.0%

        800    400,000    $31,141.82   $15,200.00   $15,941.82    $28,620.67   $15,200.00   $13,420.67    ($2,521.15)     -8.1%

      1,000    500,000    $38,922.82   $19,000.00   $19,922.82    $35,759.02   $19,000.00   $16,759.02    ($3,163.80)     -8.1%

      1,500    750,000    $58,375.32   $28,500.00   $29,875.32    $53,604.90   $28,500.00   $25,104.90    ($4,770.42)     -8.2%

      3,000  1,500,000   $116,732.82   $57,000.00   $59,732.82   $107,142.52   $57,000.00   $50,142.52    ($9,590.30)     -8.2%
--------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:       G-4 to G-3                   Year 2001 Consolidated Rates            G-4 to G-3

Customer Charge                                         $17.82    Customer Charge                                        $67.27
Distribution Demand Charge              KW  x            $2.81    Distribution Demand Charge                KW  x         $3.63
Transition Demand Charge                KW  x            $6.04    Distribution Charge: On Peak              KWh x      $0.01183
Distribution Charge                     KWh x         $0.00657    Distribution Charge: Off Peak             KWh x      $0.00000
Transition Charge: On Peak              KWh x         $0.01352    Transition Charge                         KWh x      $0.01250
Transition Charge: Off Peak             KWh x         $0.00740    Transmission Charge                       KWh x      $0.00460
Transmission Charge                     KWh x         $0.00291    Energy Conservation Charge                KWh x      $0.00270
Energy Conservation Charge              KWh x         $0.00270    Renewables Charge                         KWh x      $0.00100
Renewables Charge                       KWh x         $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge                 KWh x         $0.03800    Standard Service Charge                   KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 30 of 82
                                                Impact on G-5 to G-3 Rate Customers

Hours Use:    250

kWh Split:    On Peak:        35%                                                55%
              Off Peak:       65%                                                45%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          150      37,500            $3,620.70    $1,425.00   $2,195.70    $2,955.23  $1,425.00   $1,530.23     ($665.47)  -18.4%

          200      50,000            $4,812.97    $1,900.00   $2,912.97    $3,918.11  $1,900.00   $2,018.11     ($894.86)  -18.6%

          300      75,000            $7,197.53    $2,850.00   $4,347.53    $5,843.86  $2,850.00   $2,993.86   ($1,353.67)  -18.8%

          400     100,000            $9,582.07    $3,800.00   $5,782.07    $7,769.62  $3,800.00   $3,969.62   ($1,812.45)  -18.9%

          450     112,500           $10,774.35    $4,275.00   $6,499.35    $8,732.50  $4,275.00   $4,457.50   ($2,041.85)  -19.0%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                    Year 2001 Consolidated Rates                  G-5 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01324       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01318       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00766       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 31 of 82
                                                Impact on G-5 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          150      45,000            $4,113.64    $1,710.00   $2,403.64    $3,412.30  $1,710.00   $1,702.30     ($701.34)  -17.0%

          200      60,000            $5,470.23    $2,280.00   $3,190.23    $4,527.53  $2,280.00   $2,247.53     ($942.70)  -17.2%

          300      90,000            $8,183.41    $3,420.00   $4,763.41    $6,757.99  $3,420.00   $3,337.99   ($1,425.42)  -17.4%

          400     120,000           $10,896.59    $4,560.00   $6,336.59    $8,988.46  $4,560.00   $4,428.46   ($1,908.13)  -17.5%

          450     135,000           $12,253.18    $5,130.00   $7,123.18   $10,103.69  $5,130.00   $4,973.69   ($2,149.49)  -17.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                    Year 2001 Consolidated Rates                  G-5 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01324       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01318       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00766       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 32 of 82
                                                Impact on G-5 to G-3 Rate Customers

Hours Use:    350

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          150      52,500            $4,616.95    $1,995.00   $2,621.95    $3,891.32  $1,995.00   $1,896.32     ($725.63)  -15.7%

          200      70,000            $6,141.29    $2,660.00   $3,481.29    $5,166.23  $2,660.00   $2,506.23     ($975.06)  -15.9%

          300     105,000            $9,190.00    $3,990.00   $5,200.00    $7,716.04  $3,990.00   $3,726.04   ($1,473.96)  -16.0%

          400     140,000           $12,238.71    $5,320.00   $6,918.71   $10,265.86  $5,320.00   $4,945.86   ($1,972.85)  -16.1%

          450     157,500           $13,763.08    $5,985.00   $7,778.08   $11,540.76  $5,985.00   $5,555.76   ($2,222.32)  -16.1%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                    Year 2001 Consolidated Rates                  G-5 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01324       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01318       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00766       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 33 of 82
                                                Impact on G-5 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          150      60,000            $5,103.67    $2,280.00   $2,823.67    $4,335.21  $2,280.00   $2,055.21     ($768.46)  -15.1%

          200      80,000            $6,790.27    $3,040.00   $3,750.27    $5,758.08  $3,040.00   $2,718.08   ($1,032.19)  -15.2%

          300     120,000           $10,163.47    $4,560.00   $5,603.47    $8,603.82  $4,560.00   $4,043.82   ($1,559.65)  -15.3%

          400     160,000           $13,536.67    $6,080.00   $7,456.67   $11,449.56  $6,080.00   $5,369.56   ($2,087.11)  -15.4%

          450     180,000           $15,223.27    $6,840.00   $8,383.27   $12,872.43  $6,840.00   $6,032.43   ($2,350.84)  -15.4%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                    Year 2001 Consolidated Rates                  G-5 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01324       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01318       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00766       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 34 of 82
                                                Impact on G-5 to G-3 Rate Customers

Hours Use:    450

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          150      67,500            $5,604.90    $2,565.00   $3,039.90    $4,809.84  $2,565.00   $2,244.84     ($795.06)  -14.2%

          200      90,000            $7,458.57    $3,420.00   $4,038.57    $6,390.92  $3,420.00   $2,970.92   ($1,067.65)  -14.3%

          300     135,000           $11,165.93    $5,130.00   $6,035.93    $9,553.08  $5,130.00   $4,423.08   ($1,612.85)  -14.4%

          400     180,000           $14,873.27    $6,840.00   $8,033.27   $12,715.25  $6,840.00   $5,875.25   ($2,158.02)  -14.5%

          450     202,500           $16,726.95    $7,695.00   $9,031.95   $14,296.33  $7,695.00   $6,601.33   ($2,430.62)  -14.5%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                    Year 2001 Consolidated Rates                  G-5 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.01324       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01318       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00766       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-5 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 35 of 82
                                                Impact on G-5 to G-3 Rate Customers
Hours Use:     500

kWh Split:  On Peak:       25%                                 45%
            Off Peak:      75%                                 55%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
        600    300,000    $23,360.82   $11,400.00   $11,960.82    $21,482.32   $11,400.00   $10,082.32    ($1,878.50)     -8.0%

        150     75,000     $6,110.63    $2,850.00    $3,260.63     $5,299.32    $2,850.00   $2,449.32       ($811.31)    -13.3%

        200    100,000     $8,132.87    $3,800.00    $4,332.87     $7,043.56    $3,800.00   $3,243.56     ($1,089.31)    -13.4%

        300    150,000    $12,177.37    $5,700.00    $6,477.37    $10,532.05    $5,700.00   $4,832.05     ($1,645.32)    -13.5%

        400    200,000    $16,221.87    $7,600.00    $8,621.87    $14,020.53    $7,600.00   $6,420.53     ($2,201.34)    -13.6%

        450    225,000    $18,244.13    $8,550.00    $9,694.13    $15,764.77    $8,550.00   $7,214.77     ($2,479.36)    -13.6%
--------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-5 to G-3                          Year 2001 Consolidated Rates        G-5 to G-3

Customer Charge                                     $43.87              Customer Charge                                   $67.27
Distribution Demand Charge             KW  x         $2.22              Distribution Demand Charge            KW  x        $3.63
Transition Demand Charge               KW  x         $4.78              Distribution Charge: On Peak          KWh x     $0.01183
Distribution Charge                    KWh x      $0.01324              Distribution Charge: Off Peak         KWh x     $0.00000
Transition Charge: On Peak             KWh x      $0.01318              Transition Charge                     KWh x     $0.01250
Transition Charge: Off Peak            KWh x      $0.00766              Transmission Charge                   KWh x     $0.00460
Transmission Charge                    KWh x      $0.00291              Energy Conservation Charge            KWh x     $0.00270
Energy Conservation Charge             KWh x      $0.00270              Renewables Charge                     KWh x     $0.00100
Renewables Charge                      KWh x      $0.00100              High Voltage Metering Discount        KW  x      ($0.45)
                                                                        High Voltage Delivery Discount                       -1%

Supplier Services                                                       Supplier Services

Standard Service Charge                KWh x      $0.03800              Standard Service Charge               KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 36 of 82
                                                Impact on G-6 to G-3 Rate Customers
Hours Use:    250

kWh Split:    On Peak:        35%                                                55%
              Off Peak:       65%                                                45%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     150,000           $14,165.18    $5,700.00   $8,465.18   $11,621.13  $5,700.00   $5,921.13   ($2,544.05)  -18.0%

          800     200,000           $18,872.27    $7,600.00  $11,272.27   $15,472.64  $7,600.00   $7,872.64   ($3,399.63)  -18.0%

         1000     250,000           $23,579.39    $9,500.00  $14,079.39   $19,324.16  $9,500.00   $9,824.16   ($4,255.23)  -18.0%

         1500     375,000           $35,347.12   $14,250.00  $21,097.12   $28,952.94 $14,250.00  $14,702.94   ($6,394.18)  -18.1%

         3000     750,000           $70,650.38   $28,500.00  $42,150.38   $57,839.27 $28,500.00  $29,339.27  ($12,811.11)  -18.1%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                    Year 2001 Consolidated Rates                  G-6 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00839       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01679       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.01127       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 37 of 82
                                                Impact on G-6 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     180,000           $16,099.75    $6,840.00   $9,259.75   $13,449.39  $6,840.00   $6,609.39   ($2,650.36)  -16.5%

          800     240,000           $21,451.71    $9,120.00  $12,331.71   $17,910.32  $9,120.00   $8,790.32   ($3,541.39)  -16.5%

         1000     300,000           $26,803.67   $11,400.00  $15,403.67   $22,371.25 $11,400.00  $10,971.25   ($4,432.42)  -16.5%

         1500     450,000           $40,183.57   $17,100.00  $23,083.57   $33,523.58 $17,100.00  $16,423.58   ($6,659.99)  -16.6%

         3000     900,000           $80,323.27   $34,200.00  $46,123.27   $66,980.56 $34,200.00  $32,780.56  ($13,342.71)  -16.6%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                    Year 2001 Consolidated Rates                  G-6 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00839       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01679       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.01127       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 38 of 82
                                                Impact on G-6 to G-3 Rate Customers

Hours Use:    350

kWh Split:    On Peak:        30%                                                50%
              Off Peak:       70%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     210,000           $18,075.73    $7,980.00  $10,095.73   $15,365.49  $7,980.00   $7,385.49   ($2,710.24)  -15.0%

          800     280,000           $24,086.35   $10,640.00  $13,446.35   $20,465.12 $10,640.00   $9,825.12   ($3,621.23)  -15.0%

         1000     350,000           $30,096.97   $13,300.00  $16,796.97   $25,564.74 $13,300.00  $12,264.74   ($4,532.23)  -15.1%

         1500     525,000           $45,123.53   $19,950.00  $25,173.53   $38,313.82 $19,950.00  $18,363.82   ($6,809.71)  -15.1%

         3000   1,050,000           $90,203.17   $39,900.00  $50,303.17   $76,561.04 $39,900.00  $36,661.04  ($13,642.13)  -15.1%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                    Year 2001 Consolidated Rates                  G-6 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00839       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01679       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.01127       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 39 of 82
                                                Impact on G-6 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     240,000           $19,985.47    $9,120.00  $10,865.47   $17,141.04  $9,120.00   $8,021.04   ($2,844.43)  -14.2%

          800     320,000           $26,632.67   $12,160.00  $14,472.67   $22,832.52 $12,160.00  $10,672.52   ($3,800.15)  -14.3%

         1000     400,000           $33,279.87   $15,200.00  $18,079.87   $28,524.00 $15,200.00  $13,324.00   ($4,755.87)  -14.3%

         1500     600,000           $49,897.87   $22,800.00  $27,097.87   $42,752.71 $22,800.00  $19,952.71   ($7,145.16)  -14.3%

         3000   1,200,000           $99,751.87   $45,600.00  $54,151.87   $85,438.82 $45,600.00  $39,838.82  ($14,313.05)  -14.3%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                    Year 2001 Consolidated Rates                  G-6 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00839       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01679       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.01127       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 40 of 82
                                                Impact on G-6 to G-3 Rate Customers

Hours Use:    450

kWh Split:    On Peak:        25%                                                45%
              Off Peak:       75%                                                55%
----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          600     270,000           $21,953.18   $10,260.00  $11,693.18   $19,039.57 $10,260.00   $8,779.57   ($2,913.61)  -13.3%

          800     360,000           $29,256.27   $13,680.00  $15,576.27   $25,363.89 $13,680.00  $11,683.89   ($3,892.38)  -13.3%

         1000     450,000           $36,559.38   $17,100.00  $19,459.38   $31,688.22 $17,100.00  $14,588.22   ($4,871.16)  -13.3%

         1500     675,000           $54,817.12   $25,650.00  $29,167.12   $47,499.03 $25,650.00  $21,849.03   ($7,318.09)  -13.4%

         3000   1,350,000          $109,590.38   $51,300.00  $58,290.38   $94,931.46 $51,300.00  $43,631.46  ($14,658.92)  -13.4%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                    Year 2001 Consolidated Rates                  G-6 to G-3

Customer Charge                                      $43.87       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.22       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $4.78       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00839       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01679       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.01127       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100       High Voltage Metering Discount      KW  x         ($0.45)
                                                                  High Voltage Delivery Discount                       -1%

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 41 of 82
                                                Impact on G-6 to G-3 Rate Customers

Hours Use:     500

kWh Split:  On Peak:       25%                                 45%
            Off Peak:      75%                                 55%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------

        600    300,000    $23,938.87   $11,400.00   $12,538.87    $20,997.50   $11,400.00    $9,597.50    ($2,941.37)    -12.3%

        800    400,000    $31,903.87   $15,200.00   $16,703.87    $27,974.46   $15,200.00   $12,774.46    ($3,929.41)    -12.3%

      1,000    500,000    $39,868.87   $19,000.00   $20,868.87    $34,951.43   $19,000.00   $15,951.43    ($4,917.44)    -12.3%

      1,500    750,000    $59,781.38   $28,500.00   $31,281.38    $52,393.85   $28,500.00   $23,893.85    ($7,387.53)    -12.4%

      3,000  1,500,000   $119,518.87   $57,000.00   $62,518.87   $104,721.09   $57,000.00   $47,721.09   ($14,797.78)    -12.4%
-------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      G-6 to G-3                          Year 2001 Consolidated Rates          G-6 to G-3

Customer Charge                                     $43.87              Customer Charge                                     $67.27
Distribution Demand Charge             KW  x         $2.22              Distribution Demand Charge              KW  x        $3.63
Transition Demand Charge               KW  x         $4.78              Distribution Charge: On Peak            KWh x     $0.01183
Distribution Charge                    KWh x      $0.00839              Distribution Charge: Off Peak           KWh x     $0.00000
Transition Charge: On Peak             KWh x      $0.01679              Transition Charge                       KWh x     $0.01250
Transition Charge: Off Peak            KWh x      $0.01127              Transmission Charge                     KWh x     $0.00460
Transmission Charge                    KWh x      $0.00291              Energy Conservation Charge              KWh x     $0.00270
Energy Conservation Charge             KWh x      $0.00270              Renewables Charge                       KWh x     $0.00100
Renewables Charge                      KWh x      $0.00100              High Voltage Metering Discount          KW  x       ($0.45)
                                                                        High Voltage Delivery Discount                         -1%

Supplier Services                                                       Supplier Services

Standard Service Charge                KWh x      $0.03800              Standard Service Charge                 KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 42 of 82
                                                Impact on T-2 to G-1 Rate Customers

Hours Use:     175

kWh Split:  On Peak:       25%
            Off Peak:      75%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------

         10      1,750       $205.78       $66.50      $139.28       $179.94       $66.50      $113.44       ($25.84)    -12.6%

         12      2,100       $244.37       $79.80      $164.57       $214.27       $79.80      $134.47       ($30.10)    -12.3%

         15      2,625       $302.25       $99.75      $202.50       $265.75       $99.75      $166.00       ($36.50)    -12.1%

         17      2,975       $340.83      $113.05      $227.78       $300.08      $113.05      $187.03       ($40.75)    -12.0%

         20      3,500      $398.73      $133.00       $265.73       $351.57      $133.00      $218.57       ($47.16)    -11.8%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-1                     Year 2001 Consolidated Rates       T-2 to G-1

Customer Charge                                      $12.84      Customer Charge                                 $8.32
Distribution Demand Charge        KW  x               $2.92      Distribution                       KWh x     $0.03843
Transition Demand Charge          KW  x               $6.29      Transition Charge                  KWh x     $0.01250
Distribution Charge               KWh x            $0.00231      Transmission Charge                KWh x     $0.00544
Transition Charge: On Peak        KWh x            $0.01536      Energy Conservation Charge         KWh x     $0.00270
Transition Charge: Off Peak       KWh x            $0.00923      Renewables Charge                  KWh x     $0.00100
Transmission Charge               KWh x            $0.00285
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                Supplier Services

Standard Service Charge           KWh x            $0.03800      Standard Service Charge            KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 43 of 82
                                                Impact on T-2 to G-1 Rate Customers

Hours Use:  200

kWh Split:  On Peak:       20%
            Off Peak:      80%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         10      2,000       $219.57       $76.00      $143.57       $204.46       $76.00      $128.46       ($15.11)     -6.9%

         12      2,400       $260.91       $91.20      $169.71       $243.69       $91.20      $152.49       ($17.22)     -6.6%

         15      3,000       $322.94      $114.00      $208.94       $302.53      $114.00      $188.53       ($20.41)     -6.3%

         17      3,400       $364.28      $129.20      $235.08       $341.76      $129.20      $212.56       ($22.52)     -6.2%

         20      4,000       $426.31      $152.00      $274.31       $400.60      $152.00      $248.60       ($25.71)     -6.0%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-1                     Year 2001 Consolidated Rates       T-2 to G-1

Customer Charge                                      $12.84      Customer Charge                                $8.32
Distribution Demand Charge        KW  x               $2.92      Distribution                       KWh x     $0.03843
Transition Demand Charge          KW  x               $6.29      Transition Charge                  KWh x     $0.01250
Distribution Charge               KWh x            $0.00231      Transmission Charge                KWh x     $0.00544
Transition Charge: On Peak        KWh x            $0.01536      Energy Conservation Charge         KWh x     $0.00270
Transition Charge: Off Peak       KWh x            $0.00923      Renewables Charge                  KWh x     $0.00100
Transmission Charge               KWh x            $0.00285
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                Supplier Services

Standard Service Charge           KWh x            $0.03800      Standard Service Charge            KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 44 of 82
                                                Impact on T-2 to G-1 Rate Customers

Hours Use:     225

kWh Split:     On Peak:        20%
               Off Peak:       80%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         10      2,250       $233.90       $85.50      $148.40       $228.98       $85.50      $143.48        ($4.92)     -2.1%

         12      2,700       $278.12      $102.60      $175.52       $273.11      $102.60      $170.51        ($5.01)     -1.8%

         15      3,375       $344.44      $128.25      $216.19       $339.31      $128.25      $211.06        ($5.13)     -1.5%

         17      3,825       $388.65      $145.35      $243.30       $383.44      $145.35      $238.09        ($5.21)     -1.3%

         20      4,500       $454.97      $171.00      $283.97       $449.64      $171.00      $278.64        ($5.33)     -1.2%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-1                      Year 2001 Consolidated Rates      T-2 to G-1

Customer Charge                                      $12.84       Customer Charge                                $8.32
Distribution Demand Charge        KW  x               $2.92       Distribution                      KWh x     $0.03843
Transition Demand Charge          KW  x               $6.29       Transition Charge                 KWh x     $0.01250
Distribution Charge               KWh x            $0.00231       Transmission Charge               KWh x     $0.00544
Transition Charge: On Peak        KWh x            $0.01536       Energy Conservation Charge        KWh x     $0.00270
Transition Charge: Off Peak       KWh x            $0.00923       Renewables Charge                 KWh x     $0.00100
Transmission Charge               KWh x            $0.00285
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 45 of 82
                                                Impact on T-2 to G-1 Rate Customers


Hours Use:    250

kWh Split:    On Peak:        15%
              Off Peak:       85%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         10      2,500       $247.47       $95.00      $152.47       $253.50       $95.00      $158.50         $6.03       2.4%

         12      3,000       $294.39      $114.00      $180.39       $302.53      $114.00      $188.53         $8.14       2.8%

         15      3,750       $364.78      $142.50      $222.28       $376.08      $142.50      $233.58        $11.30       3.1%

         17      4,250       $411.70      $161.50      $250.20       $425.12      $161.50      $263.62        $13.42       3.3%

         20      5,000       $482.09      $190.00      $292.09       $498.67      $190.00      $308.67        $16.58       3.4%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-1                      Year 2001 Consolidated Rates      T-2 to G-1


Customer Charge                                      $12.84       Customer Charge                               $8.32
Distribution Demand Charge        KW  x               $2.92       Distribution                      KWh x    $0.03843
Transition Demand Charge          KW  x               $6.29       Transition Charge                 KWh x    $0.01250
Distribution Charge               KWh x            $0.00231       Transmission Charge               KWh x    $0.00544
Transition Charge: On Peak        KWh x            $0.01536       Energy Conservation Charge        KWh x    $0.00270
Transition Charge: Off Peak       KWh x            $0.00923       Renewables Charge                 KWh x    $0.00100
Transmission Charge               KWh x            $0.00285
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x    $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      G-6 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 46 of 82
                                                Impact on T-2 to G-1 Rate Customers


Hours Use:    275

kWh Split:    On Peak:        15%
              Off Peak:       85%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         10      2,750       $261.73      $104.50      $157.23       $278.01      $104.50      $173.51        $16.28       6.2%

         12      3,300       $311.49      $125.40      $186.09       $331.95      $125.40      $206.55        $20.46       6.6%

         15      4,125       $386.16      $156.75      $229.41       $412.86      $156.75      $256.11        $26.70       6.9%

         17      4,675       $435.93      $177.65      $258.28       $466.80      $177.65      $289.15        $30.87       7.1%

         20      5,500       $510.60      $209.00      $301.60       $547.71      $209.00      $338.71        $37.11       7.3%
----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-1                      Year 2001 Consolidated Rates      T-2 to G-1

Customer Charge                                      $12.84       Customer Charge                                $8.32
Distribution Demand Charge        KW  x               $2.92       Distribution                      KWh x     $0.03843
Transition Demand Charge          KW  x               $6.29       Transition Charge                 KWh x     $0.01250
Distribution Charge               KWh x            $0.00231       Transmission Charge               KWh x     $0.00544
Transition Charge: On Peak        KWh x            $0.01536       Energy Conservation Charge        KWh x     $0.00270
Transition Charge: Off Peak       KWh x            $0.00923       Renewables Charge                 KWh x     $0.00100
Transmission Charge               KWh x            $0.00285
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 47 of 82
                                                Impact on T-2 to G-1 Rate Customers

Hours Use:     300

kWh Split:   On Peak:      15%
            Off Peak:      85%
---------------------------------------------------------------------------------------------------------------
       Monthly           Estimated Year 2001 EEC Rates    Year 2001 Consolidated Rates    Increase/(Decrease)
                Power              Standard    Retail                Standard   Retail
    KW         KWh        Total     Service   Delivery     Total     Service   Delivery    Amount       %

---------------------------------------------------------------------------------------------------------------
         10      3,000     $276.15   $114.00     $162.15    $303.25    $114.00   $189.25     $27.10       9.8%

         12      3,600     $328.81   $136.80     $192.01    $362.24    $136.80   $225.44     $33.43      10.2%

         15      4,500     $407.81   $171.00     $236.81    $450.72    $171.00   $279.72     $42.91      10.5%

         17      5,100     $460.46   $193.80     $266.66    $509.70    $193.80   $315.90     $49.24      10.7%

         20      6,000     $539.45   $228.00     $311.45    $598.18    $228.00   $370.18     $58.73      10.9%
---------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     T-2 to G-1                       Year 2001 Consolidated Rates:   T-2 to G-1

Customer Charge                                   $12.84            Customer Charge                                 $8.32
Distribution Demand Charge           KW  x         $2.92            Distribution Charge               KWh x      $0.03843
Transition Demand Charge             KW  x         $6.29            Transition Charge                 KWh x      $0.01250
Distribution Charge                  KWh x      $0.00231            Transmission Charge               KWh x      $0.00568
Transition Charge: On Peak           KWh x      $0.01536            Energy Conservation Charge        KWh x      $0.00270
Transition Charge: Off Peak          KWh x      $0.00923            Renewables Charge                 KWh x      $0.00100
Transmission Charge                  KWh x      $0.00291
Energy Conservation Charge           KWh x      $0.00270
Renewables Charge                    KWh x      $0.00100


Supplier Services                                                   Supplier Services

Standard Service Charge              KWh x      $0.03800            Standard Service Charge                      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 48 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:    200

kWh Split:    On Peak:        25%
              Off Peak:       75%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         50     10,000     $1,049.57      $380.00      $669.57       $916.13      $380.00      $536.13      ($133.44)    -12.7%

        100     20,000     $2,086.29      $760.00    $1,326.29     $1,817.03      $760.00    $1,057.03      ($269.26)    -12.9%

        125     25,000     $2,604.65      $950.00    $1,654.65     $2,267.48      $950.00    $1,317.48      ($337.17)    -12.9%

        150     30,000     $3,123.02    $1,140.00    $1,938.02     $2,717.93    $1,140.00    $1,577.93      ($405.09)    -13.0%

        175     35,000     $3,641.38    $1,330.00    $2,311.38     $3,168.38    $1,330.00    $1,838.38      ($473.00)    -13.0%





Estimated Year 2001 EEC Rates:    T-2 to G-2                      Year 2001 Consolidated Rates                  T-2 to G-2

Customer Charge                                      $12.84       Customer Charge                               $15.23
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge          KW  x               $6.29       Distribution Charge               KWh x     $0.00138
Distribution Charge               KWh x            $0.00231       Transition Charge                 KWh x     $0.01250
Transition Charge: On Peak        KWh x            $0.01536       Transmission Charge               KWh x     $0.00491
Transition Charge: Off Peak       KWh x            $0.00923       Energy Conservation Charge        KWh x     $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                 KWh x     $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 49 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:    250

kWh Split:    On Peak:        20%
              Off Peak:       80%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
         50     12,500     $1,189.80      $475.00      $714.80     $1,067.36      $475.00      $592.36      ($122.44)    -10.3%

        100     25,000     $2,366.74      $950.00    $1,416.74     $2,119.48      $950.00    $1,169.48      ($247.26)    -10.4%

        125     31,250     $2,955.22    $1,187.50    $1,767.72     $2,645.54    $1,187.50    $1,458.04      ($309.68)    -10.5%

        150     37,500     $3,543.70    $1,425.00    $2,118.70     $3,171.61    $1,425.00    $1,746.61      ($372.09)    -10.5%

        175     43,750     $4,132.17    $1,662.50    $2,469.67     $3,697.67    $1,662.50    $2,035.17      ($434.50)    -10.5%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-2                      Year 2001 Consolidated Rates      T-2 to G-2

Customer Charge                                      $12.84       Customer Charge                               $15.23
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge          KW  x               $6.29       Distribution Charge               KWh x     $0.00138
Distribution Charge               KWh x            $0.00231       Transition Charge                 KWh x     $0.01250
Transition Charge: On Peak        KWh x            $0.01536       Transmission Charge               KWh x     $0.00491
Transition Charge: Off Peak       KWh x            $0.00923       Energy Conservation Charge        KWh x     $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                 KWh x     $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 50 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:    300

kWh Split:    On Peak:        20%
              Off Peak:       80%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
           50      15,000            $1,333.08      $570.00     $763.08    $1,218.58    $570.00     $648.58     ($114.50)   -8.6%

          100      30,000            $2,653.32    $1,140.00   $1,513.32    $2,421.93  $1,140.00   $1,281.93     ($231.39)   -8.7%

          125      37,500            $3,313.45    $1,425.00   $1,888.45    $3,023.61  $1,425.00   $1,598.61     ($289.84)   -8.7%

          150      45,000            $3,973.56    $1,710.00   $2,263.56    $3,625.28  $1,710.00   $1,915.28     ($348.28)   -8.8%

          175      52,500            $4,633.69    $1,995.00   $2,638.69    $4,226.96  $1,995.00   $2,231.96     ($406.73)   -8.8%
------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:    T-2 to G-2                      Year 2001 Consolidated Rates      T-2 to G-2

Customer Charge                                      $12.84       Customer Charge                               $15.23
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge          KW  x               $6.29       Distribution Charge               KWh x     $0.00138
Distribution Charge               KWh x            $0.00231       Transition Charge                 KWh x     $0.01250
Transition Charge: On Peak        KWh x            $0.01536       Transmission Charge               KWh x     $0.00491
Transition Charge: Off Peak       KWh x            $0.00923       Energy Conservation Charge        KWh x     $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                 KWh x     $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 51 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:    350

kWh Split:    On Peak:        15%
              Off Peak:       85%
--------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
--------------------------------------------------------------------------------------------------------------------------------
         50     17,500     $1,471.02      $665.00      $806.02     $1,369.81      $665.00      $704.81      ($101.21)     -6.9%

        100     35,000     $2,929.17    $1,330.00    $1,599.17     $2,724.38    $1,330.00    $1,394.38      ($204.79)     -7.0%

        125     43,750     $3,658.26    $1,662.50    $1,995.76     $3,401.67    $1,662.50    $1,739.17      ($256.59)     -7.0%

        150     52,500     $4,387.35    $1,995.00    $2,392.35     $4,078.96    $1,995.00    $2,083.96      ($308.39)     -7.0%

        175     61,250     $5,116.43    $2,327.50    $2,788.93     $4,756.24    $2,327.50    $2,428.74      ($360.19)     -7.0%
--------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-2                      Year 2001 Consolidated Rates      T-2 to G-2

Customer Charge                                      $12.84       Customer Charge                               $15.23
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge          KW  x               $6.29       Distribution Charge               KWh x     $0.00138
Distribution Charge               KWh x            $0.00231       Transition Charge                 KWh x     $0.01250
Transition Charge: On Peak        KWh x            $0.01536       Transmission Charge               KWh x     $0.00491
Transition Charge: Off Peak       KWh x            $0.00923       Energy Conservation Charge        KWh x     $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                 KWh x     $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 52 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:    400

kWh Split:    On Peak:        15%
              Off Peak:       85%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount        %
-----------------------------------------------------------------------------------------------------------------------------------
           50      20,000            $1,613.53      $760.00     $853.53    $1,521.03    $760.00     $761.03      ($92.50)   -5.7%

          100      40,000            $3,214.22    $1,520.00   $1,694.22    $3,026.83  $1,520.00   $1,506.83     ($187.39)   -5.8%

          125      50,000            $4,014.57    $1,900.00   $2,114.57    $3,779.73  $1,900.00   $1,879.73     ($234.84)   -5.8%

          150      60,000            $4,814.91    $2,280.00   $2,534.91    $4,532.63  $2,280.00   $2,252.63     ($282.28)   -5.9%

          175      70,000            $5,615.26    $2,660.00   $2,955.26    $5,285.53  $2,660.00   $2,625.53     ($329.73)   -5.9%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    T-2 to G-2                      Year 2001 Consolidated Rates      T-2 to G-2

Customer Charge                                      $12.84       Customer Charge                               $15.23
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge        KW  x        $5.92
Transition Demand Charge          KW  x               $6.29       Distribution Charge               KWh x     $0.00138
Distribution Charge               KWh x            $0.00231       Transition Charge                 KWh x     $0.01250
Transition Charge: On Peak        KWh x            $0.01536       Transmission Charge               KWh x     $0.00491
Transition Charge: Off Peak       KWh x            $0.00923       Energy Conservation Charge        KWh x     $0.00270
Transmission Charge               KWh x            $0.00285       Renewables Charge                 KWh x     $0.00100
Energy Conservation Charge        KWh x            $0.00270
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge           KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-2                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 53 of 82
                                                Impact on T-2 to G-2 Rate Customers

Hours Use:  450

kWh Split:  On Peak:           15%
            Off Peak:          85%
---------------------------------------------------------------------------------------------------------------
       Monthly           Estimated Year 2001 EEC Rates    Year 2001 Consolidated Rates    Increase/(Decrease)
                Power              Standard    Retail                Standard   Retail
    KW         KWh        Total     Service   Delivery     Total     Service   Delivery    Amount       %
---------------------------------------------------------------------------------------------------------------
         50     22,500   $1,757.41   $855.00     $902.41  $1,677.21    $855.00   $822.21    ($80.20)     -4.6%

        100     45,000   $3,501.97 $1,710.00   $1,791.97  $3,339.18  $1,710.00 $1,629.18   ($162.79)     -4.6%

        125     56,250   $4,374.26 $2,137.50   $2,236.76  $4,170.17  $2,137.50 $2,032.67   ($204.09)     -4.7%

        150     67,500   $5,246.54 $2,565.00   $2,681.54  $5,001.16  $2,565.00 $2,436.16   ($245.38)     -4.7%

        175     78,750   $6,118.81 $2,992.50   $3,126.31  $5,832.14  $2,992.50 $2,839.64   ($286.67)     -4.7%
---------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     T-2 to G-2                       Year 2001 Consolidated Rates:   T-2 to G-2

Customer Charge                                   $12.84            Customer Charge                                $15.23
Distribution Demand Charge           KW  x         $2.92            Distribution Demand Charge        KW  x         $5.92
Transition Demand Charge             KW  x         $6.29            Distribution Charge               KWh x      $0.00138
Distribution Charge                  KWh x      $0.00231            Transition Charge                 KWh x      $0.01250
Transition Charge: On Peak           KWh x      $0.01536            Transmission Charge               KWh x      $0.00513
Transition Charge: Off Peak          KWh x      $0.00923            Energy Conservation Charge        KWh x      $0.00270
Transmission Charge                  KWh x      $0.00291            Renewables Charge                 KWh x      $0.00100
Energy Conservation Charge           KWh x      $0.00270
Renewables Charge                    KWh x      $0.00100


Supplier Services                                                   Supplier Services

Standard Service Charge              KWh x      $0.03800            Standard Service Charge           KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 54 of 82
                                                Impact on T-2 to G-3 Rate Customers

Hours Use:    250

kWh Split:    On Peak:        25%                                                55%
              Off Peak:       75%                                                45%
------------------------------------------------------------------------------------------------------------------------------
           Monthly      Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates       Increase/(Decrease)
           Power                    Standard    Retail                    Standard    Retail
        KW      KWh     Total       Service     Delivery       Total      Service     Delivery    Amount       %
------------------------------------------------------------------------------------------------------------------------------
        250     62,500   $5,916.76    $2,375.00   $3,541.76    $5,043.93  $2,375.00   $2,668.93     ($872.83)  -14.8%

        300     75,000   $7,097.53    $2,850.00   $4,247.53    $6,039.26  $2,850.00   $3,189.26   ($1,058.27)  -14.9%

        350     87,500   $8,278.32    $3,325.00   $4,953.32    $7,034.59  $3,325.00   $3,709.59   ($1,243.73)  -15.0%

        400    100,000   $9,459.09    $3,800.00   $5,659.09    $8,029.92  $3,800.00   $4,229.92   ($1,429.17)  -15.1%

        450    112,500  $10,639.88    $4,275.00   $6,364.88    $9,025.25  $4,275.00   $4,750.25   ($1,614.63)  -15.2%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      T-2 to G-3                    Year 2001 Consolidated Rates                  T-2 to G-3

Customer Charge                                      $12.84       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.29       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00231       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01536       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00923       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 55 of 82
                                                Impact on T-2 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:        20%                                                50%
              Off Peak:       80%                                                50%
-----------------------------------------------------------------------------------------------------------------------------------
           Monthly                   Estimated Year 2001 EEC Rates         Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                                Standard      Retail                   Standard    Retail
         KW      KWh                 Total       Service       Delivery    Total        Service     Delivery     Amount     %
-----------------------------------------------------------------------------------------------------------------------------------
          250      75,000            $6,614.04    $2,850.00   $3,764.04    $5,813.40  $2,850.00   $2,963.40     ($800.64)  -12.1%

          300      90,000            $7,934.28    $3,420.00   $4,514.28    $6,962.62  $3,420.00   $3,542.62     ($971.66)  -12.2%

          350     105,000            $9,254.52    $3,990.00   $5,264.52    $8,111.85  $3,990.00   $4,121.85   ($1,142.67)  -12.3%

          400     120,000           $10,574.76    $4,560.00   $6,014.76    $9,261.07  $4,560.00   $4,701.07   ($1,313.69)  -12.4%

          450     135,000           $11,895.00    $5,130.00   $6,765.00   $10,410.30  $5,130.00   $5,280.30   ($1,484.70)  -12.5%






Estimated Year 2001 EEC Rates:      T-2 to G-3                    Year 2001 Consolidated Rates                  T-2 to G-3

Customer Charge                                      $12.84       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.29       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00231       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01536       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00923       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services

Standard Service Charge           KWh x            $0.03800                                           KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 56 of 82
                                                Impact on T-2 to G-3 Rate Customers

Hours Use:    350

kWh Split:    On Peak:        20%                                                50%
              Off Peak:       80%                                                50%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                      Standard   Retail                       Standard     Retail
        KW      KWh        Total       Service    Delivery      Total          Service      Delivery      Amount          %
------------------------------------------------------------------------------------------------------------------------------
          250      87,500            $7,330.50    $3,325.00   $4,005.50    $6,619.83  $3,325.00   $3,294.83     ($710.67)   -9.7%

          300     105,000            $8,794.02    $3,990.00   $4,804.02    $7,930.35  $3,990.00   $3,940.35     ($863.67)   -9.8%

          350     122,500           $10,257.56    $4,655.00   $5,602.56    $9,240.86  $4,655.00   $4,585.86   ($1,016.70)   -9.9%

          400     140,000           $11,721.08    $5,320.00   $6,401.08   $10,551.37  $5,320.00   $5,231.37   ($1,169.71)  -10.0%

          450     157,500           $13,184.62    $5,985.00   $7,199.62   $11,861.88  $5,985.00   $5,876.88   ($1,322.74)  -10.0%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      T-2 to G-3                    Year 2001 Consolidated Rates                  T-2 to G-3

Customer Charge                                      $12.84       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.29       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00231       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01536       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00923       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 57 of 82
                                                Impact on T-2 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:        15%                                                45%
              Off Peak:       85%                                                55%
------------------------------------------------------------------------------------------------------------------------------
           Monthly              Estimated Year 2001 EEC Rates         Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                           Standard    Retail                   Standard    Retail
        KW      KWh             Total       Service     Delivery      Total      Service     Delivery      Amount       %
------------------------------------------------------------------------------------------------------------------------------
          250     100,000       $8,016.29    $3,800.00   $4,216.29    $7,367.12  $3,800.00   $3,567.12     ($649.17)   -8.1%

          300     120,000       $9,616.98    $4,560.00   $5,056.98    $8,827.09  $4,560.00   $4,267.09     ($789.89)   -8.2%

          350     140,000      $11,217.67    $5,320.00   $5,897.67   $10,287.06  $5,320.00   $4,967.06     ($930.61)   -8.3%

          400     160,000      $12,818.36    $6,080.00   $6,738.36   $11,747.03  $6,080.00   $5,667.03   ($1,071.33)   -8.4%

          450     180,000      $14,419.05    $6,840.00   $7,579.05   $13,207.00  $6,840.00   $6,367.00   ($1,212.05)   -8.4%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      T-2 to G-3                    Year 2001 Consolidated Rates                  T-2 to G-3

Customer Charge                                      $12.84       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.29       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00231       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01536       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00923       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 58 of 82

                                                Impact on T-2 to G-3 Rate Customers

Hours Use:    450

kWh Split:    On Peak:        15%                                                45%
              Off Peak:       85%                                                55%
------------------------------------------------------------------------------------------------------------------------------
           Monthly         Estimated Year 2001 EEC Rates        Year 2001 Consolidated Rates        Increase/(Decrease)
            Power                       Standard    Retail                  Standard    Retail
        KW      KWh        Total        Service     Delivery    Total       Service     Delivery    Amount          %
------------------------------------------------------------------------------------------------------------------------------
       250     112,500     $8,728.92    $4,275.00   $4,453.92    $8,166.16  $4,275.00   $3,891.16     ($562.76)   -6.4%

       300     135,000    $10,472.12    $5,130.00   $5,342.12    $9,785.94  $5,130.00   $4,655.94     ($686.18)   -6.6%

       350     157,500    $12,215.35    $5,985.00   $6,230.35   $11,405.72  $5,985.00   $5,420.72     ($809.63)   -6.6%

       400     180,000    $13,958.55    $6,840.00   $7,118.55   $13,025.50  $6,840.00   $6,185.50     ($933.05)   -6.7%

       450     202,500    $15,701.77    $7,695.00   $8,006.77   $14,645.28  $7,695.00   $6,950.28   ($1,056.49)   -6.7%
------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      T-2 to G-3                    Year 2001 Consolidated Rates                  T-2 to G-3

Customer Charge                                      $12.84       Customer Charge                                   $67.27
Distribution Demand Charge        KW  x               $2.92       Distribution Demand Charge          KW  x          $3.63
Transition Demand Charge          KW  x               $6.29       Distribution Charge: On Peak        KWh x       $0.01183
Distribution Charge               KWh x            $0.00231       Distribution Charge: Off Peak       KWh x       $0.00000
Transition Charge: On Peak        KWh x            $0.01536       Transition Charge                   KWh x       $0.01250
Transition Charge: Off Peak       KWh x            $0.00923       Transmission Charge                 KWh x       $0.00440
Transmission Charge               KWh x            $0.00285       Energy Conservation Charge          KWh x       $0.00270
Energy Conservation Charge        KWh x            $0.00270       Renewables Charge                   KWh x       $0.00100
Renewables Charge                 KWh x            $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 59 of 82
                                                Impact on T-2 to G-3 Rate Customers

Hours Use:     500

kWh Split:  On Peak:       15%                              45%
            Off Peak:      85%                              55%
---------------------------------------------------------------------------------------------------------------
       Monthly           Estimated Year 2001 EEC Rates    Year 2001 Consolidated Rates    Increase/(Decrease)
                Power              Standard    Retail                Standard   Retail
    KW         KWh        Total     Service   Delivery     Total     Service   Delivery    Amount       %
---------------------------------------------------------------------------------------------------------------
        250    125,000   $9,449.03 $4,750.00   $4,699.03  $8,990.21  $4,750.00 $4,240.21   ($458.82)     -4.9%

        300    150,000  $11,336.27 $5,700.00   $5,636.27 $10,774.80  $5,700.00 $5,074.80   ($561.47)     -5.0%

        350    175,000  $13,223.50 $6,650.00   $6,573.50 $12,559.38  $6,650.00 $5,909.38   ($664.12)     -5.0%

        400    200,000  $15,110.74 $7,600.00   $7,510.74 $14,343.97  $7,600.00 $6,743.97   ($766.77)     -5.1%

        450    225,000  $16,997.98 $8,550.00   $8,447.98 $16,128.56  $8,550.00 $7,578.56   ($869.42)     -5.1%
---------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     T-2 to G-3                       Year 2001 Consolidated Rates:   T-2 to G-3

Customer Charge                                   $12.84            Customer Charge                                $67.27
Distribution Demand Charge           KW  x         $2.92            Distribution Demand Charge        KW  x         $3.63
Transition Demand Charge             KW  x         $6.29            Distribution Charge: On Peak      KWh x      $0.01183
Distribution Charge                  KWh x      $0.00231            Distribution Charge: Off Peak     KWh x      $0.00000
Transition Charge: On Peak           KWh x      $0.01536            Transition Charge                 KWh x      $0.01250
Transition Charge: Off Peak          KWh x      $0.00923            Transmission Charge               KWh x      $0.00460
Transmission Charge                  KWh x      $0.00291            Energy Conservation Charge        KWh x      $0.00270
Energy Conservation Charge           KWh x      $0.00270            Renewables Charge                 KWh x      $0.00100
Renewables Charge                    KWh x      $0.00100


Supplier Services                                                   Supplier Services

Standard Service Charge              KWh x      $0.03800            Standard Service Charge           KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      H-1 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 60 of 82
                                                Impact on H-1 to G-1 Rate Customers

----------------------------------------------------------------------------------------------------------------
                         Estimated Year 2001 EEC Rates     Year 2001 Consolidated Rates    Increase/(Decrease)
       Monthly                     Standard    Retail                 Standard    Retail
         KWh              Total     Service   Delivery      Total     Service    Delivery   Amount       %
----------------------------------------------------------------------------------------------------------------
         50                 $10.11     $1.90       $8.21      $13.24      $1.90     $11.34     $3.13      31.0%

        100                 $14.82     $3.80      $11.02      $18.15      $3.80     $14.35     $3.33      22.5%

        250                 $28.97     $9.50      $19.47      $32.90      $9.50     $23.40     $3.93      13.6%

        500                 $52.55    $19.00      $33.55      $57.48     $19.00     $38.48     $4.93       9.4%

      1,000                 $99.69    $38.00      $61.69     $106.63     $38.00     $68.63     $6.94       7.0%

      2,500                $241.15    $95.00     $146.15     $254.10     $95.00    $159.10    $12.95       5.4%

      5,000                $476.89   $190.00     $286.89     $499.87    $190.00    $309.87    $22.98       4.8%

      7,500                $712.65   $285.00     $427.65     $745.65    $285.00    $460.65    $33.00       4.6%
----------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     H-1 to G-1                        Year 2001 Consolidated Rates    H-1 to G-1

Customer Charge                                    $5.39             Customer Charge                                 $8.32
Distribution Charge                  KWh x      $0.02669             Distribution Charge               KWh x      $0.03843
Transition Charge                    KWh x      $0.02300             Transition Charge                 KWh x      $0.01250
Transmission Charge                  KWh x      $0.00291             Transmission Charge               KWh x      $0.00568
Energy Conservation Charge           KWh x      $0.00270             Energy Conservation Charge        KWh x      $0.00270
Renewables Charge                    KWh x      $0.00100             Renewables Charge                 KWh x      $0.00100


Supplier Services                                                    Supplier Services

Standard Service Charge              KWh x      $0.03800             Standard Service Charge                      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 61 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:   200
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery      Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      10,000              $947.79      $380.00     $567.79      $916.13    $380.00     $536.13      ($31.66)   -3.3%

          100      20,000            $1,890.19      $760.00   $1,130.19    $1,817.03    $760.00   $1,057.03      ($73.16)   -3.9%

          125      25,000            $2,361.39      $950.00   $1,411.39    $2,267.48    $950.00   $1,317.48      ($93.91)   -4.0%

          150      30,000            $2,832.59    $1,140.00   $1,692.59    $2,717.93  $1,140.00   $1,577.93     ($114.66)   -4.0%

          175      35,000            $3,303.79    $1,330.00   $1,973.79    $3,168.38  $1,330.00   $1,838.38     ($135.41)   -4.1%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-1 to G-2                    Year 2001 Consolidated Rates                  H-1 to G-2

Customer Charge                                       $5.39       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.00138
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01250
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00491
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 62 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:  250
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery      Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      12,500            $1,183.40      $475.00     $708.40    $1,067.36    $475.00     $592.36     ($116.04)   -9.8%

          100      25,000            $2,361.39      $950.00   $1,411.39    $2,119.48    $950.00   $1,169.48     ($241.91)  -10.2%

          125      31,250            $2,950.39    $1,187.50   $1,762.89    $2,645.54  $1,187.50   $1,458.04     ($304.85)  -10.3%

          150      37,500            $3,539.40    $1,425.00   $2,114.40    $3,171.61  $1,425.00   $1,746.61     ($367.79)  -10.4%

          175      43,750            $4,128.40    $1,662.50   $2,465.90    $3,697.67  $1,662.50   $2,035.17     ($430.73)  -10.4%
-----------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:      H-1 to G-2                    Year 2001 Consolidated Rates                  H-1 to G-2

Customer Charge                                       $5.39       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.00138
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01250
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00491
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 63 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:     300
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      15,000            $1,418.99      $570.00     $848.99    $1,218.58    $570.00     $648.58     ($200.41)  -14.1%

          100      30,000            $2,832.59    $1,140.00   $1,692.59    $2,421.93  $1,140.00   $1,281.93     ($410.66)  -14.5%

          125      37,500            $3,539.40    $1,425.00   $2,114.40    $3,023.61  $1,425.00   $1,598.61     ($515.79)  -14.6%

          150      45,000            $4,246.19    $1,710.00   $2,536.19    $3,625.28  $1,710.00   $1,915.28     ($620.91)  -14.6%

          175      52,500            $4,953.00    $1,995.00   $2,958.00    $4,226.96  $1,995.00   $2,231.96     ($726.04)  -14.7%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-1 to G-2                    Year 2001 Consolidated Rates                  H-1 to G-2

Customer Charge                                       $5.39       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.00138
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01250
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00491
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 64 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:     350
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      17,500            $1,654.60      $665.00     $989.60    $1,369.81    $665.00     $704.81     ($284.79)  -17.2%

          100      35,000            $3,303.79    $1,330.00   $1,973.79    $2,724.38  $1,330.00   $1,394.38     ($579.41)  -17.5%

          125      43,750            $4,128.40    $1,662.50   $2,465.90    $3,401.67  $1,662.50   $1,739.17     ($726.73)  -17.6%

          150      52,500            $4,953.00    $1,995.00   $2,958.00    $4,078.96  $1,995.00   $2,083.96     ($874.04)  -17.6%

          175      61,250            $5,777.59    $2,327.50   $3,450.09    $4,756.24  $2,327.50   $2,428.74   ($1,021.35)  -17.7%
-----------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:      H-1 to G-2                    Year 2001 Consolidated Rates                  H-1 to G-2

Customer Charge                                       $5.39       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.00138
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01250
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00491
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 65 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:     400
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      20,000            $1,890.19      $760.00   $1,130.19    $1,521.03    $760.00     $761.03     ($369.16)  -19.5%

          100      40,000            $3,774.99    $1,520.00   $2,254.99    $3,026.83  $1,520.00   $1,506.83     ($748.16)  -19.8%

          125      50,000            $4,717.39    $1,900.00   $2,817.39    $3,779.73  $1,900.00   $1,879.73     ($937.66)  -19.9%

          150      60,000            $5,659.79    $2,280.00   $3,379.79    $4,532.63  $2,280.00   $2,252.63   ($1,127.16)  -19.9%

          175      70,000            $6,602.19    $2,660.00   $3,942.19    $5,285.53  $2,660.00   $2,625.53   ($1,316.66)  -19.9%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-1 to G-2                    Year 2001 Consolidated Rates                  H-1 to G-2

Customer Charge                                       $5.39       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW   x         $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.00138
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01250
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00491
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      H-1 TO G-2                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 66 of 82
                                                Impact on H-1 to G-2 Rate Customers

Hours Use:     450
-------------------------------------------------------------------------------------------------------------------
       Monthly           Estimated Year 2001 EEC Rates     Year 2001 Consolidated Rates      Increase/(Decrease)
                Power              Standard    Retail                 Standard    Retail
    KW         KWh        Total     Service   Delivery      Total     Service    Delivery     Amount        %
-------------------------------------------------------------------------------------------------------------------
         50     22,500   $2,127.15   $855.00   $1,272.15   $1,677.21    $855.00    $822.21     ($449.94)    -21.2%

        100     45,000   $4,248.89 $1,710.00   $2,538.89   $3,339.18  $1,710.00  $1,629.18     ($909.71)    -21.4%

        125     56,250   $5,309.77 $2,137.50   $3,172.27   $4,170.17  $2,137.50  $2,032.67   ($1,139.60)    -21.5%

        150     67,500   $6,370.65 $2,565.00   $3,805.65   $5,001.16  $2,565.00  $2,436.16   ($1,369.49)    -21.5%

        175     78,750   $7,431.52 $2,992.50   $4,439.02   $5,832.14  $2,992.50  $2,839.64   ($1,599.38)    -21.5%
-------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     H-1 to G-2                        Year 2001 Consolidated Rates       H-1 to G-2

Customer Charge                                    $5.39             Customer Charge                                   $15.23
Distribution Charge                  KWh x      $0.02669             Distribution Demand Charge           KW  x         $5.92
Transition Charge                    KWh x      $0.02300             Distribution Charge                  KWh x      $0.00138
Transmission Charge                  KWh x      $0.00291             Transition Charge                    KWh x      $0.01250
Energy Conservation Charge           KWh x      $0.00270             Transmission Charge                  KWh x      $0.00513
Renewables Charge                    KWh x      $0.00100             Energy Conservation Charge           KWh x      $0.00270
                                                                     Renewables Charge                    KWh x      $0.00100


Supplier Services                                                    Supplier Services

Standard Service Charge              KWh x      $0.03800             Standard Service Charge              KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 67 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:    250

kWh Split:    On Peak:                                                           55%
              Off Peak:                                                          45%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      62,500            $5,895.40    $2,375.00   $3,520.40    $5,043.93  $2,375.00   $2,668.93     ($851.47)  -14.4%

          300      75,000            $7,073.39    $2,850.00   $4,223.39    $6,039.26  $2,850.00   $3,189.26   ($1,034.13)  -14.6%

          350      87,500            $8,251.40    $3,325.00   $4,926.40    $7,034.59  $3,325.00   $3,709.59   ($1,216.81)  -14.7%

          400     100,000            $9,429.39    $3,800.00   $5,629.39    $8,029.92  $3,800.00   $4,229.92   ($1,399.47)  -14.8%

          450     112,500           $10,607.40    $4,275.00   $6,332.40    $9,025.25  $4,275.00   $4,750.25   ($1,582.15)  -14.9%
-----------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:      H-1 to G-3                    Year 2001 Consolidated Rates                  H-1 to G-3

Customer Charge                                       $5.39       Customer Charge                                   $67.27
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $3.63
Transition Charge                 KWh x            $0.02300       Distribution Charge: On Peak        KWh x       $0.01183
Transmission Charge               KWh x            $0.00285       Distribution Charge: Off Peak       KWh x       $0.00000
Energy Conservation Charge        KWh x            $0.00270       Transition Charge                   KWh x       $0.01250
Renewables Charge                 KWh x            $0.00100       Transmission Charge                 KWh x       $0.00440
                                                                  Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 68 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:    300

kWh Split:    On Peak:                                                           50%
              Off Peak:                                                          50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      75,000            $7,073.39    $2,850.00   $4,223.39    $5,813.40  $2,850.00   $2,963.40   ($1,259.99)  -17.8%

          300      90,000            $8,486.99    $3,420.00   $5,066.99    $6,962.62  $3,420.00   $3,542.62   ($1,524.37)  -18.0%

          350     105,000            $9,900.59    $3,990.00   $5,910.59    $8,111.85  $3,990.00   $4,121.85   ($1,788.74)  -18.1%

          400     120,000           $11,314.19    $4,560.00   $6,754.19    $9,261.07  $4,560.00   $4,701.07   ($2,053.12)  -18.1%

          450     135,000           $12,727.79    $5,130.00   $7,597.79   $10,410.30  $5,130.00   $5,280.30   ($2,317.49)  -18.2%
-----------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:      H-1 to G-3                    Year 2001 Consolidated Rates                  H-1 to G-3

Customer Charge                                       $5.39       Customer Charge                                   $67.27
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $3.63
Transition Charge                 KWh x            $0.02300       Distribution Charge: On Peak        KWh x       $0.01183
Transmission Charge               KWh x            $0.00285       Distribution Charge: Off Peak       KWh x       $0.00000
Energy Conservation Charge        KWh x            $0.00270       Transition Charge                   KWh x       $0.01250
Renewables Charge                 KWh x            $0.00100       Transmission Charge                 KWh x       $0.00440
                                                                  Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 69 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:    350

kWh Split:    On Peak:                                                           50%
              Off Peak:                                                          50%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250      87,500            $8,251.40    $3,325.00   $4,926.40    $6,619.83  $3,325.00   $3,294.83   ($1,631.57)  -19.8%

          300     105,000            $9,900.59    $3,990.00   $5,910.59    $7,930.35  $3,990.00   $3,940.35   ($1,970.24)  -19.9%

          350     122,500           $11,549.80    $4,655.00   $6,894.80    $9,240.86  $4,655.00   $4,585.86   ($2,308.94)  -20.0%

          400     140,000           $13,198.99    $5,320.00   $7,878.99   $10,551.37  $5,320.00   $5,231.37   ($2,647.62)  -20.1%

          450     157,500           $14,848.20    $5,985.00   $8,863.20   $11,861.88  $5,985.00   $5,876.88   ($2,986.32)  -20.1%
-----------------------------------------------------------------------------------------------------------------------------------






Estimated Year 2001 EEC Rates:      H-1 to G-3                    Year 2001 Consolidated Rates                  H-1 to G-3

Customer Charge                                       $5.39       Customer Charge                                   $67.27
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $3.63
Transition Charge                 KWh x            $0.02300       Distribution Charge: On Peak        KWh x       $0.01183
Transmission Charge               KWh x            $0.00285       Distribution Charge: Off Peak       KWh x       $0.00000
Energy Conservation Charge        KWh x            $0.00270       Transition Charge                   KWh x       $0.01250
Renewables Charge                 KWh x            $0.00100       Transmission Charge                 KWh x       $0.00440
                                                                  Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 70 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:    400

kWh Split:    On Peak:                                                           45%
              Off Peak:                                                          55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250     100,000            $9,429.39    $3,800.00   $5,629.39    $7,367.12  $3,800.00   $3,567.12   ($2,062.27)  -21.9%

          300     120,000           $11,314.19    $4,560.00   $6,754.19    $8,827.09  $4,560.00   $4,267.09   ($2,487.10)  -22.0%

          350     140,000           $13,198.99    $5,320.00   $7,878.99   $10,287.06  $5,320.00   $4,967.06   ($2,911.93)  -22.1%

          400     160,000           $15,083.79    $6,080.00   $9,003.79   $11,747.03  $6,080.00   $5,667.03   ($3,336.76)  -22.1%

          450     180,000           $16,968.59    $6,840.00  $10,128.59   $13,207.00  $6,840.00   $6,367.00   ($3,761.59)  -22.2%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-1 to G-3                    Year 2001 Consolidated Rates                  H-1 to G-3

Customer Charge                                       $5.39       Customer Charge                                   $67.27
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $3.63
Transition Charge                 KWh x            $0.02300       Distribution Charge: On Peak        KWh x       $0.01183
Transmission Charge               KWh x            $0.00285       Distribution Charge: Off Peak       KWh x       $0.00000
Energy Conservation Charge        KWh x            $0.00270       Transition Charge                   KWh x       $0.01250
Renewables Charge                 KWh x            $0.00100       Transmission Charge                 KWh x       $0.00440
                                                                  Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 71 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:    450

kWh Split:    On Peak:                                                           45%
              Off Peak:                                                          55%
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
          250     112,500           $10,607.40    $4,275.00   $6,332.40    $8,166.16  $4,275.00   $3,891.16   ($2,441.24)  -23.0%

          300     135,000           $12,727.79    $5,130.00   $7,597.79    $9,785.94  $5,130.00   $4,655.94   ($2,941.85)  -23.1%

          350     157,500           $14,848.20    $5,985.00   $8,863.20   $11,405.72  $5,985.00   $5,420.72   ($3,442.48)  -23.2%

          400     180,000           $16,968.59    $6,840.00  $10,128.59   $13,025.50  $6,840.00   $6,185.50   ($3,943.09)  -23.2%

          450     202,500           $19,089.00    $7,695.00  $11,394.00   $14,645.28  $7,695.00   $6,950.28   ($4,443.72)  -23.3%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-1 to G-3                    Year 2001 Consolidated Rates                  H-1 to G-3

Customer Charge                                       $5.39       Customer Charge                                   $67.27
Distribution Charge               KWh x            $0.02669       Distribution Demand Charge          KW  x          $3.63
Transition Charge                 KWh x            $0.02300       Distribution Charge: On Peak        KWh x       $0.01183
Transmission Charge               KWh x            $0.00285       Distribution Charge: Off Peak       KWh x       $0.00000
Energy Conservation Charge        KWh x            $0.00270       Transition Charge                   KWh x       $0.01250
Renewables Charge                 KWh x            $0.00100       Transmission Charge                 KWh x       $0.00440
                                                                  Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      H-1 TO G-3                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 72 of 82
                                                Impact on H-1 to G-3 Rate Customers

Hours Use:  500

kWh Split:  On Peak:                                         45%
            Off Peak:                                        55%
-------------------------------------------------------------------------------------------------------------------
       Monthly           Estimated Year 2001 EEC Rates     Year 2001 Consolidated Rates      Increase/(Decrease)
                Power              Standard    Retail                 Standard    Retail
    KW         KWh        Total     Service   Delivery      Total     Service    Delivery     Amount        %
-------------------------------------------------------------------------------------------------------------------
        250    125,000  $11,792.89 $4,750.00   $7,042.89   $8,990.21  $4,750.00  $4,240.21   ($2,802.68)    -23.8%

        300    150,000  $14,150.39 $5,700.00   $8,450.39  $10,774.80  $5,700.00  $5,074.80   ($3,375.59)    -23.9%

        350    175,000  $16,507.89 $6,650.00   $9,857.89  $12,559.38  $6,650.00  $5,909.38   ($3,948.51)    -23.9%

        400    200,000  $18,865.39 $7,600.00  $11,265.39  $14,343.97  $7,600.00  $6,743.97   ($4,521.42)    -24.0%

        450    225,000  $21,222.89 $8,550.00  $12,672.89  $16,128.56  $8,550.00  $7,578.56   ($5,094.33)    -24.0%
-------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:     H-1 to G-3                        Year 2001 Consolidated Rates       H-1 to G-3

Customer Charge                                    $5.39             Customer Charge                                   $67.27
Distribution Charge                  KWh x      $0.02669             Distribution Demand Charge           KW  x         $3.63
Transition Charge                    KWh x      $0.02300             Distribution Charge: On Peak         KWh x      $0.01183
Transmission Charge                  KWh x      $0.00291             Distribution Charge: Off Peak        KWh x      $0.00000
Energy Conservation Charge           KWh x      $0.00270             Transition Charge                    KWh x      $0.01250
Renewables Charge                    KWh x      $0.00100             Transmission Charge                  KWh x      $0.00460
                                                                     Energy Conservation Charge           KWh x      $0.00270
                                                                     Renewables Charge                    KWh x      $0.00100


Supplier Services                                                    Supplier Services

Standard Service Charge              KWh x      $0.03800             Standard Service Charge              KWh x      $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      H-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 73 of 82
                                                Impact on H-2 to G-1 Rate Customers

-------------------------------------------------------------------------------------------------------------
                        Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
       Monthly                    Standard    Retail              Standard    Retail
         KWh             Total     Service   Delivery    Total     Service   Delivery    Amount       %
-------------------------------------------------------------------------------------------------------------
         50                 $6.15     $1.90      $4.25     $13.24     $1.90     $11.34      $7.09     115.3%

        100                $10.94     $3.80      $7.14     $18.15     $3.80     $14.35      $7.21      65.9%

        250                $25.33     $9.50     $15.83     $32.90     $9.50     $23.40      $7.57      29.9%

        500                $49.30    $19.00     $30.30     $57.48    $19.00     $38.48      $8.18      16.6%

      1,000                $97.24    $38.00     $59.24    $106.63    $38.00     $68.63      $9.39       9.7%

      2,500               $241.08    $95.00    $146.08    $254.10    $95.00    $159.10     $13.02       5.4%

      5,000               $480.80   $190.00    $290.80    $499.87   $190.00    $309.87     $19.07       4.0%

      7,500               $720.53   $285.00    $435.53    $745.65   $285.00    $460.65     $25.12       3.5%
-------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:    H-2 to G-1                      Year 2001 Consolidated Rates    H-2 to G-1

Customer Charge                                  $1.35            Customer Charge                                $8.32
Distribution Charge                 KWh x     $0.02828            Distribution Charge               KWh x     $0.03843
Transition Charge                   KWh x     $0.02300            Transition Charge                 KWh x     $0.01250
Transmission Charge                 KWh x     $0.00291            Transmission Charge               KWh x     $0.00568
Energy Conservation Charge          KWh x     $0.00270            Energy Conservation Charge        KWh x     $0.00270
Renewables Charge                   KWh x     $0.00100            Renewables Charge                 KWh x     $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge             KWh x     $0.03800            Standard Service Charge                     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 74 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     50
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      22,500            $2,157.53      $855.00   $1,302.53    $1,671.58    $855.00     $816.58     ($485.95)  -22.5%

          100      45,000            $4,313.70    $1,710.00   $2,603.70    $3,327.93  $1,710.00   $1,617.93     ($985.77)  -22.9%

          125      56,250            $5,391.79    $2,137.50   $3,254.29    $4,156.11  $2,137.50   $2,018.61   ($1,235.68)  -22.9%

          150      67,500            $6,469.88    $2,565.00   $3,904.88    $4,984.28  $2,565.00   $2,419.28   ($1,485.60)  -23.0%

          175      78,750            $7,547.97    $2,992.50   $4,555.47    $5,812.46  $2,992.50   $2,819.96   ($1,735.51)  -23.0%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-2 to G-2                    Year 2001 Consolidated Rates                  H-2 to G-2

Customer Charge                                       $1.35       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02828       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.01393
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.00198
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00285
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 75 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     100
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      22,500            $2,157.53      $855.00   $1,302.53    $1,671.58    $855.00     $816.58     ($485.95)  -22.5%

          100      45,000            $4,313.70    $1,710.00   $2,603.70    $3,327.93  $1,710.00   $1,617.93     ($985.77)  -22.9%

          125      56,250            $5,391.79    $2,137.50   $3,254.29    $4,156.11  $2,137.50   $2,018.61   ($1,235.68)  -22.9%

          150      67,500            $6,469.88    $2,565.00   $3,904.88    $4,984.28  $2,565.00   $2,419.28   ($1,485.60)  -23.0%

          175      78,750            $7,547.97    $2,992.50   $4,555.47    $5,812.46  $2,992.50   $2,819.96   ($1,735.51)  -23.0%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-2 to G-2                    Year 2001 Consolidated Rates                  H-2 to G-2

Customer Charge                                       $1.35       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02828       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KW  x       $0.01393
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.01393
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00198
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00285
                                                                  Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 76 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     200
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      22,500            $2,157.53      $855.00   $1,302.53    $1,671.58    $855.00     $816.58     ($485.95)  -22.5%

          100      45,000            $4,313.70    $1,710.00   $2,603.70    $3,327.93  $1,710.00   $1,617.93     ($985.77)  -22.9%

          125      56,250            $5,391.79    $2,137.50   $3,254.29    $4,156.11  $2,137.50   $2,018.61   ($1,235.68)  -22.9%

          150      67,500            $6,469.88    $2,565.00   $3,904.88    $4,984.28  $2,565.00   $2,419.28   ($1,485.60)  -23.0%

          175      78,750            $7,547.97    $2,992.50   $4,555.47    $5,812.46  $2,992.50   $2,819.96   ($1,735.51)  -23.0%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-2 to G-2                    Year 2001 Consolidated Rates        H-2 to G-2

Customer Charge                                       $1.35       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02828       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.01393
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.00198
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00285
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 77 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     250
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      22,500            $2,157.53      $855.00   $1,302.53    $1,671.58    $855.00     $816.58     ($485.95)  -22.5%

          100      45,000            $4,313.70    $1,710.00   $2,603.70    $3,327.93  $1,710.00   $1,617.93     ($985.77)  -22.9%

          125      56,250            $5,391.79    $2,137.50   $3,254.29    $4,156.11  $2,137.50   $2,018.61   ($1,235.68)  -22.9%

          150      67,500            $6,469.88    $2,565.00   $3,904.88    $4,984.28  $2,565.00   $2,419.28   ($1,485.60)  -23.0%

          175      78,750            $7,547.97    $2,992.50   $4,555.47    $5,812.46  $2,992.50   $2,819.96   ($1,735.51)  -23.0%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-2 to G-2                    Year 2001 Consolidated Rates                  H-2 to G-2

Customer Charge                                       $1.35       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02828       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KWh x       $0.01393
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.00198
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00285
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      T-2 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 78 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     300
-----------------------------------------------------------------------------------------------------------------------------------
              Monthly                  Estimated Year 2001 EEC Rates          Year 2001 Consolidated Rates    Increase/(Decrease)
               Power                                Standard    Retail                Standard    Retail
           KW        KWh               Total        Service     Delivery     Total    Service     Delivery     Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
           50      22,500            $2,157.53      $855.00   $1,302.53    $1,671.58    $855.00     $816.58     ($485.95)  -22.5%

          100      45,000            $4,313.70    $1,710.00   $2,603.70    $3,327.93  $1,710.00   $1,617.93     ($985.77)  -22.9%

          125      56,250            $5,391.79    $2,137.50   $3,254.29    $4,156.11  $2,137.50   $2,018.61   ($1,235.68)  -22.9%

          150      67,500            $6,469.88    $2,565.00   $3,904.88    $4,984.28  $2,565.00   $2,419.28   ($1,485.60)  -23.0%

          175      78,750            $7,547.97    $2,992.50   $4,555.47    $5,812.46  $2,992.50   $2,819.96   ($1,735.51)  -23.0%
-----------------------------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates:      H-2 to G-2                    Year 2001 Consolidated Rates                  H-2 to G-2

Customer Charge                                       $1.35       Customer Charge                                   $15.23
Distribution Charge               KWh x            $0.02828       Distribution Demand Charge          KW  x          $5.92
Transition Charge                 KWh x            $0.02300       Distribution Charge                 KW  x       $0.01393
Transmission Charge               KWh x            $0.00285       Transition Charge                   KWh x       $0.00198
Energy Conservation Charge        KWh x            $0.00270       Transmission Charge                 KWh x       $0.00285
Renewables Charge                 KWh x            $0.00100       Energy Conservation Charge          KWh x       $0.00270
                                                                  Renewables Charge                   KWh x       $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge           KWh x            $0.03800       Standard Service Charge             KWh x       $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      H-2 TO G-2                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 79 of 82
                                                Impact on H-2 to G-2 Rate Customers

Hours Use:     350
-------------------------------------------------------------------------------------------------------------
       Monthly          Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
                Power             Standard    Retail              Standard    Retail
    KW         KWh       Total     Service   Delivery    Total     Service   Delivery    Amount        %
-------------------------------------------------------------------------------------------------------------
         50     22,500  $2,158.88   $855.00  $1,303.88  $1,672.93   $855.00    $817.93    ($485.95)   -22.5%

        100     45,000  $4,316.40 $1,710.00  $2,606.40  $3,330.63 $1,710.00  $1,620.63    ($985.77)   -22.8%

        125     56,250  $5,395.17 $2,137.50  $3,257.67  $4,159.48 $2,137.50  $2,021.98  ($1,235.69)   -22.9%

        150     67,500  $6,473.93 $2,565.00  $3,908.93  $4,988.33 $2,565.00  $2,423.33  ($1,485.60)   -22.9%

        175     78,750  $7,552.69 $2,992.50  $4,560.19  $5,817.18 $2,992.50  $2,824.68  ($1,735.51)   -23.0%
-------------------------------------------------------------------------------------------------------------




Estimated Year 2001 EEC Rates:    H-2 to G-2                      Year 2001 Consolidated Rates     H-2 to G-2

Customer Charge                                  $1.35            Customer Charge                                $15.23
Distribution Charge                 KWh x     $0.02828            Distribution Demand Charge         KW  x         $5.92
Transition Charge                   KWh x     $0.02300            Distribution Charge                KWh x     $0.01393
Transmission Charge                 KWh x     $0.00291            Transition Charge                  KWh x     $0.00198
Energy Conservation Charge          KWh x     $0.00270            Transmission Charge                KWh x     $0.00291
Renewables Charge                   KWh x     $0.00100            Energy Conservation Charge         KWh x     $0.00270
                                                                  Renewables Charge                  KWh x     $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge             KWh x     $0.03800            Standard Service Charge            KWh x     $0.03800

File:       C:\EDGAR\[eectb1a.wk4]Input Section                                                        New England Electric System
Range:      W-1 TO G-1                            Massachusetts Electric Company                       Eastern Utilities Associates
Date:       04-Aug-99                                 Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:       12:52 PM                  Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 80 of 82
                                                       Impact on W-1 to G-1

-------------------------------------------------------------------------------------------------------------
                        Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates    Increase/(Decrease)
       Monthly                    Standard    Retail              Standard    Retail
         KWh             Total     Service   Delivery    Total     Service   Delivery    Amount       %
-------------------------------------------------------------------------------------------------------------
        250                $23.67     $9.50     $14.17     $32.90     $9.50     $23.40      $9.23      39.0%

        500                $46.43    $19.00     $27.43     $57.48    $19.00     $38.48     $11.05      23.8%

        750                $69.18    $28.50     $40.68     $82.05    $28.50     $53.55     $12.87      18.6%

      1,000                $91.94    $38.00     $53.94    $106.63    $38.00     $68.63     $14.69      16.0%

      1,250               $114.71    $47.50     $67.21    $131.21    $47.50     $83.71     $16.50      14.4%

      1,500               $137.47    $57.00     $80.47    $155.79    $57.00     $98.79     $18.32      13.3%

      2,000               $182.98    $76.00    $106.98    $204.94    $76.00    $128.94     $21.96      12.0%

      2,500               $228.51    $95.00    $133.51    $254.10    $95.00    $159.10     $25.59      11.2%
-------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates     W-1 to G-1                      Year 2001 Consolidated Rates    W-1 to G-1

Customer Charge                                  $0.90            Customer Charge                                $8.32
Distribution Charge                 KWh x     $0.02343            Distribution Charge               KWh x     $0.03843
Transition Charge                   KWh x     $0.02300            Transition Charge                 KWh x     $0.01250
Transmission Charge                 KWh x     $0.00291            Transmission Charge               KWh x     $0.00568
Energy Conservation Charge          KWh x     $0.00270            Energy Conservation Charge        KWh x     $0.00270
Renewables Charge                   KWh x     $0.00100            Renewables Charge                 KWh x     $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge             KWh x     $0.03800            Standard Service Charge                     $0.03800

File:         C:\EDGAR\[eectb1a.wk4]Input Section                                                      New England Electric System
Range:        W-1 TO R-1 1                        Massachusetts Electric Company                       Eastern Utilities Associates
Date:         04-Aug-99                               Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:         12:52 PM                Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 81 of 82
                                 Impact on W-1 to R-1 Rate Customers with Interruptible Credit #1

-----------------------------------------------------------------------------------------------------------------
                          Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates     Increase/(Decrease)
        Monthly                      Standard   Retail              Standard    Retail
          KWh              Total     Service   Delivery    Total     Service   Delivery     Amount        %
-----------------------------------------------------------------------------------------------------------------
           10                 $1.81      $0.38     $1.43     $1.16       $0.38     $0.78       ($0.65)    -35.9%

           50                 $5.46      $1.90     $3.56     $4.56       $1.90     $2.66       ($0.90)    -16.5%

          100                $10.00      $3.80     $6.20     $8.80       $3.80     $5.00       ($1.20)    -12.0%

          250                $23.67      $9.50    $14.17    $21.54       $9.50    $12.04       ($2.13)     -9.0%

          500                $46.43     $19.00    $27.43    $42.78      $19.00    $23.78       ($3.65)     -7.9%

          750                $69.18     $28.50    $40.68    $64.01      $28.50    $35.51       ($5.17)     -7.5%

        1,000                $91.94     $38.00    $53.94    $85.24      $38.00    $47.24       ($6.70)     -7.3%

        1,500               $137.47     $57.00    $80.47   $127.71      $57.00    $70.71       ($9.76)     -7.1%
-----------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates       W-1 to R-1                     Year 2001 Consolidated Rates       W-1 to R-1

Customer Charge                                    $0.90           Customer Charge                                    $5.81
Distribution Charge                   KWh x     $0.02343           Distribution Charge                  KWh x      $0.02502
Transition Charge                     KWh x     $0.02300           Transition Charge                    KWh x      $0.01250
Transmission Charge                   KWh x     $0.00291           Transmission Charge                  KWh x      $0.00571
Energy Conservation Charge            KWh x     $0.00270           Interruptible Credit  #1                          ($5.50)
Renewables Charge                     KWh x     $0.00100           Energy Conservation Charge           KWh x      $0.00270
                                                                   Renewables Charge                    KWh x      $0.00100


Supplier Services                                                  Supplier Services

Standard Service Charge               KWh x     $0.03800           Standard Service Charge                         $0.03800

File:         C:\EDGAR\[eectb1a.wk4]Input Section                                                      New England Electric System
Range:        W-1 TO R-1 2                        Massachusetts Electric Company                       Eastern Utilities Associates
Date:         04-Aug-99                               Eastern Edison Company                           M.D.T.E. Docket No. 99-__
Time:         12:52 PM                Calculation of Monthly Typical Bill for January 1, 2001          Exhibit TMB-10, Revised
                                                                                                       Page 82 of 82
                                 Impact on W-1 to R-1 Rate Customers with Interruptible Credit #2

-----------------------------------------------------------------------------------------------------------------
                          Estimated Year 2001 EEC Rates   Year 2001 Consolidated Rates     Increase/(Decrease)
        Monthly                      Standard   Retail              Standard    Retail
          KWh              Total     Service   Delivery    Total     Service   Delivery     Amount        %
-----------------------------------------------------------------------------------------------------------------
           10                 $1.81      $0.38     $1.43    ($0.84)      $0.38    ($1.22)      ($2.65)   -146.4%

           50                 $5.46      $1.90     $3.56     $2.56       $1.90     $0.66       ($2.90)    -53.1%

          100                $10.00      $3.80     $6.20     $6.80       $3.80     $3.00       ($3.20)    -32.0%

          250                $23.67      $9.50    $14.17    $19.54       $9.50    $10.04       ($4.13)    -17.4%

          500                $46.43     $19.00    $27.43    $40.78      $19.00    $21.78       ($5.65)    -12.2%

          750                $69.18     $28.50    $40.68    $62.01      $28.50    $33.51       ($7.17)    -10.4%

        1,000                $91.94     $38.00    $53.94    $83.24      $38.00    $45.24       ($8.70)     -9.5%

        1,500               $137.47     $57.00    $80.47   $125.71      $57.00    $68.71      ($11.76)     -8.6%
-----------------------------------------------------------------------------------------------------------------





Estimated Year 2001 EEC Rates       W-1 to R-1                     Year 2001 Consolidated Rates       W-1 to R-1

Customer Charge                                    $0.90           Customer Charge                                    $5.81
Distribution Charge                   KWh x     $0.02343           Distribution Charge                  KWh x      $0.02502
Transition Charge                     KWh x     $0.02300           Transition Charge                    KWh x      $0.01250
Transmission Charge                   KWh x     $0.00291           Transmission Charge                  KWh x      $0.00571
Energy Conservation Charge            KWh x     $0.00270           Interruptible Credit  #2                          ($7.50)
Renewables Charge                     KWh x     $0.00100           Energy Conservation Charge           KWh x      $0.00270
                                                                   Renewables Charge                    KWh x      $0.00100


Supplier Services                                                  Supplier Services

Standard Service Charge               KWh x     $0.03800           Standard Service Charge                         $0.03800

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-11

                         Massachusetts Electric Company

                                  Typical Bills

                       January 1, 2001 Assuming No Merger

                                       vs.

                         January 1, 2001 Combined Rates

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 1 of 22
                                                Impact on R-1 Rate Customers



           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

  125     $16.26    $4.75      $11.51        $16.40       $4.75      $11.65        $0.14        0.9%

  250     $26.71    $9.50      $17.21        $26.98       $9.50      $17.48        $0.27        1.0%

  500     $47.60    $19.00     $28.60        $48.16      $19.00      $29.16        $0.56        1.2%

  750     $68.50    $28.50     $40.00        $69.33      $28.50      $40.83        $0.83        1.2%

1,000     $89.39    $38.00     $51.39        $90.50      $38.00      $52.50        $1.11        1.2%

1,250    $110.29    $47.50     $62.79       $111.67      $47.50      $64.17        $1.38        1.3%

1,500    $131.18    $57.00     $74.18       $132.85      $57.00      $75.85        $1.67        1.3%

2,000    $172.97    $76.00     $96.97       $175.19      $76.00      $99.19        $2.22        1.3%



Projected January 1, 2001 Rates:  R-1                  Proposed Combined 2001 Rates  R-1

Customer Charge                            $5.81       Customer Charge                       $5.81
Distribution Charge      KWh x          $0.02502       Distribution Charge      KWh x     $0.02502
Transition Charge        KWh x          $0.01070       Transition Charge        KWh x     $0.01250
Transmission Charge      KWh x          $0.00616       Transmission Charge      KWh x     $0.00547
DSM Charge               KWh x          $0.00270       DSM Charge               KWh x     $0.00270
Renewables Charge        KWh x          $0.00100       Renewables Charge        KWh x     $0.00100


Supplier Services                                       Supplier Services

Standard Service Charge  KWh x           $0.03800       Standard Service Charge KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 2 of 22

                                    Impact on R-1 Rate Customers (with Interruptible Credit #1)

           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

  250      $21.21    $9.50      $11.71       $21.48        $9.50      $11.98       $0.27         1.3%

  500      $42.10   $19.00      $23.10       $42.66       $19.00      $23.66       $0.56         1.3%

  750      $63.00   $28.50      $34.50       $63.83       $28.50      $35.33       $0.83         1.3%

1,000      $83.89   $38.00      $45.89       $85.00       $38.00      $47.00       $1.11         1.3%

1,250     $104.79   $47.50      $57.29      $106.17       $47.50      $58.67       $1.38         1.3%

1,500     $125.68   $57.00      $68.68      $127.35       $57.00      $70.35       $1.67         1.3%

2,000     $167.47   $76.00      $91.47      $169.69       $76.00      $93.69       $2.22         1.3%

2,500     $209.26   $95.00     $114.26      $212.04       $95.00     $117.04       $2.78         1.3%





Projected January 1, 2001 Rates:  R-1                   Proposed Combined 2001 Rates  R-1

Customer Charge                             $5.81      Customer Charge                       $5.81
Distribution Charge      KWh x           $0.02502      Distribution Charge      KWh x     $0.02502
Transition Charge        KWh x           $0.01070      Transition Charge        KWh x     $0.01250
Transmission Charge      KWh x           $0.00616      Transmission Charge      KWh x     $0.00547
Interruptible Credit #1  KWh x             ($5.50)     Interruptible Credit #1  KWh x       ($5.50)
DSM Charge               KWh x           $0.00270      DSM Charge               KWh x     $0.00270
Renewables Charge        KWh x           $0.00100      Renewables Charge        KWh x     $0.00100

Supplier Services                                      Supplier Services

Standard Service Charge  KWh x           $0.03800      Standard Service Charge KWh x      $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 3 of 22
                                    Impact on R-1 Rate Customers (with Interruptible Credit #2)


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

  250      $19.21    $9.50       $9.71       $19.48        $9.50       $9.98       $0.27         1.4%

  500      $40.10   $19.00      $21.10       $40.66       $19.00      $21.66       $0.56         1.4%

  750      $61.00   $28.50      $32.50       $61.83       $28.50      $33.33       $0.83         1.4%

1,000      $81.89   $38.00      $43.89       $83.00       $38.00      $45.00       $1.11         1.4%

1,250     $102.79   $47.50      $55.29      $104.17       $47.50      $56.67       $1.38         1.3%

1,500     $123.68   $57.00      $66.68      $125.35       $57.00      $68.35       $1.67         1.4%

2,000     $165.47   $76.00      $89.47      $167.69       $76.00      $91.69       $2.22         1.3%

2,500     $207.26   $95.00     $112.26      $210.04       $95.00     $115.04       $2.78         1.3%





Projected January 1, 2001 Rates:  R-1                   Proposed Combined 2001 Rates  R-1

Customer Charge                             $5.81       Customer Charge                           $5.81
Distribution Charge      KWh x           $0.02502       Distribution Charge     KWh x          $0.02502
Transition Charge        KWh x           $0.01070       Transition Charge       KWh x          $0.01250
Transmission Charge      KWh x           $0.00616       Transmission Charge     KWh x          $0.00547
Interruptible Credit #2  KWh x             ($7.50)      Interruptible Credit #2 KWh x            ($7.50)
DSM Charge               KWh x           $0.00270       DSM Charge              KWh x          $0.00270
Renewables Charge        KWh x           $0.00100       Renewables Charge       KWh x          $0.00100


Supplier Services                                       Supplier Services

Standard Service Charge  KWh x           $0.03800       Standard Service Charge KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 4 of 22
                                                   Impact on R-2 Rate Customers


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

 50        $6.93     $1.90       $5.03        $6.99        $1.90       $5.09       $0.06         0.9%

100       $10.09     $3.80       $6.29       $10.20        $3.80       $6.40       $0.11         1.1%

150       $13.25     $5.70       $7.55       $13.42        $5.70       $7.72       $0.17         1.3%

250       $19.57     $9.50      $10.07       $19.85        $9.50      $10.35       $0.28         1.4%

300       $22.73    $11.40      $11.33       $23.06       $11.40      $11.66       $0.33         1.5%

500       $35.37    $19.00      $16.37       $35.92       $19.00      $16.92       $0.55         1.6%

600       $41.68    $22.80      $18.88       $42.35       $22.80      $19.55       $0.67         1.6%

750       $51.16    $28.50      $22.66       $52.00       $28.50      $23.50       $0.84         1.6%





Projected January 1, 2001 Rates:  R-2                   Proposed Combined 2001 Rates  R-2

Customer Charge                              $3.77      Customer Charge                       $3.77
Distribution Charge      KWh x            $0.00463      Distribution Charge     KWh x      $0.00463
Transition Charge        KWh x            $0.01070      Transition Charge       KWh x      $0.01250
Transmission Charge      KWh x            $0.00616      Transmission Charge     KWh x      $0.00547
DSM Charge               KWh x            $0.00270      DSM Charge              KWh x      $0.00270
Renewables Charge        KWh x            $0.00100      Renewables Charge       KWh x      $0.00100


Supplier Services                                       Supplier Services

Standard Service Charge  KWh x           $0.03800       Standard Service Charge KWh x      $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 5 of 22
                                                   Impact on R-2 Rate Customers
                                                   With Interruptible Credit #1


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

  300      $17.23   $11.40       $5.83       $17.56       $11.40       $6.16       $0.33         1.9%

  500      $29.87   $19.00      $10.87       $30.42       $19.00      $11.42       $0.55         1.8%

  600      $36.18   $22.80      $13.38       $36.85       $22.80      $14.05       $0.67         1.9%

  750      $45.66   $28.50      $17.16       $46.50       $28.50      $18.00       $0.84         1.8%

  900      $55.14   $34.20      $20.94       $56.14       $34.20      $21.94       $1.00         1.8%

1,000      $61.46   $38.00      $23.46       $62.57       $38.00      $24.57       $1.11         1.8%

1,500      $93.06   $57.00      $36.06       $94.72       $57.00      $37.72       $1.66         1.8%

1,750     $108.85   $66.50      $42.35      $110.80       $66.50      $44.30       $1.95         1.8%




Projected January 1, 2001 Rates:  R-2                   Proposed Combined 2001 Rates  R-2

Customer Charge                            $3.77        Customer Charge                           $3.77
Distribution Charge      KWh x          $0.00463        Distribution Charge       KWh x        $0.00463
Transition Charge        KWh x          $0.01070        Transition Charge         KWh x        $0.01250
Transmission Charge      KWh x          $0.00616        Transmission Charge       KWh x        $0.00547
Interruptible Credit #1  KWh x            ($5.50)       Interruptible Credit #1   KWh x          ($5.50)
DSM Charge               KWh x          $0.00270        DSM Charge                KWh x        $0.00270
Renewables Charge        KWh x          $0.00100        Renewables Charge         KWh x        $0.00100


Supplier Services                                       Supplier Services

Standard Service Charge  KWh x         $0.03800         Standard Service Charge   KWh x        $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 6 of 22
                                                   Impact on R-2 Rate Customers
                                                   With Interruptible Credit #2


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

  300      $15.23  $11.40       $3.83       $15.56       $11.40       $4.16       $0.33         2.2%

  500      $27.87  $19.00       $8.87       $28.42       $19.00       $9.42       $0.55         2.0%

  600      $34.18  $22.80      $11.38       $34.85       $22.80      $12.05       $0.67         2.0%

  750      $43.66  $28.50      $15.16       $44.50       $28.50      $16.00       $0.84         1.9%

  900      $53.14  $34.20      $18.94       $54.14       $34.20      $19.94       $1.00         1.9%

1,000      $59.46  $38.00      $21.46       $60.57       $38.00      $22.57       $1.11         1.9%

1,500      $91.06  $57.00      $34.06       $92.72       $57.00      $35.72       $1.66         1.8%

1,750     $106.85  $66.50      $40.35      $108.80       $66.50      $42.30       $1.95         1.8%





Projected January 1, 2001 Rates:  R-2                   Proposed Combined 2001 Rates  R-2

Customer Charge                            $3.77        Customer Charge         KWh x        $3.77
Distribution Charge      KWh x          $0.00463        Distribution Charge     KWh x     $0.00463
Transition Charge        KWh x          $0.01070        Transition Charge       KWh x     $0.01250
Transmission Charge      KWh x          $0.00616        Transmission Charge     KWh x     $0.00547
Interruptible Credit #2  KWh x            ($7.50)       Interruptible Credit #2 KWh x       ($7.50)
DSM Charge               KWh x          $0.00270        DSM Charge              KWh x     $0.00270
Renewables Charge        KWh x          $0.00100        Renewables Charge       KWh x     $0.00100


Supplier Services                                       Supplier Services

Standard Service Charge  KWh x          $0.03800        Standard Service Charge KWh x     $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 7 of 22
                                                   Impact on R-4 Rate Customers

KWh Split:    - On Peak           25%
              - Off Peak          75%


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

 1,000     $93.86    $38.00      $55.86       $94.31       $38.00      $56.31       $0.45         0.5%

 1,500    $131.29    $57.00      $74.29      $131.97       $57.00      $74.97       $0.68         0.5%

 2,000    $168.72    $76.00      $92.72      $169.63       $76.00      $93.63       $0.91         0.5%

 3,000    $243.57   $114.00     $129.57      $244.94      $114.00     $130.94       $1.37         0.6%

 4,000    $318.43   $152.00     $166.43      $320.25      $152.00     $168.25       $1.82         0.6%

 5,000    $393.29   $190.00     $203.29      $395.56      $190.00     $205.56       $2.27         0.6%

 8,000    $617.86   $304.00     $313.86      $621.50      $304.00     $317.50       $3.64         0.6%

10,000    $767.58   $380.00     $387.58      $772.13      $380.00     $392.13       $4.55         0.6%





Projected January 1, 2001 Rates:      R-4                   Proposed Combined 2001 Rates      R-4

Customer Charge                                   $19.00    Customer Charge                               $19.00
Distribution Charge: On Peak          KWh x     $0.05527    Distribution Charge: On Peak      KWh x     $0.05527
Distribution Charge: Off Peak         KWh x     $0.00730    Distribution Charge: Off Peak     KWh x     $0.00730
Transition Charge: On Peak            KWh x     $0.02659    Transition Charge: On Peak        KWh x     $0.03017
Transition Charge: Off Peak           KWh x     $0.00217    Transition Charge: Off Peak       KWh x     $0.00253
Transmission Charge: On Peak          KWh x     $0.00559    Transmission Charge: On Peak      KWh x     $0.00488
Transmission Charge: Off Peak         KWh x     $0.00559    Transmission Charge: Off Peak     KWh x     $0.00488
DSM Charge                            KWh x     $0.00270    DSM Charge                        KWh x     $0.00270
Renewables Charge                     KWh x     $0.00100    Renewables Charge                 KWh x     $0.00100

Supplier Services                                           Supplier Services

Standard Service Charge               KWh x     $0.03800    Standard Service Charge           KWh x     $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 8 of 22
                                                Impact on R-4 Rate Customers
KWh Split:    - On Peak           30%
              - Off Peak          70%


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

 1,000     $97.48    $38.00      $59.48       $98.09       $38.00      $60.09       $0.61         0.6%

 1,500    $136.72    $57.00      $79.72      $137.64       $57.00      $80.64       $0.92         0.7%

 2,000    $175.95    $76.00      $99.95      $177.19       $76.00     $101.19       $1.24         0.7%

 3,000    $254.43   $114.00     $140.43      $256.28      $114.00     $142.28       $1.85         0.7%

 4,000    $332.91   $152.00     $180.91      $335.37      $152.00     $183.37       $2.46         0.7%

 5,000    $411.39   $190.00     $221.39      $414.47      $190.00     $224.47       $3.08         0.7%

 8,000    $646.82   $304.00     $342.82      $651.74      $304.00     $347.74       $4.92         0.8%

10,000    $803.77   $380.00     $423.77      $809.93      $380.00     $429.93       $6.16         0.8%





Projected January 1, 2001 Rates:      R-4                   Proposed Combined 2001 Rates          R-4

Customer Charge                                     $19.00  Customer Charge                                    $19.00
Distribution Charge: On Peak          KWh x       $0.05527  Distribution Charge: On Peak          KWh x      $0.05527
Distribution Charge: Off Peak         KWh x       $0.00730  Distribution Charge: Off Peak         KWh x      $0.00730
Transition Charge: On Peak            KWh x       $0.02659  Transition Charge: On Peak            KWh x      $0.03017
Transition Charge: Off Peak           KWh x       $0.00217  Transition Charge: Off Peak           KWh x      $0.00253
Transmission Charge: On Peak          KWh x       $0.00559  Transmission Charge: On Peak          KWh x      $0.00488
Transmission Charge: Off Peak         KWh x       $0.00559  Transmission Charge: Off Peak         KWh x      $0.00488
DSM Charge                            KWh x       $0.00270  DSM Charge                            KWh x      $0.00270
Renewables Charge                     KWh x       $0.00100  Renewables Charge                     KWh x      $0.00100


Supplier Services                                           Supplier Services

Standard Service Charge               KWh x       $0.03800  Standard Service Charge               KWh x      $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 9 of 22
                                                Impact on R-4 Rate Customers

KWh Split:    - On Peak           40%
              - Off Peak          60%


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

 1,000    $104.72    $38.00      $66.72      $105.65       $38.00      $67.65       $0.93         0.9%

 1,500    $147.57    $57.00      $90.57      $148.98       $57.00      $91.98       $1.41         1.0%

 2,000    $190.43    $76.00     $114.43      $192.31       $76.00     $116.31       $1.88         1.0%

 3,000    $276.15   $114.00     $162.15      $278.96      $114.00     $164.96       $2.81         1.0%

 4,000    $361.86   $152.00     $209.86      $365.62      $152.00     $213.62       $3.76         1.0%

 5,000    $447.58   $190.00     $257.58      $452.27      $190.00     $262.27       $4.69         1.0%

 8,000    $704.73   $304.00     $400.73      $712.23      $304.00     $408.23       $7.50         1.1%

10,000    $876.16   $380.00     $496.16      $885.54      $380.00     $505.54       $9.38         1.1%





Projected January 1, 2001 Rates:      R-4                           Proposed Combined 2001 Rates         R-4

Customer Charge                                  $19.00             Customer Charge                                       $19.00
Distribution Charge: On Peak          KWh x    $0.05527             Distribution Charge: On Peak         KWh x          $0.05527
Distribution Charge: Off Peak         KWh x    $0.00730             Distribution Charge: Off Peak        KWh x          $0.00730
Transition Charge: On Peak            KWh x    $0.02659             Transition Charge: On Peak           KWh x          $0.03017
Transition Charge: Off Peak           KWh x    $0.00217             Transition Charge: Off Peak          KWh x          $0.00253
Transmission Charge: On Peak          KWh x    $0.00559             Transmission Charge: On Peak         KWh x          $0.00488
Transmission Charge: Off Peak         KWh x    $0.00559             Transmission Charge: Off Peak        KWh x          $0.00488
DSM Charge                            KWh x    $0.00270             DSM Charge                           KWh x          $0.00270
Renewables Charge                     KWh x    $0.00100             Renewables Charge                    KWh x          $0.00100

Supplier Services                                                   Supplier Services

Standard Service Charge               KWh x    $0.03800             Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 10 of 22
                                                   Impact on G-1 Rate Customers


           Projected January 1, 2001 Rates    Proposed Combined 2001 Rates         Increase (Decrease)
Monthly             Standard   Retail                     Standard     Retail
  KWh      Total    Service    Delivery       Total       Service    Delivery      Amount         %

   50      $13.16     $1.90      $11.26       $13.22        $1.90      $11.32       $0.06         0.5%

  100      $17.99     $3.80      $14.19       $18.13        $3.80      $14.33       $0.14         0.8%

  250      $32.50     $9.50      $23.00       $32.84        $9.50      $23.34       $0.34         1.0%

  500      $56.68    $19.00      $37.68       $57.36       $19.00      $38.36       $0.68         1.2%

1,000     $105.04    $38.00      $67.04      $106.39       $38.00      $68.39       $1.35         1.3%

2,500     $250.12    $95.00     $155.12      $253.50       $95.00     $158.50       $3.38         1.4%

5,000     $491.92   $190.00     $301.92      $498.67      $190.00     $308.67       $6.75         1.4%

7,500     $733.72   $285.00     $448.72      $743.85      $285.00     $458.85      $10.13         1.4%



Projected January 1, 2001 Rates:                 G-1              Proposed Combined 2001 Rates         G-1

Customer Charge                                     $8.32         Customer Charge                                        $8.32
Distribution Charge                   KWh x      $0.03843         Distribution Charge                  KWh x          $0.03843
Transition Charge                     KWh x      $0.01070         Transition Charge                    KWh x          $0.01250
Transmission Charge                   KWh x      $0.00589         Transmission Charge                  KWh x          $0.00544
DSM Charge                            KWh x      $0.00270         DSM Charge                           KWh x          $0.00270
Renewables Charge                     KWh x      $0.00100         Renewables Charge                    KWh x          $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge               KWh x      $0.03800         Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 11 of 22
                                                   Impact on G-2 Rate Customers

Hours Use:            200

                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

  15       3,000       $282.17        $114.00     $168.17       $285.50     $114.00     $171.50        $3.33        1.2%

  20       4,000       $371.15        $152.00     $219.15       $375.59     $152.00     $223.59        $4.44        1.2%

  40       8,000       $727.07        $304.00     $423.07       $735.95     $304.00     $431.95        $8.88        1.2%

  75      15,000     $1,349.93        $570.00     $779.93     $1,366.58     $570.00     $796.58       $16.65        1.2%

 150      30,000     $2,684.63      $1,140.00   $1,544.63     $2,717.93   $1,140.00   $1,577.93       $33.30        1.2%


Projected January 1, 2001 Rates:  G-2                           Proposed Combined 2001 Rates         G-2

Customer Charge                                      $15.23     Customer Charge                                       $15.23
Distribution Demand Charge            KWh x           $5.92     Distribution Demand Charge           KWh x             $5.92
Distribution Charge                   KWh x        $0.00138     Transition Demand Charge             KWh x             $0.00
Transition Charge                     KWh x        $0.01070     Distribution Charge                  KWh x          $0.00138
Transmission Charge                   KWh x        $0.00560     Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x        $0.00270     Transmission Charge                  KWh x          $0.00491
Renewables Charge                     KWh x        $0.00100     DSM Charge                           KWh x          $0.00270
                                                                Renewables Charge                    KWh x          $0.00100

Supplier Services                                               Supplier Services

Standard Service Charge               KWh x        $0.03800     Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 12 of 22
                                                Impact on G-2 Rate Customers


Hours Use:            250

                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 15       3,750         $326.71       $142.50     $184.21       $330.87     $142.50     $188.37        $4.16        1.3%

 20       5,000         $430.53       $190.00     $240.53       $436.08     $190.00     $246.08        $5.55        1.3%

 40      10,000         $845.83       $380.00     $465.83       $856.93     $380.00     $476.93       $11.10        1.3%

 75      18,750       $1,572.61       $712.50     $860.11     $1,593.42     $712.50     $880.92       $20.81        1.3%

150      37,500       $3,129.98     $1,425.00   $1,704.98     $3,171.61   $1,425.00   $1,746.61       $41.63        1.3%




Projected January 1, 2001 Rates:                 G-2             Proposed Combined 2001 Rates         G-2

Customer Charge                                    $15.23        Customer Charge                                       $15.23
Distribution Demand Charge            KWh x         $5.92        Distribution Demand Charge           KWh x             $5.92
Distribution Charge                   KWh x      $0.00138        Transition Demand Charge             KWh x             $0.00
Transition Charge                     KWh x      $0.01070        Distribution Charge                  KWh x          $0.00138
Transmission Charge                   KWh x      $0.00560        Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x      $0.00270        Transmission Charge                  KWh x          $0.00491
Renewables Charge                     KWh x      $0.00100        DSM Charge                           KWh x          $0.00270
                                                                 Renewables Charge                    KWh x          $0.00100


Supplier Services                                                Supplier Services

Standard Service Charge               KWh x      $0.03800        Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 13 of 22
                                                Impact on G-2 Rate Customers


Hours Use:            300

                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 15       4,500         $371.24        $171.00     $200.24       $376.24     $171.00     $205.24        $5.00        1.3%

 20       6,000         $489.91        $228.00     $261.91       $496.57     $228.00     $268.57        $6.66        1.4%

 40      12,000         $964.59        $456.00     $508.59       $977.91     $456.00     $521.91       $13.32        1.4%

 75      22,500       $1,795.28        $855.00     $940.28     $1,820.26     $855.00     $965.26       $24.98        1.4%

150      45,000       $3,575.33      $1,710.00   $1,865.33     $3,625.28   $1,710.00   $1,915.28       $49.95        1.4%




Projected January 1, 2001 Rates:                 G-2           Proposed Combined 2001 Rates                 G-2

Customer Charge                                 $15.23         Customer Charge                                       $15.23
Distribution Demand Charge       KWh x           $5.92         Distribution Demand Charge           KWh x             $5.92
Distribution Charge              KWh x        $0.00138         Transition Demand Charge             KWh x             $0.00
Transition Charge                KWh x        $0.01070         Distribution Charge                  KWh x          $0.00138
Transmission Charge              KWh x        $0.00560         Transition Charge                    KWh x          $0.01250
DSM Charge                       KWh x        $0.00270         Transmission Charge                  KWh x          $0.00491
Renewables Charge                KWh x        $0.00100         DSM Charge                           KWh x          $0.00270
                                                               Renewables Charge                    KWh x          $0.00100

Supplier Services                                              Supplier Services

Standard Service Charge          KWh x        $0.03800         Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 14 of 22
                                                Impact on G-2 Rate Customers


Hours Use:            350


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 15       5,250           $415.78       $199.50     $216.28       $421.60     $199.50     $222.10        $5.82        1.4%

 20       7,000           $549.29       $266.00     $283.29       $557.06     $266.00     $291.06        $7.77        1.4%

 40      14,000         $1,083.35       $532.00     $551.35     $1,098.89     $532.00     $566.89       $15.54        1.4%

 75      26,250         $2,017.96       $997.50   $1,020.46     $2,047.09     $997.50   $1,049.59       $29.13        1.4%

150      52,500         $4,020.68      $1,995.00  $2,025.68     $4,078.96   $1,995.00   $2,083.96       $58.28        1.4%




Projected January 1, 2001 Rates:                   G-2                Proposed Combined 2001 Rates         G-2

Customer Charge                                      $15.23           Customer Charge                                  $15.23
Distribution Demand Charge            KWh x           $5.92           Distribution Demand Charge           KWh x        $5.92
Distribution Charge                   KWh x        $0.00138           Transition Demand Charge             KWh x        $0.00
Transition Charge                     KWh x        $0.01070           Distribution Charge                  KWh x     $0.00138
Transmission Charge                   KWh x        $0.00560           Transition Charge                    KWh x     $0.01250
DSM Charge                            KWh x        $0.00270           Transmission Charge                  KWh x     $0.00491
Renewables Charge                     KWh x        $0.00100           DSM Charge                           KWh x     $0.00270
                                                                      Renewables Charge                    KWh x     $0.00100

Supplier Services                                                     Supplier Services

Standard Service Charge               KWh x        $0.03800           Standard Service Charge              KWh x     $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 15 of 22
                                                Impact on G-2 Rate Customers


Hours Use:            400

                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 15       6,000            $460.31       $228.00     $232.31       $466.97     $228.00     $238.97        $6.66        1.4%

 20       8,000            $608.67       $304.00     $304.67       $617.55     $304.00     $313.55        $8.88        1.5%

 40      16,000          $1,202.11       $608.00     $594.11     $1,219.87     $608.00     $611.87       $17.76        1.5%

 75      30,000          $2,240.63     $1,140.00   $1,100.63     $2,273.93   $1,140.00   $1,133.93       $33.30        1.5%

150      60,000          $4,466.03     $2,280.00   $2,186.03     $4,532.63   $2,280.00   $2,252.63       $66.60        1.5%




Projected January 1, 2001 Rates:                 G-2               Proposed Combined 2001 Rates        G-2

Customer Charge                                   $15.23           Customer Charge                                       $15.23
Distribution Demand Charge       KWh x             $5.92           Distribution Demand Charge           KWh x             $5.92
Distribution Charge              KWh x          $0.00138           Transition Demand Charge             KWh x             $0.00
Transition Charge                KWh x          $0.01070           Distribution Charge                  KWh x          $0.00138
Transmission Charge              KWh x          $0.00560           Transition Charge                    KWh x          $0.01250
DSM Charge                       KWh x          $0.00270           Transmission Charge                  KWh x          $0.00491
Renewables Charge                KWh x          $0.00100           DSM Charge                           KWh x          $0.00270
                                                                   Renewables Charge                    KWh x          $0.00100


Supplier Services                                                  Supplier Services

Standard Service Charge          KWh x          $0.03800           Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 16 of 22
                                                Impact on G-2 Rate Customers


Hours Use:            450

                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 15        6,750         $504.85        $256.50     $248.35       $512.34     $256.50     $255.84        $7.49        1.5%

 20        9,000         $668.05        $342.00     $326.05       $678.04     $342.00     $336.04        $9.99        1.5%

 40       18,000       $1,320.87        $684.00     $636.87     $1,340.85     $684.00     $656.85       $19.98        1.5%

 75       33,750       $2,463.31      $1,282.50   $1,180.81     $2,500.77   $1,282.50   $1,218.27       $37.46        1.5%

150       67,500       $4,911.38      $2,565.00   $2,346.38     $4,986.31   $2,565.00   $2,421.31       $74.93        1.5%




Projected January 1, 2001 Rates:                   G-2                Proposed Combined 2001 Rates         G-2

Customer Charge                                      $15.23           Customer Charge                                       $15.23
Distribution Demand Charge            KWh x           $5.92           Distribution Demand Charge           KWh x             $5.92
Distribution Charge                   KWh x        $0.00138           Transition Demand Charge             KWh x             $0.00
Transition Charge                     KWh x        $0.01070           Distribution Charge                  KWh x          $0.00138
Transmission Charge                   KWh x        $0.00560           Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x        $0.00270           Transmission Charge                  KWh x          $0.00491
Renewables Charge                     KWh x        $0.00100           DSM Charge                           KWh x          $0.00270
                                                                      Renewables Charge                    KWh x          $0.00100


Supplier Services                                                     Supplier Services

Standard Service Charge               KWh x        $0.03800           Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 17 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            250

KWh Split:     -  On Peak         55%
               - Off Peak         45%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     150,000        $11,832.75      $5,700.00   $6,132.75    $12,011.25   $5,700.00   $6,311.25      $178.50    1.5%

 800     200,000        $15,754.57      $7,600.00   $8,154.57    $15,992.57   $7,600.00   $8,392.57      $238.00    1.5%

1000     250,000        $19,676.40      $9,500.00  $10,176.40    $19,973.90   $9,500.00  $10,473.90      $297.50    1.5%

1500     375,000        $29,480.96     $14,250.00  $15,230.96    $29,927.21  $14,250.00  $15,677.21      $446.25    1.5%

3000     750,000        $58,894.65     $28,500.00  $30,394.65    $59,787.15  $28,500.00  $31,287.15      $892.50    1.5%




Projected January 1, 2001 Rates:                 G-3                Proposed Combined 2001 Rates         G-3

Customer Charge                                     $67.27          Customer Charge                                       $67.27
Distribution Demand Charge            KWh x          $3.63          Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x       $0.01183          Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x       $0.00000          Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x       $0.01070          Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x       $0.00501          Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x       $0.00270          Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x       $0.00100          DSM Charge                           KWh x          $0.00270
                                                                    Renewables Charge                    KWh x          $0.00100

Supplier Services                                                   Supplier Services

Standard Service Charge               KWh x       $0.03800          Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 18 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            300

KWh Split:     -  On Peak         50%
               - Off Peak         50%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     180,000     $13,643.77      $6,840.00   $6,803.77    $13,857.97   $6,840.00   $7,017.97      $214.20     1.6%

 800     240,000     $18,169.27      $9,120.00   $9,049.27    $18,454.87   $9,120.00   $9,334.87      $285.60     1.6%

1000     300,000     $22,694.77     $11,400.00  $11,294.77    $23,051.77  $11,400.00  $11,651.77      $357.00     1.6%

1500     450,000     $34,008.52     $17,100.00  $16,908.52    $34,544.02  $17,100.00  $17,444.02      $535.50     1.6%

3000     900,000     $67,949.77     $34,200.00  $33,749.77    $69,020.77  $34,200.00  $34,820.77    $1,071.00     1.6%




Projected January 1, 2001 Rates:                 G-3                  Proposed Combined 2001 Rates        G-3

Customer Charge                                     $67.27            Customer Charge                                       $67.27
Distribution Demand Charge            KWh x          $3.63            Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x       $0.01183            Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x       $0.00000            Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x       $0.01070            Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x       $0.00501            Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x       $0.00270            Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x       $0.00100            DSM Charge                           KWh x          $0.00270
                                                                      Renewables Charge                    KWh x          $0.00100

Supplier Services                                                     Supplier Services

Standard Service Charge               KWh x       $0.03800            Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 19 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            350

KWh Split:     -  On Peak         50%
               - Off Peak         50%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     210,000        $15,543.52      $7,980.00   $7,563.52    $15,793.42   $7,980.00   $7,813.42      $249.90    1.6%

 800     280,000        $20,702.27     $10,640.00  $10,062.27    $21,035.47  $10,640.00  $10,395.47      $333.20    1.6%

1000     350,000        $25,861.02     $13,300.00  $12,561.02    $26,277.52  $13,300.00  $12,977.52      $416.50    1.6%

1500     525,000        $38,757.90     $19,950.00  $18,807.90    $39,382.65  $19,950.00  $19,432.65      $624.75    1.6%

3000   1,050,000        $77,448.52     $39,900.00  $37,548.52    $78,698.02  $39,900.00  $38,798.02    $1,249.50    1.6%




Projected January 1, 2001 Rates:                 G-3              Proposed Combined 2001 Rates                 G-3

Customer Charge                                    $67.27         Customer Charge                                       $67.27
Distribution Demand Charge            KWh x         $3.63         Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x      $0.01183         Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x      $0.00000         Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x      $0.01070         Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x      $0.00501         Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x      $0.00270         Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x      $0.00100         DSM Charge                           KWh x          $0.00270
                                                                  Renewables Charge                    KWh x          $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge               KWh x      $0.03800         Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 20 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            400

KWh Split:     -  On Peak         45%
               - Off Peak         55%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     240,000      $17,301.31      $9,120.00   $8,181.31    $17,586.91   $9,120.00   $8,466.91      $285.60    1.7%

 800     320,000      $23,045.99     $12,160.00  $10,885.99    $23,426.79  $12,160.00  $11,266.79      $380.80    1.7%

1000     400,000      $28,790.67     $15,200.00  $13,590.67    $29,266.67  $15,200.00  $14,066.67      $476.00    1.7%

1500     600,000      $43,152.37     $22,800.00  $20,352.37    $43,866.37  $22,800.00  $21,066.37      $714.00    1.7%

3000   1,200,000      $86,237.47     $45,600.00  $40,637.47    $87,665.47  $45,600.00  $42,065.47    $1,428.00    1.7%




Projected January 1, 2001 Rates:      G-3                         Proposed Combined 2001 Rates         G-3

Customer Charge                                    $67.27         Customer Charge                                       $67.27
Distribution Demand Charge            KWh x         $3.63         Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x      $0.01183         Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x      $0.00000         Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x      $0.01070         Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x      $0.00501         Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x      $0.00270         Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x      $0.00100         DSM Charge                           KWh x          $0.00270
                                                                  Renewables Charge                    KWh x          $0.00100


Supplier Services                                                 Supplier Services

Standard Service Charge               KWh x      $0.03800         Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 21 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            450

KWh Split:     -  On Peak         45%
               - Off Peak         55%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     270,000        $19,183.32     $10,260.00   $8,923.32    $19,504.62  $10,260.00   $9,244.62      $321.30        1.7%

 800     360,000        $25,555.33     $13,680.00  $11,875.33    $25,983.73  $13,680.00  $12,303.73      $428.40        1.7%

1000     450,000        $31,927.35     $17,100.00  $14,827.35    $32,462.85  $17,100.00  $15,362.85      $535.50        1.7%

1500     675,000        $47,857.38     $25,650.00  $22,207.38    $48,660.63  $25,650.00  $23,010.63      $803.25        1.7%

3000   1,350,000        $95,647.50     $51,300.00  $44,347.50    $97,254.00  $51,300.00  $45,954.00    $1,606.50        1.7%




Projected January 1, 2001 Rates:                 G-3              Proposed Combined 2001 Rates         G-3

Customer Charge                                    $67.27         Customer Charge                                       $67.27
Distribution Demand Charge            KWh x         $3.63         Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x      $0.01183         Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x      $0.00000         Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x      $0.01070         Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x      $0.00501         Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x      $0.00270         Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x      $0.00100         DSM Charge                           KWh x          $0.00270
                                                                  Renewables Charge                    KWh x          $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge               KWh x      $0.03800         Standard Service Charge              KWh x          $0.03800

                                                                                                      New England Electric System
                                                   New England Electric System                        Eastern Utilities Associates
                                                      Eastern Edison Company                          M.D.T.E Docket No. 99-______
                                                Calculation of Monthly Typical Bill                   Exhibit TMB-11
                                                                                                      Page 22 of 22
                                                Impact on G-3 Rate Customers


Hours Use:            500

KWh Split:     -  On Peak         45%
               - Off Peak         55%


                       Projected January 1, 2001 Rates           Proposed Combined 2001 Rates         Increase (Decrease)
          Monthly                    Standard      Retail                 Standard    Retail
KW          KWh        Total         Service      Delivery       Total     Service    Delivery        Amount         %

 600     300,000      $21,065.32     $11,400.00   $9,665.32    $21,422.32  $11,400.00  $10,022.32      $357.00     1.7%

 800     400,000      $28,064.67     $15,200.00  $12,864.67    $28,540.67  $15,200.00  $13,340.67      $476.00     1.7%

1000     500,000      $35,064.02     $19,000.00  $16,064.02    $35,659.02  $19,000.00  $16,659.02      $595.00     1.7%

1500     750,000      $52,562.40     $28,500.00  $24,062.40    $53,454.90  $28,500.00  $24,954.90      $892.50     1.7%

3000   1,500,000     $105,057.52     $57,000.00  $48,057.52   $106,842.52  $57,000.00  $49,842.52    $1,785.00     1.7%




Projected January 1, 2001 Rates:                 G-3             Proposed Combined 2001 Rates          G-3

Customer Charge                                    $67.27         Customer Charge                                       $67.27
Distribution Demand Charge            KWh x         $3.63         Distribution Demand Charge           KWh x             $3.63
Distribution Charge: On Peak          KWh x      $0.01183         Transition Demand Charge             KWh x             $0.00
Distribution Charge: Off Peak         KWh x      $0.00000         Distribution Charge: On Peak         KWh x          $0.01183
Transition Charge                     KWh x      $0.01070         Distribution Charge: Off Peak        KWh x          $0.00000
Transmission Charge                   KWh x      $0.00501         Transition Charge                    KWh x          $0.01250
DSM Charge                            KWh x      $0.00270         Transmission Charge                  KWh x          $0.00440
Renewables Charge                     KWh x      $0.00100         DSM Charge                           KWh x          $0.00270
                                                                  Renewables Charge                    KWh x          $0.00100

Supplier Services                                                 Supplier Services

Standard Service Charge               KWh x      $0.03800         Standard Service Charge              KWh x          $0.03800

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                 Exhibit TMB-12


                             Eastern Edison Company

                        Total Municipal Revenue Analysis

S:\RADATA1\EASTED\2001\Munireva.wk4               New England Electric System
MUNI SUMMARY                                      Eastern Utilities Associates
     15-Jun-99                                    M.D.T.E. Docket No 99-___
                                                  Exhibit TMB-12, Revised
                                                  Page 1 of 1


                           Eastern Edison Company
            Impact on Municipal Retail Delivery Service Billings
               For All Municipal Accounts, Including Lighting


                       Retail Delivery Service Revenue on
                       ----------------------------------
                        Eastern's       Mass. Electric's
                        Year 2001          Year 2001       Increase/
     Town                 Rates              Rates         (Decrease)    %
     ----                 -----              -----         ----------    -
                           (1)                 (2)            (3)        (4)

     Abington            $195,919           $187,756        ($8,163)    -4.2%

     Avon                $126,864           $142,726        $15,862     12.5%

     Bridgewater         $355,989           $321,141       ($34,848)    -9.8%

     Brockton          $1,959,706         $1,775,505      ($184,201)    -9.4%

     Cohasset            $170,822           $162,741        ($8,081)    -4.7%

     Dighton             $159,073           $145,216       ($13,857)    -8.7%

     East Bridgewater    $246,924           $223,014       ($23,910)    -9.7%

     Easton              $426,248           $370,346       ($55,902)   -13.1%

     Fall River        $2,179,500         $1,945,967      ($233,533)   -10.7%

     Halifax              $66,499            $61,249        ($5,250)    -7.9%

     Hanover             $267,408           $219,716       ($47,692)   -17.8%

     Hanson              $146,252           $135,841       ($10,411)    -7.1%

(a)  Hingham                 $392               $516           $124     31.6%

     Norwell             $193,825           $179,413       ($14,412)    -7.4%

     Pembroke            $542,509           $439,262      ($103,247)   -19.0%

     Rockland            $334,890           $299,326       ($35,564)   -10.6%

     Scituate            $342,826           $338,278        ($4,548)    -1.3%

     Somerset            $456,831           $428,068       ($28,763)    -6.3%

     Stoughton           $419,560           $392,212       ($27,348)    -6.5%

     Swansea             $246,760           $254,262         $7,502      3.0%

     West Bridgewater    $119,102           $114,854        ($4,248)    -3.6%

(a)  Westport              $5,370             $6,305           $935     17.4%

     Whitman             $150,698           $151,558           $860      0.6%
                       ----------         ----------      ---------

                       $9,113,967         $8,295,272      ($818,695)     -9.0%
                       ==========         ==========      =========


(1) Billing determinants of municipal accounts priced at Eastern's rates in 2001 as projected
(2) Billing determinants of municipal accounts priced at Mass. Electric's proposed rates in 2001 as proposed
(3)  Column (2) - Column(1)
(4)  Column (3) / Column (1)

(a)  Municipality only has lighting service through Eastern.

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                Workpaper TMB-1



                          Eastern Edison Company Detail

                            Supporting Revenue Impact

File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                               New England Electric System
Range:               R1 TO R1                                                                         Eastern Utilities Associates
Date:                04-May-99                                                                        M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                         Workpaper TMB-1, Revised
                                                                                                      Page 1 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                      Revenue Analysis for Rate
                                                             R-1 to R-1


==================================================================================================================================
                                                               Estimated Year 2001     Consolidated Year 2001
                                                                 EEC         EEC         MECO         MECO
                  R-1 to R-1                       Units        Rate       Revenues      Rate       Revenues           Comments
                                                    (1)          (2)         (3)          (4)          (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                  1,705,214       $1.34   $2,284,987       $5.81    $9,907,293

2 Interruptible Credit #1                                                                  ($5.50)           $0

3 Interruptible Credit #2                                                                  ($7.50)           $0

4 Total kWh                                      897,383,838

                     Distribution Charge         897,383,838    $0.03556  $31,910,969    $0.02502   $22,452,544
                     Transmission Charge         897,383,838    $0.00291   $2,611,387    $0.00571    $5,124,062
                     Transition Charge           897,383,838    $0.02300  $20,639,828    $0.01250   $11,217,298
                     Standard Service Charge     897,383,838    $0.03800  $34,100,586    $0.03800   $34,100,586
                     DSM/Renewables Charge       897,383,838    $0.00370   $3,320,320    $0.00370    $3,320,320
                                                                          -----------               -----------

5  Total Revenue                                                          $94,868,077               $86,122,102

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills               1,705,214
                     Interruptible Credit #1               0
                     Interruptible Credit #2               0
                     KWh                         897,383,838


2  Total Design      EEC Rates                                            $94,868,077
   Revenue:          MECO 3/1/99 Rates                                                              $86,122,102

3  Increase (Decrease) in Total Revenue                                                             ($8,745,975)
                                                                                                         -9.22%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                ($1,836,119)             $34,195,956               $32,359,837
                     Transmission                 $2,512,675               $2,611,387                $5,124,062
                     Transition                  ($9,422,530)             $20,639,828               $11,217,298
                     Standard Service                     $0              $34,100,586               $34,100,586
                     DSM/Renewables                      $0                $3,320,320                $3,320,320
                                                         ---
                                                 ($8,745,975)

==================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act

File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                               New England Electric System
Range:               R2 TO R2                                                                         Eastern Utilities Associates
Date:                04-May-99                                                                        M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                         Workpaper TMB-1, Revised
                                                                                                      Page 2 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                      Revenue Analysis for Rate
                                                             R-2 to R-2


==================================================================================================================================
                                                               Estimated Year 2001     Consolidated Year 2001
                                                                 EEC         EEC         MECO         MECO
                  R-2 to R-2                       Units        Rate       Revenues      Rate       Revenues           Comments
                                                    (1)          (2)         (3)          (4)          (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                    168,433       $0.87     $146,537       $3.77      $634,992

2 Interruptible Credit #1                              8,636                               ($5.50)     ($47,498)

3 Interruptible Credit #2                                                                  ($7.50)           $0

4 Total kWh                                       67,148,463

                     Distribution Charge          67,148,463    $0.00579     $388,790    $0.00463      $310,897
                     Transmission Charge          67,148,463    $0.00291     $195,402    $0.00571      $383,418
                     Transition Charge            67,148,463    $0.02300   $1,544,415    $0.01250      $839,356
                     Standard Service Charge      67,148,463    $0.03800   $2,551,642    $0.03800    $2,551,642
                     DSM/Renewables Charge        67,148,463    $0.00370     $248,449    $0.00370      $248,449
                                                                            ---------                  --------

5  Total Revenue                                                           $5,075,234                $4,921,256

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                 168,433
                     Interruptible Credit #1           8,636
                     Interruptible Credit #2               0
                     KWh                          67,148,463


2  Total Design RevenEEC Rates                                             $5,075,234
                     MECO 3/1/99 Rates                                                               $4,921,256

3  Increase (Decrease) in Total Revenue                                                               ($153,978)
                                                                                                         -3.03%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                   $363,065                 $535,326                  $898,391
                     Transmission                   $188,016                 $195,402                  $383,418
                     Transition                    ($705,059)              $1,544,415                  $839,356
                     Standard Service                     $0               $2,551,642                $2,551,642
                     DSM/Renewables                       $0                 $248,449                  $248,449
                                                         ---
                                                   ($153,978)

==================================================================================================================================

Sources:
Distribution         Eastern Edison: Currently Effective Tariffs
Charges:             Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act


File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:               R3 TO R1                                                                       Eastern Utilities Associates
Date:                04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                    Page 3 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                      Revenue Analysis for Rate
                                                             R-3 to R-1


==================================================================================================================================
                                                               Estimated Year 2001     Consolidated Year 2001
                                                                 EEC         EEC         MECO         MECO
                  R-3 to R-1                       Units        Rate       Revenues      Rate       Revenues           Comments
                                                    (1)          (2)         (3)          (4)          (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                     70,418       $1.79     $126,048       $5.81      $409,129

2 Total kWh                                       70,618,533

                     Distribution Charge          70,618,533    $0.02422   $1,710,381    $0.02502    $1,766,876
                     Transmission Charge          70,618,533    $0.00291     $205,500    $0.00571      $403,232
                     Transition Charge            70,618,533    $0.02300   $1,624,226    $0.01250      $882,732
                     Standard Service Charge      70,618,533    $0.03800   $2,683,504    $0.03800    $2,683,504
                     DSM/Renewables Charge        70,618,533    $0.00370     $261,289    $0.00370      $261,289
                                                                            ---------                 ---------

3  Total Revenue                                                           $6,610,948                $6,406,761

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                  70,418
                     KWh                          70,618,533


2  Total Design RevenEEC Rates                                             $6,610,948
                     MECO 3/1/99 Rates                                                               $6,406,761

3  Increase (Decrease) in Total Revenue                                                               ($204,187)
                                                                                                         -3.09%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                   $339,576               $1,836,429                $2,176,005
                     Transmission                   $197,732                 $205,500                  $403,232
                     Transition                    ($741,495)              $1,624,226                  $882,732
                     Standard Service                     $0               $2,683,504                $2,683,504
                     DSM/Renewables                       $0                 $261,289                  $261,289
                                                         ---
                                                   ($204,187)

==================================================================================================================================

Sources:
Distribution         Eastern Edison: Currently Effective Tariffs
Charges:             Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act



File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:               R4 TO R1                                                                      Eastern Utilities Associates
Date:                04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                   Page 4 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 R-4 to R-1


==================================================================================================================================
                                                               Estimated Year 2001    Consolidated Year 2001
                                                                 EEC         EEC         MECO        MECO       MECO
                  R-4 to R-1                       Units        Rate       Revenues      Units       Rate     Revenues    Comments
                                                    (1)          (2)         (3)          (4)         (5)        (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                        544       $7.93       $4,314         544       $5.81      $3,161

2  Total kWh                                         577,111                              577,111

                     Distribution Charge             577,111    $0.01690       $9,753     577,111    $0.02502     $14,439
                     Transmission Charge             577,111    $0.00291       $1,679     577,111    $0.00571      $3,295
                     Transition Charge-On Peak        82,953    $0.10899       $9,041     577,111    $0.01250      $7,214
                     Transition Charge-Off Peak      494,158    $0.00872       $4,309                                  $0
                     Standard Service Charge         577,111    $0.03800      $21,930     577,111    $0.03800     $21,930
                     DSM/Renewables Charge           577,111    $0.00370       $2,135     577,111    $0.00370      $2,135
                                                                              -------                              ------

3  Total Revenue                                                              $53,162                             $52,175

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                     544                                  544
                     On Peak kWh                      82,953                              577,111
                     Off Peak kWh                    494,158                                    0
                                                    --------                              -------
                     Total kWh                       577,111                              577,111

2  Total Design      EEC Rates                                                $53,162
   Revenue           MECO 3/1/99 Rates                                                                            $52,175

3  Increase (Decrease) in Total Revenue                                                                             ($987)
                                                                                                                   -1.86%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                     $3,533                  $14,067                             $17,600
                     Transmission                     $1,616                   $1,679                              $3,295
                     Transition                      ($6,136)                 $13,350                              $7,214
                     Standard Service                     $0                  $21,930                             $21,930
                     DSM/Renewables                       $0                   $2,135                              $2,135
                                                         ---
                                                       ($987)

==================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act

File:           S:\RADATA1\EASTED\2001\01VS01A.WK4                                      New England Electric System
Range:          W1 TO R1                                                                Eastern Utilities Associates
Date:           04-May-99                                                               M.D.T.E. Docket No. 99-__
Time:           09:05 AM                                                                Workpaper TMB-1, Revised
                                                                                        Page 5 of 25

                                     Massachusetts Electric Company
                                         Eastern Edison Company
                                        Revenue Analysis for Rate
                                               W-1 to R-1


============================================================================================================
                                                    Estimated Year 2001   Consolidated Year 2001
                                                       EEC       EEC        MECO       MECO
             W-1 to R-1                   Units       Rate    Revenues      Rate     Revenues       Comments
                                           (1)         (2)       (3)         (4)        (5)
============================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                         186,554      $0.90  $167,899        $5.81   $1,083,879

2 Interruptible Credit #1                 186,554                            ($5.50) ($1,026,047)

3 Interruptible Credit #2                                                    ($7.50)          $0

4 Total kWh                             48,697,330

                Distribution Charge     48,697,330  $0.02343  $1,140,978   $0.02502   $1,218,407
                Transmission Charge     48,697,330  $0.00291    $141,709   $0.00571     $278,062
                Transition Charge       48,697,330  $0.02300  $1,120,039   $0.01250     $608,717
                Standard Service Charge 48,697,330  $0.03800  $1,850,499   $0.03800   $1,850,499
                DSM/Renewables Charge   48,697,330  $0.00370    $180,180   $0.00370     $180,180
                                                               ---------              ----------
5  Total Revenue                                              $4,601,304              $4,193,696

==========================================================================================================

Section 2:  Summary

1  Total Units - Number of Bills           186,554
                 Interruptible Credit #1   186,554
                 Interruptible Credit #2         0
                 KWh                    48,697,330


2  Total Design  EEC Rates                                    $4,601,304
   Revenue:      MECO 3/1/99 Rates                                                    $4,193,696

3  Increase (Decrease) in Total Revenue                                                ($407,607)
                                                                                           -8.86%
                                        Component
                                        Inc/(Dec)
                                        ----------
4  Revenue by Component
                 Distribution             ($32,638)           $1,308,877              $1,276,239
                 Transmission             $136,353              $141,709                $278,062
                 Transition              ($511,322)           $1,120,039                $608,717
                 Standard Service               $0            $1,850,499              $1,850,499
                 DSM/Renewables                 $0              $180,180                $180,180
                                         ($407,607)

==========================================================================================================

Sources:
Distribution Charges:    Eastern Edison: Currently Effective Tariffs
                         Mass. Electric: Currently Effective Tariffs
Transmission Charge:     Eastern Edison: Workpaper TMB-2
                         Mass. Electric: Workpaper TBM-3
Transition Charges:      Eastern Edison: Workpaper TMB-5
                         Mass. Electric: Workpaper TMB-4
Standard Service Charge: Eastern Edison: Settlement Agreement
                         Mass. Electric: Settlement Agreement
DSM and Renewables:      Eastern Edison: Utility Restructuring Act
                         Mass. Electric: Utility Restructuring Act

File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                                New England Electric System
Range:               G1 TO G1                                                                          Eastern Utilities Associates
Date:                04-May-99                                                                         M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                          Workpaper TMB-1, Revised
                                                                                                       Page 6 of 25

                                                          Massachusetts Electric Company
                                                              Eastern Edison Company
                                                            Revenue Analysis for Rate
                                                                    G-1 to G-1


===================================================================================================================================
                                                               Estimated Year 2001                  Consolidated Year 2001
                                                                 EEC         EEC          MECO        MECO         MECO
                  G-1 to G-1                       Units        Rate       Revenues      Units        Rate       Revenues  Comments
                                                    (1)          (2)         (3)          (4)          (5)        (6)
===================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                    213,705     $1.34     $286,365      199,662       $8.32  $1,661,188

2  Location Charge                                                                        14,043       $6.48     $90,999

3 Total kWh                                      109,098,086                         109,098,086

                     Distribution Charge         109,098,086  $0.04260   $4,647,578  109,098,086    $0.03843  $4,192,639
                     Transmission Charge         109,098,086  $0.00291     $317,475  109,098,086    $0.00568    $619,677
                     Transition Charge           109,098,086  $0.02300   $2,509,256  109,098,086    $0.01250  $1,363,726
                     Standard Service Charge     109,098,086  $0.03800   $4,145,727  109,098,086    $0.03800  $4,145,727
                     DSM/Renewables Charge       109,098,086  $0.00370     $403,663  109,098,086    $0.00370    $403,663
                                                                          ---------                            ---------

4  Total Revenue                                                        $12,310,065                          $12,477,619

===================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                 213,705
                     Location Charge                       0
                     KWh                         109,098,086


2  Total Design RevenEEC Rates                                          $12,310,065
                     MECO 3/1/99 Rates                                                                       $12,477,619

3  Increase (Decrease) in Total Revenue                                                                         $167,554
                                                                                                                   1.36%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                 $1,010,883             $4,933,943                           $5,944,826
                     Transmission                   $302,202               $317,475                             $619,677
                     Transition                  ($1,145,530)            $2,509,256                           $1,363,726
                     Standard Service                    ($0)            $4,145,727                           $4,145,727
                     DSM/Renewables                       $0               $403,663                             $403,663
                                                         ---
                                                    $167,554

===================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act


File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                                New England Electric System
Range:               G2 TO G1                                                                          Eastern Utilities Associates
Date:                04-May-99                                                                         M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                          Workpaper TMB-1, Revised
                                                                                                       Page 7 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                      Revenue Analysis for Rate
                                                             G-2 to G-1


==================================================================================================================================
                                                               Estimated Year 2001     Consolidated Year 2001
                                                                 EEC         EEC         MECO         MECO
                  G-2 to G-1                       Units        Rate       Revenues      Rate       Revenues           Comments
                                                    (1)          (2)         (3)          (4)          (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                     61,760       $7.24     $447,142       $8.32      $513,843

2 Demand Charge
                     Distribution Charge           1,041,483       $2.83   $2,947,397       $0.00            $0
                     Transition Charge             1,041,483       $6.07   $6,321,802       $0.00            $0
                                                                  ------  -----------      ------            --
                     Total                                         $8.90   $9,269,199       $0.00            $0
                                                                          -----------                        --

3  Total Customer & Demand Revenues                                        $9,716,341                  $513,843

4 Total kWh                                      241,828,775

                     Distribution Charge         241,828,775    $0.01393   $3,368,675    $0.03843    $9,293,480
                     Transmission Charge         241,828,775    $0.00291     $703,722    $0.00568    $1,373,587
                     Transition Charge           241,828,775    $0.00198     $478,821    $0.01250    $3,022,860
                     Standard Service Charge     241,828,775    $0.03800   $9,189,493    $0.03800    $9,189,493
                     DSM/Renewables Charge       241,828,775    $0.00370     $894,766    $0.00370      $894,766
                                                                            ---------                 --------


5  Total Revenue                                                          $24,351,819               $24,288,030

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                  61,760
                      KW:                          1,041,483
                     KWh                         241,828,775

2  Total Design RevenEEC Rates                                            $24,351,819
                     MECO 3/1/99 Rates                                                              $24,288,030

3  Increase (Decrease) in Total Revenue                                                                ($63,789)
                                                                                                         -0.26%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                 $3,044,109               $6,763,214                $9,807,323
                     Transmission                   $669,866                 $703,722                $1,373,587
                     Transition                  ($3,777,763)              $6,800,623                $3,022,860
                     Standard Service                     $0               $9,189,493                $9,189,493
                     DSM/Renewables                       $0                 $894,766                  $894,766
                                                         ---
                                                    ($63,789)

==================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act


File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                                New England Electric System
Range:               G2 TO G2                                                                          Eastern Utilities Associates
Date:                04-May-99                                                                         M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                          Workpaper TMB-1, Revised
                                                                                                       Page 8 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                      Revenue Analysis for Rate
                                                             G-2 to G-2


==================================================================================================================================
                                                               Estimated Year 2001     Consolidated Year 2001
                                                                 EEC         EEC         MECO         MECO
                  G-2 to G-2                       Units        Rate       Revenues      Rate       Revenues           Comments
                                                    (1)          (2)         (3)          (4)          (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                     18,542       $7.24     $134,244      $15.23      $282,395

2 Demand Charge
                     Distribution Charge           1,300,741       $2.83   $3,681,097       $5.92    $7,700,387
                     Transition Charge             1,300,741       $6.07   $7,895,498       $0.00            $0
                                                                  ------  -----------      ------    ----------
                     Total                                         $8.90  $11,576,595       $5.92    $7,700,387
                                                                          ------------               ----------

3  Total Customer & Demand Revenues                                       $11,710,839                $7,982,782

4 Total kWh                                      424,245,027

                     Distribution Charge         424,245,027    $0.01393   $5,909,733    $0.00138      $585,458
                     Transmission Charge         424,245,027    $0.00291   $1,234,553    $0.00513    $2,176,377
                     Transition Charge           424,245,027    $0.00198     $840,005    $0.01250    $5,303,063
                     Standard Service Charge     424,245,027    $0.03800  $16,121,311    $0.03800   $16,121,311
                     DSM/Renewables Charge       424,245,027    $0.00370   $1,569,707    $0.00370    $1,569,707
                                                                          -----------               -----------


5  Total Revenue                                                          $37,386,148               $33,738,697

==================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills                  18,542
                      KW:                          1,300,741
                     KWh                         424,245,027

2  Total Design RevenEEC Rates                                            $37,386,148
                     MECO 3/1/99 Rates                                                              $33,738,697

3  Increase (Decrease) in Total Revenue                                                             ($3,647,451)
                                                                                                         -9.76%
                                                 Component
                                                 Inc/(Dec)
4  Revenue by Component
                     Distribution                ($1,156,834)              $9,725,074                $8,568,240
                     Transmission                   $941,824               $1,234,553                $2,176,377
                     Transition                  ($3,432,440)              $8,735,503                $5,303,063
                     Standard Service                     $0              $16,121,311               $16,121,311
                     DSM/Renewables                       $0               $1,569,707                $1,569,707
                                                 ------------
                                                 ($3,647,451)

==================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act


File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:               G2 TO G3                                                                      Eastern Utilities Associates
Date:                04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                   Page 9 of 25

                                                         Massachusetts Electric Company
                                                             Eastern Edison Company
                                                            Revenue Analysis for Rate
                                                                   G-2 to G-3


===================================================================================================================================
                                                         Estimated Year 2001                 Consolidated Year 2001
                                                           EEC         EEC         MECO        MECO         MECO
                  G-2 to G-3                 Units        Rate       Revenues      Units       Rate       Revenues      Comments
                                              (1)          (2)         (3)          (4)         (5)          (6)
===================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                             1,794       $7.24      $12,989       1,794      $67.27       $120,682

2 Demand Charge
                 Distribution Charge         508,532       $2.83   $1,439,146     513,617      $3.63     $1,864,430
                 Transition Charge           508,532       $6.07   $3,086,789     513,617      $0.00             $0
                                                          ------  -----------                 ------    -----------
                 Total                                     $8.90   $4,525,935                  $3.63     $1,864,430
                                                                  -----------                           -----------

3  Total Customer & Demand Revenues                                $4,538,923                            $1,985,112

4 Total kWh                              173,540,944                          173,540,944

           Distribution Charge: On Peak  173,540,944    $0.01393   $2,417,425  86,770,472    $0.01183    $1,026,495
           Distribution Charge: Off Peak                                   $0  86,770,472    $0.00000            $0
           Transmission Charge           173,540,944    $0.00291     $505,004 173,540,944    $0.00460      $798,288
           Transition Charge             173,540,944    $0.00198     $343,611 173,540,944    $0.01250    $2,169,262
           Standard Service Charge       173,540,944    $0.03800   $6,594,556 173,540,944    $0.03800    $6,594,556
           DSM/Renewables Charge         173,540,944    $0.00370     $642,101 173,540,944    $0.00370      $642,101
                                                                  -----------                             ---------


5  Total Revenue                                                  $15,041,621                           $13,215,814

===================================================================================================================================

Section 2:  Summary

1  Total Units -     Number of Bills           1,794                                1,794
                     KW                      508,532                              513,617
                     On Peak kWh                                               86,770,472
                     Off Peak kWh                                              86,770,472
                     Total kWh           173,540,944                          173,540,944

2  Total Design RevenEEC Rates                                    $15,041,621
                     MECO 3/1/99 Rates                                                                  $13,215,814

3  Increase (Decrease) in Total Revenue                                                                 ($1,825,807)
                                                                                                            -12.14%
                                             Component
                                             Inc/(Dec)
4  Revenue by Component
                     Distribution              ($857,953)          $3,869,559                            $3,011,607
                     Transmission               $293,284             $505,004                              $798,288
                     Transition              ($1,261,139)          $3,430,400                            $2,169,262
                     Standard Service                 $0           $6,594,556                            $6,594,556
                     DSM/Renewables                   $0             $642,101                              $642,101
                                                     ---
                                             ($1,825,807)

===================================================================================================================================

Sources:
Distribution Charges:Eastern Edison: Currently Effective Tariffs
                     Mass. Electric: Currently Effective Tariffs
Transmission Charge: Eastern Edison: Workpaper TMB-2
                     Mass. Electric: Workpaper TBM-3
Transition Charges:  Eastern Edison: Workpaper TMB-5
                     Mass. Electric: Workpaper TMB-4
Standard Service     Eastern Edison: Settlement Agreement
Charges:             Mass. Electric: Settlement Agreement
DSM and Renewables:  Eastern Edison: Utility Restructuring Act
                     Mass. Electric: Utility Restructuring Act


File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:                  G4 TO G3                                                                       Eastern Utilities Associates
Date:                   04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                       Page 10 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 G-4 to G-3


==================================================================================================================================
                                                              Estimated Year 2001                 Consolidated Year 2001
                                                               EEC           EEC         MECO     MECO            MECO
                      G-4 to G-3                  Units       Rate         Revenues      Units    Rate          Revenues  Comments
                                                   (1)         (2)           (3)          (4)      (5)            (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                      1,097     $17.82       $19,549        1,097    $67.27     $73,795


2 Demand Charge         Distribution Charge          794,802      $2.81    $2,233,394      822,620     $3.63  $2,986,111
                        Transition Charge            794,802      $6.04    $4,800,604      822,620     $0.00          $0
                                                                 ------   -----------                 ------  ----------
                        Total                                     $8.85    $7,033,998                  $3.63  $2,986,111
                                                                          -----------                         ----------


3  Total Customer & Demand Revenues                                        $7,053,546                         $3,059,906

4  Total kWh                                     344,807,994                           344,807,994

                 Distribution Charge: On Peak    344,807,994   $0.00657    $2,265,389  162,059,757  $0.01183  $1,917,167
                 Distribution Charge: Off Peak                 $0.00657            $0  182,748,237  $0.00000          $0
                 Transmission Charge             344,807,994   $0.00291    $1,003,391  344,807,994  $0.00460  $1,586,117
                 Transition Charge: On Peak       76,958,311   $0.01352    $1,040,476  162,059,757  $0.01250  $2,025,747
                 Transition Charge: Off Peak     267,849,683   $0.00740    $1,982,088  182,748,237  $0.01250  $2,284,353
                 Standard Service Charge         344,807,994   $0.03800   $13,102,704  344,807,994  $0.03800 $13,102,704
                 DSM/Renewables Charge           344,807,994   $0.00370    $1,275,790  344,807,994  $0.00370  $1,275,790
                                                                          -----------                         ----------


5 Total Revenue                                                           $27,723,383                        $25,251,783

===================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                1,097                                 1,097
                        KW                           794,802                               822,620
                        On Peak kWh               76,958,311                           162,059,757
                        Off Peak kWh             267,849,683                           182,748,237
                                                ------------                          -----------
                        Total kWh                344,807,994                           344,807,994

2  Total Design Revenue:EEC Rates                                         $27,723,383
                        MECO 3/1/99 Rates                                                                    $25,251,783

3  Increase (Decrease) in Total Revenue                                                                      ($2,471,600)
                                                                                                                  -8.92%
                                                Component
                                                Inc/(Dec)
4  Revenue by Component
                        Distribution                $458,742               $4,518,331                         $4,977,073
                        Transmission                $582,726               $1,003,391                         $1,586,117
                        Transition               ($3,513,068)              $7,823,168                         $4,310,100
                        Standard Service                  $0              $13,102,704                        $13,102,704
                        DSM/Renewables                    $0               $1,275,790                         $1,275,790
                                                         ---
                                                 ($2,471,600)

===================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act


File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:                  G5 TO G2                                                                       Eastern Utilities Associates
Date:                   04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                       Page 11 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 G-5 to G-2


==================================================================================================================================
                                                                  Estimated Year 2001                 Consolidated Year 2001
                                                                  EEC            EEC        MECO        MECO       MECO
                      G-5 to G-2                          Units   Rate         Revenues     Units       Rate     Revenues  Comments
                                                           (1)    (2)            (3)         (4)        (5)        (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                            168  $43.87        $7,370         168     $15.23     $2,559

2 Demand Charge         Distribution Charge               20,285   $2.22       $45,033      21,096      $5.92   $124,888
                        Transition Charge                 20,285   $4.78       $96,962      21,096      $0.00         $0
                                                                  ------       --------                 ------  --------
                        Total                                      $7.00      $141,995                  $5.92  $124,888
                                                                              ---------                         --------


3  Total Customer & Demand Revenues                                           $149,365                          $127,447


4  Total kWh                                           7,126,400                         7,126,400

                        Distribution Charge            7,126,400   $0.01324    $94,354   7,126,400   $0.00138     $9,834
                        Transmission Charge            7,126,400   $0.00291    $20,738   7,126,400   $0.00513    $36,558
                        Transition Charge: On Peak     1,672,460   $0.01318    $22,043   7,126,400   $0.01250    $89,080
                        Transition Charge: Off Peak    5,453,940   $0.00766    $41,777
                        Standard Service Charge        7,126,400   $0.03800   $270,803   7,126,400   $0.03800   $270,803
                        DSM/Renewables Charge          7,126,400   $0.00370    $26,368   7,126,400   $0.00370    $26,368
                                                                              --------                           -------



5  Total Bill                                                                 $625,448                          $560,091

6 High Voltage Metering @ -1%
                        Distribution                                                                   -1.00%    ($5,235)
                        Transmission                                                                   -1.00%      ($366)
                                                                                                                 --------
                        Total                                                                                    ($5,601)

7 High Voltage Delivery @ -$.45                           20,285                            21,096     ($0.45)   ($9,493)
                                                                                                                 --------

8 Total Revenue                                                               $625,448                          $544,997

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                      168                               168
                        KW                                20,285                            21,096
                        On Peak kWh                    1,672,460
                        Off Peak kWh                   5,453,940
                        Total kWh                      7,126,400                         7,126,400

2  Total Design Revenue:EEC Rates                                             $625,448
                        MECO 3/1/99 Rates                                                                       $544,997

3  Increase (Decrease) in Total Revenue                                                                         ($80,451)
                                                                                                                 -12.86%
                                                        Component
                                                        Inc/(Dec)
4  Revenue by Component
                        Distribution                    ($24,203)             $146,756                          $122,553
                        Transmission                     $15,455               $20,738                           $36,193
                        Transition                      ($71,703)             $160,783                           $89,080
                        Standard Service                      $0              $270,803                          $270,803
                        DSM/Renewables                        $0               $26,368                           $26,368
                                                             ---
                                                        ($80,451)

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act


File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:                  G5 TO G3                                                                       Eastern Utilities Associates
Date:                   04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                       Page 12 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 G-5 to G-3


==================================================================================================================================
                                                                   Estimated Year 2001                  Consolidated Year 2001
                                                                   EEC          EEC         MECO        MECO       MECO
                      G-5 to G-3                      Units        Rate       Revenues      Units       Rate     Revenues  Comments
                                                       (1)         (2)          (3)          (4)        (5)        (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                        234      $43.87      $10,266          234     $67.27    $15,741

2 Demand Charge         Distribution Charge           55,906       $2.22     $124,111       60,155      $3.63   $218,363
                        Transition Charge             55,906       $4.78     $267,231       60,155      $0.00         $0
                                                                  ------    ---------                  ------    --------
                        Total                                      $7.00     $391,342                   $3.63   $218,363
                                                                            ---------                           --------


3  Total Customer & Demand Revenues                                          $401,608                           $234,104


4  Total kWh                                          18,249,760                        18,249,760

                        Distribution Charge: On Peak  18,249,760  $0.01324   $241,627    9,672,373   $0.01183   $114,424
                        Distribution Charge: Off Peak                                    8,577,387   $0.00000         $0
                        Transmission Charge           18,249,760  $0.00291    $53,107   18,249,760   $0.00460    $83,949
                        Transition Charge: On Peak     4,643,330  $0.01318    $61,199    9,672,373   $0.01250   $120,905
                        Transition Charge: Off Peak   13,606,430  $0.00766   $104,225    8,577,387   $0.01250   $107,217
                        Standard Service Charge       18,249,760  $0.03800   $693,491   18,249,760   $0.03800   $693,491
                        DSM/Renewables Charge         18,249,760  $0.00370    $67,524   18,249,760   $0.00370    $67,524
                                                                             --------                           -------

5  Total Bill                                                              $1,622,781                         $1,421,614

6 High Voltage Metering @ -1%
                        Distribution                                                                  -1.00%    ($13,377)
                        Transmission                                                                  -1.00%       ($839)
                                                                                                                  ------
                        Total                                                                                   ($14,216)

7 High Voltage Delivery @ -$.45                           55,906                            60,155    ($0.45)   ($27,070)
                                                                                                               ---------

8 Total Revenue                                                            $1,622,781                         $1,380,328

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                      234                               234
                        KW                                55,906                            60,155
                        On Peak kWh                    4,643,330                         9,672,373
                        Off Peak kWh                  13,606,430                         8,577,387
                                                     -----------                         ---------
                        Total kWh                     18,249,760                        18,249,760

2  Total Design Revenue:EEC Rates                                          $1,622,781
                        MECO 3/1/99 Rates                                                                     $1,380,328

3  Increase (Decrease) in Total Revenue                                                                        ($242,452)
                                                                                                                  -14.94%
                                                       Component
                                                       Inc/(Dec)
4  Revenue by Component
                        Distribution                    ($67,922)            $376,004                           $308,082
                        Transmission                     $30,003              $53,107                            $83,109
                        Transition                     ($204,533)            $432,655                           $228,122
                        Standard Service                      $0             $693,491                           $693,491
                        DSM/Renewables                        $0              $67,524                            $67,524
                                                             ---
                                                       ($242,452)

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act


File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:                  G6 TO G3                                                                      Eastern Utilities Associates
Date:                   04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                      Page 13 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 G-6 to G-3


===================================================================================================================================
                                                           Estimated Year 2001                      Consolidated Year 2001
                                                           EEC         EEC           MECO          MECO           MECO
                      G-6 to G-3               Units       Rate      Revenues        Units         Rate         Revenues   Comments
                                                (1)        (2)         (3)            (4)          (5)            (6)
===================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                  380     $43.87        $16,671          380      $67.27         $25,563

2 Demand Charge         Distribution Charge    439,150      $2.22       $974,913      513,806       $3.63      $1,865,116
                        Transition Charge      439,150      $4.78     $2,099,137      513,806       $0.00              $0
                                                           ------    -----------                   ------      ----------
                        Total                               $7.00     $3,074,050                    $3.63      $1,865,116
                                                                     -----------                               ----------


3  Total Customer & Demand Revenues                                   $3,090,721                               $1,890,679

4  Total kWh                                  194,448,972                         194,448,972

               Distribution Charge: On Peak   194,448,972   $0.00839  $1,631,427   85,557,548       $0.01183   $1,012,146
               Distribution Charge: Off Peak                                      108,891,424       $0.00000           $0
               Transmission Charge            194,448,972   $0.00291    $565,847  194,448,972       $0.00460     $894,465
               Transition Charge: On Peak      38,898,442   $0.01679    $653,105   85,557,548       $0.01250   $1,069,469
               Transition Charge: Off Peak    155,550,530   $0.01127  $1,753,054  108,891,424       $0.01250   $1,361,143
               Standard Service Charge        194,448,972   $0.03800  $7,389,061  194,448,972       $0.03800   $7,389,061
               DSM/Renewables Charge          194,448,972   $0.00370    $719,461  194,448,972       $0.00370     $719,461
                                                                       ---------                               ----------

5  Total Bill                                                        $15,802,675                              $14,336,424

6 High Voltage Metering @ -1%
                        Distribution                                                                  -1.00%    ($134,420)
                        Transmission                                                                  -1.00%      ($8,945)
                                                                                                                  --------
                        Total                                                                                   ($143,364)

7 High Voltage Delivery @ -$.45                439,150                                513,806         ($0.45)   ($231,213)
                                                                                                                ----------

8 Total Revenue                                                      $15,802,675                              $13,961,847

===================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills               380                                 380
                        KW                        439,150                             513,806
                        On Peak kWh            38,898,442                          85,557,548
                        Off Peak kWh          155,550,530                         108,891,424
                                              ------------                        ------------
                        Total kWh             194,448,972                         194,448,972

2  Total Design Revenue:EEC Rates                                    $15,802,675
                        MECO 3/1/99 Rates                                                                     $13,961,847

3  Increase (Decrease) in Total Revenue                                                                       ($1,840,828)
                                                                                                                   -11.65%
                                               Component
                                               Inc/(Dec)
4  Revenue by Component
                        Distribution             ($85,818)            $2,623,010                               $2,537,193
                        Transmission             $319,674               $565,847                                 $885,521
                        Transition            ($2,074,684)            $4,505,296                               $2,430,612
                        Standard Service               $0             $7,389,061                               $7,389,061
                        DSM/Renewables                 $0               $719,461                                 $719,461
                                                      ---
                                              ($1,840,828)

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act

File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:                  T2 TO G1                                                                      Eastern Utilities Associates
Date:                   04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                      Page 14 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 T-2 to G-1


==================================================================================================================================
                                                                  Estimated Year 2001    Consolidated Year 2001
                                                                  EEC            EEC      MECO            MECO
                      T-2 to G-1                     Units        Rate         Revenues   Rate          Revenues       Comments
                                                      (1)         (2)            (3)       (4)            (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                           297   $12.84         $3,813   $8.32           $2,471

2 Demand Charge
                        Distribution Charge               4,390    $2.92        $12,819   $0.00               $0
                        Transition Charge                 4,390    $6.29        $27,613   $0.00               $0
                                                                   ------       --------  ------              --
                        Total                                      $9.21        $40,432   $0.00               $0
                                                                                --------                      --

3  Total Customer & Demand Revenues                                             $44,245                   $2,471

4  Total kWh                                          1,178,927

                        Distribution Charge           1,178,927    $0.00231      $2,723  $0.03843        $45,306
                        Transmission Charge           1,178,927    $0.00291      $3,431  $0.00568         $6,696
                        Transition Charge: On Peak      205,124    $0.01536      $3,151  $0.01250         $2,564
                        Transition Charge: Off Peak     973,803    $0.00923      $8,988  $0.01250        $12,173
                        Standard Service Charge       1,178,927    $0.03800     $44,799  $0.03800        $44,799
                        DSM/Renewables Charge         1,178,927    $0.00370      $4,362  $0.00370         $4,362
                                                                                -------                  -------


5  Total Revenue                                                               $111,700                 $118,371

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                     297
                        KW                                4,390
                        KWh                           1,178,927

2  Total Design Revenue:EEC Rates                                              $111,700
                        MECO 3/1/99 Rates                                                               $118,371

3  Increase (Decrease) in Total Revenue                                                                   $6,672
                                                                                                           5.97%
                                                      Component
                                                      Inc/(Dec)
4  Revenue by Component
                        Distribution                    $28,422                 $19,356                  $47,777
                        Transmission                     $3,266                  $3,431                   $6,696
                        Transition                     ($25,015)                $39,752                  $14,737
                        Standard Service                     $0                 $44,799                  $44,799
                        DSM/Renewables                       $0                  $4,362                   $4,362
                                                            ---
                                                         $6,672

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act




File:                S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:               T2 TO G2                                                                       Eastern Utilities Associates
Date:                04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                    Page 15 of 25

                                                           Massachusetts Electric Company
                                                               Eastern Edison Company
                                                             Revenue Analysis for Rate
                                                                     T-2 to G-2


================================================================================================================================
                                                               Estimated Year 2001                Consolidated Year 2001
                                                                EEC        EEC         MECO       MECO         MECO
                  T-2 to G-2                        Units       Rate      Revenues     Units      Rate       Revenues   Comments
                                                     (1)        (2)        (3)         (4)        (5)           (6)
===============================================================================================================================
Section 1:  Revenue Calculation

1 Customer Charge                                   554        $12.84       $7,113        554      $15.23       $8,437

2 Demand Charge
               Distribution Charge               42,478         $2.92     $124,036     45,027      $5.92      $266,560
               Transition Charge                 42,478         $6.29     $267,187     45,027      $0.00            $0
                                                                ------    ---------                  ------         --
               Total                                            $9.21    $391,222                    $5.92     $266,560
                                                                          ---------                            --------

3  Total Customer & Demand Revenues                                      $398,336                              $274,997

4  Total kWh                                 18,743,578                            18,743,578

               Distribution Charge           18,743,578      $0.00231      $43,298 18,743,578     $0.00138       $25,866
               Transmission Charge           18,743,578      $0.00291      $54,544 18,743,578     $0.00513       $96,155
               Transition Charge: On Peak     3,623,614      $0.01536      $55,659 18,743,578     $0.01250      $234,295
               Transition Charge: Off Peak   15,119,964      $0.00923     $139,557
               Standard Service Charge       18,743,578      $0.03800     $712,256 18,743,578     $0.03800      $712,256
               DSM/Renewables Charge         18,743,578      $0.00370      $69,351 18,743,578     $0.00370       $69,351
                                                                          -------- -----------                  -------


5  Total Revenue                                                        $1,473,000                            $1,412,919

================================================================================================================================

Section 2:  Summary

1  Total Units -  Number of Bills                   554
                  KW                             42,478
                  KWh                        18,743,578

2  Total Design Revenue: EEC Rates                                      $1,473,000
                  MECO 3/1/99 Rates                                                                           $1,412,919

3  Increase (Decrease) in Total Revenue                                                                         ($60,081)
                                                                                                                   -4.08%
                                                  Component
                                                  Inc/(Dec)
4  Revenue by Component
               Distribution                    $126,416                   $174,447                              $300,863
               Transmission                     $41,611                    $54,544                               $96,155
               Transition                     ($228,108)                  $462,403                              $234,295
               Standard Service                      $0                   $712,256                              $712,256
               DSM/Renewables                        $0                    $69,351                               $69,351
                                                    ---
                                               ($60,081)

=================================================================================================================================

Sources:
Distribution Charges:     Eastern Edison: Currently Effective Tariffs
                          Mass. Electric: Currently Effective Tariffs
Transmission Charge:      Eastern Edison: Workpaper TMB-2
                          Mass. Electric: Workpaper TBM-3
Transition Charges:       Eastern Edison: Workpaper TMB-5
                          Mass. Electric: Workpaper TMB-4
Standard Service Charge:  Eastern Edison: Settlement Agreement
                          Mass. Electric: Settlement Agreement
DSM and Renewables:       Eastern Edison: Utility Restructuring Act
                          Mass. Electric: Utility Restructuring Act



File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                             New England Electric System
Range:                  T2 TO G3                                                                       Eastern Utilities Associates
Date:                   04-May-99                                                                      M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                       Workpaper TMB-1, Revised
                                                                                                       Page 16 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 T-2 to G-3


==================================================================================================================================
                                                           Estimated Year 2001                    Consolidated Year 2001
                                                           EEC          EEC           MECO       MECO       MECO
                     T-2 to G-3                Units       Rate       Revenues        Units      Rate     Revenues      Comments
                                                (1)        (2)          (3)            (4)       (5)         (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                    348    $12.84         $4,468           348   $67.27       $23,410

2 Demand Charge
                        Distribution Charge      108,745     $2.92       $317,535       111,790    $3.63      $405,798
                        Transition Charge        108,745     $6.29       $684,006       111,790    $0.00            $0
                                                            ------     ----------                 ------      --------
                        Total                                $9.21     $1,001,541                  $3.63      $405,798
                                                                       ----------                             --------

3  Total Customer & Demand Revenues                                    $1,006,010                             $429,208

4  Total kWh                                    53,151,417                           53,151,417

                 Distribution Charge: On Peak   53,151,417  $0.00231     $122,780    22,323,595   $0.01183    $264,088
                 Distribution Charge: Off Peak                                 $0    30,827,822   $0.00000          $0
                 Transmission Charge            53,151,417  $0.00291     $154,671    53,151,417   $0.00460    $244,497
                 Transition Charge: On Peak     10,316,557  $0.01536     $158,462    22,323,595   $0.01250    $279,045
                 Transition Charge: Off Peak    42,834,860  $0.00923     $395,366    30,827,822   $0.01250    $385,348
                 Standard Service Charge        53,151,417  $0.03800   $2,019,754    53,151,417   $0.03800  $2,019,754
                 DSM/Renewables Charge          53,151,417  $0.00370     $196,660    53,151,417   $0.00370    $196,660
                                                                        ---------                             --------


5  Total Revenue                                                       $4,053,702                           $3,818,599

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                348                                  348
                        KW                         108,745                              111,790
                        On Peak kWh             10,316,557                           22,323,595
                        Off Peak kWh            42,834,860                           30,827,822
                                               -----------                           ----------
                        Total kWh               53,151,417                           53,151,417

2  Total Design Revenue:EEC Rates                                      $4,053,702
                        MECO 3/1/99 Rates                                                                   $3,818,599

3  Increase (Decrease) in Total Revenue                                                                      ($235,103)
                                                                                                                -5.80%
                                                Component
                                                Inc/(Dec)
4  Revenue by Component
                        Distribution              $248,512               $444,783                             $693,296
                        Transmission               $89,826               $154,671                             $244,497
                        Transition               ($573,441)            $1,237,834                             $664,393
                        Standard Service                $0             $2,019,754                           $2,019,754
                        DSM/Renewables                  $0               $196,660                             $196,660
                                                -----------
                                                 ($235,103)

=================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act


File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:                  H1 TO G1                                                                      Eastern Utilities Associates
Date:                   04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                      Page 17 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 H-1 to G-1


==================================================================================================================================
                                                                 Estimated Year 2001          Consolidated Year 2001
                                                                 EEC            EEC            MECO            MECO
                      H-1 to G-1                 Units           Rate         Revenues         Rate          Revenues    Comments
                                                  (1)            (2)            (3)             (4)            (5)
==================================================================================================================================

Section 1:  Rate Design

1 Customer Charge                                     1,231          $5.39         $6,635           $8.32        $10,242

2  Location Charge                                                                                  $6.48             $0

3 Total kWh                                       2,545,293

                        Distribution Charge       2,545,293       $0.02669        $67,934        $0.03843        $97,816
                        Transmission Charge       2,545,293       $0.00291         $7,407        $0.00568        $14,457
                        Transition Charge         2,545,293       $0.02300        $58,542        $0.01250        $31,816
                        Standard Service Charge   2,545,293       $0.03800        $96,721        $0.03800        $96,721
                        DSM/Renewables Charge     2,545,293       $0.00370         $9,418        $0.00370         $9,418
                                                                                  -------                        ------

4  Total Revenue                                                                 $246,656                       $260,470

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills               1,231
                        Location Charge                   0
                        KWh                       2,545,293


2  Total Design Revenue:EEC Rates                                                $246,656
                        MECO 3/1/99 Rates                                                                       $260,470

3  Increase (Decrease) in Total Revenue                                                                          $13,814
                                                                                                                   5.60%
                                               Component
                                               Inc/(Dec)
4  Revenue by Component
                        Distribution                $33,489                       $74,569                       $108,058
                        Transmission                 $7,050                        $7,407                        $14,457
                        Transition                 ($26,726)                      $58,542                        $31,816
                        Standard Service                 $0                       $96,721                        $96,721
                        DSM/Renewables                   $0                        $9,418                         $9,418
                                                        ---
                                                    $13,814

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act

File:              S:\RADATA1\EASTED\2001\01VS01A.WK4                                                New England Electric System
Range:             H1 TO G2                                                                          Eastern Utilities Associates
Date:              04-May-99                                                                         M.D.T.E. Docket No. 99-__
Time:              09:05 AM                                                                          Workpaper TMB-1, Revised
                                                                                                     Page 18 of 25

                                                   Massachusetts Electric Company
                                                       Eastern Edison Company
                                                     Revenue Analysis for Rate
                                                             H-1 to G-2

==================================================================================================================================
                                                                 Estimated Year 2001          Consolidated Year 2001
                                                                 EEC            EEC            MECO            MECO
                      H-1 to G-1                 Units           Rate         Revenues         Rate          Revenues    Comments
                                                  (1)            (2)            (3)             (4)            (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                        35          $5.39           $189              35         $15.23      $533

2 Demand Charge
                   Distribution Charge                3,427          $0.00             $0           3,427          $5.92   $20,288
                   Transition Charge                  3,427          $0.00             $0           3,427          $0.00        $0
                   Total                                             $0.00             $0                          $5.92   $20,288

3  Total Customer & Demand Revenues                                                  $189                                  $20,821

4  Total kWh                                        704,880                                      704,880

                   Distribution Charge              704,880       $0.02669        $18,813         704,880       $0.00138      $973
                   Transmission Charge              704,880       $0.00291         $2,051         704,880       $0.00513    $3,616
                   Transition Charge                704,880       $0.02300        $16,212         704,880       $0.01250    $8,811
                   Standard Service Charge          704,880       $0.03800        $26,785         704,880       $0.03800   $26,785
                   DSM/Renewables Charge            704,880       $0.00370        $2,608          704,880       $0.00370    $2,608


5  Total Revenue                                                                  $66,659                                  $63,614

===================================================================================================================================

Section 2:  Summary

1  Total Units -   Number of Bills                       35
                   KW                                 3,427
                   KWh                              704,880

2  Total Design RevEECeRates                                                      $66,659
                   MECO 3/1/99 Rates                                                                                      $63,614

3  Increase (Decrease) in Total Revenue                                                                                    ($3,045)
                                                                                                                             -4.57%
                                              Component
                                               Inc/(Dec)
4  Revenue by Component
                   Distribution                      $2,792                       $19,002                                 $21,794
                   Transmission                      $1,565                        $2,051                                  $3,616
                   Transition                       ($7,401)                      $16,212                                  $8,811
                   Standard Service                      $0                       $26,785                                 $26,785
                   DSM/Renewables                       $0                         $2,608                                  $2,608
                                                    ($3,045)

==================================================================================================================================

Sources:
Distribution ChargeEastern Edison: Currently Effective Tariffs
                   Mass. Electric: Currently Effective Tariffs
Transmission ChargeEastern Edison: Workpaper TMB-2
                   Mass. Electric: Workpaper TBM-3
Transition Charges:Eastern Edison: Workpaper TMB-5
                   Mass. Electric: Workpaper TMB-4
Standard Service ChEastern Edison: Settlement Agreement
                   Mass. Electric: Settlement Agreement
DSM and Renewables:Eastern Edison: Utility Restructuring Act
                   Mass. Electric: Utility Restructuring Act

File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:                  H1 TO G3                                                                      Eastern Utilities Associates
Date:                   04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                      Page 19 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 H-1 to G-3


==================================================================================================================================
                                                                 Estimated Year 2001                Consolidated Year 2001
                                                                 EEC            EEC          MECO     MECO      MECO
                      H-1 to G-3                 Units           Rate         Revenues       Units    Rate    Revenues    Comments
                                                  (1)            (2)            (3)           (4)     (5)       (6)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                        48      $5.39       $259            48     $67.27       $3,229

2 Demand Charge
                        Distribution Charge          34,790      $0.00         $0        38,617      $3.63     $140,180
                        Transition Charge            34,790     $0.00          $0        38,617      $0.00           $0
                                                                ------         ---                  ------           --
                        Total                                    $0.00         $0                    $3.63     $140,180
                                                                               ---                             --------

3  Total Customer & Demand Revenues                                          $259                              $143,409

4  Total kWh                                      6,702,200                           6,702,200

                Distribution Charge: On Peak      6,702,200   $0.02669   $178,882     3,552,166   $0.01183      $42,022
                Distribution Charge: Off Peak                                  $0     3,150,034   $0.00000           $0
                Transmission Charge               6,702,200   $0.00291    $19,503     6,702,200   $0.00460      $30,830
                Transition Charge                 6,702,200   $0.02300   $154,151     6,702,200   $0.01250      $83,778
                Standard Service Charge           6,702,200   $0.03800   $254,684     6,702,200   $0.03800     $254,684
                DSM/Renewables Charge             6,702,200   $0.00370    $24,798     6,702,200   $0.00370      $24,798
                                                                         --------                               -------


5  Total Revenue                                                         $632,276                              $579,520

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                  48                                  48
                        KW                           34,790                              38,617
                        On Peak kWh                                                   3,552,166
                        Off Peak kWh                                                  3,150,034
                                                                                      ---------
                        Total kWh                 6,702,200                           6,702,200

2  Total Design Revenue:EEC Rates                                        $632,276
                        MECO 3/1/99 Rates                                                                      $579,520

3  Increase (Decrease) in Total Revenue                                                                        ($52,756)
                                                                                                                 -8.34%
                                                  Component
                                                  Inc/(Dec)
4  Revenue by Component
                        Distribution                 $6,291              $179,140                              $185,431
                        Transmission                $11,327               $19,503                               $30,830
                        Transition                 ($70,373)             $154,151                               $83,778
                        Standard Service                 $0              $254,684                              $254,684
                        DSM/Renewables                   $0               $24,798                               $24,798
                                                        ---
                                                   ($52,756)

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act

File:                   S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:                  H2 TO G1                                                                      Eastern Utilities Associates
Date:                   04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:                   09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                                      Page 20 of 25

                       Massachusetts Electric Company
                           Eastern Edison Company
                         Revenue Analysis for Rate
                                 H-2 to G-1


==================================================================================================================================
                                                                    Estimated Year 2001       Consolidated Year 2001
                                                                    EEC            EEC         MECO            MECO
                      H-2 to G-1                    Units           Rate         Revenues      Rate          Revenues     Comments
                                                     (1)            (2)            (3)          (4)            (5)
==================================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                                        1,979          $1.35      $2,672        $8.32        $16,465

2  Location Charge                                                                               $6.48             $0

3 Total kWh                                          2,299,322

                        Distribution Charge          2,299,322       $0.02828     $65,025     $0.03843        $88,363
                        Transmission Charge          2,299,322       $0.00291      $6,691     $0.00568        $13,060
                        Transition Charge            2,299,322       $0.02300     $52,884     $0.01250        $28,742
                        Standard Service Charge      2,299,322       $0.03800     $87,374     $0.03800        $87,374
                        DSM/Renewables Charge        2,299,322       $0.00370      $8,507     $0.00370         $8,507
                                                                                  -------                     ------

4  Total Revenue                                                                 $223,154                    $242,511

==================================================================================================================================

Section 2:  Summary

1  Total Units -        Number of Bills                  1,979
                        Location Charge                      0
                         KWh                         2,299,322


2  Total Design Revenue:EEC Rates                                                $223,154
                        MECO 3/1/99 Rates                                                                    $242,511

3  Increase (Decrease) in Total Revenue                                                                       $19,358
                                                                                                                8.67%
                                                     Component
                                                     Inc/(Dec)
4  Revenue by Component
                        Distribution                   $37,131                    $67,696                    $104,828
                        Transmission                    $6,369                     $6,691                     $13,060
                        Transition                    ($24,143)                   $52,884                     $28,742
                        Standard Service                   ($0)                   $87,374                     $87,374
                        DSM/Renewables                      $0                     $8,507                      $8,507
                                                           ---
                                                       $19,358

==================================================================================================================================

Sources:
Distribution Charges:   Eastern Edison: Currently Effective Tariffs
                        Mass. Electric: Currently Effective Tariffs
Transmission Charge:    Eastern Edison: Workpaper TMB-2
                        Mass. Electric: Workpaper TBM-3
Transition Charges:     Eastern Edison: Workpaper TMB-5
                        Mass. Electric: Workpaper TMB-4
Standard Service Charge:Eastern Edison: Settlement Agreement
                        Mass. Electric: Settlement Agreement
DSM and Renewables:     Eastern Edison: Utility Restructuring Act
                        Mass. Electric: Utility Restructuring Act

File:           S:\RADATA1\EASTED\2001\01VS01A.WK4                                            New England Electric System
Range:          H2 TO G2                                                                      Eastern Utilities Associates
Date:           04-May-99                                                                     M.D.T.E. Docket No. 99-__
Time:           09:05 AM                                                                      Workpaper TMB-1, Revised
                                                                                              Page 21 of 25

                                          Massachusetts Electric Company
                                              Eastern Edison Company
                                             Revenue Analysis for Rate
                                                    H-2 to G-2


====================================================================================================================
                                                  Estimated Year 2001           Consolidated Year 2001
                                                     EEC       EEC      MECO      MECO       MECO
             H-2 to G-2                  Units      Rate    Revenues    Units     Rate     Revenues       Comments
                                          (1)        (2)       (3)       (4)       (5)       (6)
====================================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                            12     $1.35       $16        12    $15.23       $183

2 Demand Charge
                Distribution Charge         496     $0.00        $0       496     $5.92     $2,936
                Transition Charge           496     $0.00        $0       496     $0.00         $0
                                                    ------       ---              ------        --
                Total                               $0.00        $0               $5.92     $2,936
                                                                 ---                        ------

3  Total Customer & Demand Revenues                             $16                         $3,119

4  Total kWh                            135,360                       135,360

                Distribution Charge     135,360  $0.02828    $3,828   135,360  $0.00138       $187
                Transmission Charge     135,360  $0.00291      $394   135,360  $0.00513       $694
                Transition Charge       135,360  $0.02300    $3,113   135,360  $0.01250     $1,692
                Standard Service Charge 135,360  $0.03800    $5,144   135,360  $0.03800     $5,144
                DSM/Renewables Charge   135,360  $0.00370      $501   135,360  $0.00370       $501
                                                              -----                           ----


5  Total Revenue                                            $12,996                        $11,337

====================================================================================================================

Section 2:  Summary

1  Total Units - Number of Bills             12
                 On Peak kWh                496
                 KWh                    135,360

2  Total Design  EEC Rates                                  $12,996
   Revenue:      MECO 3/1/99 Rates                                                          $11,337

3  Increase (Decrease) in Total Revenue                                                    ($1,659)
                                                                                            -12.76%
                                     Component
                                     Inc/(Dec)
4  Revenue by Component
                 Distribution             ($538)             $3,844                         $3,306
                 Transmission              $301                $394                           $694
                 Transition             ($1,421)             $3,113                         $1,692
                 Standard Service            $0              $5,144                         $5,144
                 DSM/Renewables              $0                $501                           $501
                                            ---
                                        ($1,659)

====================================================================================================================

Sources:
Distribution Charges:    Eastern Edison: Currently Effective Tariffs
                         Mass. Electric: Currently Effective Tariffs
Transmission Charge:     Eastern Edison: Workpaper TMB-2
                         Mass. Electric: Workpaper TBM-3
Transition Charges:      Eastern Edison: Workpaper TMB-5
                         Mass. Electric: Workpaper TMB-4
Standard Service Charge: Eastern Edison: Settlement Agreement
                         Mass. Electric: Settlement Agreement
DSM and Renewables:      Eastern Edison: Utility Restructuring Act
                         Mass. Electric: Utility Restructuring Act

File:           S:\RADATA1\EASTED\2001\01VS01A.WK4                                      New England Electric System
Range:          W1 TO G1                                                                Eastern Utilities Associates
Date:           04-May-99                                                               M.D.T.E. Docket No. 99-__
Time:           09:05 AM                                                                Workpaper TMB-1, Revised
                                                                                        Page 22 of 25

                                     Massachusetts Electric Company
                                         Eastern Edison Company
                                        Revenue Analysis for Rate
                                               W-1 to G-1


==========================================================================================================
                                                Estimated Year 2001 Consolidated Year 2001
                                                   EEC       EEC      MECO      MECO
             W-1 to G-1                Units      Rate    Revenues    Rate    Revenues       Comments
                                        (1)        (2)       (3)       (4)       (5)
==========================================================================================================

Section 1:  Revenue Calculation

1 Customer Charge                         2,715     $0.90    $2,444     $8.32   $22,589


2 Total kWh                             779,421

                Distribution Charge     779,421  $0.02343   $18,262  $0.03843   $29,953
                Transmission Charge     779,421  $0.00291    $2,268  $0.00568    $4,427
                Transition Charge       779,421  $0.02300   $17,927  $0.01250    $9,743
                Standard Service Charge 779,421  $0.03800   $29,618  $0.03800   $29,618
                DSM/Renewables Charge   779,421  $0.00370    $2,884  $0.00370    $2,884
                                                            -------             -------
5  Total Revenue                                            $73,402             $99,214

==========================================================================================================

Section 2:  Summary

1  Total Units - Number of Bills          2,715
                 KWh                    779,421


2  Total Design  EEC Rates                                  $73,402
   Revenue:      MECO 3/1/99 Rates                                              $99,214

3  Increase (Decrease) in Total Revenue                                         $25,812
                                                                                 35.17%
                                      Component
                                      Inc/(Dec)
                                      ---------
4  Revenue by Component
                Distribution            $31,837             $20,705             $52,542
                Transmission             $2,159              $2,268              $4,427
                Transition              ($8,184)            $17,927              $9,743
                Standard Service            ($0)            $29,618             $29,618
                DSM/Renewables              ($0)             $2,884              $2,884
                                      ---------
                                        $25,812

==========================================================================================================

Sources:
Distribution Charges:    Eastern Edison: Currently Effective Tariffs
                         Mass. Electric: Currently Effective Tariffs
Transmission Charge"     Eastern Edison: Workpaper TMB-2
                         Mass. Electric: Workpaper TBM-3
Transition Charges"      Eastern Edison: Workpaper TMB-5
                         Mass. Electric: Workpaper TMB-4
Standard Service Charge: Eastern:Edison: Settlement Agreement
                         Mass. Electric: Settlement Agreement
DSM and Renewables"      Eastern Edison: Utility Restructuring Act
                         Mass. Electric: Utility Restructuring Act

                                                  Massachusetts Electric Company
                                                      Eastern Edison Company
                                                   Streetlight Revenue Analysis

                                                                                         EEC       EEC                 EEC
                EEC               EEC                                                    Annual    Total     EEC       Annual
              Lighting            Lumen    Service                 Special     12/98       kWh     Annual   Annual  Distribution
               Code     Wattage   Size     & Pole           Type   Pricing    Quantity  per Light   kWh     Price      Revenue
              --------  -------  ------   --------          ----   -------    --------  ---------  ------   ------  ------------
METAL HALIDE

              3004120     250    20,000   OH_WoodLine       FldLt                  9      1,180    10,620   $98.66      $888
              3004220     250    20,000   OH_WoodLitg       FldLt                  2      1,180     2,360  $188.89      $378

              4664120     400    40,000   OH_WoodLine       FldLt                 39      1,832    71,448  $138.15    $5,388
             10804120   1,000   115,000   OH_WoodLine       FldLt                  4      4,247    16,988  $123.98      $496
                                                                                                   ------             ------

            Total Metal Halide                                                    54              101,416             $7,149

-----------------------------------------------------------------------------------------------------------------------------

INCANDESCENT

              1031110     103     1,000   OH_WoodLine       StLt                   2        405       810   $40.22       $80
              2021110     202     2,500   OH_WoodLine       StLt                   1        794       794   $49.52       $50
                                                                                                      ---                ---

            Total Incandescent                                                     3                1,604               $130

-----------------------------------------------------------------------------------------------------------------------------

MERCURY VAPOR

              1302110     100     4,200   OH_WoodLine       StLt                 269        511   137,459   $54.85   $14,755
              1302810     100     4,200   URD_LamWood       StLt                  14        511     7,154  $215.15    $3,012
              1302811     100     4,200   URD_LamWood       StLt  CustPaidPole     2        511     1,022   $59.13      $118
              1302941     100     4,200   URD_WoodPost      T&C   CustPaidPole     4        511     2,044   $52.09      $208
              2092110     175     8,600   OH_WoodLine       StLt                  39        822    32,058   $62.28    $2,429
              2092130     175     8,600   OH_WoodLine       PBU                  226        822   185,772   $68.08   $15,386
              2092211     175     8,600   OH_WoodLitg       StLt  CustPaidPole     1        822       822   $62.28       $62
              2092231     175     8,600   OH_WoodLitg       PBU   CustPaidPole     7        822     5,754   $68.08      $477
              2092541     175     8,600   UG_Steel          T&C   CustPaidPole    37        822    30,414   $59.52    $2,202
              2092610     175     8,600   UG_Aluminum       StLt                   5        822     4,110  $222.57    $1,113

              3002110     250    12,100   OH_WoodLine       StLt                   3      1,180     3,540   $77.01      $231
              4742110     400    22,500   OH_WoodLine       StLt                  15      1,864    27,960   $94.83    $1,422
              4742120     400    22,500   OH_WoodLine       FldLt                174      1,864   324,336   $97.08   $16,892
              4742130     400    22,500   OH_WoodLine       PBU                   30      1,864    55,920   $98.50    $2,955
              4742211     400    22,500   OH_WoodLitg       StLt  CustPaidPole     8      1,864    14,912   $94.83      $759
              4742221     400    22,500   OH_WoodLitg       FldLt CustPaidPole    42      1,864    78,288   $97.08    $4,077
              4742231     400    22,500   OH_WoodLitg       PBU   CustPaidPole     1      1,864     1,864   $98.50       $99
             11352120   1,000    63,000   OH_WoodLine       FldLt                 34      4,463   151,742  $175.49    $5,967
             11352221   1,000    63,000   OH_WoodLitg       FldLt CustPaidPole     5      4,463    22,315  $175.49      $877
                                                                                  --              -------             ------

            Total Mercury Vapor                                                  916            1,087,486            $73,041

----------------------------------------------------------------------------------------------------------------------------

SODIUM VAPOR

               613110      50     3,300   OH_WoodLine       StLt               4,424        240  1,061,76   $45.14  $199,699
               613211      50     3,300   OH_WoodLitg       StLt  CustPaidPole     5        240     1,200   $45.14      $226
               613941      50     3,300   URD_WoodPost      T&C   CustPaidPole     2        240       480   $44.38       $89
               853110      70     5,800   OH_WoodLine       StLt              14,491        334  4,839,99   $47.39  $686,728
               853120      70     5,800   OH_WoodLine       FldLt                111        334    37,074   $59.87    $6,646
               853210      70     5,800   OH_WoodLitg       StLt                   3        334     1,002  $119.97      $360

               853211      70     5,800   OH_WoodLitg       StLt  CustPaidPole    20        334     6,680   $47.39      $948
               853221      70     5,800   OH_WoodLitg      FldLt  CustPaidPole     2        334       668   $59.87      $120

                                                                                      New England Electric System
                                                                                      Eastern Utilities Associates
                                                                                      M.D.T.E. Docket No. 99-__
                                                                                      Workpaper TMB-1, Revised
                                                                                      Page 23 of 25



                                      MECO     MECO               MECO        Increase
          MECO                       Annual   Total    MECO      Annual     (Decrease) in
  MECO    Lumen           12/98       kWh     Annual  Annual  Distribution   Distribution
  Code    Size    Type   Quantity  per Light   kWh    Price     Revenue        Revenue
 -----   ------   ----   --------  ---------  ------  ------  ------------   ------------


    77  27,500   Flood       9       1,255   11,295  $143.82    $1,294           $406
    77  27,500   Flood       2       1,255    2,510   143.82      $288           ($90)
     P wood pole                                      $41.90       $84            $84
    78  50,000   Flood      39       1,968   76,752  $163.80    $6,388         $1,000
    80 140,000   Flood       4       4,578   18,312  $220.41      $882           $386
                            --               ------

                            54               108,869            $8,936         $1,786

-----------------------------------------------------------------------------------------



    10   1,000   StLt        2         440       880  $48.46       $97            $16
    11   2,500   StLt        1         845       845  $59.83       $60            $10
                            --                   ---              ----           ----

                             3                 1,725              $157            $27

----------------------------------------------------------------------------------------



     3   4,000   StLt      269         561   150,909  $48.49   $13,044        ($1,711)
     3   4,000   StLt       14         561     7,854  $48.49      $679        ($2,333)
      R fiberglass w/o base                          $49.36      $691           $691
     3   4,000   StLt        2         561     1,122  $48.49       $97           ($21)
     1   4,000   Post Top    4         561     2,244  $57.46      $230            $21
     4   8,000   StLt       39         908    35,412  $53.89    $2,102          ($327)
     4   8,000   StLt      226         908   205,208  $53.89   $12,179        ($3,207)
     4   8,000   StLt        1         908       908  $53.89       $54            ($8)
     4   8,000   StLt        7         908     6,356  $53.89      $377           ($99)
     2   8,000   Post Top   37         908    33,596  $76.89    $2,845           $643
     4   8,000   StLt        5         908     4,540  $53.89      $269          ($843)
      T metal w/foundation                          $128.30      $642           $642
    16  11,000   StLt        3       1,248     3,744  $69.43      $208           ($23)
     5  22,000   StLt       15       1,897    28,455  $89.34    $1,340           ($82)
    23  22,000   Flood     174       1,897   330,078 $107.27   $18,665         $1,773
     5  22,000   StLt       30       1,897    56,910  $89.34    $2,680          ($275)
     5  22,000   StLt        8       1,897    15,176  $89.34      $715           ($44)
    23  22,000   Flood      42       1,897    79,674 $107.27    $4,505           $428
     5  22,000   StLt        1       1,897     1,897  $89.34       $89            ($9)
    24  63,000   Flood      34       4,569   155,346 $195.22    $6,637           $671
    24  63,000   Flood       5       4,569    22,845 $195.22      $976            $99
                            --               -------            ------          -----

                           916             1,142,274           $69,025        ($4,016)

----------------------------------------------------------------------------------------



    70   4,000   StLt    4,424         248 1,097,152  $55.82  $246,948        $47,248
    70   4,000   StLt        5         248     1,240  $55.82      $279            $53
    83   4,000   Post Top    2         248       496  $61.22      $122            $34
    71   5,800   StLt   14,491         349 5,057,359  $67.52  $978,432       $291,704
    77  27,500   Flood     111       1,255   139,305 $143.82   $15,964         $9,318
    71   5,800   StLt        3         349     1,047  $67.52      $203          ($157)
      P wood pole                                    $41.90      $126           $126
    71   5,800   StLt       20         349     6,980  $67.52    $1,350           $403
    77  27,500   Flood       2       1,255     2,510 $143.82      $288           $168


C:\eua files on disk\wptmb-1.WK4

         15-Jun-99


                                                                     Massachusetts Electric Company
                                                                         Eastern Edison Company
                                                                      Streetlight Revenue Analysis

                                                                               EEC      EEC                       EEC
           EEC              EEC                                               Annual   Total        EEC          Annual
         Lighting          Lumen   Service               Special     12/98     kWh     Annual      Annual     Distribution
          Code   Wattage   Size     & Pole        Type   Pricing    Quantity per Light  kWh         Price        Revenue
         ------- -------   -----  --------        ----   -------    -------- --------- ------      ------
          853441   70      5,800  URD_Fiberglass  T&C   CustPaidPole   118     334    39,412       $45.55        $5,375
          853461   70      5,800  URD_Fiberglass  SBA   CustPaidPole   146     334    48,764       $87.16       $12,725
          853641   70      5,800  UG_Aluminum     T&C   CustPaidPole     3     334     1,002       $45.55          $137
          853711   70      5,800  UG_WoodLitg     StLt  CustPaidPole     7     334     2,338       $56.72          $397
          853811   70      5,800  URD_LamWood     StLt  CustPaidPole   199     334    66,466       $51.66       $10,280
          853941   70      5,800  URD_WoodPost    T&C   CustPaidPole   222     334    74,148       $45.55       $10,112
         1213110   100     9,500  OH_WoodLine     StLt               7,510     476  3,574,76       $51.05      $383,386
         1213130   100     9,500  OH_WoodLine     PBU                  357     476   169,932       $55.98       $19,985
         1213211   100     9,500  OH_WoodLitg     StLt  CustPaidPole    88     476    41,888       $51.05        $4,492
         1213230   100     9,500  OH_WoodLitg     PBU                    1     476       476      $128.54          $129

         1213231   100     9,500  OH_WoodLitg     PBU   CustPaidPole    39     476    18,564       $55.98        $2,183
         1213441   100     9,500  URD_Fiberglass  T&C   CustPaidPole    46     476    21,896       $50.49        $2,323
         1213460   100     9,500  URD_Fiberglass  SBA                    4     476     1,904      $191.25          $765
         1213461   100     9,500  URD_Fiberglass  SBA   CustPaidPole    28     476    13,328       $99.88        $2,797
         1213610   100     9,500  UG_Aluminum     StLt                  29     476    13,804      $211.33        $6,129

         1213631   100     9,500  UG_Aluminum     PBU   CustPaidPole     3     476     1,428       $65.30          $196
         1213641   100     9,500  UG_Aluminum     T&C   CustPaidPole    31     476    14,756       $50.49        $1,565
         1213651   100     9,500  UG_Aluminum     PMA   CustPaidPole    18     476     8,568       $69.30        $1,247
         1213711   100     9,500  UG_WoodLitg     StLt  CustPaidPole    29     476    13,804       $60.35        $1,750
         1213811   100     9,500  URD_LamWood     StLt  CustPaidPole    41     476    19,516       $55.53        $2,277
         1213940   100     9,500  URD_WoodPost    T&C                    3     476     1,428      $118.61          $356

         1213941   100     9,500  URD_WoodPost    T&C   CustPaidPole   279     476   132,804       $50.49       $14,087
         1763110   150    16,000  OH_WoodLine     StLt                 125     692    86,500       $56.20        $7,025
         1763120   150    16,000  OH_WoodLine     FldLt                 90     692    62,280       $69.53        $6,258
         1763211   150    16,000  OH_WoodLitg     StLt  CustPaidPole    10     692     6,920       $56.20          $562
         1763220   150    16,000  OH_WoodLitg     FldLt                  2     692     1,384      $142.11          $284

         1763221   150    16,000  OH_WoodLitg     FldLt  CustPaidPole    2     692     1,384       $69.53          $139
         1763610   150    16,000  UG_Aluminum     StLt                  37     692    25,604      $216.49        $8,010

         1763611   150    16,000  UG_Aluminum     StLt  CustPaidPole     2     692     1,384       $68.22          $136
         1763614   150    16,000  UG_Aluminum     StLt  AddlFixt        15     692    10,380       $68.22        $1,023
         3243110   250    25,000  OH_WoodLine     StLt               2,129   1,274  2,712,34       $76.33      $162,507
         3243120   250    25,000  OH_WoodLine     FldLt              1,030   1,274  1,312,22       $83.44       $85,943
         3243124   250    25,000  OH_WoodLine     FldLt  AddlFixt        1   1,274     1,274       $83.44           $83
         3243210   250    25,000  OH_WoodLitg     StLt                   1   1,274     1,274      $148.91          $149

         3243211   250    25,000  OH_WoodLitg     StLt   CustPaidPole   46   1,274    58,604       $76.33        $3,511


                                                        New England Electric System
                                                        Eastern Utilities Associates
                                                        M.D.T.E. Docket No. 99-__
                                                        Workpaper TMB-1, Revised
                                                        Page 24 of 25




                                        MECO       MECO                     MECO          Increase
          MECO                         Annual      Total       MECO        Annual       (Decrease) in
  MECO    Lumen              12/98       kWh       Annual      Annual       Distribu      Distribution
  Code    Size       Type   Quantity  per Light    kWh        Price       Revenue         Revenue

      83   4,000    Post Top    118     248     29,264     $61.22       $7,224          $1,849
      71   5,800     StLt       146     349     50,954     $67.52       $9,858         ($2,867)
      83   4,000    Post Top      3     248        744     $61.22         $184             $47
      71   5,800     StLt         7     349      2,443     $67.52         $473             $76
      71   5,800     StLt       199     349     69,451     $67.52      $13,436          $3,156
      83   4,000    Post Top    222     248     55,056     $61.22      $13,591          $3,479
      72   9,600     StLt     7,510     490  3,679,900     $71.23     $534,937        $151,552
      72   9,600     StLt       357     490    174,930     $71.23      $25,429          $5,444
      72   9,600     StLt        88     490     43,120     $71.23       $6,268          $1,776
      72   9,600     StLt         1     490        490     $71.23          $71            ($57)
       P wood pole                                         $41.90          $42             $42
      72   9,600     StLt        39     490     19,110     $71.23       $2,778            $595
      79   9,600    Post Top     46     490     22,540     $65.50       $3,013            $690
      72   9,600     StLt         4     490      1,960     $71.23         $285           ($480)
      72   9,600     StLt        28     490     13,720     $71.23       $1,994           ($802)
      72   9,600     StLt        29     490     14,210     $71.23       $2,066         ($4,063)
       T metal w/foundation                               $128.30       $3,721          $3,721
      72   9,600     StLt         3     490      1,470     $71.23         $214             $18
      79   9,600    Post Top     31     490     15,190     $65.50       $2,031            $465
      79   9,600    Post Top     18     490      8,820     $65.50       $1,179            ($68)
      72   9,600     StLt        29     490     14,210     $71.23       $2,066            $316
      72   9,600     StLt        41     490     20,090     $71.23       $2,920            $644
      79   9,600    Post Top      3     490      1,470     $65.50         $197           ($159)
       R fiberglass w/o base                               $49.36         $148            $148
      79   9,600    Post Top    279     490    136,710     $65.50      $18,275          $4,188
      73  16,000     StLt       125     714     89,250     $75.78       $9,473          $2,448
      77  27,500     Flood       90   1,255    112,950    $143.82      $12,944          $6,686
      73  16,000     StLt        10     714      7,140     $75.78         $758            $196
      77  27,500     Flood        2   1,255      2,510    $143.82         $288              $3
       P wood pole                                         $41.90          $84             $84
      77  27,500     Flood        2   1,255      2,510    $143.82         $288            $149
      73  16,000     StLt        37     714     26,418     $75.78       $2,804         ($5,206)
       T metal w/foundation                               $128.30       $4,747          $4,747
      73  16,000     StLt         2     714      1,428     $75.78         $152             $15
      73  16,000     StLt        15     714     10,710     $75.78       $1,137            $113
      74  27,500     StLt     2,129   1,284  2,733,636     $94.06     $200,254         $37,747
      77  27,500     Flood    1,030   1,255  1,292,650    $143.82     $148,135         $62,191
      77  27,500     Flood        1   1,255      1,255    $143.82         $144             $60
      74  27,500     StLt         1   1,284      1,284     $94.06          $94            ($55)
       P wood pole                                         $41.90          $42             $42
      74  27,500     StLt        46   1,284     59,064     $94.06       $4,327            $816


C:\eua files on disk\wptmb-1.WK4

         15-Jun-99


                                                                     Massachusetts Electric Company
                                                                         Eastern Edison Company
                                                                       Streetlight Revenue Analysis

                                                                                  EEC         EEC                       EEC
           EEC             EEC                                                   Annual       Total         EEC        Annual
         Lighting         Lumen      Service             Special       12/98      kWh        Annual      Annual     Distribution
          Code   Wattage  Size        & Pole     Type    Pricing      Quantity  per Light     kWh         Price       Revenue
         ------- -------  ------   -----------   ----    -------      --------  ---------    ------      -------    ------------
         3243220   250    25,000   OH_WoodLitg   FldLt                   1        1,274      1,274      $156.02         $156

         3243221   250    25,000   OH_WoodLitg   FldLt  CustPaidPole    85        1,274    108,290      $83.44       $7,092
         3243610   250    25,000   UG_Aluminum   StLt                  681        1,274    867,594     $236.61     $161,131

         3243611   250    25,000   UG_Aluminum   StLt   CustPaidPole     9        1,274     11,466       $88.36         $795
         3243621   250    25,000   UG_Aluminum   FldLt  CustPaidPole     1        1,274      1,274       $98.82          $99
         3243624   250    25,000   UG_Aluminum   FldLt  AddlFixt        10        1,274     12,740       $98.82         $988
         3243711   250    25,000   UG_WoodLitg   StLt   CustPaidPole     1        1,274      1,274       $85.64          $86
         5003110   400    50,000   OH_WoodLine   StLt                  581        1,966  1,142,246       $97.42      $56,601
         5003120   400    50,000   OH_WoodLine   FldLt               4,258        1,966  8,371,228      $105.45     $449,006
         5003124   400    50,000   OH_WoodLine   FldLt  AddlFixt         2        1,966      3,932      $105.45         $211
         5003210   400    50,000   OH_WoodLitg   StLt                    2        1,966      3,932      $170.00         $340

         5003211   400    50,000   OH_WoodLitg   StLt   CustPaidPole    67        1,966    131,722       $97.42       $6,527
         5003220   400    50,000   OH_WoodLitg   FldLt                  48        1,966     94,368      $178.03       $8,545

         5003221   400    50,000   OH_WoodLitg   FldLt  CustPaidPole   426        1,966    837,516      $105.45      $44,922
         5003224   400    50,000   OH_WoodLitg   FldLt  AddlFixt         1        1,966      1,966      $105.45         $105
         5003610   400    50,000   UG_Aluminum   StLt                   99        1,966     194,63      $257.70      $25,512

         5003614   400    50,000   UG_Aluminum   StLt   AddlFixt         6        1,966     11,796      $109.45         $657
         5003620   400    50,000   UG_Aluminum   FldLt                  28        1,966     55,048      $269.09       $7,535

         5003621   400    50,000   UG_Aluminum   FldLt  CustPaidPole    10        1,966     19,660      $120.81       $1,208
         5003624   400    50,000   UG_Aluminum   FldLt  AddlFixt       111        1,966    218,226      $120.81      $13,410
         5003721   400    50,000   UG_WoodLitg   FldLt  CustPaidPole     1        1,966      1,966      $114.77         $115
         6483612   500    25,000   UG_Aluminum   StLt   TwinFixts       61        2,548    155,428      $330.50      $20,161
                                                                       ---                 -------                   -------


     Total Sodium Vapor                                             38,238              26,758,978                $2,458,340

-----------------------------------------------------------------------------------------------------------------------------


TOTAL STREETLIGHT DISTRIBUTION REVENUE                              39,211              27,949,484                $2,538,661
--------------------------------------


                                                                                       Year 2001
                                                                                       Estimated
                                                                                         Rates
                                                                                       ---------
TRANSMISSION                                                    27,949,484               $0.00291                   $81,333
------------

TRANSITION                                                      27,949,484               $0.02300                  $642,838
----------

DSM AND RENEWABLES                                              27,949,484               $0.00370                  $103,413
------------------

STANDARD SERVICE                                                27,949,484               $0.03800                $1,062,080
----------------                                                                                                 ----------

TOTAL STREETLIGHT REVENUE                                                                                        $4,428,326
-------------------------                                                                                        ==========

                                                                         New England Electric System
                                                                         Eastern Utilities Associates
                                                                         M.D.T.E. Docket No. 99-__
                                                                         Workpaper TMB-1, Revised
                                                                         Page 25 of 25




                                             MECO      MECO                   MECO        Increase
               MECO                         Annual     Total      MECO       Annual     (Decrease) in
  MECO         Lumen             12/98       kWh      Annual     Annual   Distribution   Distribution
  Code         Size      Type   Quantity   per Light   kWh       Price      Revenue        Revenue
 ------        -----     -----  --------   ---------  ------    -------   ------------  -------------
      77       27,500    Flood        1     1,255      1,255    $143.82      $144           ($12)
       P wood pole                                               $41.90       $42            $42
      77       27,500    Flood       85     1,255    106,675    $143.82   $12,225         $5,132
      74       27,500    StLt       681     1,284    874,404     $94.06   $64,055       ($97,077)
       T metal w/foundation                                     $128.30   $87,372        $87,372
      74       27,500    StLt         9     1,284     11,556     $94.06      $847            $51
      77       27,500    Flood        1     1,255      1,255    $143.82      $144            $45
      77       27,500    Flood       10     1,255     12,550    $143.82    $1,438           $450
      74       27,500    StLt         1     1,284      1,284     $94.06       $94             $8
      75       50,000    StLt       581     1,968  1,143,408    $130.65   $75,908        $19,307
      78       50,000    Flood    4,258     1,968  8,379,744    $163.80  $697,460       $248,454
      78       50,000    Flood        2     1,968      3,936    $163.80      $328           $117
      75       50,000    StLt         2     1,968      3,936    $130.65      $261           ($79)
       P wood pole                                               $41.90       $84            $84
      75       50,000    StLt        67     1,968    131,856    $130.65    $8,754         $2,226
      78       50,000    Flood       48     1,968     94,464    $163.80    $7,862          ($683)
       P wood pole                                               $41.90    $2,011         $2,011
      78       50,000    Flood      426     1,968    838,368    $163.80   $69,779        $24,857
      78       50,000    Flood        1     1,968      1,968    $163.80      $164            $58
      75       50,000    StLt        99     1,968    194,832    $130.65   $12,934       ($12,578)
       T metal w/foundation                                     $128.30   $12,702        $12,702
      75       50,000    StLt         6     1,968     11,808    $130.65      $784           $127
      78       50,000    Flood       28     1,968     55,104    $163.80    $4,586        ($2,948)
       T metal w/foundation                                     $128.30    $3,592         $3,592
      78       50,000    Flood       10     1,968     19,680    $163.80    $1,638           $430
      78       50,000    Flood      111     1,968    218,448    $163.80   $18,182         $4,772
      78       50,000    Flood        1     1,968      1,968    $163.80      $164            $49
      74       27,500    StLt       122     1,284    156,648     $94.06   $11,475        ($8,685)
       T metal w/foundation                                     $128.30    $7,826         $7,826

                                 38,299           27,287,893           $3,376,806       $918,466

---------------------------------------------------------------------------------------------------


                                 39,272           28,540,761           $3,454,923       $916,262

difference due to twin 25,000 lumen streetlights doubled under MECO's rate structure

                                                   Year 2001
                                                 Consolidated
                                                     Rates
                                                 ------------
                                        28,540,761        $0.00482         $137,566        $56,233


                                        28,540,761        $0.01250         $356,760      ($286,079)


                                        28,540,761        $0.00370         $105,601         $2,188


                                        28,540,761        $0.03800       $1,084,549        $22,469
                                                                         ----------        -------

                                                                         $5,139,399       $711,073
                                                                         ==========       ========

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                Workpaper TMB-2

                             Eastern Edison Company

                 Estimated Retail Transmission Rate in Year 2001

S:\RADATA1\EASTED\2001\Eectrana.wk4                                         New England Electric System
EEC TRANSM                                                                  Eastern Utilities Associates
      15-Jun-99                                                             M.D.T.E. Docket No. 99-__
                                                                            Workpaper TMB-2, Revised
                                                                            Page 1 of 1



                                     Eastern Edison Company
                                       Calendar Year 2001
                 Estimated Montaup Stand-Alone Transmission Charge Calculation






(1)   Projected 1999 Transmission Cost to Serve Eastern Customers from Montaup  $5,440,383



(2)   Projected 1999 Transmission Cost to Serve Eastern Customers from NEPOOL  $2,136,194
                                                                               ----------



(3)   Total Projected 1999 Transmission Cost to Serve Eastern Customers         $7,576,577


                                                                  2000           2001
                                                                  ----           ----

(4)   Adjusted for 2.2% Inflation                                $7,743,262     $7,913,613



(5)   Total Eastern kWh Sales                                 2,711,961,115  2,711,961,115
                                                              --------------



(6)   Estimated Annual Average Transmission Rate to
        Retail Customers                                           $0.00285      $0.00291
                                                                  =========      ========






(1)   Per FERC Section 205 Filing, Exhibit__(PAV-4), Statement BH, Schedule 1, Page 3 of 3
(2)   Estimate of NEPOOL transmission expenses
(3)   Line (1) + Line (2)
(4)   Line (3) x 1.022% per year
(5)   Actual 1998 kWh sales
(6)   Line (4) / Line (5), truncated after 5 decimal places

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                Workpaper TMB-3

                         Massachusetts Electric Company

                     Consolidated Retail Transmission Rates

                 Assuming Rate Consolidation on January 1, 2001

S:\RADATA1\EASTED\2001\Tran-01a.wk4                                                           Massachusetts Electric Company
COMBINED TRANSM                                                                               Eastern Edison Company
                                                                                              M.D.T.E. Docket No.
                                                                                              Workpaper TMB-3, Revised
                                                                                              Page 1 of 3
                                               Massachusetts Electric Company
                                                 Nantucket Electric Company
                                                   Eastern Edison Company
                                                     Calendar Year 2001
                                          Combined Transmission Charge Calculation


                                      Total      R-1/R-2/E       R-4        G-1         G-2          G-3         Streetlights
                                      -----      ---------       ---        ---         ---          ---         -----------
(1)  1999 Estimate of Combined
        Transmission            $99,174,277

(2)  Inflated Transmission
        Expense to 2001        $103,585,946

     -------------------------------------------------------------------------------------------------------------------------

(3)  Combined Coincident Peak
        with NEP's Peak (KW)     35,627,600       14,218,120    102,837     3,760,755     5,050,497    12,275,322    220,068

(4)  Coincident Peak Allocator       100.00%           39.91%     0.29%         10.56%       14.18%        34.45%      0.62%

     -------------------------------------------------------------------------------------------------------------------------

(5)  Allocated Combined
       Transmission Expense    $103,585,946     $41,338,666    $298,995   $10,934,258    $14,684,136   $35,690,049     $639,841

(6)  Forecasted kWh Sales    19,958,898,115   7,231,927,275  58,543,000 1,922,930,824  2,859,452,245  7,753,477,287 132,567,484

(7)  Combined Transmission
       Charge per kWh              $0.00518       $0.00571     $0.00510     $0.00568        $0.00513   $0.00460        $0.00482







(1)  FERC Section 205 Filing, Exhibit__ (PAV-4), Statements BG & BH, plus estimate of NEPOOL transmission costs for 1999
(2)  Line (1) x 1.022% for 2 years
(3)  Page 2 of 3
(4)  Line (3) as a percent of total Line (3)
(5)  Line (3) x Line (4)
(6)  Page 3 of 3

S:\RADATA1\EASTED\2001\Tran-01a.wk4                                  Massachusetts Electric Company
PEAK                                                                 Eastern Edison Company
                                                                     M.D.T.E. Docket No.
                                                                     Workpaper TMB-3, Revised
                                                                     Page 2 of 3

                               Massachusetts Electric Company
                                 1997 Coincident Peak Data



                                          Total       R-1/R-2/E       R-4          G-1          G-2      G-3         Streetlights

     Total Mass. Electric
     (including Nantucket)               30,289,338   11,907,601      102,837    2,899,941   4,244,281   10,964,364    170,313

     Eastern in Mass.
     Electric
     Rate Structure                       5,338,262    2,310,519            0      860,814     806,216   1,310,958     49,755
                                         ----------   ----------      -------    ---------   ---------   ---------    --------

     Total                               35,627,600   14,218,120      102,837    3,760,755   5,050,497  12,275,322    220,068
                                         ==========   ==========      =======    =========   =========  ==========    =======







     Source:      Company Load Data for 1997
                  Eastern Load Data allocated to Mass. Electric rate structure based on mapping of retail billing determinants

S:\RADATA1\EASTED\2001\Tran-01a.wk4                                           Massachusetts Electric Company
KWH                                                                           Eastern Edison Company
                                                                              M.D.T.E. Docket No.
                                                                              Workpaper TMB-3, Revised
                                                                              Page 3 of 3

                                     Massachusetts Electric Company
                                       Nantucket Electric Company
                                         Eastern Edison Company
                                          Forecasted kWh Sales



                                Total     R-1/R-2/E        R-4          G-1              G-2             G-3         Streetlights


(1)  Mass. Electric     17,246,937,000    6,147,502,000   58,543,000   1,565,201,000  2,408,497,000   6,962,576,000  104,618,000
     (incl. Nantucket
     Electric)


(2)  Eastern Edison      2,711,961,115    1,084,425,275           0      357,729,824    450,955,245     790,901,287   27,949,484
                         -------------    -------------           -      -----------    -----------     -----------   ----------

(3)  Total              19,958,898,115    7,231,927,275  58,543,000   1,922,930,824   2,859,452,245   7,753,477,287  132,567,484
                        ==============    =============  ==========   =============   =============   =============  ===========





(1)  Company Forecast for Calendar Year 2000
(2)  Actual 1998 kWh Sales Mapped to Mass. Electric rate classes
(3)  Line (1) + Line (2)

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                Workpaper TMB-4

                         Massachusetts Electric Company

                Estimated Combined Transition Charge in Year 2001

S:\RADATA1\EASTED\2001\Mecoctc.wk4                    Massachusetts Electric Company
CTC ESTIMATE                                          Eastern Edison Company
      15-Jun-99                                       M.D.T.E. Docket No.
                                                      Workpaper TMB-4
                                                      Page 1 of 1


                                 Massachusetts Electric Company
                                     Eastern Edison Company
                              Combined Contract Termination Charge


                                          2001       2002        2003        2004
                                          ----       ----        ----        ----

(1)   Mass. Electric's Share of
      Contract Termination Charge       $184,000    $186,000    $175,000   $169,000

(2)   Eastern Edisons's Share of
      Contract Termination Charge        $64,404     $62,925     $52,943    $49,617
                                         -------     -------     -------    -------

(3)   Total Combined
      Contract Termination Charge       $248,404    $248,925    $227,943   $218,617

      ------------------------------------------------------------------------------

(4)   Estimated Mass. Electric GWh
      Deliveries                          17,131      17,349      17,603     17,917

(5)   Estimated Eastern Edison GWh
      Deliveries                           2,803       2,835       2,878      2,928
                                           -----       -----       -----      -----

(6)   Total Combined GWh
      Deliveries                          19,934      20,184      20,481     20,845

      ------------------------------------------------------------------------------

(7)   Combined CTC                          1.25        1.23        1.11       1.05



(1)   Ex. 3, Schedule 1 of NEP's December 1, 1998 CTC Reconciliation
(2)   Ex. 3, Schedule 1 of NEP's December 1, 1998 CTC Reconciliation
(3)   Line (1) + Line (2)
(4)   Ex. MEC-DTS-6-EEC, Schedule 1 of Montaup's February 12, 1999 CTC Filing
(5)   Ex. MEC-DTS-6-EEC, Schedule 1 of Montaup's February 12, 1999 CTC Filing
(6)   Line (4) + Line (5)
(7)   Line (3) / Line (6)

                                                     New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                Workpaper TMB-5


                             Eastern Edison Company

                    Estimated Transition Charges in Year 2001

S:\RADATA1\EASTED\2001\Eecctc1.wk4               New England Electric System
EEC CTC                                          Eastern Utilities Associates
     15-Jun-99                                   M.D.T.E. Docket No. 99-__
                                                 Workpaper TMB-5
                                                 Page 1 of 1


                            Eastern Edison Company
                              Calendar Year 2001
             Estimated Stand-Alone Transition Charge Calculation



(1)  Year 2001 CTC per Divestiture Filing            $0.02300

(2)  CTC for Remainder of 1999                       $0.02100

(3)  Ratio                                           109.524%


                Current Transition                        Estimated Transition
                     Charge                     Ratio            Charge
                       (4)                       (5)               (6)

     R-1, R-2, R-3, G-1, H-1, H-2, W-1, S-1
     all kWh       $0.02100                   109.524%           $0.02300

     R-4
     on peak kwh   $0.09952                   109.524%           $0.10899
     off peak kw   $0.00797                   109.524%           $0.00872

     G-2
     all KW           $5.55                   109.524%              $6.07
     all kWh       $0.00181                   109.524%           $0.00198

     G-4
     all KW           $5.52                   109.524%              $6.04
     on peak kwh   $0.01235                   109.524%           $0.01352
     off peak kw   $0.00676                   109.524%           $0.00740

     G-5
     all KW           $4.37                   109.524%              $4.78
     on peak kwh   $0.01204                   109.524%           $0.01318
     off peak kw   $0.00700                   109.524%           $0.00766

     G-6
     all KW           $4.37                   109.524%              $4.78
     on peak kwh   $0.01533                   109.524%           $0.01679
     off peak kw   $0.01029                   109.524%           $0.01127

     T-2
     all KW           $5.75                   109.524%              $6.29
     on peak kwh   $0.01403                   109.524%           $0.01536
     off peak kw   $0.00843                   109.524%           $0.00923

     A-6
     KW               $4.46                   109.524%              $4.88
     on peak kwh   $0.00997                   109.524%           $0.01091
     off peak kw   $0.00493                   109.524%           $0.00539


(1)  Per February 12, 1999 Divestiture Filing
(2)  Currently Effective Transition Charge
(3)  Line (1) / Line (2)
(4)  Per Currently Effective Tariffs
(5)  Line (3)
(6) Line (4) x Line (5), truncated after 2 or 5 decimal places, depending upon charge

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------





                                DIRECT TESTIMONY

                                       OF

                              JAMES J. BONNER, Jr.

                          COMMONWEALTH OF MASSACHUSETTS
                   DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY





-----------------------------------
                                   )
New England Electric System        )                        Docket D.T.E. 99-___
Eastern Utilities Associates       )
                                   )
-----------------------------------





                                DIRECT TESTIMONY

                                       OF

                              JAMES J. BONNER, Jr.


                                Table of Contents

                                                                           Page

I.       Introduction and Qualifications.....................................  1

II.      Purpose of Testimony................................................  3

III.     Mapping of Eastern's Customers to Mass. Electric's Rates............  4

IV.      Derivation of Billing Determinants for Eastern's Customers under
         Mass. Electric's Rates............................. ................ 14

V.       Conclusion.......................................................... 18

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 1 of 18

1    I.   Introduction and Qualifications

2    Q.   Please state your full name and business address.

3    A.   My name is James J. Bonner, Jr. My business address is 750 West Center Street, West

4         Bridgewater, Massachusetts.

5

6    Q.   Please state your present position and responsibilities.

7    A.   I am Manager of Retail Pricing and Rate Administration for EUA Service Corporation.

8         My responsibilities include the direct supervision of EUA Service Corporation's Retail

9         Pricing and Rate Administration supervisor and staff. Among the responsibilities of that

10        staff are the study, analysis, and design of retail delivery service rates for Eastern Edison

11        Company ("Eastern" or "EECo").

12

13   Q.   Please describe your educational background and work experience.

14   A.   I graduated from Northeastern University in 1976 with a Bachelor of Science degree in

15        Electrical Engineering (Power Systems). I attended the Edison Electric Institute's

16        ("EEI") Rate Fundamentals Course at Indiana University in November 1985 and the EEI

17        Advanced Rate Course at Indiana University in August 1986 and in August 1988. I was

18        Chairman of the Electric Council of New England's Rate and Regulatory Committee

19        from 1993 through 1995.

20

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 2 of 18


1         From August 1976 through February 1983, I was employed by the Belcher Division of

2         Dayton Malleable Inc., a malleable iron foundry located in Easton, Massachusetts, as

3         Plant Engineer. My duties included plant maintenance management, energy

4         management, capital budgeting, and production engineering.

5

6         In March 1983, I joined Eastern as Consumer Service Engineer for the Brockton

7         Division. In that capacity, I served as Eastern's representative for its fifty largest

8         commercial-industrial customers in the Brockton Division's service area and as a staff

9         assistant to the Consumer Service Manager.

10

11        I transferred to the Rate Department of EUA Service Corporation in February 1985 as an

12        Associate Rate Engineer. I was promoted to Rate Engineer in February 1987, to Senior

13        Rate Engineer in February 1989, to Supervisor of Rate Design in January 1991, and to

14        Manager of Retail Pricing and Rate Administration in January 1999. Since assuming the

15        position of Supervisor of Rate Design in 1991, I have supervised the preparation of

16        Eastern's retail rates approved by the Department of Telecommunications and Energy

17        ("Department") in subsequent regulatory proceedings.

18

19   Q.   Have you previously testified before the Department?

20   A.   Yes, I have testified before the Department on several occasions. Most recently, I

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 3 of 18


1         testified in D.P.U./D.T.E. 96-100, Electric Industry Restructuring, as part of the

2         Basic/Universal Service panel in June 1996, and I testified in support of Eastern's

3         proposed rates in D.P.U. 92-148, Eastern's last general rate case, in September 1992.

4

5    Q.   Were the schedules attached to your direct testimony prepared by you or under your

6         supervision and direction?

7    A.   Yes, they were.

8

9    II.  Purpose of Testimony

10   Q.   What is the purpose of your testimony?

11   A.   The purpose of my testimony is to present and support the mapping of Eastern's customers

12        under Eastern's retail delivery service rates to Massachusetts Electric

13        Company's ("Mass. Electric's") retail delivery service rates and the derivation of the

14        billing determinants for Eastern's customers mapped to Mass. Electric's rates. Ms. Burns

15        makes use of this mapping and these billing determinants in her testimony and exhibits

16        regarding the proposed Mass. Electric/Eastern merger rate plan and its impact on revenue.

17

18   Q.   Please explain how you have organized your testimony.

19   A.   My testimony is organized as follows: (1) An explanation of the mapping process

20        that we used to align the schedule of rates between Eastern and Mass. Electric, and (2) an

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 4 of 18


1        explanation of the derivation of the billing determinants used for transferring Eastern's

2        customers to Mass. Electric's rates.

3

4    III. Mapping of Eastern's Customers to Mass. Electric's Rates

5    Q.   Please describe how Eastern's customers were mapped to Mass. Electric's retail delivery

6         service rates.

7    A.   A mapping of Eastern's retail delivery service rates to Mass. Electric's retail delivery

8         service rates was performed by comparing the availability provisions between Eastern's

9         rates and Mass. Electric's rates. Exhibit JJB-1 demonstrates this comparing of rates. This

10        exhibit shows a comparison of the availability provisions of Eastern's and Mass.

11        Electric's rates. A summary of the mapping of Eastern's rates to Mass. Electric's is

12        provided by Ms. Burns in her Exhibit TMB-3.

13

14        Although Eastern's schedule of rates is comparable to Mass. Electric's schedule of rates,

15        Eastern's applicability and rate structures are not identical to those of Mass. Electric's

16        schedule of rates. Eastern has, in some customer classes, more available rates than Mass.

17        Electric. Eastern uses different billing determinant breakpoints to subdivide its general

18        service (commercial-industrial) customer class into several rates. Eastern uses fewer

19        optional rates than does Mass. Electric. And Eastern makes use of supplementary1 rates,

---------------

1    A supplementary rate is a rate that is available only to customers who also receive part of their electric service under another rate, called a principal rate. A principal rate can be the only rate

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 5 of 18


1         whereas Mass. Electric does not.

2

3    Q.   How were the determinants necessary for developing the rate mapping proposal

4         developed?

5    A.   EECo based the mapping of Eastern's rates to Mass. Electric's rates on its customer

6         billing information for calendar year 1998. For each of Eastern's rate classes, the number

7         of bills rendered and annual energy consumption were determined. Where required for

8         certain rate classes, monthly billing demands and annual peak and off-peak energy

9         consumption were determined. In many cases, especially for those current Eastern rate

10        classes that were subdivided into two or more Mass. Electric rate classes, these

11        determinants were required to be developed on a customer-by-customer basis and

12        transformed from Eastern's definition of a determinant--e.g., billing demand--to Mass.

13        Electric's definition of the same determinant.

14

15   Q.   Please describe Eastern's Schedule of Rates.

16   A.   Eastern's Schedule of Rates consists of four (4) residential rates,

17        Residential Retail Delivery Service Rate R-1

---------------

under which a customer receives service at a given location, but a supplementary rate cannot.
For example, Eastern's Controlled Water Heating Service Rate W-1 is a supplementary rate. To be eligible for Rate W-1, a customer must also receive service under one or more of Eastern's residential or general service rates at the same service location.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 6 of 18


               Low Income Residential Retail Delivery Service Rate R-2

               Residential Space Heating Retail Delivery Service Rate R-3

               TOU Residential Retail Delivery Service Rate R-4

          seven (7) general service rates,

               Small Secondary Voltage General Retail Delivery Service Rate G-1

               Medium Secondary Voltage General Retail Delivery Service Rate G-2

               Large Secondary Voltage General Retail Delivery Service Rate G-4

               Medium Primary Voltage General Retail Delivery Service Rate G-5

               Large Primary Voltage General Retail Delivery Service Rate G-6

               Medium TOU Secondary Voltage General Retail Delivery Service Rate T-2

               Large Pri. Voltage Auxiliary General Retail Delivery Service Rate A-6

               General Space Heating Retail Delivery Service Rate H-1

          two (2) supplementary rates,

               General Heating Retail Delivery Service Rate H-2

               Controlled Water Heating Retail Delivery Service Rate W-1

          and a lighting service rate,

               Lighting Retail Delivery Service Rate S-1.

          In addition to the foregoing, Eastern's Schedule of Rates contains the following terms and conditions, adjustment clauses, generation services, and rate riders:

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 7 of 18


               Terms and Conditions for Distribution Service

               Terms and Conditions for Competitive Suppliers

               Transition Cost Adjustment Clause

               Standard Offer Service

               Demand Side Management Clause

               Renewable Energy Clause

               Farm Discount Rate Rider

               Interim Default Service


     Q.   Please describe Mass. Electric's Schedule of Rates.

     A.   Mass. Electric's Schedule of Rates consists of three (3) residential rates,

               Residential Regular R-1 Retail Delivery Service

               Residential Low Income R-2 Retail Delivery Service

               Residential - Time-of-Use (Optional) R-4 Retail Delivery Service

          four (4) general service rates,

               General Service - Small Commercial & Industrial G-1 Retail Delivery Service

               General Service - Demand G-2 Retail Delivery Service

               Time-of-Use G-3 Retail Delivery Service

               Experimental Flexible Time-Of-Use Pricing (G-5)

          one (1) interruptible rate,

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 8 of 18


                  Scheduled Interruptible Service Rate I-1

          and four (4) lighting service rates,

               Street & Security Lighting - Co. Owned Equipment S-1 Retail Delivery Service

               Street Lighting - Overhead - Cust.-Owned Equipment S-2 Retail Delivery Service

               Street Lighting - Underground - Div. Of Ownership S-3 Retail Delivery Service

               Street Lighting - Company Owned Equipment S-20 Retail Delivery Service

               Street Lighting - Customer Owned Equipment S-5 Retail Delivery Service2

          In addition to the foregoing, Mass. Electric's Schedule of Rates contains the following terms and conditions, adjustment provisions, generation service tariffs, and interruptible service provisions:

               Terms and Conditions for Distribution Service

               Terms and Conditions for Competitive Suppliers

               Transmission Service Cost Adjustment Provision

               Transition Cost Adjustment Provision

               Demand Side Management Provision

               Renewables Provision

               Standard Service Cost Adjustment Provision

               Default Service Adjustment Provision

---------------

2    Currently pending approval in M.D.T.E. Docket No. 98.69.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                        Page 9 of 18


1              Tariff for Standard Service

2              Tariff for Default Service

3              Cooperative Interruptible Service Provisions For I-3

4              Cooperative Interruptible Service Provisions For I-4

5              Cooperative Interruptible Service Provisions For I-5
6

7    Q.   How are Eastern's residential rates mapped to Mass. Electric's residential rates?

8    A.   Eastern's residential rates are available only to residential customers for domestic

9         purposes. Rate R-1 is the ordinary residential retail delivery service rate, Rate R-2 is

10        restricted to low-income customers, Rate R-3 is available only to electric space heating

11        customers, and Rate R-4 is Eastern's optional time-of-use rate.

12

13        Like Eastern, Mass. Electric's residential rates are available to residential customers for

14        domestic purposes. Rate R-1 is Mass. Electric's ordinary residential retail delivery

15        service rate, Rate R-2 is restricted to low-income customers, and Rate R-4 is Mass.

16        Electric's optional time-of-use rate.

17

18        As shown on Exhibit TMB-3, Eastern's Rates R-1, R-3, and R-4 are mapped to Mass.

19        Electric's Rate R-1. Eastern's Low Income Residential Rate R-2 is mapped to Mass.

20        Electric's Residential Low Income Rate R-2.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 10 of 18


1    Q.   Why was Eastern's time-of-use residential service rate, Rate R-4, mapped to Mass.

2         Electric's regular residential service rate, Rate R-1, instead of Mass. Electric's time-of-

3         use residential service rate, Rate R-4?

4    A.   None of Eastern's current Rate R-4 customers meet Mass. Electric's Rate R-4's minimum

5         energy usage eligibility requirement of an average of 2,500 kWh/month and 30,000

6         kWh/year; therefore, Eastern's Rate R-4 customers are mapped to Mass. Electric's Rate

7         R-1.

8

9    Q.   How are Eastern's general service rates mapped to Mass. Electric's general service rates?

10   A.   Eastern's general service rates are open to all customers, including residential customers,

11        provided a customer otherwise meets the availability and/or the applicability provisions

12        of the rate.

13

14        Eastern's "G" series rates form the main sequence of Eastern's general service tariffs.

15        The "G" series rates are divided into two groups: (1) Secondary distribution voltage

16        rates--Rates G-1, G-2, and G-4, and (2) primary distribution voltage rates--Rates G-5

17        and G-6. The availability of the secondary voltage rates is as follows: Rate G-1 is

18        available to customers whose monthly demand is less than 10 kW and whose average

19        monthly energy consumption is less than 3,000 kWh. Rate G-2 is available to customers

20        whose monthly demand is at least 10 kW but less than 500 kW or whose average monthly

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 11 of 18


1         energy consumption is 3,000 kWh or more. Rate G-4 is required for customers whose

2         monthly demand is 500 kW or more. For general service customers served at primary

3         voltage, Rate G-5 is required if a customer's monthly demand is less than 500 kW;

4         otherwise Rate G-6 applies.

5

6         The remaining Eastern general service rates are as follows: Eastern's Rate T-2 is an

7         optional time-of-use rate available to Rate G-2 customers. Rate A-6 is Eastern's large

8         primary distribution voltage auxiliary3 service rate and is closed to new customers. Rate

9         H-1 is available only to certain non-residential electric space heating customers.

10

11        Mass. Electric's general service rates are considerably simpler than Eastern's. Mass.

12        Electric's has four general service rates (Rates G-1, G-2, G-3, and G-5) which apply to

13        customers as follows: Rate G-1 is available to customers whose monthly demand is 200

14        kW or less and whose average monthly energy consumption is 10,000 kWh or less. Rate

15        G-2 is available to customers whose monthly demand is 200 kW or less and whose

16        average monthly energy consumption is more than 10,000 kWh. Rate G-3 is available to

17        customers whose monthly demand is more than 200 kW. Rate G-5 is an experimental

     ---------------

1    3 Auxiliary service is one or more of the following services: supplementary power, backup
2    power, and maintenance power. Eastern provides auxiliary service to customers who self-
3    generate all or part of their electric service requirements and whose generation facilities are
4    Qualifying Facilities pursuant to 220 CMR 8.00 et seq.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 12 of 18


1         rate with a "real-time pricing"-like structure. It has been closed to new customers since

2         1997.

3

4         As shown in Exhibit TMB-3, Eastern's Rate G-1 was mapped to Mass. Electric's Rate G-

5         1. Eastern's Rates G-2 and T-2 were mapped to Mass. Electric's Rates G-1, G-2, and G-

6         3. Eastern's Rate G-4 was mapped Mass. Electric's Rate G-3. Eastern's Rate G-5 was

7         mapped to Mass. Electric's Rates G-2 and G-3. Eastern's Rate G-6 was mapped to Mass.

8         Electric's Rate G-3. Eastern's Rate H-1 was mapped to Mass. Electric's Rates G-1, G-2,

9         and G-3.

10

11   Q.   How is Eastern's auxiliary service Rate A-6 mapped to Mass. Electric's rates?

12   A.   Mass. Electric does not have an auxiliary service rate. Eastern's sole Rate A-6 customer

13        is transferred to Mass. Electric Rate G-3, which is the rate closest to Eastern's Rate A-6,

14        and will receive auxiliary service under Mass. Electric's current auxiliary service

15        provision.

16

17   Q.   How are Eastern's supplementary service rates mapped to Mass. Electric's rates?

18   A.   In general, customers receiving service under Eastern's supplementary rates, Rates H-2

19        and W-1, are first matched with their companion principal rate, then mapped to the Mass.

20        Electric rate which corresponds to the companion principal rate. Thus, the residential

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 13 of 18


1         portion of Eastern's Rate W-1 is mapped to Mass. Electric's Rate R-1, and the

2         non-residential portion of Eastern's Rate W-1 is mapped to Mass. Electric's Rate G-1.

3         Eastern's Rate H-2 is mapped to two of Mass. Electric's rates: Rates G-1 and G-2.

4

5    Q.   Are any of Eastern's customers transferred to Mass. Electric's interruptible service rates

6         or are any of Mass. Electric's interruptible service provisions applied?

7    A.   No. Eastern does not have any interruptible service customers currently, nor does Eastern

8         have any rates or rate riders applicable to such service. Moreover, all of the foregoing

9         Mass. Electric rates and provisions are closed to new customers.

10

11   Q.   How is Eastern's lighting service rate mapped to Mass. Electric's lighting service rates?

12   A.   Eastern offers only one lighting service rate to its customers, Rate S-1. Eastern's Rate

13        S-1 provides customers with a wide choice of lighting fixtures (streetlights, floodlights,

14        and area lights) mounted on distribution or specialty lighting poles served from overhead

15        or underground conductors. All lighting equipment (luminaires, poles, conductors, etc.)

16        required to provide service under Rate S-1 is furnished, installed, owned, and maintained

17        by Eastern. For certain fixture-pole combinations, Eastern permits customers to pay the

18        initial cost of installation by a contribution in aid of construction to obtain a lower

19        monthly rate.

20

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 14 of 18


1         Mass. Electric provides a broader selection of lighting services than does Eastern. Mass.

2         Electric offers four lighting service rates to its customers: Rates S-1, S-2, S-3, and S-20.

3         Rate S-1 is similar in its applicability to Eastern's Rate S-1. Rates S-2 and S-3 provide

4         for partial or full ownership of lighting equipment by customers. Rate S-20 is a special

5         rate for customers seeking to convert their existing incandescent and mercury vapor lights

6         to sodium vapor lights. Mass. Electric also has currently pending before the Department

7         Rate S-5 for municipal customers choosing to purchase streetlighting equipment from

8         Mass. Electric pursuant to Section 34A of the Electric Utility Restructuring Act of 1997.

9

10        Eastern's Rate S-1 is mapped to Mass. Electric's Rate S-1 because of the similarity in

11        their applicability provisions.

12

13   IV.  Derivation of Billing Determinants for Eastern's Customers under Mass. Electric's

14        Rates

15   Q.   Please summarize how billing determinants for Eastern's customers under Mass.

16        Electric's rates are derived.

17   A.   Billing determinants are customer usage parameters that are applied to the component

18        charges of a rate schedule to calculate a customer's bill. Examples of commonly used

19        billing determinants are the number of bills, monthly energy consumption, and monthly

20        maximum demand. The precise definition of a billing determinant is dependent upon the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 15 of 18


1         rate to which it is applied. Consequently, the derivation of billing determinants for a

2         customer depends upon which rate the customer is currently served as well as the rate

3         which the customer is to be transferred.

4

5         In some cases, the billing determinants for Eastern's customers under Mass. Electric's

6         rates are the same determinants Eastern uses to bill these same customers under its rates.

7         This is exactly the case for Eastern's customers served under Rates R-1, R-2, R-3, R-4,

8         G-1, W-1, and S-1 that will be transferred to Mass. Electric's Rates R-1, R-2, G-1, and S-

9         1.

10

11        In all other cases, the billing determinants for Eastern's customers under Mass. Electric's

12        rates must be calculated or estimated, at least for some of the customers being transferred

13        from a particular Eastern rate to a particular Mass. Electric rate. All of Eastern's

14        customers served under its general service rates and all of Eastern's customers served

15        under its supplementary rates require the calculation or estimation of billing determinants

16        under Mass. Electric's rates.

17

18        Exhibit JJB-2 shows the billing determinants for each Eastern to Mass. Electric rate

19        mapping. Each mapping is shown on a separate page, and, where appropriate,

20        explanatory notes detailing how the billing determinants were derived is included on the

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 16 of 18

1         page.

2

3    Q.   Why is it necessary to estimate billing determinants for some customers?

4    A.   It is necessary to estimate billing determinants for customers where Eastern's definition

5         of a billing determinant is different from that of Mass. Electric's and/or Eastern does not

6         record, or does not have readily available, the data required to calculate the determinant.

7         The determinants estimated are billing demands and time-differentiated energy

8         consumption. For example, Eastern's Rate H-1 non-demand metered customers

9         transferring to Mass. Electric's Rate G-2 require the estimation of billing demands. A

10        second example are Eastern's Rate G-6 customers transferring to Mass. Electric's Rate

11        G-3. This transfer requires the estimation of peak-hours maximum demand, peak-hours

12        energy, and off-peak-hours energy values. Exhibit JJB-2 details each instance where

13        estimated determinants are required.

14

15   Q.   In general, is Eastern's definition of billing demand substantially different from Mass.

16        Electric's?

17   A.   No, it is not. Both companies define demand as a fifteen-minute integrated demand,

18        define billing demand as the maximum demand over all hours for non-time-differentiated

19        rates, and define billing demand as the maximum demand within peak hours for time-

20        differentiated rates. The companies differ in the details of their definitions with respect to

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 17 of 18


1         minimum billing demand (Mass. Electric only), maximum billing demand (Eastern only),

2         and conversion of kilovolt-ampere demand to kilowatt demand (Mass. Electric only).

3

4    Q.   Is Eastern's definition of time periods for its time-differentiated rates substantially

5         different from Mass. Electric's?

6    A.   Yes, it is. Eastern defines it time periods as follows:

7                 Peak Hours

8                 Monday through Friday excluding holidays:

9                 April through September,           11:00 a.m. to  4:00 p.m.

10                October through March,              8:00 a.m. to 12:00 noon, and

11                                                    4:00 p.m. to  7:00 p.m.

12                Off-Peak Hours

13                All other hours.

14

15       Mass. Electric defines it time periods as follows:

16                Peak Hours

17                Monday through Friday excluding holidays:

18                January through December            8:00 a.m. to 9:00 p.m.

19                Off-Peak Hours

20                All other hours.

                                                                         New England Electric System
                                                                        Eastern Utilities Associates
                                                                   Testimony of James J. Bonner, Jr.
                                                                                       Page 18 of 18


1         Both companies define holidays as follows:

2                 New Year's Day                     Columbus Day

3                 President's Day                    Veteran's Day

4                 Memorial Day                       Thanksgiving Day

5                 Independence Day                   Christmas Day

6                 Labor Day

7

8    V.   Conclusion

9    Q.   Does this conclude your testimony?

10   A.   Yes, it does.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____



                                    EXHIBITS
                                       OF
                              JAMES J. BONNER, JR.


Exhibit JJB-1  Comparison of Availability Provisions of Rates

Exhibit JJB-2  Billing Determinants

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                  Exhibit JJB-1

                 Comparison of Availability Provisions of Rates

                                                New England Electric System
                                                Eastern Utilities Associates
                                                M.D.T.E. Docket No. 99-___
                                                Exhibit JJB-1
                                                Page 1 of 6

                       MASSACHUSETTS ELECTRIC COMPANY
                           EASTERN EDISON COMPANY

               Comparison of Availability Provisions of Rates



     EASTERN'S RATE                            MASS. ELECTRIC'S RATE

RESIDENTIAL RETAIL DELIVERY SERVICE       RESIDENTIAL REGULAR R-1 RETAIL
RATE R-1                                  DELIVERY SERVICE

Available only to residential             Available for all domestic purposes
customers for domestic purposes.          in an individual private dwelling
                                          or an individual apartment and for
                                          church and farm purposes.


LOW INCOME RESIDENTIAL RETAIL             RESIDENTIAL LOW INCOME R-2 RETAIL
DELIVERY SERVICE RATE R-2                 DELIVERY SERVICE

Available upon verification of a          Available upon verification of a
low-income Customer receipt of            low-income Customer's receipt of
any means-tested public benefit, or       any means-tested public benefit, or
verification of eligibility for the       verification of eligibility for the
low- income home energy assistance        low- income home energy assistance
program, or its successor program,        program, or its successor program,
for which eligibility does not            for which eligibility does not
exceed 175 percent of the federal         exceed 175 percent of the federal
poverty level based on a                  poverty level based on a
household's gross income. The             household's gross income. It is the
customer will be required to              responsibility of the customer to
annually certify his or her               annually certify, by forms provided
continued eligibility for this Rate       by the utility, the continued
Schedule.                                 compliance with the foregoing
                                          qualifications.

RESIDENTIAL SPACE HEATING RETAIL
DELIVERY SERVICE RATE R-3

Available only to residential
customers where electricity is the
sole source of energy used for
comfort heating and water heating.

TOU RESIDENTIAL RETAIL DELIVERY           RESIDENTIAL TIME-OF-USE (OPTIONAL)
SERVICE RATE R-4                          R-4 RETAIL DELIVERY SERVICE

Available only to residential             Available for all domestic purposes
customers.                                in an individual private dwelling
                                          or an individual apartment and for
                                          church and farm purposes. Any
                                          residential customer whose average
                                          usage exceeds 2,500 kWh/month for a
                                          12 month period may elect delivery
                                          service under this rate effective
                                          with installation of appropriate
                                          metering.

SMALL SECONDARY VOLTAGE GENERAL           GENERAL SERVICE -- SMALL COMMERCIAL
RETAIL DELIVERY SERVICE RATE G-1          AND INDUSTRIAL G-1 RETAIL DELIVERY
                                          SERVICE
Available to customers whose actual
or estimated annual maximum monthly       Available for all purposes. A new
demand is less than 10 kW and             Customer will begin service on this
annual energy consumption is less         rate if the Company estimates that
than 36,000 kWh.                          its average use will not exceed
                                          10,000 kWh/month or 200 kW of
                                          demand.

MEDIUM SECONDARY VOLTAGE GENERAL          GENERAL SERVICE DEMAND G-2 RETAIL
RETAIL DELIVERY SERVICE RATE G-2          DELIVERY SERVICE

Available only to customers whose         Available for all purposes. A new
actual or estimated annual maximum        customer will begin delivery on
monthly demand is at least 10 kW          this rate if the Company estimates
but less than 500 kW or whose             that its average use will exceed
actual or estimated annual energy         10,000 kWh/month, but not exceed
consumption is 36,000 kWh or more.        200 kW of Demand.


                                          TIME-OF-USE G-3 RETAIL DELIVERY
                                          SERVICE

                                          Available for all purposes. A new
                                          Customer will begin delivery
                                          service on this rate if the
                                          Company estimates that its average
                                          use will exceed 200 kW of Demand.

LARGE SECONDARY VOLTAGE GENERAL
RETAIL DELIVERY SERVICE RATE G-4

Mandatory for all customers whose
actual or estimated annual maximum
monthly demand is 500 kW or more.

MEDIUM PRIMARY VOLTAGE GENERAL
RETAIL DELIVERY SERVICE RATE G-5

Mandatory for all customers whose
actual or estimated annual maximum
monthly demand is at least 100 kW
but less than 500 kW.

LARGE PRIMARY VOLTAGE GENERAL
RETAIL DELIVERY SERVICE RATE G-6

Mandatory for all customers whose
actual or estimated annual maximum
monthly demand is 500 kW or more.

MEDIUM TOU SECONDARY VOLTAGE
GENERAL RETAIL DELIVERY SERVICE
RATE T-2

Available to all customers whose
actual or estimated annual maximum
monthly demand is at least 10 kW
but less than 500 kW or whose
actual or estimated annual energy
consumption is 36,000 kWh or more.

LARGE PRIMARY VOLTAGE AUXILIARY
GENERAL RETAIL DELIVERY SERVICE
RATE A-6

Available to any Customer of record
prior to March 1, 1997, who
furnishes its own electric power
supply for all or part of its total
electric retail delivery service
requirements.

                                          EXPERIMENTAL FLEXIBLE TIME-OF-USE
                                          PRICING G-5

                                          Not available to new customers
                                          after February 26, 1997. Customers
                                          may remain on this rate until the
                                          contract anniversary date
                                          following the date of retail
                                          access for all Customers. However,
                                          Customers choosing to leave the
                                          rate before their annual
                                          anniversary date will be required
                                          to refund any Customer base load
                                          savings achieved over the
                                          Company's U-3 Rate and/or G-3
                                          Rate, between the termination date
                                          of service under the G-5 Rate and
                                          the previous contract anniversary
                                          date. All customers served on this
                                          rate must elect to take their
                                          total electric service under the
                                          metering installation as approved
                                          by the Company.

                                          SCHEDULED INTERRUPTIBLE SERVICE
                                          RATE I-1

                                          This rate is closed to new
                                          customers as of February 26, 1997.
                                          Service under this rate is
                                          available only for electric
                                          equipment under the control of the
                                          Company. Electric service for all
                                          other purposes at the customer
                                          location will be provided under
                                          the applicable rate in effect and
                                          available.

GENERAL SPACE HEATING RETAIL
DELIVERY SERVICE RATE H-1

Available only to non-residential
Customers where electricity, or
electricity in conjunction with a
renewable energy source, is the
sole source of energy used for
comfort heating and water heating.


GENERAL HEATING RETAIL DELIVERY
SERVICE RATE H-2

Closed to new Customers. Available
to customers that were taking
service under former General
Heating Service Rate 35 before
1-24-89, where electricity, or
electricity in conjunction with a
renewable energy source, is the
sole source of energy used for
space heating, cooking, air
conditioning or water heating for
other than industrial purposes.

CONTROLLED WATER HEATING RETAIL
DELIVERY SERVICE RATE W-1

Closed to new Customers. Available
to Customers that were taking
retail delivery service from the
Company under former Off-Peak Water
Heating Rate 41 before 1-24-89.

LIGHTING RETAIL DELIVERY SERVICE          STREET AND SECURITY LIGHTING
RATE S-1                                  COMPANY OWNED EQUIPMENT S-1

Available only to Customers where         Available to any Customer where the
electricity is supplied to lighting       necessary fixtures can be supported
equipment owned and maintained by         on the Company's existing poles and
the Company on Company owned poles,       where such service can be supplied
for dusk-to-dawn operation of             directly from existing secondary
approximately 4,000 burning hours         voltage circuits.
per year.

                                          STREET LIGHTING -OVERHEAD-CUSTOMER
                                          OWNED EQUIPMENT S-2

                                          Available for street lighting
                                          installations owned by any city or
                                          town or other public authority,
                                          hereinafter referred to as the
                                          Customer, for street lighting
                                          installations served by overhead
                                          conductors. This rate is closed
                                          for service to new applicants or
                                          lights effective March 1, 1998.

                                          STREET LIGHTING - UNDERGROUND -
                                          DIVISION OF OWNERSHIP S-3

                                          Available to any city, town or
                                          other public authority,
                                          hereinafter referred to as the
                                          Customer, only for street lighting
                                          installations served by
                                          underground conductors and
                                          involving a division of ownership
                                          and service.

                                          STREET LIGHTING - COMPANY OWNED
                                          EQUIPMENT S-20

                                          Available to any Customer on Rate
                                          S-1 which agrees to convert all
                                          existing incandescent and mercury
                                          vapor source lights to
                                          sodium-vapor source lights.

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____




                                  Exhibit JJB-2

                              Billing Determinants

S:\RADATA1\EASTED\Jjb_2a.wk4                New England Electric System
R-1                                         Eastern Utilities Associates
15-Jun-99                                   M.D.T.E. Docket No. 99-____
                                            Exhibit JJB-2
                                            Page 1 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate R-1 v. Mass. Electric's Rate R-1



                   Eastern's      Mass. Electric's
Billing             Billing           Billing
Parameter         Determinant        Determinant
------------------------------------------------

Bills               1,705,214          1,705,214
Energy (kWh)      897,383,838        897,383,838





S:\RADATA1\EASTED\Jjb_2a.wk4               New England Electric System
R-2                                        Eastern Utilities Associates
15-Jun-99                                  M.D.T.E. Docket No. 99-____
                                           Exhibit JJB-2
                                           Page 2 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate R-2 v. Mass. Electric's Rate R-2



                   Eastern's     Mass. Electric's
Billing             Billing         Billing
Parameter         Determinant     Determinant
--------------------------------------------------

Bills                 168,433        168,433
Energy (kWh)       67,148,463     67,148,463



S:\RADATA1\EASTED\Jjb_2a.wk4               New England Electric System
R-3                                        Eastern Utilities Associates
15-Jun-99                                  M.D.T.E. Docket No. 99-____
                                           Exhibit JJB-2
                                           Page 3 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate R-3 v. Mass. Electric's Rate R-1



                   Eastern's      Mass. Electric's
Billing             Billing          Billing
Parameter         Determinant      Determinant
---------------------------------------------------

Bills                  70,418            70,418
Energy (kWh)       70,618,533        70,618,533




S:\RADATA1\EASTED\Jjb_2a.wk4              New England Electric System
R-4                                       Eastern Utilities Associates
15-Jun-99                                 M.D.T.E. Docket No. 99-____
                                          Exhibit JJB-2
                                          Page 4 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate R-4 v. Mass. Electric's Rate R-1



                   Eastern's      Mass. Electric's
Billing             Billing           Billing
Parameter         Determinant       Determinant
---------------------------------------------------

Bills                     544           544
Energy (kWh)          577,111       577,111
Peak Energy (kWh)      82,953           n/a
Off-Peak Energy (KWh) 494,158           n/a



S:\RADATA1\EASTED\Jjb_2a.wk4              New England Electric System
G-1                                       Eastern Utilities Associates
15-Jun-99                                 M.D.T.E. Docket No. 99-____
                                          Exhibit JJB-2
                                          Page 5 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate G-1 v. Mass. Electric's Rate G-1



                   Eastern's    Mass. Electric's
Billing             Billing         Billing
Parameter         Determinant     Determinant
-------------------------------------------------

Bills                 213,705         213,705
Energy (kWh)      109,098,086     109,098,086



S:\RADATA1\EASTED\Jjb_2a.wk4                       New England Electric System
G-2                                                Eastern Utilities Associates
15-Jun-99                                          M.D.T.E. Docket No. 99-____
                                                   Exhibit JJB-2
                                                   Page 6 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants
                                             Note:
Eastern's Rate G-2:  Total
                                             1. Eastern's Rate G-2
                    Eastern's                determinants were apportioned
Billing              Billing                 among Mass. Electric's Rates
Parameter          Determinant               G-1, G-2 and G-3 based on the
-------------------------------              availability provisions of
 Bills                   82,096              Mass. Electric's rates.
 Demand (kW)          2,850,756
 Energy (kWh)       839,614,746              2. For those Eastern Rate G-2
                                             customers to be transferred to
                                             Mass. Electric's Rate G-3, the
                                             billing determinants were
                                             estimated based upon Eastern's
                                             Rate G-2 load research data
                                             using Mass. Electric's TOU
                                             hours. Kilowatthours were split
                                             equally between peak and off
                                             peak periods.
Eastern's Rate G-2 v. Mass.
Electric's Rate G-1
---------------------------

                    Eastern's    Mass. Electric's
Billing              Billing        Billing
Parameter          Determinant     Determinant
-------------------------------------------------

Bills                   61,760        61,760
Demand (kW)          1,041,483           n/a
Energy (kWh)       241,828,775   241,828,775

Eastern's Rate G-2 v. Mass. Electric's Rate G-2
-----------------------------------------------

                    Eastern's     Mass. Electric's
Billing              Billing         Billing
Parameter          Determinant      Determinant
--------------------------------------------------

Bills                   18,542         18,542
Demand (kW)          1,300,741      1,300,741
Energy (kWh)       424,245,027    424,245,027

Eastern's Rate G-2 v. Mass. Electric's Rate G-3
------------------------------------------------

                    Eastern's      Mass. Electric's
Billing              Billing          Billing
Parameter          Determinant       Determinant
---------------------------------------------------

Bills                    1,794             1,794
Demand (kW)            508,532           513,617
Energy (kWh)       173,540,944       173,540,944
Peak Energy (kWh)          n/a        86,770,472
Off-Peak Energy (kWh)      n/a        86,770,472




S:\RADATA1\EASTED\Jjb_2a.wk4                New England Electric System
G-4                                         Eastern Utilities Associates
15-Jun-99                                   M.D.T.E. Docket No. 99-____
                                            Exhibit JJB-2
                                            Page 7 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants

Eastern's Rate G-4 v. Mass.                 Note:
Electric's Rate G-3                         1. The billing determinants were
                                            estimated based upon Eastern's
                                            Rate G-4 load research data
                                            using Mass. Electric's TOU
                                            hours.

                  Eastern's     Mass. Electric's
Billing            Billing          Billing
Parameter        Determinant      Determinant
-------------------------------------------------

Bills                  1,097              1,097
Demand (kW)          794,802            822,620
Energy (kWh)     344,807,994        344,807,994
Peak Energy (kWh) 76,958,311        162,059,757
Off-Peak Energy (267,849,683        182,748,237




S:\RADATA1\EASTED\Jjb_2a.wk4                   New England Electric System
G-5                                            Eastern Utilities Associates
15-Jun-99                                      M.D.T.E. Docket No. 99-____
                                               Exhibit JJB-2
                                               Page 8 of 15


















Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998,
Billing Determinants

                                            Note:
Eastern's Rate G-5:   Total                 1. Eastern's Rate G-5 billing
                                            demand is maximum monthly peak
                          Eastern's         hours demand. Mass. Electric's
Billing                    Billing          Rate G-2 billing demand is
Parameter                Determinant        maximum monthly demand.
------------------------------------        Eastern's Rate G-5 billing
Bills                         402           demand was recalculated to
Demand (kW)                76,191           conform with Mass. Electric's
Energy (kWh)           25,376,160           definition.
Peak Energy (kWh)       6,315,790
Off-Peak Energy (kWh)  19,060,370           2. For those Eastern Rate G-5
                                            customers to be transferred to
                                            Mass. Electric's Rate G-3, the
                                            billing determinants were
                                            estimated based upon Eastern's
                                            Rate G-5 load research data
                                            using Mass. Electric's TOU
                                            hours.
Eastern's Rate G-5 v. Mass.
Electric's Rate G-2
---------------------------

                 Eastern's  Mass. Electric  3. Eastern's Rate G-5 is a
Billing           Billing     Billing       primary distribution voltage
Parameter       Determinant Determinant     rate. By definition, all of
------------------------------------------  Eastern's Rate G-5 customers
Bills                       168       168   meet the criteria for receiving
Demand (kW)              20,285    21,096   Mass. Electric's Rate G-3 high
Energy (kWh)          7,126,400 7,126,400   voltage discount.
Peak Energy (kWh)     1,672,460       n/a
Off-Peak Energy (kWh) 5,453,940       n/a

Eastern's Rate G-5 v. Mass. Electric's
Rate G-3
--------------------------------------

                     Eastern's    Mass. Electric's
Billing               Billing        Billing
Parameter           Determinant    Determinant
--------------------------------------------------

Bills                         234         234
Demand (kW)                55,906      60,155
Energy (kWh)           18,249,760  18,249,760
Peak Energy (kWh)       4,643,330   9,672,373
Off-Peak Energy (kWh)  13,606,430   8,577,387




S:\RADATA1\EASTED\Jjb_2a.wk4                    New England Electric System
G-6                                             Eastern Utilities Associates
15-Jun-99                                       M.D.T.E. Docket No. 99-____
                                                Exhibit JJB-2
                                                Page 9 of 15



Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing
Determinants


                                               Note:
Eastern's Rate G-6 v. Mass.                    1. The billing determinants
Electric's Rate G-3                            were estimated based upon
-----------------------------                  Eastern's Rate G-6 load
                                               research data using Mass.
                                               Electric's TOU hours.

                 Eastern's  Mass. Electric's
Billing           Billing      Billing         2. Eastern's Rate G-6 is a
Parameter       Determinant   Determinant      primary distribution voltage
------------------------------------------     rate. By definition, all of
                                               Eastern's Rate G-6 customers
Bills                     380         380      meet the criteria for
Demand (kW)           439,150     513,806      receiving Mass. Electric's
Energy (kWh)      194,448,972 194,448,972      Rate G-3 high voltage
Peak Energy (kWh)  38,898,442  85,557,548      discount.
Off-Peak Energy
(kWh)             155,550,530 108,891,424




S:\RADATA1\EASTED\Jjb_2a.wk4                    New England Electric System
T-2                                             Eastern Utilities Associates
15-Jun-99                                       M.D.T.E. Docket No. 99-____
                                                Exhibit JJB-2
                                                Page 10 of 15



















Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing Determinants
                                             Note:
Eastern's  Rate T-2:   Total                 1. Eastern's Rate T-2 billing
                         Eastern's           demand is maximum monthly
Billing                   Billing            peak hours demand. Mass.
Parameter               Determinant          Electric's Rate G-2 billing
-----------------------------------          demand is maximum monthly
Bills                        1,199           demand. Eastern's Rate T-2
Demand (kW)                155,613           billing demand was
Energy (kWh)            73,073,922           recalculated to conform with
Peak Energy (kWh)       14,145,295           Mass. Electric's definition.
Off-Peak Energy (kWh)   58,928,627

                                             2. For those Eastern Rate T-2
                                             customers to be transferred
Eastern's Rate T-2 v. Mass.                  to Mass. Electric's Rate G-3,
Electric's Rate G-1                          the billing determinants were
---------------------------                  estimated based upon
                                             Eastern's Rate T-2 load
                                  Mass       research data using Mass.
                    Eastern's    Electric's  Electric's TOU hours.
Billing              Billing       Billing
Parameter          Determinant   Determinant
-------------------------------------------

Bills                      297         297
Demand (kW)              4,390         n/a
Energy (kWh)         1,178,927   1,178,927
Peak Energy (kWh)      205,124         n/a
Off-Peak Energy (kWh)  973,803         n/a


Eastern's Rate T-2 v. Mass. Electric's
Rate G-2
---------------------------------------

                      Eastern's   Mass. Electric's
Billing                Billing       Billing
Parameter            Determinant    Determinant
-------------------------------------------------

Bills                         554         554
Demand (kW)                42,478      45,027
Energy (kWh)           18,743,578  18,743,578
Peak Energy (kWh)       3,623,614         n/a
Off-Peak Energy (kWh)  15,119,964         n/a

Eastern's Rate T-2 v. Mass.
Electric's Rate G-3
---------------------------

                    Eastern's     Mass. Electric's
Billing              Billing          Billing
Parameter          Determinant      Determinant
--------------------------------------------------

Bills                         348         348
Demand (kW)               108,745     111,790
Energy (kWh)           53,151,417  53,151,417
Peak Energy (kWh)      10,316,557  22,323,595
Off-Peak Energy (kWh)  42,834,860  30,827,822



S:\RADATA1\EASTED\Jjb_2a.wk4                 New England Electric System
H-1                                          Eastern Utilities Associates
15-Jun-99                                    M.D.T.E. Docket No. 99-____
                                             Exhibit JJB-2
                                             Page 11 of 15















Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing
Determinants

                                             Note:
Eastern's Rate H-1:  Total                   1. Eastern's Rate H-1
                                             non-demand metered customers
                    Eastern's                are to be transferred to
Billing              Billing                 Mass. Electric's Rate G-1.
Parameter          Determinant
-------------------------------              2. Eastern's Rate H-1
                                             determinants were apportioned
Bills                    1,314               among Mass. Electric's Rates
Demand (kW)             38,217               G-1, G-2 and G-3 based on the
                                             availability provisions of
                                             Mass. Electric's rates.

                                             3. For Eastern's Rate H-1
                                             customers to be transferred
                                             to Mass. Electric's Rate G-2,
                                             all of the customers are
                                             demand metered.

Eastern's Rate H-1 v. Mass. Electric's       4. For Eastern's Rate H-1
Rate G-1                                     customers to be transferred
--------------------------------------       to Mass. Electric's Rate G-3,
                                 Mass        the billing determinants were
                    Eastern's   Electric     estimated based upon
Billing              Billing     Billing     Eastern's Rate H-1 load
Parameter          Determinant Determinant   research data using Mass.
-------------------------------------------  Electric's TOU hours.
Bills                    1,231       1,231
Energy (kWh)         2,545,293   2,545,293

Eastern's Rate H-1 v. Mass. Electric's
Rate G-2
---------------------------------------
                    Eastern's    Mass. Electric's
Billing              Billing       Billing
Parameter          Determinant     Determinant
-------------------------------------------------

Bills                       35          35
Demand (kW)              3,427       3,427
Energy (kWh)           704,880     704,880

Eastern's Rate H-1 v. Mass. Electric's
Rate G-3
--------------------------------------

                    Eastern's  Mass. Electric's
Billing              Billing       Billing
Parameter          Determinant   Determinant
-----------------------------------------------

Bills                       48          48
Demand (kW)             34,790      38,617
Energy (kWh)         6,702,200   6,702,200
Peak Energy (kWh)          n/a   3,552,166
Off Peak Energy (kWh)      n/a   3,150,034




S:\RADATA1\EASTED\Jjb_2a.wk4                New England Electric System
H-2                                         Eastern Utilities Associates
15-Jun-99                                   M.D.T.E. Docket No. 99-____
                                            Exhibit JJB-2
                                            Page 12 of 15











Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998, Billing
Determinants

                                             Note:
Eastern's Rate H-2:  Total                   1. Eastern's Rate H-2
                                             determinants were apportioned
                    Eastern's                among Mass. Electric's Rates
Billing              Billing                 G-1 and G-2 based on the
Parameter          Determinant               availability provisions of
-------------------------------              Mass. Electric's rates.

Bills                    1,991
Demand (kW)                496
Energy (kWh)         2,434,682

Eastern's Rate H-2 v. Mass.
Electric's Rate G-1
-----------------------------

                    Eastern's   Mass. Electric's
Billing              Billing       Billing
Parameter          Determinant   Determinant
------------------------------------------------

Bills                    1,979       1,979
Energy (kWh)         2,299,322   2,299,322

Eastern's Rate H-2 v. Mass. Electric's
Rate G-2
---------------------------------------

                    Eastern's     Mass. Electric's
Billing              Billing         Billing
Parameter          Determinant     Determinant
--------------------------------------------------

Bills                       12          12
Demand (kW)                496         496
Energy (kWh)           135,360     135,360



S:\RADATA1\EASTED\Jjb_2a.wk4              New England Electric System
W-1                                       Eastern Utilities Associates
15-Jun-99                                 M.D.T.E. Docket No. 99-____
                                          Exhibit JJB-2
                                          Page 13 of 15




Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Year Ending December 31, 1998,
Billing Determinants

                                         Note:
Eastern's Rate W-1:  Total               1. Eastern's Rate W-1
                                         determinants were apportioned
              Eastern's                  among Mass. Electric's Rates
Billing        Billing                   R-1 and G-1 based on the
Parameter    Determinant                 availability provisions of
-------------------------                Mass. Electric's rates.

Bills            189,269
Energy (kWh)  49,476,751

Eastern's Rate W-1 v. Mass.
Electric's Rate R-1
---------------------------

              Eastern's    Mass. Electric's
Billing        Billing        Billing
Parameter    Determinant     Determinant
-------------------------------------------

Bills            186,554        186,554
Energy (kWh)  48,697,330     48,697,330

Eastern's Rate W-1 v. Mass. Electric's
Rate G-1
--------------------------------------

              Eastern's     Mass. Electric's
Billing        Billing         Billing
Parameter    Determinant      Determinant
--------------------------------------------

Bills              2,715       2,715
Energy (kWh)     779,421     779,421


Fixture
S:\RADATA1\EASTED\Jjb_2a.wk4                    New England Electric System
S-1                                             Eastern Utilities Associates
15-Jun-99                                       M.D.T.E. Docket No. 99-____
                                                Exhibit JJB-2
                                                Page 14 of 15





Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Month Ending December 31, 1998, Billing Determinants

Eastern's Rate S-1 Streetlighting Rate

                            Eastern's   Service                                  Eastern's    Eastern's
Eastern's         Lamp      Lumen      & Pole  Fixture   Special        Fixture  Annual kWh  Total Annual
Lighting Code    Wattage    Size        Type    Type   Pricing Option   Count    per Light     Energy
----------------------------------------------------------------------------------------------------------

Metal Halide

0300-4-120        250    20,000 OH_WoodLine  FldLt                        9       1,180       10,620
0300-4-220        250    20,000 OH_WoodLitg  FldLt                        2       1,180        2,360
0466-4-120        400    40,000 OH_WoodLine  FldLt                       39       1,832       71,448
1080-4-120      1,000   115,000 OH_WoodLine  FldLt                        4       4,247       16,988

                                                                  ----------              -----------
Total Metal Halide                                                       54                  101,416
-----------------------------------------------------------------------------------------------------

Incandescent

0103-1-110        103     1,000 OH_WoodLine  StLt                         2       405        810
0202-1-110        202     2,500 OH_WoodLine  StLt                         1       794        794

                                                                  ----------          -----------
Total Incandescent                                                        3                1,604
-------------------------------------------------------------------------------------------------

Mercury Vapor

0130-2-110        100     4,200 OH_WoodLine  StLt                       269       511    137,459
0130-2-810        100     4,200 URD_LamWood  StLt                        14       511      7,154
0130-2-811        100     4,200 URD_LamWood  StLt      CustPaidPole       2       511      1,022
0130-2-941        100     4,200 URD_WoodPost T&C       CustPaidPole       4       511      2,044
0209-2-110        175     8,600 OH_WoodLine  StLt                        39       822     32,058
0209-2-130        175     8,600 OH_WoodLine  PBU                        226       822    185,772
0209-2-211        175     8,600 OH_WoodLitg  StLt      CustPaidPole       1       822        822
0209-2-231        175     8,600 OH_WoodLitg  PBU       CustPaidPole       7       822      5,754
0209-2-541        175     8,600 UG_Steel     T&C       CustPaidPole      37       822     30,414
0209-2-610        175     8,600 UG_Aluminum  StLt                         5       822      4,110
0300-2-110        250    12,100 OH_WoodLine  StLt                         3     1,180      3,540
0474-2-110        400    22,500 OH_WoodLine  StLt                        15     1,864     27,960
0474-2-120        400    22,500 OH_WoodLine  FldLt                      174     1,864    324,336
0474-2-130        400    22,500 OH_WoodLine  PBU                         30     1,864     55,920
0474-2-211        400    22,500 OH_WoodLitg  StLt      CustPaidPole       8     1,864     14,912
0474-2-221        400    22,500 OH_WoodLitg  FldLt     CustPaidPole      42     1,864     78,288
0474-2-231        400    22,500 OH_WoodLitg  PBU       CustPaidPole       1     1,864      1,864
1135-2-120      1,000    63,000 OH_WoodLine  FldLt                       34     4,463    151,742
1135-2-221      1,000    63,000 OH_WoodLitg  FldLt     CustPaidPole       5     4,463     22,315

                                                                  ----------          -----------
Total Mercury Vapor                                                     916            1,087,486
-------------------------------------------------------------------------------------------------

Sodium Vapor

0061-3-110         50     3,300 OH_WoodLine  StLt                     4,424       240  1,061,760
0061-3-211         50     3,300 OH_WoodLitg  StLt      CustPaidPole       5       240      1,200
0061-3-941         50     3,300 URD_WoodPost T&C       CustPaidPole       2       240        480
0085-3-110         70     5,800 OH_WoodLine  StLt                    14,491       334  4,839,994
0085-3-120         70     5,800 OH_WoodLine  FldLt                      111       334     37,074
0085-3-210         70     5,800 OH_WoodLitg  StLt                         3       334      1,002
0085-3-211         70     5,800 OH_WoodLitg  StLt      CustPaidPole      20       334      6,680
0085-3-221         70     5,800 OH_WoodLitg  FldLt     CustPaidPole       2       334        668
0085-3-441         70     5,800 URD_FiberglasT&C       CustPaidPole     118       334     39,412
0085-3-461         70     5,800 URD_FiberglasSBA       CustPaidPole     146       334     48,764
0085-3-641         70     5,800 UG_Aluminum  T&C       CustPaidPole       3       334      1,002



S:\RADATA1\EASTED\Jjb_2a.wk4                                                          New England Electric System
S-1                                                                                   Eastern Utilities Associates
15-Jun-99                                                                             M.D.T.E. Docket No. 99-____
                                                                                      Exhibit JJB-2
                                                                                      Page 15 of 15

Massachusetts Electric Company
Eastern Edison Company
Apportionment of Company Billing Determinants

Month Ending December 31, 1998, Billing Determinants

Eastern's Rate S-1 Streetlighting Rate


                          Eastern's  Service                                  Eastern's    Eastern's
Eastern's         Lamp      Lumen    & Pole  Fixture   Special        Fixture  Annual kWh  Total Annual
Lighting Code    Wattage    Size      Type    Type   Pricing Option   Count    per Light     Energy
----------------------------------------------------------------------------------------------------------

0085-3-711         70     5,800 UG_WoodLitg  StLt      CustPaidPole       7       334      2,338
0085-3-811         70     5,800 URD_LamWood  StLt      CustPaidPole     199       334     66,466
0085-3-941         70     5,800 URD_WoodPost T&C       CustPaidPole     222       334     74,148
0121-3-110        100     9,500 OH_WoodLine  StLt                     7,510       476  3,574,760
0121-3-130        100     9,500 OH_WoodLine  PBU                        357       476    169,932
0121-3-211        100     9,500 OH_WoodLitg  StLt      CustPaidPole      88       476     41,888
0121-3-230        100     9,500 OH_WoodLitg  PBU                          1       476        476
0121-3-231        100     9,500 OH_WoodLitg  PBU       CustPaidPole      39       476     18,564
0121-3-441        100     9,500 URD_FiberglasT&C       CustPaidPole      46       476     21,896
0121-3-460        100     9,500 URD_FiberglasSBA                          4       476      1,904
0121-3-461        100     9,500 URD_FiberglasSBA       CustPaidPole      28       476     13,328
0121-3-610        100     9,500 UG_Aluminum  StLt                        29       476     13,804
0121-3-631        100     9,500 UG_Aluminum  PBU       CustPaidPole       3       476      1,428
0121-3-641        100     9,500 UG_Aluminum  T&C       CustPaidPole      31       476     14,756
0121-3-651        100     9,500 UG_Aluminum  PMA       CustPaidPole      18       476      8,568
0121-3-711        100     9,500 UG_WoodLitg  StLt      CustPaidPole      29       476     13,804
0121-3-811        100     9,500 URD_LamWood  StLt      CustPaidPole      41       476     19,516
0121-3-940        100     9,500 URD_WoodPost T&C                          3       476      1,428
0121-3-941        100     9,500 URD_WoodPost T&C       CustPaidPole     279       476    132,804
0176-3-110        150    16,000 OH_WoodLine  StLt                       125       692     86,500
0176-3-120        150    16,000 OH_WoodLine  FldLt                       90       692     62,280
0176-3-211        150    16,000 OH_WoodLitg  StLt      CustPaidPole      10       692      6,920
0176-3-220        150    16,000 OH_WoodLitg  FldLt                        2       692      1,384
0176-3-221        150    16,000 OH_WoodLitg  FldLt     CustPaidPole       2       692      1,384
0176-3-610        150    16,000 UG_Aluminum  StLt                        37       692     25,604
0176-3-611        150    16,000 UG_Aluminum  StLt      CustPaidPole       2       692      1,384
0176-3-614        150    16,000 UG_Aluminum  StLt      AddlFixt          15       692     10,380
0324-3-110        250    25,000 OH_WoodLine  StLt                     2,129     1,274  2,712,346
0324-3-120        250    25,000 OH_WoodLine  FldLt                    1,030     1,274  1,312,220
0324-3-124        250    25,000 OH_WoodLine  FldLt     AddlFixt           1     1,274      1,274
0324-3-210        250    25,000 OH_WoodLitg  StLt                         1     1,274      1,274
0324-3-211        250    25,000 OH_WoodLitg  StLt      CustPaidPole      46     1,274     58,604
0324-3-220        250    25,000 OH_WoodLitg  FldLt                        1     1,274      1,274
0324-3-221        250    25,000 OH_WoodLitg  FldLt     CustPaidPole      85     1,274    108,290
0324-3-610        250    25,000 UG_Aluminum  StLt                       681     1,274    867,594
0324-3-611        250    25,000 UG_Aluminum  StLt      CustPaidPole       9     1,274     11,466
0324-3-621        250    25,000 UG_Aluminum  FldLt     CustPaidPole       1     1,274      1,274
0324-3-624        250    25,000 UG_Aluminum  FldLt     AddlFixt          10     1,274     12,740
0324-3-711        250    25,000 UG_WoodLitg  StLt      CustPaidPole       1     1,274      1,274
0500-3-110        400    50,000 OH_WoodLine  StLt                       581     1,966  1,142,246
0500-3-120        400    50,000 OH_WoodLine  FldLt                    4,258     1,966  8,371,228
0500-3-124        400    50,000 OH_WoodLine  FldLt     AddlFixt           2     1,966      3,932
0500-3-210        400    50,000 OH_WoodLitg  StLt                         2     1,966      3,932
0500-3-211        400    50,000 OH_WoodLitg  StLt      CustPaidPole      67     1,966    131,722
0500-3-220        400    50,000 OH_WoodLitg  FldLt                       48     1,966     94,368
0500-3-221        400    50,000 OH_WoodLitg  FldLt     CustPaidPole     426     1,966    837,516
0500-3-224        400    50,000 OH_WoodLitg  FldLt     AddlFixt           1     1,966      1,966
0500-3-610        400    50,000 UG_Aluminum  StLt                        99     1,966    194,634
0500-3-614        400    50,000 UG_Aluminum  StLt      AddlFixt           6     1,966     11,796
0500-3-620        400    50,000 UG_Aluminum  FldLt                       28     1,966     55,048
0500-3-621        400    50,000 UG_Aluminum  FldLt     CustPaidPole      10     1,966     19,660
0500-3-624        400    50,000 UG_Aluminum  FldLt     AddlFixt         111     1,966    218,226
0500-3-721        400    50,000 UG_WoodLitg  FldLt     CustPaidPole       1     1,966      1,966
0648-3-612        500    25,000 UG_Aluminum  StLt      TwinFixts         61     2,548    155,428

                                                                  ----------          -----------
Total Sodium Vapor                                                   38,238           26,758,978
-------------------------------------------------------------------------------------------------

Total Streetlighting Billing Determinants                            39,211           27,949,484
                                                                  ==========          ===========

                         New England Electric System and
                         Eastern Utilities Associates

                         Massachusetts Electric Company and
                         Eastern Edison Company Rate Plan
                         Filing in Support of Merger





                         Volume 3


                         Testimony and Exhibits of:
                         David J. Hoffman & Richard J. Levin



                         April 30, 1999




                         Submitted to:
                         Massachusetts Department of
                         Telecommunications and Energy
                         Docket D.T.E. 99-_____


                         Submitted by:

                         Nees Logo

                         Eastern Utilities Associates Logo

                          Commonwealth of Massachusetts
                   Department of Telecommunications and Energy


------------------------------------
                                    )
New England Electric System         )        Docket D.T.E. 99-__
Eastern Utilities Associates        )
                                    )
------------------------------------

                                DIRECT TESTIMONY
                                       OF
                              DAVID J. HOFFMAN AND
                                RICHARD J. LEVIN



                                Table of Contents

                                                                            Page

I.        Introduction and Qualifications....................................  1

II.       Summary of Testimony...............................................  6

III.      Detailed Estimate of Cost Savings.................................. 12

          A.   Summary of Personnel and Non-Personnel Savings................ 12

          B.   Personnel Savings............................................. 13

          C.   Information Systems Savings (Non-Personnel)................... 17

          D.   Supply Chain Savings (Non-Personnel).......................... 18

          E.   Facilities Savings (Non-Personnel)............................ 20

          F.   Administrative and General Savings (Non-Personnel)............ 20

          G.   Comparison with Other Transactions............................ 24

IV.       Detailed Estimate of Cost to Achieve............................... 26

                                                                    New England Electric System
                                                                   Eastern Utilities Associates
                                                     Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 1 of 29

1    I.   Introduction and Qualifications

2    Q.   Please state your names, current positions and business addresses.

3    A.   My name is David J. Hoffman. I am a Vice President with Mercer Management

4         Consulting, Lexington, Massachusetts.

5

6         My name is Richard J. Levin. I am a management consultant with Mercer

7         Management Consulting, Lexington, Massachusetts.

8

9    Q.   Mr. Hoffman, please summarize your educational and professional background.

10   A.   I received a B.S. degree in finance in 1976 and a MBA degree (with honors) in

11        management information systems in 1980 from Boston University.

12

13        My professional experience includes over 15 years as a consultant to electric and gas

14        utilities. I joined Mercer in 1982 and prior to that, worked for United Information

15        Systems (from 1980 to 1982).

16

17        During my consulting career, I have led a broad range of assignments, encompassing:

18   o    Merger and acquisition analysis

19   o    Organizational and performance improvement

20   o    Strategic and business planning

21   o    Information systems strategy
22

                                            Hoffman/Levin
                                                 -1-

                                                                    New England Electric System
                                                                   Eastern Utilities Associates
                                                     Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 2 of 29


1    Q.   Mr. Levin, please summarize your educational and professional background.

2    A.   I received a B.A. in economics from Washington University in 1972 and an M.A. in

3         economics from The Ohio State University in 1974. In 1977, I received a J.D. degree

4         from Ohio State and was admitted to the Ohio Bar.

5

6         My professional experience includes over nineteen years as a management consultant

7         specializing in the management and regulation of utilities. I joined Mercer in May 1983 and,

8         prior to that, worked as an independent consultant (June 1982 through April 1983) and for

9         Booz, Allen & Hamilton, Inc. (April 1979 through May 1982).

10

11        During my consulting career, I have served as a project manager or lead consultant on a broad

12        range of assignments for utilities and regulatory commissions. The subject matter of these

13        assignments has encompassed:

14        o    Merger and acquisition analysis
15        o    Organizational and performance improvement
16        o    Strategic and business planning
17        o    Management audits
18        o    Rate of return and cost of capital studies
19        o    Financial forecasting and planning
20        o    Economic and financial feasibility evaluations
21
22        Prior to my consulting career, I was a lecturer at Ohio State in economic theory and corporate

23        finance. I held that position from January 1978 through March 1979. From June 1975 to

24        September 1978, I was employed by the Public Utilities Commission of Ohio. From 1975 to


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                                                                    New England Electric System
                                                                   Eastern Utilities Associates
                                                     Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 3 of 29


1         1977, I served as a financial economist with the Commission's staff and testified on rate of

2         return and financial issues in electric, gas, telephone, and water rate cases. After graduation

3         from law school in 1977, I became a Hearing Examiner for the Commission. My primary

4         responsibilities in that position were presiding over rate and other proceedings, drafting

5         proposed rules, and preparing written orders for the Commission's consideration.

6

7         I have testified before the Massachusetts Department of Public Utilities, the Maine

8         Public Utilities Commission, and the Ohio Public Utilities Commission on the cost of

9         capital. I have also testified before the Maine PUC, New Mexico Public Service

10        Commission, the Iowa State Commerce Commission, the Pennsylvania Public Utility

11        Commission, and the Massachusetts Appellate Tax Board on other regulatory issues.

12

13   Q.   Mr. Hoffman and Mr. Levin, please summarize your relevant experience.

14   A.   Over the past several years, we have both been actively involved in the merger and

15        acquisitions (M&A) area. This work has included 1) screening and evaluating

16        potential merger candidates, 2) estimating cost savings for approximately 15 potential

17        mergers, and 3) assisting utilities in post-merger integration planning.

18

19        We have also been involved in organizational and/or performance improvement work at more

20        than 30 utilities. This work has been done for utility clients and on behalf of regulatory

21        commissions (as part of management audits). This work has included organizational design,


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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 4 of 29

1         determining appropriate staffing levels, process redesign, and identifying opportunities to

2         reduce costs. The work has encompassed all aspects of the utility business (generation,

3         transmission, distribution, customer and marketing-related, and A&G functions). With

4         respect specifically to A&G activities, we have both been involved in assignments dealing

5         with the following functions: information services, accounting, human resources, finance and

6         treasury, supply chain management, legal, rates and regulatory affairs, and corporate

7         communication and external affairs.

8

9         Important elements of this work have been benchmarking a particular utility's performance

10        against other companies and understanding the drivers of costs on the overall business and on

11        specific functions. We are also two of the principal authors of Mercer's utility staffing

12        survey. This survey has become an industry standard for evaluating staffing levels; its

13        definition of utility functions and sub-functions is also widely used in merger analysis and

14        testimony.

15

16   Q.   Please describe Mercer's experience in working with NEES.

17   A.   Mercer Management Consulting has worked extensively with NEES since 1992. Our

18        work with the Company has included the following types of assignments:

19   o    Organizational transformation

20   o    Process improvement

21   o    Business strategy


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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 5 of 29


1    o    Mergers and acquisitions analysis

2

3         These assignments have encompassed all operating, customer-related, and A&G

4         functions in the operating companies and the service company.

5

6         Mercer's extensive knowledge of NEES management and operations was extremely

7         helpful in discussing integration strategies, identifying cost savings opportunities and

8         ultimately, in developing sound estimates of savings and cost to achieve for the

9         proposed NEES-EUA merger.

10

11   Q.   Please describe some of these assignments.

12   A.   In 1992 and 1993, Mercer assisted NEES in a major organizational transformation,

13        which included the creation of business units, the alignment and clarification of roles

14        and responsibilities, and a significant streamlining of organizational structure and

15        staffing. In 1993 and 1994, we assisted NEES in developing a customer call center

16        strategy which led to the successful consolidation of Massachusetts Electric's six

17        individual call centers into a single center (the Northboro Customer Service Center).

18        During the 1996-1998 period, Mercer helped NEES in the transition from a

19        fully-integrated utility into a "wires" utility; this particular effort included identifying

20        corporate support services required after the divestiture of generation assets.


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                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 6 of 29


1

2    Q.   In addition to this testimony, has Mercer been retained to assist in other aspects

3         of the proposed NEES-EUA merger?

4    A.   Yes. Mercer has been retained to assist in the post-merger integration process.

5

6    II.  Summary of Testimony

7    Q.   What is the purpose of your testimony?

8    A.   We have been asked to describe the analysis conducted to estimate the potential cost

9         savings associated with a merger of the New England Electric System ("NEES") and

10        Eastern Utilities Associates ("EUA"). Mercer Management Consulting (Mercer)

11        assisted NEES and EUA (also referred to as the "Companies") in 1) identifying areas

12        with potential cost saving or cost to achieve, 2) collecting relevant data, 3) developing

13        related operating and financial assumptions, and 4) estimating potential savings and

14        costs.

15

16        This testimony presents the results of the analysis, including:

17   o    A summary of results (this section)

18   o    A detailed estimate of savings (Section III)

19   o    A detailed estimate of cost to achieve (Section IV)
20


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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 7 of 29


1         Exhibit DJH-1 provides a summary of potential merger cost savings for the first 10

2         years (2000-2009) and the cost to achieve. Exhibit DJH-2 contains the

3         non-confidential working papers that support the estimates. Exhibit DJH-3 contains our

4         confidential working papers.

5

6    Q.   Please summarize your testimony.

7    A.   The planned merger will result in savings that would not otherwise be achieved by

8         the stand-alone operations of NEES (through its Massachusetts Electric, Narragansett

9         Electric, Granite State Electric, Nantucket Electric, and New England Power Service

10        Company subsidiaries) and EUA (through its Eastern Edison, Blackstone Valley

11        Electric, Newport Electric and EUA Service Corporation subsidiaries). Based on

12        information provided by NEES and EUA and the analysis conducted by NEES

13        management and Mercer, merger-related savings were estimated at approximately

14        $31.1 million in 2005, as shown below:

15                                                Estimated Savings in 2005
16             Savings Component                         ($ Millions)
               -----------------                         ------------

17        Personnel Savings                       $21.5
18        Information Systems Savings             0.1
19        Supply Chain Savings                    0.6
20        Facilities Savings                      4.7
21        Administrative and General Savings      4.2
                                                  ---
22             Total Savings                      31.1
23


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                                               -7-
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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 8 of 29


1         The figures above include merger-related savings related only to the regulated "wires"

2         and A&G-related operations of NEES and EUA. No revenue enhancements were

3         identified for the regulated business.

4

5         Only cost savings that would result from the merger were included in estimated

6         savings. These types of savings are derived from the elimination of duplication, cost

7         avoidance, adoption of different management practices and policies, and the improved

8         utilization of assets and employees. Savings which could be achieved without a

9         merger (e.g., position reductions resulting from a process improvement in one

10        company) were not included in the estimated savings.

11

12  Q.   When will the savings commence?

13   A.   Savings will begin in 2000 and continue permanently. Exhibit DJH-1 presents savings

14        for only the first 10 years (2000-2009). The cost to achieve the merger savings will

15        occur primarily in the 1999-2002 period.

16

17   Q.   Could the cost savings discussed above and in detail in Section III be achieved

18        without a merger?

19   A.   No. The savings are based upon the elimination of redundancies (in personnel,

20        facilities and other areas) and the gaining of economies brought about by a merger. In


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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                    Page 9 of 29


1         addition, the savings would not result without incurring the cost to achieve discussed

2         above and in detail in Section IV.

3

4    Q.   Please describe the process utilized to estimate merger cost savings and cost to

5         achieve.

6    A.   Mercer worked with senior and middle managers at both NEES and EUA to gather

7         the information required to estimate savings and costs. We also met with EUA

8         managers to develop a fuller understanding of the company's business practices,

9         operations, and costs. As discussed earlier, we already had an extensive

10        understanding of NEES business practices, operations, and costs.

11

12        We also worked with NEES management to determine how the merged companies

13        would operate in the future, e.g., the expected level of integration in the A&G,

14        customer-related, and T&D functions.

15

16        Based on information collected and assumptions about how the merged companies

17        would operate, estimates of merger savings and costs were developed, discussed, and

18        refined. The process used to develop the estimated savings and cost to achieve was

19        reasonable, and captured the significant sources of savings available and costs that

20        would be incurred in a merger.

21


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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 10 of 29


1    Q.   What assumptions were made in the analysis?

2    A.   The following assumptions were made in estimating cost savings:

3    o    The combined companies will begin integrated operations on January 1, 2000

4    o    The "wires" business will be run with one principal operating company in each
5         state (Massachusetts, Rhode Island, and New Hampshire) and one service
6         company

7    o    A high-degree of integration will occur, e.g.:

8         -    Financial, accounting, human resources, legal, external affairs, and corporate
9              planning functions will be fully integrated

10        -    IS data centers will be consolidated

11        -    Call centers will be consolidated

12        -    Central T&D planning, engineering, and support will be fully integrated, as
13             will transmission field forces

14   o    Annual savings will escalate at a rate of 2.2 percent
15
16   Q.   How were capital-related savings calculated?

17   A.   Capital-related savings were calculated using a revenue requirement methodology.

18        Under this methodology, for example, a capital deferral or avoidance of $1 million in

19        2000 would not result in a merger savings of $1 million in that year; rather annual

20        savings relating to the fixed charges (cost of capital, depreciation, insurance, and

21        taxes on the $1 million deferral or avoided) are calculated. The revenue requirements

22        methodology reflects the timing of merger savings and how capital or

23        construction-related costs are treated for ratemaking purposes.


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                                              -10-
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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 11 of 29


1         Fixed charge rates for NEES and EUA were estimated and then blended, based on the

2         relative size of the companies. A levelized fixed charge rate of 13.5 percent was used

3         for capital items other than IS-related. A levelized fixed charge rate of 28.6 percent

4         was used for IS-related items; the higher rate is due to a more rapid (five-year)

5         depreciation period.

6

7    Q.   Is the level of estimated cost savings achievable?

8    A.   We believe that the level of savings identified in our study has a high likelihood of

9         achievement. Beyond that level, we are aware that Mr. Jesanis is testifying that he

10        expects the savings to be achieved from the acquisition of EUA will be $35 million

11        per year or more in 2005. We believe that this higher level of savings is likely to be

12        achieved for the following reasons:

13   o    NEES management approach: During our previous assignments with NEES, the
14        Company has been very creative and aggressive in identifying opportunities to
15        reduce costs; the early creation of a transition team to facilitate the merger
16        illustrates NEES's aggressive approach to opportunities.

17   o    NEES "track record": NEES has successfully addressed many of the same
18        issues that arise in a merger, e.g., designing a streamlined organization,
19        integrating multiple call centers, and optimizing field forces and work out
20        locations.

21   o    National Grid-related synergies: Additional synergies are expected to result
22        from the National Grid-NEES merger, e.g., taking advantage of National Grid
23        best practices and financing capabilities.
24


                                          Hoffman/Levin
                                              -11-
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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 12 of 29


1    o    Additional sources of savings: Opportunities may arise which have not been
2         captured in our estimates. These include 1) outsourcing functions (given the
3         greater volume of work for the merged companies); 2) taking advantage of new
4         technologies (given the merged companies greater scale); and 3) achieving
5         longer-term IS savings by avoiding duplicative efforts.
6
7    As such, we agree with Mr. Jesanis that actual savings are likely to exceed our

8    estimated savings.

9

10   III. Detailed Estimate of Cost Savings

11

12   A.   Summary of Personnel and Non-Personnel Savings

13   Q.   You have estimated merger cost savings of $31.1 million in 2005. Would you

14        define the principal components of cost savings and the estimated savings in each

15        component?

16   A.   As illustrated in the table on page 7 of this testimony and in Exhibit DJH-2, savings

17        have been classified into five components:

18   o    Personnel savings: related to position reductions in A&G, customer,
19        transmission and distribution, and other functions

20   o    Information systems savings (non-personnel): related to integration of
21        applications; mainframe, network, midrange/server, and PC/workstation
22        operations; projects; and telecommunications

23   o    Supply chain savings (non-personnel): related to reductions in inventory; lower
24        costs for materials, equipment, and contractor services; and reductions in the
25        number of vehicles


                                          Hoffman/Levin
                                              -12-
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                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 13 of 29



1    o    Facilities savings (non-personnel): related to the closing of facilities, including
2         office space

3    o    Administrative and general savings (non-personnel): related to A&G
4         overheads, advertising, association dues, benefits administration, corporate
5         governance (i.e., shareholder services and board fees), financing costs and fees,
6         insurance, professional services, and regulatory expenses
7

8         The level of estimated savings (in 2005 dollars unless otherwise indicated) and the

9         bases for the estimates are discussed below.

10

11        B.  Personnel Savings

12   Q.   Please discuss the analysis supporting your personnel savings estimate of $21.5

13        million in 2005.

14   A.   Personnel savings were estimated using the following process:

15   o    First, staffing levels for NEES and EUA were estimated as of January 1, 2000.
16        Both companies provided detailed organizational and functional breakdowns that
17        assigned each employee to one of the following functions:
18


                                          Hoffman/Levin
                                              -13-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 14 of 29

1    -------------------------------------------------------------------------------------------------------

     A&G Functions                                          Customer Functions

     o    Purchasing and Material Management                o    Retail Marketing and Sales
          (excluding  Storeroom Personnel)
                                                            o    Customer Service
     o    Human Resources
                                                            Electric Transmission and Distribution Functions

     o    Finance, Accounting, and Planning                 o    Electric Distribution

     o    Information Services and Telecommunications       o    Electric System Technical Support

     o    External Relations                                o    Electric Transmission

     o    Legal                                             o    Transportation, Real Estate, and Facilities
                                                                 Maintenance
     o    Administrative and Support Services (excluding
          Transportation, Real Estate, and Facilities       o    Storeroom Personnel
          Maintenance)
                                                            Other
     o    Executive Management
                                                            o    Other Activities
2    -------------------------------------------------------------------------------------------------------

3         Within these functions, employees were also assigned to specific sub-functions.
4         For example, within Customer Service, an employee could be assigned to meter
5         reading, customer inquiry, credit and collections, or another sub-function. The
6         complete list of functions and sub-functions used in this analysis is included in
7         the Exhibit DJH-3 working papers. The use of a common format (Mercer's staffing
8         survey function and sub-function classification) allowed for an "apples-to-apples"
9         staffing analysis.

10   o    Second, the number of positions that could be eliminated as a result of the merger
11        was estimated. The magnitude of the reduction in each sub-function was based
12        upon identified duplication or redundant activities; the expected degree of
13        integration; potential changes in policies or practices; and any incremental
14        workloads that would result in that area. The number of position reductions in
15        any one sub-function were not allowed to exceed the smaller of the number of
16        positions of either NEES or EUA on a stand-alone basis. For example, if NEES
17        had 15 positions in a sub-function and EUA had 5 positions, the reduction could
18        not exceed 5 positions.


                                          Hoffman/Levin
                                              -14-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 15 of 29


1    o    Third, an average compensation was calculated for each sub-function and then
2         multiplied by the number of positions reduced in that sub-function. The
3         compensation figures used were the average of NEES and EUA compensation
4         levels. Compensation figures included base compensation (wages or salaries) and
5         benefits. Benefits included such items as pension plans, medical insurance, life
6         insurance, savings (401K) plans, bonuses and incentives, and payroll taxes. The
7         average total compensation (salary and benefits) for positions reduced was
8         $84,900 (in 2000 dollars).
9
10   Q.   Please describe the results of the personnel analysis.

11   A.   NEES was estimated to have 3,240 positions in utility operations and EUA was

12        estimated to have 869 positions as of January 1, 2000. Total position reductions were

13        estimated at 234, or approximately 6 percent of the 4,109 combined positions. These

14        reductions consist of 88 A&G, 62 customer, 78 T&D, and 6 other function positions,

15        as shown below.

                                                                   Position Reductions
                                 ----------------------------------------------------------------------------------------
                                        A&G              Customer             T&D               Other              Total

     NEES Positions                     461                722               2,057                 0               3,240
     EUA Positions                      173                201                 488                 7                 869
                                        ---                ---                 ---                 -                 ---
     Combined Positions                 634                923               2,545                 7               4,109
     Estimated Reductions               (88)               (62)                (78)               (6)               (234)
     Reduction as a % of                14%                 7%                3%                 86%                6%
     Combined Positions
     Reduction as a % of                51%                31%                16%                86%                27%
     EUA Positions

16

17        The 234 position reductions also equals 27 percent of EUA's 869 positions. At this

18        point, no decisions have been made as to which reductions will come from current

19        NEES positions or EUA positions.


                                          Hoffman/Levin
                                              -15-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 16 of 29


1

2         As shown above, the percentage reductions in the A&G functions are significantly

3         higher than the percentage reductions in the customer and T&D functions. The

4         relative difference reflects the fact that "headquarter" or "office" type functions

5         offer greater opportunities for savings than do "field" functions, such as line maintenance

6         and construction.

7

8    Q.   What was the assumed timing of the estimated reduction in positions?

9    A.   In the A&G (except for IS), customer, and T&D functions, 75 percent of reductions

10        were assumed to occur in 2000 with the remaining 25 percent occurring in 2001. In

11        the IS area, reductions were assumed to be 0 percent in 2000, 50 percent in 2001, and

12        the remaining 50 percent in 2002. The slower timing of reductions in IS reflects the

13        complicated work required to integrate the two companies' systems.

14

15   Q.   How were capital-related personnel savings calculated?

16   A.   The percent of payroll savings allocated to capital was 0 percent for the A&G and

17        customer functions and 35 percent for the T&D functions. These rates were based on

18        payroll allocation figures provided by the companies, weighted by their relative sizes.

19        As discussed earlier, capital-related savings were translated into revenue

20        requirements, based on estimated fixed charge rates.

21


                                          Hoffman/Levin
                                              -16-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 17 of 29


1    C.   Information Systems Savings (Non-Personnel)

2    Q.   Please describe the information systems functions at NEES and EUA.

3    A.   NEES information systems operate on an IBM mainframe computer, an IBM

4         midrange computer, approximately 60 servers, and approximately 2,500 PCs.

5         Corporate, financial and administrative systems utilize Walker software; HR/payroll

6         will utilize PeopleSoft; and the customer information system was developed in-house.

7         The company also has numerous operational systems running on the midrange and

8         mainframe computers. The NEES data center is located in the Westborough

9         headquarters.

10

11        EUA information systems operate on an Amdahl mainframe computer, approximately

12        20 servers, and approximately 600 PCs. EUA operates various financial packages; a

13        CYBORG HR/payroll system; a customer information system developed in-house;

14        and numerous operational systems. The EUA data center is located in the West

15        Bridgewater headquarters.

16

17   Q.   Please discuss estimated cost savings in the IS area?

18   A.   Merger savings were estimated based on two major assumptions: first, that data

19        centers will be consolidated; second, that the combined companies will migrate to

20        NEES applications including Walker, PeopleSoft, and the NEES customer

21        information system.


                                            Hoffman/Levin
                                                -17-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 18 of 29


1

2         Most of the savings come from a reduction in personnel, which was discussed earlier.

3         Non-personnel savings relating to the consolidation of data centers are largely offset

4         by the cost of adding computing capacity for combined mainframe and midrange

5         computer operations. In 2005, non-personnel IS savings were estimated at

6         approximately $0.1 million.

7

8    D.   Supply Chain Savings (Non-Personnel)

9    Q.   What are the potential areas of cost savings in the supply chain area?

10   A.   Cost savings in supply chain can potentially occur in the following areas:

11   o    A reduction in inventory, based on the consolidation of the companies'

12        storerooms and a sharing of spare parts

13   o    Lower prices paid for materials, equipment and contractor services, based on

14        greater purchasing leverage and the potential for more standardization and vendor

15        consolidation

16   o    A reduction in the number of vehicles, based on a reduction in the number of

17        field and headquarter positions
18
19   Q.   Please discuss the estimated level of savings in supply chain?

20   A.   Supply chain-related savings in 2005 of $0.6 million were estimated.

21


                                          Hoffman/Levin
                                              -18-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 19 of 29


1         Inventory savings were $0.1 million of the total. Savings were based on a reduction

2         in fixed charges associated with a 25 percent reduction in EUA's current inventory of

3         $3.6 million.

4

5         Procurement savings on materials and equipment were estimated at $0.3 million in

6         2005. These savings were based on an estimated 3 percent reduction in the cost of

7         EUA's annual purchases of approximately $9.4 million. Merger-related savings for

8         contractor services were minimal, since EUA does not have significant contractor

9         services costs (estimated at $2.4 million for vegetation control and $0.2 million for

10        other services in 1998). In addition, the ability to gain purchasing leverage on

11        contractor services is difficult.

12

13        Vehicle-related savings were estimated at $0.2 million in 2005. Vehicle savings will

14        occur as a result of the reductions in the number of positions. An elimination of 5

15        heavy duty vehicles (due to the reduction of 5 T&D crews) and 10 passenger vehicles

16        (due to the reduction of approximately 90 A&G personnel) were estimated. Savings were

17        based on annual operating and fixed costs of $20,000 per heavy duty vehicle

18        and $5,000 per passenger vehicle.

19


                                          Hoffman/Levin
                                              -19-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 20 of 32


1    E.   Facilities Savings (Non-Personnel)

2    Q.   Does the merger of NEES and EUA create an opportunity to consolidate

3         facilities?

4    A.   Yes. As a result of the NEES-EUA merger, only one headquarters building will be

5         required, since A&G functions will be fully integrated. Based on planned T&D

6         operations, the EUA service centers and work out locations will continue to operate in

7         order to meet customer needs. As a result, no other opportunities to reduce facility

8         costs were identified.

9    Q.   What are the estimated facilities-related savings?

10   A.   The consolidation of headquarters will provide an estimated savings of $4.7 million in

11        2005. The savings reflect reductions in both operating expenses (e.g., maintenance

12        and outside services) and capital-related costs.

13

14   F.   Administrative and General Savings (Non-Personnel)

15   Q.   What are the potential areas of non-personnel savings related to administrative

16        and general functions?

17   A.   We identified the following nine potential areas of cost savings: A&G overheads;

18        advertising; association dues; benefits administration; corporate governance (i.e.,

19        shareholder services and board-related costs); financial fees; insurance; professional

20        services; and regulatory expenses.

21


                                          Hoffman/Levin
                                              -20-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 21 of 29


1    Q.   What level of non-personnel A&G savings were estimated in the merger

2         analysis?

3    A.   Savings in 2005 of $4.2 million were estimated. Sources of significant savings

4         included the professional services and corporate governance areas. Savings estimates

5         for each area are discussed below.

6

7    Q.   Please discuss estimated savings related to A&G overheads in 2005.

8    A.   Estimated A&G overhead-related merger savings of $0.8 million were identified.

9         A&G overheads include expenses for office supplies, publications, personal

10        computers, and other miscellaneous expenses. These types of expenses are often

11        captured in FERC Account 921.

12

13        Using NEES and EUA FERC data and other reports, we estimated overheads at

14        $3,000 per employee (in 2000 dollars). This figure was multiplied by the number of

15        position reductions to estimate annual savings.

16

17   Q.   Please discuss estimated savings related to advertising.

18   A.   Estimated savings in the advertising area were $0.3 million in 2005. Savings will

19        result from an elimination of duplicative costs, e.g., some media purchases. For this

20        transaction, savings were estimated at 50 percent of EUA's annual, normalized

21        advertising expenses.


                                          Hoffman/Levin
                                              -21-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 22 of 29


1

2    Q.   Please discuss estimated savings related to association dues.

3    A.   Association dues-related savings of $0.1 million in 2005 were identified. Savings

4         were based on lower expenditures for combined membership in the Edison Electric

5         Institute and the termination of membership in other associations.

6

7    Q.   Please discuss estimated savings related to benefits administration.

8    A.   Estimated merger savings in this area were $0.1 million in 2005. Although total

9         benefit costs for medical, dental, life and other insurance, pensions, and savings

10        plans are significant, the opportunity to reduce costs is very limited. For example, NEES'

11        HMO benefits are self-insured and do not provide an opportunity for savings.

12

13   Q.   Please discuss estimated savings related to corporate governance.

14   A.   Merger savings related to a reduction in corporate governance costs were estimated

15        at $0.9 million in 2005. Savings related to shareholder services result from the

16        elimination of duplicate activities and costs, such as preparation of the annual

17        shareholders' report and transfer agent fees. Additional savings result from the

18        elimination of director fees and expenses for one company.

19

20   Q.   Please discuss estimated savings related to financing costs and fees.


                                          Hoffman/Levin
                                              -22-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 23 of 29


1    A.   Merger savings in this area were estimated at $0.3 million in 2005, based on a

2         reduction in line of credit fees for the combined company. The savings related to

3         lines of credit are based on a 100 percent elimination of EUA's stand-alone fees.

4

5    Q.   Please discuss estimated savings related to insurance.

6    A.   Merger-related insurance savings were estimated at $0.7 million in 2005. Savings

7         were based on expected reductions in property and liability coverage premiums (due

8         to reduction in cost per additional dollar of coverage); reductions in directors and

9         officers insurance premiums (due to the elimination of one board of directors); and

10        reductions in brokerage fees (due to the consolidation of insurance purchasing).

11

12   Q.   Please discuss estimated savings related to professional services.

13   A.   Merger-related savings for professional services were estimated at $1.0 million in

14        2005. Professional services savings result from the elimination of duplicative efforts

15        in areas such as external auditing, legal support, legislative services, and general

16        consulting. The savings were based on an approximate 40 percent reduction in

17        EUA's stand-alone annual professional services costs.

18

18   Q.   Please discuss estimated savings related to regulatory expenses.


                                          Hoffman/Levin
                                              -23-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 24 of 29


1    A.   Merger-related savings for regulatory expenses were estimated at $0.1 million in

2         2005. Savings (non-personnel) in this area are relatively small, since annual

3         assessments (the largest component of costs) are not likely to be reduced when the

4         two companies merge. The savings estimate is based on a 20 percent reduction in

5         EUA's annual reporting, filing, and miscellaneous expenses of approximately $0.3

6         million, to reflect the elimination of some duplication and gains from integrating

7         regulatory affairs management.

8

9    G.   Comparison with Other Transactions

10   Q.   Did you compare the NEES-EUA merger to other transactions?

11   A.   Yes. We reviewed a number of transactions, including the BEC Energy-COM/Energy

12        merger.

13

14        The 6 percent reduction in positions for the NEES-EUA merger falls in the 3

15        percent-11 percent range for other transactions that we reviewed. We would not expect the

16        NEES-EUA percentage reductions to be at the high end of the range given the

17        significant difference in staffing levels between NEES and EUA (NEES has 3.7 times

18        the staffing of EUA). In the other transactions, the ratio of employees for the merger

19        partners is typically in the 1 to 2 times range, which creates the potential for higher

20        percentage savings.


                                          Hoffman/Levin
                                              -24-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 25 of 29


1    Q.   Why did you conclude that the NEES-EUA merger has a more limited

2         opportunity to reduce costs?

3    A.   First, NEES and EUA are relatively "lean" utilities. This limits the ability to reduce

4         staffing (the largest source of savings) in a merger situation.

5

6         For example, NEES and EUA were estimated to have a combined pre-merger staffing

7         of 4,109 or 2.5 employees per thousand customers (based on a total of 1.66 million

8         customers). The comparable figures for BEC Energy and COM/Energy are combined

9         pre-merger staffing of 3,338 or 3.2 employees per thousand customers (based on a

10        total of 1.04 electric customers). Based on estimated position reductions in each

11        transaction, post-merger NEES-EUA will have 2.3 employees per thousand customers

12        compared to 2.9 employees per thousand customers for post-merger BEC

13        Energy-COM/Energy.

14

15        Second, EUA has a relatively small cost base. For example, in 1997, combined T&D,

16        customer (excluding demand-side management) and A&G-related expenses were $77

17        million. COM/Energy's expenses were $116 million for the same electric functions

18        and $147 million if gas-related A&G expenses are included. Again, the lower cost

19        base limits the potential savings.

20

21   Q.   Please summarize this section of your testimony.


                                          Hoffman/Levin
                                              -25-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 26 of 29


1    A.   Merger cost savings of $31.1 million in 2005 were estimated. Approximately 70

2         percent of savings ($21.5 million) were personnel-related. The savings are based

3         upon an assumed merger of NEES and EUA and would not result otherwise.

4

5    IV.  Detailed Estimate of Cost to Achieve

6    Q.   What types of costs are incurred when two companies merge?

7    A.   Costs fall into the following four categories:

8    o    Transaction costs: primarily the fees paid to investment bankers for advice on
9         the merger transaction and to outside legal counsel for advice on the merger
10        transaction and support in regulatory proceedings

11   o    Personnel costs: primarily the out-of-pocket costs incurred to achieve the
12        reduction in positions, e.g., early retirement/severance packages; other costs
13        include retention payments to employees deemed necessary for a successful
14        integration, as well as relocation and retraining costs

15   o    Transition costs: the costs incurred to integrate the two companies, e.g., support
16        for organizational redesign and process integration; communication costs; and
17        costs related to the closing of facilities

18   o    Information systems costs: the costs associated with integrating systems,
19        consolidating data centers, creating a common meter reading standard, and
20        connecting telecommunication networks
21
22   Q.   How were these costs estimated for the potential merger of NEES and EUA?


                                          Hoffman/Levin
                                              -26-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 27 of 29



1    A.   Banker and legal fees were estimated by NEES and EUA management. Other

2         estimated costs to achieve were based on information provided by NEES and EUA

3         and on discussions with NEES management concerning the degree of integration

4         expected, planned corporate policies, and the resulting integration requirements. This

5         process addressed all significant costs to achieve.

6

7    Q.   Please summarize the estimated cost to achieve for the merger.

8    A.   The cost to achieve was estimated at $63.6 million - approximately $11.4 million for

9         transaction costs, $40.1 million for personnel costs; $4.6 million for transition costs,

10        and $7.6 million for information systems costs. Details are provided in Exhibits

11        DJH-1 and 2 and below. Approximately 85 percent of the costs will be incurred in the

12        1999-2000 period.

13

14   Q.   Please discuss the estimated transaction costs of approximately $11.4 million.

15   A.   The primary transaction costs are for merger assistance provided by investment

16        bankers and merger and regulatory assistance from outside counsel. These costs

17        were estimated by NEES and EUA at $7.5 million for banker fees and $3.5 million for legal

18        fees. The other transaction cost included is for director and officer tail liability

19        coverage ($0.4 million).

20


                                          Hoffman/Levin
                                              -27-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 28 of 29


1    Q.   Please discuss the estimated personnel costs of approximately $40.1 million.

2    A.   The most significant personnel costs incurred in a merger are related to achieving

3         targeted reductions in the workforce.

4

5         Separation and retention costs were estimated at $35.2 million. These costs include

6         payments to employees for early retirement, severance and/or other separation

7         packages; payments to executives other than EUA parent company, generation-related,

8         and unregulated business executives; and retention of key employees.

9

10        Other costs were estimated at $5 million. These costs include estimated relocation

11        and miscellaneous costs ($2.8 million) and estimated retraining and reorientation

12        costs for customer services, T&D, and administrative personnel to learn about future work

13        processes, as well as company policies and practices ($2.2 million).

14


                                          Hoffman/Levin
                                              -28-

                                                                     New England Electric System
                                                                    Eastern Utilities Associates
                                                      Testimony of D. J. Hoffman and R. J. Levin
                                                                                   Page 29 of 29


1    Q.   Please discuss the estimated transition costs of $4.6 million.

2    A.   Transition costs are costs incurred to integrate the separate operations of the two

3         companies. Estimated costs for the NEES-EUA merger included $2.0 million for

4         outside organizational and change management support; $0.8 million for internal

5         process integration teams; $0.5 million for communications about the merger and

6         integration process to employees and external parties, e.g., shareholders, regulatory

7         commissions, vendors, and the investment community; $1.0 million for the closing of

8         some facilities and for the reconfiguration of other facilities; and $0.3 million for

9         changes to corporate signage and stationary.

10

11   Q.   Please discuss the estimated information systems costs of $7.6 million.

12   A.   The most significant IS cost was an estimated $6.6 million for applications

13        integration, data conversion, and the consolidation of data centers. Other costs

14        included $0.6 million to outfit EUA meter readers with NEES-standard meter reading

15        devices; and $0.4 million to link the two telecommunications networks and to

16        reconfigure/reprogram customer service center switches.

17

18   Q.   Does this conclude your testimony?

19   A.   Yes, it does.


                                          Hoffman/Levin
                                              -29-

                                                    New England Electric System
                                                    Eastern Utilities Associates
                                                    M.D.T.E. Docket No. 99-_____



                                    EXHIBITS
                                       OF
                      DAVID J. HOFFMAN & RICHARD J. LEVIN


Exhibit DJH-1       Summary of Savings and Cost to Achieve

Exhibit DJH-2       Supporting Working Papers

Exhibit DJH-3       Supporting Working Papers (Confidential)

                                                  Narragansett Electric
                                                  BVE/Newport Electric
                                                  M.D.T.E. Docket No. 99- _____
                                                  Exhibit DJH-1



                               Exhibit DJH-1

                           Summary of Savings and
                              Cost to Achieve

                                                                                                                Exhibit DJH-1

                                                          Savings Summary
                                                              in $000

                            2000     2001     2002     2003     2004     2005     2006     2007     2008     2009     Total

Personnel                   12,365   17,846   19,326   20,040   20,771   21,517   22,279   23,059   23,855   24,669   205,728

Non-Personnel
Information Systems             17       34       52       53       55       56       57       58       60       61       502
Supply Chain                   247      513      539      566      594      622       651      680     710      741     5,862
Facilities                       -    4,271    4,365    4,461    4,559    4,659     4,762    4,867   4,974    5,083    42,001
Administrative and General   3,508    3,778    3,942    4,029    4,117    4,208     4,300    4,395   4,492    4,590    41,359
                            -------------------------------------------------------------------------------------------------------
Total Savings               16,137   26,442   28,224   29,149   30,095   31,061    32,049   33,059  34,090   35,145   295,452

Cost to Achieve             54,060    8,350    1,200        -        -        -         -        -       -        -    63,610

                            -------------------------------------------------------------------------------------------------------
Net Savings                (37,923)  18,092   27,024   29,149   30,095   31,061    32,049   33,059   34,090  35,145    231,842


                                                           Confidential
                                                           Page 1 of 13

                                                     NEES-EUA Savings Summary

                                                         Personnel Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
A&G Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%

Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized--- IS                       0%      50%     100%     100%     100%     100%     100%     100%     100%     100%
% Realized---Other                    75%     100%     100%     100%     100%     100%     100%     100%     100%     100%

                                       Reductions
                                       ----------
   Ongong savings - IS              1,528      18
   Ongoing savings - Other          6,680      70

Total Savings                       5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719

O&M Savings                         5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -         -        -        -       -        -        -        -        -        -       -

Rev Req Savings                       -         -        -        -       -        -        -        -        -        -       -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719


                                                           Confidential
                                                           Page 2 of 13

                                                     NEES-EUA Savings Summary


                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Customer Related Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%    100%   100%

                                       Reductions
Ongoing savings                     4,930      62

Total Savings                       3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

O&M Savings                         3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -
Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

Total O&M + Rev Req Savings         3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242

                                                            Confidential
                                                            Page 3 of 13

                                                      NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
T&D Personnel

% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%     100%     100%
                                      Reductions
Ongoing savings                     6,088       78

Total Savings                       4,566    6,222    6,359    6,499    6,642    6,788    6,938    7,090    7,246    7,406   65,757

O&M Savings                         2,968    4,045    4,133    4,224    4,317    4,412    4,509    4,609    4,710    4,814   42,742

1 Capital Savings                   1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598    1,598
2                                            2,178    2,178    2,178    2,178    2,178    2,178    2,178    2,178    2,178
3                                                     2,226    2,226    2,226    2,226    2,226    2,226    2,226    2,226
4                                                              2,275    2,275    2,275    2,275    2,275    2,275    2,275
5                                                                       2,325    2,325    2,325    2,325    2,325    2,325
6                                                                                2,376    2,376    2,376    2,376    2,376
7                                                                                         2,428    2,428    2,428    2,428
8                                                                                                  2,482    2,482    2,482
9                                                                                                           2,536    2,536
10                                                                                                                   2,592

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings               1,598    3,776    6,002    8,276   10,601   12,977   15,405   17,887   20,423   23,015  119,961

Rev Req Savings                       216      510      810    1,117 1,431.16    1,752    2,080    2,415    2,757    3,107   16,195

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         3,184    4,554    4,944    5,342    5,749    6,164    6,589    7,023    7,467    7,921   58,937

                                                            Confidential
                                                            Page 4 of 13

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Other Personnel

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            75%     100%     100%     100%     100%     100%     100%     100%     100%     100%

                                      Reductions

Ongoing savings                       632        6


Total Savings                         474      646      661      675      690      705      721      737      753      769    6,831

O&M Savings                           474      646      661      675      690      705      721      737      753      769    6,831

1 Capital Savings                     -        -        -        -        -        -        -        -        -        -
2                                              -        -        -        -        -        -        -        -        -
3                                                       -        -        -        -        -        -        -        -
4                                                                -        -        -        -        -        -        -
5                                                                         -        -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings           474      646      661      675      690      705      721      737      753      769    6,831


Total Personnel Savings
A&G                                 5,010    7,608    8,573    8,761    8,954    9,151    9,352    9,558    9,768    9,983   86,719
Customer-Related                    3,697    5,038    5,149    5,262    5,378    5,496    5,617    5,741    5,867    5,996   53,242
T&D                                 3,184    4,554    4,944    5,342    5,749    6,164    6,589    7,023    7,467    7,921   58,937
Other                                 474      646      661      675      690      705      721      737      753      769    6,831

                           --------------------------------------------------------------------------------------------------------
Total                              12,365   17,846   19,326   20,040   20,771   21,517   22,279   23,059   23,855   24,669  205,728


                                                           Confidential
                                                           Page 5 of 13

                                                     NEES-EUA Savings Summary

                                                        IS Savings Summary
                                                              in $000


                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Rev Req Rate                        28.6%
Total Escalation                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            33%      67%     100%     100%     100%     100%     100%     100%     100%     100%

O&M Savings
A&G Applications                      -        -        -        -        -        -        -        -        -        -        -
T&D Applications                      -        -        -        -        -        -        -        -        -        -        -
Customer Applications                 -        -        -        -        -        -        -        -        -        -        -
Mainframe and Network                  17       34       52       53       55       56       57       58       60       61      502
Midrange/Servers                      -        -        -        -        -        -        -        -        -        -        -
PC/Workstations                       -        -        -        -        -        -        -        -        -        -        -
Projects                              -        -        -        -        -        -        -        -        -        -        -
Telecommunications                    -        -        -        -        -        -        -        -        -        -        -

-----------------------------------------------------------------------------------------------------------------------------------
Total O&M Savings                      17       34       52       53       55       56       57       58       60       61      502

Capital Savings
A&G Applications
T&D Applications
Customer Applications
Mainframe and Network
Midrange/Servers
PC/Workstations
Projects (PeopleSoft)                 -        -
Telecommunications

Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

1 Capital Savings                     -        -        -        -        -
2                                              -        -        -        -        -
3                                                       -        -        -        -        -
4                                                                -        -        -        -        -
5                                                                         -        -        -        -        -
6                                                                                  -        -        -        -        -
7                                                                                           -        -        -        -
8                                                                                                    -        -        -
9                                                                                                             -        -
10                                                                                                                     -

                           --------------------------------------------------------------------------------------------------------
Total Capital Savings                 -        -        -        -        -        -        -        -        -        -        -

Rev Req Savings                       -        -        -        -        -        -        -        -        -        -        -

                           --------------------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings            17       34       52       53       55       56       57       58       60       61      502


                                                           Confidential
                                                           Page 6 of 13

                                                     NEES-EUA Savings Summary

                                                       Supply Chain Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Inventory
% Capitalized                        100%
Carrying Cost                       13.7%
Total Escalation                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Inventory Reduction                   899

Annual Savings                        450      919      939      960      981    1,002    1,024    1,047    1,070    1,093    9,485

O&M Savings                             0        0        0        0        0        0        0        0        0        0        0

Capital Savings                       450      919      939      960      981    1,002    1,024    1,047    1,070    1,093    9,485

Rev Req Savings                        62      126      129      131      134      137      140      143      147      150    1,299

                                    -----------------------------------------------------------------------------------------------
O&M +Rev Req Savings                   62      126      129      131      134      137      140      143      147      150    1,299

                                                           Confidential
                                                           Page 7 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Procurement
% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing savings                      290

Total Savings                         145      296      303      310      316      323      330      338      345      353    3,060

O&M Savings                            94      193      197      201      206      210      215      220      224      229    1,989

1 Capital Savings                      51       51       51       51       51       51       51       51       51       51
2                                              104      104      104      104      104      104      104      104      104
3                                                       106      106      106      106      106      106      106      106
4                                                                108      108      108      108      108      108      108
5                                                                         111      111      111      111      111      111
6                                                                                  113      113      113      113      113
7                                                                                           116      116      116      116
8                                                                                                    118      118      118
9                                                                                                             121      121
10                                                                                                                     123
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                  51      154      260      369      480      593      708      827      947    1,071    5,460

Rev Req Savings                         7       21       35       50       65       80       96      112      128      145      737
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings           101      214      232      251      270      290      310      331      352      374    2,726


                                                            Confidential
                                                            Page 8 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Contractor Services
% Capitalized                         35%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%    100%

Ongoing savings                        27

Total Savings                          14       28       28       29       29       30       31       31       32       33      285

O&M Savings                             9       18       18       19       19       20       20       20       21       21      185

1 Capital Savings                       5        5        5        5        5        5        5        5        5        5
                                                10       10       10       10       10       10       10       10       10
                                                         10       10       10       10       10       10       10       10
                                                                  10       10       10       10       10       10       10
                                                                           10       10       10       10       10       10
                                                                                    11       11       11       11       11
                                                                                             11       11       11       11
                                                                                                      11       11       11
                                                                                                               11       11
                                                                                                               11       11

Total Capital Savings                   5       14       24       34       45       55       66       77       88      100      508

Rev Req Savings                         1        2        3        5        6        7        9       10       12       13       69

Total O&M + Rev Req Savings             9       20       22       23       25       27       29       31       33       35      254


                                                            Confidential
                                                            Page 9 of 13

                                                     NEES-EUA Savings Summary

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total
Vehicles
% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation Total                              2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
% Realized                            50%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing savings                       150

Total Savings                          75      153      157      160      164      167      171      175      179      182    1,583

O&M Savings                            75      153      157      160      164      167      171      175      179      182    1,583

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings            75      153      157      160      164      167      171      175      179      182    1,583


Total SCM Savings
Inventory                              62      126      129      131      134      137      140      143      147      150    1,299
Procurement                           101      214      232      251      270      290      310      331      352      374    2,726
Contractor Services                     9       20       22       23       25       27       29       31       33       35      254
Vehicles                               75      153      157      160      164      167      171      175      179      182    1,583
                                    -----------------------------------------------------------------------------------------------
Total                                 247      513      539      566      594      622      651      680      710      741    5,862


                                                            Confidential
                                                           Page 10 of 13

                                                     NEES-EUA Savings Summary

                                                        Facilities Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%    21.6%
Phase-in                               0%     100%     100%     100%     100%     100%     100%     100%     100%     100%

Ongoing Savings                     4,179

Total Savings                           0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001

O&M Savings                             0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0

                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings             0    4,271    4,365    4,461    4,559    4,659    4,762    4,867    4,974    5,083   42,001


                                                            Confidential
                                                           Page 11 of 13

                                                     NEES-EUA Savings Summary

                                                       Non-Labor A&G Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

% Capitalized                          0%
Rev Req Rate                        13.5%
Escalation                                    2.2%     4.4%     6.7%     9.1%    11.5%    13.9%    16.5%    19.0%   21.6%

A&G Overheads                         486      690      733      749      766      783      800      818      835      854    7,514
Advertising                           273      279      285      291      298      304      311      318      325      332    3,017
Association Dues                       82       84       86       88       89       91       93       95       98      100      906
Benefits Administration                 0        0       52       53       55       56       57       58       60       61      451
Corporate Governance                  787      804      822      840      859      877      897      916      937      957    8,697
Financing Costs and Fees              272      278      284      290      297      303      310      317      324      331    3,006
Insurance                             646      660      675      690      705      720      736      752      769      786    7,139
Professional Services                 905      925      945      966      987    1,009    1,031    1,054    1,077    1,101   10,001
Regulatory Expenses                    57       58       60       61       62       64       65       66       68       69      630

Total Savings                       3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359


O&M Savings                         3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359

1 Capital Savings                       0        0        0        0        0        0        0        0        0        0
2                                                0        0        0        0        0        0        0        0        0
3                                                         0        0        0        0        0        0        0        0
4                                                                  0        0        0        0        0        0        0
5                                                                           0        0        0        0        0        0
6                                                                                    0        0        0        0        0
7                                                                                             0        0        0        0
8                                                                                                      0        0        0
9                                                                                                               0        0
10                                                                                                                       0
                                    -----------------------------------------------------------------------------------------------
Total Capital Savings                   0        0        0        0        0        0        0        0        0        0        0

Rev Req Savings                         0        0        0        0        0        0        0        0        0        0        0
                                    -----------------------------------------------------------------------------------------------
Total O&M + Rev Req Savings         3,508    3,778    3,942    4,029    4,117    4,208    4,300    4,395    4,492    4,590   41,359


                                                            Confidential
                                                           Page 12 of 13

                                                     NEES-EUA Savings Summary

                                                      Cost to Achieve Summary
                                                              in $000

                                     2000     2001     2002     2003     2004     2005     2006     2007     2008     2009    Total

Transaction Costs
Bankers fees                        7,500                                                                                     7,500
Legal fees                          3,500                                                                                     3,500
D&O liability tail coverage           400                                                                                       400
     Total Transaction Costs       11,400      -        -                                                                    11,400

Personnel Costs
Separation / Retention             25,850    8,100    1,200                                                                  35,150
Relocation, Retraining,
  Reorientation and Miscellaneous   4,950                                                                                     4,950
     Total Personnel Costs         30,800    8,100    1,200                                                                  40,100

Transition Costs
Internal/Outside Support            2,810                                                                                     2,810
Communications                        500                                                                                       500
Facilities Consolidation              750      250                                                                            1,000
Other                                 250                                                                                       250
     Total Transition Costs         4,310      250      -                                                                     4,560

Information Systems
Systems Integration and Data
  Center Consolidation              6,600                                                                                     6,600
Meter Reading Hardware                600                                                                                       600
Telecommunications Costs              350                                                                                       350
   Total Information Systems Costs  7,550                                                                                     7,550

          Total Cost to Achieve    54,060    8,350    1,200                                                                  63,610


                                                            Confidential
                                                           Page 13 of 13

                                                   Narragansett Electric
                                                   BVE/Newport Electric
                                                   M.D.T.E. Docket No. 99-_____
                                                   Exhibit DJH-2



                               Exhibit DJH-2

                         Supporting Working Papers

                             (Non-Confidential)

                                                                   Exhibit DJH-2









                               Information Systems
                                     Savings

Software comparisons                                                                                      Confidential
----------------------------------------------------------------------------------------------------------------------
Application                   NEES                               EUA                               Comments
----------------------------------------------------------------------------------------------------------------------

Corporate, Financial, and     o  Walker                          o  Various financial packages
Administrative Systems
                                 -  Significant programming/        -  IVIS (AP, 1993, Y2K
                                    customization has                  upgrade scheduled
                                    improved speed                     1Q99)

                                 -  Works well for NEES'            -  GEAC (Fixed assets, 1988)
                                    business model
                                    (intracompany billing,
                                    etc.)

                                 -  Limited decision support        -  In-house S/W (Purchasing/
                                    capabilities                       Materials Mgmt, 1992)

                                 -  Expandable for similar          -  Lawson (General Ledger, 12/98)
                                    business model
                                                                 o  Focus for 1999 on Y2K upgrades

-----------------------------------------------------------------------------------------------------------------------
HR/Payroll                    o  PeopleSoft                      o  CYBORG

                                 -  Installation complete in        -  Y2K upgrade in 1999
                                    early 1999

                                 -  Expandable, but license
                                    may be restrictive
-----------------------------------------------------------------------------------------------------------------------

                                                           2

Software comparisons                                                                                    Confidential
-----------------------------------------------------------------------------------------------------------------------
Application                   NEES                               EUA                               Comments
-----------------------------------------------------------------------------------------------------------------------

Customer System               o  CIS - developed in-house        o  CIS - developed in-house

                                 -  GUI front-end placed            -  GUI front-end placed
                                    on mainframe system                on mainframe system

                                 -  Expandable, but only            -  Major upgrade 1997
                                    for one dimensional
                                    (e.g., electric only)           -  Integrated with Radix
                                    customers                          hand-held meter
                                                                       reading devices

-----------------------------------------------------------------------------------------------------------------------
Operational Systems           o  Numerous                        o  Numerous

                                 -  Many systems running            -  Many systems running
                                    on midrange and                    on mainframe
                                    mainframe
                                                                    -  Intergraph digital
                                 -  Major GIS system                   topology mapping
                                    implementation half                system
                                    complete
                                                                    -  Map-based trouble
                                                                       reporting system
-----------------------------------------------------------------------------------------------------------------------

Hardware comparisons                                                                                       Confidential
-----------------------------------------------------------------------------------------------------------------------
Device                               NEES                                       EUA
-----------------------------------------------------------------------------------------------------------------------
Mainframes                           o  IBM 390 SP; CMOS 4 engines 220          o  Amdahl 45 MIPS
                                        MIPS

                                        -  Expandable up to 540-600 MIPS
-----------------------------------------------------------------------------------------------------------------------
Midrange                             o  IBM RS6000

                                        -  Runs decision support, PeopleSoft
                                           and retail applications
-----------------------------------------------------------------------------------------------------------------------
Servers                              o  DEC alpha and IBM AIX                   o  Sun (Unix)
                                                                                o  Few Digital VAXes left
                                        -  ~60                                  o  Compaq, Gateway
                                                                                o  Migrating to NT
                                                                                o  Approximately 20 servers total
-----------------------------------------------------------------------------------------------------------------------
PCs                                  o  2500 Pentium PCs                        o  600 Pentium PCs (Gateway, Compaq)
                                     o  Additional 400 devices                  o  150 "Dumb" terminals
-----------------------------------------------------------------------------------------------------------------------

System environment comparisons                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------
Device                               NEES                                       EUA
-----------------------------------------------------------------------------------------------------------------------
Mainframes                           o  VMS, IMS, CICS, DB2                     o  VMS, CICS, Sybase
-----------------------------------------------------------------------------------------------------------------------
Servers                              o  Unix (primary), NT (becoming            o  Unix, NT (becoming standard
                                        standard)
-----------------------------------------------------------------------------------------------------------------------
Networks                             o  Novell 4.11                             o  Eliminate TAO e-mail and standardize
                                                                                   on MS-Outlook (MS-Exchange-based)
                                        -  Considering 5.0

                                     o  Ethernet 100%
-----------------------------------------------------------------------------------------------------------------------
PCs                                  o  Windows 3.1, 95, NT                     o  MS Office

                                        -  Standard is 95 for A&G positions

                                        -  Standard is NT for operations
                                           positions
-----------------------------------------------------------------------------------------------------------------------

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Applications             o  Corporate, financial, administrative
                            systems:
                            -  Integrate EUA data into Walker         -  No incremental license fees for
                                                              ->         NEES
                            -  Discontinue EUA's financial            -  Reduce 1/3 of EUA's financial             -  3 positions
                               systems                                   applications support positions
                            -  Move data onto NEES'                   -  Reduce 100% of EUA's HR and               -  1 position
                               PeopleSoft system                         payroll applications support
                            -  Discontinue EUA's CYBORG       ->         positions
                               HR and payroll system
                         ----------------------------------------------------------------------------------------------------------
                         o  Customer and related systems:
                            -  Integrate EUA call center              -   Reduce 1/3 of EUA's call center          -  3 positions
                               applications into NEES' system ->          applications support positions
                            -  Discontinue EUA's CIS systems
                         ----------------------------------------------------------------------------------------------------------
                         o  T&D systems:
                            -  Migrate EUA's work             ->      -  Reduce 1/3 of EUA's T&D                   -  3 positions
                               management system to NEES'                applications support positions
                               WIN system
                            -  Migrate topological info from
                               EUA's Intergraph into NEGIS
                               and re-digitize if appropriate
                            -  Discontinue EUA's T&D
                               systems
-----------------------------------------------------------------------------------------------------------------------------------

                                                           6

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Hardware/System          o  Data center/mainframe:
Software                    -  Close EUA's data center        ->      -  Reduce EUA's data center and              -  5 positions
                                                                         tech support positions by 50%

                                                                      -  Reduce EUA's associated $2M               -  $1M
                                                                         non-labor IS cost for mainframe
                                                                         maintenance, S/W licenses, and
                                                                         disaster recovery by $1M;
                                                                         remaining $1M to focus on
                                                                         software licenses and support
                         ----------------------------------------------------------------------------------------------------------
                         o  Midrange system:
                                  -                                   -                                            -
                                                                      -                                            -
                         ----------------------------------------------------------------------------------------------------------
                         o  Servers/network:
                            -                                         -                                            -
                         ----------------------------------------------------------------------------------------------------------
                         o  PCs/workstations:

                            -  Reduce end-user/help desk      ->      -  Reduce EUA's help desk/end                -  1 position
                               support staff                             user support by 20%
-----------------------------------------------------------------------------------------------------------------------------------

                                                           7

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Savings opportunities


-----------------------------------------------------------------------------------------------------------------------------------
Area                     Opportunity                                  Savings Assumptions                          Savings
-----------------------------------------------------------------------------------------------------------------------------------
Telecommunications       o  Integrates NEES's and EUA's       ->      -  Reduce 15% of EUA's network               -  1 position
                            telecommunications networks                  support positions
-----------------------------------------------------------------------------------------------------------------------------------
Facilities               o  Cost savings captured in the      ->      -  Cost savings captured in
                            closing of West Bridgewater; IS              Facilities section
                            is a portion
                         o  Integrate EUA's bill printing,    ->      -  Cost avoidance of outsourcing             -  $250K
                            stuffing, and mailing operations             bill printing, stuffing, and
                            into NEES' operations                        mailing (one additional resource
                                                                         required is already reflected in
                                                                         office services)
-----------------------------------------------------------------------------------------------------------------------------------

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Applications        o  Corporate, financial,
                       administrative systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1 M1
                                                                    data conversion
                    ---------------------------------------------------------------------------------------------------------------
                    o  Customer and related systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1M1
                                                                    data conversion
                       -  Outfit meter readers with      ->      -  55 devices @$10,000 each        -  $0.6M
                          ITRON devices                             (including device,
                                                                    training, programming,
                                                                    transfer of routing info)
                    ---------------------------------------------------------------------------------------------------------------
                    o  T&D systems:
                       -  System "combination" costs     ->      -  Cost for application and        -  $2.1M1
                                                                    data conversion
-----------------------------------------------------------------------------------------------------------------------------------

---------------

1    Prorated from base of $6.3M.

                                                           9

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Hardware/System     o  Data center/mainframe:
Software               -  Discontinuation of EUA         ->      -  Closing cost                    -$0.3M
                          data center
                       -  Increase NEES' processing      ->      -  Turn up 2 additional            -              -  $1.0M
                          power                                     CMOS enginees (cost of
                                                                    H/W & S/W)
                    ---------------------------------------------------------------------------------------------------------------
                    o  Midrange system:
                       -  Transfer midrange              ->      -  Turn up 2 additional            -              -  $0.2M
                          application to NEES                       nodes of IBM RS6000
                                                                    midrange system
                    ---------------------------------------------------------------------------------------------------------------
                    o  Servers/networks:
                       -  Network reconfiguration        ->      -                                 -              -
                    ---------------------------------------------------------------------------------------------------------------
                    o  PCs/workstations:
                       -  No costs incurred              ->      -  Freed-up PCs available to      -              -
                                                                    replace dumb terminals
-----------------------------------------------------------------------------------------------------------------------------------

                                                           10

Information systems and telecommunications                                                                             Confidential
-----------------------------------------------------------------------------------------------------------------------------------
Cost to achieve


-----------------------------------------------------------------------------------------------------------------------------------
Area                Potential Costs                              Cost Assumptions                   Initial Cost   Ongoing Cost
-----------------------------------------------------------------------------------------------------------------------------------
Telecommunications  o  Costs to integrate both companies'                                           -  $100K
                       networks

                    o  Customer service center switch:           -  Switch capacity sufficient      -  $250K
                       Cost to reconfigure EUA's tie-lines          to handle EUA's
                       and reprogram switch                         additional inbound calls
-----------------------------------------------------------------------------------------------------------------------------------
Facilities          o  Costs are captured in the closing of
                       West Bridgewater facility
-----------------------------------------------------------------------------------------------------------------------------------

Purchases
                                                                              35
                                                                               1


             12/19/98                            PRIVILEGED AND CONFIDENTIAL
     ADDITIONAL DUE DILIGENCE                    ATTORNEY-CLIENT COMMUNICATION
            REQUEST LIST                         ATTORNEY WORK PRODUCT


ADDRL #
     35   Annual materials and equipment purchases by commodity class
          a)   T&D related
          b)   Corporate and other

          See attached.

ADDRL
#35
                                                                              35
                                                                               2

N35 Annual materials and equipment purchases by commodity class, T&D

                          Issues from         M&S      Total T&D   Corp. &
                        Stock, Cap,&Exp.   Purchases               Other

Blackstone Valley           990,780         442,254    1,433,034   195,459
Eastern Edison            2,404,158         840,142    3,244,300   377,438
Newport Electric            604,470         187,815      792,285   101,099
                        --------------------------------------------------
                          3,999,408       1,470,211    5,469,619   673,996
                                                       =========   =======

                                  Meters                 998,000
                                  Transformers         2,249,000

                                                Inputs

EUA DISTRIBUTION COMPANIES & MONTAUP TRANSMISSION
1999 Capital Budget                                                   BVE         EECo       NECo     VEC

Blankets:

Priority  Priority  Req                                     1999      1999 Cumm    Distrib                          Transm
No        Code      No                Title             Expenditures Expenditures  OH Lines    UG    Substation    OH Lines

      1             1-99   New Business                     $4,484.0    $ 4,484.0   30,400   11,500         0           0

      2             2-99   Routine  Distribution Imps/Rets   2,445.0      6,929.0   20,900    2,060         0           0

      3             3-99   Meter Devices & Installations       998.0      7,927.0        0        0         0           0

      4             4-99   Line Transf Capacitors & Regs     2,249.0     10,176.0        0        0         0           0

      5             5-99   Distribution Substations            235.0     10,411.0       67        0     1,634           0

      6             6-99   Street & Area Lighting              786.9     11,197.9    5,960    1,090         0           0

      7             7-99   Building Imps/Rets                  108.1     11,306.0        0        0         0           0

      8             8-99   Transmission Lines & Subs           388.0     11,694.0      400        0         0       45000

      9             9-99   Damages and/or Failures             534.0     12,228.0    4,750    2,192         0           0

     10             10-99  Furniture, Tools, Lab & Comm        263.9     12,491.9        0        0         0           0
                           Equip

     11             12-99  Land & Land Rights                   90.0     12,581.9        0        0         0           0

     12             13-99  Misc. Production  Imps/Rets           0.0     12,581.9        0        0         0           0

     Blanket Subtotal                                      $12,581.9                62,477   16,842     1,634       4,500

Specifics:  General Projects

      1 HP.B               Fire Alarm Replacement              $35.0        $35.0        0        0         0           0

      2 HP.O               BVE Operations Roof                 120.0        155.0        0        0         0           0
                           Replacement

Specifics:  Substation
Projects

      1 HP.D               Dupont Sub Capacitor Bank          $102.0       $102.0        0      120       269           0
                           Addition

      2 MP.C        690    Swansea DFP Upgrades                 76.9        178.9        0        0       696           0

      3 MP.C               Scituate Substation Relay            44.0        222.9        0        0       192           0
                           Upgrades

      4 MP.C               Riverside Substation Rebuild      1,108.0      1,330.9        0      576     4,416           0

      5 MP.C               Mill St. Substation Relay            61.0      1,391.9        0        0       288           0
                           Upgrades

      6 MP.C               Jepson Sub Ground Gnd               143.0      1,534.9        0        0       864           0
                           Replacement

      7 MP.C        199    Jepson Sub Bus Thermal               65.5      1,600.4        0        0       290           0
                           Upgrade

      8 MP.C               Install 2nd Transformer at          222.0      1,822.4        0        0     1,728           0
                           Eldred

      9 MP.C        198    Gate II Overcurrent Relay            78.0      1,900.4        0        0       851           0
                           Upgrade

     10 LP.A               Repl Jepson Sub Breaker 3729         55.0      1,955.4        0        0       346           0

     11 LP.B               Repl Gate II Transformer             33.0      1,988.4        0        0       288           0
                           Bushings

     Substation Subtotal                                    $1,988.4                     0      696    10,228           0

Specifics:  Transmission Projects

      1 HP.                EMI/Tiverton Power Plant         $1,070.0     $1,070.0        0        0         0       6,400

      2 HP.                EMI/Tiverton Power Plant            260.0      1,330.0        0        0      1800           0

      3 HP.         839    EMI/Tiverton Power Plant          1,950.0      3,305.0        0        0

      4 HP.         837    EMI/Dignton Interconnection         220.0      3,525.0        0        0
      5 HP.                ANP Power Plant                   1,135.0      4,660.0        0        0     3,200         440
      6 HP.D        238    Sherman Rd Sub Foundations           40.0      4,700.0        0        0         2           0
      7 HP.D               Belmont Replace Switch S1-1          29.0      4,729.0        0        0         0         307
      8 MP.C               Washington Substation Doub        2,100.0      6,829.0        0      180     3,643       4,151
                           End
     Transmission Subtotal                                  $6,829.0                     0      180     8,893      18,998
Specifics: Distribution
Projects
      1 HP.A               Gate II Feeder Addition             $86.0        $86.0      220      170       220           0
      2 HP.C        692    Marvel St. Swansea Road Imps         18.9        104.9       75        0                     0
                                                                                                            0
      3 HP.C        283    Main St. Easton - Road               74.8        179.7      302      128         0           0
                           Widening
      4 HP.C        691    Bank St. Swansea Road Imps.          86.1        265.8      180        0         0           0
                           Phase II
      5 HP.C               1999 Street Light Conversion        385.0        650.8    1,200      800         0           0
                           Program
      6 HP.C               1999 St. Light Conversion,           57.0        707.8      300        0         0           0
                           Portsmouth
      7 HP.D               Washington Substation Feeder        220.0        927.8      550      150         0           0
                           Addition
      8 HP.D        196    Reliability Imps. Back yard          22.0        949.8      100        0         0           0
                           Construction
      9 HP.D        293    North Main St. Rebuild               42.5        992.3        0        0         0           0
     10 HP.D        R270   Main St. Rebuild, Brockton           46.8      1,039.1        0        0         0           0
     11 HP.D        197    Conversion - Senes St. Light         60.0      1,099.1      250      420         0           0
                           Circuits
     12 HP.D               Condenmed Pole Replacement          580.0      1,679.1    7,600        0         0           0
                           - 1999
     13 HP.D               Condemned Pole Replacement          220.0      1,899.1    2,850        0         0           0
                           - 1999
     14 MP.C        278    Storm Proofing                      618.4      7,447.4    5,719        0         0           0
     15 MP.C               Modern Furniture Vault              147.0      7,594.4        0    1,200         0           0
     16 MP.C               Distribution Automation             325.0      7,919.4      700        0       640           0
     17 MP.C               Distribution Automation             650.0      8,569.4    1,400        0     1,280           0
     18 MP.C        269    Condemned Poles Easton              166.1      8,735.5    1,789        0         0           0
     19 MP.C        R274   Belmont St  Rebuild, Brockton       199.1      8,934.6      558      200         0           0
     20 MP.C        261    #6 CU Replacement-Scituate          232.0      9,166.6    2,167        0         0           0
     21 MP.C        262    #6 CU Replacement-Brockton          432.0      9,598.6    3,728        0         0           0
     22 LP.A        181    Install Neutral Wire,                51.0      9,649.6      450        0         0           0
                           Portsmouth
     23 LP.A        679    Cable Removal-Fall River             46.0      9,695.6        0    4,380         0           0
     24 LP.A        675    23kV Cable Removal-Fall              32.3      9,727.9        0    4,000         0           0
                           River
     25 LP.B        178    Remove 23kV Cable                    13.5      9,741.4        0      270         0           0
     Distribution Subtotal                                  $4,811.5                30,138   11,718     2,140           0
                           Total dollars/Manhours          $26,365.8                92,615   29,436    22,895      23,498
                           Budgeted
                           Total Available Manhours                                 78,235   19,673    21,206       4,121
                           Surplus/Deficit Manhours                                (14,380)  (9,763)   (1,689)     19,377

                           EUASC MH Requirements                                         0        0         0           0

                           Surplus (Deficit) Manhours                              (14,380)  (9,763)   (1,689)     19,377
                           including EUASC

     *    Note There is an estimated contribution of $128,000 from EMI on this project

     **   Note There are 250 Electrical Maintenance manhours associated with this job

     ***  Note There are 3,500 Electrical Maintenance manhours associated with this job

Inventory
                                                                              55
                                                                               1

DDRL (12/17/98)

55.  Details of how materials are stocked, ordered and distributed including:

     -    value of T&D inventory
     -    degree of centralization
     -    quantities of materials in field locations
     -    use of vendors to provide materials in emergencies


     Value of T&D inventory / Quantities of materials stored in field locations

                                            Inventory Value
                                               6/30/98

                    Lincoln                   $906,287
                    Brockton                  $941,766
                    Hanover                   $244,522
                    Fall River                $725,489
                    Newport                   $776,757
                                              --------

                    System Total              $3,594,821

                                                                           Input
Degree of centralization

This is answered in ADDRL (12/19/98) #39.

Use of vendors to provide materials in emergencies

In addition to maintaining a safety stock, we make an assessment of our critical material needs prior to a forecasted storm and contact vendors for immediate re-supply where appropriate. Our vendors have been responsive in the past and we have not experienced a shortage of critical materials in any storm or other emergency in at least the last ten years. EUA does not have alliances with any vendors to maintain inventory on our behalf.

Inventory                                                                    39R
                                                                               1


ADDRL (12/19/98)

39. High-level overview of central stores, e.g. value of inventory, annual receipts and issues, square footage, expandability.

     EUA operates on a "main stocking" philosophy. A number of stock items are stocked at one of the retail company stockrooms in quantity sufficient to provide for the needs of the other retail locations. The daily courier or scheduled trips by the stockroom stake-body vehicle are used to deliver this material where needed. We are presently studying a central warehouse concept.

     The year-to-date monthly average inventory value as of 6/30/98 (excluding Somerset plant) is $3,552,719.

     The year-to-date receipts as of 6/30/98 annualized are $4,391,220.

     The year-to-date issues as of 6/30/98 annualized are $4,613,724.

     The Inventory Turns Ratio as of 6/30/98 is 1.30.

     Inventory Turns Ratio is defined as Total Inventory Issues for the last 12 months divided by the 12 month rolling average Inventory level. All items in inventory are included. This includes safety stock, scrap, emergency spares and obsolete items. Inventory at Somerset Station excluded.

     The Carrying Cost for inventory is approximately 53% as of 10/31/98.

     Carrying Cost (or Stores Clearing Rate) is defined as the 12 month rolling average of the sum of storeroom expenses, storeroom overheads, related EUASC expenses, inventory over/short, lobby stock, storeroom electric use, misc. journal entries applied to all stock items issued by the storeroom.

     We maintain stockrooms at all operating centers. The square footage is not readily available. The Lincoln and Newport stockrooms provide for some level of expandability.

ADDRL (12/19/98)

                                                                              39
                                                                               1

39. High-level overview of central stores, e.g. value of inventory, annual receipts and issues, square footage, expandability.

     EUA operates on a "main stocking" philosophy. A number of stock items are stocked at one of the retail company stockrooms in quantity sufficient to provide for the needs of the other retail locations. The daily courier or scheduled trips by the stockroom stake-body vehicle are used to deliver this material where needed. We are presently studying a central warehouse concept.

     Total value of inventory (excluding Somerset plant) is $3,600,000.

     Annual receipts are $730,000.

     Annual issues are $760,000.

     Inventory Turns Ratio (no exclusions) as of 10/31/98 is 1.30.

     We maintain stockrooms at all operating centers. The square footage is not readily available. The Lincoln and Newport stockrooms provide for some level of expandability.

DDRL (12/17/98)
                                                                              56
                                                                               1


56.  Details of how the Company manages distribution transformer inventory.

     Transformers are pre-capitalized. The inventory level of transformers is managed by the Materials Management Department. Similar to regular inventory items, minimums and maximums are established for the most frequently used distribution transformers. All purchases are coordinated by Materials Management. Engineering provides input on planned requirements. A goal of 4% in-stock to in-service units has been established for Materials Management. Transformer refurbishing is performed by an outside firm. Refurbishing and junking are coordinated by Materials Management.

DDRL (12/17/98)
                                                                              58
                                                                               1

58. List of the ten largest contracts the Company and its utility subsidiaries have with suppliers of O&M related equipment and services.

Contract Services

                              DESCRIPTION                     1998
VENDOR NAME                   OF SERVICE                    PROJECTED   INPUTS

Asplundh Tree Expert Co.      Vegetation Control            $936,240    $000
Barnes Tree Service           Vegetation Control             540,220
R.A. Gill Tree Service        Vegetation Control             319,604
Northern Tree Service         Vegetation Control             418,796    2,383
New England Tree              Vegetation Control              99,253
Vegetation, Inc.              Vegetation Control              69,150
Collins Crane                 Rigging                          1,325
Clean Harbors                 Environmental                   60,973
Environ. Protect. Serv.       Transformer Refurbishin         75,833    198
QSC                           Tower Painting                  60,000

ADDRL #38
N38                                                                          38
                           BLACKSTONE VALLEY ELECTRIC                         2
                              PROFESSIONAL SERVICES

VENDOR NAME                     DESCRIPTION OF SERVICE                 1997

Asplundh                          Tree Trimming                      56,222
Barnes Tree Services              Tree Trimming                     140,399
Blackstone Valley Security        Security Services                       0
Clean Harbor                      Environmental                      19,603
Coopers & Lybrand                 Accounting                         34,145
Credit Bureau                     Collection Fees                    20,959
Dickstein, Shapiro & Moris        Legal
Financial Collection              Collection Fees                     1,149
Isaacson, Rosenbaum               Legal                             743,588
McDermott, Will & Emery           Legal                              32,576
Northern Tree Service             Tree Trimming                     491,290
Ocean State Janitorial            Cleaning                           40,408
Osmose Wood Press                 Pole Treatment/Inspection             448
Stanley Bleeker, Esq.             Legal                                   0
Tillinghast, Collins & Graham     Legal                               1,911
(A)  Colflax Packing              Conservation                        1,214
(A)  Delta Electric Motor         Conservation                          639
(A)  RISE                         Conservation                        7,690
(A)  Slater Dye Works             Conservation                       17,313
                                                                    -------
                                                                  1,609,534
                                                                  =========

(A) These vendors participated in Eastern Edison's conservation, load, management programs. management programs.

NOTE: The source for this information was based on o&m codes 9, 10, 11 & 16.


                       Prepared by Michelle Uzzo 12/22/98

                            EASTERN EDISON COMPANY 38
                             PROFESSIONAL SERVICES 3

         VENDOR NAME                         DESCRIPTION OF SERVICE               1997

         American Staffing Assoc.            Employment                         118,240
         Asplundh                            Tree Trimming                      919,253
         Barnes Tree Service                 Tree Trimming                      140,782
         Clean Harbors                       Environmental
         Coopers and Lybrand                 Accounting                          62,883
         Duff & Phelps                       Consulting                          40,000
         Environmental Protection Service    Maintenance                         44,555
         First Financial Resources           Collection Fees                     33,933
         First Security Services             Security
         Hanson Police Dept.                 Police Detail                       31,478
         J. D. Payroll Services              Temp Services
         MASS Save                           Consulting                         342,286
         McDermott,Will & Emery              Legal                            1,209,449
         Misc. Contract Services*                                             1,605,966
         Misc. Engineering*                                                      38,605
         Misc. Legal*                                                            12,155
         Miscellaneous*                                                         314,463
         Osmose Wood Press                   Pole Treatment/Inspection
         Pembroke Police Dept.               Police Detail
         R.A. Gill Tree Service              Tree Trimming                      227,341
         R.E. Tilgren                        Tree Trimming                       46,695
         Read, Adami, Kaiser                 Legal                               72,599
         Rockland Police Dept                Police Detail                       26,218
         Service Master                      Maintenance                         29,796
         State Street Bank & Trust           Trustee/Administrative Fee
         Suburban Contract                   Cleaning
         Town of Bridgewater                 Police Detail
         Town of Easton                      Police Detail                       56,526
         Town of Norwell                     Police Detail                       42,745
         Town of Scituate                    Police Detail
         Town of Stoughton                   Police Detail

(A)      Conservation Services Group         Conservation                      361,903
(A)      Demand Mgmt                         Conservation
(A)      Energie Innovation Inc.             Conservation                        84,095
(A)      Energy Conservation                 Conservation                       123,124
(A)      Energy Federation                   Conservation                       306,904
(A)      Fall Realty & Harris Energy         Conservation                        38,353
(A)      Fleet Bank                          Conservation                        28,182
(A)      Harris Energy Systems               Conservation                       489,801
(A)      J&R Industrial Wiring               Conservation                       206,124
(A)      Main Street Textiles                Conservation                       133,990
(A)      MUPAC Corp & Harris Energy          Conservation                        26,114
(A)      National Resource Mgmt.             Conservation                       375,923
(A)      Relocation Resources, Inc.          Conservation                        61,985
(A)      Shaws Supermarkets Inc.             Conservation                       168,265
(A)      Star Market & Harris Energy         Conservation                        31,080
(A)      Stop & Shop Supermarket Co.         Conservation                        49,799
(A)      Ware Rite & Harris Energy           Conservation                        32,759
(A)      Whaling Mfg. Co., Inc.              Conservation                        29,235
                                                                                -------
                                                                              7,963,604
                                                                              =========

* Aggregate amounts to any one entity less than $25,000 have been accumulated in this description.

(A) These vendors participated in Eastern Edison's conservation, load, management programs. management programs.

     Note: The source for this information was based on O&M codes 9, 10, 11 &
     16.

                          NEWPORT ELECTRIC CORPORATION                       38
                              PROFESSIONAL SERVICES                           4

VENDOR NAME                        DESCRIPTION OF SERVICE                  1997

Barnes Tree Services               Tree Trimming                        187,206
Clean Harbor                       Environmental                         11,989
Coopers & Lybrand                  Accounting                            30,982
Credit Info                        Collection Fees                       12,118
McDermott, Will & Emery            Legal                                 16,803
Morgan, Brown & Joy                Legal                                    340
RISE                               Conservation                         141,057
Tillinghast, Collins & Graham      Legal                                 45,587
                                                                         ------
                                                                        446,062
                                                                        =======




NOTE: The source for this information was based on o&m codes 9, 10, 11 & 19.

                                EUA Service Corp.                          38
                              PROFESSIONAL SERVICES                         5
                                 (Account # 923)


     VENDOR NAME                    DESCRIPTION OF SERVICE                                  1997

McDermott, Will & Emery                     Legal                                       359,773
First Security Services                     Security                                    124,975
Contract Cleaning Collaborative             Cleaning
Eastern Edison Company                      Arborist/Technical Trainers                 351,846
Salomon Brothers Inc.                       Investment Services                         107,956
Media Concepts                              Printing Services                           114,897
Norfolk Date                                Data Processing Time Cards
Cambridge Reports, Inc.                     Customer Services                             70,560
J. Flanagan & Co.                           Legislative Activity                          48,000
DRI McGraw-Hill
Newport Electric Corp.                      Arborist/Technical Trainers
Twenty First Century
AUC Management Consultants                  Consulting
Misc Legal *                                                                              82,677
Misc Accounting                                                                           68,988
Misc EDP *                                                                                41,871
Misc Building & Maintenance                                                              182,203
Other *                                                                                  421,494
Misc Engineering                                                                             788
                                                                                             ---
                                                                                       1,956,038

*   Payments made to payee is less than $100,000

Amounts in Bold print are estimates based on the average of 1996 & 1997.

Prepared by Michelle Uzzo  12/22108 o:\profsvs

VEHICLES
                                                                            56
DDRL (12/17/98)                                                              1

54.  Details of vehicles including:
     - types and numbers of vehicles
     - age of vehicles
     - maintenance programs and replacement criteria
     - fuel management programs
     - criteria for assigning vehicles to non-physical workers


                                                                  12/15/98
TYPE OF FLEET VEHICLE                                                COUNT

BUCKET TRUCK, MATERIAL HANDLER                                        51
BUCKET TRUCK, LIGHT-DUTY                                              15
DIGGER -DERRICK TRUCK                                                  8
VAN, LARGE STEP TYPE                                                  25
VAN, SMALL                                                            68
DUMPTRUCK                                                              8
STAKE-BODY TRUCK                                                       2
EFFER CRANE TRUCK                                                      3
PICKUP TRUCK                                                         110
SEDAN                                                                 52
TRAILER                                                               62
MOBILE SUBSTATION, XFMR OR REGUL.                                      6
TRACTOR                                                                5
FORKLIFT                                                              11
TRACK VEHICLE                                                          1
CRANE TRUCK                                                            2
TANKER TRUCK                                                           1
SPECIAL EQUIPMENT*                                                    24

TOTAL                                                                454

* Includes powered reel trailers, puller-tensioners, woodchippers, generator trailer, cement mixer, tank trailer, test equipment trailers, waterpump trailer, compressors.

AVERAGE AGE OF VEHICLES                                             MONTHS

All Vehicles (excl. trailers, spec. equip.)                             93
All Units                                                              120

DDRL (12/17/98)                                                              54
                                                                              2
54.  Cont'd

MAINTENANCE PROGRAMS AND REPLACEMENT CRITERIA

EUA adheres to a preventative maintenance program based on manufacturers' recommendations, generally accepted automotive industry practices and experience related specifically to a particular vehicle or class of vehicles. A computerized maintenance management system (FleetTracker) is used to track vehicle usage in terms of miles and/or hours and scheduled maintenance periods to determine when "A", "B" or "C" level maintenance procedures are due.

The replacement of a vehicle is considered based on the following criteria:

     Aerial devices are considered for replacement based on age and condition of the boom and chassis (particularly with respect to fiberglass strength and metal fatigue). These vehicles are usually replaced at the 12-14 year point.

     Other large vehicles (e.g. step vans, stakebody trucks, etc.) are considered for replacement based on condition of chassis and body. These vehicles are usually replaced at the 12-14 year point.

     Small vehicles (e.g. panel vans, pickups, etc.) are considered for replacement based on condition of body and engine maintenance needs and are typically replaced at a point above 130,000 miles.

FUEL MANAGEMENT PROGRAMS

     PetroVend fuel management systems and VeederRoot leak detection systems are installed at all EUA gasoline fueling stations.

DDRL (12/17/98)                                                              54
                                                                              3

54.  Cont'd

CRITERIA FOR ASSIGNING VEHICLES TO NON-PHYSICAL WORKERS

Vehicles with two-way radios and cellular phones are assigned on a 24-hour basis to firstline supervisors who are in the field most of the workday, who must be visible to customers and within the communities, and who have on-call and emergency responsibilities.

Vehicles with two-way radios and cellular phones are assigned on a 24-hour basis to certain management personnel in Operations due to their emergency responsibilities.

Vehicles are provided to certain executives as part of their compensation package.

Other non-physical workers, such as engineers and distribution service coordinators, have access to company vehicles during the workday.

NEES Supply Chain                                              in $000

Overall Purchases
1997 T&D purchase order spending                               217,528
incl supplies, materials, services

1998 estimate                                                  211,979


1997 po and non-po spending
Cable                                                           16,047
Transformers                                                    13,908
Wood poles                                                       3,288
Meters and accessories (po only)                                 3,585



Contractor Services
1997 veg. mgt                                                   17,609

Inventory
8/98 RBU inventory                                              14,211
9/98 distribution transformers                                  14,123
12/97 meters                                                     2,762


Vehicles
Passenger 35
Trucks 1504 (incl. 318 aerial)

                                                                                       Exhibit DJH-2
                                                                                       Facilities


FACILITIES
in $000

Prelim DDRL #33

                                BOSTON       W. BRIDGEWATER
Miscellaneous                                           413    Note: WB excludes internal labor
M&S, Stores                                             170    of $1.1 million
Outside Svcs                                            111
IS                                                        9
Rents                                346                 34
Contract Services                      6                467
Overheads                             31
Sub-total                            383              1,204          1,587
Ownership cost for WB                                                2,470
(levelized)
Total                                                                4,057
Escalate to 2000                                                      1.03

---------------------------------------------------------------------------
Total savings in 2000                                                4,179
---------------------------------------------------------------------------




BOSTON lease exp 1999; assume no change in cost per sq ft

WEST BRIDGEWATER                                               WESTBOROUGH  room for 300-350
Levelized cost                     2,470                                    additional people
                                                                            60,000 sq. ft.
structures and improvements       18,860
life                             40 year
carrying cost                     10.50%                       Annual Westborough cost incl.lease ($3.6)
property tax                       2.50%                       $5 million

PDDRL 12/17/98

33. List of all facilities owned or leased, including the following:
(a) Address:
(b) Occupied space in square feet; space available for expansion;
(c) Description of the lease, including monthly cost, terms, and a description of assignability or change of control provisions;
(d) Number of employees using the facility, including detail as to department/function.
(e) If owned, estimate of the current market value;
(f) Whether or not the facility is known to have experienced any instances of oil or hazardous material releases which would subject the facility to response actions under the Massachusetts or Rhode Island waste site cleanup regulations. If such releases have occurred, provide a summary of the status of the remedial response, any future costs expected to be incurred in addressing the release(s)and the duration of the response action(s).

(g) Provide a statement of the presence and condition of asbestos, lead or other hazardous substances that may be present in the facility and, if present, the plan and costs for maintaining or removing the substances

                                                            Note 1              Note 3
Company                                           (a)         (b)      (c)       (d)        (e)          (f)        (g)
===========================================================================================================================
Eastern Edison             161 Mulberry St.                 $23,000   N/A        102        $750,000     None      None
                           Brockton Mass
                           82 Hartwell St                   $20,250   N/A         67        $550,000     None      None
                           60 Hartwell St.                  $18,500                         $250,000               Note 5
                           River St.                        $11,200                         $215,000               Note 6
                           Fall River Mass
                           10 Phillips Lane                 $14,400   N/A         21      $1,500,000     None      None
                           Hanover Mass
Blackstone Valley          642 Washington Highway           $60,000   N/A         94      $2,000,000     Note      None
Electric                   Lincoln, Rhode Island                                                         4
Newport Electric           12 Turner Road         Note 7    $35,000   N/A         49      $1,500,000     None      None
                           Middletown, Rhode Island
EUA Service                EUA Corporate Offices            $12,800   Note 2      20         N/A         None      None
Corporation                One Liberty Square
                           Boston, Mass
                           EUA System Operating            $133,000   N/A        542      $20,000,000    None      None
                           Center
                           750 West Center Street
                           West Bridgewater Mass

                           Note 1:  Available for expansion: Lincoln 12000 sq. Ft., Fall River 8500 sq. ft.
                           Note 2:  Boston Office lease and overheads are $382,450 and expires 1999
                           Note 3:  Detail of employees by company, department/function is attached.
                           Note 4:  See second page attachment
                           Note 5:  Lead Paint
                           Note 6:  Asbestos in boiler room
                           Note 7:  Leased space to Bank of Newport - $140,000 annual net income.

PDRL OF 12/17/98
continued

33.  List of all facilities, owned or leased, indicating the following:
     a)   address;
     b)   occupied space in square feet; space available for expansion;
     c) description of the lease, including monthly cost, terms, and a description of assighnability or change of control provisions;
     d) number of employees using the facility; including detail as to department/function;
     e)   if owned, estimate of current market value;
     f) whether or not the facility is known to have experienced any instances of oil or hazardous material releases which would subject the facility to response actions under the Massachusetts or Rhode Island waste site cleanup regulations. If such releases have occurred, provide a summary of the status of the remedial response, any future costs expected to be incurred in addressing the release(s) and the duration of the response actions(s)
     g) provide a statement of the presence and condition of asbestos, lead or other hazardous substances that may be present in the facility and, if present, the plan and costs for maintaining or removing the substances.




Note 4: Blackstone Valley Electric experienced a release of gasoline in 1989 from an underground storage tank at its Lincoln Operations facility. The release was detected during an annual tightness testing, and was estimated at approximately 100 gallons. Soil and groundwater were impacted. A removal action was performed in 1989, and a groundwater treatment system has been in operation since that time. The zone of contamination has been reduced to a small area and levels of contamination greatly reduced. BVE expects to resolve this matter in 1999 and complete this response action with little additional expense. The costs to complete are not expected to be material.

PDDRL 12/17/98
                                                              Facility Expense
                           33d cont.


                    Company        EUA Service Corporation                 Eastern Edison      Blackstone Valley        Newport

Location                            Boston   W. Bridgewater      Brockton  Fall River          Lincoln                  Middletown

Miscellaneous                                       413,400
Payroll                                           1,051,400        90,900      94,300           92,200                      84,800
Employee Expense                                     10,800           500         500              500                         500
Education & Training                                  5,300           500         500              500                         500
Materials & Supplies                                151,500        19,000      44,500           23,600                      12,000
Stores                                               18,800        10,000       8,900           11,000                       9,000
Outside Services                                    111,000
Information Systems - Hardware                        9,400
Rents                              345,600           33,500        25,500         500           26,400                       8,500
Contract Services                    5,850          467,400       104,500      69,900          128,600                      59,100
Office Overheads                    31,000                         33,000      22,000           90,000                      28,000

                        Totals    $382,450       $2,272,500      $283,900    $241,100         $372,800                    $202,400


                  System Total $3,755,150

                           33d


                                                                      Meter    OH                                     Property
Company                       Address                       Union     Reading  Lines  Trouble  Meter  Garage  Stores  Maint.

Eastern Edison                161 Mulberry St.              None      X        X      X        X      X       X       X
                              Brockton Mass.

                              82 Hartwell St.               IBEW      X        X      X        X      X       X       X
                              Fall River Mass.

                              10 Phillips Lane              None               X      X                       X
                              Hanover Mass.

Blackstone Valley             642 Washington Highway        None      X        X      X        X      X       X       X
Electric                      Lincoln, Rhode Island

Newport Electric              12 Turner Road                BUW       X        X      X        X      X       X       X
                              Middletown, Rhode Island

                           33d

                                                                      UG     Substation  Radio &    System      Consumer
Company                       Address                       Union     Lines  Maint.      Microwave  Operations  Service

Eastern Edison                161 Mulberry St.              None       X      X          X
                              Brockton Mass.

                              82 Hartwell St.               IBEW       X      X
                              Fall River Mass.

                              10 Phillips Lane              None
                              Havoner Mass.

Blackstone Valley             642 Washington Highway        None       X      X                     X           X
Electric                      Lincoln, Rhode Island

Newport Electric              12 Turner Road                BUW        X      X                                 X
                              Middletown, Rhode Island

PDDRL 12/17/98
                           33d cont.

Company                       Address                       Union                              Function Performed
==================================================================================================================================
EUA Service Corporation       EUA Corporate Offices         None                Corporate Executive Offices
                              One Liberty Square                                Treasury
                              Boston Mass.

                              EUA System Operating Center   None                Executive - Admin. & Support
                              750 West Center Street                            Facilities Management
                              West Bridgewater Mass.                            Internal Audit
                                                                                Consumer Services
                                                                                Marketing
                                                                                Information Services
                                                                                Human Resources
                                                                                Corporate Communications
                                                                                Corporate Benefits
                                                                                Risk Management
                                                                                Office Services
                                                                                Safety
                                                                                Transmission Services
                                                                                Load Forecasting
                                                                                Power Supply
                                                                                Special Projects
                                                                                Purchasing
                                                                                Material Management
                                                                                Rates
                                                                                Accounting
                                                                                Customer Service
                                                                                Security
                                                                                Real Estate
                                                                                Engineering
                                                                                Transmission and
                                                                                Distribution

                              Somerset Station              None                Transmission Crews
                              1606 Riverside Avenue
                              Somerset Mass.

(ALL FROM U13-60)                        ACC DEPN
                                   12/31/97        @ 12/31/97             NET
          WB BUILDING              18142620           4015211        14127409

          LAND & LAND RIGHTS         717080                 0          717080

                                   18859700           4015211        14844489

          DEPRECIATION              452158

          YEARS                         40

                                      COST        % OF TOTAL           TAX(B)

C EUASC   COMMON EQUITY            2895346     11.00%     19.50%           0.

  EUASC   LTD                      6800000     10.20%     45.81%

                                   9695346

  A       SHORT TERM               5149143      6.50%     34.69%

                                  14844489               100.00%



A -      ASSUMED REMAINING BALANCE FINANCED BY EUA SHORT TERM BORROWINGS
B -      COMBINED TAX RATES (FED AND STATE) OF 40%
C -      USED RETURN ON COMMON EQUITY OF RETAILS

REVENUE REQUIREMENTS

DEPRECIATION (% OF UNDEPRECIATED)        3.05%

CARRYING COSTS                          10.50%

COUNTY TAXES                             2.50%

         TOTAL                          16.05%

                                                                   Exhibit DJH-2
















                               Administrative and
                                 General Savings

















      --------------------------------------------------------------------
                          Mercer Management Consulting

A&G Overheads
in $000

This savings component reflects miscellaneous overheads, such as office supplies and personal computers; but excludes facilities and benefits related overheads


                                           EE            BVE         NE                Total
FERC Acct #921                                        730         394               201          1,325
Office supplies and expenses

employees                                                                                          881
per employee (000)                                                                                 1.5
(higher for service co only)

EUA PC costs configured prices of 1.9-3.4 per unit (in 000)
Annualized cost for pc, cell phones, and pagers                                     640

Savings per employee                                    3
reduced in $000 in 2000


Savings in 2000                                       486
162 reductions x 3


Savings in 2001                                       690
225 cumulative red. X 3 x I.022

Savings in 2002                                       733
234 cumulative red. X 3 x 1.044

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT

48 Summary of other miscellaneous A&G overheads.

         See attached.

Summary - Other Miscellaneous and A&G


Company                                                                             1997
-------                                                                             ----
Blackstone Valley Electric Company                                           $344,714.00
Eastern Edison Company                                                       $632,170.00
Newport Electric Corporation                                                 $238,947.00
Total                                                                      $1,215,831.00
                                                                           =============


Blackstone Valley Electric Company
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                   $49,591.00
Other Experimental & General Research                                            $339.00
Publishing and Distribution Information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $37,084.00
EUA Service Corporation General and Administrative                           $161,923.00
R.I. Industrial Revenue Bonds Fee                                              $8,125.00
Employee Training and Seminars                                                $85,298.00
Citicorp Remarketing - R.I. Industrial Bonds                                  $22,344.00
Miscellaneous                                                                     $10.00
                                                                           -------------
                  Total                                                      $344,714.00
                                                                           =============
Eastern Edison Company
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                  $103,047.00
Other Experimental & General Research                                            $701.00
Publishing and Distribution information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $68,824.00
EUA Service Corporation General and Administrative                           $314,908.00
Employee Training and Seminars                                               $138,456.00
Service Anniversary Expense                                                    $4,864.00
Miscellaneous                                                                  $1,370.00
                                                                           -------------
                  Total                                                      $632,170.00
                                                                           =============
Newport Electric Corporation
Description                                                                         1997
-----------                                                                         ----
Industrial Association Dues                                                   $24,190.00
Other Experimental & General Research                                            $131.00
Publishing and Distribution Information and reports
as well as other expenses of servicing Outstanding
Securities of Respondent.                                                     $18,200.00
EUA Service Corporation General and Administrative                            $85,579.00
Employee Training and Seminars                                                $41,155.00
Settlement Agreement                                                          $58,481.00
Remarketing Expenses                                                          $10,146.00
Miscellaneous                                                                  $1,085.00
                                                                           -------------
                  Total                                                      $236,447.00
                                                                           =============

GP6-350                                                              Page 1 of 2

For the Enthusiast                                        Customize It & Buy It!

                                     GP6-350

============================================================
Processor: Intel 350MHz Pentium II Processor w/
512K Cache
Memory: 64MB 100MHz SDRAM expandable to
256MB
Monitor: EV700 l7inch color monitor (15.9inch
viewable area)
Graphics Accelerator: Integrated nVidia 8MB
AGP Graphics Accelerator
Hard Drive: 10GB Ultra ATA hard drive added:
US$60
Floppy Drive: 3.5inch 1.44MB diskette drive
(IOMEGA Internal ZIP Drive Deleted) subtracted:
US$50
CD-ROM: 13X min./32X max. CD-ROM drive
Multimedia Package: Boston Acoustics BA635
Speakers added: US$30
Sound System: Integrated Sound Blaster AudioPCI
64D
Case: Mid Tower Case
Network Adapter: 3COM PCI 10/100 twisted pair
Ethernet
Keyboard: 104+ Keyboard
Mouse: MS IntelliMouse Mouse; Gateway mouse
pad
Additional Software: McAfee Anti Virus Software
Application Software: MS Office 97, Small
Business Edition, on CD w/Bookshelf
Operating System: Microsoft Windows 98
Service Program: Gateway Gold Service for PCs
(1 yr. Onsite)
Tape Backup Unit: TR5 IDE TBU and tape added:
US$249
============================================================
Base Price: US $1599
Configured Price: US $1888
Quantity: 1
Total Price: US $1888
============================================================

============================================================

Many Gateway products are custom engineered to Gateway specifications, which may vary from the retail versions of the software and/or hardware in functionality, performance or compatibility.
Prices and configurations are subject to change without notice or obligation. The price above does not include shipping and handling or any applicable taxes. After your system has been built (lead times vary), it may be shipped via second-day shipping in the continental
U.S.
Second-day shipping within the continental U.S. is US$95 for desktops and US$25 for portables.
Five-day shipping for Destination (R) Digital
Media Computers is US$149. All prices quoted are in U.S. dollars.

          o I would like to order this system via
          the World Wide Web.
          Clicking "Continue" below takes you to
          our secure server. Gateway uses Secure
          Sockets Layer (SSL) encryption to assure that all information entered on the next screen --including your credit card number -- can only be understood by us.
          After thousands of online transactions
          worth millions of dollars, no Gateway
          client has ever reported misappropriation of a credit card number protected by SSL technology. Check our article on how SSL works and why we think it's extremely safe to learn more.

         o Please have a sales representative
contact me about this system or other Gateway products.

         Copyright (C) 1997, 1998 Gateway 2000 Inc.
All rights reserved.
Please see our ______________________. Please
send feedback to ___________________________.

GP6-450                                                              Page 1 of 2


For the Enthusiast                                        Customize It & Buy It!

                      GP6-450

============================================================
Processor: Intel 450MHz Pentium II Processor w/
512K Cache
Memory: 128MB 100Mhz SDRAM expandable to
384
Monitor: VX900T 19inch color monitor (18.0 inch viewable area) added: US$60
Graphics Accelerator: 16MB AGP Graphics
Accelerator
Hard Drive: 16.8GB 5400RPM Ultra ATA hard drive
Floppy Drive: 3.5inch 1.44MB diskette drive &
SuperDisk LS-120 w/5 Disks added:US$60
CD-ROM: 13X min./32X max. CD-ROM drive
Multimedia Package: Boston Acoustics BA635
Speakers added: US$30
Sound System: Integrated Sound Blaster AudioPCI
64D
Fax/Modem: TelePath(R) 56K Modem added:
US$129
Case: Tower added: US$50
Network Adapter: 3COM PCI 10/100 twisted pair
Ethernet
Keyboard: 104+ Keyboard
Mouse: MS IntelliMouse Mouse; Gateway mouse pad
Additional Software: McAfee Anti Virus Software
Application Software: MS Office 97, Professional
Edition, on CD added: US$199
Operating System: Microsoft Windows 98
Service Program: Gateway Gold Service for PCs
(lyr. Onsite)
Tape Backup Unit: TR5 IDE TBU and tape added:
US$249

============================================================

Base Price: US $2599
Configured Price: US $3376
Quantity: 1
Total Price: US $3376
============================================================

Many Gateway products are custom engineered to Gateway specifications, which may vary from the retail versions of the software and/or hardware in functionality, performance or compatibility.
Prices and configurations are subject to change without notice or obligation. The price above does not include shipping and handling or any applicable taxes. After your system has been built (lead times vary), it may be shipped via second-day shipping in the continental
U.S.
Second-day shipping within the continental U.S. is US$95 for desktops and US$25 for portables.
Five-day shipping for Destination (R) Digital
Media Computers is US$149. All prices quoted are in U.S. dollars.

          o I would like to order this system via
          the World Wide Web.
          Clicking "Continue" below takes you to
          our secure server. Gateway uses Secure
          Sockets Layer (SSL) encryption to assure that all information entered on the next screen --including your credit card number -- can only be understood by us.
          After thousands of online transactions
          worth millions of dollars, no Gateway
          client has ever reported misappropriation of a credit card number protected by SSL technology. Check our article on how SSL works and why we think it's extremely safe to learn more.

         o Please have a sales representative
contact me about this system or other Gateway products.

         Copyright (C) 1997, 1998 Gateway 2000 Inc.
All rights reserved.

Please see our ______________________. Please send
feedback to ___________________________.

Privileged and Confidential



ADDRL #34


34. Estimate of "personal tools" costs per employee, e.g. PC, pager, cellular phone. (This information is needed to estimate merger savings.).


     1. Workstation replacement program ended in 1997. There are about 50 workstations currently in use. They will be phased out through attrition.

     2. Replacement of PCs is a department head decision. Expected replacements are identified in the O&M budget. A PC Replacement form is used as a control document.

     3. New PCs are identified in the O&M budget (unless they are related to a capital project). A PC Acquisition form is used as a control document.

     4. Average replacement costs and base-line specifications for the two classes of recommended PCs is attached - #1.

     5.   Divisional breakdown of PCs is attached - #2.

     6. Average life expectance for a PC is three years. However, older useful PCs are recirculated to low-end users identified by department heads.

     7. Department heads on an as needed basis distributes pagers and cell phones.

     8. Company annualized cost for PC's - $450,000; pagers and cell phones - $90,000.

                                 1998 Inventory

                           Number of PCs by Department


Total Configurations as of 12/14/98: 584

Accounting                          48
Bldg & Facil                        11
CIS                                 78
Engineering                         70
Executive                           31
Garage                              10
Gen. Office Svcs                     2
HR                                  30
Info Services                       62
Internal Audit                       4
Meter                               11
Meter Reading                       11
Power Supply                        15
Purchasing                           6
Rates                               23
Real Estate                          5
Records                              1
Retail Bus Svcs.                    65
Safety & Risk Mgmt                   7
SCADA                                5
Special Projects                     5
Stores Mgmt & Supp                  14
Sub & Comm                          13
System Operations                    3
Telecommunications                   3
Trans & Dist                        32
Trans Svcs                           7

Advertising
in $000
                                1997                             1998 annualized

                                 EUA                             NEES

Addit. data req #47                825        Customer                         4,318 dsm,choice related

Normalized                         500        Image                               50 FERC #
                                                                                     930.1

                                                                                  4,368
Savings                            50%
Savings in 1997                    250
Escalation to 2000                1.09

Savings in 2000                    273

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT

47 Summary of advertising costs.

         See attached.

                           Advertising Costs - 1997                             1997
                           ------------------------                             ----
                                    Company                            Advertising Costs
                                    -------                            -----------------
Co 01                      Blackstone Valley Electric                        $215,091.17
Co 08                      Eastern Edison Company                            $519,027.05
Co 14                      Newport Electric Corporatio                        $90,729.57
                                                                            ------------
                                            Total                            $824,847.79

Association Dues
in $000

Addit data req # 45, 48

EUA 1997                                       Savings%        Savings
EEI                                         136            25%              34
Other                                        41           100%              41
                                            177            42%              75
Escalation to 2000                                                        1.09

Savings in 2000                                                             82

                  12/19/98                     PRIVILEGED AND CONFIDENTIAL
          ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                   ATTORNEY WORK PRODUCT


ADDRL #
         45 Summary of associations dues.



1997                                     Blackstone       Newport         Eastern       Total
----                                     ----------       -------         -------       -----

Utility Air Regulatory Group                  225             562                        787
Electric Council of New England             6,983           2,745       13,665        23,393
EEI                                        38,842          17,780       78,980       135,602
Utility Water Act Group                     2,847           2,788        5,752        11,387
Associated Industries of MA                                                720           720
NU College of Business                                                   2,500         2,500
Administration
Miscellaneous                                 696             315        1,431         2,442

                                           49,593          24,190      103,048       176,831

Benefits Administration
in $000

Expect no savings in HMO ( self insured) and group life
Minimal savings in retirement and thrift plan administration

Per conversation with NEES

Savings in 2000                                  50

                     12/19/98
          ADDITIONAL DUE DILIGENCE (List
                        #3)
                   REQUEST LIST
                                                  PRIVILEGED AND CONFIDENTIAL
                                                  ATTORNEY-CLIENT COMMUNICATION
                                                  ATTORNEY WORK PRODUCT


ADDRL #
46 Cost to administer benefits.

                           EASTERN UTILITIES ASSOCIATES

                           Responsibility Center 220 - Corporate Benefits

                           O&M Budget       1999
                                                                "ADDRL"12/19/98
                                                                  Question #46

OTHER EXPENSES:                                             O&M         EUASC

XX Payroll                                                  01         $220,000

20 Miscellaneous (NEEBC Dues)                               00             $400
20 Retiree Organizations Support (700 rets @ $10.00)        00           $7,000
01 Employee Expense                                         05           $1,800
XX Ed. & Training                                           06           $3,500
20 Materials & Supplies                                     07           $2,000
07 Materials & Supplies - WSJ,CCH                           07           $1,600
XX General Consulting - Pension & ESP*                      11          $36,000*
20 Financial Education/ Retirement Planning Program         11          $23,500
20 FSA Admin. Fees-Estimated FICA tax offset is $10,000     11           $9,000
20 Executive Annual Physicals                               11          $16,800
20 Split $ Consulting Fee - Vinings Management              11          $16,900

25 Cyborg Maintenance Contract                              22          $12,500


Total Other Expenses:                                                  $351,000
                                                                       ========


* not payable from the pension trusts.

                                                                                                            TOTAL
                                  BVE            EECO        NEWPORT       EUASC          TOTAL             EUASC

Group Health                    452,022         978,362      211,337       171,001        1,812,722        204,034
Dental Insurance                 49,016         105,728       33,918     3,130,326        3,318,988      3,735,027
Group Life                        7,154          65,696       35,153       570,642          678,645        680,876
Pension                        (854,720)     (1,351,822)     (74,320)    4,329,463        2,048,601      5,165,807
Post Retirement Benefits      1,319,782       2,284,618      588,458       356,773        4,549,631        425,693
Employee Thrift Plan            113,012         218,567       94,990             0          426,569

                              1,086,266       2,301,149      889,536     8,558,205       12,835,156     10,211,437
                                                                                         ----------
                                                                                         12,835,156



BVE                           2,367,906      0.276698653      0.2319
EECO                          4,621,878      0.540083693      0.4526
NWPT                          1,231,339      0.143886557      0.1206
MECO TRANS                      336,584      0.039331097       0.033

                              8,557,707                1      0.8381

Corporate Governance

Shareholder Services
in $000

ADDRL #43
                             EUA 1999 budget                                      Million                 Million
                                                                                  Shares        Price     Mkt Cap
Annual rpt                           112                            NEES             59.8       48.06       2,874
Transfer agent                        87                            EUA              20.4       27.81         567
NYSE                                  33                            EUA equiv        11.8
Other                                 61                            % increase  11.8/59.8
                                     293                                              20%

Savings                              80%
Savings in 1999                      234

Savings in 2000                      241


Trustees

ADDRL #40
                              1999       1998
                             EUA         NEES

Outside directors               9         11

Fees                          550
Other expenses                100
Total                         530        650

Savings in 1999               530
Escalate to 2000             1.03

Savings in 2000               546

Total Corp Governance         787

                   12/19/98                     PRIVILEGED AND CONFIDENTIAL
           ADDITIONAL DUE DILIGENCE             ATTORNEY-CLIENT COMMUNICATION
                 REQUEST LIST                   ATTORNEY WORK PRODUCT


ADDRL #
    43 Summary of shareholder services expenses, including the production of the annual report, the annual meeting, mailings and other fees.


                  Budget for 1999

                  Annual Report Production                             112,000
                  Mailing of AR and Proxy, etc.                         28,000
                  10K printing                                           5,700
                  Proxy printing                                         7,000
                  Transfer agent fees                                   87,000
                  NYSE listing fee                                      33,000
                  Quarterly dividend enclosure                          11,000
                  Postage and miscellaneous                              9,700
                                                                     ---------
                                                                       293,400

                 12/19/98                          PRIVILEGED AND CONFIDENTIAL
   ADDITIONAL DUE DILIGENCE (List # 3)             ATTORNEY-CLIENT COMMUNICATION
               REQUEST LIST                        ATTORNEY WORK PRODUCT


ADDRL #
    40   Directors' fees and related expenses.


         See attached summary of EUA Parent 1999 Budget for details of information requested.

                                                        EUA PARENT
                                                        1999 BUDGET


                                                                                                                        1999
                                 JAN    FEB    MAR     APR    MAY     JUN    JUL     AUG    SEP     OCT    NOV    DEC   TOTAL
                                 ---    ---    ---     ---    ---     ---    ---     ---    ---     ---    ---    ---   -----
9200 DO AMORT RESTR STK PLAN     500    500    500     500    500     500    500     500    500     500    500    500   6,000

9302 07 MISCELLANEOUS
FIDUCIARY/DIRECTORS LIB INS    7,733  7,733  7,733   7,733  7,733   7,733   7,733  7,733  7,733   7,733  7,733  7,737  92,800
     TOTAL 9302 07             7,733  7,733  7,733   7,733  7,733   7,733   7,733  7,733  7,733   7,733  7,733  7,737  92,800

9302 09 CORP & FISCAL
MISCELLANEOUS                                                         200                                                 200

9302 06 DIRECTORS FEES
ANNUAL TRUSTEE FEE            36,000                36,000                 36,000                36,000               144,000
REGULARLY SCHEDULED MTGS
     FULL BOARD                7,650  7,650  7,650   7,650  7,650   7,650   7,650         7,650   7,650  7,650  7,650  84,190
     FINANCE COMM              4,250                 4,250                  4,250         4,250                        17,000
AUDIT COMM                                   4,250                  4,250                         4,250                12,750
PENSION TRUST COMM                    3,400          3,400          3,400          3,400          3,400         3,400  20,400
COMPENSATION                          3,400                                               3,400   3,400                10,200
RETIREMENT BENEFIT            36,130 12,130 12,130  38,130 12,130  12,130  36,130 12,130 12,130  36,130 12,130 12,130 241,560
     TOTAL 9302 05            84,030 26,580 24,030  87,430 19,780  27,430  84,030 15,530 27,430  90,830 19,780 23,220 530,100
     TOTAL DO                 92,263 34,813 32,263  95,853 28,013  35,883  92,263 23,763 35,663  99,063 28,013 31,457 629,100

9230 10 OUTSIDE LEGAL         28,300 27,100 14,500  33,400 24,000   7,600   7,000  7,900  9,800  12,900  5,000  6,200 183,700
     TOTAL 09                 28,300 27,100 14,500  33,400 24,000   7,600   7,000  7,900  9,800  12,900  5,000  6,200 183,700

9210 02 OFFICE SUPPLIES & EXP
BANK CHARGES                     400    400    400     400    400     400     400    400    400     400    400    400   4,800

9230 20 OUTSIDE ACCOUNTING
C&L AUDIT FEE                         4,700  2,800                                                1,030         1,700  10,000

9302 10 TRANSFER AGENT FEES

COMON STOCK EXPENSE            1,000  1,000  2,500   1,000  1,000   2,500   1,000  1,000  2,500   1,000  1,000  2,500  18,000
     TOTAL 11                  1,400  5,100  5,500   1,400  1,400   2,900   1,400  1,400  2,900   2,400  1,400  4,600  32,800

TOTAL 000                    121,963 58,013 52,283 130,483 53,413  46,363 100,563 33,063 40,363 114,383 34,413 42,257 845,600

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
New England Electric Sys.                                             NYSE : NES
                                                       Financial Links
  Address:  25 Research Drive                          o Company News
            Westborough, MA 01582                      o Research Report: Basic / Detailed
    Phone:  (508) 389-2000                             o Upgrade/Downgrade History
      Fax:  (508) 836-0276                             o Free Annual Report
 Industry:  Electric Utilities                         o Latest Stock Price
   Sector:  Utilities                                  o Insider Trades
Employees:  4,665                                      o SEC Filings (raw filings)
 Officers:  Richard P. Sergel, Pres./CEO               o Message Board
            Joan T. Bok, Chmn.
            Cheryl A. Lafleur, Sr. VP/Secy./Counsel
            Michael E. Jesanis, Sr. VP/CFO             Company's Web Presence
            John G. Cochrane, Treas./CAO.              o Home Page

                                                       o Search Yahoo! for related links...

Business Summary

NES is a public utility holding company, whose subsidiaries are engaged in the transmission, distribution, sale and generation of electricity. For the nine months ended 9/30/98, revenues fell 1% to $1.82 billion. Net income applicable to Common fell 3% to $157.5 million. Revenues reflect decreases in generation-related, fuel cost-related, and oil and gas-related revenues. Earnings also reflect monthly contractual payments to USGen and increased transmission wheeling costs.

More from Market Guide: Highlights - Performance

Statistics at a Glance - NES                                                           Last Updated: Dec 23, 1998

  Price and Volume                         Per-Share Data                              Management Effectiveness
(updated Dec 23, 1998)          Book Value (mrq)              $26.79 Return on Assets (ttm)                 4.34%

52-Week Low             $38.938 Earnings (ttm)                 $3.39 Return on Equity (ttm)                12.66%

Recent Price            $48.063 Sales (ttm)                   $38.91                Financial Strength

52-Week High            $49.125 Cash (mrq)                     $8.26 Current Ratio (mrq)                    1.23

Beta                       0.32            Valuation Ratios          Long-Term Debt/Equity (mrq)            0.63

Daily Volume (3-         148.9K Price/Book (mrq)                1.79 Total Cash (mrq)                    $494.3M
month avg)

   Share-Related Items          Price/Earnings (ttm)           14.19 Short Interest

Market Capitalization    $2.88B Price/Sales (ttm)               1.24 Shares Short                             23
                                                                     as of Dec 8, 1998

Shares Outstanding        59.8M             Income Statements
Float                     54.5M After-Tax Income (ttm)       $231.8M Short Ratio                            5.81

Dividend Information            Sales (ttm)                   $2.48B            Stock Performance

Annual Dividend           $2.36                 Profitability                      NES  24-Dec-1998  (C) Yahoo!
(indicated)                             Profit Margin (ttm)     9.3%          _____________________________________
                                                                            50||                                   |
                                                                            45||                                   |
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                                                                           35 |                                    |
                                                                               ------------------------------------|
                                                                              Jan    Mar    May    Jul    Sep   Nov

                                                                          big chart [ld | 5d | 3mo | 1yr | 2yr | 5 yr |
                                                                                               max]
Dividend Yield            4.91%

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            mrq = most-recent quarter (Sep 30, 1998); ttm = trailing twelve months through Sep 30, 1998


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
Eastern Utilities Assoc.                                                        NYSE : EUA
                                                            Financial Links
  Address:  One Liberty Square                                   o Company News
            Boston MA 02109                                      o Research Report: Basic / Detailed
    Phone:  (617) 357-9590                                       o Latest Stock Price
      Fax:  (617) 357-7320                                       o Insider Trades
 Industry:  Electric Utilities                                   o SEC Filings (raw filings)
   Sector:  Utilities                                            o Message Board
Employees:  1,180
 Officers:  Donald G. Pardus, Chmn./CEO
            John R. Stevens, Pres./COO                           Company's Web Presence
            Richard M. Burns, Contr./CAO                         o Home Page
            Clifford J. Herbert, Jr., Treas./Secy.
                                                                 o Search Yahoo! for related links...

Business Summary

EUA is a holding company for Blackstone, Eastern Edison, and Newport, which provide retail electric utility services in MA and RI. EUA also operates various service subsidiaries. For the nine months ended 9/98, revenues fell 4% to $405.4 million. Net income applicable to Common fell 4% to $26.2 million. Results suffered from a decrease in core electric business revenues due to customer rate reductions and the termination of the power marketing joint venture.

More from Market Guide: Highlights - Performance

Statistics at a Glance - EUA                                                           Last Updated: Dec 23, 1998

    Price and Volume                    Per-Share Data                     Management Effectiveness
  (updated Dec 23, 1998)         Book Value (mrq)             $18.27 Return on Assets (ttm)                 3.05%

52-Week Low             $23.563  Earnings (ttm)                $1.80 Return on Equity (ttm)                 9.85%

Recent Price            $27.813  Sales (ttm)                  $26.98       Financial Strength

52-Week High             $28.00  Cash (mrq)                    $0.33 Current Ratio (mrq)                     0.71

Beta                       0.50         Valuation Ratios             Long-Term Debt/Equity (mrq)             0.77

Daily Volume (3-          73.9K  Price/Book (mrq)               1.52 Total Cash (mrq)                      $6.64M
month avg)                       Price/Earnings (ttm)          15.45       Short Interest

     Share-Related Items         Price/Sales (ttm)              1.03 Shares Short
                                                                     as of Dec 8, 1998                     137.9
Market Capitalization   $568.4M
Shares Outstanding        20.4M         Income Statements    Short Ratio
Float                     20.2M  After-Tax Income (ttm)      $39.1M

Financing Costs and Fees

in $000

Includes savings associated with lines of credit

Lines of Credit

                            1998 est

                            NEES x NEP              EUA

Commitment fees                                567                     256

Lines of credit                            637,000                 165,000

% fee                                       0.089%                  0.155%


Savings                                                               100%

Savings in 1998                                                       256

Escalation to 2000                                                   1.06

Savings in 2000                                                       272

        12/19/98                                PRIVILEGED AND CONFIDENTIAL
ADDITIONAL DUE DILIGENCE (List #3)            ATTORNEY-CLIENT COMMUNICATION
      REQUEST LIST                               ATTORNEY WORK PRODUCT

     ADDRL #
         41      Summary of any lines of credit.


                 See attached summary of EUA System lines of credit.

                                                                  EUA SYSTEM
                                                      Short-Term Credit Facility Fees (1)
                                                                 For 1998/1999



                                                       LINE     FACILITY        ANNUAL
BANK                                                OF CREDIT      FEE           FEE          EUA           BVE         EECO
REVOLVING CREDIT FACILITY:
                         BANK OF NEW YORK                                                 $100,000,000  $20,000,000  $75,000,000
             (Availability: All Companies)                                                          29%          6%           21%
                                                  $75,000,000    0.1250%        $93,750        $26,786       $5,357      $20,089


OTHER CREDIT FACILITIES:                                                                                $20,000,000  $75,000,000
                         BANK OF NEW YORK                                                                        16%         60%
            (Availability: BVE,EECO, MECO)        $10,000,000    0.1250%        $12,500                      $2,000       $7,500

                        STATE STREET BANK                                                 $100,000,000               $75,000,000
                 (Availability: EUA, EECO)                                                          57%                       43%
                                                  $15,000,000    0.2500%        $37,500        $21,429                    $16,071

             UNION BANK OF CALIFORNIA (2)                                                 $100,000,000  $20,000,000  $75,000,000
(Availability: EUA, BVE, EECO, MECO, NECO)                                                                        8%         30%
                                                  $20,000,000    0.1875%(2)          $0             40%          $0           $0
                                                                                                    $0

                       NATIONS BANK, N.A.                                                                            $75,000,000
                      (Availability: EECO)        $45,000,000    0.2500%       $112,500                                     100%
                                                                                                                        $112,500
ANNUAL FACILITY FEE TOTALS                       $165,000,000                  $256,250        $48,214       $7,357     $156,161

MONTHLY ACCRUAL                                                                                 $4,018         $613      $13,013



BANK                                                   MECO      COGENEX       EUA OS  SERVICE     NECO        TOTAL

REVOLVING CREDIT FACILITY:                        $30,000,000 $75,000,000  $10,000,000 $15,000,000 $25,000,000 $350,000,000
                         BANK OF NEW YORK                  9%         21%           3%          4%          7%        100%
             (Availability: All Companies)             $8,036     $20,089       $2,679      $4,018      $6,696     $93,750

OTHER CREDIT FACILITIES:                          $30,000,000                                                  $125,000,000
                         BANK OF NEW YORK                 24%                                                         100%
            (Availability: BVE,EECO, MECO)             $3,000                                                      $12,500

                        STATE STREET BANK                                                                      $175,000,000
                 (Availability: EUA, EECO)                                                                            100%
                                                                                                                   $37,500
                                                  $30,000,000                                      $25,000,000 $250,000,000
             UNION BANK OF CALIFORNIA (2)                 12%                                              10%        100%
(Availability: EUA, BVE, EECO, MECO, NECO)                 $0                                               $0          $0

                                                                                                               $75,000,000
                      NATIONS BANK, N.A.                                                                              100%
                      (Availability: EECO)                                                                        $112,500

ANNUAL FACILITY FEE TOTALS                            $11,036     $20,089       $2,679      $4,018      $6,696    $256,250
                                                         $920      $1,674         $223        $335        $558     $21,354
MONTHLY ACCRUAL




(1)  Allocation Percentages Based on March 20, 1998 SEC Order Authorizing Company Short-Term Borrowing Limitations.

(2)  Facility Fee based on .1875% of the average daily unused amount of the Facility during such period. For allocation of Fee, assumption will be credit line will be fully drawn, hence, zero fee.

September 22, 1998
JWH/d:/1231997/comfee/feebad98

Insurance Premiums
in $000

Data Response #102

Major Coverages                         1999 EUA   % Savings  Savings
                                        excl MTP

Property                                    90          5%       5
Property                                    68          5%       3
Boiler                                      95          5%       5
Marine Cable


Liability
General                                    285         50%     143
Excess                                     343         50%     172
Auto                                        94         50%      47
Pollution                                  191         25%      48
D&O adjusted                               100         75%      75

Brokerage Fees                             175         75%     131
(per phone conversation)


Total                                    1,441         44%     628
Escalate to 2000                                              1.03

Savings in 2000                                                646

                                                      INSURANCE COSTS - 1999


TYPE                                      EECO           NPT            EUA            BVE            MTP            EUA
                                                                                                                    TOTAL
PROPERTY                                  27000         21300           8200           33500        110000          200000
BOILER                                    13500         17800           4500           32400        141800          210000
OFFICE CONTENTS                                                         1100                                          1100
EDP                                                                    10000                                         10000
CONT EQUIP                                 3178                         2794            1377          2651           10000
MICROWAVE                                  2191           716           4336            1473          1284           10000
VALUABLE PAPERS                             133                          133                           134             400

MARINE CABLE                                            95000                                                        95000
TRANSIT                                     722           542                            586           550            2400
CRIME                                      2230           590           6230            1100           850           11000
GENERAL LIABILITY                        120000         45000          15000          105000         15000          300000
AUTOMOBILE                                42000         14000          17500           21000          5500          100000
AUTO PHYSICAL                              8350          2750           3650            4200          1050           20000
WORKERS COMP                              55500         15000          19500           30000         30000          150000
D&O                                       15000         15000          15000           15000        122000          182000
PENSION                                    2493           662           7046            1195           954           12350
POLLUTION                                 91000         31500          15000           54000         63500           25500
UNDERGROUND TANKS                          1300          2550           2050            2550          2550           11000

EXCESS LIABILITY                         130500         42500         100000           70000         37000          380000
LETTER OF CREDIT                                                       25000                                         25000
MONTAUP EXTRA EXP                                                                                   140000          140000
BOND PREMIUM                                                           15000                                         15000
SMALL CLAIM EXPENSE                      247500         88000          27500          126500         60500          550000

                                       $762,597      $392,910       $299,539        $499,881      $735,323      $2,690,250

DDRL #102

Question: List all liability, property, casualty, and other insurance policies held by the Company or its subsidiaries, or if self insured, the extent of self insurance, including limits of coverage, policy dates, premiums, insurance brokers, and cash surrender value, if any.

Answer: The person in the organization responsible for risk management is not involved in the data request process. At this point in the process the information we will provide will be very limited.

Attached you will find the planned 1999 expenses by category. Once the sale of Montaup is complete, the insurance expenses will be prorated for the remainder of the policy year.


DDRL #103
Question: Describe all claims made by the Company or its subsidiaries under the insurance policies carried by the Company or its subsidiaries over the past two years in which the amount claimed exceeded $1,000,000.

Answer:  To the best of my knowledge, none.

DDRL 104
Question: List and describe any pending litigation relating to insurance coverage.

Answer:  To the best of my knowledge there are two cases.
          1. The family of a deceased woman in Fall River has filed a claim against the Company. The woman died as a result of a pedestrian truck accident involving an EUA driver in a meter van. The driver was not found to be negligent. Maximum exposure to the Company is $350,000.
          2. A civilian has placed a claim with the Company as a result of a manhole explosion. The civilian received burns over 30% of his body. He has nearly fully recovered and is looking for medical expense recovery. We expect to settle for a reasonable amount. The maximum exposure is $350,000.
In both cases the insurance will cover anything over the $350,000. Neither case is expected to exceed the $350,000 deductible.

DDRL #105
Question: Copies of all material correspondence with insurers or insurance brokers or agents relating to environmental impairment liability claims.

Answer:  Did not have access to the information

     Professional Services
     in $000

                                                                                 1997
                                          BE         EE          NE           Service    Total

     Addit. data req #38               1,610       7,964          446      1,956        11,976
     incl. ops-related                                                                           Savings %    Savings
     Accounting                           34          63           31         69           197           50%         99

     Legal incl dereg
     McDermott                            33       1,209           17        360
     Isaacson                            744
     Other                                 2          73           46         83

                            Total        779       1,282           63        443         2,567

                                                                            adj.         1,500           33%        495

     Employment                                      118                                   118           33%         39

     Consulting                                       40                                    40          100%         40

     Invest. Svcs                                                            108           108          100%        108

     Legislative                                                              48            48          100%         48

     Prof Svcs Total                                                                     2,011           41%        828

                                                                                          Escalation to 2000      1.093

                                                                                             Savings in 2000        905


     Engineering                                      39                       1            40
     Environmental                        20                       12                       32
     Conservation                         27       2,548          141          -         2,716
     Facilities/Cleaning                  40                                 162           202    incl in facilities calculation
     Security                                                                125           125    incl in facilities calculation
     Misc Other                                      314                     421           735
     Tree Trimming                       687       1,334          187        352         2,560
     Misc Contract Svcs                          1,606.0                                 1,606
                                                                                         8,016
                                                                                        10,027

                12/19/98                          PRIVILEGED AND CONFIDENTIAL
        ADDITIONAL DUE DILIGENCE                  ATTORNEY-CLIENT COMMUNICATION
                REQUEST LIST                        ATTORNEY WORK PRODUCT


ADDRL #
  38     List of professional services purchased by major area, e.g.
     a)  Audits and accounting
     b)  Legal
     c)  Information systems


     See attached.

                                           BLACKSTONE VALLEY ELECTRIC
                                              PROFESSIONAL SERVICES

                 VENDOR NAME                    DESCRIPTION OF SERVICE                                          1997
                 -----------                    ----------------------                                          ----
Asplundh                                        Tree Trimming                                                 56,222
Barnes Tree Services                            Tree Trimming                                                140,399
Blackstone Valley Security                      Security Services                                                  0
Clean Harbor                                    Environmental                                                 19,603
Coopers & Lybrand                               Accounting                                                    34,145
Credit Bureau                                   Collection Fees                                               20,959
Dickstein, Shapiro & Moris                      Legal
Financial Collection                            Collection Fees                                                1,149
Isaacson, Rosenbaum                             Legal                                                        743,568
McDermott, Will & Emery                         Legal                                                         32,578
Northern Tree Service                           Tree Trimming                                                491,290
Ocean State Janitorial                          Cleaning                                                      40,408
Osmose Wood Press                               Pole Treatment/Inspection                                        448
Stanley Bleeker, Esq.                           Legal                                                              0
Tillinghast, Collins & Graham                   Legal                                                          1,911
(A)  Coflax Packing                             Conservation                                                   1,214
(A)  Delta Electric Motor                       Conservation                                                     639
(A)  RISE                                       Conservation                                                   7,690
(A)  Slater Dye Works                           Conservation                                                  17,313
                                                                                               ---------------------
                                                                                                           1,809,534
                                                                                               =====================



(A) These vendors participated in Eastern Edison's conservation, load, management programs, management programs.

NOTE:  The source for this information was based on o&m codes 9, 10, 11 & 16.


                                       Prepared by Michelle Uzzo 12/22/98

                                               EASTERN EDISON COMPANY
                                                PROFESSIONAL SERVICES
                        VENDOR NAME                             DESCRIPTION OF SERVICE                         1997
                        -----------                             ----------------------                         ----
        American Staffing Assoc.                     Employment                                               118,240
        Asplundh                                     Tree Trimming                                            919,253
        Barnes Tree Service                          Tree Trimming                                            140,782
        Clean Harbors                                Environmental
        Coopers and Lybrand                          Accounting                                                62,883
        Duff & Phelps                                Consulting                                                40,000
        Environmental Protection Service             Maintenance                                               44,555
        First Financial Resources                    Collection Fees                                           33,933
        First Security Services                      Security
        Hanson Police Dept.                          Police Detail                                             31,478
        J. D. Payroll Services                       Temp Services
        MASS Save                                    Consulting                                               342,286
        McDermott, Will & Emery                      Legal                                                  1,209,446
        Misc. Contract Services*                                                                            1,605,966
        Misc. Engineering*                                                                                     38,605
        Misc. Legal*                                                                                           12,155
        Miscellaneous*                                                                                        314,463
        Osmose Wood Press                            Pole Treatment/Inspection
        Pembroke Police Dept.                        Police Detail
        R.A. Gill Tree Service                       Tree Trimming                                            227,341
        R.E. Tilgren                                 Tree Trimming                                             46,695
        Reed, Adami, Kaiser                          Legal                                                     72,589
        Rockland Police Dept.                        Police Detail                                             26,218
        Service Master                               Maintenance                                               29,796
        State Street Bank & Trust                    Trustee/Administrative Fee
        Suburban Contract                            Cleaning
        Town of Bridgewater                          Police Detail
        Town of Easton                               Police Detail                                             56,526
        Town of Norwell                              Police Detail                                             42,745
        Town of Scituate                             Police Detail
        Town of Stoughton                            Police Detail
  (A)   Conservation Services Group                  Conservation                                             361,903
  (A)   Demand Mgmt                                  Conservation
  (A)   Energie Innovation Inc.                      Conservation                                              84,095
  (A)   Energy Conservation                          Conservation                                             123,124
  (A)   Energy Federation                            Conservation                                             306,904
  (A)   Fall Realty & Harris Energy                  Conservation                                              38,353
  (A)   Fleet Bank                                   Conservation                                              28,182
  (A)   Harris Energy Systems                        Conservation                                             489,801
  (A)   J&R Industrial Wiring                        Conservation                                             206,124
  (A)   Main Street Textiles                         Conservation                                             133,990
  (A)   MUPAC Corp & Harris Energy                   Conservation                                              26,114
  (A)   National Resource Mgmt.                      Conservation                                             375,923
  (A)   Relocation Resources, Inc.                   Conservation                                              61,985
  (A)   Shews Supermarkets Inc.                      Conservation                                             168,265
  (A)   Star Market & Harris Energy                  Conservation                                              31,080
  (A)   Stop & Shop Supermarket Co.                  Conservation                                              49,799
  (A)   Ware Rite & Harris Energy                    Conservation                                              32,759
  (A)   Whaling Mfg. Co., Inc.                       Conservation                                              29,235
                                                                                                  -------------------
                                                                                                            7,963,604
                                                                                                  ===================

     * Aggregate amounts to any one entity less than $25,000 have been accumulated in this description.

     (A) These vendors participated in Eastern Edison's conservation, load, management programs; management programs.

     NOTE:  The source for this information was found on o&m codes 9, 10, 11 & 12.

                                           Prepared by Michelle Uzzo 12/22/98

                                            NEWPORT ELECTRIC CORPORATION
                                               PROFESSIONAL SERVICES

                  VENDOR NAME                     DESCRIPTION OF SERVICE                                      1997
                  -----------                     ----------------------                                      ----
Barnes Tree Services                              Tree Trimming                                              187,208

Clean Harbor                                      Environmental                                               11,989

Coopers & Lybrand                                 Accounting                                                  30,982

Credit Info                                       Collection Fees                                             12,118

McDermott, Will & Emery                           Legal                                                       16,808

Morgan, Brown & Joy                               Legal                                                          340

RISE                                              Conservation                                               141,057

Tillinghast, Collins & Graham                     Legal                                                       45,587
                                                                                                   -----------------
                                                                                                             446,062
                                                                                                   =================





NOTE:  The source for this information was based on o&m codes 9, 10, 11 & 19.

                                                 EUA SERVICE CORP.
                                               PROFESSIONAL SERVICES

                                                  (Account # 923)
                  VENDOR NAME                     DESCRIPTION OF SERVICE                                      1997
                  -----------                     ----------------------                                      ----
McDermott, Will & Emery                           Legal                                                      359,773
First Security Services                           Security                                                   124,975
Contract Cleaning Collaborative                   Cleaning
Eastern Edison Company                            Arborist/Technical Trainers                                351,846
Salomon Brothers Inc.                             Investment Services                                        107,986
Media Concepts                                    Printing Services                                          114,897
Norfolk Data                                      Data Processing Time Cards
Cambridge Reports, Inc.                           Customer Services                                           70,560
J. Flanagan & Co.                                 Legislative Activity                                        48,000
DRI McGraw-Hill
Newport Electric Corp.                            Arborist/Technical Trainers
Twenty First Century
AUC Management Consultants                        Consulting
Misc. Legal  *                                                                                                82,677
Misc. Accounting  *                                                                                           68,988
Misc. EDP  *                                                                                                  41,871
Misc. Building & Maintenance*                                                                                162,203
Other  *                                                                                                     421,494
Misc. Engineering  *                                                                                             768
                                                                                                   -----------------
                                                                                                           1,956,038
                                                                                                   =================



*  Payments made to payee is less than $100,000

Amounts in Bold print are estimates based on the average of 1996 & 1997.

Prepared by Michelle Uzzo           12/22/98 a:\profsvs

REGULATORY EXPENSES
in $000
                                 1997                                     1997
                                 EUA                                      NEES
Addit. data req #42                     1,002          FERC acct #928          4,008

Assessments                              739
Filings and misc.                        263
                  Total                1,002

Savings on filings and misc.             20%
Savings in 1997                          53
Escalation to 2000                     1.09

Savings in 2000                          57

                12/19/98                           PRIVILEGED AND CONFIDENTIAL
         ADDITIONAL DUE DILIGENCE                  ATTORNEY-CLIENT COMMUNICATION
               REQUEST LIST                        ATTORNEY WORK PRODUCT

ADDRL #
     42 Summary of regulatory expenses.



          1997                      Newport   Blackstone   Eastern     Total
          ----                      -------   ----------   -------     -----
          PUC Assessment            119,983     267,118                387,101
          DTE Assessment                                   351,663     351,663
          Tariff Filings & Misc.     57,258     144,113     61,899     263,270
                                    -------     -------     ------     -------
                                    177,241     411,231    413,562   1,002,034

Cost to Achieve
in $000
                                         Total    Basis for Cost Estimate
----------------------------------------------------------------------------------------------------------------------------------

Transaction Costs
Bankers fees                             7,500    Estimate from NEES and EUA
Legal fees                               3,500    Estimate for NEES and EUA
D&O liability tail coverage                400    1.5 times EUA's current annual D&O liability premium
     Total Transaction Costs            11,400

----------------------------------------------------------------------------------------------------------------------------------
Personnel Costs

Separation/Retention                    35,150
Relocation                               2,750    Cost equals 90 employees required to relocate @ $25,000 per employee; also includes $500,000 miscellaneous
Retraining                               1,950    Cost includes:
                                                  Customer service training:  100 employees x 4 weeks @ $1,000 per week ($400,000)
                                                  Meter reader training:  50 employees x 1 week @ $1,000 per week ((50,000)
                                                  Transmission and distribution training:  200 employees x 3 weeks @ $1,500 per week ($900,000)
                                                  Administrative functions training:  100 employees x 4 weeks @ $1,500 per week
                                                    ($600,000)
General  reorientation                     250    Cost to train 500 employees x 2 days @ $250 per day ($250,000)
     Total Personnel Costs              40,100
----------------------------------------------------------------------------------------------------------------------------------
Transition Costs

Internal Support                           810    Cost equals 15 employees x 9 months @ $6,000 per month ($810,000)
                                                  No cost shown 35 employees working on transition in addition to regular workload
Outside Support                          2,000    Cost for organizational and change management consultants and other outside support
Communications                             500    Costs for both internal and external communication
Facilities Consolidation                 1,000    Estimate based on other transactions
Other                                      250    Cost of changing corporate signage, stationary, etc.
     Total Transition Costs              4,560
----------------------------------------------------------------------------------------------------------------------------------
Information Systems
Systems Integration and Data             6,600    Cost of application integration and data conversion; cost to close one data center
  Center Consolidation
Meter Reading Hardware                     600    Cost to outfit EUA meter readers with 55 new ITRON devices
Telecommunications Costs                   350    Cost to connect telecommunications networks; reconfigure and reprogram customer service center switch
     Total Information Systems Costs     7,550
----------------------------------------------------------------------------------------------------------------------------------
     Total Cost to Achieve              63,610

D&O Tail Coverage
Conversation with Diane Kenney

                          Coverage                 Premiums
EUA                       in Millions              in Thousands
Policy #1                          25                       232
Policy #2                          10                        47
                                   35                       279

Budget for tail coverage                                    150%
                                                            419

Cost to achieve                                              400

Hoffman, David
------------------------------------------------------------------------------

From:                           Michael J. Hirsh [mhirsh@eua.com]
Sent:                           Monday, April 12,1999 5:49 PM
To:                             david-hoffman@mercermc.com
Subject:                        EUA-side transaction costs

David-

Following up on our conversation today, our transaction costs include the following:

          Banker fees$4.2 million (per contract)
          Legal $1.6 million actual + est.
              ($.535 billed through Feb, assume $.3 added through April
               and $.1/mo

Thanks.
MJH

                                                                                       Exhibit DJH-2
                                                                                       Miscellaneous

MODEL INPUTS

--------------------------------------
Escalation rate                    3%
--------------------------------------

--------------------------------------
% labor capitalized
A&G                                0%
Customer                           0%
T&D                               35%
--------------------------------------


--------------------------------------
Benefits adder                 32.63%
for EUA
--------------------------------------
                                                             EUA (EE)
                                                % cap        % b-t cost   % a-t cost    wacc
---------------------------
Revenue equirement                      ltd          45.5%         7.6%         7.6%       3.5%
Rate                                    ps            5.5%         9.8%        16.3%       0.9%
                                        cse          49.0%        11.5%        19.2%       9.4%
Non-IS(30 yr)   13.5%                                                                     13.7%
IS (5 yr)   28.6%
---------------------------
                                                             NEES(MECo)
                                                % cap        % b-t cost   % a-t cost    wacc
                                        ltd          44.0%         7.5%         7.5%       3.3%
---------------------------
Fixed Charge Rate                       ps            5.9%         6.3%        10.5%       0.6%
on EUA inventory  13.7%                 cse          50.1%        11.0%        18.3%       9.2%
---------------------------
                                                                                          13.1%

                                        Depreciation on distribution plant x land
                                                 depr        ave plant      %           yrs
                                        MECo        47,760    1,466,280        3.26%       30.7
                                        NECo        17,744      543,775        3.26%       30.6
                                        EE           9,139      213,037        4.29%       23.3
                                        BV           4,067       98,925        4.11%       24.3
                                        Average     78,710    2,322,016        3.39%       29.5


                                        NEES                  2,010,055          87%
                                        EUA                     311,961          13%
                                                              2,322,016

ADDRL #21


N21 % of employee benefits, taxes and unproductive time, i.e., vacations, holidays, sick, jury duty. (Benefits & Unproductive /
        Productive Wages).

Blackstone Valley                                      54.24%
Eastern Edison                                         53.64%
Newport Electric                                       61.91%
EUA Service Corp                                       52.91%

% of payroll charged to O&M and to Capital              O&M      Capital
Blackstone Valley                                      23.7%      76.3%
Eastern Edison                                         26.4%      73.6%
Newport Electric                                       22.5%      77.5%


EUA Service Corporation wages billed to companies

Blackstone Valley                                      95.3%        4.7%
Eastern Edison                                         92.6%        7.4%
Newport Electric                                       94.6%        5.4%

                           Capital Payroll by Function

                            Payroll       Capital              Percent
                              Total       Payroll              To Capital

Total A&G                31,138,865     1,416,698   (Note 1)      4.55%
Total Retail Svcs        11,567,105        11,327                 0.10%

Customer Service
Northboro
Inquiry                   6,533,923             0                 0.00%
Meters                    1,445,504        16,713                 1.16%
Collections                 460,700             0                 0.00%
Cust Ld Analysis            464,638             0                 0.00%
                          ---------        ------
                          8,904,765        16,713                 0.19%
Providence
     Inquiry              3,531,849             0                 0.00%
     Meter Read           2,648,213             0                 0.00%
     Meter OPs            1,378,950       302,358                21.93%
                          ---------       -------
                          7,117,580       302,358                 4.25%
     MValley
     Inquiry                975,652             0                 0.00%
     Meter Read           2,121,637             0                 0.00%
     Meter OPs            1,082,295       138,419                12.79%
                          ---------       -------
                          4,179,584       138,419                 3.31%
     North Shore
     Inquiry                362,948             0                 0.00%
     Meter Read           2,253,417             0                 0.00%
     Meter OPs              907,277       106,033                11.69%
                          ---------       -------
                          3,523,642       106,033                 3.01%
                          =========
     M Valley/ N Shore    7,703,228       244,452                 3.17%
     West
     Inquiry                222,012             0                 0.00%
     Meter Read           1,174,272             0                 0.00%
     Meter OPs              621,829        10,811                 1.74%
                          ---------        ------
                          2,018,113        10,811                 0.54%
     Central
     Inquiry                468,606             0                 0.00%
     Meter Read           1,519,383             0                 0.00%
     Meter OPs              722,902        61,649                 8.52%
                          ---------        ------
                          2,578,891        61,649                 2.39%
                          =========
     Central/West         4,597,004        72,460                 1.58%
     Southeast
     Inquiry                614,464             0                 0.00%
     Meter Read           1,453,783             0                 0.00%
     Meter OPs              634,979        27,813                 4.38%
                          ---------        ------
                          2,573,226        27,813                 1.08%
Management                  221,586             0                 0.00%

Total Customer Service   30,373,079       663,796                 2.19%

                           CAPITAL PAYROLL BY FUNCTION

                                     Payroll       Capital     Percent
                                      Total        Payroll     To Capital
Operations (Note A)
        Engineering                  7,133,255     1,883,343      26.40%
        Dispatch                     3,156,387         4,485       0.14%
        Const Svcs                  18,732,509    12,200,687      65.13%
        T&D Svcs                     6,910,541       901,301      13.04%
        Env/Safety                     768,947         9,269       1.21%
        MValley/Gseco               15,120,701     4,519,335      29.89%
        North Shore                 10,961,770     3,325,721      30.34%
        West                         7,769,538     2,259,936      29.09%
        Central                     16,202,800     4,890,090      30.18%
        Southeast                   14,412,473     4,399,649      30.53%
        Providence                  18,495,146     5,927,166      32.05%
        Mgmt                           854,059             0       0.00%
                                       -------             -

Total Operations                   120,318,126    40,320,982      33.51%

Executive                            1,799,736             0       0.00%

        Total Wires                149,648,046    40,996,105      27.40%

        Wires plus A&G             181,215,151    40,007,432      25.44%

Note A
        Detail costs excludes the following:
        Stores (district level)      3,823,817        42,819       1.12%
        Transportation (T&D Sv)      2,774,631        44,052       1.59%

Note 1  A&G Capital payroll includes A&G credit of $1,409,148

                                     This Report Is:
Name of Respondent                   (1)  [x]  An Original                Date of Report                   Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson              (Mo, Da, Yr)                     Dec. 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                     GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
----------------------------------------------------------------------------------------------------------------------------------
       1.  For each construction overhead explain: (a) the nature          2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the amount       provisions of Electric Plant Instructions 3(17) of the
 capitalized, (c) the method of distribution to constrution           U.S. of A.
 tion jobs, (d) whether different rates are applied to different           3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates         show the appropriate tax effect adjustment to the computa-
 different types of construction, and (f) whether the overhead        tions below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
----------------------------------------------------------------------------------------------------------------------------------











                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.
----------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------

                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)

            (1)    Average Short-Term Debt         S          $29,054,000
            (2)    Short-Term Interest                                                           s            5.63%
            (3)    Long-Term Debt                  D         $375,000,000                44.01%  d            7.46%
            (4)    Preferred Stock                 P          $50,000,000                 5.87%  p            6.30%
            (5)    Common Equity                   C         $427,061,000                50.12%  c           11.00%
            (6)    Total Capitalization                      $852,061,000                  100%
            (7)    Average Construction
                   Work in Progress Balance        W          $17,700,000
----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds     S               D           S
                                    s(--)   +  d  (  --   )    (1---)             5.63%
                                      W              D+P+C        W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                               S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]  0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.  Weighted Average Rate Actually Used for the Year:
    a.  Rate for Borrowed Funds - 5.71%
    b.  Rate for Other Funds - 0
----------------------------------------------------------------------------------------------------------------------------------

                                    This Report Is:                      Date of Report
Name of Respondent                   (1)  [x]  An Original                 (Mo, Da, Yr)                    Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson                03/31/98                       Dec. 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                      GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
---------------------------------------------------------------------------------------------------------------------------------
     1.  For each construction overhead explain: (a) the nature            2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the              provisions of Electric Plant Instructions 3(17) of the
 amount capitalized, (c) the method of distribution to construction   U.S. of A.
 jobs, (d) whether different rates are applied to different                3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates for     show the appropriate tax effect adjustment to the computations
 different types of construction, and (f) whether the overhead        below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
---------------------------------------------------------------------------------------------------------------------------------













                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.

---------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------
                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)
            (1)    Average Short-Term Debt         S           $5,117,538
            (2)    Short-Term Interest                                                           s            6.58%
            (3)    Long-Term Debt                  D         $223,000,000                45.48%  d            7.62%
            (4)    Preferred Stock                 P          $27,034,771                 5.51%  p            9.83%
            (5)    Common Equity                   C         $240,213,303                 49.0%  c           11.50%
            (6)    Total Capitalization                      $490,248,074                  100%
            (7)    Average Construction
                   Work in Progress Balance        W           $4,399,855
----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds      S             D      S
                                     s(--)   +    d(--)  (1---)     6.58%
                                       W           D+P+C    W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                               S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]         0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.  Weighted Average Rate Actually Used for the Year:
      a.  Rate for Borrowed Funds - 6.58%
      b.  Rate for Other Funds -
----------------------------------------------------------------------------------------------------------------------------------

                                    This Report Is:                      Date of Report
Name of Respondent                   (1)  [x]  An Original                 (Mo, Da, Yr)                    Year of Report
Massachusetts Electric Company       (2)  [  ]  A Resubmisson                03/31/98                       Dec. 31, 1997
---------------------------------------------------------------------------------------------------------------------------------
                                      GENERAL DESCRIPTION OF CONSTRUCTION OVERHEAD PROCEDURE
---------------------------------------------------------------------------------------------------------------------------------
     1.  For each construction overhead explain: (a) the nature            2.  Show below the computation of allowance for funds
 and extent of work, etc. the overhead charges are intended           used during construction rates, in accordance with the
 to cover, (b) the general procedure for determining the              provisions of Electric Plant Instructions 3(17) of the
 amount capitalized, (c) the method of distribution to construction   U.S. of A.
 jobs, (d) whether different rates are applied to different                3. Where a net-of-tax rate for borrowed funds is used,
 types of construction, (e) basis of differentiation in rates for     show the appropriate tax effect adjustment to the computations
 different types of construction, and (f) whether the overhead        below in a manner that clearly indicates the amount
 is directly or indirectly assigned.                                  of reduction in the gross rate for tax effects.
---------------------------------------------------------------------------------------------------------------------------------













                         ---------------------------------------------------------------------------------
                                 COMPUTATION OF ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION RATES
                         ---------------------------------------------------------------------------------


     For line 1(5), column (d) below, enter the rate granted in the last rate proceeding. If such is not available, use the average rate earned during the preceding three years.
---------------------------------------------------------------------------------------------------------------------------------
1. Components of Formula (Derived from actual book balances and actual cost rates):
----------------------------------------------------------------------------------------------------------------------------------

                                                                             Capitalization          Cost Rate
           Line                Title                       Amount            Ratio (Percent)         Percentage
            No.                 (a)                         (b)                    (c)                  (d)
            (1)    Average Short-Term Debt         S           $3,501,308
            (2)    Short-Term Interest                                                           s            7.11%
            (3)    Long-Term Debt                  D          $36,500,000                46.29%  d            9.35%
            (4)    Preferred Stock                 P           $6,129,500                 7.77%  p            4.81%
            (5)    Common Equity                   C          $36,232,083                45.94%  c           11.43%
            (6)    Total Capitalization                       $78,861,583                  100%
            (7)    Average Construction
                   Work in Progress Balance        W           $1,965,253

----------------------------------------------------------------------------------------------------------------------------------
2.  Gross Rate for Borrowed Funds      S              D           S
                                    s(--)   +    d(--)  (1---)             7.11%
                                      W           D+P+C     W
----------------------------------------------------------------------------------------------------------------------------------
3.  Rate for Other Funds
                              S          P              C
                            [ 1 - -- ] [ p(-- -)   +  c(--)   ]  0
                              W       D+P+C        D+P+C
----------------------------------------------------------------------------------------------------------------------------------
4.    Weighted Average Rate Actually Used for the Year: a. Rate for Borrowed Funds - 7.11% b. Rate
      for Other Funds - 0
----------------------------------------------------------------------------------------------------------------------------------

     3.  Stock-based compensation

     At December 31, 1997, NEES has three stock-based compensation plans and measures its compensation cost for those plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25. Accounting for Stock Issued to Employees, and
related interpretations. The compensation cost that has been charged against income for these plans was $3.3 million, $3.7 million and $1.6 million for 1997, 1996, and 1995, respectively. If compensation cost for stock-based compensation had been accounted for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the 1997 cost figures shown above would have been slightly smaller.

Total income taxes in the statements of consolidated income are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Income taxes charged to operations                                          $152,024         $139,199          $128,340
Income taxes charged to "Other income"                                       (7,268)          (3.018)               762
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

      Total income taxes, as shown above, consist of the following components:
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Current income taxes                                                        $175,934         $166,509          $105,046
Deferred income taxes                                                       (29,260)         (28,652)            25,578
Investment tax credits, net                                                  (1,918)          (1,676)           (1,522)
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

      Total income taxes, as shown above, consist of federal and state components as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                                   1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                                        $118,317         $111,573          $103,503
State income taxes                                                            26,439           24,608            25,599
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

     Investment tax credits of subsidiaries are deferred and amortized over the estimated lives of the property giving rise to the credits. Although investment tax credits were generally eliminated by the 1986 tax legislation, additional carryforward amounts continue to be recognized.
     With regulatory approval, the subsidiaries have adopted comprehensive interperiod tax allocation (normalization) for temporary book/tax differences.
     Total income taxes differ from the amounts computed by applying the federal statutory tax rates to income before taxes. The reasons for the differences are as follows:
----------------------------------------------------------------------------------------------------------------------------------
Year ended December 31 (thousands of dollars)                             1997             1996              1995
----------------------------------------------------------------------------------------------------------------------------------
Computed rate at statutory rate                                             $131,989         $123,053          $119,892
Increases (reductions) in tax resulting from
  Reversal of deferred taxes recorded at a higher rate                       (2,216)          (2,175)           (3,306)
  Amortization of investment tax credits                                     (4,469)          (4,347)           (4,443)
  State income tax, net of federal income tax benefit                         17,185           15,995            16,639
  All other differences                                                        2,267            3,655               320
----------------------------------------------------------------------------------------------------------------------------------
      Total income taxes                                                    $144,756         $136,181          $129,102
----------------------------------------------------------------------------------------------------------------------------------

Percentage of employee benefits, taxes as a percentage of total wages.

Company                                                       Percentage

Blackstone Valley Electric Co.                                    30.45%
Eastern Edison Co.                                                31.74%
Newport Electric Corp.                                            38.16%
EUA Service Corp.                                                 32.75%


Composite Percentage of employee benefits, taxes as a percentage of total wages for companies listed above

                                                              Composite
Description                              Amount               Percentage

Taxes & Benefits                    $16,030,158.00
Total Labor                         $49,132,790.00            32.63%

Com Energy 1997 O&M                          in $000

                                                  Com Elec       Cambr Elec          Total Elec          Com Gas      Total
transmission                                          6,667              5,612           12,279
distribution                                         25,239              4,085           29,324
customer accounts                                    15,579              2,197           17,776
csi and sales                                         7,639              1,760            9,399
a&g(not adj.)                                        40,763             12,323           53,086          30,919
Total O&M                                            95,887             25,977          121,864          30,919       152,783
DSM expenditures                                                                          5,500                         5,500
Net O&M                                                                                 116,364                       147,283

customers in 000                                      322.3               44.9            367.2
distribution cap. additions in millions                18.4                3.5             21.9


EUA 1997 O&M                                      in $000
                                                  Eastern        Blackstone          Newport
                                                  Edison               Valley        Electric             Total
transmission                                            529                616              282           1,427
distribution                                         16,149              6,532            3,968          26,649
customer accounts                                     6,779              3,228            1,107          11,114
csi and sales                                         7,045              3,300            1,547          11,892
a&g (not adj.)                                       16,417              9,241            5,429          31,087
Total O&M                                            46,919             22,917           12,333          82,169
DSM expenditures                                                                                          5,000
Net O&M                                                                                                  77,169

customers in 000                                      190.3               90.3             35.0           315.6
distribution cap. additions in millions                 9.5                3.2              2.8            15.5


                                        EUA          77,169                                 EUA          77,169
                               COM electric      116,364                              COM total         147,283
                                          %             66%                                   %             52%

                                   BEC       Com       Pre-Merger     Savings   Post-Merger
1/1/2000 Staffing                  2,230     1,108         3,338         362         2,976
Customers in 000                     670       370         1,040                     1,040
Employees per 000 Customers          3.3       3.0           3.2                       2.9

Incremental staffing to BEC          746       33%
Incremental customers to BEC         370       55%

                                   NEES       EUA      Pre-Merger     Savings   Post-Merger
1/1/2000 Staffing                  3,240       869         4,109         234         3,875
Customers in 000                   1,340       320         1,660                     1,660
Employees per 000 Customers          2.4       2.7           2.5                       2.3

Incremental staffing to NEES         635      20%
Incremental customers to NEES        320      24%


1997 Ave. Customers (FERC #1)
Boston Edison                        670               Com Elec          322
                                                       Cam Elec           45
                                                       COM Total         367
                                                       Com Gas           237    SEC 10-K

Mass Elec                            960               Eastern          190
Narr Elec                            331               Blackstone        90
Granite State                         36               Newport           35
Nantucket                             10               EUA Total        316
NEES Total                         1,337

                                                   Narragansett Electric
                                                   BVE/Newport Electric
                                                   M.D.T.E. Docket No. 99-_____
                                                   Exhibit DJH-3





                                 Exhibit DJH-3

                           Supporting Working Papers

                                 (Confidential)

                          AGREEMENT AND PLAN OF MERGER
                              and CONSENT AGREEMENT
                          dated as of February 1, 1999

                                    Exhibit I









                        [Map Reflecting the NEES and EUA
                           Direct Retail Service Areas
                           and Transmission Networks]

                          AGREEMENT AND PLAN OF MERGER
                              and CONSENT AGREEMENT
                          dated as of February 1, 1999

                                TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER...................................................1

CONSENT AGREEMENT..............................................................2

                                                                           Tab 1

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 1, 1999

                                  by and among

                          NEW ENGLAND ELECTRIC SYSTEM,

                               RESEARCH DRIVE LLC

                                       and

                          EASTERN UTILITIES ASSOCIATES

                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.

                                    ARTICLE I
          THE MERGER.........................................................  1

1.01      The Merger.........................................................  1
1.02      Effective Time.....................................................  1
1.03      Effects of the Merger..............................................  2

                                   ARTICLE II
          CONVERSION OF SHARES...............................................  2

2.01      Conversion of Capital Stock........................................  2
2.02      Surrender of Shares................................................  3
2.03      Withholding Rights.................................................  4

                                   ARTICLE III
          THE CLOSING........................................................  4

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF EUA..............................  5

4.01      Organization and Qualification.....................................  5
4.02      Capital Stock......................................................  6
4.03      Authority..........................................................  7
4.04      Non-Contravention; Approvals and Consents..........................  7
4.05      SEC Reports, Financial Statements and Utility Reports..............  8
4.06      Absence of Certain Changes or Events...............................  9
4.07      Legal Proceedings..................................................  9
4.08      Information Supplied...............................................  9
4.09      Compliance......................................................... 10
4.10      Taxes.............................................................. 10
4.11      Employee Benefit Plans; ERISA...................................... 12
4.12      Labor Matters...................................................... 14
4.13      Environmental Matters.............................................. 15
4.14      Regulation as a Utility............................................ 17
4.15      Insurance.......................................................... 17
4.16      Nuclear Facilities................................................. 18
4.17      Vote Required...................................................... 18
4.18      Opinion of Financial Advisor....................................... 18

                                                                            Page
                                                                             No.

4.19      Ownership of NEES Common Shares.................................... 18
4.20      State Anti-Takeover Statutes....................................... 18
4.21      Year 2000.......................................................... 19
4.22      EUA Associates..................................................... 19

                                    ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF NEES............................. 19

5.01      Organization and Qualification..................................... 19
5.02      Authority.......................................................... 20
5.03      Capital Stock...................................................... 20
5.04      Non-Contravention; Approvals and Consents.......................... 20
5.05      Information Supplied............................................... 21
5.06      Compliance......................................................... 21
5.07      Financing.......................................................... 22
5.08      No Vote Required................................................... 22
5.09      Ownership of EUA Shares............................................ 22
5.10      Merger with The National Grid Group plc............................ 22

                                   ARTICLE VI
                    COVENANTS................................................ 22

6.01      Covenants of EUA................................................... 22
6.02      Covenants of NEES.................................................. 28
6.03      Additional Covenants by NEES and EUA............................... 29

                                   ARTICLE VII
                    ADDITIONAL AGREEMENTS.................................... 30

7.01      Access to Information.............................................. 30
7.02      Proxy Statement.................................................... 31
7.03      Approval of Shareholders........................................... 31
7.04      Regulatory and Other Approvals..................................... 31
7.05      Employee Benefit Plans............................................. 32
7.06      Labor Agreements and Workforce Matters............................. 34
7.07      Post Merger Operations............................................. 34
7.08      No Solicitations................................................... 35
7.09      Directors' and Officers' Indemnification and Insurance............. 36
7.10      Expenses........................................................... 37
7.11      Brokers or Finders................................................. 37
7.12      Anti-Takeover Statutes............................................. 38
7.13      Public Announcements............................................... 38

                                                                            Page
                                                                             No.

7.14      Restructuring of the Merger........................................ 38

                                  ARTICLE VIII
          CONDITIONS......................................................... 39

8.01      Conditions to Each Party's Obligation to Effect the Merger......... 39
8.02      Conditions to Obligation of NEES and LLC to Effect the Merger...... 39
8.03      Conditions to Obligation of EUA to Effect the Merger............... 40

                                   ARTICLE IX
          TERMINATION, AMENDMENT AND WAIVER.................................. 41

9.01      Termination........................................................ 41
9.02      Effect of Termination.............................................. 43
9.03      Termination Fees................................................... 43
9.04      Amendment.......................................................... 44
9.05      Waiver............................................................. 44

                                    ARTICLE X
          GENERAL PROVISIONS................................................. 44

10.01     Non-Survival of Representations, Warranties, Covenants and
          Agreements......................................................... 44
10.02     Notices............................................................ 44
10.03     Entire Agreement; Incorporation of Exhibits........................ 46
10.04     No Third Party Beneficiary......................................... 46
10.05     No Assignment; Binding Effect...................................... 46
10.06     Headings........................................................... 47
10.07     Invalid Provisions................................................. 47
10.08     Governing Law...................................................... 47
10.09     Enforcement of Agreement........................................... 47
10.10     Certain Definitions................................................ 47
10.11     Counterparts....................................................... 48
10.12     WAIVER OF JURY TRIAL............................................... 48

                            GLOSSARY OF DEFINED TERMS

          The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"1935 Act"                             --              Section 4.05(b)
"Adjustment Date"                      --              Section 2.01(c)
"Affected Employees"                   --              Section 7.05(a)
"affiliate"                            --              Section 10.11(a)
"Agreement"                            --              Preamble
"Alternative Proposal"                 --              Section 7.08
"beneficially"                         --              Section 10.10(b)
"business day"                         --              Section 10.10(c)
"Canceled Shares"                      --              Section 2.02(b)
"Certificates"                         --              Section 2.02(b)
"Closing"                              --              Article III
"Closing Agreement"                    --              Section 4.10(j)
"Closing Date"                         --              Article III
"Code"                                 --              Section 2.03
"Confidentiality Agreement"            --              Section 7.01
"Constituent Entities"                 --              Section 1.01
"Contracts"                            --              Section 4.04(a)
"control," "controlling,"
     "controlled by" and
     "under common control with"       --              Section 10.10(a)
"DOE"                                  --              Section 4.05(b)
"Effective Time"                       --              Section 1.02
"Environmental Claim"                  --              Section 4.13(f)(i)
"Environmental Laws"                   --              Section 4.13(f)(ii)
"Environmental Permits"                --              Section 4.13(b)
"ERISA"                                --              Section 4.11(a)
"ERISA Affiliate"                      --              Section 4.11(c)
"EUA"                                  --              Preamble
"EUA Associates"                       --              Section 4.01(b)
"EUA Employee Agreements"              --              Section 7.05(d)(ii)
"EUA Executives"                       --              Section 7.05(d)(ii)
"EUA Shares"                           --              Preamble
"EUA Disclosure Letter"                --              Section 4.01(a)
"EUA Employee Benefit Plans"           --              Section 4.11(a)
"EUA Financial Statements"             --              Section 4.05(a)
"EUA Nuclear Facilities"               --              Section 4.16
"EUA Material Adverse Effect"          --              Section 4.01(a)
"EUA Required Consents"                --              Section 4.04(a)
"EUA Required Statutory Approvals"     --              Section 4.04(b)
"EUA SEC Reports"                      --              Section 4.05(a)

"EUA Shareholders' Approval"           --              Section 7.03
"EUA Shareholders' Meeting"            --              Section 7.03
"EUA Significant Subsidiary"           --              Section 7.08
"EUA Shares"                           --              Preamble
"EUA Trust Agreement"                  --              Section 1.03
"EUA Voting Debt                       --              Section 4.02(d)
"Evaluation Material"                  --              Section 7.01(a)
"Exchange Act"                         --              Section 4.05(a)
"Exchange Fund"                        --              Section 2.02(a)
"Extended Termination Date"            --              Section 9.01(b)
"FCC"                                  --              Section 4.05(b)
"FERC"                                 --              Section 4.05(b)
"Final Order"                          --              Section 8.01(d)
"Governmental Authority"               --              Section 4.04(a)
"Hazardous Materials"                  --              Section 4.13(f)(iii)
"HSR Act"                              --              Section 7.04(a)
"Indemnified Liabilities"              --              Section 7.09(a)
"Indemnified Party"                    --              Section 7.09(a)
"Indemnified Parties"                  --              Section 7.09(a)
"Information Systems"                  --              Section 4.21
"Initial Termination Date"             --              Section 9.01(b)
"IRS"                                  --              Section 4.10(m)
"knowledge"                            --              Section 10.11(d)
"laws"                                 --              Section 4.04(a)
"Lien"                                 --              Section 4.02(b)
"LLC"                                  --              Preamble
"Massachusetts Secretary"              --              Section 1.02
"Merger"                               --              Preamble
"Merger Consideration"                 --              Section 2.01(b)(ii)
"MGL"                                  --              Section 1.01
"National Grid Group"                  --              Section 5.10
"National Grid Merger Agreement"       --              Section 5.10
"NEES"                                 --              Preamble
"NEES Disclosure Letter"               --              Section 5.03
"NEES Material Adverse Effect"         --              Section 5.01
"NEES-EUA Regulatory Approvals"        --              Section 7.04(b)
"NEES-EUA Regulatory Proceedings"      --              Section 7.04(c)
"NEES Required Consents"               --              Section 5.04(a)
"NEES Required Statutory Approvals"    --              Section 5.04(b)
"NEES-NGG Regulatory Approvals"        --              Section 7.04(c)
"NEES-NGG Regulatory Proceedings"      --              Section 7.04(c)
"NEES-NGG Required Statutory Approvals"--              Section 7.04
"NEES-NGG Transactions"                --              Section 7.04
"NEES Shares"                          --              Section 5.03

"NEES Trust Agreement"                 --              Section 5.01
"NGG Circular"                         --              Section 7.02
"NRC"                                  --              Section 4.05(b)
"Options"                              --              Section 4.02(a)
"orders"                               --              Section 4.04(a)
"Out-of-Pocket Expenses"               --              Section 9.03(a)
"Paying Agent"                         --              Section 2.02(a)
"PBGC"                                 --              Section 4.11(g)
"person"                               --              Section 10.11(e)
"Per Share Amount"                     --              Section 2.01(b)(ii)
"Post Closing Plans"                   --              Section 7.05(b)
"Proxy Statement"                      --              Section 4.08(a)
"Release"                              --              Section 4.13(f)(iv)
"Representatives"                      --              Section 10.11(f)
"SEC"                                  --              Section 4.05(a)
"Securities Act"                       --              Section 4.05(a)
"Subsidiary"                           --              Section 10.11(g)
"Surviving Entity"                     --              Section 1.01
"Tax Ruling"                           --              Section 4.10(j)
"Taxes"                                --              Section 4.10
"Tax Return"                           --              Section 4.10
"US GAAP"                              --              Section 4.05(a)
"Yankee Companies"                     --              Section 4.16
"Y2K Consultant"                       --              Section 6.01(o)

          This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999 (this "Agreement"), is made and entered into by and among NEW ENGLAND ELECTRIC SYSTEM, a Massachusetts business trust ("NEES"), RESEARCH DRIVE LLC ("LLC"), a Massachusetts limited liability company which is directly and indirectly wholly owned by NEES, and EASTERN UTILITIES ASSOCIATES, a Massachusetts business trust ("EUA").

          WHEREAS, the Board of Directors of NEES, the Board of Trustees of EUA and the members of LLC have each determined that it is advisable and in the best interests of their respective shareholders and members to consummate, and have approved, the business combination transaction provided for herein in which LLC would merge with and into EUA, with EUA being the surviving entity (the "Merger"), pursuant to the terms and conditions of this Agreement, as a result of which NEES will own, directly or indirectly, all of the issued and outstanding common shares of EUA (the "EUA Shares");

          WHEREAS, NEES, LLC and EUA desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

          1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), LLC shall be merged with and into EUA in accordance with Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws ("MGL"). At the Effective Time, the separate existence of LLC shall cease and EUA shall continue as the surviving entity in the Merger. EUA, after the Effective Time, is sometimes referred to herein as the "Surviving Entity" and EUA and LLC are sometimes referred to herein as the "Constituent Entities". The effect and consequences of the Merger shall be as set forth in Article II.

          1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as defined in Article III), a certificate of merger shall be executed and filed by EUA and LLC with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary"). The Merger shall become effective at the time of the filing of the certificate of merger relating to the Merger with the Massachusetts Secretary, or at such later time as is specified in the certificate of merger (such date and time being referred to herein as the "Effective Time").

          1.03 Effects of the Merger. At the Effective Time, the Agreement and Declaration of Trust of EUA (the "EUA Trust Agreement") as in effect immediately prior to the Effective Time shall be the agreement and declaration of trust of the Surviving Entity, until thereafter amended as provided by law and such agreement and declaration of trust. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of
Section 2 of Chapter 182 of the MGL and Section 62 of the Limited Liability Company Act of Massachusetts.


                                   ARTICLE II
                              CONVERSION OF SHARES

          2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Membership Interests of LLC. Each one percent of the issued and outstanding membership interests in LLC shall be converted into one transferable certificate of participation or share of the Surviving Entity.

               (b)  Conversion of EUA Shares.

                    (i) Cancellation of Treasury Shares and Shares Owned by NEES and Subsidiaries. All EUA Shares that are owned by EUA as treasury shares and any EUA Shares owned by NEES or any other wholly owned Subsidiary (as defined in Section 10.11) of NEES shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                    (ii) Conversion of EUA Shares. Each EUA Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(i)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in the amount (the "Per Share Amount") of $31.00 as such amount may hereafter be adjusted in accordance with Section 2.01(c) hereof (the "Merger Consideration"), payable, without interest, to the holder of such EUA Share, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

               (c) Adjustment in Amount of Merger Consideration. In the event that the Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which EUA Shareholders' Approval is obtained (the "Adjustment Date"), the Per Share Amount shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the earlier of the Closing Date and the Extended Termination Date, by an amount equal to $0.003.

          2.02 Surrender of Shares. (a) Deposit with Paying Agent. Prior to the Effective Time, NEES shall designate a bank or trust company reasonably acceptable to EUA to act as agent (the "Paying Agent") for the benefit of the holders of EUA Shares in connection with the Merger to receive the funds to which holders of EUA Shares shall become entitled pursuant to Section 2.01(b)(ii) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, NEES or LLC shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by NEES or LLC. Any such funds deposited with the Paying Agent by NEES shall be invested by the Paying Agent as directed by NEES or LLC.

               (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding EUA Shares (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii): (i) a letter of transmittal in such form as NEES and EUA may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by NEES and are reasonably acceptable to EUA), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each EUA Share formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(b)(ii). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of EUA, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section
2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(b)(ii).

               (c) No Further Ownership Rights in EUA Shares. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(b)(ii) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to EUA Shares represented thereby. From and after the Effective Time, the share transfer books of EUA shall be closed and there shall be no further registration of transfers thereon of EUA Shares which were outstanding immediately prior to the Effective Time.

If, after the Effective Time, Certificates are presented to NEES for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

               (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by NEES or LLC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against NEES, EUA or the Surviving Entity with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this
Section 2.02 in respect of, EUA Shares to which such Certificate relates.

               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of EUA for one (1) year after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any Shareholders of EUA who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. None of NEES, LLC or the Surviving Entity shall be liable to any former holder of EUA Shares for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.03 Withholding Rights. Each of the Surviving Entity and NEES shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of EUA Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or NEES, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of EUA Shares in respect of which such deduction and withholding was made by the Surviving Entity or NEES, as the case may be.


                                   ARTICLE III
                                   THE CLOSING

          The closing of the Merger and other transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF EUA

          EUA represents and warrants to NEES and LLC as follows:

          4.01 Organization and Qualification. (a) EUA is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of EUA's Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. As used in this Agreement, the term "EUA Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of EUA and its Subsidiaries taken as a whole. Each of EUA and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Section
4.01 of the letter dated the date hereof and delivered to NEES and LLC by EUA concurrently with the execution and delivery of this Agreement (the "EUA Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of EUA, (ii) such Subsidiary's authorized capital stock, (iii) the number of issued and outstanding shares of capital stock of such Subsidiary and (iv) the number of shares of such Subsidiary held of record by EUA. EUA has previously delivered to NEES correct and complete copies of the EUA Trust Agreement and the certificate or articles of organization or incorporation and bylaws (or other comparable charter documents) of its Subsidiaries.

               (b) Section 4.01 of the EUA Disclosure Letter sets forth a description as of the date hereof, of all EUA Associates, including (i) the name of each such entity and EUA's interest therein and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement "EUA Associates" shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of EUA in which EUA and/or one or more of its Subsidiaries, directly or indirectly, owns an equity interest (other than short-term investments in the ordinary course of business) if such corporation or other entity (including partnerships and other business associations) contributes five percent or more of EUA's consolidated revenues, assets, income or costs.

          4.02 Capital Stock. (a) The authorized equity securities of EUA consists of 36,000,000 EUA Shares, of which 20,435,997 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, no EUA Shares were held in the treasury of EUA. Since such date there has been no change in the sum of the issued and outstanding EUA Shares. All of the issued and outstanding EUA Shares are duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in Section 4.02 of the EUA Disclosure Letter, on the date hereof there are no outstanding subscriptions, options, warrants, rights (including share appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating EUA or any of its Subsidiaries to issue or sell any shares of equity securities of EUA or to grant, extend or enter into any Option with respect thereto. The EUA Disclosure Letter sets forth all capital stock authorized, issued and outstanding at subsidiary levels as of the close of business on January 29, 1999.

               (b) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of EUA are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by EUA or a Subsidiary, which is wholly owned, directly or indirectly, by EUA, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no (i) outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of EUA or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than EUA or a Subsidiary which is wholly owned, directly or indirectly, by EUA with respect to the voting of, or the right to participate in, dividends or other earnings on any capital stock of any Subsidiary of EUA.

               (c) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no outstanding contractual obligations of EUA or any Subsidiary of EUA to repurchase, redeem or otherwise acquire any EUA Shares or any capital stock of any Subsidiary of EUA or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of EUA or any other person.

               (d) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of EUA or any Subsidiary of EUA having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together "EUA Voting Debt") on any matters on which Shareholders may vote are issued or outstanding nor are there any outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any EUA Voting Debt or to grant, extend or enter into any Option with respect thereto.

          4.03 Authority. EUA has full power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining EUA Shareholders' Approval (as defined in Section 7.03(b)) and EUA Required Statutory Approvals (as defined in Section 4.04(b)), to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by EUA and the consummation by EUA of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of EUA, subject to obtaining EUA Shareholders' Approval with respect to the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EUA and constitutes a legal, valid and binding obligation of EUA enforceable against EUA in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by EUA do not, and the performance by EUA of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of EUA or any of its Subsidiaries or any of the terms, conditions or provisions of (i) the EUA Trust Agreement or the certificates or articles of incorporation or organization or bylaws (or other comparable charter documents) of EUA's Subsidiaries, or (ii) subject to the obtaining of EUA Shareholders' Approval, EUA Required Consents, EUA Required Statutory Approvals and the taking of any other actions described in this Section 4.04, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to EUA or any of its Subsidiaries or any of their respective assets or properties, or (y) subject to obtaining the third-party consents set forth in Section 4.04 of the EUA Disclosure Letter (the "EUA Required Consents"), any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which EUA or any of its Subsidiaries is a party or by which EUA or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such conflicts, violations, breaches, defaults, payments or reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by EUA or the consummation by EUA of the Merger and other transactions contemplated hereby except as described in Section 4.04 of the EUA Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in an EUA Material Adverse Effect (the "EUA Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such EUA Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          4.05 SEC Reports, Financial Statements and Utility Reports. (a) EUA delivered to NEES prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by EUA or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "EUA SEC Reports"), which are all the documents (other than preliminary materials) that EUA and its Subsidiaries were required to file with the SEC under the Securities Act and the Exchange Act since such date. As of their respective dates, EUA SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in EUA SEC Reports (the "EUA Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to EUA and its Subsidiaries taken as a whole)) the consolidated financial position of EUA and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the EUA Disclosure Letter, each Subsidiary of EUA is treated as a consolidated subsidiary of EUA in EUA Financial Statements for all periods covered thereby.

                  (b) All filings (other than immaterial filings) required to be made by EUA or any of its Subsidiaries since December 31, 1995, under the Public

Utility Holding Company Act of 1935 (the "1935 Act"), the Federal Power Act, the Atomic Energy Act of 1954, the Communications Act of 1934, and applicable state laws and regulations, have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Nuclear Regulatory Commission (the "NRC"), the Federal Communications Commission (the "FCC") or any appropriate state public utility commissions (including, without limitation, to the extent required, the state public utility regulatory agencies of Massachusetts, Rhode Island, New Hampshire, Maine, Vermont and Connecticut as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder.

          4.06 Absence of Certain Changes or Events. Except as set forth in
Section 4.06 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date of this Agreement since December 31, 1997, EUA and each of EUA's Subsidiaries have conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which, individually or in the aggregate, has or could reasonably be expected to have an EUA Material Adverse Effect.

          4.07 Legal Proceedings. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.07 of the EUA Disclosure Letter and except for environmental matters which are governed by Section 4.13,
(i) there are no actions, claims, hearings, suits, arbitrations or proceedings pending or, to the knowledge of EUA or any of its Subsidiaries, threatened against, specifically relating to or affecting, and, to the knowledge of EUA or any of its Subsidiaries, there are no Governmental Authority investigations or audits pending or threatened against, specifically relating to or affecting, EUA or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect and (ii) neither EUA nor any of its Subsidiaries is subject to any order of any Governmental Authority which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect.

          4.08 Information Supplied. (a) The proxy statement relating to EUA Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by EUA with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the 1935 Act, as applicable, and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to Shareholders of EUA and at the time of EUA Shareholders' Meeting (as defined in Section 7.03), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by EUA with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by NEES or LLC for inclusion or incorporation by reference therein.

          4.09 Compliance. Except as set forth in Section 4.09 of the EUA Disclosure Letter, or as disclosed in EUA SEC Reports filed prior to the date hereof, neither EUA nor any of EUA's Subsidiaries is in violation of, is, to the knowledge of EUA, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Except as set forth in Section 4.09 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, EUA and EUA's Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except for such failures which could not reasonably be expected to have an EUA Material Adverse Effect. Neither EUA nor any of EUA's Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, (i) the EUA Trust Agreement, in the case of EUA, or articles of incorporation or organization or by-laws, in the case of EUA's Subsidiaries, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which EUA or any Subsidiary of EUA is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.10 Taxes. Except as disclosed in Section 4.10 of the EUA Disclosure
Letter:

               (a) Filing of Timely Tax Returns. EUA and each of its Subsidiaries have timely filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct;

               (b) Payment of Taxes. EUA and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken;

               (c) Tax Reserves. EUA and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP;

               (d) Extensions of Time for Filing Tax Returns. Neither EUA nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

               (e) Waivers of Statute of Limitations. Neither EUA nor any of its Subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

               (f) Expiration of Statute of Limitations. The Tax Returns of EUA, each of its Subsidiaries and any affiliated, consolidated, combined or unitary group that includes EUA or any of its Subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1993;

               (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of EUA or any of its Subsidiaries (other than those being contested in good faith and for which adequate reserves have been established) and no issues have been raised in writing by any Tax authority in connection with any Tax or Tax Return;

               (h) Tax Liens. There are no Tax liens upon any asset of EUA or any of its Subsidiaries except liens for Taxes not yet due.

               (i) Powers of Attorney. No power of attorney currently in force has been granted by EUA or any of its Subsidiaries concerning any Tax matter;

               (j) Tax Rulings. Neither EUA nor any of its Subsidiaries has, during the five year period prior to the date of this Agreement, received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

               (k) Availability of Tax Returns. EUA and its Subsidiaries have made available to NEES complete and accurate copies, covering all years ending on or after December 31, 1993, of (i) all Tax Returns, and any amendments thereto, filed by EUA or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by EUA or any of its Subsidiaries and (iii) any Closing Agreements entered into by EUA or any of its Subsidiaries with any taxing authority.

               (l) Tax Sharing Agreements. No agreements relating to the allocation or sharing of Taxes exist between or among EUA and any of its Subsidiaries and neither EUA nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was EUA) or (ii) has any liability for Taxes of any Person (other than EUA or its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local), or foreign law, as a transferee or successor, by contract or otherwise;

               (m) Code Section 481 Adjustments. Neither EUA nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code
Section 481(a) by reason of a voluntary change in accounting method initiated by EUA or any of its Subsidiaries, and, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method;

               (n) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax, and within the meaning of Code Section 6662 have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of EUA and its Subsidiaries in accordance with Code Section 6662(d)(2)(B);

               (o) Intercompany Transactions. Neither EUA nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations ss. 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date; and

               (p) Foreign Tax Returns. Neither EUA nor any of its Subsidiaries is required to file a foreign tax return.

          "Taxes" as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and includes any interest and penalties on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return. "Tax Return" as used in this Agreement, shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined, unitary or consolidated returns for any group of entities.

          4.11 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, former employees, officers, trustees or directors of EUA or any of its Subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers, trustees or directors of EUA or pursuant to which EUA or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "EUA Employee Benefit Plans") is listed in Section 4.11(a) of the EUA Disclosure Letter, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each EUA Employee Benefit Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of EUA, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

               (b) Complete and correct copies of the following documents have been made available to NEES as of the date of this Agreement: (i) all EUA Employee Benefit Plans and any related trust agreements or insurance contracts,
(ii) the most current summary descriptions of each EUA Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each EUA Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each EUA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each EUA Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each EUA Employee Benefit Plan with respect to which actuarial valuations are conducted.

               (c) Except as set forth in Section 4.11(c) of the EUA Disclosure Letter, neither EUA nor any Subsidiary maintains or is obligated to provide benefits under any EUA Employee Benefit Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides health or welfare benefits to retirees or other terminated employees other than benefit continuations as required pursuant to Section 601 of ERISA. Each EUA Employee Benefit Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith. EUA has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with EUA within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of EUA's.

               (d) Except as set forth in Section 4.11(d) of the EUA Disclosure Letter, each EUA Employee Benefit Plan covers only employees who are employed by EUA or a Subsidiary (or former employees or beneficiaries with respect to service with EUA or a Subsidiary).

               (e) Except as set forth in Section 4.11(e) of the EUA Disclosure Letter, neither EUA, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

               (f) No event has occurred, and there exists no condition or set of circumstances in connection with any EUA Employee Benefit Plan, under which EUA or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code except for instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (g) Neither EUA nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any EUA Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

               (h) Except as set forth in Section 4.11(h) of the EUA Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any EUA Employee Benefit Plan.

               (i) Full payment has been made of all material amounts which EUA or any affiliate thereof was required under the terms of EUA Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no EUA Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived.

               (j) Except as set forth in Section 4.11(j) of the EUA Disclosure Letter, no amounts payable under any EUA Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

          4.12 Labor Matters. As of the date hereof, except as set forth in
Section 4.12 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of EUA, as of the date hereof, there is no current union representation question involving employees of EUA or any of its Subsidiaries, nor does EUA know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in Section
4.12 of the EUA Disclosure Letter, (i) there is no unfair labor practice, employment discrimination or other employment-related complaint or proceeding against EUA or any of its Subsidiaries pending or, to the knowledge of EUA, threatened, which has or could reasonably be expected to have an EUA Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of EUA, threatened, against or involving EUA or any of its Subsidiaries which has or could reasonably be expected to have, an EUA Material Adverse Effect and (iii) there is no proceeding, claim, suit, or action pending or, to the knowledge of EUA or any of its Subsidiaries, threatened, nor, to the knowledge of EUA or any of its Subsidiaries is there any Governmental Authority investigation pending or threatened, in respect of which any trustee, director, officer, employee or agent of EUA or any of its Subsidiaries is or may be entitled to claim indemnification from EUA or any of its Subsidiaries pursuant to the EUA Trust Agreement, in the case of EUA, and their respective articles of incorporation and by-laws, in the case of EUA's Subsidiaries, or as provided in the indemnification agreements listed in Section
4.12 of the EUA Disclosure Letter. Except as set forth in Section 4.12 of the EUA Disclosure Letter, EUA and its Subsidiaries are in compliance with all federal, state and local laws with respect to employment practices and labor relations, including, without limitation, any provisions relating to affirmative action, employment discrimination, wages, hours, collective bargaining, and the payment of social security and similar taxes, safety and health regulations and mass layoffs and plant closings except for such instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.13 Environmental Matters. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.13 of the EUA Disclosure Letter:

               (a) (i) Each of EUA and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect; and

                    (ii) Neither EUA nor any of its Subsidiaries has received any written communication from any person or Governmental Authority that alleges that EUA or any of its Subsidiaries is not in such compliance (including the materiality qualifier set forth in clause (i) above) with applicable Environmental Laws.

               (b) Each of EUA and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and agency approval is expected in the ordinary course of business, and EUA and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure have such Environmental Permits, file a renewal application for such Environmental Permits, or to be in compliance with such Environmental Permits, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect.

               (c) There is no Environmental Claim (as hereinafter defined) that could, individually or in the aggregate, reasonably be expected to have an EUA Material Adverse Effect pending (i) against EUA or any of its Subsidiaries;
(ii) against any person or entity whose liability for any Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations which EUA or any of its Subsidiaries owns, leases or manages, in whole or in part.

               (d) To the knowledge of EUA there have not been any material Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against EUA or any of its Subsidiaries, or against any person or entity whose liability for any material Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim that, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (e) To the knowledge of EUA with respect to any predecessor of EUA or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, and there has been no Release of Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim except for any Environmental Claim that, individually or in the aggregate, could not be reasonably be expected to have an EUA Material Adverse Effect.

               (f)  As used in this Section 4.13:

                    (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices or noncompliance, liability or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

                    (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by EUA or any of its Subsidiaries; or

                    (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                    (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations and binding interpretation thereof, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous
Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which EUA or any of its Subsidiaries (x) operates or (y) stores, treats or disposes of Hazardous Materials; and

                    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          4.14 Regulation as a Utility. (a) EUA is a public utility holding company registered under Section 5, and subject to the provisions, of the 1935 Act. Section 4.14 of the EUA Disclosure Letter lists the subsidiaries of EUA that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the jurisdictions where each such Subsidiary is subject to regulation as a public utility company or public service company. Except as set forth above and as set forth in Section 4.14 of the EUA Disclosure Letter, neither EUA nor any "subsidiary company" or "affiliate" of EUA is subject to regulation as a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country.

               (b) As used in this Section 4.14, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in Section 2(a)(8) and Section 2(a)(11), respectively, of the 1935 Act.

          4.15 Insurance. Except as set forth in Section 4.15 of the EUA Disclosure Letter, each of EUA and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by EUA and its Subsidiaries during such time period. Except as set forth in Section 4.15 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of EUA or any of its Subsidiaries. The insurance policies of EUA and each of its Subsidiaries are valid and enforceable policies.

          4.16 Nuclear Facilities. Montaup Electric Company, a Subsidiary of EUA, is a minority common stockholder of each of Connecticut Yankee Atomic Power Company, Maine Yankee Atomic Power Company, Vermont Yankee Nuclear Power Corporation and Yankee Atomic Electric Company (the "Yankee Companies") and a minority joint owner in Millstone 3 and Seabrook 1 (collectively, as described in Section 4.16 of the EUA Disclosure Letter, the "EUA Nuclear Facilities"). With respect to its ownership of Millstone 3 and Seabrook 1, Montaup Electric Company holds the required operating licenses from the NRC. With respect to the Yankee Companies, each Yankee Company holds its own operating license from the NRC. Because it is a minority stockholder or a minority joint owner, Montaup Electric Company does not have responsibility for the operation of EUA Nuclear Facilities. Except as set forth in Section 4.16 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, to the knowledge of EUA, neither EUA nor any of its Subsidiaries is in violation of any applicable health, safety, regulatory and other legal requirement, including NRC laws and regulations and Environmental Laws, applicable to EUA Nuclear Facilities except for such failure to comply as could not reasonably be expected to have a material adverse effect with respect to EUA Nuclear Facilities and the ownership interest of EUA therein. To the knowledge of EUA, each of EUA Nuclear Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. EUA has funded, or has caused the funding of, its portion of the decommissioning cost of each of the EUA Nuclear Facilities and the storage of spent nuclear fuel consistent with the most recently approved plan for each of the EUA Nuclear Facilities and FERC authorized rates. Except as set forth in Section 4.16 of the EUA Disclosure Letter, to the knowledge of EUA, no EUA Nuclear Facility is as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

          4.17 Vote Required. The affirmative vote of two-thirds of the outstanding EUA Shares voting as a single class (with each EUA Share having one vote per share) with respect to the approval of the Merger and other transactions contemplated hereby is the only vote of the holders of any class or series of equity securities of EUA or its Subsidiaries required to approve this Agreement and approve the Merger and other transactions contemplated hereby.

          4.18 Opinion of Financial Advisor. EUA has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of EUA Shares. A true and complete copy of the written opinion will be delivered to NEES promptly after receipt thereof by EUA.

          4.19 Ownership of NEES Common Shares. Neither EUA nor any of its Subsidiaries or other affiliates beneficially owns any NEES Common Shares.

          4.20 State Anti-Takeover Statutes. EUA has taken all necessary actions so that the provisions of Chapters 110C, 110D or 110F of the MGL will not apply to this Agreement, the Merger or other transactions contemplated hereby or thereby.

          4.21 Year 2000. The Information Systems operated by EUA and its Subsidiaries which is used in the conduct of their business is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such Information Systems record, store, process and present such calendar dates falling on or before December 31, 1999 other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a EUA Material Adverse Effect. EUA reasonably believes as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by EUA for the quarter ended September 30, 1998 (excluding the fees and costs of any Y2K Consultant retained pursuant to Section 6.01(o) hereof and of the implementation of any recommendations by such Y2K Consultant actually made by EUA that are not already part of EUA's compliance plan as of the date hereof). "Information Systems" means mainframe and midrange hardware, operating system software and applications programs; network and desktop (PC) hardware, operating system software and applications programs; EDI (Electronic Date Interchange) and FTP (File Transfer Protocol) software; and embedded systems hardware and applications software.

          4.22 EUA Associates. The representations and warranties set forth in Sections 4.04(a), 4.06, 4.07, 4.09, 4.12 and 4.13 are true and correct in all material respects with regard to EUA Associates.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF NEES

          NEES represents and warrants to EUA as follows:

          5.01 Organization and Qualification. NEES is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of the NEES Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. As used in this Agreement, the term "NEES Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of NEES and its Subsidiaries taken as a whole. LLC is a limited liability company validly existing under the laws of the Commonwealth of Massachusetts. LLC was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities (other than in connection with the formation and capitalization of LLC pursuant to or in accordance with the LLC Agreement (as defined below)) and has conducted its operations only as contemplated hereby and by the LLC Agreement. Each of NEES and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. NEES has previously delivered to EUA correct and complete copies of its Agreement and Declaration of Trust (the "NEES Trust Agreement") and the articles of association of LLC.

          5.02 Authority. Each of NEES and LLC has full power and authority to enter into this Agreement, and to perform its obligations hereunder, and to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of NEES and LLC and the consummation by each of NEES and LLC of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEES and all necessary action on the part of LLC. This Agreement has been duly and validly executed and delivered by each of NEES and LLC and constitutes a legal, valid and binding obligation of each of NEES and LLC enforceable against each of NEES and LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.03 Capital Stock. The authorized equity securities of NEES consists of 150,000,000 common shares of NEES (the "NEES Shares"), of which 59,170,986 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, 5,798,666 NEES Shares were held in the treasury of NEES. All of the issued and outstanding NEES Shares are duly authorized, validly issued, fully paid and nonassessable. Except as may be provided by the New England Electric System Companies' Incentive Share Plan, the New England Electric System Companies Incentive Thrift Plan I, the New England Electric System Companies Incentive Thrift Plan II, the New England Electric Companies Long-Term Performance Share Award Plan, and the New England Electric System Directors' annual retainer shares, and except as set forth in
Section 5.03 of the letter dated the date hereof and delivered to EUA by NEES and LLC concurrently with the execution and delivery of this Agreement (the "NEES Disclosure Letter"), on the date hereof there are no outstanding Options obligating NEES or any of its Subsidiaries to issue or sell any shares of equity securities of NEES or to grant, extend or enter into any Option with respect thereto.

          5.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of NEES and LLC do not, and the performance by each of NEES and LLC of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of NEES, or LLC under, any of the terms, conditions or provisions of (i) the NEES Agreement and Declaration of Trust or the articles of organization of LLC, (ii) subject to the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental Authority applicable to NEES or LLC or any of their respective assets or properties, or (y) subject to obtaining the third-party consents (the "NEES Required Consents") set forth in
Section 5.04 of the NEES Disclosure Letter any Contracts to which NEES is a party or by which NEES or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by NEES or LLC or the consummation by NEES or LLC of the Merger and other transactions contemplated hereby except as described in Section 5.04 of the NEES Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in a NEES Material Adverse Effect (the "NEES Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such NEES Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          5.05 Information Supplied. (a) The information supplied by NEES or LLC and included in the Proxy Statement with the written consent of NEES or LLC, as the case may be, will not, at the date mailed to EUA's Shareholders or at the time of EUA Shareholder's Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 5.05, no representation or warranty is made by NEES with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by EUA for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to this Section 5.05.

          5.06 Compliance. Except as set forth in Section 5.06 of the NEES Disclosure Letter, or as disclosed in the NEES Reports filed prior to the date hereof, NEES is not in violation of, is, to the knowledge of NEES, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. Except as set forth in Section 5.06 of the NEES Disclosure Letter or as disclosed in the NEES Reports filed prior to the date hereof, NEES and its Subsidiaries have all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of NEES. NEES is not in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by NEES under (i) the NEES Agreement and Declaration of Trust or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which NEES is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

          5.07 Financing. NEES has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause LLC to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

          5.08 No Vote Required. No vote of the NEES Shares or of any class or series of equity securities of NEES or its Subsidiaries is necessary for the approval of the Merger and other transactions contemplated hereby.

          5.09 Ownership of EUA Shares. Neither NEES nor any of its Subsidiaries or other affiliates beneficially owns any EUA Shares.

          5.10 Merger with The National Grid Group plc. NEES has entered into an Agreement and Plan of Merger dated as of December 11, 1998 by and among The National Grid Group plc ("National Grid Group"), NGG Holdings LLC (formerly known as Iosta LLC) and NEES (the "National Grid Merger Agreement"). Pursuant to
Section 6.01 of the National Grid Merger Agreement, NEES has provided a copy of this Agreement to National Grid Group, and National Grid Group has given NEES its written consent to enter into this Agreement and consummate the Merger on the terms set forth in this Agreement. Prior to the execution of this Agreement, NEES has provided EUA with a copy of such written consent.


                                   ARTICLE VI
                                    COVENANTS

          6.01 Covenants of EUA. At all times from and after the date hereof until the Effective Time, EUA covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.01 of the EUA Disclosure Letter, or to the extent that NEES shall otherwise previously consent in writing):

               (a) Ordinary Course. EUA and each of its Subsidiaries shall conduct their businesses only in, and EUA and each of its Subsidiaries shall not take any action except in, the ordinary course consistent with good utility practice. Without limiting the generality of the foregoing, EUA and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Authorities applicable to them.

               (b) Charter Documents. EUA shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend the EUA Trust Agreement, in the case of EUA, and its certificate or articles of incorporation or organization or bylaws (or other comparable charter documents), in the case of EUA's Subsidiaries.

               (c) Dividends. EUA shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock or share capital, except:

                    (A) that EUA may continue the declaration and payment of regular quarterly dividends on EUA Shares with usual record and payment dates not, in any fiscal year, in excess of the dividend for the comparable period in the prior fiscal year;

                    (B) that the Subsidiaries of EUA set forth in Section 6.01(c) of the EUA Disclosure Letter may continue the declaration and payment of dividends on preferred stock in accordance with the terms of such stock, with the record and payment dates and in the amounts set forth in Section 6.01(c) of the EUA Disclosure Letter;

                    (C) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, for a special dividend on EUA Shares with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend, multiplied by (y) $.0045; and

                    (D) for dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of EUA to its parent.

(ii) split, combine, subdivide, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

                    (A) in connection with intercompany purchases of capital stock or share capital,

                    (B) for the purpose of funding EUA's dividend reinvestment and share purchase plan in accordance with past practice, or

                    (C) subject to EUA's obligations under the Securities Act and the Exchange Act, pursuant to EUA's previously announced share repurchase program provided that the number of EUA Shares repurchased does not exceed 3,000,000 and the price paid per share does not exceed 95% of the Per Share Amount.

               (d) Share Issuances. EUA shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than the issuance by a wholly owned Subsidiary of its capital stock to its direct or indirect parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

               (e) Acquisitions. EUA shall not, nor shall it permit any of its Subsidiaries to acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof.

               (f) Dispositions. EUA shall not, nor shall it permit any of its Subsidiaries to sell, lease, securitize, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than $1,000,000 for each disposition and $5,000,000 in the aggregate.

               (g) Indebtedness. EUA shall not, nor shall it permit any of its Subsidiaries to incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in amounts not exceeding the amounts set forth in Section 6.01(g) of the EUA Disclosure Letter, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or (iii) guarantees or "keep well" agreements in favor of wholly owned Subsidiaries of EUA in connection with the conduct of the business of such wholly owned Subsidiaries of EUA not aggregating more than $1,000,000.

               (h) Capital Expenditures. Except (i) as required by law or (ii) as reasonably deemed necessary by EUA after consulting with NEES following a catastrophic event, such as a major storm, EUA shall not, nor shall it permit any of its Subsidiaries to make any capital expenditures or commitments during any fiscal year that is in excess of 110% of (i) the aggregate amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to EUA and its Subsidiaries that are public utility companies within the meaning of Section 2(a)(5) of the 1935 Act or (ii) the amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to each of EUA's other Subsidiaries.

               (i) Employee Benefits. EUA shall not, nor shall it permit any of its Subsidiaries to enter into, adopt, amend (except as may be required by applicable law) or terminate any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy between EUA or one of its Subsidiaries and one or more of its trustees, directors, officers, employees or former employees, or, except for normal increases in the ordinary course of business, (a) increase in any manner the compensation or fringe benefits of any trustee, director or executive officer, (b) increase in any manner the compensation or fringe benefits of any employee, (c) pay any benefit not required by any plan or arrangement in effect as of the date hereof or, (d) cause any trustee, director, officer, employee or former employee of EUA to accrue or receive additional benefits, accelerate vesting or accelerate the payment of any benefits under any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy. EUA, prior to the Closing Date, shall take all necessary action and make all necessary amendments to its stock-based plans so that all such plans will be in a form that allows the plans to function after the Effective Time and after any merger of EUA and its Subsidiaries into NEES or its Subsidiaries. EUA, prior to the Closing Date, shall take all necessary actions, in a manner satisfactory to NEES, so that on or after the Closing Date, neither EUA, the Surviving Entity nor their affiliates' stock or securities will be required to be held in, or distributed pursuant to, any EUA Employee Benefit Plan.

               (j) Labor Matters. Notwithstanding any other provision of this Agreement to the contrary, EUA or its Subsidiaries may negotiate successor collective bargaining agreements to those referenced in Section 4.12 hereof, and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing the agreements referenced in Section
4.12 hereof. EUA will keep NEES informed as to the status of, and will consult with NEES as to the strategy for, all negotiations with collective bargaining representatives. EUA and its Subsidiaries shall act prudently and reasonably and consistent with their obligation under applicable law in such negotiations.

               (k) Discharge of Liabilities. EUA shall not, nor shall it permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in EUA SEC Reports, or incurred in the ordinary course of business consistent with past practice.

               (l) Contracts. EUA shall not, nor shall it permit its Subsidiaries, except in the ordinary course of business consistent with past practice or as set forth in Section 6.01(l) of the EUA Disclosure Letter, (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract to which EUA or any of its Subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material Contracts except as expressly permitted by Sections 6.01 (f), (g) or (i) and 7.06 hereof.

               (m) Equity Investments. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, make equity contributions to non-affiliates or to its non-utility Subsidiaries.

               (n) Loans. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, loan money to non-affiliates or to its non-utility Subsidiaries.

               (o) Year 2000. EUA, within 15 days of the date of this Agreement, shall engage a qualified third party ("Y2K Consultant") to conduct a detailed assessment of the adequacy and state of completion of its Year 2000 Program, including but not limited to assessment and testing of its customer, accounting, and operational systems. The Y2K Consultant and scope of work of the Y2K Consultant shall be acceptable to NEES. Such assessment and testing shall be completed as soon thereafter as practicable. EUA shall have such assessment updated by the Y2K Consultant at the end of each fiscal quarter of 1999. EUA shall allow designated NEES personnel and representatives access to the Y2K Consultant's personnel, reports and recommendations and access to EUA's personnel, documents, and information related to the Y2K issue. EUA and the third party shall meet with such designated NEES personnel and representatives on a periodic basis (but not less frequently than monthly) to update NEES on EUA's Year 2000 Program. If this Agreement is terminated pursuant to Section
9.01 hereof, NEES shall reimburse EUA for the costs and expenses of the Y2K Consultant.

               (p) Insurance. EUA shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

               (q) 1935 Act. EUA shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

               (r) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, EUA shall consult with NEES prior to implementing any changes in its or any of its Subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to NEES a copy of each such filing or agreement at least four (4) business days prior to the filing or execution thereof so that NEES may comment thereon. EUA shall, and shall cause its Subsidiaries to, make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a Governmental Authority or regulatory agency with appropriate jurisdiction.

               (s) Accounting. EUA shall not, nor shall it permit any of its Subsidiaries to make any changes in their accounting methods, policies or procedures, except as required by law, rule, regulation or applicable generally accepted accounting principles;

               (t)  Tax Status. Neither EUA nor any of its Subsidiaries shall
(i) make or rescind any material express or deemed election relating to Taxes,
(ii) make a request for a Tax Ruling or enter into a Closing Agreement, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by applicable law.

               (u) No Breach. EUA shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any provision of this Agreement or (ii) its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

               (v) Advice of Changes. EUA shall confer with NEES on a regular and frequent basis with respect to EUA's business and operations and other matters relevant to the Merger to the extent permitted by law, and shall promptly advise NEES, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that EUA shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (w) Notice and Cure. EUA will notify NEES in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to EUA, that causes or will or may be likely to cause any covenant or agreement of EUA under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of EUA contained in this Agreement. EUA also will notify NEES in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to EUA, of any representation, warranty, covenant or agreement made by EUA. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (x) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, EUA will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and EUA will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (y)  Third Party Standstill Agreements. Except as provided in
Section 7.08 hereto, during the period from the date of this Agreement through the Effective Time, neither EUA nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, EUA shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

          6.02 Covenants of NEES. At all times from and after the date hereof until the Effective Time, NEES covenants and agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that EUA shall otherwise previously consent in writing):

               (a) No Breach. NEES shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any of its covenants or agreements contained in this Agreement or (ii) any of its representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08 and 5.09 of this
Agreement being untrue in any material respect on and as of the Closing Date.

               (b) Advice of Changes. NEES shall confer with EUA on a regular and frequent basis with respect to any matter having, or which, insofar as can be reasonably foreseen, could reasonably be expected to have, a NEES Material Adverse Effect or materially impair the ability of NEES to consummate the Merger and other transactions contemplated hereby; provided that NEES shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (c) Notice and Cure. NEES will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to NEES, that causes or will or may be likely to cause any covenant or agreement of NEES under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of NEES contained in this Agreement. NEES also will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by NEES. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (d) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, NEES will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and NEES will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (e) Conduct of Business of LLC. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, NEES shall cause LLC to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

               (f) Certain Mergers. NEES shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

          6.03  Additional Covenants by NEES and EUA.

               (a) Control of Other Party's Business. Nothing contained in this Agreement shall give NEES, directly or indirectly, the right to control or direct EUA's operations prior to the Effective Time. Nothing contained in this Agreement shall give EUA, directly or indirectly, the right to control or direct NEES' operations prior to the Effective Time. Prior to the Effective Time, each of EUA and NEES shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

               (b) Transition Steering Team. As soon as reasonably practicable after the date hereof, NEES and EUA shall create a special transition steering team, with representation from EUA and NEES, that will develop recommendations concerning the future structure and operations of EUA after the Effective Time, subject to applicable law. The members of the transition steering team shall be appointed by the Chief Executive Officers of NEES and EUA. The functions of the transition steering team shall include (i) to direct the exchange of information and documents between the parties and their Subsidiaries as contemplated by
Section 7.01 and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.01 Access to Information. EUA shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause EUA Associates to, throughout the period from the date hereof to the Effective Time to the extent permitted by law, (i) provide NEES and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all facilities, operations, officers (including EUA's environmental, health and safety personnel), employees, agents and accountants of EUA and its Subsidiaries and Associates and their respective assets, properties, books and records, to the extent EUA or any Subsidiary of EUA or EUA Associate is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney client privilege and does not unreasonably interfere with the business and operations of EUA and its Subsidiaries and Associates and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by EUA or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Authority, and (y) all other information and data (including, without limitation, copies of Contracts, EUA Employee Benefit Plans, and other books and records) concerning the business and operations of EUA and its Subsidiaries as NEES or any of its Representatives reasonably may request. No review pursuant to this Section 7.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of December 18, 1998 between EUA and NEES (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement. NEES may provide information or materials that it obtains relating to EUA or any EUA Subsidiary pursuant to this Section 7.01 to National Grid Group; the treatment by National Grid Group of such information or material shall be governed by the terms of the letter agreement dated as of December 21, 1998 between EUA and National Grid Group.

          7.02 Proxy Statement. As soon as reasonably practicable after the date of this Agreement, EUA shall prepare and file the Proxy Statement with the

SEC. NEES and EUA shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and EUA shall promptly notify NEES of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to NEES copies of all correspondence between EUA or any of its Representatives and the SEC with respect to the Proxy Statement (except reports from financial advisors other than with the consent of such financial advisors). Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. EUA shall consult with NEES regarding the Proxy Statement and have due regard to any comments NEES may make in relation to the Proxy Statement. EUA shall give NEES and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of EUA and NEES agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. After obtaining the consent of EUA, which consent shall not be unreasonably withheld, NEES may provide information supplied to NEES by EUA to National Grid Group for inclusion of such information in the Super Class 1 circular ("NGG Circular") to be issued to shareholders of National Grid Group in connection with approval by such shareholders of the National Grid Merger Agreement. NEES shall use its best efforts to provide EUA with a draft of any portion of the NGG Circular with information relating to EUA prior to the issuance of the NGG Circular.

          7.03 Approval of Shareholders. EUA shall, through its Board of Trustees, duly call, give notice of, convene and hold a meeting of its shareholders (the "EUA Shareholders' Meeting") for the purpose of voting on the approval of the Merger and other transactions contemplated hereby (the "EUA Shareholders' Approval") as soon as reasonably practicable after the date hereof; provided, however, subject to the fiduciary duties of its Board of Trustees and the requirements of applicable law, EUA shall include in the Proxy Statement the recommendation of the Board of Trustees of EUA that the Shareholders of EUA approve the Merger and the other transactions contemplated hereby, and shall use its reasonable best efforts to obtain such approval.

          7.04 Regulatory and Other Approvals. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by its respective "ultimate parent" company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

               (b) Other Regulatory Approvals. Each party shall cooperate and use its best efforts to promptly prepare and file all necessary applications, notices, petitions, filings and other documents with, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of, all Governmental Authorities necessary or advisable to obtain the EUA Required Statutory Approvals, the NEES Required Statutory Approvals and the approvals of the state utility commissions referred to in Section 8.01(d) (collectively, the "NEES-EUA Regulatory Approvals"). The parties agree that they will consult with each other with respect to obtaining the NEES-EUA Regulatory Approvals; provided, however, that NEES shall have primary responsibility for the preparation and filing of any related applications, filings or other material with the SEC, the FERC, the NRC and state utility commissions. EUA shall have the right to review and approve in advance drafts of and final applications, filings and other material (including material with respect to proposed settlements) submitted to or filed with the SEC, the FERC, the NRC and state utility commissions or parties to such proceedings before such Governmental Authority, which approval shall not be unreasonably withheld or delayed.

               (c) NEES-NGG Regulatory Proceedings. EUA and NEES acknowledge that, at the same time EUA and NEES will be seeking to obtain the NEES-EUA Regulatory Approvals, National Grid Group and NEES will be seeking to obtain the regulatory approvals (the "NEES-NGG Regulatory Approvals") required to consummate the transactions contemplated by the National Grid Merger Agreement. NEES and EUA agree to seek to prosecute the proceedings relating to the NEES-EUA Regulatory Approvals (the "NEES-EUA Regulatory Proceedings") separately from the prosecution by National Grid Group and NEES of the proceedings relating to the NEES-NGG Regulatory Approvals (the "NEES-NGG Regulatory Proceedings"), but recognize that one or more of the NEES-EUA Regulatory Proceedings may be consolidated with one or more of the NEES-NGG Regulatory Proceedings by the relevant Governmental Authority. Upon the request of EUA, NEES will keep EUA reasonably apprised of the status of the NEES-NGG Regulatory Proceedings.

          7.05  Employee Benefit Plans.

               (a) For a period of twelve (12) months immediately following the Closing Date, the compensation, benefits and coverage provided to those non-union individuals who continue to be employees of the Surviving Entity (the "Affected Employees") pursuant to employee benefit plans or arrangements maintained by NEES or the Surviving Entity shall be, in the aggregate, not less favorable (as determined by NEES and the Surviving Entity using reasonable assumptions and benefit valuation methods) than those provided, in the aggregate, to such Affected Employees immediately prior to the Closing Date. In addition to the foregoing, NEES shall, or shall cause the Surviving Entity to, pay any Affected Employee whose employment is terminated by NEES or the Surviving Entity within twelve (12) months of the Closing Date a severance benefit package equivalent to the severance benefit package that would be provided under the NEES Standard Severance Plan as in effect on the date hereof.

               (b) NEES shall, or shall cause the Surviving Entity to, give the Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including, without limitation, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by NEES or the Surviving Entity in effect as of the Closing Date for such Affected Employees' service with EUA or any Subsidiary of EUA (or any prior employer) to the same extent recognized by EUA or such Subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by NEES, EUA or the Surviving Entity after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans.

               (c) NEES shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any EUA welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

               (d)(i) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, all EUA Employee Benefit Plans as in effect on the date hereof; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to all EUA Employee Benefit Plans solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Benefit Plans.

                    (ii) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, (A) all employment severance, consulting and retention agreements or arrangements as in effect on the date hereof, as set forth in Section 7.05(d)(ii) of the EUA Disclosure Letter, or as modified in accordance with Section 6.01(i) of the EUA Disclosure Letter (such agreements or arrangements, the "EUA Employee Agreements" and the individuals who are parties to such EUA Employee Agreements, the "EUA Executives") and (B) all EUA Employee Benefit Plans in which such EUA Executives participate; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to the EUA Employee Agreements and the EUA Employee Benefit Plans in which such EUA Executives participate, in each case solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Agreements and EUA Employee Benefit Plans.

               (e) Notwithstanding the foregoing, NEES and the Surviving Entity and its subsidiaries shall neither be required to or prevented from merging EUA's benefit plans, agreements, or arrangements into NEES or the Surviving Entity and its subsidiaries benefit plans, agreements, or arrangements or from replacing EUA's benefit plans, agreements or arrangements with NEES or the Surviving Entity and its subsidiaries benefit plans, agreements or arrangements.

          7.06  Labor Agreements and Workforce Matters.

               (a) Labor Agreements. NEES shall honor, or shall cause the appropriate subsidiaries of the Surviving Entity to honor, all collective bargaining agreements of EUA or its subsidiaries in effect as of the Effective Time until their expiration; provided, however, that this undertaking is not intended to prevent NEES or the Surviving Entity and its subsidiaries from exercising their rights with respect to such collective bargaining agreements and in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

               (b) Workforce Matters. Subject to applicable law and obligations under applicable collective bargaining agreements, for a period of 2 years following the Effective Time, any reductions in workforce in respect of employees of the Surviving Entity and its Subsidiaries shall be made on a fair and equitable basis as determined by the Surviving Entity, with due consideration to prior experience and skills, and any employee whose employment is terminated or job is eliminated during such period shall be entitled to participate on a fair and equitable basis as determined by NEES or the Surviving Entity in the job opportunity and employment placement programs offered by NEES or the Surviving Entity or any of their Subsidiaries for which they are eligible. Any workforce reductions carried out following the Effective Time by the Surviving Entity and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, and any comparable state or local law.

          7.07  Post Merger Operations.

               (a) NEES Advisory Board. If the Merger is consummated, then, promptly following the closing of the merger contemplated by the National Grid Merger Agreement, NEES shall take such action as is necessary to cause all of the members of the Board of Directors of EUA to be appointed to serve on the advisory board to be formed pursuant to Section 7.07(e) of the National Grid Merger Agreement.

               (b) Charities. The parties agree that provision of charitable contribution and community support within the New England region serves a number of important goals. After the Effective Time, NEES intends to cause the Surviving Entity to provide charitable contributions and community support within the New England region at annual levels substantially comparable to the annual level of charitable contributions and community support provided, directly or indirectly, by EUA and its public utility subsidiaries within the New England region during 1998.

          7.08 No Solicitations. Prior to the Effective Time, EUA agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause its Representatives (as defined in Section 10.10) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or any proposal or offer (including, without limitation, any proposal or offer to its Shareholders) with respect to a merger, consolidation or other business combination including EUA or any of its significant Subsidiaries (as defined in Rule 1-02(W) of Regulation S-X promulgated under the Exchange Act) other than EUA Cogenex Corporation (an "EUA Significant Subsidiary"), or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of EUA and its Subsidiaries taken as a whole, (ii) ten percent or more of the outstanding EUA Shares or (iii) 50% or more of the outstanding shares of the capital stock of any EUA Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any other discussions with, any person or group relating to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal other than from NEES and its affiliates; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Alternative Proposal; and (c) that it will notify NEES immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that, prior to receipt of the EUA Shareholders' Approval, nothing contained in this
Section 7.08 shall prohibit the Board of Trustees of EUA from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to EUA than the Confidentiality Agreement (as defined in Section 7.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited Alternative Proposal, if, and only to the extent that, (A) the Board of Trustees of EUA, based upon advice of outside counsel with respect to fiduciary duties, determines in good faith that such action is necessary for the Board of Trustees to act in a manner consistent with its fiduciary duties to Shareholders under applicable law, (B) the Board of Trustees of EUA has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is likely to be more favorable to EUA's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, EUA provides written notice to NEES to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group and the material terms of the Alternative Proposal in reasonable detail, and (D) EUA keeps NEES promptly informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.08 shall
(x) permit EUA to terminate this Agreement (except as specifically provided in Article IX), (y) permit EUA to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, EUA shall not enter into any agreement with any person or group that provides for, or in any way knowingly facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of EUA under this Agreement.

          7.09  Directors' and Officers' Indemnification and Insurance.

               (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, NEES shall, or shall cause the Surviving Entity to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, (x) an officer, trustee or director or (y) an employee covered as of the date hereof (to the extent of the coverage extended as of the date hereof) of EUA or any Subsidiary of EUA (each an "Indemnified Party," and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the first proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, trustee, officer or employee of EUA or any Subsidiary of EUA (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case, to the extent permitted by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) NEES shall, or shall cause the Surviving Entity to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to NEES or the Surviving Entity, as appropriate, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter upon receipt of an undertaking by or on behalf of such director, trustee or officer to repay such amounts as and to the extent required by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter, (ii) the Surviving Entity shall cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the EUA Trust Agreement or the indemnification agreements set forth in
Section 7.09 of the EUA Disclosure Letter and the certificate of incorporation or by-laws or similar governing documents of the Surviving Entity shall be made by independent counsel mutually acceptable to the Surviving Entity and the Indemnified Party; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that no indemnification shall be made if such indemnification is prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter.

               (b) Insurance. For a period of six years after the Effective Time, NEES and the Surviving Entity at NEES's election, (i) shall cause to be maintained in effect an extended reporting period for current policies of directors' and officers' liability insurance for the benefit of such persons who are currently covered by such policies of EUA on terms no less favorable than the terms of such current insurance coverage or (ii) shall provide tail coverage for such persons which provides such persons with coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

               (c) Successors. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity, as applicable, shall assume the obligations set forth in this
Section 7.09.

               (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors, trustees and officers of EUA and EUA's Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the EUA Trust Agreement or the respective certificates of incorporation and by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

               (e) Benefit. The provisions of this Section 7.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

               (f) Amendment of the EUA Trust Agreement. NEES shall not, and shall ensure that the Surviving Entity shall not, amend the EUA Trust Agreement to in any way limit the indemnification provided to the Indemnified Parties under this Section 7.09.

          7.10 Expenses. Except as set forth in Section 9.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the filing fees in connection with the filings required under the HSR Act and the 1935 Act shall be paid by NEES.

          7.11 Brokers or Finders. EUA represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's or investment banker's fee or any other commission or similar fee in connection with the Merger and other transactions contemplated by this Agreement except Salomon Smith Barney Inc., whose fees and expenses will be paid by EUA in accordance with EUA's agreement with such firm, and EUA shall indemnify and hold NEES harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by EUA or its affiliates.

          7.12 Anti-Takeover Statutes. If any "fair price", "moratorium", "business combination", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or other transactions contemplated hereby, EUA and the members of the Board of Trustees of EUA shall grant such approvals and take such actions consistent with their fiduciary duties and in accordance with applicable law as are reasonably necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and other transactions contemplated hereby.

          7.13 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority, so long as this Agreement is in effect, NEES and EUA will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Merger and other transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. NEES and EUA will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the Merger and other transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

          7.14 Restructuring of the Merger. It may be preferable to effectuate a business combination between NEES and EUA by means of an alternative structure to the Merger. Accordingly, if, prior to satisfaction of the conditions contained in Article VIII hereto, NEES proposes the adoption of an alternative structure that otherwise substantially preserves for NEES and EUA the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided, however, that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied or waived.

                                  ARTICLE VIII
                                   CONDITIONS

          8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Shareholder Approval. EUA Shareholders' Approval shall have been obtained.

               (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under HSR shall have expired or been terminated.

               (c) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or other transactions contemplated hereby.

               (d) Governmental and Regulatory and Other Consents and Approvals. The NEES Required Statutory Approvals and EUA Required Statutory Approvals shall have been obtained prior to the Effective Time, and shall have become Final Orders (as hereinafter defined). The Final Orders shall not, individually or in the aggregate, impose terms and conditions that (i) could reasonably be expected to have an EUA Material Adverse Effect; (ii) could reasonably be expected to have a NEES Material Adverse Effect; or (iii) materially impair the ability of the parties to complete the Merger. The parties shall have received Final Orders from the Massachusetts Department of Telecommunications and Energy and the Rhode Island Public Utilities Commission pertaining to the recovery of costs (including, without limitation, transaction premium and integration costs) associated with the Merger that are materially consistent with existing policy and previous orders of such agencies. "Final Order" for all purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by law before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          8.02 Conditions to Obligation of NEES and LLC to Effect the Merger. The obligation of NEES and LLC to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by NEES and LLC in the sole discretion):

               (a) Representations and Warranties. The representations and warranties made by EUA in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "EUA Material Adverse Effect", shall be true and correct as so made as of the Closing Date as though so made on and as of the Closing Date, except to the extent expressly given as of a specified date, except where the failure of such representations and warranties to be true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, an EUA Material Adverse Effect, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (b) Performance of Obligations. EUA shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by EUA at or prior to the Closing, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (c) Material Adverse Effect. No EUA Material Adverse Effect shall have occurred and there shall exist no facts or circumstances which in the aggregate could reasonably be expected to have an EUA Material Adverse Effect.

               (d) EUA Required Consents. All EUA Required Consents shall have been obtained by EUA, except where the failure to receive such EUA Required Consents could not reasonably be expected to (i) have an EUA Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

          8.03 Conditions to Obligation of EUA to Effect the Merger. The obligation of EUA to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by EUA in its sole discretion):

               (a) Representations and Warranties. The representations and warranties made by NEES and LLC in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.07,
5.08 and 5.09 of this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "NEES Material Adverse Effect," shall be true and correct as so made as of the Closing Date, except to the extent expressly given as of a specified date and except where the failure of such representations and warranties to be so true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, a NEES Material Adverse Effect or a material adverse effect on LLC, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by any director of NEES and in the name and on behalf of LLC by a member of its management committee its Chairman of the Board, President or any Executive or Senior Vice President to such effect.

               (b) NEES Required Consents. All NEES Required Consents shall have been obtained by NEES, except where the failure to receive such NEES Required Consents could not reasonably be expected to (i) have a NEES Material Adverse Effect or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

               (c) Performance of Obligations. NEES and LLC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by NEES or LLC at or prior to the Closing, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by its Chairman of the Board, President or any Executive or Senior Vice President, or on behalf of LLC by a member of its management committee to such effect.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

          9.01 Termination. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval (except as otherwise provided in Section 9.01(c) below):

               (a) By mutual written agreement of the Board of Directors of NEES and Board of Trustees of EUA, respectively;

               (b) By EUA or NEES, by written notice to the other, if the Closing Date shall not have occurred on or before December 31, 1999 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for four (4) months beyond the Initial Termination Date (the "Extended Termination Date");

               (c) By NEES, by written notice to EUA, if EUA Shareholders' Approval shall not have been obtained at a duly held meeting of such Shareholders, including any adjournments thereof;

               (d) By EUA or NEES, if any applicable state or federal law or applicable law of a foreign jurisdiction or any order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or other transactions contemplated hereby, or if any court of competent jurisdiction or any Governmental Authority shall have issued a nonappealable final order, judgment or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated hereby (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed)).

               (e) By EUA upon ten (10) days' prior notice to NEES if the Board of Trustees of EUA determines in good faith, that termination of this Agreement is necessary for the Board of Trustees of EUA to act in a manner consistent with its fiduciary duties to Shareholders under applicable law by reason of an unsolicited Alternative Proposal meeting the requirements of clauses (A) and (B) of Section 7.08 having been made; provided that

                         (A) The Board of Trustees of EUA shall determine based on advice of outside counsel with respect to the Board of Trustees' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by NEES in negotiation entered into pursuant to clause
               (B) below, it is necessary pursuant to such fiduciary duties that the trustees reconsider such commitment as a result of such Alternative Proposal, and

                         (B) prior to any such termination, EUA shall, and shall cause its respective financial and legal advisors to, negotiate with NEES to make such adjustments in the terms and conditions of this Agreement as would enable EUA to proceed with the Merger or other transactions contemplated hereby on such adjusted terms;

and provided further that EUA's ability to terminate this Agreement pursuant to this Section 9.01(e) is conditioned upon the concurrent payment by EUA to NEES of any amounts owed by it pursuant to Section 9.03(a);

               (f) By EUA, by written notice to NEES, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of NEES hereunder (other than a breach described in clause (ii)), and such breach shall not have been remedied within twenty (20) days after receipt by NEES of notice in writing from EUA, specifying the nature of such breach and requesting that it be remedied; or (ii) NEES shall fail to deliver or cause to be delivered the amount of cash to the Paying Agent required pursuant to Section 2.02(a) at a time when all conditions to NEES's obligation to close have been satisfied or otherwise waived in writing by NEES.

               (g) By NEES, by written notice to EUA, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of EUA hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by EUA of notice in writing from NEES, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Trustees of EUA (A) shall withdraw or modify in any manner adverse to NEES its approval of the Merger and other transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, the Merger and other transactions contemplated hereby, (B) shall approve or recommend or take no position with respect to an Alternative Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

          9.02 Effect of Termination. If this Agreement is validly terminated by either EUA or NEES pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either EUA or NEES (or any of their respective Representatives or affiliates), except that the provisions of this Section 9.02, Sections 7.10,
7.11 and 7.13, Section 9.03 and Sections 10.09 and 10.10 shall continue to apply following any such termination.

          9.03 Termination Fees. (a) In the event that (i) this Agreement is terminated by EUA pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) NEES pursuant to Section 9.01(c) or Section 9.01(g) or (B) by EUA pursuant to Section 9.01(b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within two years after such termination, then EUA shall pay to NEES, by wire transfer of same day funds, either on the date contemplated in Section 9.01(e) if applicable, or otherwise, within five (5) business days after such termination, a termination fee of $20 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by NEES arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (b) In the event that this Agreement is terminated by either NEES or EUA pursuant to Section 9.01(b) and at the time of such termination (i) the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled, (ii) if the date of termination is any date other than a date which is on or after the Extended Termination Date, all conditions contained in
Article VIII other than Sections 8.01(d) or 8.03(c) shall have been fulfilled or are capable of being fulfilled as of such date, and (iii) the merger contemplated by the National Grid Merger Agreement has not yet been consummated, then NEES shall pay to EUA, by wire transfer of same day funds, within five (5) business days after such termination, a termination fee of $10 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by EUA arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (c) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Sections 9.03(a) or (b), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, including a termination pursuant to Section 9.01(f)(ii), the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          9.04 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the Board of Directors of NEES or the Board of Trustees of EUA at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed and delivered by or on behalf of each party hereto.

          9.05 Waiver. At any time prior to the Effective Time, NEES or EUA, by action taken by or on behalf of its Board of Directors or Board of Trustees, respectively, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X
                               GENERAL PROVISIONS

          10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 7.05, 7.06, 7.08, 7.09 and 7.10, this Article X which shall survive the Effective Time.

          10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers:

               If to NEES or LLC, to:

               New England Electric System
               25 Research Drive
               Westborough, MA  01582
               Attn:  Richard P. Sergel
                      President and Chief Executive Officer
               Telephone: (508) 389-2764
               Facsimile: (508) 366-5498

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, NY 10022
               Attn:  Sheldon S. Adler, Esq.
               Telephone:  (212) 735-3000
               Facsimile:  (212) 735-2000

               If to EUA, to:

               Eastern Utilities Associates
               One Liberty Square
               Boston, MA  02109
               Attn:    Donald G. Pardus
                        Chairman and Chief Executive Officer
               Telephone:  (617) 357-9590
               Facsimile:  (617) 357-7320

               with a copy to:

               Winthrop, Stimson, Putnam & Roberts
               1 Battery Park Plaza
               New York, NY 10004
               Attn:  David P. Falck
               Telephone:  (212) 858-1000
               Facsimile:  (212) 858-1500

          All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when sent, provided that the facsimile is promptly confirmed by telephone confirmation thereof, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given one business day after delivery (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               (b) The EUA Disclosure Letter, the NEES Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.04 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Article II and Sections 7.04, 7.05(d)(ii) and 7.09 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

          10.05 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that LLC may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of NEES, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and provided further that such assignment (i) does not require a greater vote for EUA's Shareholder Approval,
(ii) does not require a subsequent vote following EUA's Shareholders Meeting, or
(iii) is not reasonably likely to materially delay or prevent EUA, LLC and NEES, as appropriate, from obtaining EUA Required Statutory Approvals, EUA Required Consents, EUA Shareholders' Approval, the NEES Required Shareholders' Approvals, or the NEES Required Consents. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          10.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

          10.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          10.09 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.10  Certain Definitions.  As used in this Agreement:

               (a) except as provided in Section 4.14, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

               (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

               (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the Massachusetts are authorized or obligated to close;

               (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of the executive officers of NEES and its Subsidiaries or EUA and its Subsidiaries, respectively, set forth in Section 10.11(d) of the NEES Disclosure Letter or Section 10.11(d) of the EUA Disclosure Letter; provided that as used in Section 4.13 the term "knowledge" shall also include the knowledge of the environmental, health and safety personnel of EUA;

               (e) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

               (f) the "Representatives" of any entity shall have the same meaning as set forth in the Confidentiality Agreement;

               (g) the term "Subsidiary" means any corporation or other entity, whether incorporated or unincorporated, in which such party directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, or such corporation or entity.

          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

          10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                        NEW ENGLAND ELECTRIC SYSTEM


                                        By:  /s/ Richard P. Sergel
                                             -----------------------------------
                                             Name:  Richard P. Sergel
                                             Title: President and CEO


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.


                                        EASTERN UTILITIES ASSOCIATES


                                        By:  /s/ Donald G. Pardus
                                             -----------------------------------
                                             Name:  Donald G. Pardus
                                             Title: Chairman

The name "Eastern Utilities Associates" is the designation of the Trustees of EUA for the time being in their collective capacity but not personally, under a Declaration of Trust dated April 2, 1928, as amended, a copy of which amended Declaration of Trust has been filed in the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law; and all persons dealing with EUA must look solely to the trust property for the enforcement of any claim against EUA, as neither the Trustees nor the officers or shareholders of EUA assume any personal liability for obligations entered into on behalf of EUA.

                                        RESEARCH DRIVE LLC


                                        By:  /s/ John G. Cochrane
                                             -----------------------------------
                                             Name:   John G. Cochrane
                                             Title:  Manager

                                                                           Tab 2




                                CONSENT AGREEMENT

                          dated as of February 1, 1999

                                CONSENT AGREEMENT

          This Consent Agreement (the "Agreement") is entered into as of February 1, 1999 between The National Grid Group, p1c, a public limited company incorporated under the laws of England and Wales ("NGG") and New England Electric System, a Massachusetts business trust ("NEES").

          WHEREAS, NGG, NEES and NGG Holdings LLC (formerly Iosta LLC), a wholly owned subsidiary of NGG, entered into an Agreement and Plan of Merger dated as of December 11, 1998 (the"Merger Agreement") pursuant to which NGG Holdings LLC will merge (the "Merger") with and into NEES with NEES being the surviving entity and becoming a wholly owned subsidiary of NGG;

          WHEREAS, NEES, Eastern Utilities Associates, a Massachusetts Business Trust ("EUA") and Research Drive LLC are proposing to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "EUA Merger Agreement") providing for the merger (the "EUA Merger") of Research Drive LLC with and into EUA with EUA being the surviving entity and becoming a wholly owned subsidiary of NEES; and

          WHEREAS, pursuant to the provisions of the Merger Agreement, NEES is required to obtain the consent of NGG before entering into the EUA Merger Agreement and with respect to certain actions relating to the consummation of the transactions set forth therein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Consent to EUA Merger Agreement. Subject to the terms and conditions of this Consent, NGG hereby consents to NEES entering into the EUA Merger Agreement with EUA in the form set forth in Exhibit A and agrees that, subject to the immediately following sentence, the consummation by NEES of the transactions contemplated by the EUA Merger Agreement in accordance with the term thereof shall not constitute a breach by NEES of the terms of the Merger Agreement. NEES and NGG acknowledge that the financing necessary to consummate the EUA Merger was not contemplated when NEES and NGG agreed to the limitations set forth in Article VI of the Merger Agreement and NGG consents to such financing provided that such financing is consistent with the financing parameters set forth on Exhibit B hereto. NGG also consents to the formation and capitalization of Research Drive LLC by NEES for the purpose of effecting the EUA Merger as contemplated in the EUA Merger Agreement.

          2. Access to Information. Subject to the following sentence, NEES hereby agrees to provide NGG with reasonable access to any information it receives regarding EUA pursuant to the terms of the EUA Merger Agreement and to consult with NGG on a regular basis concerning the status of EUA and the EUA Merger. NGG hereby acknowledges that any such material that is "Evaluation Material" (as such term is defined in the letter agreement dated as of December 21, 1998 between NGG and NEES (the "Confidentiality Agreement") shall be governed by the terms of the Confidentiality Agreement.

          3. Regulatory Filings. NEES hereby agrees that NGG shall have the right to review in advance, and that NEES will consult with NGG and give due regard to NGG's views concerning, any applications, notices, petitions, filings and other documents filed with any Governmental Authority (as defined in the EUA Merger Agreement) in connection with the EUA Merger which could reasonably be expected to have a material adverse effect on NGG's or NEES' ability to consummate the Merger or which could reasonably be expected to adversely affect in any material manner any material benefit of the Merger to NGG or NEES.

          4. Amendments to EUA Merger Agreement. NEES hereby agrees that it will not, without the prior written consent of NGG, amend or modify the EUA Merger Agreement in any material respect, including, without limitation, amend or otherwise modify any provision of the EUA Merger Agreement providing for or relating to the amount, type or structure of the Merger Consideration (as defined in the EUA Merger Agreement) or agree to any additional or different amount, type or structure for the Merger Consideration (as so defined).

          5. Acknowledgment. NGG and NEES acknowledge and agree that the covenants set forth in Article VI of the Merger Agreement do not reflect the operations of EUA if the EUA Merger is consummated prior to the Effective Time (as defined in the Merger Agreement). In the event that the EUA Merger is consummated prior to the Effective Time, NGG and NEES hereby agree to negotiate in good faith to make appropriate modifications to such covenants set forth in
Section 6.01 of the Merger Agreement to reflect the operations of EUA.

          6. Termination and Amendment. This Consent Agreement and the obligations of NEES hereunder shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement, (ii) the EUA Merger and (iii) the Merger, in each case without any further action by the parties hereto. Except as provided in the preceding sentence, this Consent can not be terminated or amended in any material respect prior to the termination of the EUA Merger Agreement without the prior written consent of EUA. The foregoing sentence is intended for the benefit of EUA and may be enforced by EUA.

          7. Notices. NEES hereby agrees to provide NGG with copies of all notices and other communications it sends to EUA and all notices and other communications it receives from EUA under the EUA Merger Agreement. All notices and other communications provided under this Agreement must be in writing and shall be given in the same manner and to the same parties as set forth in
Section 10.02 of the Merger Agreement.

          8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          9. Governing Law and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          IN WITNESS WHEREOF, each of NGG and NEES has duly executed this Agreement as of the date first above written.

                                        THE NATIONAL GRID GROUP, PLC

                                         By: /s/ Fiona B. Smith
                                             -----------------------------------
                                             Name:   Fiona B. Smith
                                             Title:  Company Secretary


                                         NEW ENGLAND ELECTRIC SYSTEM



                                         By:      ___________________________
                                                  Name:
                                                  Title:

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

          IN WITNESS WHEREOF, each of NGG and NEES has duly executed this Agreement as of the date first above written.

                                        THE NATIONAL GRID GROUP, PLC


                                        By:  ______________________________
                                             Name:
                                             Title:



                                        NEW ENGLAND ELECTRIC SYSTEM

                                        By:  /s/ Richard P. Sergel
                                             -----------------------------------
                                             Name:  Richard P. Sergel
                                             Title:  President and CEO

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.

                 ACKNOWLEDGMENT OF EASTERN UTILITIES ASSOCIATES




                                  (not legible)

                        EXHIBIT B - Financing Parameters

          Financing will be in an amount of up to $630 M provided through a group of banks. The financing (i) will be prepayable, (ii) will have a term not to exceed seven years, (iii) will have a LIBOR-based borrowing option and (iv) will have other terms and conditions usual and customary for transactions of this nature.